As filed with the Securities and Exchange Commission on July 3, 2014	Registration No. 333-

CONFIDENTIAL TREATMENT REQUESTED

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Fiat Investments N.V.

(Exact name of Registrant as specified in its charter)

N/A

(Translation of Registrant’s name into English)

The Netherlands	3711	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Fiat House

240 Bath Road

Slough SL1 4DX

United Kingdom

Tel. No. +44 (0) 1753 519581

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Richard K. Palmer

c/o Chrysler Group LLC

1000 Chrysler Drive

Auburn Hills, MI 48326-2766

Tel. No.: 248-512-2950

(Name, address, including zip code and telephone number including area code, of agent for service)

Copy to:

Scott Miller Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 Tel. No.: 212-558-4000	Giorgio Fossati Fiat S.p.A. Via Nizza 250 Turin 10126 Italy Tel. No.: +39 011 006 1111

Approximate date of commencement of proposed sale to the public: As promptly as practicable after the date this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration Fee(4)

Common Shares, nominal value €0.01(5)	375,255,000	Not applicable	3,776,434,136	486,404.72
Special Voting Shares, nominal value €0.01(6)	375,255,000

(1)	This Registration Statement relates to common shares of the Registrant, nominal value €0.01 per share (the “FCA common shares”), to be issued to holders of ordinary shares, par value €3.58 per share (the “Fiat ordinary shares”), of Fiat S.p.A., an Italian joint stock company (Società per Azioni) (“Fiat”), in connection with the proposed merger of Fiat with and into the Registrant.
(2)	Represents the number of FCA common shares and special voting shares expected to be issued in connection with the proposed merger to persons in the United States, plus an additional amount of shares to cover any flowback into the United States based on an exchange ratio of one (1) FCA common share for each Fiat ordinary share outstanding. The remainder of the securities to be issued in connection with the proposed merger outside the United States are not registered under this Registration Statement.
(3)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (referred to as the Securities Act) and computed pursuant to Rules 457(f)(1) and 457(c) under the Securities Act. The aggregate offering price of the FCA common shares was calculated as follows: (a) 375,255,000, the estimated number of Fiat ordinary shares held by U.S. investors to be cancelled and exchanged for the Registrant’s common shares, multiplied by (b) €7.3775 the average of the high and low prices of the Fiat ordinary shares on the Mercato Telematico Azionario on June 27, 2014, multiplied by (c) 1.3641, the Euro to U.S. dollar exchange rate on June 27, 2014, as reported on Bloomberg.
(4)	Calculated at a rate equal to 0.0001288 multiplied by the proposed maximum aggregate offering price.

(5)	In connection with the merger transactions described in this Registration Statement, the Registrant will issue common shares, nominal value of one Euro cent (€0.01) per share, to each shareholder of Fiat who does not exercise cash exit rights under Italian law.
(6)	In connection with the merger transactions described in this Registration Statement, the Registrant will issue special voting shares, nominal value of one Euro cent (€0.01) per share, to shareholders of Fiat that elect to receive such special voting shares upon closing of the merger transaction in addition to common shares of the Registrant, provided such shareholders meet the conditions more fully described under “The FCA Shares, Articles of Association and Terms and Conditions of the Special Voting Shares.” Each special voting shares will grant the holder one vote per special voting share and the special voting shares are designed to provide certain long-term holders of common shares of the Registrant two votes for each common share of the Registrant held.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities offered in this prospectus, passed on the merits or fairness of the transaction or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

EXPLANATORY NOTE

Fiat Investments N.V., the registrant whose name appears on the cover of this registration statement, expects to change its name to Fiat Chrysler Automobiles N.V. upon effectiveness of the Merger described in the prospectus that forms a part of this registration statement.

The information contained in this preliminary prospectus is subject to completion or amendment. A registration statement relating to the securities subject to this preliminary prospectus has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This preliminary prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of such securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to appropriate registration or qualification under the securities laws of such jurisdiction.

PRELIMINARY PROSPECTUS

SUBJECT TO AMENDMENT AND COMPLETION, DATED JULY 3, 2014

Merger of Fiat S.p.A. with and into

Fiat Investments N.V.

to be renamed

Fiat Chrysler Automobiles N.V.

(incorporated in the Netherlands as a naamloze vennootschap)

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This prospectus relates to (i) the common shares (“FCA common shares”) of Fiat Investments N.V. (to be renamed Fiat Chrysler Automobiles N.V. upon effectiveness of the Merger described below) (“FCA”), to be issued by FCA to holders of ordinary shares (“Fiat ordinary shares”) of Fiat S.p.A. (“Fiat”) and (ii) the special voting shares of FCA (“special voting shares”) to be issued by FCA, subject to certain conditions, to eligible electing holders of ordinary shares of Fiat in connection with the proposed merger of Fiat with and into FCA, a wholly owned subsidiary of Fiat organized under Dutch law (the “Merger”). Upon completion of the Merger, FCA will become the holding company of the Group (as defined below).

The Merger is part of a reorganization of the Group following the acquisition by Fiat of the approximately 41.5 percent interest it did not already own in Chrysler Group LLC (“Chrysler”) in January 2014. The purpose of the Merger is the redomiciliation of Fiat in the Netherlands in connection with the Group’s listing on the New York Stock Exchange (the “NYSE”), as more fully described below in this prospectus. The business carried out by FCA and its subsidiaries following the Merger will be the same as the business currently carried out by Fiat and its subsidiaries prior to the Merger. In this prospectus, “Group” refers to the economic entity currently represented by Fiat and its subsidiaries prior to the Merger which, following the Merger, will be represented by FCA and its subsidiaries.

Subject to requisite shareholders’ approval, Fiat shareholders will receive in the Merger one (1) FCA common share for each Fiat ordinary share that they hold. Moreover, under the Articles of Association of FCA, FCA shareholders will receive, if they so elect and are otherwise eligible to participate in the loyalty voting structure described under “The FCA Shares, Articles of Association and Terms and Conditions of the Special Voting Shares—Loyalty Voting Structure—Terms and Conditions of the Special Voting Shares,” one (1) FCA special voting share for each FCA common share received in the Merger. The loyalty voting structure is designed to provide eligible long-term FCA shareholders with two votes for each FCA common share held.

Holders of Fiat ordinary shares are to vote on the merger plan (the “merger plan”) at an extraordinary general meeting of Fiat shareholders scheduled for August 1, 2014, on single call. Subject to the satisfaction and/or waiver of the other conditions precedent, the merger plan will become effective if a resolution approving the applicable merger plan is passed at the extraordinary general meeting of Fiat shareholders held on a single call with the affirmative vote of holders of at least two-thirds of the ordinary share capital of Fiat participating in the vote on the resolution, provided that one-fifth or more of the issued share capital is represented at the meeting.

At March 31, 2014, Exor S.p.A. (“Exor”) owned 30.05 percent of Fiat’s share capital and has expressed its intention to vote to approve the merger plan. As of that date, Fiat owned approximately 2.76 percent of its own share capital. Fiat is not entitled to vote these shares.

Upon effectiveness of the Merger, the pre-merger shareholders of Fiat will hold the same percentage of FCA common shares as they held of Fiat ordinary shares before the Merger (subject to adjustments to reflect any exercise of cash exit rights as described under “The Fiat Extraordinary General Meeting—Dissenters’, Appraisal, Cash Exit or Similar Rights”). However, the proportion of voting power in FCA that will be held by pre-merger Fiat shareholders may be affected by the participation of shareholders in the loyalty voting structure as described in more detail in this prospectus. The Merger will become effective as of the date following the date on which the deed of merger is executed. See “The Merger Plan – Effectiveness of the Merger.”

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND A PROXY. If you hold Fiat ordinary shares through an intermediary such as a broker/dealer or clearing agency, you should consult with that intermediary about how to obtain information on the relevant shareholders’ meeting of Fiat.

FCA will apply to list the FCA common shares on the NYSE, where trading is expected to commence on the first business day following the effectiveness of the Merger. FCA also intends to apply for admission to listing and trading of the FCA common shares on the Mercato Telematico Azionario (“MTA”) organized and managed by Borsa Italiana S.p.A. The listing on the MTA is expected to occur shortly following the effectiveness of the Merger, subject to the approval by the Dutch and Italian competent authorities.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the securities offered in this prospectus, passed on the merits or fairness of the transaction or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

We encourage you to read this prospectus carefully in its entirety, including the “Risk Factors” section that begins on page 9.

Prospectus dated                     , 2014

WHERE YOU CAN FIND MORE INFORMATION

FCA has filed a registration statement on Form F-4 to register with the SEC the FCA shares to be issued in the Merger. This prospectus is a part of that registration statement on Form F-4. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information included in the registration statement. You should refer to the registration statement on Form F-4 (File No. 333-            ), for information omitted from this prospectus.

You may also request a copy of such documents at no cost by calling or writing to Fiat S.p.A., Via Nizza 250, Turin 10126 Italy, Tel. No.: +39 011 006 1111, no later than July 25, 2014 or five business days before the date of the Fiat extraordinary general meeting.

You should rely only on the information in this prospectus to vote on the Merger. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated                     , 2014. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

This prospectus is made available by FCA in connection with the Merger pursuant to the U.S. Securities Act of 1933. This prospectus does not constitute an offer to buy or sell, or a solicitation of an offer to buy or sell, any securities, or a solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

This prospectus does not constitute an offer to buy, sell or exchange securities or a solicitation of an offer to buy, sell or exchange any securities in Italy or a solicitation of a proxy under Italian law. This prospectus is not a prospectus or an offer document within the meaning of Italian law and the rules of Commissione Nazionale per le Società e la Borsa (“CONSOB”).

This prospectus does not constitute an offer of securities to the public in the Netherlands within the meaning of article 5:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht). This prospectus is not a prospectus or an offer document within the meaning of the Prospectus Directive (2003/71/EC), as amended.

i

Page

WHERE YOU CAN FIND MORE INFORMATION	i

QUESTIONS AND ANSWERS ABOUT THE MERGER	iii

CERTAIN DEFINED TERMS	xii

NOTE ON PRESENTATION	xiii

MARKET AND INDUSTRY INFORMATION	xiv

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS	xv

SUMMARY	1

RISK FACTORS	9

THE FIAT EXTRAORDINARY GENERAL MEETING	30

THE MERGER	33

TAX CONSEQUENCES	38

THE MERGER PLAN	67

FIAT CHRYSLER AUTOMOBILES	70

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA	77

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION	80

MARKET PRICES	85

EXCHANGE RATES	86

THE FIAT GROUP	87

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE FIAT GROUP	128

REMUNERATION OF THE MEMBERS OF THE BOARD OF DIRECTORS AND THE GROUP EXECUTIVE COUNCIL OF FCA AND FIAT	213

MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS	218

THE FCA SHARES, ARTICLES OF ASSOCIATION AND TERMS AND CONDITIONS OF THE SPECIAL VOTING SHARES	220

COMPARISON OF RIGHTS OF SHAREHOLDERS OF FIAT AND FCA	236

LEGAL MATTERS	253

EXPERTS	253

ENFORCEMENT OF CIVIL LIABILITIES	253

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF THE FIAT GROUP	F-1

APPENDIX A – MERGER PLAN	A-1

APPENDIX B—FCA ARTICLES OF ASSOCIATION	B-1

APPENDIX C—FCA TERMS AND CONDITIONS OF SPECIAL VOTING SHARES	C-1

APPENDIX D—SPECIAL VOTING SHARE ELECTION FORM	D-1

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are some questions that you may have regarding the Merger and the extraordinary general meeting of Fiat called to vote on the merger plan and brief answers to those questions. FCA and Fiat urge you to read carefully the remainder of this prospectus because the information in this section does not provide all the information that might be important to you with respect to the Merger and the extraordinary general meeting. Please see “Where You Can Find More Information.”

References in this prospectus to “FCA” refer to Fiat Investments N.V., a company organized under the laws of the Netherlands. References in this prospectus to “Fiat” refer to Fiat S.p.A., a company organized under the laws of the Republic of Italy. Upon the effectiveness of the Merger described in this prospectus, Fiat Investments N.V. will be renamed Fiat Chrysler Automobiles N.V. References to “we,” “us,” “our,” the “Group” or the “Fiat Group” refer to Fiat and its consolidated subsidiaries prior to the Merger and FCA together with its consolidated subsidiaries following completion of the Merger.

Q:  Why am I receiving this prospectus?

A: You are receiving this prospectus because, as of the record date, you owned ordinary shares of Fiat, par value €3.58 per share (“Fiat ordinary shares”). This prospectus describes the proposal to the shareholders of Fiat to approve the Merger and related matters on which Fiat shareholders are being requested to vote. This prospectus also gives you information about FCA and Fiat and other background information to assist you in making an informed decision.

None of the Merger, the merger plan, or this prospectus constitutes an offer of securities under Italian or Dutch law and this prospectus is not a prospectus or an offering document within the meaning of Italian or Dutch law and the rules of CONSOB, the Italian securities regulator, or the Dutch Authority for the Financial Markets (stichting Autoriteit Financiële Markten, or the “AFM”).

Q:  What is the Merger?

A: The Merger is a transaction in which Fiat will merge with and into FCA, a newly formed, wholly-owned subsidiary of Fiat incorporated under the laws of the Netherlands. If the Merger is approved by the Fiat shareholders and becomes effective, Fiat will cease to exist, and FCA will acquire or succeed to all of the assets and liabilities of Fiat, becoming the new holding company of the Group.

The purpose of the Merger is the creation of FCA as the parent company of the Group organized in the Netherlands following the January 2014 acquisition by Fiat of the approximately 41.5 percent ownership interest it did not already own in Chrysler Group LLC (“Chrysler”) and in connection with the combined Group’s listing on the New York Stock Exchange (“NYSE”), as more fully described in this prospectus. The businesses carried out by FCA and its subsidiaries following the Merger will be the same as the businesses carried out by Fiat and its subsidiaries prior to the Merger. Therefore, FCA and Fiat do not expect that the Merger itself will result in any significant operational cost savings or synergies. For a discussion of the anticipated positive organizational and capital markets impacts, see “The Merger—Reasons for the Merger.”

If the Merger is completed, Fiat ordinary shares will cease to be listed on the Mercato Telematico Azionario (“MTA”), organized and managed by Borsa Italiana S.p.A., although FCA intends to apply for admission to listing and trading of the FCA common shares on the MTA and expects the FCA common shares to be so listed shortly following the effectiveness of the Merger, subject to the approval by the Dutch and Italian competent authorities.

Q:  What will I receive in the Merger?

A: As described in more detail below under “The Merger Plan—Merger Consideration,” upon effectiveness of the Merger, each Fiat ordinary share will entitle its holder to receive one (1) common share of FCA (a “FCA common share”), par value €0.01 per share (the “Merger Consideration”).

Moreover, as described in more detail below and in “The FCA Shares, Articles of Association and Terms and Conditions of the Special Voting Shares—Loyalty Voting Structure—Terms and Conditions of the Special Voting Shares,” each Fiat shareholder that is present or represented by proxy at the Fiat extraordinary general meeting to approve the Merger (regardless of how they vote on the Merger) and that continues to own its Fiat ordinary shares through the date of effectiveness of the Merger may elect to participate in the loyalty voting structure and receive one FCA special voting share for each FCA common share received in the Merger, entitling such shareholder to a second vote for each FCA common share owned. Fiat shareholders may transfer any of their Fiat ordinary shares, and, in that case they will be entitled to elect to receive FCA special voting shares only in respect of those Fiat ordinary shares that they continue to own until the effectiveness of the Merger.

Q:  When is the Merger expected to be completed?

A: The Merger is currently expected to be completed before the end of 2014, subject, however, to the satisfaction of certain conditions precedent, several of which are not under the control of Fiat. For additional details regarding these conditions precedent, see “The Merger Plan—Closing Conditions” and “Risk Factors—Risks Related to the Merger and the FCA shares—Failure to timely complete the Merger could negatively affect Fiat’s business plans and operations and have a negative impact on the market price of Fiat’s shares.”

Q:  Will I have the right to elect to participate in the loyalty voting structure?

A: Except as described below, each Fiat shareholder that is present or represented by proxy at the extraordinary general meeting to approve the Merger (regardless of how they vote on the Merger) and that continues to own its Fiat ordinary shares from the record date of the extraordinary general meeting until effectiveness of the Merger may participate in the loyalty voting structure, provided such Fiat shareholder meets the conditions described in “The FCA Shares, Articles of Association and Terms and Conditions of the Special Voting Shares.” Fiat shareholders that (i) acquire Fiat ordinary shares after the record date, (ii) exercise cash exit rights or (iii) sell their Fiat ordinary shares prior to the effectiveness of the Merger will not be entitled to receive FCA special voting shares immediately following the Merger with respect to the shares they have so acquired or in respect of which the cash exit right has been exercised or of which they have disposed. All FCA shareholders will be entitled to participate in the loyalty voting structure indefinitely, but the FCA special voting shares are not transferrable (other than, in very limited circumstances, together with the associated FCA common shares) and must be transferred to FCA for no consideration (om niet) if the associated FCA common shares are transferred by the holder. The specific terms of the loyalty voting structure are described in more detail in “The FCA Shares, Articles of Association and Terms and Conditions of the Special Voting Shares.”

Following the Merger, FCA shareholders, including any new FCA shareholders, will be entitled to participate in the loyalty voting structure and receive FCA special voting shares by holding FCA common shares continuously for at least three years at any time following the effectiveness of the Merger, as described in more detail in “The FCA Shares, Articles of Association and Terms and Conditions of the Special Voting Shares—Special Loyalty Voting Structure—Terms and Conditions of the Special Voting Shares.”

FCA has established the loyalty voting structure to reward long-term ownership of FCA common shares and promote stability of the FCA shareholder base by enabling long-term FCA shareholders to obtain the equivalent of two votes for each FCA common share that they hold. FCA believes that the loyalty voting structure may enhance its flexibility in pursuing future strategic opportunities, because the loyalty voting structure will mitigate the impact of the dilution in the economic interest of Fiat’s controlling shareholder. FCA believes that Fiat has greatly benefited from the long-term support of its largest shareholder and believes that the loyalty voting structure will enable such support to continue in the future without hindering its ability to pursue external growth opportunities. Exor, which as of March 31, 2014, held 30.05 percent of Fiat’s share capital, will hold the same interest in FCA common shares following the Merger (subject to the above mentioned exercise of cash exit rights).

The purpose of the loyalty voting structure is to grant eligible, electing long-term holders of FCA common shares two votes for each FCA common share held. While the same result may be achieved in other jurisdictions by granting certain shares the right to cast two votes per share, in the Netherlands, where FCA is incorporated, the additional voting power is granted through a separate security. The FCA special voting shares are not transferrable (other than, in very limited circumstances, together with the associated FCA common shares) and have only immaterial economic entitlements. Investors should view the FCA special voting shares as a mere additional voting attribute of the qualifying FCA common shares.

Exor S.p.A., which is currently our largest shareholder, has expressed its intention to participate in the loyalty voting structure with respect to all of the FCA common shares it will receive in the Merger.

Exor’s voting power in FCA following the Merger will depend on the extent to which other shareholders participate in the loyalty voting structure. If all other shareholders elect to participate in the loyalty voting structure with respect to all of their FCA common shares, Exor’s voting power will be unchanged. On the other hand, if Exor is the only shareholder electing to participate in the loyalty voting structure, Exor’s voting power in FCA, immediately following completion of the Merger, could be as high as approximately 46 percent (before considering exercise of any cash exit rights). See “Risk Factors—The loyalty voting structure to be implemented in connection with the Merger may concentrate voting power in a small number of FCA shareholders and such concentration may increase over time.”

Q: How do I elect to participate in the loyalty voting structure?

A: Each Fiat shareholder that is present or represented by proxy at the extraordinary general meeting to approve the Merger (regardless of how they vote on the Merger) and that continues to own its Fiat ordinary shares from the record date of the extraordinary general meeting until effectiveness of the Merger may participate in the loyalty voting structure by electing to receive one FCA special voting share in addition to each FCA common share received in the Merger, provided such shareholder meets the conditions described in “The FCA Shares, Articles of Association and Terms and Conditions of the Special Voting Shares—Loyalty Voting Structure.” To participate in the loyalty voting structure, Fiat shareholders must complete and send to Fiat (or the attorney appointed by Fiat) an election form and a power of attorney no later than 15 business days after the Fiat extraordinary general meeting, and such election form must be countersigned by the relevant broker/authorized intermediary. The special voting share election form and power of attorney for its shareholders will be made available on Fiat’s website (www.fiatspa.com). By signing the applicable election form, investors also agree to be bound by the terms and conditions of the FCA special voting shares, including the transfer restrictions described above in response to the question “Will I have the right to elect to participate in the loyalty voting structure?”

Q: If the Merger is completed, will my FCA common shares be listed for trading?

A: The FCA common shares will be listed on the NYSE and are expected to be listed on the MTA shortly following the effectiveness of the Merger, subject to approval by the Italian and Dutch competent authorities. It is a condition to closing of the Merger that the FCA common shares be approved for listing on the NYSE, subject to official notice of issuance. The listing on the NYSE and the MTA is intended to enhance liquidity in FCA shares and improve the Group’s access to additional equity and debt financing sources, while preserving current shareholders, access to Fiat’s historic trading market. With a NYSE listing, FCA will seek to attract interest among U.S. investors seeking to gain exposure to an enlarged group with significant operations in, and market exposure to, North America. The shares of the major automotive companies, which have a majority of their sales and profitability located in North America, are listed on the NYSE. The listing on the MTA will facilitate continued engagement by a pan-European investor base, while at the same time reducing the risk of flow-back of shares held by Italian retail investors. Nevertheless, as with the dual listings of certain other issuers, the liquidity in the market for FCA common shares may be adversely affected if trading is split between two markets at least in the short term and could result in price differentials of FCA common shares between the two exchanges. The FCA special voting shares through which the loyalty voting structure will be implemented will not be listed on

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the NYSE or MTA and will not be transferrable or tradable (other than, in very limited circumstances, together with the associated FCA common shares). The sole purpose of the FCA special voting shares is to implement the loyalty voting structure under Dutch law whereby eligible electing shareholders effectively receive two votes for each FCA common share held by them. A transfer of the FCA common shares by a FCA shareholder holding FCA special voting shares will result in a mandatory transfer of the FCA special voting shares associated with the transferred FCA common shares by such shareholder to FCA for no consideration (om niet).

Q: When will I receive the Merger Consideration?

A: Assuming the Merger is completed, as of the effective time of the Merger, book-entry positions previously representing Fiat ordinary shares with depository intermediaries participating in the centralized depository and clearing system managed by Monte Titoli S.p.A. will be exchanged for book-entry positions representing FCA common shares issued as Merger Consideration to the Fiat shareholders on the one-for-one basis of the exchange ratio. For more information about the procedure for the exchange of your Fiat ordinary shares, please see “The Merger Plan—Merger Consideration.” For additional information on the book-entry system of the FCA common shares to be listed on NYSE, see “The FCA Shares, Articles of Association and Terms and Conditions of the Special Voting Shares—Share Capital.”

Q: Are Fiat shareholders entitled to exercise dissenters’, appraisal, cash exit or similar rights?

A: Under Italian law, Fiat shareholders are entitled to cash exit rights because, as a result of the Merger, the registered office of the surviving company in the Merger, FCA, will be outside of Italy, Fiat ordinary shares will be delisted from the MTA, and FCA will be governed by the laws of a country other than Italy. Cash exit rights may be exercised by Fiat shareholders that did not concur in the approval of the merger plan at the extraordinary general meeting. The exercise of such cash exit rights will be effective subject to completion of the Merger. A Fiat shareholder that has voted shares in favor of the Merger may not exercise any cash exit right in relation to those shares. A Fiat shareholder that properly exercises cash exit rights will be entitled to receive an amount of cash equal to the average closing price per Fiat ordinary share for the six-month period prior to the publication of the notice of call of the extraordinary general meeting which is equal to €7.727 per share. If the aggregate amount of cash to be paid to Fiat shareholders in connection with the exercise by such shareholders of cash exit rights under Italian law and to creditors pursuant to creditor opposition rights proceedings under Italian law and Dutch law, respectively, exceeds €500 million, a condition to closing of the Merger will not be satisfied.

For more information about these cash exit rights, please see “The Fiat Extraordinary General Meeting—Dissenters’, Appraisal, Cash Exit or Similar Rights.”

Q: Does the Fiat Board of Directors recommend the approval of the Merger?

A: Yes. The Fiat Board of Directors has carefully considered the proposed Merger and determined that, taking into account the current circumstances, the Merger, the merger plan and the transactions contemplated by the merger plan, are fair to Fiat shareholders and in the best interest of Fiat, and therefore unanimously approved the merger plan and recommends that Fiat shareholders vote in favor of the Merger and the merger plan. In connection with its approval of the Merger and recommendation to Fiat shareholders, the Fiat Board of Directors did not seek an opinion from a financial advisor that the merger plan and the transactions contemplated by the merger plan are fair, from a financial point of view, to Fiat shareholders.

For additional information regarding the factors and reasons considered by the Fiat Board of Directors and the manner in which the Fiat Board of Directors made its decision, including the interest of certain directors and their affiliates in the Merger, please see “The Merger— Recommendation of the Board of Directors of Fiat,” “The Merger—Reasons for the Merger” and “The Merger—Interests of Certain Persons in the Merger.”

Q: What potential negative consequences did Fiat consider regarding the Merger?

A: The Board of Directors of Fiat also considered potential negative consequences and risks that may arise from the proposed transaction, such as the financial outlay that may be required in connection with the exercise of cash exit rights, the potential adverse impact on trading in FCA common shares that may result initially from the dual listing, and the fact that the loyalty voting structure may discourage or make more difficult a change of control transaction. See “Risk Factors—Risks Related to the Merger and the FCA Shares.” However, the Board of Directors of Fiat concluded unanimously that the expected benefits of the transaction outweigh the potential negative consequences and risks.

Q: Is closing of the Merger subject to the exercise of creditors’ rights?

A: Yes, the effectiveness of the Merger is subject to the exercise of creditors’ rights (if any) pursuant to Italian and Dutch laws for a period of, respectively, (i) 60 days following the registration with the Companies’ Register of Turin (Italy) of the minutes of the extraordinary general meeting of the Fiat shareholders approving the Merger, and (ii) one month following the announcement of the filing of the merger plan with the Dutch Chamber of Commerce. The merger plan was filed with the Dutch Chamber of Commerce on June 20, 2014. Notice of the filing is expected to be published in the Dutch State Gazette (Nederlandse Staatscourant) and Het Financieele Dagblad.

Provided that resolutions approving the Merger are duly adopted by the Fiat shareholders at the Fiat extraordinary general meeting, under Italian law, the resolutions must be registered with the Companies’ Register of Turin (Italy) and a 60-day waiting period from the date of such registration must be observed prior to closing of the Merger. During this waiting period, creditors whose claims precede the registration of the merger plan with the Companies’ Register of Turin (Italy) may challenge the Merger before an Italian court of competent jurisdiction. If a challenge is filed, the court may authorize the closing of the Merger but may require the posting of a bond sufficient to satisfy creditors’ claims.

During the one month waiting period following the announcement of the filing of the merger plan with the Dutch Chamber of Commerce, creditors (if any) whose claims precede the registration of the merger plan with the Dutch Chamber of Commerce may challenge the Merger before the Amsterdam Dutch district court.

If the amount of cash to be paid to creditors pursuant to creditor opposition rights proceedings against Fiat and FCA under Italian and Dutch law, respectively, and to Fiat shareholders in connection with the exercise by such shareholders of cash exit rights under Italian law exceeds, in the aggregate, €500 million, a condition to the closing of the Merger will not be satisfied.

Q: What happens if the Merger is not completed?

A: If the Fiat shareholders do not approve the Merger and related matters at the extraordinary general meeting, or if the Merger is not completed for any other reason, the Fiat shareholders will continue to hold their Fiat ordinary shares, as applicable, and any exercise of cash exit rights by Fiat shareholders will not be effective. In that case, Fiat will remain a publicly traded company listed on the MTA.

Q: Are there any risks in the Merger that I should consider?

A: There are risks associated with all reorganizations, including the Merger. These risks are discussed in more detail in the section entitled “Risk Factors.”

Q: What are the material tax consequences of the Merger to Fiat shareholders?

A: The tax consequences of the Merger for any particular shareholder will depend on the shareholder’s particular facts and circumstances. Moreover, the description below and elsewhere in this prospectus does not relate to the tax laws of any jurisdiction other than the U.S., the U.K., Italy and the Netherlands. Accordingly, shareholders are urged to consult their tax advisors to determine the tax consequences of the Merger to them in light of their particular circumstances, including the effect of any state, local or national law.

U.S. tax consequences

FCA believes that the Merger constitutes for U.S. federal income tax purposes a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations therein (the “Code”). FCA expects to receive an opinion from Sullivan & Cromwell LLP to the effect that the Merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. As a result, subject to certain exceptions, the U.S. Shareholders (as defined in “Tax Consequences—Material U.S. Federal Income Tax Consequences” below) of Fiat will not be subject to U.S. federal income taxation on the exchange of Fiat ordinary shares for FCA common shares.

A U.S. Shareholder that exercises its cash exit rights and receives cash in respect of its Fiat ordinary shares should recognize gain or loss.

For a further discussion of the material U.S. federal income tax consequences of the Merger and a discussion of the tax treatment of the ownership and disposition of FCA common shares, see “Tax Consequences—Material U.S. Federal Income Tax Consequences” below.

U.K. tax consequences

The Merger is not expected to result in a disposal of Fiat ordinary shares for U.K. tax purposes. The exercise of cash exit rights will, however, give rise to a disposal. See further the discussion at “Tax Consequences—Material U.K. Tax Consequences” below.

Italian tax consequences

FCA believes that Italian Shareholders of Fiat (as defined in “Tax Consequences—Material Italian Tax Consequences”) will not be subject to taxation on the exchange of Fiat ordinary shares for FCA common shares, but such Italian Shareholders will recognize a gain or a loss with respect to any cash received.

Dutch tax consequences

For shareholders subject to Dutch tax, the Merger will result in a disposal of their Fiat ordinary shares for Dutch tax purposes. Roll-over relief may be available. Such roll-over relief will not apply to any cash received pursuant to the exercise of cash exit rights. See further the discussion at “Tax Consequences—Material Netherlands Tax Consequences” below.

Q: What are the tax consequences of an election by Fiat shareholders electing to participate in the loyalty voting structure in connection with the Merger?

A: If a shareholder elects to participate in the loyalty voting structure in connection with the Merger, such shareholder should not recognize significant amounts of gain upon the receipt of FCA special voting shares. However, no statutory, judicial or administrative authority directly discusses how the receipt of special voting shares should be treated for tax purposes, and shareholders are urged to consult their tax advisors as to the tax consequences of receiving special voting shares.

For a further discussion of the material tax consequences of the special voting shares, see “Tax Consequences” below.

Q: When and where will the extraordinary general meeting of the Fiat shareholders be held?

A: The extraordinary general meeting of the Fiat shareholders will be held on August 1, 2014, beginning at 11:00 a.m. (Central European Time) at Centro Congressi Lingotto, 280, Via Nizza, Turin, Italy.

Q: What matters will be voted on at the extraordinary general meeting of the Fiat shareholders?

A: The Fiat shareholders will be asked to consider and vote, among other things, on the following resolutions at the extraordinary general meeting of the Fiat shareholders:

•	to authorize and approve the merger plan regarding the Merger, which involves the merger of Fiat, as the merging entity, with and into FCA, as the surviving entity; and

•	to consider related resolutions.

The extraordinary general meeting of Fiat is expected to be held on single call and, accordingly, it will not be adjourned as specified in the notice of call published on Fiat’s website on July 2, 2014 and in La Stampa on July 4, 2014.

Q: Who is entitled to vote the Fiat ordinary shares at the extraordinary general meeting?

A: The Fiat share record date is July 23, 2014, which is the seventh trading day prior to the date of the meeting. Holders of Fiat ordinary shares on the Fiat share record date are entitled to attend and vote at the extraordinary general meeting of the Fiat shareholders. Holders of Fiat ordinary shares may appoint a proxy holder to vote on their behalf.

Q: When will the extraordinary general meeting of the Fiat shareholders be considered regularly convened and the resolutions at such extraordinary general meeting validly adopted?

A: Since the Fiat extraordinary general meeting is expected to be held on single call, it will be considered regularly convened when Fiat shareholders representing at least one-fifth of shares entitled to vote are in attendance. Abstentions and broker non-votes will be included in the calculation of the number of Fiat ordinary shares represented at the extraordinary general meeting for purposes of determining whether a quorum has been achieved. At an extraordinary general meeting of the Fiat shareholders, resolutions are adopted with the favorable vote of at least two-thirds of the shares represented at such extraordinary general meeting. Failures to vote, votes to abstain and broker non-votes will have the same effect as votes “AGAINST” the proposal to approve the merger plan. As of March 31, 2014, Exor owned 30.05 percent of Fiat’s share capital, and Fiat owned approximately 2.76 percent of its own share capital. Fiat is not entitled to vote these shares.

Q: How do I vote my Fiat ordinary shares that are registered in my name?

A: If Fiat ordinary shares are registered in your name as of the Fiat share record date and the authorized intermediary with whom your Fiat ordinary shares are deposited provides Fiat with the necessary communication, you may attend the extraordinary general meeting of the Fiat shareholders and vote in person. Anyone becoming a Fiat shareholder subsequent to the Fiat share record date will not be entitled to attend or vote at the extraordinary general meeting of the Fiat shareholders. As provided by law, if you are entitled to attend the extraordinary general meeting of the Fiat shareholders, you may appoint a proxy in writing, using the proxy form provided on Fiat’s website (www.fiatspa.com).

Fiat has designated Computershare S.p.A. as the representative, pursuant to Article 135-undecies of Italian Legislative Decree 58/98, upon whom holders of voting rights may, by July 30, 2014 (Central European Time), confer therein a proxy and instruct to vote on all or some of the motions on the agenda. Computershare S.p.A. must be appointed proxy in accordance with the instructions and using the proxy form provided on Fiat’s website (as indicated above). Details on how to communicate appointment of a proxy to Fiat electronically are also provided. Proxies are only valid for motions where instructions have been given.

No voting materials will be mailed to you. In order to vote your Fiat ordinary shares at the extraordinary general meeting of the Fiat shareholders, you must either attend the extraordinary general meeting and vote in person or confer your proxy as directed above.

Q: May I change my voting instructions after conferring a proxy on Computershare S.p.A. or withdraw my proxy? May I provide only voting instructions for only some of the motions to be voted at the extraordinary shareholders’ meeting?

A: Pursuant to Article 135-undecies of the Italian Legislative Decree 58/98, the proxy and voting instructions to Computershare S.p.A. may be revoked or changed up to and until two business days before the date of the Fiat extraordinary shareholders’ meeting. The proxy and the voting instructions may be conferred with respect to all or some of the motions on the agenda. The proxy is valid only for the proposals on the agenda for which voting instructions have been given.

Q: If my Fiat ordinary shares are held through a bank or a broker (e.g., in “street name”), will my bank or broker vote my shares for me?

A: If you are a beneficial owner and your Fiat ordinary shares are held through a bank or broker or a custodian (e.g., in “street name”), you will receive or should seek information from the bank, broker or custodian holding your shares concerning how to instruct your bank, broker or custodian as to how to vote your shares. Alternatively, if you wish to vote in person then you need to:

•	obtain a proxy from your bank, broker or other custodian (the registered shareholder) appointing you to vote the Fiat ordinary shares held on your behalf by that bank, broker or custodian; or

•	ask your depository bank to deliver to Fiat the communication certifying that Fiat ordinary shares are registered in your name as of the extraordinary general meeting record date.

Q: Will I have to pay brokerage commissions in connection with the exchange of my Fiat ordinary shares?

A: You will not have to pay brokerage commissions as a result of the exchange of your Fiat ordinary shares into FCA common shares in connection with the Merger if your Fiat ordinary shares are registered in your name in the share register of Fiat. If your Fiat ordinary shares are held through a bank or broker or a custodian linked to a stock exchange, you should consult with such bank, broker or custodian as to whether or not such bank, broker or custodian may charge any transaction fee or service charge in connection with the exchange of shares in connection with the Merger.

Q: How can I attend the extraordinary general meeting of the Fiat shareholders in person?

A: The extraordinary general meeting of the Fiat shareholders will be held on August 1, 2014, beginning at 11:00 a.m. (Central European Time), at Centro Congressi Lingotto, 280 Via Nizza, Turin, Italy. If you are a Fiat shareholder and you wish to attend the extraordinary general meeting of the Fiat shareholders in person, you must request the authorized intermediary with whom your Fiat ordinary shares are deposited to deliver to Fiat the communication certifying that the Fiat ordinary shares are registered in your name as of the extraordinary general meeting record date.

Q: Do any of Fiat’s directors or executive officers have interests in the Merger that may differ from those of other shareholders?

A: Yes. Some of Fiat’s directors or executive officers may have interests in the Merger that may differ from, or be in addition to, those of other shareholders, including: the appointment of certain executive officers of Fiat as officers of FCA, the appointment of certain directors of Fiat as directors of FCA and the indemnification of former directors and executive officers of Fiat. Please see “The Merger—Interests of Certain Persons in the Merger” for a more detailed discussion of how some of Fiat’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of Fiat other shareholders generally.

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Q: How will Fiat’s directors and executive officers vote at the extraordinary general meeting of Fiat shareholders on the resolution to approve the Merger and related matters?

A: Fiat currently expects that all directors and executive officers who beneficially own Fiat ordinary shares will vote all of their Fiat ordinary shares (representing less than one percent of the outstanding Fiat ordinary shares as of March 31, 2014, without taking into consideration Fiat share grants granted to the directors and executive officers) in favor of the resolution to approve the merger plan and related matters.

Q: What do I need to do now?

A: You are urged to carefully read this prospectus, including its appendices. You may also want to review the documents referenced under “Where You Can Find More Information” and consult with your accounting, legal and tax advisors. Once you have considered all relevant information, you are encouraged to vote in person, by proxy, or by instructing your broker, so that your Fiat ordinary shares are represented and voted at the extraordinary general meeting.

If you hold your Fiat ordinary shares in “street name” through a broker or custodian, you must instruct your broker or custodian as to how to vote your Fiat ordinary shares using the instructions provided to you by your broker or custodian.

Q: Who can help answer my questions?

A: If you have any further questions about the Merger or if you need additional copies of this prospectus, please contact:

Fiat S.p.A.

Investor Relations

Via Nizza, 250

10126 Turin, Italy

Tel: +39 011 0062709

Fax: +39 011 0063796

Email: investor.relations@fiatspa.com

Q: Where can I find more information about the companies?

A: You can find more information about FCA and Fiat in the documents described under “Where You Can Find More Information.”

CERTAIN DEFINED TERMS

In this prospectus, unless otherwise specified, the terms “we,” “our,” “us,” the “Group,” the “Fiat Group” and the “Company” refer to Fiat S.p.A. together with its subsidiaries, as the context may require, prior to the Merger described in this prospectus and to FCA (as defined below), together with its subsidiaries, as the context may require, following the Merger. References to “Fiat” refer solely to Fiat S.p.A. prior to the Merger described in this prospectus. In each case, these references reflect the Demerger (as defined below) and include Chrysler Group LLC (together with its direct and indirect subsidiaries, “Chrysler”) following its inclusion in the scope of consolidation of Fiat beginning on June 1, 2011, unless the context otherwise requires. The term “Demerger” refers to the transaction pursuant to which Fiat transferred a portion of its assets and liabilities to Fiat Industrial S.p.A. (“Fiat Industrial”) in the form of a scissione parziale proporzionale (“partial proportionate demerger” in accordance with Article 2506 of the Italian Civil Code, with effect from January 1, 2011 (now known as CNH Industrial N.V. (“CNH Industrial” or the “ CNHI Group”))). The term “FCA” refers to Fiat Investments N.V. (to be renamed Fiat Chrysler Automobiles N.V.), together with its subsidiaries, as the context may require.

See “Note on Presentation” below for additional information regarding the financial presentation.

NOTE ON PRESENTATION

This prospectus includes the consolidated financial statements of the Fiat Group for the years ended December 31, 2013, 2012 and 2011 prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”), which reflect the retrospective application of the amendments to IAS 19 – Employee Benefits (“IAS 19 revised”) and IAS 1 – Presentation of Financial Statements and IFRS 11 – Joint Arrangements (“IFRS 11”), which became effective from January 1, 2013. As allowed by the transition provisions in IFRS 11, this standard was not applied to the consolidated income statement, consolidated statement of comprehensive income/(loss), consolidated statement of cash flows and consolidated statement of changes in equity for the year ended December 31, 2011 which accordingly are not comparable with those for the years ended December 31, 2013 and 2012. We refer to these consolidated financial statements collectively as the “Annual Consolidated Financial Statements.”

This prospectus also includes the unaudited interim consolidated financial statements of the Fiat Group for the three months ended March 31, 2014 prepared in accordance with IAS 34 Interim Financial Reporting. We refer to those interim consolidated financial statements as the “Interim Consolidated Financial Statements.”

On May 24, 2011, the Fiat Group acquired an additional 16 percent (on a fully-diluted basis) of Chrysler, increasing its interest to 46 percent (on a fully-diluted basis). As a result of the potential voting rights associated with options that became exercisable on that date, the Fiat Group was deemed to have obtained control of Chrysler for purposes of consolidation. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Fiat Group—Consolidation of Chrysler and Comparability of Information.” The operating activities from this acquisition date through May 31, 2011 were not material to the Fiat Group. As such, Chrysler was consolidated on a line-by-line basis by Fiat with effect from June 1, 2011. Therefore the results of operations and cash flows for the years ended December 31, 2013 and 2012 are not directly comparable with those for the year ended December 31, 2011. For additional information, see Note “Changes in the Scope of Consolidation” to the Annual Consolidated Financial Statements included elsewhere in this prospectus.

The Fiat Group’s financial information is presented in Euro except that, in some instances, information in U.S. dollars is provided in the Annual Consolidated Financial Statements and information included elsewhere in this prospectus. All references in the prospectus to “Euro” and “€” refer to the currency introduced at the start of the third stage of European Economic and Monetary Union pursuant to the Treaty on the Functioning of the European Union, as amended, and all references to “U.S. dollars,” “U.S.$” and “$” refer to the currency of the United States of America.

The language of the prospectus is English. Certain legislative references and technical terms have been cited in their original language in order that the correct technical meaning may be ascribed to them under applicable law.

Certain totals in the tables included in this prospectus may not add due to rounding.

MARKET AND INDUSTRY INFORMATION

In this prospectus, we include and refer to industry and market data, including market share, ranking and other data, derived from or based upon a variety of official, non-official and internal sources, such as internal surveys and management estimates, market research, publicly available information and industry publications. Market share, ranking and other data contained in this prospectus may also be based on our good faith estimates, our own knowledge and experience and such other sources as may be available. Market share data may change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data-gathering process, different methods used by different sources to collect, assemble, analyze or compute market data, including different definitions of vehicle segments and descriptions and other limitations and uncertainties inherent in any statistical survey of market shares or size. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. Although we believe that this information is reliable, we have not independently verified the data from third-party sources. In addition we normally estimate our market share for automobiles and commercial vehicles based on registration data. In a limited number of markets where registration data are not available, we calculate our market share based on estimates relating to sales to final customers. Such data may differ from data relating to shipments to our dealers and distributors. While we believe our internal estimates with respect to our industry are reliable, our internal company surveys and management estimates have not been verified by an independent expert, and we cannot guarantee that a third party using different methods to assemble, analyze or compute market data would obtain or generate the same result. The market share data presented in this prospectus represents the best estimates available from the sources indicated as of the date hereof but, in particular as they relate to market share and our future expectations, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the caption “Risk Factors.”

For an overview of the automotive industry, see “The Fiat Group—Industry Overview—Our Industry.”

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

Statements contained in this prospectus, particularly those regarding possible or assumed future performance, competitive strengths, costs, dividends, reserves and growth of Fiat, industry growth and other trends and projections and estimated company earnings, including those set forth under “The Merger—Fiat’s Reasons for the Merger,” “The Merger—Plans for FCA After the Merger” and “The Merger—Recommendation of the Board of Directors of Fiat” are “forward-looking statements” that contain risks and uncertainties. In some cases, words such as “may,” “will,” “expect,” “could,” “should,” “intend,” “estimate,” “anticipate,” “believe,” “outlook,” “continue,” “remain,” “on track,” “design,” “target,” “objective,” “goal,” “plan” and similar expressions are used to identify forward-looking statements. These forward-looking statements reflect the respective current views of the Fiat Group with respect to future events and involve significant risks and uncertainties that could cause actual results to differ materially. These factors include, without limitation:

•	our ability to reach certain minimum vehicle sales volumes;

•	changes in the general economic environment and changes in demand for automotive products, which is subject to cyclicality, in particular;

•	our ability to enrich our product portfolio and offer innovative products;

•	the high level of competition in the automotive industry;

•	our ability to expand certain of our brands internationally;

•	changes in our credit ratings;

•	our ability to realize anticipated benefits from any acquisitions, joint venture arrangements and other strategic alliances;

•	our ability to integrate the Group’s operations;

•	exposure to shortfalls in the Group’s defined benefit pension plans, particularly those of Chrysler;

•	our ability to provide or arrange for adequate access to financing for our dealers and retail customers, and associated risks associated with financial services companies;

•	our ability to access funding to execute our business plan and improve our business, financial condition and results of operations;

•	various types of claims, lawsuits and other contingent obligations against us, including product liability, warranty and environmental claims and lawsuits;

•	disruptions arising from political, social and economic instability;

•	material operating expenditures in relation to compliance with environmental, health and safety regulation;

•	our timely development of hybrid propulsion and alternative fuel vehicles and other new technologies to enable compliance with increasingly stringent fuel economy and emission standards in each area in which we operate;

•	developments in our labor and industrial relations and developments in applicable labor laws;

•	risks associated with our relationships with employees and suppliers;

•	increases in costs, disruptions of supply or shortages of raw materials;

•	exchange rate fluctuations, interest rate changes, credit risk and other market risks; and

•	other factors discussed elsewhere in this prospectus.

Furthermore, in light of ongoing difficult macroeconomic conditions, both globally and in the industries in which we operate, it is particularly difficult to forecast results, and any estimates or forecasts of particular periods that are provided in this prospectus are uncertain. We expressly disclaim and do not assume any liability in connection with any inaccuracies in any of the forward-looking statements in this prospectus or in connection with any use by any third party of such forward-looking statements. Actual results could differ materially from those anticipated in such forward-looking statements. We do not undertake an obligation to update or revise publicly any forward-looking statements.

Additional factors which could cause actual results and developments to differ from those expressed or implied by the forward-looking statements are included in the section “Risk Factors” of this prospectus.

SUMMARY

This summary highlights selected information from this prospectus and might not contain all of the information that is important to you. You should read carefully the entire prospectus, including the Appendices to which this prospectus refers, to understand fully the Merger and the related transactions.

Fiat Group

We are an international automotive group engaged in designing, engineering, manufacturing, distributing and selling vehicles and components and production systems. We are the seventh largest automaker in the world based on total vehicle sales in 2013. We have operations in approximately 40 countries and our products are sold directly or through distributors and dealers in more than 150 countries. We design, engineer, manufacture, distribute and sell vehicles for the mass market under the Abarth, Alfa Romeo, Chrysler, Dodge, Fiat, Fiat Professional, Jeep, Lancia and Ram brands and the SRT performance vehicle designation. We support our vehicle sales with after-sales services and products worldwide under the Mopar brand and, in certain markets, with retail and dealer financing, leasing and rental services, which we make available through our subsidiaries, joint ventures and commercial arrangements. We also design, engineer, manufacture, distribute and sell luxury vehicles under the Ferrari and Maserati brands, which we support with financial services provided to dealers and retail customers. We also operate in the components and production systems sectors through the Magneti Marelli, Teksid and Comau brands.

Our activities are carried out through six reportable segments: four regional mass-market vehicle segments (NAFTA, LATAM, APAC and EMEA), a global Luxury Brands segment and a global Components segment (see “The Fiat Group—Overview of Our Business”).

In 2013, we shipped 4.4 million vehicles. For the year ended December 31, 2013, we reported net revenues of €86.6 billion, EBIT (earnings before interest and taxes) of €3.0 billion and net profit of €2.0 billion. At March 31, 2014 we had available liquidity of €20.8 billion (including €3.0 billion available under undrawn committed credit lines) and had 230,454 employees. At March 31, 2014 we had net industrial debt of €10.0 billion. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Fiat Group—Non-GAAP Financial Measures—Net Industrial Debt.”

Our principal executive offices are located at Via Nizza 250, 10126, Turin, Italy. The telephone number is +39 0110 061111.

Fiat Chrysler Automobiles

Fiat Chrysler Automobiles was incorporated as a public limited liability company (naamloze vennootschap) under the laws of the Netherlands on April 1, 2014 under the name Fiat Investments N.V. for the purposes of carrying out the reorganization of the Fiat Group, including the Merger in which Fiat, following its January 2014 acquisition of the approximately 41.5 percent interest it did not already own in Chrysler, will redomicile to the Netherlands and facilitate the combined Group’s listing on the New York Stock Exchange, or NYSE. Upon the effectiveness of the Merger, FCA, which will be renamed Fiat Chrysler Automobiles N.V., will be the successor entity to Fiat and the holding company of the combined Group. The principal executive offices of FCA are currently located at Fiat House, 240 Bath Road, Slough SL1 4DX, United Kingdom. Its telephone number is +44 (0)1753 519581.

Summary of the 2014–2018 Strategic Business Plan

Following our January 2014 acquisition of the approximately 41.5 percent interest in Chrysler we did not already own, in May 2014, we announced our 2014–2018 Strategic Business Plan, or Business Plan. Our Business Plan sets forth a number of clearly defined operational initiatives designed to capitalize on our position as a single integrated automaker to become a leading global automaker, including:

•	continuing to execute on our premium brand strategy to expand our sales and utilize existing manufacturing capacity;

•	further developing our brands to expand sales in markets throughout the world with particular focus on our Jeep and Alfa Romeo brands, which we believe have global appeal and are best positioned to increase volumes substantially in the regions and segments in which we operate;

•	expanding vehicle sales in key markets throughout the world, including through localized production;

•	continuing to rationalize our vehicle architectures and standardize components to more efficiently deliver the range of products necessary to increase sales volumes in the regions in which we operate; and

•	continuing to pursue cost efficiencies necessary to compete as a global automaker in the regions in which we operate, including through application of World Class Manufacturing principles.

Summary of the Terms and Conditions of the Merger

The terms and conditions of the Merger are set forth in the merger plan approved by the Board of Directors of FCA on May 27, 2014, and by the Board of Directors of Fiat on June 15, 2014, a copy of which is attached to this prospectus. You should read the merger plan carefully as it is a legal document that governs the terms of the Merger.

If the Merger is approved by the requisite vote of the Fiat shareholders, Fiat will be merged into FCA. On effectiveness of the Merger, Fiat will cease to exist as a separate legal entity and FCA will succeed to all of the assets and liabilities of Fiat.

The closing of the Merger shall take place at a date and time specified by Fiat, referred to as the “closing date,” after satisfaction or (to the extent permitted by applicable law) waiver of the closing conditions described in “The Merger Plan—Closing Conditions.” The Merger will be effective as of the date following the date on which the deed of Merger is executed.

If the Merger is completed, Fiat shareholders will receive one (1) FCA common share for each one (1) Fiat ordinary share that they hold (the “exchange ratio”).

The Merger is subject to certain closing conditions that are not yet satisfied at the date of this prospectus, including:

•	approval from the NYSE for listing of the FCA common shares, subject only to the official notice of issuance;

•	no injunction or restraint of a governmental entity of competent jurisdiction that prohibits or makes illegal the consummation of the Merger; and

•	the amount of cash to be paid to Fiat shareholders in connection with the exercise by such shareholders of cash exit rights under Italian law and to creditors pursuant to creditor opposition rights proceedings under Italian and Dutch law, not to exceed €500 million in the aggregate.

In addition, the Merger effectiveness will be subject to the approval of the merger plan by Fiat shareholders under Italian law, and the expiration or termination of the 60-day creditor claims period (or withdrawal or discharge of any oppositions that may be filed by creditors or as may otherwise be permitted by law) under Italian law. The Merger effectiveness will also be subject to expiration or termination of the one month creditor claims period for creditors under Dutch law without opposition being filed (or if an opposition is filed, such opposition is withdrawn or discharged or proceeding with the Merger is otherwise permitted by law).

Recommendation of the Fiat Board of Directors

Fiat’s Board of Directors, having received extensive legal and financial advice, and having given due and careful consideration to the strategic and financial aspects and consequences of the proposed Merger, at a meeting held on June 15, 2014 unanimously approved the merger plan and relevant documents and the transactions contemplated by the merger plan. The Fiat Board of Directors also determined that, taking into account the current circumstances, the Merger, the merger plan and the transactions contemplated by the merger plan are fair to the Fiat shareholders from a financial point of view and are in the best interest of Fiat and fair to the Fiat shareholders.

Accordingly, Fiat’s Board of Directors supports and unanimously recommends the Merger and recommends that Fiat shareholders vote “FOR” adoption and approval of the merger plan and the transactions contemplated by the merger plan.

In considering the recommendations of the Board of Directors of Fiat with respect to voting “FOR” adoption and approval of the merger plan, you should be aware that certain members of the Board of Directors of Fiat and officers of Fiat may have interests in the Merger that are different from, or in addition to, your interests. The Board of Directors of Fiat was aware of and considered these interests, among other matters, in evaluating the merger plan and the Merger and in recommending that the Fiat shareholders vote “FOR” adoption and approval of the merger plan. For a discussion of these interests, see “The Merger—Interests of Certain Persons in the Merger.”

Certain members of the Board of Directors of Fiat, including the Chairman of the Board and the Chief Executive Officer of Fiat, are also directors of Exor, Fiat’s largest shareholder.

Accounting Treatment

Fiat prepares its consolidated financial statements in accordance with IFRS. Following the Merger, FCA will prepare its consolidated financial statements in accordance with IFRS. Under IFRS, the Merger consists of a reorganization of existing legal entities that does not give rise to any change of control, and therefore is outside the scope of application of IFRS 3—Business Combinations. Accordingly, it will be accounted for as an equity transaction at the existing carrying amounts.

Comparison of Shareholder Rights

For a comparison of the rights of shareholders of Fiat and FCA please see “Comparison of Rights of Shareholders of Fiat and FCA.”

Regulatory Filings and Approvals Necessary to Complete the Merger

Other than the approval of the FCA common shares for listing on the NYSE, subject to the notice of issuance, no further regulatory filings or approvals will be required for the effectiveness of the Merger.

Shareholding Structure

Upon effectiveness of the Merger, the pre-Merger shareholders of Fiat will hold the same percentage of FCA common shares as they held of Fiat ordinary shares before the Merger (subject to the exercise of cash exit rights described under the heading “The Fiat Extraordinary General Meeting—Dissenters’, Appraisal, Cash Exit or Similar Rights”). Exor is currently the largest shareholder of Fiat through its 30.05 percent shareholding interest and will hold the same interest in FCA common shares following the Merger (subject to the above mentioned exercise of cash exit rights).

However, as a result of the loyalty voting mechanism, a particular shareholder’s voting power in FCA will depend on the extent to which the shareholder and other shareholders participate in the loyalty voting structure with respect to FCA. If Exor elects to participate in the loyalty voting structure with respect to all of the FCA common shares it will be entitled to receive upon completion of the Merger, and no other shareholder elected to participate in the loyalty voting structure, Exor’s voting power in FCA immediately following completion of the Merger could be as high as approximately 46 percent (before considering exercise of any cash exit rights).

The delegation of authority to the Board of FCA to authorize the issuance of common shares without pre-emptive rights will enable FCA at any time following the Merger to offer and sell newly issued common shares or securities convertible into or exercisable for common shares of FCA. FCA may also at any time following the Merger offer and sell any or all of the 35 million common shares that it will hold in treasury following the Merger. FCA may carry out one or more of these market transactions for any purpose, including to facilitate the development of a more liquid trading market for FCA common shares on the NYSE promptly following the Merger.

Risk Factors

Investing in FCA shares involves risks, some of which relate to the Merger. See “Risk Factors” beginning on page 9.

Summary Historical Financial Data

Fiat Group

The following sets forth selected historical consolidated financial data of the Fiat Group and has been derived from:

•	the Interim Consolidated Financial Statements for the three months ended March 31, 2014 and 2013, included elsewhere in this prospectus;

•	the Annual Consolidated Financial Statements for the years ended December 31, 2013, 2012 and 2011, included elsewhere in this prospectus; and

•	the annual consolidated financial statements of the Fiat Group for the years ended December 31, 2010 and 2009, which are not included in this prospectus.

The accompanying Interim Consolidated Financial Statements have been prepared on the same basis as the Annual Consolidated Financial Statements and include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the Interim Consolidated Financial Statements. Interim results are not necessarily indicative of results that may be expected for a full year or any future interim period.

The following information should be read in conjunction with “Note on Presentation,” “Selected Historical Consolidated Financial And Other Data,” “Risk Factors,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Fiat Group,” the Interim Consolidated Financial Statements and the Annual Consolidated Financial Statements included elsewhere in this prospectus. Historical results for any period are not necessarily indicative of results to be expected for any future period.

Consolidated Income Statement Data

	For the three months ended March 31,
	2014	2013
	(€ million, except per share data)
Net revenues	22,125	19,707
EBIT	270	607
Profit/(loss) before taxes	(223)	164
Profit/(loss) from continuing operations	(173)	31
Net profit/(loss)	(173)	31
Attributable to:
Owners of the parent	(189)	(83)
Non-controlling interest	16	114
Basic and diluted loss per ordinary share (in Euro)	(0.155)	(0.068)

Consolidated Statement of Financial Position Data

	At March 31, 2014	At December 31, 2013
	(€ million)
Cash and cash equivalents	17,500	19,455
Total assets	87,523	87,214
Debt	31,439	30,283
Total equity	9,713	12,584
Equity attributable to owners of the parent	9,386	8,326
Non-controlling interests	327	4,258

Consolidated Income Statement Data

	For the years ended December 31,
	2013	2012	2011(1)	2010(2)	2009(2)
	(€ million, except per share data)
Net revenues	86,624	83,765	59,559	35,880	32,684
EBIT	3,002	3,434	3,291	1,106	455
Profit before taxes	1,015	1,524	1,932	706	103
Profit/(loss) from continuing operations	1,951	896	1,398	222	(345)
Net profit/(loss)	1,951	896	1,398	600	(848)
Attributable to:
Owners of the parent	904	44	1,199	520	(838)
Non-controlling interest	1,047	852	199	80	(10)
Basic earnings/(loss) per ordinary share (in Euro)	0.744	0.036	0.962	0.410	(0.677)
Diluted earnings/(loss) per ordinary share (in Euro)	0.736	0.036	0.955	0.409	(0.677)

(1)	The amounts reported include seven months of operations for Chrysler.
(2)	CNH Industrial was reported as discontinued operations in 2010 and 2009 as a result of the Demerger which was effective January 1, 2011. For additional information on the Demerger, see Note “Changes in the Scope of Consolidation” to the Annual Consolidated Financial Statements included elsewhere in this prospectus.

Consolidated Statement of Financial Position Data

	At December 31,
	2013	2012	2011(1)(2)	2010		2009(3)
	(€ million)
Cash and cash equivalents	19,455	17,666	17,526	11,967		12,226
Total assets	87,214	82,633	80,379	73,442	(3)	67,235
Debt	30,283	28,303	27,093	20,804		28,527
Total equity	12,584	8,369	9,711	12,461	(3)	11,115
Equity attributable to owners of the parent	8,326	6,187	7,358	11,544	(3)	10,301
Non-controlling interests	4,258	2,182	2,353	917	(3)	814

(1)	The amounts at December 31, 2011 are equivalent to those at January 1, 2012 derived from the Annual Consolidated Financial Statements included elsewhere in this prospectus.
(2)	The amounts at December 31, 2011 include the consolidation of Chrysler.
(3)	Includes assets and liabilities of CNH Industrial which was demerged from the Group at January 1, 2011.

Per Share Data

The following tables present selected historical per share data of Fiat at and for the three months ended March 31, 2014 and the year ended December 31, 2013. There are no pro forma effects of the Merger on the per share data of Fiat. The selected historical per share information of Fiat at and for the three months ended March 31, 2014 and at and for the year ended December 31, 2013, set forth below has been derived from the Interim Consolidated Financial Statements and the Annual Consolidated Financial Statements respectively. You should read the information in this section together with the Interim Consolidated Financial Statements and the Annual Consolidated Financial Statements included elsewhere in this prospectus.

At and for the three months ended March 31, 2014
(in €)
Basic loss per ordinary share	(0.155)
Cash dividends per ordinary per share(1)	-
Book value per ordinary share (net of treasury shares)	7.717

(1)	Dividends, if and when declared, are paid in Euro.

At and for the year ended December 31, 2013
(in €)
Basic earnings per ordinary share	0.744
Cash dividends per ordinary per share(1)	-
Book value per ordinary share (net of treasury shares)	6.846

(1)	Dividends, if and when declared, are paid in Euro.

Per Share Market Price

On January 28, 2014 (the last full trading day prior to the first public announcement of the proposed transaction on January 29, 2014), the closing sale price of Fiat ordinary shares (as reported by MTA) was €7.55. There is currently no public market for the FCA common shares.

Directors’ and Senior Management’s Share Ownership of Fiat

As of March 31, 2014, Fiat directors and executive officers collectively held Fiat ordinary shares entitling them to less than one percent of the vote of all Fiat ordinary shares. The vote required to approve the merger plan is two-thirds of the Fiat ordinary shares present and voting at the extraordinary general meeting of Fiat shareholders called for this purpose, provided a quorum of one-fifth of Fiat’s issued share capital is present.

Dissenters’, Appraisal, Cash Exit or Similar Rights

Under Italian law, Fiat shareholders are entitled to cash exit rights because, as a result of the Merger, the corporate seat of the surviving company in the Merger, FCA, will be outside of Italy, Fiat ordinary shares will be delisted from the MTA and the company resulting from the Merger, FCA, will be governed by the law of a country other than Italy. Cash exit rights may be exercised by Fiat shareholders who did not concur in the approval of the extraordinary general meeting’s resolution. The exercise of such cash exit rights will be effective subject to the Merger becoming effective. A Fiat shareholder who has voted in favor of the Merger may not exercise any cash exit right in relation to those shares that the relevant shareholder voted in favor of the Merger. A Fiat shareholder who properly exercises cash exit rights within 15 days of the date of registration of the extraordinary general meeting minutes with the Companies’ Register of Turin will be entitled to receive an amount of cash equal to the average closing price per Fiat share for the six-month period prior to the publication of the notice of call of the Fiat extraordinary general meeting.

The cash exit rights are described in more detail under “The Fiat Extraordinary General Meeting—Dissenters’, Appraisal, Cash Exit or Similar Rights.”

Summary of Tax Consequences

FCA believes that the Merger constitutes for U.S. federal income tax purposes a “reorganization” within the meaning of Section 368(a) of the Code. FCA expects to receive an opinion from Sullivan & Cromwell LLP to the effect that the Merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. As a result, subject to certain exceptions, U.S. Shareholders (as defined in “Tax Consequences—Material U.S. Federal Income Tax Consequences” below) of Fiat generally will not be subject to U.S. federal income taxation on the exchange of Fiat ordinary shares for FCA common shares. A U.S. Shareholder that exercises its cash exit rights and receives cash in respect of its Fiat ordinary shares should recognize gain or loss. For a further discussion of the material U.S. federal income tax consequences of the Merger and a discussion of the tax treatment of the ownership and disposition of FCA common shares, see “Tax Consequences—Material U.S. Federal Income Tax Consequences” below.

The Merger is not expected to result in a disposal of Fiat ordinary shares for U.K. tax purposes. The exercise of cash exit rights will, however, give rise to a disposal. See further the discussion at “Tax Consequences—Material U.K. Tax Consequences” below.

For shareholders subject to Dutch tax, the Merger will result in a disposal of their Fiat ordinary shares for Dutch tax purposes. Roll-over relief may be available. Such roll-over relief will not apply to any cash received pursuant to the exercise of cash exit rights. See further the discussion at “Tax Consequences—Material Netherlands Tax Consequences” below.

FCA believes that Italian Shareholders of Fiat (as defined in “Tax Consequences—Material Italian Income Tax Consequences”) will not be subject to taxation on the exchange of Fiat ordinary shares for FCA common shares, but such Italian Shareholders will recognize a gain or a loss with respect to any cash received. See further the discussion at “Tax Consequences—Material Italian Tax Consequences” below.

The tax consequences of the Merger for any particular shareholder will depend on the shareholder’s particular facts and circumstances. Moreover, the description above and elsewhere in this prospectus does not relate to the tax laws of any jurisdiction other than the U.S., the U.K., Italy and the Netherlands. Accordingly, shareholders are urged to consult their tax advisors to determine the tax consequences of the Merger to them in light of their particular circumstances, including the effect of any state, local or national law.

RISK FACTORS

Investing in FCA shares involves risks, some of which are related to the Merger. In considering the proposed Merger you should carefully consider the following information about these risks, as well as the other information included in this prospectus. Our business, our financial condition or our results of operations could be materially adversely affected by any of these risks.

Risks Related to Our Business, Strategy and Operations

Our profitability depends on reaching certain minimum vehicle sales volumes. If our vehicle sales deteriorate, our results of operations and financial condition will suffer.

Our success requires us to achieve certain minimum vehicle sales volumes. As is typical for an automotive manufacturer, we have significant fixed costs and, therefore, changes in vehicle sales volume can have a disproportionately large effect on our profitability. For example, assuming constant pricing, mix and cost of sales per vehicle, that all results of operations were attributable to vehicle shipments and that all other variables remain constant, a ten percent decrease in our vehicle shipments would reduce our EBIT (earnings before interest and taxes) by approximately 40 percent, without accounting for actions and cost containment measures we may take in response to decreased vehicle sales. Further, a shift in demand away from our minivans, larger utility vehicles and pick-up trucks in the NAFTA region towards passenger cars, whether in response to higher fuel prices or other factors, could adversely affect our profitability in the NAFTA region. Our minivans, larger utility vehicles and pick-up trucks accounted for approximately 47 percent of our total U.S. retail vehicle sales in 2013 and the profitability of this portion of our portfolio is approximately 20 percent higher than that of our overall U.S. retail portfolio on a weighted average basis. A shift in consumer preferences in the U.S. vehicle market away from minivans, larger utility vehicles and pick-up trucks and towards passenger cars could adversely affect our profitability. For example, a shift in demand such that U.S. industry market share for minivans, larger utility vehicles and pick-up trucks deteriorated by 10 percentage points and U.S. industry market share for cars and smaller utility vehicles increased by 10 percentage points, whether in response to higher fuel prices or other factors, holding other variables constant, including our market share of each vehicle segment, would have reduced the Group’s EBIT by approximately four percent for 2013. This estimate does not take into account any other changes in market conditions or actions that the Group may take in response to shifting consumer preferences, including production and pricing changes. For additional information on factors affecting vehicle profitability, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Fiat Group—Trends, Uncertainties and Opportunities.” Moreover, we tend to operate with negative working capital as we generally receive payments from vehicle sales to dealers within a few days of shipment, whereas there is a lag between the time when parts and materials are received from suppliers and when we pay for such parts and materials; therefore, if vehicle sales decline we will suffer a significant negative impact on cash flow and liquidity as we continue to pay suppliers during a period in which we receive reduced proceeds from vehicle sales. If vehicle sales do not increase, or if they were to fall short of our assumptions, due to financial crisis, renewed recessionary conditions, changes in consumer confidence, geopolitical events, inability to produce sufficient quantities of certain vehicles, limited access to financing or other factors, our financial condition and results of operations would be materially adversely affected.

Our businesses are affected by global financial markets and general economic and other conditions over which we have little or no control.

Our results of operations and financial position may be influenced by various macroeconomic factors – including changes in gross domestic product, the level of consumer and business confidence, changes in interest rates for or availability of consumer and business credit, energy prices, the cost of commodities or other raw materials, the rate of unemployment and foreign currency exchange rates – within the various countries in which we operate.

Beginning in 2008, global financial markets have experienced severe disruptions, resulting in a material deterioration of the global economy. The global economic recession in 2008 and 2009, which affected most regions and business sectors, resulted in a sharp decline in demand for automobiles. Although more recently we have seen signs of recovery in certain regions, the overall global economic outlook remains uncertain.

In Europe, in particular, despite measures taken by several governments and monetary authorities to provide financial assistance to certain Eurozone countries and to avoid default on sovereign debt obligations, concerns persist regarding the debt burden of several countries. These concerns, along with the significant fiscal adjustments carried out in several countries, intended to manage actual or perceived sovereign credit risk, have led to further pressure on economic growth and to new periods of recession. For instance, European automotive industry sales have declined over the past several years following a period in which sales were supported by government incentive schemes, particularly those designed to promote sales of more fuel efficient and low emission vehicles. Prior to the global financial crisis, industry-wide sales of passenger cars in Europe were 16 million units in 2007. In 2013, following six years of sales declines, sales in that region had fallen to 12.3 million passenger cars. Similarly, sales of light commercial vehicles in Europe fell from 2.4 million units in 2007 to 1.6 million units in 2013. From 2011 to 2013, our market share of the European passenger car market decreased from 7.0 percent to 6.0 percent, and we have reported losses and negative EBIT in each of the past three years in the Europe, Middle East and Africa, or EMEA, Segment. See “The Fiat Group—Overview of Our Business” for a description of our reportable segments. These ongoing concerns could have a detrimental impact on the global economic recovery, as well as on the financial condition of European institutions, which could result in greater volatility, reduced liquidity, widening of credit spreads and lack of price transparency in credit markets. Widespread austerity measures in many countries in which we operate could continue to adversely affect consumer confidence, purchasing power and spending, which could adversely affect our financial condition and results of operations.

Following our consolidation of Chrysler from June 1, 2011, a majority of our revenues have been generated in the NAFTA segment. Although economic recovery in North America has been slower and less robust than many economic experts predicted, vehicle sales in North America have experienced significant growth from the low vehicle sales volumes in 2009-2010. However, this recovery may not be sustained or may be limited to certain classes of vehicles. Since the recovery may be partially attributable to the pent-up demand and average age of vehicles in North America following the extended economic downturn, there can be no assurances that improvements in general economic conditions or employment levels will lead to corresponding increases in vehicle sales. As a result, North America may experience limited growth or decline in vehicle sales in the future.

In addition, slower expansion is being experienced in major emerging countries, such as China, Brazil and India. In addition to weaker export business, lower domestic demand has also led to a slowing economy in these countries. These factors could adversely affect our financial condition and results of operations.

In general, the automotive sector has historically been subject to highly cyclical demand and tends to reflect the overall performance of the economy, often amplifying the effects of economic trends. Given the difficulty in predicting the magnitude and duration of economic cycles, there can be no assurances as to future trends in the demand for products sold by us in any of the markets in which we operate.

In addition to slow economic growth or recession, other economic circumstances — such as increases in energy prices and fluctuations in prices of raw materials or contractions in infrastructure spending — could have negative consequences for the industry in which we operate and, together with the other factors referred to previously, could have a material adverse effect on our financial condition and results of operations.

Our future performance depends on our ability to enrich our product portfolio and offer innovative products.

Our success depends, among other things, on our ability to maintain or increase our share in existing markets and/or to expand into new markets through the development of innovative, high-quality products that are attractive to customers and provide adequate profitability. Following our January 2014 acquisition of the approximately 41.5 percent interest in Chrysler that we did not already own, we announced our 2014-2018 Strategic Business Plan, or Business Plan, in May 2014. Our Business Plan includes a number of product initiatives designed to improve the quality of our product offerings and allows us to grow sales in existing markets and expand in new markets.

It generally takes two years or more to design and develop a new vehicle, and a number of factors may lengthen that schedule. Because of this product development cycle and the various elements that may contribute to consumers’ acceptance of new vehicle designs, including competitors’ product introductions, fuel prices, general economic conditions and changes in styling preferences, an initial product concept or design that we believe will be attractive may not result in a vehicle that will generate sales in sufficient quantities and at high enough prices to be profitable. A failure to develop and offer innovative products that compare favorably to those of our principal competitors, in terms of price, quality, functionality and features, with particular regard to the upper-end of the product range, or delays in bringing strategic new models to the market, could impair our strategy, which would have a material adverse effect on our financial condition and results of operations. Additionally, our high proportion of fixed costs, both due to our significant investment in property, plant and equipment as well as the requirements of our collective bargaining agreements, which limit our flexibility to adjust personnel costs to changes in demand for our products, may further exacerbate the risks associated with incorrectly assessing demand for our vehicles.

Further, if we determine that a safety or emissions defect or a non-compliance with regulation exists with respect to a vehicle model prior to the retail launch, the launch of such vehicle could be delayed until we remedy the defect or non-compliance. The costs associated with any protracted delay in new model launches necessary to remedy such defect, and the cost of providing a free remedy for such defects or non-compliance in vehicles that have been sold, could be substantial.

The automotive industry is highly competitive and cyclical and we may suffer from those factors more than some of our competitors.

Substantially all of our revenues are generated in the automotive industry, which is highly competitive, encompassing the production and distribution of passenger cars, light commercial vehicles and components and production systems. We face competition from other international passenger car and light commercial vehicle manufacturers and distributors and components suppliers in Europe, North America, Latin America and the Asia Pacific region. These markets are all highly competitive in terms of product quality, innovation, pricing, fuel economy, reliability, safety, customer service and financial services offered, and many of our competitors are better capitalized with larger market shares.

Competition, particularly in pricing, has increased significantly in the automotive industry in recent years. Global vehicle production capacity significantly exceeds current demand, partly as a result of lower growth in demand for vehicles. This overcapacity, combined with high levels of competition and weakness of major economies, has intensified and may further intensify pricing pressures.

Our competitors may respond to these conditions by attempting to make their vehicles more attractive or less expensive to customers by adding vehicle enhancements, providing subsidized financing or leasing programs, or by reducing vehicle prices whether directly or by offering option package discounts, price rebates or other sales incentives in certain markets. In addition, manufacturers in countries which have lower production costs have announced that they intend to export lower-cost automobiles to established markets. These actions have had, and could continue to have, a negative impact on our vehicle pricing, market share, and results of operations.

In the automotive business, sales to end-customers are cyclical and subject to changes in the general condition of the economy, the readiness of end-customers to buy and their ability to obtain financing, as well as the possible introduction of measures by governments to stimulate demand. The automotive industry is also subject to the constant renewal of product offerings through frequent launches of new models. A negative trend in the automotive business or our inability to adapt effectively to external market conditions coupled with more limited capital than many of our principal competitors could have a material adverse impact on our financial condition and results of operations.

We may be unsuccessful in efforts to expand the international reach of some of our brands that we believe have global appeal and reach.

The growth strategies reflected in our Business Plan will require us to make significant investments, including to expand several brands that we believe to have global appeal into new markets. Such strategies include expanding sales of the Jeep brand globally, most notably through localized production in Asia and Latin America and reintroduction of the Alfa Romeo brand in North America and other markets throughout the world. Further, our efforts to increase our sales of Luxury Brand vehicles includes a significant expansion of our Maserati brand vehicles to cover all segments of the luxury vehicle market. This will require significant investments in our production facilities and in distribution networks in these markets. If we are unable to introduce vehicles that appeal to consumers in these markets and achieve our brand expansion strategies, we may be unable to earn a sufficient return on these investments and this could have a material adverse effect on our financial condition and results of operations.

Our current credit rating is below investment grade and any further deterioration may significantly affect our funding and prospects.

The ability to access the capital markets or other forms of financing and the related costs depend, among other things, on our credit ratings. Following downgrades by the major rating agencies, we are currently rated below investment grade. The rating agencies review these ratings regularly and, accordingly, new ratings may be assigned to us in the future. It is not currently possible to predict the timing or outcome of any ratings review. Any downgrade may increase our cost of capital and potentially limit our access to sources of financing, which may cause a material adverse effect on our business prospects, earnings and financial position. Since the ratings agencies may separately review and rate Chrysler on a stand-alone basis, it is possible that our credit ratings may not benefit from any improvements in Chrysler’s credit ratings or that a deterioration in Chrysler’s credit ratings could result in a negative rating review of us. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Fiat Group—Liquidity and Capital Resources” for more information on our financing arrangements.

We may not be able to realize anticipated benefits from any acquisitions and challenges associated with strategic alliances may have an adverse impact on our results of operations.

We may engage in acquisitions or enter into, expand or exit from strategic alliances which could involve risks that may prevent us from realizing the expected benefits of the transactions or achieving our strategic objectives. Such risks could include:

•	technological and product synergies, economies of scale and cost reductions not occurring as expected;

•	unexpected liabilities;

•	incompatibility in processes or systems;

•	unexpected changes in laws or regulations;

•	inability to retain key employees;

•	inability to source certain products;

•	increased financing costs and inability to fund such costs;

•	significant costs associated with terminating or modifying alliances; and

•	problems in retaining customers and integrating operations, services, personnel, and customer bases.

If problems or issues were to arise among the parties to one or more strategic alliances for managerial, financial or other reasons, or if such strategic alliances or other relationships were terminated, our product lines, businesses, financial position and results of operations could be adversely affected.

We may not achieve the expected benefits from our integration of the Group’s operations.

The January 2014 acquisition of the approximately 41.5 percent interest in Chrysler we did not already own and the related integration of the two businesses is intended to provide us with a number of long-term benefits, including allowing new vehicle platforms and powertrain technologies to be shared across a larger volume, as well as procurement benefits and global distribution opportunities, particularly the extension of brands into new markets. The integration is also intended to facilitate penetration of key brands in several international markets where we believe products would be attractive to consumers, but where we currently do not have significant market penetration.

The ability to realize the benefits of the integration is critical for us to compete with other automakers. If we are unable to convert the opportunities presented by the integration into long-term commercial benefits, either by improving sales of vehicles and service parts, reducing costs or both, our financial condition and results of operations may be materially adversely affected.

We may be exposed to shortfalls in our pension plans.

Our defined benefit pension plans are currently underfunded. As of December 31, 2013, our defined benefit pension plans were underfunded by approximately €4.2 billion (€4.0 billion of which relates to Chrysler’s defined benefit pension plans). Our pension funding obligations may increase significantly if the investment performance of plan assets does not keep pace with benefit payment obligations. Mandatory funding obligations may increase because of lower than anticipated returns on plan assets, whether as a result of overall weak market performance or particular investment decisions, changes in the level of interest rates used to determine required funding levels, changes in the level of benefits provided for by the plans, or any changes in applicable law related to funding requirements. Our defined benefit plans currently hold significant investments in equity and fixed income securities, as well as investments in less liquid instruments such as private equity, real estate and certain hedge funds. Due to the complexity and magnitude of certain investments, additional risks may exist, including significant changes in investment policy, insufficient market capacity to complete a particular investment strategy and an inherent divergence in objectives between the ability to manage risk in the short term and the ability to quickly rebalance illiquid and long-term investments.

To determine the appropriate level of funding and contributions to our defined benefit plans, as well as the investment strategy for the plans, we are required to make various assumptions, including an expected rate of return on plan assets and a discount rate used to measure the obligations under defined benefit pension plans. Interest rate increases generally will result in a decline in the value of investments in fixed income securities and the present value of the obligations. Conversely, interest rate decreases will generally increase the value of investments in fixed income securities and the present value of the obligations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Fiat Group—Critical Accounting Estimates—Pension plans.”

Any reduction in the discount rate or the value of plan assets, or any increase in the present value of obligations, may increase our pension expenses and required contributions and, as a result, could constrain liquidity and materially adversely affect our financial condition and results of operations. If we fail to make required minimum funding contributions, we could be subject to reportable event disclosure to the U.S. Pension Benefit Guaranty Corporation, as well as interest and excise taxes calculated based upon the amount of any funding deficiency. With our ownership in Chrysler now equal to 100 percent, we may become subject to certain U.S. legal requirements making us secondarily responsible for a funding shortfall in certain of Chrysler’s pension plans in the event these pension plans were terminated and Chrysler were to become insolvent.

We may not be able to provide adequate access to financing for our dealers and retail customers.

Our dealers enter into wholesale financing arrangements to purchase vehicles from us to hold in inventory and facilitate retail sales, and retail customers use a variety of finance and lease programs to acquire vehicles.

Unlike many of our competitors, we do not own and operate a controlled finance company dedicated solely to our mass-market operations in the U.S. and certain key markets in Europe. Instead we have elected to partner with specialized financial services providers through joint ventures and commercial agreements. Our lack of a controlled finance company in these key markets may increase the risk that our dealers and retail customers will not have access to sufficient financing on acceptable terms which may adversely affect our vehicle sales in the future. Furthermore, many of our competitors are better able to implement financing programs designed to maximize vehicle sales in a manner that optimizes profitability for them and their finance companies on an aggregate basis. Since our ability to compete depends on access to appropriate sources of financing for dealers and retail customers, our lack of a controlled finance company in those markets could adversely affect our results of operations.

In other markets, we rely on controlled finance companies, joint ventures and commercial relationships with third parties, including third party financial institutions, to provide financing to our dealers and retail customers. Finance companies are subject to various risks that could negatively affect their ability to provide financing services at competitive rates, including:

•	the performance of loans and leases in their portfolio, which could be materially affected by delinquencies, defaults or prepayments;

•	wholesale auction values of used vehicles;

•	higher than expected vehicle return rates and the residual value performance of vehicles they lease; and

•	fluctuations in interest rates and currency exchange rates.

Any financial services provider, including our joint ventures and controlled finance companies, will face other demands on its capital, including the need or desire to satisfy funding requirements for dealers or customers of our competitors as well as liquidity issues relating to other investments. Furthermore, they may be subject to regulatory changes that may increase their costs, which may impair their ability to provide competitive financing products to our dealers and retail customers.

To the extent that a financial services provider is unable or unwilling to provide sufficient financing at competitive rates to our dealers and retail customers, such dealers and retail customers may not have sufficient access to financing to purchase or lease our vehicles. As a result, our vehicle sales and market share may suffer, which would adversely affect our financial condition and results of operations.

Vehicle sales depend heavily on affordable interest rates for vehicle financing.

In certain regions, financing for new vehicle sales has been available at relatively low interest rates for several years due to, among other things, expansive government monetary policies. To the extent that interest rates rise generally, market rates for new vehicle financing are expected to rise as well, which may make our vehicles less affordable to retail customers or steer consumers to less expensive vehicles that tend to be less profitable for us, adversely affecting our financial condition and results of operations. Additionally, if consumer interest rates increase substantially or if financial service providers tighten lending standards or restrict their lending to certain classes of credit, our retail customers may not desire to or be able to obtain financing to purchase or lease our vehicles. Furthermore, because our customers may be relatively more sensitive to changes in the availability and adequacy of financing and macroeconomic conditions, our vehicle sales may be disproportionately affected by changes in financing conditions relative to the vehicle sales of our competitors.

Limitations on our liquidity and access to funding may limit our ability to execute our business plan and improve our financial condition and results of operations.

Our future performance will depend on, among other things, our ability to finance debt repayment obligations and planned investments from operating cash flow, available liquidity, the renewal or refinancing of existing bank loans and/or facilities and possible access to capital markets or other sources of financing. Although we have measures in place that are designed to ensure that adequate levels of working capital and liquidity are maintained, declines in sales volumes could have a negative impact on the cash-generating capacity of our operating activities. For a discussion of these factors, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Fiat Group—Liquidity and Capital Resources.” We could, therefore, find ourselves in the position of having to seek additional financing and/or having to refinance existing debt, including in unfavorable market conditions, with limited availability of funding and a general increase in funding costs. Any limitations on our liquidity, due to decreases in vehicle sales, the amount of or restrictions in our existing indebtedness, conditions in the credit markets, general economic conditions or otherwise, may adversely impact our ability to execute our business plan and impair our financial condition and results of operations. In addition, any actual or perceived limitations of our liquidity may limit the ability or willingness of counterparties, including dealers, customers, suppliers and financial service providers, to do business with us, which may adversely affect our financial condition and results of operations.

Our ability to achieve cost reductions and to realize production efficiencies is critical to maintaining our competitiveness and long-term profitability.

We are continuing to implement a number of cost reduction and productivity improvement initiatives in our operations, for example, by increasing the number of vehicles that are based on common platforms, reducing dependence on sales incentives offered to dealers and consumers, leveraging purchasing capacity and volumes and implementing World Class Manufacturing, or WCM, principles. WCM principles are intended to eliminate waste of all types, and improve worker efficiency, productivity, safety and vehicle quality as well as worker flexibility and focus on removing capacity bottlenecks to maximize output when market demand requires without having to resort to significant capital investments. As part of our Business Plan, we plan to continue our efforts to extend our WCM programs into all of our production facilities and benchmark across all of our facilities around the world, which is supported by Chrysler’s January 2014 memorandum of understanding with the UAW. Our future success depends upon our ability to implement these initiatives successfully throughout our operations. While some productivity improvements are within our control, others depend on external factors, such as commodity prices, supply capacity limitations, or trade regulation. These external factors may make it more difficult to reduce costs as planned, and we may sustain larger than expected production expenses, materially affecting our business and results of operations. Furthermore, reducing costs may prove difficult due to the need to introduce new and improved products in order to meet consumer expectations.

Our business operations may be impacted by various types of claims, lawsuits, and other contingent obligations.

We are involved in various product liability, warranty, product performance, asbestos, personal injury, environmental claims and lawsuits, governmental investigations, antitrust, intellectual property and other legal proceedings including those that arise in the ordinary course of our business. We estimate such potential claims and contingent liabilities and, where appropriate, record provisions to address these contingent liabilities. The ultimate outcome of the legal matters pending against us is uncertain, and although such claims, lawsuits and other legal matters are not expected individually to have a material adverse effect on our financial condition or results of operations, such matters could have, in the aggregate, a material adverse effect on our financial condition or results of operations. Furthermore, we could, in the future, be subject to judgments or enter into settlements of lawsuits and claims that could have a material adverse effect on our results of operations in any particular period. While we maintain insurance coverage with respect to certain claims, we may not be able to obtain such insurance on acceptable terms in the future, if at all, and any such insurance may not provide adequate coverage against any such claims. See also Notes 26 and 33 to the Annual Consolidated Financial Statements included elsewhere in this prospectus for additional information.

Product recalls and warranty obligations may result in direct costs, and loss of vehicle sales could have material adverse effects on our business.

From time to time, we have been required to recall vehicles to address performance, compliance or safety-related issues. The costs we incur to recall vehicles typically include the cost of replacement parts and labor to remove and replace parts, and may substantially depend on the nature of the remedy and the number of vehicles affected. Product recalls may also harm our reputation and may cause consumers to question the safety or reliability of our products.

Any costs incurred, or lost vehicle sales, resulting from product recalls could materially adversely affect our financial condition and results of operations. Moreover, if we face consumer complaints, or we receive information from vehicle rating services that calls into question the safety or reliability of one of our vehicles and we do not issue a recall, or if we do not do so on a timely basis, our reputation may also be harmed and we may lose future vehicle sales.

We are also obligated under the terms of our warranty agreements to make repairs or replace parts in our vehicles at our expense for a specified period of time. Therefore, any failure rate that exceeds our assumptions may result in unanticipated losses.

Failure to maintain adequate financial and management processes and controls could lead to errors in our financial reporting, which could harm our business reputation.

We continuously monitor and evaluate changes in our internal controls over financial reporting. In support of our drive toward common global systems, we are extending the current finance, procurement, and capital project and investment management systems to new areas of operations. As appropriate, we continue to modify the design and documentation of internal control processes and procedures relating to the new systems to simplify and automate many of our previous processes. Our management believes that the implementation of these systems will continue to improve and enhance internal controls over financial reporting. Failure to maintain adequate financial and management processes and controls could lead to errors in our financial reporting, which could harm our business reputation.

A disruption in our information technology could compromise confidential and sensitive information.

We depend on our information technology and data processing systems to operate our business, and a significant malfunction or disruption in the operation of our systems, or a security breach that compromises the confidential and sensitive information stored in those systems, could disrupt our business and adversely impact our ability to compete.

Our ability to keep our business operating effectively depends on the functional and efficient operation of our information, data processing and telecommunications systems, including our vehicle design, manufacturing, inventory tracking and billing and payment systems. We rely on these systems to make a variety of day-to-day business decisions as well as to track transactions, billings, payments and inventory. Such systems are susceptible to malfunctions and interruptions due to equipment damage, power outages, and a range of other hardware, software and network problems. Those systems are also susceptible to cybercrime, or threats of intentional disruption, which are increasing in terms of sophistication and frequency. For any of these reasons, we may experience systems malfunctions or interruptions. Although our systems are diversified, including multiple server locations and a range of software applications for different regions and functions, and we are currently undergoing an effort to assess and ameliorate risks to our systems, a significant or large-scale malfunction or interruption of any one of our computer or data processing systems could adversely affect our ability to manage and keep our operations running efficiently, and damage our reputation if we are unable to track transactions and deliver products to our dealers and customers. A malfunction that results in a wider or sustained disruption to our business could have a material adverse effect on our business, financial condition and results of operations.

In addition to supporting our operations, we use our systems to collect and store confidential and sensitive data, including information about our business, our customers and our employees. As our technology continues to evolve, we anticipate that we will collect and store even more data in the future, and that our systems will increasingly use remote communication features that are sensitive to both willful and unintentional security breaches. Much of our value is derived from our confidential business information, including vehicle design, proprietary technology and trade secrets, and to the extent the confidentiality of such information is compromised, we may lose our competitive advantage and our vehicle sales may suffer. We also collect, retain and use personal information, including data we gather from customers for product development and marketing purposes, and data we obtain from employees. In the event of a breach in security that allows third parties access to this personal information, we are subject to a variety of ever-changing laws on a global basis that require us to provide notification to the data owners, and that subject us to lawsuits, fines and other means of regulatory enforcement. Our reputation could suffer in the event of such a data breach, which could cause consumers to purchase their vehicles from our competitors. Ultimately, any significant compromise in the integrity of our data security could have a material adverse effect on our business.

We may not be able to adequately protect our intellectual property rights, which may harm our business.

Our success depends, in part, on our ability to protect our intellectual property rights. If we fail to protect our intellectual property rights, others may be able to compete against us using intellectual property that is the same as or similar to our own. In addition, there can be no guarantee that our intellectual property rights are sufficient to provide us with a competitive advantage against others who offer products similar to ours. Despite our efforts, we may be unable to prevent third parties from infringing our intellectual property and using our technology for their competitive advantage. Any such infringement and use could adversely affect our business, financial condition or results of operations.

The laws of some countries in which we operate do not offer the same protection of our intellectual property rights as do the laws of the U.S. or Europe. In addition, effective intellectual property enforcement may be unavailable or limited in certain countries, making it difficult for us to protect our intellectual property from misuse or infringement there. Our inability to protect our intellectual property rights in some countries may harm our business, financial condition or results of operations.

We are subject to risks relating to international markets and exposure to changes in local conditions.

We are subject to risks inherent to operating globally, including those related to:

•	exposure to local economic and political conditions;

•	import and/or export restrictions;

•	multiple tax regimes, including regulations relating to transfer pricing and withholding and other taxes on remittances and other payments to or from subsidiaries;

•

foreign investment and/or trade restrictions or requirements, foreign exchange controls and restrictions on the repatriation of funds. In particular, current regulations limit our ability to access and transfer liquidity out of Venezuela to meet demands in other countries and also subject us to increased risk of devaluation or other foreign exchange losses. In December 2010 and February 2013, the Venezuelan government announced devaluations of the official Venezuelan Bolivar (VEF) to U.S. dollar exchange rate, which resulted in devaluation of our VEF denominated balances. In March 2014, the Venezuelan government introduced an additional auction-based foreign exchange system, referred to as the SICAD II rate. The SICAD II rate has ranged from 49 to 51.9 VEF to U.S. dollar in the period since its introduction until June 30, 2014. The SICAD II rate is expected to be used primarily for imports and has been limited to amounts of VEF that can be exchanged into other currencies, such as the U.S. dollar. As a result of the recent exchange agreement between the Central Bank of Venezuela and the Venezuelan government and the limitations of the SICAD II rate, the Group believes any future remittances of dividends would be transacted at the SICAD I rate. As a result, the Group determined that the SICAD I rate, and not the SICAD II rate, is the most appropriate rate to use, which was 10.7 VEF to U.S. dollar at March 31, 2014; and

•	the introduction of more stringent laws and regulations.

Unfavorable developments in any one or a combination of these areas (which may vary from country to country) could have a material adverse effect on our financial condition and results of operations.

Our success largely depends on the ability of our current management team to operate and manage effectively.

Our success largely depends on the ability of our senior executives and other members of management to effectively manage the Group and individual areas of the business. In particular, our Chief Executive Officer, Sergio Marchionne, is critical to the execution of our new strategic direction and implementation of the 2014-2018 Business Plan. Although Mr. Marchionne has indicated his intention to remain as our Chief Executive Officer through the period of our 2014-2018 Business Plan, if we were to lose his services or those of any of our other senior executives or other key employees this could have a material adverse effect on our business prospects, earnings and financial position. We have developed succession plans that we believe are appropriate in the circumstances, although it is difficult to predict with any certainty that we will replace these individuals with persons of equivalent experience and capabilities. If we are unable to find adequate replacements or to attract, retain and incentivize senior executives, other key employees or new qualified personnel our business, financial condition and results of operations may suffer.

Developments in emerging market countries may adversely affect our business.

We operate in a number of emerging markets, both directly (e.g., Brazil and Argentina) and through joint ventures and other cooperation agreements (e.g., Turkey, India, China and Russia). Our Business Plan provides for expansion of our existing sales and manufacturing presence in our LATAM and APAC regions. In recent years we have been the market leader in Brazil, which has provided a key contribution to our financial performance. Our exposure to other emerging countries has increased in recent years, as have the number and importance of such joint ventures and cooperation agreements. Economic and political developments in Brazil and other emerging markets, including economic crises or political instability, have had and could have in the future material adverse effects on our financial condition and results of operations. Further, in certain markets in which we or our joint ventures operate, government approval may be required for certain activities, which may limit our ability to act quickly in making decisions on our operations in those markets.

Maintaining and strengthening our position in these emerging markets is a key component of our global growth strategy in our Business Plan. However, with competition from many of the largest global manufacturers as well as numerous smaller domestic manufacturers, the automotive market in these emerging markets is highly competitive. As these markets continue to grow, we anticipate that additional competitors, both international and domestic, will seek to enter these markets and that existing market participants will try to aggressively protect or increase their market share. Increased competition may result in price reductions, reduced margins and our inability to gain or hold market share, which could have a material adverse effect on our financial condition and results of operations.

Our reliance on joint ventures in certain emerging markets may adversely affect the development of our business in those regions.

We intend to expand our presence in emerging markets, including China and India, through partnerships and joint ventures. For instance, in 2010, we entered into a joint venture with Guangzhou Automobile Group Co., Ltd (GAC Group) for the production of engines and vehicles in China for the Chinese market, as well as securing exclusive distribution of our Fiat brand vehicles in China. We have also entered into a joint venture with TATA Motors Limited for the production of certain of our vehicles, engines and transmissions in India.

Our reliance on joint ventures to enter or expand our presence in these markets may expose us to risk of conflict with our joint venture partners and the need to divert management resources to overseeing these shareholder arrangements. Further, as these arrangements require cooperation with third party partners, these joint ventures may not be able to make decisions as quickly as we would if we were operating on our own or may take actions that are different from what we would do on a standalone basis in light of the need to consider our partners’ interests. As a result, we may be less able to respond timely to changes in market dynamics, which could have an adverse effect on our financial condition and results of operations.

Laws, regulations and governmental policies, including those regarding increased fuel economy requirements and reduced greenhouse gas emissions, may have a significant effect on how we do business and may adversely affect our results of operations.

In order to comply with government regulations related to fuel economy and emissions standards, we must devote significant financial and management resources, as well as vehicle engineering and design attention, to these legal requirements. We expect the number and scope of these regulatory requirements, along with the costs associated with compliance, to increase significantly in the future and these costs could be difficult to pass through to customers. As a result, we may face limitations on the types of vehicles we produce and sell and where we can sell them, which could have a material adverse impact on our financial condition and results of operations. For a discussion of these regulations, see “The Fiat Group—Environmental and Other Regulatory Matters.”

Government initiatives to stimulate consumer demand for products sold by us, such as changes in tax treatment or purchase incentives for new vehicles, can substantially influence the timing and level of revenues. The size and duration of such government measures are unpredictable and outside of our control. Any adverse change in government policy relating to those measures could have material adverse effects on our business prospects, financial condition and results of operations.

The financial resources required to develop and commercialize vehicles incorporating sustainable technologies for the future are significant, as are the barriers that limit the mass-market potential of such vehicles.

Our product strategy is driven by the objective of achieving sustainable mobility by reducing the environmental impact of vehicles over their entire life cycle. We therefore intend to continue investing capital resources to develop new sustainable technology. We aim to increase the use of alternative fuels, such as natural gas, by continuing to offer a complete range of dual-fuel passenger cars and commercial vehicles. Additionally, we plan to continue developing alternative propulsion systems, particularly for vehicles driven in urban areas (such as the zero-emission Fiat 500e).

In many cases, technological and cost barriers limit the mass-market potential of sustainable natural gas and electric vehicles. In certain other cases the technologies that we plan to employ are not yet commercially practical and depend on significant future technological advances by us and by suppliers. There can be no assurance that these advances will occur in a timely or feasible manner, that the funds we have budgeted or expended for these purposes will be adequate, or that we will be able to obtain rights to use these technologies. Further, our competitors and others are pursuing similar technologies and other competing technologies and there can be no assurance that they will not acquire similar or superior technologies sooner than we will or on an exclusive basis or at a significant price advantage.

Labor laws and collective bargaining agreements with our labor unions could impact our ability to increase the efficiency of our operations.

Substantially all of our production employees are represented by trade unions, are covered by collective bargaining agreements and/or are protected by applicable labor relations regulations that may restrict our ability to modify operations and reduce costs quickly in response to changes in market conditions. See “The Fiat Group—Employees” for a description of these arrangements. These and other provisions in our collective bargaining agreements may impede our ability to restructure our business successfully to compete more effectively, especially with those automakers whose employees are not represented by trade unions or are subject to less stringent regulations, which could have a material adverse effect on our financial condition and results of operations.

We depend on our relationships with suppliers.

We purchase raw materials and components from a large number of suppliers and depend on services and products provided by companies outside the Group. Close collaboration between an original equipment manufacturer, or OEM, and its suppliers is common in the automotive industry, and although this offers economic benefits in terms of cost reduction, it also means that we depend on our suppliers and are exposed to the possibility that difficulties, including those of a financial nature, experienced by those suppliers (whether caused by internal or external factors) could have a material adverse effect on our financial condition and/or results of operations.

We face risks associated with increases in costs, disruptions of supply or shortages of raw materials.

We use a variety of raw materials in our business including steel, aluminum, lead, resin and copper, and precious metals such as platinum, palladium and rhodium, as well as energy. The prices for these raw materials fluctuate, and market conditions can affect our ability to manage our cost of sales over the short term. We seek to manage this exposure, but we may not be successful in managing our exposure to these risks. Substantial increases in the prices for raw materials would increase our operating costs and could reduce profitability if the increased costs cannot be offset by changes in vehicle prices or countered by productivity gains. In particular, certain raw materials are sourced from a limited number of suppliers and from a limited number of countries. We cannot guarantee that we will be able to maintain arrangements with these suppliers that assure access to these raw materials, and in some cases this access may be affected by factors outside of our control and the control of our suppliers. For instance, natural or man-made disasters or civil unrest may have severe and unpredictable effects on the price of certain raw materials in the future.

As with raw materials, we are also at risk for supply disruption and shortages in parts and components for use in our vehicles for many reasons including, but not limited to, tight credit markets or other financial distress, natural or man-made disasters, or production difficulties. We will continue to work with suppliers to monitor potential disruptions and shortages and to mitigate the effects of any emerging shortages on our production volumes and revenues. However, there can be no assurances that these events will not have an adverse effect on our production in the future, and any such effect may be material.

Any interruption in the supply or any increase in the cost of raw materials, parts, components and systems could negatively impact our ability to achieve our vehicle sales objectives and profitability. Long-term interruptions in supply of raw materials, parts, components and systems may result in a material impact on vehicle production, vehicle sales objectives, and profitability. Cost increases which cannot be recouped through increases in vehicle prices, or countered by productivity gains, may result in a material impact on our financial condition and/or results of operations.

We are subject to risks associated with exchange rate fluctuations, interest rate changes, credit risk and other market risks.

We operate in numerous markets worldwide and are exposed to market risks stemming from fluctuations in currency and interest rates. The exposure to currency risk is mainly linked to the differences in geographic distribution of our manufacturing activities and commercial activities, resulting in cash flows from sales being denominated in currencies different from those connected to purchases or production activities.

We use various forms of financing to cover funding requirements for our industrial activities and for providing financing to our dealers and customers. Moreover, liquidity for industrial activities is also principally invested in variable-rate or short-term financial instruments. Our financial services businesses normally operate a matching policy to offset the impact of differences in rates of interest on the financed portfolio and related liabilities. Nevertheless, changes in interest rates can affect net revenues, finance costs and margins.

We seek to manage risks associated with fluctuations in currency and interest rates through financial hedging instruments. Despite such hedges being in place, fluctuations in currency or interest rates could have a material adverse effect on our financial condition and results of operations. For example, the weakening of the Brazilian Real against the Euro in 2013 impacted the results of operations of our LATAM segment. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Fiat Group—Results of Operations.”

Our financial services activities are also subject to the risk of insolvency of dealers and retail customers, as well as unfavorable economic conditions in markets where these activities are carried out. Despite our efforts to mitigate such risks through the credit approval policies applied to dealers and retail customers, there can be no assurances that we will be able to successfully mitigate such risks, particularly with respect to a general change in economic conditions.

It may be difficult to enforce U.S. judgments against us.

We are organized under the laws of the Netherlands, and a substantial portion of our assets are outside of the U.S. Most of our directors and senior management and our independent auditors are resident outside the U.S., and all or a substantial portion of their respective assets may be located outside the U.S. As a result, it may be difficult for U.S. investors to effect service of process within the U.S. upon these persons. It may also be difficult for U.S. investors to enforce within the U.S. judgments predicated upon the civil liability provisions of the securities laws of the U.S. or any state thereof. In addition, there is uncertainty as to whether the courts outside the U.S. would recognize or enforce judgments of U.S. courts obtained against us or our directors and officers predicated upon the civil liability provisions of the securities laws of the U.S. or any state thereof. Therefore, it may be difficult to enforce U.S. judgments against us, our directors and officers and our independent auditors.

Risks Related to Taxation

No ruling will be received in respect of the U.S. federal income tax consequences of the Merger.

FCA believes that the Merger constitutes for U.S. federal income tax purposes a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, of 1986, as amended, or the Code. FCA expects to receive an opinion from Sullivan & Cromwell LLP to the effect that the Merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. This opinion will be based on certain assumptions and on representation letters provided by Fiat and FCA to be delivered at the time of the closing. If any of the assumptions or representations upon which such opinion is based are inconsistent with the actual facts with respect to the Merger, the U.S. federal income tax consequences of the Merger could be adversely affected.

The tax opinion given in connection with the Merger or in connection with the filing of this registration statement will not be binding on the Internal Revenue Service, or IRS. FCA does not intend to request a ruling from the IRS as to the U.S. federal income tax consequences of the Merger, and consequently there is no guarantee that the IRS will treat the Merger in the manner described herein. If the IRS successfully challenges the treatment of the Merger, adverse U.S. federal income tax consequences may result. Shareholders should consult their own tax advisors regarding the U.S. federal, state and local and non-U.S. and other tax consequences of the Merger in their particular circumstances (including the possible tax consequences if the “reorganization” treatment is successfully challenged).

There may be potential “Passive Foreign Investment Company” tax considerations for U.S. Shareholders.

FCA would be a “passive foreign investment company”, or a PFIC, for U.S. federal income tax purposes with respect to a U.S. Shareholder (as defined in “Tax Consequences—Material U.S. Federal Income Tax Consequences” below) if for any taxable year in which such U.S. Shareholder held FCA common shares, after the application of applicable “look-through rules” (i) 75 percent or more of FCA’s gross income for the taxable year consists of “passive income” (including dividends, interest, gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business, as defined in applicable Treasury Regulations), or (ii) at least 50 percent of its assets for the taxable year (averaged over the year and determined based upon value) produce or are held for the production of “passive income.” U.S. persons who own shares of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the dividends they receive from the PFIC, and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC. In addition, if Fiat were or had been in the past a PFIC, the exchange of Fiat ordinary shares for FCA common shares could be taxable to U.S. Shareholders.

While FCA believes that its shares are not stock of a PFIC for U.S. federal income tax purposes, this conclusion is a factual determination made annually and thus may be subject to change. Moreover, FCA may become a PFIC in future taxable years if there were to be changes in FCA’s assets, income or operations. In addition, if Fiat were or had been in the past a PFIC, the treatment of the exchange of Fiat ordinary shares for FCA common shares would be uncertain. See “Tax Consequences—Material U.S. Federal Income Tax Consequences—U.S. Shareholders—PFIC Considerations—Consequences of Holding FCA Stock” and “—Consequences of the Merger” for a further discussion.

Tax consequences of the loyalty voting structure are uncertain.

No statutory, judicial or administrative authority directly discusses how the receipt, ownership, or disposition of special voting shares should be treated for Italian, U.K. or U.S. tax purposes and as a result, the tax consequences in those jurisdictions are uncertain.

The fair market value of the FCA special voting shares, which may be relevant to the tax consequences, is a factual determination and is not governed by any guidance that directly addresses such a situation. Because, among other things, the special voting shares are not transferrable (other than, in very limited circumstances, together with the associated FCA common shares) and a shareholder will receive amounts in respect of the special voting shares only if FCA is liquidated, FCA believes and intends to take the position that the value of each special voting share is minimal. However, the relevant tax authorities could assert that the value of the special voting shares as determined by FCA is incorrect.

The tax treatment of the loyalty voting structure is unclear and shareholders are urged to consult their tax advisors in respect of the consequences of acquiring, owning and disposing of special voting shares. See “Tax Consequences” for a further discussion.

FCA intends to operate so as to be treated as exclusively resident in the United Kingdom for tax purposes, but the relevant tax authorities may treat it as also being tax resident elsewhere.

FCA is not a company incorporated in the U.K. Therefore, whether it is resident in the U.K. for tax purposes will depend on whether its “central management and control” is located (in whole or in part) in the U.K. The test of “central management and control” is largely a question of fact and degree based on all the circumstances, rather than a question of law. Nevertheless, the decisions of the U.K. courts and the published practice of Her Majesty’s Revenue & Customs, or HMRC, suggest that FCA, a group holding company, is likely to be regarded as having become U.K.-resident on this basis from incorporation and remaining so if, as FCA intends, (i) most meetings of its Board of Directors are held in the U.K. with a majority of directors present in the U.K. for those meetings; (ii) at those meetings there are full discussions of, and decisions are made regarding, the key strategic issues affecting FCA and its subsidiaries; (iii) those meetings are properly minuted; (iv) at least some of the directors of FCA, together with supporting staff, are based in the U.K.; and (v) FCA has permanent staffed office premises in the U.K.

Even if FCA is resident in the U.K. for tax purposes on this basis, as expected, it would nevertheless not be treated as U.K.-resident if (a) it were concurrently resident in another jurisdiction (applying the tax residence rules of that jurisdiction) that has a double tax treaty with the U.K. and (b) there is a tie-breaker provision in that tax treaty which allocates exclusive residence to that other jurisdiction.

Residence of FCA for Italian tax purposes is largely a question of fact based on all circumstances. A rebuttable presumption of residence in Italy may apply under Article 73(5-bis) of the Italian Consolidated Tax Act, or CTA. However, FCA intends to set up its management and organizational structure in such a manner that it should be deemed resident in the U.K. from its incorporation for the purposes of the Italy-U.K. tax treaty. Because this analysis is highly factual and may depend on future changes in FCA’s management and organizational structure, there can be no assurance regarding the final determination of FCA’s tax residence. Should FCA be treated as an Italian tax resident, it would be subject to taxation in Italy on its worldwide income and may be required to comply with withholding tax and/or reporting obligations provided under Italian tax law, which could result in additional costs and expenses.

Even if its “central management and control” is in the U.K. as expected, FCA will be resident in the Netherlands for Dutch corporate income tax and Dutch dividend withholding tax purposes on the basis that it is incorporated there. Nonetheless, FCA will be regarded as solely resident in either the U.K. or the Netherlands under the Netherlands-U.K. tax treaty if the U.K. and Dutch competent authorities agree that this is the case. FCA intends to seek a ruling on this question from the U.K. and Dutch competent authorities. FCA anticipates that, so long as the factors listed in the third preceding paragraph are present at all material times, it is unlikely that the U.K. and Dutch competent authorities will rule that FCA should be treated as solely resident in the Netherlands. The outcome of that ruling, however, cannot be guaranteed. If there is a change over time to the facts upon which a ruling issued by the competent authorities is based, the ruling may be withdrawn.

Unless and until the U.K. and the Dutch competent authorities rule that FCA should be treated as solely resident in the U.K. for the purposes of the Netherlands-U.K. double tax treaty, the Netherlands will be allowed to levy tax on FCA as a Dutch-tax-resident taxpayer. Furthermore, in these circumstances, dividends distributed by FCA will be subject to Dutch dividend withholding tax.

Should Dutch or Italian withholding taxes be imposed on future dividends or distributions with respect to FCA common shares, whether such withholding taxes are creditable against a tax liability to which a shareholder is otherwise subject depends on the laws of such shareholder’s jurisdiction and such shareholder’s particular circumstances. Shareholders are urged to consult their tax advisors in respect of the consequences of the potential imposition of Dutch and/or Italian withholding taxes.

The U.K.’s controlled foreign company taxation rules may reduce net returns to shareholders.

On the assumption that FCA is resident for tax purposes in the U.K., FCA will be subject to the U.K. controlled foreign company, or CFC, rules. The U.K. government has reformed the CFC rules to target them more narrowly on profits (other than certain capital gains) “artificially diverted” from the U.K. FCA will need to apply the new rules.

The new CFC rules can subject U.K.-tax-resident companies (in this case FCA) to U.K. tax on the profits of certain companies not resident for tax purposes in the U.K. in which they have at least a 25 percent direct or indirect interest. Interests of connected or associated persons may be aggregated with those of the U.K.-tax-resident company when applying this 25 percent threshold. For a company to be a CFC, it must be treated as directly or indirectly controlled by persons resident for tax purposes in the U.K. The definition of control is broad (it includes economic rights) and captures some joint ventures.

Various exemptions are available. One of these is that a CFC must be subject to tax in its territory of residence at an effective rate not less than 75 percent of the rate to which it would be subject in the U.K., after making specified adjustments. Another of the exemptions (the “excluded territories exemption”) is that the CFC is resident in a jurisdiction specified by HMRC in regulations (several jurisdictions in which the Fiat group has significant operations, including Brazil, Italy and the United States, are so specified). For this exemption to be available, the CFC must not be involved in an arrangement with a main purpose of avoiding U.K. tax and the CFC’s income falling within certain categories (often referred to as the CFC’s “bad income”) must not exceed a set limit. In the case of the United States and certain other countries, the “bad income” test need not be met if the CFC does not have a permanent establishment in any other territory and the CFC or persons with an interest in it are subject to tax in its home jurisdiction on all its income (other than non-deductible distributions). FCA expects that its principal operating activities should fall within one or more of the exemptions from the CFC rules, in particular the excluded territories exemption.

Where the entity exemptions are not available, profits from activities other than finance or insurance will only be subject to apportionment under the CFC rules where:

•	some of the CFC’s assets or risks are acquired, managed or controlled to any significant extent in the U.K. (a) other than by a U.K. permanent establishment of the CFC and (b) other than under arm’s length arrangements;

•	the CFC could not manage the assets or risks itself; and

•	the CFC is party to arrangements which increase its profits while reducing tax payable in the U.K. and the arrangements would not have been made if they were not expected to reduce tax in some jurisdiction.

Profits from finance activities (whether considered trading or non-trading profits for U.K. tax purposes) or from insurance may be subject to apportionment under the CFC rules if they meet the tests set out above or specific tests for those activities. A full or 75 percent exemption may also be available for some non-trading finance profits.

Although FCA does not expect the U.K.’s CFC rules to have a material adverse impact on its financial position, the effect of the new CFC rules is not yet certain. FCA will continue to monitor developments in this regard and seek to mitigate any adverse U.K. tax implications which may arise. However, the possibility cannot be excluded that the reform of the CFC rules may have a material adverse impact on the financial position of FCA, reducing net returns to FCA shareholders.

The existence of a permanent establishment in Italy for FCA after the Merger is a question of fact based on all the circumstances.

Whether FCA maintains a permanent establishment in Italy after the Merger (an “Italian P.E.”) is largely a question of fact based on all the circumstances. FCA believes that, on the understanding that it should be a U.K.-resident company under the Italy-U.K. tax treaty, it is likely to be treated as maintaining an Italian P.E. because it intends to maintain sufficient employees, facilities and activities in Italy to qualify as maintaining an Italian P.E. Should this be the case (i) the embedded gains on FCA’s assets connected with the Italian P.E. will not be taxed upon the Merger; (ii) Fiat’s tax-deferred reserves will not be taxed, inasmuch as they are booked in the Italian P.E.’s financial accounts; and (iii) an Italian fiscal unit, or Fiscal Unit, could be maintained with respect to Fiat’s Italian subsidiaries whose shareholdings are part of the Italian P.E.’s net worth. Because this analysis is highly factual, there can be no assurance regarding FCA’s maintaining an Italian P.E. after the Merger.

The Merger will likely result in the immediate charge of an Italian Exit Tax with respect to capital gains on assets that are expected to be transferred out of the Italian P.E. in connection with the Merger.

The Merger should qualify as a cross-border merger transaction for Italian tax purposes. Italian tax laws provide that such a cross-border merger is tax-neutral with respect to those Fiat assets that remain connected with the Italian P.E., but will result in the realization of capital gains or losses on those Fiat assets that will not be connected with the Italian P.E. (giving rise to an “Italian Exit Tax”).

Under a recently enacted Italian law (Article 166 (2-quater) of the CTA), companies which cease to be Italian-resident and become tax-resident in another EU Member State may apply to suspend any Italian Exit Tax under the principles of the Court of Justice of the European Union case C-371/10, National Grid Indus BV. Italian rules implementing Article 166 (2-quater), issued in August 2013, excluded cross-border merger transactions from the suspension of the Italian Exit Tax. As a result, the Merger will result in the immediate charge of an Italian Exit Tax in relation to those Fiat assets that will not be connected with the Italian P.E.

Whether or not the Italian implementing rules are deemed compatible with EU law is unlikely to be determined before the payment of the Italian Exit Tax is due. Capital gains on certain assets of the Group that are expected to be transferred out of the Italian P.E. in connection with the Merger will be realized for Italian tax purposes. However, Fiat expects that such gains may be largely offset by tax losses available to the Group.

The continuation of the Fiscal Unit in the hands of the Italian P.E. and the tax treatment of the carried-forward tax losses of such Fiscal Unit is uncertain and subject to a mandatory ruling request.

According to Article 124(5) of the CTA, a mandatory ruling request should be submitted to the Italian tax authorities, in order to ensure the continuity, via the Italian P.E., of the Fiscal Unit currently in place between Fiat and Fiat’s Italian subsidiaries. Fiat has filed a ruling request to the Italian tax authorities in respect of the Merger. Depending on the outcome of the ruling, it is possible that the carried-forward tax losses generated by the Fiscal Unit would become restricted losses and they could not be used to offset the future taxable income of the Fiscal Unit. It is also possible that FCA would not be able to offset the Fiscal Unit’s carried-forward tax losses against any capital gains on Fiat’s assets that are not connected with the Italian P.E., despite the continuity of the Fiscal Unit. In the case that the carried-forward tax losses become restricted losses and are not able to be used to offset the future taxable income of the Fiscal Unit or in the case that the carried-forward tax losses would not be able to offset any capital gains on Fiat’s assets, the recoverability of such carried-forward tax losses may be reassessed. The outcome of any reassessment could result in a derecognition of such carried-forward tax losses, which may adversely affect our financial condition or results of operations.

Risks Related to Our Indebtedness

We have significant outstanding indebtedness, which may limit our ability to obtain additional funding on competitive terms and limit our financial and operating flexibility.

The extent of our indebtedness could have important consequences on our operations and financial results, including:

•	we may not be able to secure additional funds for working capital, capital expenditures, debt service requirements or general corporate purposes;

•	we may need to use a portion of our projected future cash flow from operations to pay principal and interest on our indebtedness, which may reduce the amount of funds available to us for other purposes;

•	we may be more financially leveraged than some of our competitors, which may put us at a competitive disadvantage; and

•	we may not be able to adjust rapidly to changing market conditions, which may make us more vulnerable to a downturn in general economic conditions or our business.

These risks may be exacerbated by volatility in the financial markets, particularly those resulting from perceived strains on the finances and creditworthiness of several governments and financial institutions, particularly in the Eurozone.

Among the anticipated benefits of the corporate reorganization announced in January 2014 is the expected reduction in funding costs over time due to anticipated improved debt capital markets positioning of the combined entity. However, we may not recognize these benefits for some time as we expect to maintain our existing capital structure until it becomes cost effective to modify this structure in light of our existing long-term obligations. However, certain of the circumstances and risks described may delay or reduce the expected cost savings from the future funding structures and the expected cost savings may not be achieved in full or at all. See “The Merger—Reasons for the Merger.”

Even after the January 2014 acquisition of the approximately 41.5 percent interest in Chrysler that we did not already own, Chrysler continues to manage financial matters, including funding and cash management, separately. Additionally, Fiat has not provided guarantees or security or undertaken any other similar commitment in relation to any financial obligation of Chrysler, nor does it have any commitment to provide funding to Chrysler in the future.

Furthermore, certain bonds issued by Fiat and its subsidiaries include covenants that may be affected by circumstances related to Chrysler. In particular, these bonds include cross-default clauses which may accelerate the relevant issuer’s obligation to repay its bonds in the event that Chrysler fails to pay certain debt obligations on maturity or is otherwise subject to an acceleration in the maturity of any of those obligations. Therefore, these cross-default provisions could require early repayment of those bonds in the event Chrysler’s debt obligations are accelerated or are not repaid at maturity. There can be no assurance that the obligation to accelerate the repayment by Chrysler of its debts will not arise or that it will be able to pay its debt obligations when due at maturity.

In addition, one of Fiat’s existing revolving credit facilities, expiring in July 2016, provides some limits on Fiat’s ability to provide financial support to Chrysler.

Restrictive covenants in our debt agreements could limit our financial and operating flexibility.

The indentures governing certain of our outstanding public indebtedness, and other credit agreements to which companies in the Group are a party, contain covenants that restrict the ability of companies in the Group to, among other things:

•	incur additional debt;

•	make certain investments;

•	enter into certain types of transactions with affiliates;

•	sell certain assets or merge with or into other companies;

•	use assets as security in other transactions; and

•	enter into sale and leaseback transactions.

For more information regarding our credit facilities and debt, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Fiat Group—Liquidity and Capital Resources.”

Restrictions arising out of Chrysler’s debt instruments may hinder our ability to manage our operations on a consolidated, global basis.

Chrysler is party to credit agreements for certain senior credit facilities and an indenture for two series of secured senior notes. These debt instruments include covenants that restrict Chrysler’s ability to pay dividends or enter into sale and leaseback transactions, make certain distributions or purchase or redeem capital stock, prepay other debt, encumber assets, incur or guarantee additional indebtedness, incur liens, transfer and sell assets or engage in certain business combinations, enter into certain transactions with affiliates or undertake various other business activities.

In particular, in January 2014, Chrysler paid a distribution of U.S.$1.9 billion (€1.4 billion) to its members. With certain exceptions, further distributions will be limited to 50 percent of Chrysler’s cumulative consolidated net income (as defined in the agreements) from the period from January 1, 2012 until the end of the most recent fiscal quarter, less the amount of the January 2014 distribution. See “Management’s Discussion and Analysis of Financial Condition and the Results of Operations of the Fiat Group—Liquidity and Capital Resources.”

These restrictive covenants could have an adverse effect on our business by limiting our ability to take advantage of financing, mergers and acquisitions, joint ventures or other corporate opportunities. In particular, the senior credit facilities contain, and future indebtedness may contain, other and more restrictive covenants. These agreements also restrict Chrysler from prepaying certain of its indebtedness or imposing limitations that make prepayment impractical. The senior credit facilities require Chrysler to maintain borrowing base collateral coverage and a minimum liquidity threshold. A breach of any of these covenants or restrictions could result in an event of default on the indebtedness and the other indebtedness of Chrysler or result in cross-default under certain of its indebtedness.

If Chrysler is unable to comply with these covenants, its outstanding indebtedness may become due and payable and creditors may foreclose on pledged properties. In this case, Chrysler may not be able to repay its debt and it is unlikely that it would be able to borrow sufficient additional funds. Even if new financing is made available to Chrysler in such circumstances, it may not be available on acceptable terms.

Compliance with certain of these covenants could also restrict Chrysler’s ability to take certain actions that its management believes are in Chrysler’s and our best long-term interests.

Should Chrysler be unable to undertake strategic initiatives due to the covenants provided for by the above instruments, our business prospects, financial condition and results of operations could be impacted.

Substantially all of the assets of Chrysler and its U.S. subsidiary guarantors are unconditionally pledged as security under its senior credit facilities and secured senior notes and could become subject to lenders’ contractual rights if an event of default were to occur.

Chrysler and several of its U.S. subsidiaries are obligors or guarantors under Chrysler’s senior credit facilities and secured senior notes. The obligations under the senior credit facilities and secured senior notes are secured by senior and junior priority, respectively, security interests in substantially all of the assets of Chrysler and its U.S. subsidiary guarantors. The collateral includes 100 percent of the equity interests in Chrysler’s U.S. subsidiaries, 65 percent of the equity interests in its non-U.S. subsidiaries held directly by Chrysler and its U.S. subsidiary guarantors, all personal property and substantially all of Chrysler’s U.S. real property other than its Auburn Hills, Michigan headquarters. An event of default under Chrysler’s senior credit facilities and/or secured senior notes could trigger its lenders’ or noteholders’ contractual rights to enforce their security interest in these assets.

Risks Related to the Merger and the FCA shares

The FCA common shares to be received by the Fiat shareholders in connection with the Merger will have different rights from the Fiat ordinary shares.

At the effective time of the Merger, each outstanding Fiat ordinary share will be converted into one FCA common share. As of such time, you will no longer be a holder of Fiat ordinary shares, but will instead be a holder of FCA common shares. There are certain differences between your current rights as a holder of Fiat ordinary shares and the rights to which you will be entitled as a holder of FCA common shares. For a detailed discussion of the differences between the current rights of Fiat shareholders and the rights you can expect as a holder of FCA common shares, please see “Comparison of Rights of Shareholders of Fiat and FCA.”

There is no trading market for the FCA shares, and there can be no assurance that a liquid trading market on the NYSE will develop or be sustained.

Prior to the Merger, there has been no market for the FCA common shares although Fiat ordinary shares will be traded on the MTA until completion of the Merger. Prior to the completion of the Merger, FCA will file a listing application to list the FCA common shares on the NYSE and listing of the FCA common shares on the NYSE will be a condition precedent to the Merger. However, there can be no assurance that an active market for the FCA common shares will develop on the NYSE after closing of the Merger, or that if it develops, the market will be sustained.

FCA’s maintenance of two exchange listings may adversely affect liquidity in the market for FCA common shares and could result in pricing differentials of FCA common shares between the two exchanges.

Shortly following or concurrently with the closing of the Merger and the listing of FCA common shares on the NYSE, FCA expects to list the FCA common shares on the MTA, subject to the approval by the Italian and Dutch competent authorities. It is not possible to predict how trading will develop in these two markets. The dual listing of FCA common shares may split trading between the two markets and adversely affect the liquidity of the shares in one or both markets and the development of an active trading market for FCA common shares on the NYSE and may result in price differentials between the exchanges. Differences in the trading schedules, as well as volatility in the exchange rate of the two trading currencies, among other factors, may result in different trading prices for FCA common shares on the two exchanges.

The market price of FCA common shares may decline following closing of the Merger and the listing of the FCA common shares on the NYSE and the MTA, particularly if the expected benefits of our reorganization fail to materialize.

The market prices of the FCA common shares may decline following closing of the Merger and the listing of the FCA common shares on the NYSE and the MTA, if, among other reasons, FCA does not achieve the expected benefits from the full integration with Chrysler and the other benefits of our reorganization described in this prospectus as rapidly or to the extent anticipated by us. Any of these situations may cause our shareholders to sell a significant number of FCA common shares after consummation of the Merger, which may negatively affect the market price of the FCA common shares.

The loyalty voting structure to be implemented in connection with the Merger may concentrate voting power in a small number of FCA shareholders and such concentration may increase over time.

If Fiat shareholders holding a significant number of Fiat ordinary shares elect to receive special voting shares in connection with the Merger or come to hold special voting shares after the Merger, or if FCA shareholders holding a significant number of FCA common shares for an uninterrupted period of at least three years elect to receive special voting shares, a relatively large proportion of the voting power of FCA could be concentrated in a relatively small number of shareholders who would have significant influence over FCA. Exor, which as of March 31, 2014 held 30.05 percent of Fiat’s share capital, has expressed its intention to elect to receive special voting shares.

The loyalty voting structure may affect the liquidity of the FCA common shares and reduce the FCA common share price.

The implementation of the loyalty voting structure could reduce the liquidity of the FCA common shares and adversely affect the trading prices of the FCA common shares. The loyalty voting structure is intended to reward the Fiat shareholders for maintaining long-term share ownership by granting initial shareholders and persons holding FCA common shares continuously for at least three years at any time following the effectiveness of the Merger the option to elect to receive FCA special voting shares. FCA special voting shares cannot be traded and, immediately prior to the deregistration of FCA common shares from the FCA Loyalty Register, any corresponding FCA special voting shares shall be transferred to FCA for no consideration (om niet). This loyalty voting structure is designed to encourage a stable shareholder base for FCA and, conversely, it may deter trading by those shareholders who are interested in gaining or retaining FCA special voting shares. Therefore, the loyalty voting structure may reduce liquidity in FCA common shares and adversely affect their trading price.

The loyalty voting structure may make it more difficult for FCA shareholders to change FCA’s management or acquire a controlling interest in FCA, and the market price of FCA common shares may be lower as a result.

The provisions of the articles of association of FCA establishing the loyalty voting structure may make it more difficult for a third party to acquire, or attempt to acquire, control of FCA, even if a change of control were considered favorably by shareholders holding a majority of shares of FCA common shares. As a result of the loyalty voting structure, a relatively large proportion of the voting power of FCA could be concentrated in a relatively small number of shareholders who would have significant influence over FCA. Immediately following the Merger, Exor could have a voting interest in FCA of up to approximately 46 percent if Exor elects to participate in the loyalty voting structure and no other shareholder of Fiat participates (before considering exercise of any cash exit rights). Such shareholders participating in the loyalty voting structure could effectively prevent change of control transactions that may otherwise benefit shareholders of FCA.

The loyalty voting structure may also prevent or discourage shareholders’ initiatives aimed at changes in FCA’s management.

Certain of Fiat’s directors and executive officers have benefit arrangements and other interests that may result in their interests in the Merger being different from those of other Fiat shareholders.

Some of Fiat’s directors who recommend that the Fiat shareholders vote in favor of the merger plan and the transactions contemplated thereby, as well as some of Fiat’s executive officers, have benefit arrangements that provide them with interests in the Merger that may be different from those of other Fiat shareholders. In connection with the Merger, no early acceleration or recognition of stock vesting under employee compensation plans is expected to occur. However, the receipt of compensation or other benefits in connection with the Merger may influence these persons in making their recommendation that the Fiat shareholders vote in favor of approval of the merger plan and the transactions contemplated thereby.

The Merger is not expected to result in any significant operational cost savings or synergies.

Following the Merger, the business and operations of Fiat will be assumed by FCA, but they will remain substantially unchanged. Therefore, FCA and Fiat do not expect that the Merger will result in any significant operational cost savings or synergies. For a discussion of the anticipated organizational and capital markets impacts, see “The Merger—Reasons for the Merger.”

Failure to timely complete the Merger could negatively affect Fiat’s business plans and operations and have a negative impact on the market price of Fiat’s ordinary shares.

The Merger is subject to certain customary closing conditions, some of which are beyond the control of Fiat, including the listing of the FCA common shares on the NYSE and Fiat shareholders and creditors exercising their statutory rights not resulting in a payment of more than €500 million in the aggregate. Our inability to complete the Merger on the expected schedule or at all could negatively affect trading in Fiat’s ordinary shares. Moreover, if the Merger is not completed, we will not achieve the benefits expected from the combination.

The market price of Fiat ordinary shares currently and in the period prior to closing or termination of the Merger may reflect a market assumption that the Merger will occur. If the Merger is not completed, this could result in a negative perception by the stock market of Fiat generally and a decline in the market price of Fiat’s ordinary shares.

In addition, Fiat is a party to joint ventures, license agreements, financing and other agreements and instruments, some of which contain provisions that may be triggered by the Merger, such as default provisions, termination provisions, acceleration provisions and/or mandatory repurchase provisions. If Fiat is unable to obtain any necessary waiver or consent, the operation of such provisions may cause the loss of contractual rights and benefits, the termination of joint venture agreements, supply agreements, licensing agreements or may require the renegotiation of financing agreements and/or the payment of fees.

The Merger could be completed even if one or more of the conditions to the Merger are not satisfied.

Following shareholder approval, the effectiveness of the Merger will be subject to satisfaction or (to the extent permissible by law) waiver of certain of the Merger conditions. Following the approval of the Merger by the Fiat shareholders, in the event that Fiat considers waiving certain of the Merger conditions, shareholder approval of any such waiver may not be required or sought.

THE FIAT EXTRAORDINARY GENERAL MEETING

Date, Time, Place and Matters to Be Considered

At the extraordinary general meeting of Fiat’s shareholders, to be held on August 1, 2014 at 11:00 a.m. at Centro Congressi Lingotto, Via Nizza 280, Turin, Italy, Fiat’s shareholders will vote on the following proposals:

•	approval of the merger plan regarding the cross-border reverse merger of Fiat, as the merging entity with and into FCA, as the surviving entity; and

•	related resolutions.

Single Call—Quorum—Vote Required—Shareholders Entitled to Vote

Since the extraordinary general meeting of Fiat to resolve upon the Merger will be held on single call, according to Article 9 of Fiat’s By-laws, the extraordinary general meeting of Fiat will be considered regularly convened if Fiat shareholders representing at least one-fifth of shares entitled to vote attend. Abstentions and broker non-votes will be included in the calculation of the number of Fiat ordinary shares represented at the extraordinary general meeting for purposes of determining whether a quorum has been achieved. At such an extraordinary general meeting of the Fiat shareholders, resolutions are adopted with the favorable vote of at least two-thirds of the shares represented at such meeting. As of June 27, 2014, there were 1,250,955,773 outstanding Fiat ordinary shares. Each Fiat ordinary share is entitled to one vote. As of the same date, Exor held 30.05 percent of Fiat ordinary shares. The extraordinary general meeting of Fiat will be held on single call and, accordingly, if the necessary quorum is not met, the meeting will not be adjourned. Pursuant to Article 83-sexies (2) of the Italian Unified Financial Act, all persons for which Fiat has received a communication from a relevant authorized intermediary, on the basis of records at the close of business on the seventh trading day prior to the date of the meeting, shall be entitled to attend the shareholders’ meeting. Changes in shareholdings after this deadline are not considered for the purpose of determining voting rights at the relevant shareholders’ meeting and, therefore, any person becoming a shareholder of Fiat after the above deadline will not be entitled to attend the extraordinary general meeting and vote.

Shareholders have been informed of the Fiat extraordinary general meeting by publication of a notice on Fiat website and in La Stampa.

Dissenters’, Appraisal, Cash Exit or Similar Rights

Italian law does not entitle the holders of Fiat ordinary shares to formal appraisal rights in connection with the Merger. Fiat shareholders are, however, entitled to cash exit rights as specified under Italian law.

In particular, shareholders who do not concur in the approval of the extraordinary general meeting’s resolution will be entitled to exercise cash exit rights:

(i)	according to Article 2437(1)(c) of the Italian Civil Code, because the registered office of the surviving company in the Merger, FCA, will be outside Italy as a result of the Merger;

(ii)	according to Article 2437-quinquies of the Italian Civil Code, because Fiat’s shares will be delisted from the MTA as a consequence of the Merger; and

(iii)	according to Article 5 of the Legislative Decree No. 108 of May 30, 2008, because the company resulting from the cross-border merger, FCA, will be governed by the law of a country other than Italy.

Pursuant to Article 2437-ter (3) of the Italian Civil Code, the price to be paid to the shareholders of Fiat who exercise their cash exit rights will be calculated on the basis of the arithmetic average of the closing price of Fiat ordinary shares (as calculated by Borsa Italiana S.p.A.) for the six-month period prior to the date of publication of the notice of call of the extraordinary general meeting of the Fiat shareholders.

For the purposes of the exercise of cash exit rights, qualifying shareholders shall be defined as those who did not concur to the approval of the extraordinary general meeting resolution. Such shareholders must have held their shares on a continuous basis from the date of the extraordinary general meeting held to approve the Merger until the date on which the right of cash exit is exercised.

Pursuant to Article 2437-bis of the Italian Civil Code, qualifying shareholders may exercise their cash exit right for all or a portion of their shares, by giving notice via registered letter to be sent to the registered offices of Fiat no later than 15 days from the day of registration of the extraordinary general meeting resolution with the Companies’ Register of Turin. The notice must contain the following information: the personal data of the shareholder exercising the cash exit rights; Italian tax code (if assigned); domicile (and, where possible, a telephone number) for communications concerning cash exit rights; the number of shares for which cash exit rights are exercised; instructions for crediting the payment for the shares for which cash exit rights are exercised to the withdrawing shareholder’s bank account; and details of the intermediary with which the shares for which cash exit rights are exercised are deposited.

The cash exit rights will be subject to the consummation of the Merger. Therefore, if the Merger does not become effective (for instance, if the conditions precedent to the Merger are not satisfied or waived), the shareholders who exercised the cash exit rights will not be entitled to receive the cash exit price calculated in accordance with Article 2437-ter (3) of the Italian Civil Code and they will continue to be shareholders of Fiat.

The shares with respect to which cash exit rights have been exercised will be offered by Fiat before the Merger becomes effective to its then existing shareholders. Subsequently, if any such shares remain unsold, they may be offered on the market for no less than one trading day. Completion of the share offer and sale procedure, as well as payment of any cash exit right due pursuant to applicable law will be conditional on the closing of the Merger.

On the date of the Merger becoming effective or immediately thereafter, the shareholders who exercised the cash exit rights shall receive the cash exit price via transfer of the appropriate amount to the shareholders’ respective bank accounts indicated in the notice of exercise of the cash exit rights.

Contestation Suits

Under Italian law, Fiat shareholders, as well as directors and members of the board of statutory auditors, may challenge the Merger resolution on the basis of the general rules for the challenge of shareholders’ resolutions (i.e., in case of resolutions adopted in breach of the law or Fiat’s By-laws). In particular, Fiat shareholders who do not concur in the approval of the merger plan and who hold at least 0.001 percent of Fiat ordinary share capital, as well as directors and members of the board of statutory auditors, could challenge the resolution by filing an action within 90 days of the registration of the Merger resolution in the Companies’ Register of Turin (Italy). Such suits could allege a violation of Italian law or Fiat’s By-laws. In addition, in very limited cases relating to material irregularities (such as failure to convene the shareholders’ meeting or illegality of the subject matter of the resolution), any Fiat shareholder, regardless of the amount of shares held, as well as any third party having an interest to challenge the resolution, can challenge the Merger resolution within three years after the registration of such resolution with the Companies’ Register of Turin (Italy). If these Fiat shareholders contest the Merger resolution asserting that they would suffer irreparable harm if the Merger is implemented and succeed in proving the existence of a prima facie case, a competent court could issue, in its discretion, an injunction suspending the effect of the Merger resolution, therefore preventing the consummation of the Merger. If such an injunction is imposed prior to the execution of the Merger deed before a Dutch civil law notary, the implementation of the Merger could be delayed or hindered under Italian law. For as long as the

Merger resolution remains suspended under Italian law, FCA and Fiat would be prevented from registering the Merger in the commercial register for FCA in the Netherlands. Once the Merger deed has been executed before a Dutch civil law notary and has become effective pursuant to Dutch law, the Merger resolution can no longer be declared invalid and challenging shareholders could then only be entitled to monetary damages.

Interests in the Transaction

For a description of the interests of certain directors and executive officers of Fiat in the transaction see “The Merger—Interests of Certain Persons in the Merger.”

Creditor Opposition Rights

The effectiveness of the Merger is subject to the exercise of creditors’ rights pursuant to Italian law for a period of 60 days following the registration with the Companies’ Register of Turin (Italy) of the minutes of the extraordinary general meeting of the Fiat shareholders approving the merger plan.

Provided that resolutions approving the merger plan are duly adopted by the Fiat shareholders at the extraordinary general meeting, under Italian law, the resolutions must be registered with the Companies’ Register of Turin (Italy) and a 60-day waiting period from the date of such registration must be observed prior to closing of the Merger. During this period, creditors whose claims precede the registration of the merger plan with the Companies’ Register of Turin (Italy) may challenge the Merger before an Italian court of competent jurisdiction, unless the relevant creditor has been paid or the payment of the relevant credit has been secured. If a challenge is filed, the court may authorize the effectiveness of the Merger but may require the posting of a bond sufficient to satisfy creditors’ claims.

The effectiveness of the Merger will also be subject to a one month creditor claims period commencing following the announcement of the filing of the merger plan for creditors under Dutch Law without opposition being filed (or if an opposition is filed, such opposition is withdrawn or discharged or proceeding with the Merger is otherwise permitted by law).

Shareholding Structure

Upon effectiveness of the Merger, the pre-Merger shareholders of Fiat will hold the same percentage of FCA common shares as of Fiat ordinary shares held before the Merger (subject to the exercise of cash exit rights, see “—Dissenters’, Appraisal, Cash Exit or Similar Rights”). Exor is currently the largest shareholder of Fiat through its 30.05 percent shareholding interest and will hold the same interest in FCA common shares following the Merger (subject to the exercise of cash exit rights).

However, as a result of the loyalty voting mechanism, the voting power in FCA will depend on the number of special voting shares that will be issued by FCA. If Exor elects to participate in the loyalty voting structure with respect to all of the FCA common shares it will be entitled to receive upon completion of the Merger, and no other shareholder elects to participate in the loyalty voting structure, Exor’s voting power in FCA immediately following completion of the Merger could be as high as approximately 46 percent (without considering exercise of any cash exit rights). The voting power in FCA immediately following the Merger will depend on the elections for FCA special voting shares that eligible Fiat shareholders will make following the relevant extraordinary shareholders meeting.

THE MERGER

The following is a description of the material aspects of the Merger. While FCA believes that the following description covers the material terms of the Merger, the description may not contain all of the information that is important to you. FCA encourages you to carefully read this entire prospectus, including the merger plan attached to this prospectus as Appendix A, for a more complete understanding of the Merger.

Background to the Merger

Over the past several years, we and our management, with the support of Fiat’s largest shareholder, have been pursuing a process of transformation in order to meet the challenges of a changing marketplace characterized by global overcapacity in automobile production and the consequences of economic recession in the European markets on which we have historically depended. The transformation process to date has included several steps.

In 2009, the Fiat Group and Chrysler entered into a global strategic alliance in which the Group contributed rights in various vehicle platforms and technologies to Chrysler and agreed to take on management responsibility for Chrysler, in return for which the Fiat Group received ownership interests in Chrysler and rights to increase that ownership interest and take a controlling interest in Chrysler over time. That alliance grew in strength and scope over the following years, as more fully described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Fiat Group—The Fiat-Chrysler Alliance,” and Fiat obtained additional interests in Chrysler, leading to consolidation of Chrysler’s results into the Fiat Group’s financial statements from June 1, 2011. By January 2012, following achievement of three performance events by Chrysler and the acquisition of interests held by the U.S. Department of the Treasury and Canadian government, the Group’s ownership interest in Chrysler reached 58.5 percent.

In 2010, the capital goods businesses, including the agricultural and construction equipment and commercial vehicles businesses previously integrated within the Group, were demerged into a separate publicly traded entity, now CNH Industrial, so that the different investment cycles, financing needs and investment profiles of those businesses and the remaining Group businesses, respectively, could be addressed more effectively and with greater strategic flexibility. The Demerger was completed on January 1, 2011.

In late 2011, the Fiat Group commenced a process to streamline its capital structure and simplify its governance structure through the conversion of Fiat’s then-outstanding preference shares and savings shares into ordinary shares to create a single, more liquid class of securities. The preference and savings shares had long traded at significant discounts to the ordinary shares and with sustained low trading volumes. The conversion was approved by the required vote of Fiat shareholders in April 2012 and became effective in May 2012.

During 2012 and 2013, while negotiations relating to further steps of the acquisition of the remaining shares in Chrysler were continuing, the Group’s management initiated a review of the most suitable corporate and governance structures for the combined Group, concluding that following the acquisition of the approximately 41.5 percent interest in Chrysler we did not already own, the character of our businesses and capital needs would change significantly. As a majority of our revenues and a substantial majority of our profitability would become attributable to operations in North America, the Group’s management recognized that we would have growing needs for low-cost capital to fund the investments required to secure the assets driving our growth prospects and to make necessary investments in new growth opportunities. In that process, we began to form the view that an Italian headquarters, Italian legal incorporation and sole Italian listing were no longer an adequate reflection of the nature and geographical footprint of the business and did not best serve our capital markets and financing objectives. The Group has continued to be viewed by investors largely as an Italian company, and the trading price of Fiat’s shares has been closely correlated with the Italian stock market index, notwithstanding that a majority of its revenues and profits are derived from North America.

In January 2014, the Fiat Group agreed to purchase from the UAW Retiree Medical Benefits Trust, or the VEBA Trust, all of the VEBA Trust’s equity interests in Chrysler, representing the approximately 41.5 percent interest in Chrysler that it did not already own. The transaction was completed on January 21, 2014, resulting in Chrysler becoming an indirect wholly-owned subsidiary of Fiat. Immediately following that development, Fiat accelerated its plans to reorganize the Group’s structure and governance. Fiat’s management reviewed the experience of Fiat Industrial and CNH Global N.V. (“CNH”), which in 2013 successfully completed a merger resulting in a new combined company, CNH Industrial, organized in the Netherlands, with shares listed in New York and Milan.

Having reviewed various proposals from Fiat’s financial and legal advisors, Fiat determined that, similarly, a redomiciliation into the Netherlands with a listing on the NYSE and an additional listing on the MTA would be the structure most suitable to Fiat’s current and anticipated profile and its strategic and financial objectives. In order to foster the development and continued involvement of a core base of long-term shareholders, Fiat also decided to propose that the redomiciled company would adopt a loyalty voting structure. Other potential options were considered, including a redomiciliation effected by means of an exchange offer by a newly formed entity organized in the Netherlands for shares of Fiat instead of a merger, or a sole listing on the NYSE, but such alternatives were not pursued either because the execution risks were perceived to be higher or the outcome was expected to be less attractive than the Merger.

On January 29, 2014, the Board of Directors of Fiat approved the corporate reorganization of which the Merger forms a part and the formation of FCA as a fully integrated global automaker. On June 15, 2014, the Board of Directors of Fiat unanimously approved the merger plan governing the Merger, including the articles of association that will be adopted by FCA in connection with the Merger. Certain members of the Board of Directors of Fiat, including the Chairman of the Board and the Chief Executive Officer of Fiat, are also directors of Exor, our largest shareholder.

Reasons for the Merger

The Board of Directors of Fiat unanimously approved the merger plan and the transactions contemplated thereby at a meeting held on June 15, 2014. In reaching its decision, the Board of Directors consulted with management and financial and legal advisors and considered a variety of factors, including the material factors described below.

As described above under “—Background to the Merger,” the Board of Directors believes that an Italian holding company and sole Italian listing are no longer optimal for the increasingly global character of our business and in light of the capital markets needs of our businesses. The reorganization of which the merger plan forms a part is expected to have a positive impact on investor perception and valuation, improve our access to capital and expand strategic opportunities for the Group for the following principal reasons.

•	A well-established, investor-friendly corporate form. Following the Merger, Fiat will cease to exist as a standalone entity and will survive in the form of FCA, a Dutch public limited liability company, or naamloze vennootschap, or N.V. The Netherlands is a neutral jurisdiction that is not identified with either of the historical jurisdictions of the largest businesses operated by the Group and provides a governance regime that is expected to be attractive to investors in multinational enterprises. The Board of Directors believes that Dutch incorporation better reflects the increasing international dimension of our business and shareholder base. The Board of Directors also believes that with a Dutch holding company, we will have additional flexibility in raising capital or making strategic acquisitions or investments in the future as well as in issuing equity awards as a tool to incentivize and reward management and employees.

•	Enhanced access to capital. Moving our primary listing to the NYSE, where the shares of the major automotive companies that have the majority of their sales and profitability located in North America are listed, together with a listing on the MTA, is expected to enhance liquidity in our shares and to further our ability to access a deeper pool of equity and debt financing sources.

With a NYSE listing, we will endeavour to attract U.S. retail and institutional investor interest seeking to gain exposure to the business of Chrysler as part of the integrated group to which Chrysler now belongs. Furthermore, a listing on the MTA will facilitate engagement by a pan-European investor base while at the same time discouraging any flowback of shares held by Italian retail investors.

The Board of Directors believes that the Merger, by redomiciling the Group in the Netherlands in the context of the broader Group reorganization following the acquisition of the remaining interest in Chrysler which the Group did not already own, will provide the appropriate conditions and create a natural catalyst to position FCA successfully with a global investor base, historically under-represented in Fiat’s capital, as well as a European investor base.

•	Loyalty Voting to Promote Stable and Supportive Shareholder Base. The Board of Directors believes that a strong base of core shareholders has benefited and will continue to benefit us. Multiple voting mechanisms, particularly those that recognize the importance of core shareholders while encouraging new shareholders to invest for the long term can be effective in promoting long-term stability of a business. These mechanisms in varying form are common in a number of jurisdictions such as the United States, Sweden, France and the Netherlands. Dutch law allows for the creation of multiple voting mechanisms, which are not permitted under Italian law and, therefore, the Merger will enable the adoption of an appropriate multiple voting mechanism.

The Board of Directors believes that the long-term support provided to us by our founding family has been beneficial to our strategic development historically and wishes for such support to continue. We also believe that the loyalty voting structure may provide additional strategic flexibility for us to pursue attractive acquisition and strategic investment opportunities because the loyalty voting structure will ease the impact of any dilution in the economic interest of these core shareholders. Furthermore, the Board of Directors believes that enhancing the stability and loyalty of our broader shareholder base will strengthen the relationship between management and shareholders by limiting the distractions that may tend to arise from opportunistic short-term investors. The loyalty voting mechanism is designed to encourage investment by shareholders whose objectives are aligned with our strategic long-term development plans.

The Board of Directors of Fiat also considered potential negative consequences and risks that may arise from the proposed transaction, such as the financial outlay that may be required in connection with the exercise of cash exit rights, the potential adverse impact on trading in FCA common shares that may result initially from the dual listing, and the fact that the loyalty voting structure may discourage or make more difficult a change of control transaction. See “Risk Factors—Risks Related to the Merger and the FCA Shares.” However, the Board of Directors of Fiat concluded unanimously that the expected benefits of the transaction outweigh the potential negative consequences and risks.

Recommendation of the Board of Directors of Fiat

Fiat’s Board of Directors, having received extensive legal and financial advice, and having given due and careful consideration to strategic and financial aspects and consequences of the proposed Merger, at a meeting held on June 15, 2014, unanimously approved the merger plan. The Board of Directors also determined that, taking into account the current circumstances, the Merger, the merger plan and the transactions contemplated by the merger plan are fair to the Fiat shareholders, including from a financial point of view, and are in the best interest of Fiat. Accordingly, Fiat’s Board of Directors supports and unanimously recommends the Merger and recommends that Fiat shareholders vote “FOR” adoption and approval of the merger plan and the transactions contemplated by the merger plan.

In considering the recommendation of the Board of Directors of Fiat with respect to voting “FOR” adoption and approval of the merger plan, you should be aware that certain members of the Board of Directors and certain executive officers of Fiat may have interests in the transaction that are different from, or in addition to, your interests. The Board of Directors of Fiat was aware of and considered these interests, among other matters, in evaluating the transaction agreements and the proposed combination and in recommending that the Fiat shareholders vote “FOR” adoption and approval of the merger plan. For a discussion of these interests, see the “The Fiat Extraordinary General Meeting—Interests in the Transaction” section of this prospectus.

Interests of Certain Persons in the Merger

Some of the directors and executive officers of Fiat may have interests in the Merger that are different from, or in addition to, the interests of the other Fiat shareholders. These interests include, but are not limited to, the appointment of certain of our executive officers as officers of FCA, the appointment of certain of our directors as directors of FCA and the indemnification of our former directors and executive officers by FCA. However, the Merger will not result in the early vesting or acceleration of any employee stock options or other incentive compensation. The Fiat Board of Directors was aware of these interests during its deliberations on the merits of the combination.

Positions in FCA

The following directors and executive officers of Fiat are expected to be appointed to the Group Executive Council of FCA, beginning at the time of closing of the Merger:

•	Sergio Marchionne as Chief Executive Officer, Fiat, Chairman and Chief Executive Officer, Chrysler, and Chief Operating Officer of NAFTA;

•	Alfredo Altavilla as Chief Operating Officer Europe, Africa and Middle East (EMEA) and Head of Business Development;

•	Cledorvino Belini as Chief Operating Officer Latin America;

•	Michael Manley as Chief Operating Officer APAC and Head of Jeep Brand;

•	Riccardo Tarantini as Chief Operating Officer Systems and Castings (Comau and Teksid);

•	Eugenio Razelli as Chief Operating Officer Components (Magneti Marelli);

•	Olivier François as Chief Marketing Officer and Head of Fiat Brand;

•	Harald Wester as Chief Technology Officer and Head of Alfa Romeo and Maserati;

•	Reid Bigland as Head of U.S. Sales, Head of Ram Brand and Head of Canada;

•	Pietro Gorlier as Head of Parts & Service (MOPAR);

•	Lorenzo Ramaciotti as Head of Design;

•	Stefan Ketter as Chief Manufacturing Officer;

•	Scott Garberding as Head of Group Purchasing;

•	Doug Betts as Head of Quality;

•	Bob Lee as Head of Powertrain Coordination;

•	Mark Chernoby as Head of Product Portfolio Management;

•	Richard Palmer as Chief Financial Officer;

•	Linda Knoll as Chief Human Resources Officer;

•	Alessandro Baldi as Chief Audit Officer and Sustainability; and

•	Michael J. Keegan as GEC Coordinator.

Plans for FCA After the Merger

Following effectiveness of the Merger, the business of FCA will be the same business as that of Fiat prior to the Merger.

Accounting Treatment

Following the Merger, FCA will prepare its consolidated financial statements in accordance with IFRS. Under IFRS, the Merger consists of a reorganization of existing legal entities that does not give rise to any change of control, and therefore is outside the scope of application of IFRS 3—Business Combinations. Accordingly, it will be accounted for as an equity transaction with no change in the accounting basis.

TAX CONSEQUENCES

Material U.S. Federal Income Tax Consequences

This section describes the material U.S. federal income tax consequences of the Merger and the ownership of FCA stock. It applies solely to persons that hold shares as capital assets for U.S. federal income tax purposes. This section does not apply to members of a special class of holders subject to special rules, including:

•	a dealer in securities or foreign currencies,

•	regulated investment companies,

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings,

•	a tax-exempt organization,

•	a bank, financial institution, or insurance company,

•	a person liable for alternative minimum tax,

•	a person that actually or constructively owns 10 percent or more, by vote or value, of Fiat or FCA,

•	a person that holds shares as part of a straddle or a hedging, conversion, or other risk reduction transaction for U.S. federal income tax purposes,

•	a person that acquired shares pursuant to the exercise of employee stock options or otherwise as compensation, or

•	a person whose functional currency is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations, published rulings and court decisions, as well as on applicable tax treaties. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds shares, the U.S. federal income tax treatment of a partner will depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding shares should consult its tax advisor with regard to the U.S. federal income tax treatment of the Merger and the ownership of FCA stock.

No statutory, judicial or administrative authority directly discusses how the Merger and the ownership of FCA stock should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of the Merger and the ownership of FCA stock are uncertain. Shareholders should consult their own tax advisor regarding the U.S. federal, state and local and foreign and other tax consequences of the Merger and of owning and disposing of FCA stock in their particular circumstances.

To the extent this section consists of a statement as to matters of U.S. tax law, this section is the opinion of Sullivan & Cromwell LLP.

U.S. Shareholders

For the purposes of this discussion, a “U.S. Shareholder” is a beneficial owner of shares that is:

•	an individual that is a citizen or resident of the U.S.,

•	a corporation, or other entity taxable as a corporation, created or organized under the laws of the U.S.,

•	an estate whose income is subject to U.S. federal income tax regardless of its source, or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

Exchange of Shares for FCA Stock Pursuant to the Merger

FCA believes that the Merger constitutes for U.S. federal income tax purposes a “reorganization” within the meaning of Section 368(a) of the Code. FCA expects to receive an opinion from Sullivan & Cromwell LLP to the effect that the Merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. As a result, subject to certain exceptions, the exchange of Fiat ordinary shares for FCA common shares will be tax-free to U.S. Shareholders. Subject to the discussion regarding the loyalty voting structure below, a U.S. Shareholder’s tax basis in FCA common shares received in the Merger will equal such U.S. Shareholder’s basis in the shares exchanged therefor; and a U.S. Shareholder’s holding period for FCA common shares received in the Merger will include the U.S. Shareholder’s holding period in respect of the Fiat ordinary shares exchanged for FCA common shares.

This opinion will be based on certain assumptions and on representation letters provided by Fiat and FCA to be delivered at the time of the closing. If any of the assumptions or representations upon which such opinions are based are inconsistent with the actual facts with respect to the Merger, the U.S. federal income tax consequences of the Merger could be adversely affected.

The tax opinion given in connection with the Merger or in connection with the filing of this registration statement will not be binding on the IRS. FCA does not intend to request any ruling from the IRS as to the U.S. federal income tax consequences of the Merger, and consequently there is no guarantee that the IRS will treat the Merger in the manner described herein. If the IRS successfully challenges the treatment of the Merger, adverse U.S. federal income tax consequences may result. Shareholders should consult their own tax advisors regarding the U.S. federal, state and local and foreign and other tax consequences of the Merger in their particular circumstances (including the possible tax consequences if the “reorganization” treatment is successfully challenged).

A U.S. Shareholder of Fiat that exercises its cash exit rights and receives cash in respect of its Fiat ordinary shares should recognize capital gain or loss equal to the difference between the U.S. dollar amount realized and the U.S. Shareholder’s tax basis, determined in U.S. dollars, in its Fiat ordinary shares. Such capital gain or loss will be long-term capital gain or loss if such person has held its Fiat ordinary shares for more than one year.

The discussion regarding the tax consequences of the Merger is based on determinations by Fiat and FCA that neither of those corporations is or has been a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes. See the discussion below under “—PFIC Considerations—Consequences of the Merger” if Fiat or FCA were treated as a PFIC.

Tax Consequences of Owning FCA Stock

Taxation of Dividends. Under the U.S. federal income tax laws, subject to the discussion of PFIC taxation below, a U.S. Shareholder must include in its gross income the gross amount of any dividend paid by FCA out of its current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Dividends will be taxed as ordinary income to the extent that they are paid out of FCA’s current or accumulated earnings and profits. Dividends paid to a noncorporate U.S. Shareholder by certain “qualified foreign corporations” that constitute qualified dividend income will be taxable to the shareholder at the preferential rates applicable to long-term capital gains provided that the shareholder holds the shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meets other holding period requirements. Subject to the discussion regarding PFIC taxation below, dividends FCA pays with respect to the shares will be qualified dividend income, assuming the holding period requirements are met.

A U.S. Shareholder must include any foreign tax withheld from the dividend payment in this gross amount even though the shareholder does not in fact receive it. The dividend is taxable to a U.S. Shareholder when the U.S. Shareholder receives the dividend, actually or constructively.

The dividend will not be eligible for the dividends-received deduction allowed to U.S. corporations in respect of dividends received from other U.S. corporations.

Distributions in excess of current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be treated as a non-taxable return of capital to the extent of the U.S. Shareholder’s basis in the shares of FCA stock, causing a reduction in the U.S. Shareholder’s adjusted basis in FCA stock, and thereafter as capital gain.

Subject to certain limitations, any non-U.S. tax withheld and paid over to a non-U.S. taxing authority is eligible for credit against a U.S. Shareholder’s U.S. federal income tax liability except to the extent a refund of the tax withheld is available to the U.S. Shareholder under non-U.S. tax law or under an applicable tax treaty. The amount allowed to a U.S. Shareholder as a credit is limited to the amount of the U.S. Shareholder’s U.S. federal income tax liability that is attributable to income from sources outside the U.S. and is computed separately with respect to different types of income that the U.S. Shareholder receives from non-U.S. sources. Subject to the discussion below regarding Section 904(h) of the Code, dividends paid by FCA will be foreign source income and depending on the circumstances of the U.S. Shareholder, will be either “passive” or “general” income for purposes of computing the foreign tax credit allowable to a U.S. Shareholder.

Under Section 904(h) of the Code, dividends paid by a foreign corporation that is treated as 50 percent or more owned, by vote or value, by U.S. persons may be treated as U.S. source income (rather than foreign source income) for foreign tax credit purposes, to the extent the foreign corporation earns U.S. source income. In most circumstances, U.S. Shareholders would be able to choose the benefits of Section 904(h)(10) of the Code and elect to treat dividends that would otherwise be U.S. source dividends as foreign source dividends, but in such a case the foreign tax credit limitations would be separately determined with respect to such “resourced” income. In general, therefore, the application of Section 904(h) of the Code may adversely affect a U.S. Shareholder’s ability to use foreign tax credits. FCA does not believe that, immediately after the Merger, it will be 50 percent or more owned by U.S. persons, but this conclusion is a factual determination and is subject to change; no assurance can therefore be given that FCA may not be treated as 50 percent or more owned by U.S. persons for purposes of Section 904(h) of the Code. U.S. Shareholders are strongly urged to consult their own tax advisors regarding the possible impact if Section 904(h) of the Code should apply.

Taxation of Capital Gains. Subject to the discussion of PFIC taxation below, a U.S. Shareholder which sells or otherwise disposes of its FCA common shares will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the amount that the U.S. Shareholder realizes and the U.S. Shareholder’s tax basis in those shares. Capital gain of a noncorporate U.S. Shareholder is taxed at preferential rates when the shareholder has a holding period greater than one year. The gain or loss will be U.S. source income or loss for foreign tax credit limitation purposes. The deduction of capital losses is subject to limitations.

Loyalty Voting Structure

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE RECEIPT, OWNERSHIP OR DISPOSITION OF SPECIAL VOTING SHARES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES AND AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES ARE UNCERTAIN. ACCORDINGLY, WE URGE U.S. SHAREHOLDERS TO CONSULT THEIR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF THE RECEIPT, OWNERSHIP AND DISPOSITION OF SPECIAL VOTING SHARES.

Receipt of Special Voting Shares. If a U.S. Shareholder receives special voting shares in connection with the Merger, the U.S. Shareholder should not recognize gain upon the receipt of special voting shares. A U.S. Shareholder should allocate its basis in its FCA stock between its FCA common shares and its FCA special voting shares on the basis of their respective fair market values. Because, among other things, the special voting shares are not transferrable and a U.S. Shareholder will receive amounts in respect of the special voting shares only if FCA is liquidated, FCA believes and intends to take the position that the value of each special voting share is minimal. However, because the determination of the fair market value of the special voting shares is factual and is not governed by any guidance that directly addresses such a situation, the IRS could assert that the value of the special voting shares as determined by FCA is incorrect.

If a U.S. Shareholder receives special voting shares after requesting all or some of the number of its FCA common shares be registered on the Loyalty Register, the tax consequences of the receipt of special voting shares is unclear. While distributions of stock are tax-free in certain circumstances, the distribution of special voting shares would be taxable if it were considered to result in a “disproportionate distribution.” A disproportionate distribution is a distribution or series of distributions, including deemed distributions, that have the effect of the receipt of cash or other property by some shareholders of FCA and an increase in the proportionate interest of other shareholders of FCA in FCA’s assets or earnings and profits. It is possible that the distribution of special voting shares to a U.S. Shareholder that has requested all or some of the number of its FCA common shares be registered on the Loyalty Register and a distribution of cash in respect of FCA common shares could be considered together to constitute a “disproportionate distribution.” Unless FCA has not paid cash dividends in the 36 months prior to a U.S. Shareholder’s receipt of special voting shares and FCA does not intend to pay cash dividends in the 36 months following a U.S. Shareholder’s receipt of special voting shares, FCA intends to treat the receipt of special voting shares as a distribution that is subject to tax as described above in “Consequences of Owning FCA Stock—Taxation of Dividends.” The amount of the dividend should equal the fair market value of the special voting shares received. For the reasons stated above, FCA believes and intends to take the position that the value of each special voting share is minimal. However, because the fair market value of the special voting shares is factual and is not governed by any guidance that directly addresses such a situation, the IRS could assert that the value of the special voting shares (and thus the amount of the dividend) as determined by FCA is incorrect.

Ownership of Special Voting Shares. FCA believes that U.S. Shareholders holding special voting shares should not have to recognize income in respect of amounts transferred to the special voting shares dividend reserve that are not paid out as dividends. Section 305 of the Code may, in certain circumstances, require a holder of preferred shares to recognize income even if no dividends are actually received on such shares if the preferred shares are redeemable at a premium and the redemption premium results in a “constructive distribution.” Preferred shares for this purpose refer to shares that do not participate in corporate growth to any significant extent. FCA believes that Section 305 of the Code should not apply to any amounts transferred to the special voting shares dividend reserve that are not paid out as dividends so as to require current income inclusion by U.S. Shareholders because, among other things, (i) the special voting shares are not redeemable on a specific date and a U.S. Shareholder is only entitled to receive amounts in respect of the special voting shares upon liquidation, (ii) Section 305 of the Code does not require the recognition of income in respect of a redemption premium if the redemption premium does not exceed a de minimis amount and, even if the amounts transferred to the special voting shares dividend reserve that are not paid out as dividends are considered redemption premium, the amount of the redemption premium is likely to be “de minimis” as such term is used in the applicable Treasury Regulations. FCA therefore intends to take the position that the transfer of amounts to the special voting shares dividend reserve that are not paid out as dividends does not result in a “constructive distribution,” and this determination is binding on all U.S. Shareholders of special voting shares other than a U.S. Shareholder that explicitly discloses its contrary determination in the manner prescribed by the applicable regulations. However, because the tax treatment of the loyalty voting structure is unclear and because FCA’s determination is not binding on the IRS, it is possible that the IRS could disagree with FCA’s determination and require current income inclusion in respect of such amounts transferred to the special voting shares dividend reserve that are not paid out as dividends.

Disposition of Special Voting Shares. The tax treatment of a U.S. Shareholder that has its special voting shares redeemed for zero consideration after removing its common shares from the Loyalty Register is unclear. It is possible that a U.S. Shareholder would recognize a loss to the extent of the U.S. Shareholder’s basis in its special voting shares, which should equal (i) if the special voting shares were received in connection with the

Merger, the basis allocated to the special voting shares, and (ii) if the special voting shares were received after the requisite holding period on the Loyalty Register, the amount that was included in income upon receipt. Such loss would be a capital loss and would be a long-term capital loss if a U.S. Shareholder has held its special voting shares for more than one year. It is also possible that a U.S. Shareholder would not be allowed to recognize a loss upon the redemption of its special voting shares and instead a U.S. Shareholder should increase the basis in its FCA common shares by an amount equal to the basis in its special voting shares. Such basis increase in a U.S. Shareholder’s FCA common shares would decrease the gain, or increase the loss, that a U.S. Shareholder would recognize upon the sale or other taxable disposition of its FCA common shares.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE LOYALTY VOTING STRUCTURE IS UNCLEAR AND U.S. SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS IN RESPECT OF THE CONSEQUENCES OF ACQUIRING, OWNING, AND DISPOSING OF SPECIAL VOTING SHARES.

PFIC Considerations—Consequences of Holding FCA Stock

FCA believes that shares of its stock are not stock of a PFIC for U.S. federal income tax purposes, but this conclusion is a factual determination made annually and thus may be subject to change. As discussed in greater detail below, if FCA were to be treated as a PFIC, gain realized (subject to the discussion below regarding a mark-to-market election) on the sale or other disposition of shares of FCA stock would not be treated as capital gain, and a U.S. Shareholder would be treated as if such U.S. Shareholder had realized such gain and certain “excess distributions” ratably over the U.S. Shareholder’s holding period for its shares of FCA stock and would be taxed at the highest tax rate in effect for each such year to which the gain was allocated, together with an interest charge in respect of the tax attributable to each such year. With certain exceptions, a U.S. Shareholder’s shares of FCA stock would be treated as stock in a PFIC if FCA were a PFIC at any time during such U.S. Shareholder’s holding period in the shares. Dividends received from FCA would not be eligible for the special tax rates applicable to qualified dividend income if FCA were treated as a PFIC with respect to such U.S. Shareholder, but instead would be taxable at rates applicable to ordinary income.

FCA would be a PFIC with respect to a U.S. Shareholder if for any taxable year in which the U.S. Shareholder held shares of FCA stock, after the application of applicable “look-through rules”:

•	75 percent or more of FCA’s gross income for the taxable year consists of “passive income” (including dividends, interest, gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business, as defined in applicable Treasury Regulations); or

•	at least 50 percent of its assets for the taxable year (averaged over the year and determined based upon value) produce or are held for the production of passive income.

Because the determination whether a foreign corporation is a PFIC is primarily factual and there is little administrative or judicial authority on which to rely to make a determination, the IRS might not agree that FCA is not a PFIC. Moreover, no assurance can be given that FCA would not become a PFIC for any future taxable year if there were to be changes in FCA’s assets, income or operations.

If FCA were to be treated as a PFIC for any taxable year (and regardless of whether FCA remains a PFIC for subsequent taxable years), each U.S. Shareholder that is treated as owning FCA stock for purposes of the PFIC rules would be liable to pay U.S. federal income tax at the highest applicable income tax rates on ordinary income upon the receipt of excess distributions (the portion of any distributions received by the U.S. Shareholder on FCA stock in a taxable year in excess of 125 percent of the average annual distributions received by the U.S. Shareholder in the three preceding taxable years or, if shorter, the U.S. Shareholder’s holding period for the FCA stock) and on any gain from the disposition of FCA stock, plus interest on such amounts, as if such excess distributions or gain had been recognized ratably over the U.S. Shareholder’s holding period of the FCA stock.

If FCA were to be treated as a PFIC for any taxable year and provided that FCA common shares are treated as “marketable,” which FCA believes will be the case, a U.S. Shareholder may make a mark-to-market election. Under a mark-to-market election, any excess of the fair market value of the FCA common shares at the close of any taxable year over the U.S. Shareholder’s adjusted tax basis in the FCA common shares is included in the U.S. Shareholder’s income as ordinary income. These amounts of ordinary income would not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. In addition, the excess, if any, of the U.S. Shareholder’s adjusted tax basis at the close of any taxable year over the fair market value of the FCA common shares is deductible in an amount equal to the lesser of the amount of the excess or the amount of the net mark-to-market gains that the U.S. Shareholder included in income in prior years. A U.S. Shareholder’s tax basis in FCA common shares would be adjusted to reflect any such income or loss. Gain realized on the sale, exchange or other disposition of FCA common shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of FCA common shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Shareholder. It is not expected that the special voting shares would be treated as “marketable” and eligible for the mark-to-market election.

The adverse consequences of owning stock in a PFIC could also be mitigated if a U.S. Shareholder makes a valid “qualified electing fund” election (“QEF election”), which, among other things, would require a U.S. Shareholder to include currently in income its pro rata share of the PFIC’s net capital gain and ordinary earnings, based on earnings and profits as determined for U.S. federal income tax purposes. Because of the administrative burdens involved, FCA does not intend to provide information to its shareholders that would be required to make such election effective.

A U.S. Shareholder which holds FCA stock during a period when FCA is a PFIC will be subject to the foregoing rules for that taxable year and all subsequent taxable years with respect to that U.S. Shareholder’s holding of FCA stock, even if FCA ceases to be a PFIC, subject to certain exceptions for U.S. Shareholders which made a mark-to-market or QEF election. U.S. Shareholders are strongly urged to consult their tax advisors regarding the PFIC rules, and the potential tax consequences to them if FCA were determined to be a PFIC.

PFIC Considerations—Consequences of the Merger

If it were determined that Fiat were a PFIC, then a U.S. Shareholder may be required to recognize gain (but not loss) as a result of the Merger, notwithstanding the Merger’s qualification as a “reorganization” within the meaning of Section 368(a) of the Code. In particular, Section 1291(f) of the Code requires that, to the extent provided in regulations, a U.S. person that disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations have been promulgated under Section 1291(f). Proposed Treasury Regulations were promulgated in 1992 with a retroactive effective date. If finalized in their current form, these regulations would generally require gain (but not loss) recognition by U.S. persons exchanging shares in a corporation that is a PFIC at any time during such U.S. person’s holding period of such shares. There is an exception to this rule in certain instances where the exchanging shareholder receives shares of another corporation that is a PFIC. Fiat and FCA each believe that it is not and has not been a PFIC. However, as discussed above, the determination whether a foreign corporation is a PFIC is primarily factual and, because there is little administrative or judicial authority on which to rely to make a determination, the IRS might not agree that any of these corporations is not a PFIC. U.S. Shareholders are strongly urged to consult their tax advisors regarding the PFIC rules, and the potential tax consequences to them if the PFIC rules applied to determine the tax consequences to them of the Merger.

Medicare Tax on Net Investment Income

A U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8 percent tax (the “Medicare tax”) on the lesser of (i) the U.S. person’s “net investment income” for the relevant taxable year and (ii) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between U.S.$125,000 and U.S.$250,000, depending on the individual’s circumstances). A shareholder’s net investment income generally includes its dividend income and its net gains from the disposition of shares, unless such dividends or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If a shareholder is a U.S. person that is an individual, estate or trust, the shareholder is urged to consult the shareholder’s tax advisors regarding the applicability of the Medicare tax to the shareholder’s income and gains in respect of the shareholder’s investment in FCA stock.

Information with Respect to Foreign Financial Assets

Owners of “specified foreign financial assets” with an aggregate value in excess of U.S.$50,000, (and in some cases, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. U.S. Shareholders are urged to consult their tax advisors regarding the application of this legislation to their ownership of FCA stock.

Backup Withholding and Information Reporting

Information reporting requirements for a noncorporate U.S. Shareholder, on IRS Form 1099, will apply to:

•	dividend payments or other taxable distributions made to such U.S. Shareholder within the U.S., and

•	the payment of proceeds to such U.S. Shareholder from the sale of FCA stock effected at a U.S. office of a broker.

Additionally, backup withholding (currently at a 28 percent rate) may apply to such payments to a noncorporate U.S. Shareholder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the IRS that such U.S. Shareholder has failed to report all interest and dividends required to be shown on such U.S. Shareholder’s federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

A person may obtain a refund of any amounts withheld under the backup withholding rules that exceed the person’s income tax liability by properly filing a refund claim with the IRS.

Non-U.S. Shareholders

For the purposes of this discussion, a “Non-U.S. Shareholder” is a beneficial owner of FCA stock that is not a U.S. person for U.S. federal income tax purposes.

Tax Consequences of Owning FCA Stock

Taxation of Dividends. Dividends paid to a Non-U.S. Shareholder in respect of FCA stock (including a dividend in respect of the receipt of special voting shares, as described above in “—U.S. Shareholders—Loyalty Voting Structure”) will not be subject to U.S. federal income tax unless the dividends are “effectively connected” with the Non-U.S. Shareholder’s conduct of a trade or business within the U.S., and, if required by an applicable income tax treaty as a condition for subjecting the Non-U.S. Shareholder to U.S. taxation on a net income basis, the dividends are attributable to a permanent establishment that the Non-U.S. Shareholder maintains in the U.S.

In such cases a Non-U.S. Shareholder will be taxed in the same manner as a U.S. Shareholder. If a Non-U.S. Shareholder is a corporate Non-U.S. Shareholder, “effectively connected” dividends may, under certain circumstances, be subject to an additional “branch profits tax” at a 30 percent rate or at a lower rate if it is eligible for the benefits of an income tax treaty that provides for a lower rate.

Taxation of Capital Gains. A Non-U.S. Shareholder will not be subject to U.S. federal income tax on gain recognized on the sale or other disposition of the Non-U.S. Shareholder’s FCA stock unless:

•	the gain is “effectively connected” with the Non-U.S. Shareholder’s conduct of a trade or business in the U.S., and, if required by an applicable income tax treaty as a condition for subjecting the shareholder to U.S. taxation on a net income basis, the gain is attributable to a permanent establishment that the Non-U.S. Shareholder maintains in the U.S., or

•	the Non-U.S. Shareholder is an individual, is present in the U.S. for 183 or more days in the taxable year of the sale and certain other conditions exist.

“Effectively connected” gains of a corporate Non-U.S. Shareholder that it recognizes may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30 percent rate or at a lower rate if it is eligible for the benefits of an income tax treaty that provides for a lower rate.

Backup Withholding and Information Reporting

A Non-U.S. Shareholder is exempt from backup withholding and information reporting requirements with respect to:

•	dividend payments made to the Non-U.S. Shareholder outside the U.S., and

•	other dividend payments and the payment of the proceeds from the sale of FCA stock effected at a U.S. office of a broker, as long as the income associated with such payments is otherwise exempt from U.S. federal income tax, and:

¡	the payor or broker does not have actual knowledge or reason to know that the shareholder is a U.S. person and the Non-U.S. Shareholder has furnished the payor or broker:

¡	an IRS Form W-8BEN or an acceptable substitute form upon which the Non-U.S. Shareholder certifies, under penalties of perjury that the shareholder is a non-U.S. person, or

¡	other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with Treasury Regulations, or

¡	the Non-U.S. Shareholder otherwise establishes an exemption.

Payment of the proceeds from the sale of FCA stock effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale of FCA stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by a Non-U.S. Shareholder in the U.S.,

•	the payment of proceeds or the confirmation of the sale is mailed to the Non-U.S. Shareholder at a U.S. address, or

•	the sale has some other specified connection with the U.S. as provided in Treasury Regulations,

unless the broker does not have actual knowledge or reason to know that the shareholder is a U.S. person and the documentation requirements described above are met or the shareholder otherwise establishes an exemption.

In addition, a sale of FCA stock will be subject to information reporting, but not backup withholding, if it is effected at a foreign office of a broker that is:

•	a U.S. person,

•	a controlled foreign corporation for U.S. federal income tax purposes,

•	a foreign person 50 percent or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

¡	one or more of its partners are “U.S. persons,” as defined in Treasury Regulations, which in the aggregate hold more than 50 percent of the income or capital interest in the partnership, or

¡	such foreign partnership is engaged in the conduct of a U.S. trade or business,

unless the broker does not have actual knowledge or reason to know that the person is a U.S. person and the documentation requirements described above are met or the person otherwise establishes an exemption.

Material Netherlands Tax Consequences

This section describes solely the material Dutch tax consequences of (i) the exchange of shares pursuant to the Merger and (ii) the ownership of FCA common shares that are issued pursuant to the Merger. It does not consider every aspect of Dutch taxation that may be relevant to a particular holder of shares in Fiat or FCA in special circumstances or who is subject to special treatment under applicable law. Shareholders should consult their own tax advisor regarding the Dutch tax consequences of (i) the Merger and (ii) of owning and disposing of FCA common shares and, if applicable, FCA special voting shares in their particular circumstances.

Where in this section English terms and expressions are used to refer to Dutch concepts, the meaning to be attributed to such terms and expressions shall be the meaning to be attributed to the equivalent Dutch concepts under Dutch tax law. Where in this section the terms “the Netherlands” and “Dutch” are used, these refer solely to the European part of the Kingdom of the Netherlands. This summary also assumes that FCA is organized, and that the business will be conducted, in the manner outlined in this Form. A change to the organizational structure or to the manner in which FCA conducts its business may invalidate the contents of this section, which will not be updated to reflect any such change.

This description is based on the tax law of the Netherlands (unpublished case law not included) as it stands at the date of this Form. The law upon which this description is based is subject to change, perhaps with retroactive effect. Any such change may invalidate the contents of this description, which will not be updated to reflect such change.

To the extent this section consists of a statement as to matters of Dutch tax law, this section is the opinion of Loyens & Loeff N.V.

Where in this Dutch taxation discussion reference is made to “a holder of shares,” that concept includes, without limitation:

1.	an owner of one or more shares who in addition to the title to such shares, has an economic interest in such shares;

2.	a person who or an entity that holds the entire economic interest in one or more shares;

3.	a person who or an entity that holds an interest in an entity, such as a partnership or a mutual fund, that is transparent for Dutch tax purposes, the assets of which comprise one or more shares, within the meaning of 1. or 2. above; or

4.	a person who is deemed to hold an interest in shares, as referred to under 1. to 3., pursuant to the attribution rules of article 2.14a, of the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001), with respect to property that has been segregated, for instance in a trust or a foundation.

Dividend withholding tax in connection with implementation of the Merger

The exchange of Fiat ordinary shares for FCA common shares pursuant to the Merger will not be subject to Dutch dividend withholding tax.

The issuance of special voting shares will not give rise to Dutch dividend withholding tax provided that the par value of the special voting rights is paid-up out of FCA reserves which are recognized as paid-up capital for Dutch dividend withholding tax purposes and otherwise no actual or deemed distribution of profits occurs.

Taxes on income and capital gains in connection with the implementation of the Merger

General

The description set out in this taxation discussion “Taxes on income and capital gains in connection with the implementation of the Merger” applies only to a holder of Fiat ordinary shares who is a “Dutch Individual holder of Fiat ordinary shares,” a “Dutch Corporate holder of Fiat ordinary shares” or a “Non-resident holder of Fiat ordinary shares.”

For the purposes of this taxation section a holder is a “Dutch Individual holder” if such holder satisfies the following tests:

a.	such holder is an individual;

b.	such holder is a resident, or deemed to be resident, in the Netherlands for Dutch income tax purposes, or has elected to be treated as a resident of the Netherlands for Dutch income tax purposes;

c.	such holder’s shares and any benefits derived or deemed to be derived therefrom have no connection with such holder’s past, present or future employment, if any; and

d.	such holder’s shares do not form part of a substantial interest (aanmerkelijk belang) or a deemed substantial interest in Fiat or in FCA within the meaning of Chapter 4 of the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001).

Generally, if a person holds an interest in Fiat or in FCA, such interest forms part of a substantial interest, or a deemed substantial interest, in these companies if any one or more of the following circumstances is present:

1.

Such person – either alone or, in the case of an individual, together with his partner, if any, or pursuant to article 2.14a, of the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001) – owns or is deemed to own, directly or indirectly, either a number of shares in Fiat or in FCA representing five percent or more of the total issued and outstanding capital (or the issued and outstanding capital of any class of shares), or rights to acquire, directly or indirectly, shares, whether or not already issued, representing five percent or more of the total issued and outstanding capital (or the issued and outstanding capital of any class of the shares), or profit-participating certificates (winstbewijzen) relating to five percent or more of the annual profit or to five percent or more of the liquidation proceeds. The ordinary shares and the special voting shares are considered to be separate classes of shares.

2.	Such person’s shares, profit-participating certificates or rights to acquire shares in Fiat or in FCA are held by him or deemed to be held by him following the application of a non-recognition provision.

3.	Such person’s partner or any of his relatives by blood or by marriage in the direct line (including foster-children) or of those of his partner has a substantial interest (as described under (1) and (2) above) in Fiat or in FCA.

For the purposes of circumstances (1), (2) and (3) above, if a holder is entitled to the benefits from shares or profit-participating certificates (for instance if a holder is a holder of a right of usufruct), such holder is deemed to be a holder of shares or profit-participating certificates, as the case may be, and such holder’s entitlement to benefits is considered a share or profit-participating certificate, as the case may be.

If a Dutch Individual holder of Fiat ordinary shares satisfies test (b), but does not satisfy test (c) and/or test (d) above, such holder’s Dutch income tax position is not discussed in this Form. If a holder is an individual who does not satisfy test (b), please refer to the section “—Non-resident holders of Fiat ordinary shares.”

For the purposes of this section a holder is a “Dutch Corporate holder” if such holder satisfies the following tests:

i.	such holder is a corporate entity (lichaam), including an association that is taxable as a corporate entity, that is subject to Dutch corporation tax in respect of benefits derived from its Fiat ordinary shares or FCA shares;

ii.	such holder is a resident, or deemed to be resident, in the Netherlands for Dutch corporation tax purposes;

iii.	such holder is not an entity that, although subject to Dutch corporation tax, is, in whole or in part, specifically exempt from that tax; and

iv.	such holder is not an investment institution (beleggingsinstelling) as defined in article 28 of the Dutch Corporation Tax Act 1969 (Wet op de vennootschapsbelasting 1969).

If a holder is not an individual and if such holder does not satisfy any one or more of these tests, with the exception of test (ii), such holder’s Dutch corporation tax position is not discussed in this Form. If a holder is not an individual and if such holder does not satisfy test (ii), please refer to the section “—Non-resident holders of Fiat ordinary shares.”

For the purposes of this section, a holder is a “Non-resident holder” if such holder satisfies the following tests:

a.	such holder is neither resident, nor deemed to be resident, in the Netherlands for purposes of Dutch income tax or corporation tax, as the case may be, and, if such holder is an individual, has not elected to be treated as a resident of the Netherlands for Dutch income tax purposes;

b.	such holder’s shares and any benefits derived or deemed to be derived from such shares have no connection with past, present or future employment, management activities and functions or membership of a management board (bestuurder) or a supervisory board (commissaris);

c.	such holder’s shares do not form part of a substantial interest or a deemed substantial interest in Fiat or FCA within the meaning of Chapter 4 of the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001), unless such interest forms part of the assets of an enterprise; and

d.	if such holder is not an individual, no part of the benefits derived from such holder’s shares is exempt from Dutch corporation tax under the participation exemption as laid down in the Dutch Corporation Tax Act 1969 (Wet op de vennootschapsbelasting 1969).

See above for a description of the circumstances under which shares form part of a substantial interest or a deemed substantial interest.

If a holder satisfies test (a), but does not satisfy any one or more of tests (b), (c), and (d), such holder’s Dutch income tax position or corporation tax position, as the case may be, is not discussed in this Form.

Dutch Individual holders of Fiat ordinary shares deriving profits from an enterprise

For a Dutch Individual holder whose Fiat ordinary shares are attributable to an enterprise from which such holder derives profits, whether as an entrepreneur (ondernemer) or pursuant to a co-entitlement to the net value of an enterprise (other than as an entrepreneur or a shareholder), the exchange of Fiat ordinary shares for FCA common shares is considered to be a disposal of such holder’s Fiat ordinary shares and will result in recognition of a capital gain or a capital loss. Such benefits are generally subject to Dutch income tax at progressive rates. A Dutch Individual holder can opt for application of a roll-over facility for the capital gain if Fiat and FCA are resident in a Member State of the European Union and certain requirements are met. If the roll-over facility is applied, the shares in FCA received as Merger consideration must be reported in the balance sheet for Dutch tax purposes at the same tax book value as the divested shares in Fiat. The roll-over facility does not apply to any cash consideration received.

On receipt of the special voting shares part of the book value for Dutch tax purposes of the FCA common shares will have to be attributed to the special voting shares. The book value for Dutch tax purposes of the FCA common shares will be reduced accordingly.

Dutch Individual holders of Fiat ordinary shares deriving benefits from miscellaneous activities

If a Dutch Individual holder derives or is deemed to derive any benefits from Fiat ordinary shares, that constitute benefits from miscellaneous activities (resultaat uit overige werkzaamheden), the exchange of such holder’s Fiat ordinary shares for FCA common shares is considered to be a disposal of such holder’s Fiat ordinary shares and will result in recognition of a capital gain or a capital loss. Such benefits are generally subject to Dutch income tax at progressive rates. A Dutch Individual holder can opt for application of a roll-over facility for the capital gain if Fiat and FCA are resident in a Member State of the European Union and certain requirements are met. If the roll-over facility is applied, the shares in FCA received as Merger consideration must be reported in the balance sheet for Dutch tax purposes at the same tax book value as the divested shares in Fiat. The roll-over facility does not apply to any cash consideration received.

A Dutch Individual holder may, inter alia, derive or be deemed to derive benefits from Fiat ordinary shares that are taxable as benefits from miscellaneous activities in the following circumstances:

a.	such holder’s investment activities go beyond the activities of an active portfolio investor, for instance in the case of use of insider knowledge (voorkennis) or comparable forms of special knowledge; or

b.	if any benefits to be derived from such holder’s Fiat ordinary shares, whether held directly or indirectly, are intended, in whole or in part, as remuneration for activities performed by such holder or by a person who is a connected person to such holder as meant by article 3.92b, paragraph 5, of the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001).

On receipt of the special voting shares part of the book value for Dutch tax purposes of the FCA common shares will have to be attributed to the special voting shares. The book value for Dutch tax purposes of the FCA common shares will be reduced accordingly.

Other Dutch Individual holders of Fiat ordinary shares

If a Dutch Individual holder’s situation has not been discussed before in this section “—Taxes on income and capital gains in connection with the implementation of the Merger,” benefits from such holder’s Fiat ordinary shares will be taxed annually as a benefit from savings and investments (voordeel uit sparen en beleggen). Such benefit is deemed to be four percent per annum of the holder’s yield basis (rendementsgrondslag) generally to be determined at the beginning of the relevant year, to the extent that such amount exceeds the ‘exempt net asset amount’ (heffingvrij vermogen) for the relevant year. The benefit is taxed at a rate of 30 percent. The value of the shares forms part of the yield basis. Any actual capital gain or loss realised upon the exchange of Fiat ordinary shares for FCA common shares and, if applicable, the receipt of FCA special voting shares is not as such subject to Dutch income tax.

Attribution rule

Benefits derived or deemed to be derived from certain miscellaneous activities by, and yield basis for benefits from savings and investments of, a child or a foster child who is under eighteen years of age are attributed to the parent who exercises, or to the parents who exercise, authority over the child, irrespective of the country of residence of the child.

Dutch Corporate holder of Fiat ordinary shares

For a Dutch Corporate holder, the disposal of such holder’s Fiat ordinary shares in exchange for FCA common shares will result in recognition of a capital gain or a capital loss, except to the extent that the benefits are exempt under the participation exemption as laid down in the Dutch Corporation Tax Act 1969 (Wet op de vennootschapsbelasting 1969). If the participation exemption does not apply in respect of such holder’s Fiat ordinary shares, such holder can opt for application of a roll-over facility for the capital gain if Fiat and FCA are resident in a Member State of the European Union and certain requirements are met. If the roll-over facility is applied, the shares in FCA received as Merger consideration must be reported in the balance sheet for Dutch tax purposes at the same tax book value as the divested shares in Fiat. The roll-over facility does not apply to any cash consideration received.

On receipt of the special voting shares part of the book value for Dutch tax purposes of the FCA common shares will have to be attributed to the special voting shares. The book value for Dutch tax purposes of the FCA common shares will be reduced accordingly.

Non-resident holders of Fiat ordinary shares

A Non-resident holder will not be subject to any Dutch taxes on income or capital gains in respect of the exchange of such holder’s Fiat ordinary shares for FCA common shares unless:

1.	such holder derives profits from an enterprise directly, or pursuant to a co-entitlement to the net value of such enterprise, other than as a holder of securities, which enterprise either is managed in the Netherlands or carried on, in whole or in part, through a permanent establishment or a permanent representative which is taxable in the Netherlands and such holder’s Fiat ordinary shares are attributable to such enterprise; or

2.	such holder is an individual and such holder derives benefits from Fiat ordinary shares that are taxable as benefits from miscellaneous activities in the Netherlands.

If a holder falls under exception (1) or (2), the disposal of such holder’s Fiat ordinary shares in exchange for FCA common shares will result in recognition of a capital gain or a capital loss. In these two cases and provided that the FCA common shares received as Merger consideration are attributable to such enterprise or such miscellaneous activities in the Netherlands, such holder can opt for application of a roll-over facility for the capital gain if Fiat and FCA are resident in a Member State of the European Union and certain requirements are met. If the roll-over facility is applied, the FCA common shares received as Merger consideration must be reported in the balance sheet for Dutch tax purposes at the same tax book value as the divested shares in Fiat. The roll-over facility does not apply to any cash consideration received.

See above for a description of the circumstances under which the benefits derived from Fiat ordinary shares may be taxable as benefits from miscellaneous activities, on the understanding that such benefits will be taxable in the Netherlands only if such activities are performed or deemed to be performed in the Netherlands.

On receipt of the special voting shares part of the book value for Dutch tax purposes of the FCA common shares will have to be attributed to the special voting shares. The book value for Dutch tax purposes of the FCA common shares will be reduced accordingly.

Attribution rule

Benefits derived or deemed to be derived from certain miscellaneous activities by a child or a foster child who is under eighteen years of age are attributed to the parent who exercises, or the parents who exercise, authority over the child, irrespective of the country of residence of the child.

Other taxes and duties in connection with the implementation of the Merger

No Dutch registration tax, transfer tax, stamp duty or any other similar documentary tax or duty will be payable in the Netherlands in respect of or in connection with the exchange of Fiat ordinary shares for FCA common shares.

Taxes on income and capital gains from the ownership and disposition of FCA common shares and/or special voting shares after implementation of the Merger

General

The description set out in this section “—Taxes on income and capital gains from the ownership and disposition of FCA common shares and/or special voting shares after implementation of the Merger” applies only to a holder of FCA common shares and, if applicable, FCA special voting shares, who is a “Dutch Individual holder” or a “Dutch Corporate holder” or a “Non-resident holder.”

Dutch Individual holders of FCA common shares and/or special voting shares deriving profits or deemed to be deriving profits from an enterprise

If a Dutch Individual holder (as defined above) derives or is deemed to derive any benefits from such holder’s FCA common shares and/or special voting shares, including any capital gain realized on the disposal of such FCA common shares and/or special voting shares, that are attributable to an enterprise from which such holder derives profits, whether as an entrepreneur (ondernemer) or pursuant to a co-entitlement to the net value of an enterprise, other than as a shareholder, such benefits are generally subject to Dutch income tax at progressive rates.

Dutch Individual holders of FCA common shares and/or special voting shares deriving benefits from miscellaneous activities

If a Dutch Individual holder derives or is deemed to derive (as outlined above) any benefits from such holder’s FCA common shares and / or special voting shares, including any gain realized on the disposal of such

FCA common shares and / or special voting shares, that constitute benefits from miscellaneous activities (as outlined above) (resultaat uit overige werkzaamheden), such benefits are generally subject to Dutch income tax at progressive rates.

Other Dutch Individual holders of FCA common shares and/or special voting shares

If a Dutch Individual holder’s situation has not been discussed before in this section “—Taxes on income and capital gains from the ownership and disposition of FCA common shares and/or special voting shares after implementation of the Merger” benefits from such holder’s FCA common shares and / or special voting shares will be taxed annually as a benefit from savings and investments (voordeel uit sparen en beleggen). Such benefit is deemed to be four percent per annum of the holder’s “yield basis” (rendementsgrondslag), generally to be determined at the beginning of the relevant year, to the extent that such yield basis exceeds the “exempt net asset amount” (heffingvrij vermogen) for the relevant year. The benefit is taxed at the rate of 30 percent. The value of a holder’s FCA common shares and / or special voting shares forms part of the holder’s yield basis. Actual benefits derived from such holder’s FCA common shares and/or special voting shares, including any gain realised on the disposal of such FCA common shares and/or special voting shares, are not as such subject to Dutch income tax.

Attribution rule

Benefits derived or deemed to be derived from certain miscellaneous activities by, and yield basis for benefits from savings and investments of, a child or a foster child who is under eighteen years of age are attributed to the parent who exercises, or to the parents who exercise, authority over the child, irrespective of the country of residence of the child.

Dutch Corporate holder of FCA common shares and/or special voting shares

If a holder is a Dutch Corporate Entity, any benefits derived or deemed to be derived by such holder from such holder’s FCA common shares and/or special voting shares, including any gain realised on the disposal thereof, are generally subject to Dutch corporation tax, except to the extent that the benefits are exempt under the participation exemption as laid down in the Dutch Corporation Tax Act 1969 (Wet op de vennootschapsbelasting 1969).

Non-resident holders of FCA common shares and/or special voting shares

A Non-resident holder (as defined above) of FCA common shares and / or special voting shares will not be subject to any Dutch taxes on income or capital gains (other than the dividend withholding tax described below) in respect of any benefits derived or deemed to be derived by such holder from such holder’s FCA common shares and / or special voting shares, including any capital gain realised on the disposal thereof, unless:

1.	such holder derives profits from an enterprise directly, or pursuant to a co-entitlement to the net value of such enterprise, other than as a holder of securities, which enterprise either is managed in the Netherlands or carried on, in whole or in part, through a permanent establishment or a permanent representative which is taxable in the Netherlands, and such holder’s FCA common shares and / or special voting shares are attributable to such enterprise; or

2.	such holder is an individual and such holder derives benefits from FCA common shares and / or special voting shares that are taxable as benefits from miscellaneous activities in the Netherlands.

See above for a description of the circumstances under which the benefits derived from FCA common shares and / or special voting shares may be taxable as benefits from miscellaneous activities, on the understanding that such benefits will be taxable in the Netherlands only if such activities are performed or deemed to be performed in the Netherlands.

Attribution rule

Benefits derived or deemed to be derived from certain miscellaneous activities by a child or a foster child who is under eighteen years of age are attributed to the parent who exercises, or the parents who exercise, authority over the child, irrespective of the country of residence of the child.

Dividend withholding tax

General

FCA is generally required to withhold Dutch dividend withholding tax at a rate of 15 percent from dividends distributed by it.

As an exception to this rule, FCA may not be required to withhold Dutch dividend withholding tax if it is considered to be a tax resident of both the Netherlands and another jurisdiction in accordance with the domestic tax residency provisions applied by each of these jurisdictions, while an applicable double tax treaty between the Netherlands and such other jurisdiction attributes the tax residency exclusively to that other jurisdiction. This exception does not apply to dividends distributed by FCA to a holder who is resident or deemed to be resident in the Netherlands for Dutch income tax purposes or Dutch corporation tax purposes.

The concept of “dividends distributed by FCA” as used in this section “Material Dutch Tax Consequences” includes, but is not limited to, the following:

•	distributions in cash or in kind, deemed and constructive distributions and repayments of capital not recognised as paid-in for Dutch dividend withholding tax purposes;

•	liquidation proceeds and proceeds of repurchase or redemption of shares in excess of the average capital recognised as paid-in for Dutch dividend withholding tax purposes;

•	the par value of shares issued by FCA to a holder of FCA common shares and / or special voting shares or an increase of the par value of shares, as the case may be, to the extent that it does not appear that a contribution, recognised for Dutch dividend withholding tax purposes, has been made or will be made; and

•	partial repayment of capital, recognised as paid-in for Dutch dividend withholding tax purposes, if and to the extent that there are net profits (zuivere winst), unless (a) the general meeting of FCA’s shareholders has resolved in advance to make such repayment and (b) the par value of the shares concerned has been reduced by an equal amount by way of an amendment to FCA’s articles of association.

Dutch Individuals and Dutch Corporate Entities

If a holder is a Dutch Individual (other than an individual who has elected to be treated as a resident of the Netherlands for Dutch income tax purposes) or a Dutch Corporate Entity, such holder can generally credit Dutch dividend withholding tax against Dutch income tax or Dutch corporation tax liability, as applicable, and such holder is generally entitled to a refund in the form of a negative assessment of Dutch income tax or Dutch corporation tax, as applicable, to the extent such dividend withholding tax, together with any other creditable domestic and/or foreign taxes, exceeds such holder’s aggregate Dutch income tax or aggregate Dutch corporation tax liability.

Pursuant to domestic rules to avoid dividend stripping, Dutch dividend withholding tax will only be credited against Dutch income tax or Dutch corporation tax, as applicable, exempted, reduced or refunded if a holder is the beneficial owner (uiteindelijk gerechtigde) of dividends distributed by FCA. If a holder receives proceeds from FCA common shares and / or special voting shares, such holder will not be recognised as the beneficial owner of such proceeds if, in connection with the receipt of the proceeds, such holder has given a consideration, in the framework of a composite transaction including, without limitation, the mere acquisition of one or more dividend coupons or the creation of short-term rights of enjoyment of shares (kortlopende genotsrechten op aandelen), whereas it may be presumed that (i) such proceeds in whole or in part, directly or indirectly, inure to a person who would not have been entitled to an exemption from, reduction or refund of, or credit for, dividend withholding tax, or who would have been entitled to a smaller reduction or refund of, or credit for, dividend withholding tax than such holder, the actual recipient of the proceeds; and (ii) such person acquires or retains, directly or indirectly, an interest in FCA common shares and / or special voting shares or similar instruments, comparable to its interest in FCA common shares and / or special voting shares prior to the time the composite transaction was first initiated.

If a holder is an individual who is not resident or deemed to be resident in the Netherlands, but such holder has elected to be treated as a resident of the Netherlands for Dutch income tax purposes, such holder may be eligible for relief from Dutch dividend withholding tax on the same conditions as an individual who is a Non-resident holder of FCA common shares and / or special voting shares, as discussed below.

See “—Dividend withholding tax—General” for a description of the concept “dividends distributed by FCA.”

See “—Taxes on income and capital gains in connection with the implementation of the Merger—General” for a description of the terms Dutch Individual and Dutch Corporate Entity.

Non-resident holders of FCA common shares and / or special voting shares

Relief

If a Non-resident holder of FCA common shares and / or special voting shares is resident in the non-European part of the Kingdom of the Netherlands or in a country that has concluded a double tax treaty with the Netherlands, such holder may be eligible for a full or partial relief from the dividend withholding tax, provided such relief is timely and duly claimed. Pursuant to domestic rules to avoid dividend stripping, dividend withholding tax relief will only be available to a holder if such holder is the beneficial owner of dividends distributed by FCA.

In addition, a Non-resident holder of FCA common shares and / or special voting shares that is not an individual is entitled to an exemption from dividend withholding tax, provided that the following tests are satisfied:

1.	such holder is, according to the tax law in a Member State of the European Union or a state designated by ministerial decree, that is a party to the Agreement regarding the European Economic Area, resident there and such holder is not transparent for tax purposes according to the tax law of such state;

2.	any one or more of the following threshold conditions are satisfied:

a.   at the time the dividend is distributed by FCA, such holder holds shares representing at least five percent of FCA’s nominal paid-up capital; or

b.   such holder has held shares representing at least five percent of FCA’s nominal paid up capital for a continuous period of more than one year at any time during the four years preceding the time the dividend is distributed by FCA; or

c.   such holder is connected with FCA within the meaning of article 10a, paragraph 4, of the Dutch Corporation Tax Act 1969 (Wet op de Vennootschapsbelasting 1969); or

d.   an entity connected with such holder within the meaning of article 10a, paragraph 4, of the Dutch Corporation Tax Act 1969 (Wet op de Vennootschapsbelasting 1969) holds at the time the dividend is distributed by FCA, shares representing at least five percent of FCA’s nominal paid-up capital;

3.	such holder is not considered to be resident outside the Member States of the European Union or the states designated by ministerial decree, that are a party to the Agreement regarding the European Economic Area, under the terms of a double tax treaty concluded with a third State; and

4.	such holder does not perform a similar function to an investment institution (beleggingsinstelling) as meant by article 6a or article 28 of the Dutch Corporation Tax Act 1969 (Wet op de vennootschapsbelasting 1969).

The exemption from dividend withholding tax is not available if a holder is a Non-resident holder of FCA common shares and / or special voting shares and pursuant to a provision for the prevention of fraud or abuse included in a double tax treaty between the Netherlands and such holder’s country of residence, such holder would not be entitled to the reduction of tax on dividends provided for by such treaty. Furthermore, the exemption from dividend withholding tax will only be available to a holder if such holder is the beneficial owner of dividends distributed by FCA, as described above. If a holder is a Non-resident holder of FCA common shares and / or special voting shares and such holder is resident in a Member State of the European Union with which the Netherlands has concluded a double tax treaty that provides for a reduction of tax on dividends based on the ownership of the number of voting rights, the test under (2)(a) above is also satisfied if such holder owns five percent of the voting rights in FCA.

Credit

If a Non-resident Holder of FCA common shares and/or special voting shares is subject to Dutch income tax or Dutch corporation tax in respect of any benefits derived or deemed to be derived from such holder’s FCA common shares and / or special voting shares, including any capital gain realized on the disposal thereof, such holder can generally credit Dutch dividend withholding tax against Dutch income tax or Dutch corporation tax liability, as applicable, and such holder is generally entitled to a refund pursuant to a negative tax assessment if and to the extent the dividend withholding tax, together with any other creditable domestic and/or foreign taxes, exceeds such holder’s aggregate Dutch income tax or aggregate Dutch corporation tax liability, respectively.

See “—Dividend withholding tax—Dutch Individuals and Dutch Corporate Entities” for a description of the term beneficial owner.

See “—Dividend withholding tax—General” for a description of the concept “dividends distributed by FCA.”

See the section “—Taxes on income and capital gains in connection with the implementation of the Merger—General” for a description of the term Non-resident holder of FCA common shares and/or special voting shares.

See the section “—Taxes on income and capital gains from the ownership and disposition of FCA common shares and / or special voting shares after implementation of the Merger—Non-resident holders of FCA common shares and / or special voting shares” for a description of the circumstances in which a Non-resident holder of FCA common shares and / or special voting shares is subject to Dutch income tax or Dutch corporation tax.

Other taxes and duties after implementation of the Merger

No Dutch registration tax, transfer tax, stamp duty or any other similar documentary tax or duty, other than court fees, is payable in the Netherlands by a holder in respect of or in connection with (i) the subscription, issue, placement or allotment of FCA common shares and / or special voting shares, (ii) the enforcement by way of legal proceedings (including the enforcement of any foreign judgment in the courts of the Netherlands) of the documents relating to the issue of FCA common shares and / or special voting shares or the performance by FCA of FCA’s obligations under such documents, or (iii) the transfer of FCA common shares and / or special voting shares.

Material U.K. Tax Consequences

This section describes the material United Kingdom tax consequences of the Merger and the ownership of FCA common shares. It does not purport to be a complete analysis of all potential U.K. tax consequences of holding Fiat and FCA common shares. This section is based on current U.K. tax law and what is understood to be the current practice of H.M. Revenue and Customs, as well as on applicable tax treaties. This law and practice and these treaties are subject to change, possibly on a retroactive basis. Specifically, under draft legislation put before the U.K. Parliament (and likely to be enacted), a U.K. shareholder (as defined below) would not be entitled to credit against its U.K. tax liability for foreign tax withheld from dividends to the extent that a refund of the tax is available under non-U.K. tax law or an applicable treaty even to a person not connected to the U.K. shareholder in some circumstances. This change would be effective for payments made by a tax authority on or after December 5, 2013.

This section applies only to shareholders of Fiat and FCA that are U.K. Shareholders, as defined below, (except where express reference is made to the treatment of non-U.K. residents), that hold their shares as an investment (other than through an individual savings account), and that are the absolute beneficial owner of both the shares and any dividends paid on them. This section does not apply to members of any special class of shareholders subject to special rules, such as:

•	a pension fund,

•	a charity,

•	persons acquiring their shares in connection with an office or employment,

•	a dealer in securities,

•	an insurance company, or

•	a collective investment scheme.

In addition, this section may not apply to:

•	a person that holds shares as part of or pertaining to or attributable to a fixed base or permanent establishment in a non-U.K. jurisdiction,

•	any shareholders that, either alone or together, with one or more associated persons, such as personal trusts and connected persons, control directly or indirectly at least ten percent of the voting rights or of any class of share capital of Fiat or FCA, or

•	any person holding shares as a borrower under a stock loan or an interim holder under a repo.

Shareholders of Fiat should consult their own tax advisors on the U.K. tax consequences of the Merger and of owning and disposing of FCA common shares in their particular circumstances.

For the purposes of this discussion, a “U.K. Shareholder” is a beneficial owner of shares that is resident, and in the case of individual shareholders domiciled, for tax purposes in (and only in) the U.K. Shareholders that meet only one of these criteria should consult their own tax advisors.

To the extent this section consists of a statement as to matters of U.K. tax law, this section is the opinion of Sullivan & Cromwell LLP.

Exchange of Fiat ordinary shares for FCA common shares; Exercise of Cash Exit Rights

Taxation of Capital Gains

U.K. Shareholders. The exchange of Fiat ordinary shares for FCA common shares pursuant to the Merger should not be treated as a disposal of Fiat ordinary shares for U.K. tax purposes (“no disposal” treatment), subject to certain conditions. If “no disposal” treatment applies, the FCA common shares will be treated as having been acquired by a U.K. Shareholder at the same time and for the same consideration as that U.K. Shareholder’s Fiat ordinary shares.

Where a U.K. Shareholder, together with its connected parties, does not hold more than five percent of the shares in Fiat, FCA has been advised that “no disposal” treatment should apply.

Where a U.K. Shareholder holds, alone or together with its connected parties, more than five percent of the shares in Fiat, “no disposal” treatment will only apply if the transaction is effected for bona fide commercial purposes and does not form part of a scheme or arrangement of which the main purpose, or one of the main purposes, is avoidance of U.K. corporation tax or capital gains tax.

Fiat intends to apply for written confirmation from HMRC that the Merger is effected for bona fide commercial purposes and does not form part of a scheme or arrangement of which the main purpose, or one of the main purposes, is avoidance of U.K. corporation tax or capital gains tax.

The exercise by a U.K. Shareholder of Fiat of its cash exit rights will, however, constitute a disposal.

For a shareholder that is (at any time in the relevant U.K. tax year) resident in the U.K. for tax purposes, a disposal may, depending upon the shareholder’s circumstances and subject to any available exemption or relief (such as the annual exempt amount for individuals, or indexation for corporate shareholders), give rise to a chargeable gain or an allowable loss for the purposes of U.K. taxation of capital gains.

A U.K. Shareholder of Fiat which exercises its cash exit rights and receives cash in respect of that U.K. Shareholder’s Fiat ordinary shares should, subject to the following paragraphs, recognize a capital gain or loss equal to the difference between the amount realized (converted into pounds sterling at the spot rate at the date of disposal of those Fiat ordinary shares) and the U.K. Shareholder’s base cost (determined in pounds sterling at the spot rate on the acquisition date) in those Fiat ordinary shares.

Corporate shareholders. For corporate shareholders only, to the extent that their Fiat ordinary shares are redeemed by Fiat, rather than sold to other shareholders or sold in the market, part of the proceeds is likely to be treated as a distribution for U.K. corporation tax purposes. This element of the proceeds may fall within one or more classes of dividend qualifying for exemption from corporation tax. While one would expect most corporate U.K. Shareholders to qualify for such an exemption, the exemptions are not comprehensive and are subject to anti-avoidance rules. The amount of the disposal proceeds for chargeable gains purposes may not be reduced by any amount treated as a distribution. U.K. Shareholders within the charge to corporation tax should consult their own professional advisors in relation to the implications of the legislation. For corporate shareholders only, indexation allowance on the relevant proportion of the original allowable cost should be taken into account for the purposes of calculating a chargeable gain (but not an allowable loss) arising on a disposal or part-disposal of Fiat ordinary shares.

Individual shareholders temporarily non-resident in the U.K. A shareholder of Fiat ordinary shares that is an individual and that is temporarily non-resident in the U.K. for a period of less than five complete tax years may, under anti-avoidance legislation, still be liable to U.K. taxation on that U.K. Shareholder’s return to the United Kingdom on a chargeable gain realized on the disposal or part-disposal of the Fiat ordinary shares during the period when he or she is non-resident.

Non-U.K.-resident shareholders. A disposal of Fiat ordinary shares by a shareholder that is not resident in the United Kingdom for tax purposes but that carries on a trade, profession or vocation in the United Kingdom through a branch, agency or permanent establishment (excluding, if certain conditions are met, an independent broker or investment manager) and has used, held or acquired Fiat ordinary shares for the purposes of that trade, profession or vocation or that branch, agency or permanent establishment may, depending on individual circumstances, give rise to a chargeable gain or allowable loss.

Stamp duty and stamp duty reserve tax (“SDRT”)

Fiat does not and will not maintain any share register in the U.K. and, accordingly, no liability to U.K. stamp duty or SDRT will arise to shareholders on the tendering or cancellation of Fiat ordinary shares in the course of the Merger.

Tax Consequences of Owning FCA common shares

Taxation of Dividends

Withholding from dividend payments. Dividend payments may be made without withholding or deduction for or on account of U.K. income tax.

Individual U.K. Shareholders. Dividends received by individual U.K. Shareholders will be subject to U.K. income tax. The dividend is taxable in the tax year when the dividend is payable. The tax is charged on the gross amount (translated into sterling at the spot rate when the dividend is payable) of any dividend paid as increased for any U.K. tax credit available as described below (the “gross dividend”). A U.K. Shareholder must include any foreign tax withheld from the dividend payment in the gross dividend even though the shareholder does not in fact receive it.

Subject to certain limitations, any non-U.K. tax withheld and paid over to a non-U.K. taxing authority will be eligible for credit against a U.K. Shareholder’s U.K. tax liability except to the extent that a refund of the tax withheld is available under non-U.K. tax law or under an applicable tax treaty to the shareholder or a connected person. If a refund becomes available after the U.K. Shareholder has submitted its tax return, the U.K. Shareholder will be required to notify HMRC and will lose the credit to the extent of the refund.

Individual U.K. Shareholders and some non-U.K.-resident individual shareholders of FCA common shares will be entitled to a non-repayable U.K. tax credit equal to one-ninth of the amount of the dividend received and brought into the charge to tax including any foreign tax withheld (or ten percent of the aggregate of that dividend and tax credit).

An individual U.K. Shareholder that is subject to income tax at a rate or rates not exceeding the basic rate will be liable to tax on the gross dividend at the rate of ten percent and will therefore have no further U.K. income tax liability to pay. Where the tax credit exceeds the U.K. Shareholder’s tax liability, the U.K. Shareholder cannot claim repayment of the tax credit from HMRC.

An individual U.K. Shareholder that is subject to income tax at the higher rate or the additional rate will be liable to income tax on the gross dividend at the rate of 32.5 percent or 37.5 percent respectively to the extent that the gross dividend, when treated as the top slice of that U.K. Shareholder’s income, falls above the threshold for higher rate or additional rate income tax. After taking into account the ten percent tax credit, a higher rate taxpayer will therefore be liable to additional income tax of 22.5 percent of the gross dividend, equal to 25 percent of the dividend ignoring the U.K. tax credit. After taking into account the ten percent tax credit, an additional rate taxpayer will be liable to additional income tax of 27.5 percent of the gross dividend, which is equal to approximately 30.6 percent of the dividend ignoring the U.K. tax credit.

Corporate U.K. Shareholders. Dividends paid on the FCA common shares to corporate U.K. Shareholders may fall within one or more classes of dividend qualifying for exemption from corporation tax. While one would expect most corporate U.K. Shareholders to qualify for such an exemption, the exemptions are not comprehensive and are subject to anti-avoidance rules. Where a U.K. Shareholder benefits from exemption, no credit will be available for any non-U.K. tax withheld and paid over to a non-U.K. taxing authority. U.K. Shareholders within the charge to corporation tax should consult their own professional advisors in relation to the implications of the legislation.

Non-U.K.-resident shareholders. A shareholder of FCA common shares that is not resident in the U.K. for U.K. tax purposes will not be liable to account for income or corporation tax in the U.K. on dividends paid on the shares unless the shareholder carries on a trade (or profession or vocation) in the U.K. and the dividends are either a receipt of that trade or, in the case of corporation tax, the shares are held by or for a U.K. permanent establishment through which the trade is carried on (unless, if certain conditions are met, the trade is carried on through an independent broker or investment manager).

Non-U.K.-resident shareholders that are not otherwise liable to income or corporation tax on dividends will not generally be able to claim repayment of any significant part of the tax credit attaching to dividends received from FCA as the U.K. will levy income tax at the source to offset the amount of the credit. In exceptional circumstances, such a shareholder may be entitled to a cash payment of a small part of the tax credit.

A shareholder that is resident outside the United Kingdom for tax purposes should consult its own tax advisor as to its tax position on dividends received from FCA.

Taxation of Capital Gains

U.K. Shareholders. A disposal or deemed disposal of FCA common shares by a shareholder that is (at any time in the relevant U.K. tax year) resident in the U.K. for tax purposes, may, depending upon the shareholder’s circumstances and subject to any available exemption or relief (such as the annual exempt amount for individuals, or indexation for corporate shareholders), give rise to a chargeable gain or an allowable loss for the purposes of U.K. taxation of capital gains.

A shareholder of FCA common shares that is an individual and that is temporarily non-resident in the U.K. for a period of less than five complete tax years may, under anti-avoidance legislation, still be liable to U.K. taxation on that U.K. Shareholder’s return to the United Kingdom on a chargeable gain realized on the disposal or part-disposal of the common shares during the period when he or she is non-U.K.-resident.

Non-U.K.-resident shareholders. A disposal of FCA common shares by a shareholder that is not resident in the United Kingdom for tax purposes but that carries on a trade, profession or vocation in the United Kingdom through a branch, agency or permanent establishment (excluding, if certain conditions are met, an independent broker or investment manager) and has used, held or acquired FCA common shares for the purposes of that trade, profession or vocation or that branch, agency or permanent establishment may, depending on individual circumstances, give rise to a chargeable gain or allowable loss.

Corporate shareholders. For corporate shareholders only, indexation allowance on the relevant proportion of the original allowable cost should be taken into account for the purposes of calculating a chargeable gain (but not an allowable loss) arising on a disposal or part-disposal of FCA common shares.

Stamp duty and stamp duty reserve tax

No liability to U.K. stamp duty or SDRT will arise on the issue of FCA common shares to shareholders. FCA will not maintain any share register in the U.K. and, accordingly, (i) U.K. stamp duty will not normally be payable in connection with a transfer of common shares, provided that the instrument of transfer is executed and retained outside the U.K. and no other action is taken in the U.K. by the transferor or transferee, and (ii) no U.K. SDRT will be payable in respect of any agreement to transfer FCA common shares.

Tax Consequences of Participating in the Loyalty Voting Structure

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE RECEIPT, OWNERSHIP OR DISPOSAL OF SPECIAL VOTING SHARES SHOULD BE TREATED FOR U.K. TAX PURPOSES AND AS A RESULT THE U.K. TAX CONSEQUENCES ARE UNCERTAIN. ACCORDINGLY, WE URGE U.K. HOLDERS TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE RECEIPT, OWNERSHIP AND DISPOSAL OF SPECIAL VOTING SHARES.

Receipt of Special Voting Shares

The receipt of special voting shares is expected to be treated as a capital distribution of “small” value in respect of the relevant FCA common shares held on the Loyalty Register. On that basis, a U.K. Shareholder should not be treated as making a taxable part-disposal of its common shares. Rather, it should attribute base cost to special voting shares equal to the fair market value of the special voting shares at the time of issue and the base cost in the common shares should be reduced by the same amount. FCA believes and intends to take the position that the value of each special voting share is minimal.

Ownership of Special Voting Shares

U.K. Shareholders of special voting shares should not have to recognize income in respect of any amounts transferred to the special voting shares dividend reserve but not paid out as dividends in respect of the special voting shares.

Disposal of Special Voting Shares

A U.K. Shareholder that has its special voting shares redeemed for zero consideration after removing its shares from the Loyalty Register should recognize a loss accordingly; the loss may be allowable. On the basis that the value of each special voting share is minimal, however, the amount of the loss should be minimal.

Stamp duty and stamp duty reserve tax

FCA will not maintain any share register in the U.K. and, accordingly, no liability to U.K. stamp duty or SDRT will arise to shareholders on the issue or repurchase of special voting shares.

Material Italian Tax Consequences

This section describes the material Italian tax consequences of the Merger and of the ownership and transfer of FCA common shares. The following description does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to own or dispose of the shares (such as Italian inheritance and gift tax considerations, and transfer tax considerations) and, in particular does not discuss the treatment of shares that are held in connection with a permanent establishment or a fixed base through which a non-Italian resident shareholder carries on business or performs personal services in Italy.

To the extent this section consists of a statement as to matters of Italian tax law, this section is the opinion of Maisto e Associati.

For the purposes of this discussion, an “Italian Shareholder” is a beneficial owner of shares that is:

•	an Italian-resident individual, or

•	an Italian-resident corporation.

This section does not apply to shareholders subject to special rules, including:

•	non-profit organizations, foundations and associations that are not subject to tax,

•	Italian commercial partnerships and assimilated entities (società in nome collettivo, in accomandita semplice),

•	Italian noncommercial partnerships (società semplice),

•	Individuals holding the shares in connection with the exercise of a business activity,

•	Italian real estate investment funds (fondi comuni di investimento immobiliare), and

•	shareholders not resident in Italy.

This discussion is limited to Italian Shareholders that hold their shares directly and whose shares represent, and have represented in any 12-month period preceding each disposal: (i) a percentage of voting rights in the ordinary shareholders’ meeting not greater than two percent for listed shares; or (ii) a participation in the share capital not greater than five percent for listed shares.

In addition, where specified, this section also applies to Italian pension funds, Italian investment funds (fondi comuni di investimento mobiliare) and Società di Investimento Collettivo A Capitale Variabile (SICAVs).

This section is based upon tax laws and applicable tax treaties and what is understood to be the current practice in Italy in effect on the date of this prospectus which may be subject to changes in the future, even on a retroactive basis. Italian Shareholders should consult their own advisors as to the Italian tax consequences of the ownership and disposal of FCA common shares in their particular circumstances.

Italian tax consequences of the Merger on FCA

Tax consequences on Fiat and FCA

Merger. The Merger should be qualified as a cross-border merger transaction within the meaning of Article 178 of the CTA, implementing the Directive 90/434/EEC of 23 July 1990 (codified in the Directive 2009/133/CE, the Merger Directive).

Under recently enacted Italian law (Article 166 (2-quater) of the CTA), companies that cease to be Italian-resident and become tax-resident in another EU Member State may apply to suspend any Italian Exit Tax under the principles of the Court of Justice of the European Union case C-371/10, National Grid Indus BV. Italian rules implementing Article 166 (2-quater), issued in August 2013, excluded cross-border merger transactions from the suspension of the Italian Exit Tax. As a result, the Merger will result in the immediate charge of an Italian Exit Tax in relation to those Fiat assets that will not be connected with the Italian P.E. Whether or not the Italian implementing rules are deemed compatible with EU law is unlikely to be determined before the payment of the Italian Exit Tax is due.

FCA intends to maintain a permanent establishment in Italy. See paragraph “Risk Factors—Risks Related to Taxation—The existence of a permanent establishment in Italy for FCA after the Merger is a question of fact based on all the circumstances.”

The Merger is tax neutral with respect to Fiat’s assets that will remain connected with the Italian P.E., such as the shareholdings in Fiat’s Italian subsidiaries. Conversely, such merger will trigger the realization of capital gains or losses embedded in Fiat’s assets that will not be connected with the Italian P.E. Capital gains on certain assets of the Group that are expected to be transferred out of the Italian P.E. in connection with the Merger will be realized for Italian tax purposes. However, Fiat expects that such gains may be largely offset by tax losses available to the group.

Pursuant to Article 180 of the CTA, the tax-deferred reserves included in Fiat’s net equity before the Merger should be included in the Italian P.E.’s net equity after the Merger, so as to preserve their tax-deferred status.

Pursuant to Article 181 of the CTA any of Fiat S.p.A.’s carried-forward losses not generated within the Fiscal Unit and those generated within the Fiscal Unit which upon possible termination of such Fiscal Unit would be attributable to Fiat S.p.A., if any, can be carried forward by the Italian P.E. after the Merger, subject to Article 172(7) of the CTA, in proportion to the difference between the assets and liabilities connected with the Italian P.E. and within the limits of the said difference.

A fixed registration tax of €200 is due in Italy in respect of the Merger.

Tax consequences of the Merger on Fiat’s Fiscal Unit

Fiat has filed a ruling request to the Italian tax authorities in respect of the Merger. According to Article 124(5) of the CTA, a mandatory ruling request should be submitted to the Italian tax authorities in order to ensure the continuity, via the Italian P.E., of the Fiscal Unit currently in place between Fiat and Fiat’s Italian subsidiaries. Depending on the outcome of the ruling, it is possible that carried-forward tax losses generated by the Fiscal Unit would become restricted losses and they could not be used to offset the future taxable income of the Fiscal Unit. It is also possible that FCA would not be able to offset the Fiscal Unit’s carried-forward tax losses against any capital gains on Fiat‘s assets that are not connected with the Italian P.E., despite the continuity of the Fiscal Unit.

Exchange of Shares for FCA Stock Pursuant to the Merger

Currently Fiat is resident in Italy for tax purposes.

On April 1, 2014, Fiat incorporated a wholly-owned company, FCA, with legal seat in the Netherlands under the name of Fiat Investments N.V. For the purposes of the Italy-U.K. tax treaty, FCA is expected to be resident in the United Kingdom from its incorporation.

According to Italian tax laws, the Merger will not trigger any taxable event for Italian income tax purposes for Fiat Italian Shareholders. FCA common shares received by such Fiat shareholders at the effective time of the Merger would be deemed to have the same aggregate tax basis as the FCA common shares or Fiat ordinary shares held by the said Italian Shareholders prior to the Merger.

Italian Shareholders that receive cash in lieu of fractional interests in FCA common shares sold in the market for cash will recognize a capital gain or loss equal to the difference between the amount received and their tax basis in such fractional interests (see —Taxation of Capital Gains” for further discussion).

Fiat Italian Shareholders that exercise their cash exit rights shall be entitled to receive an amount of cash per share of Fiat ordinary shares under Article 2437-ter of the Italian Civil Code (“cash exit price”).

Italian Shareholders that receive the cash exit price as a consideration for their shares being sold to other Fiat shareholders or to the market will recognize a capital gain or loss equal to the difference between the amount received and their tax basis in their Fiat ordinary shares (see “—Taxation of Capital Gains” for further discussion).

Italian resident individual shareholders of Fiat that have their shares redeemed and cancelled pursuant to their cash exit rights will be subject to a 26 percent final withholding tax on any profits derived from such redemption, which profits will be deemed equal to the difference between the cash exit price and their tax basis in their Fiat ordinary shares (see “—Tax Consequences of Owning FCA Stock—Italian resident individual shareholders” for further discussion). Any losses are not deductible (unless an election is made for Regime del Risparmio Gestito, discussed further below).

Italian resident corporate shareholders of Fiat that have their shares redeemed and cancelled pursuant to their cash exit rights will recognize gain or loss equal to the difference between the cash exit price (or portion thereof) which is paid out of share capital and capital reserves and their tax basis in their Fiat ordinary shares (see “—Taxation of Capital Gains—Italian resident corporations” for further discussion), while the portion of the cash exit price (if any) which is paid out of annual profit or profit reserves will be treated as a dividend distribution (see “—Tax Consequences of Owning FCA Stock—Italian resident corporations” for further discussion).

Italian Shareholders should consult their tax advisor in connection with any exercise of cash exit rights in their particular circumstances.

Tax Consequences of Owning FCA Stock

Taxation of Dividends. The tax treatment applicable to dividend distributions depends upon the nature of the dividend recipient, as summarized below.

Italian resident individual shareholders. Dividends paid by a non-Italian-resident company, such as FCA, to Italian resident individual shareholders are subject to a 26 percent tax. Such tax (i) may be applied by the taxpayer in its tax assessment or (ii) if an Italian withholding agent intervenes in the collection of the dividends, may be withheld by such withholding agent.

In the event that a taxpayer elects to be taxed under the “Regime del Risparmio Gestito” (discussed below in the paragraph entitled “Taxation of Capital Gains—Italian resident individual shareholders”), dividends are not subject to the 26 percent tax, but are subject to taxation under such “Regime del Risparmio Gestito.”

Italian resident corporations. Subject to the paragraph below, Italian Shareholders subject to Italian corporate income tax (“IRES”) should benefit from a 95 percent exemption on dividends. The remaining five percent of dividends are treated as part of the taxable business income of such Italian resident corporations, subject to tax in Italy under the IRES.

Dividends, however, are fully subject to tax in the following circumstances: (i) dividends paid to taxpayers using IAS/IFRS in relation to shares accounted for as “held for trading” on the balance sheet of their statutory accounts; (ii) dividends which are considered as “deriving from” profits accumulated by companies or entities resident for tax purposes in States or Territories with a preferential tax system; or (iii) dividends paid in relation to shares acquired through repurchase transactions, stock lending and similar transactions, unless the beneficial owner of such dividends would have benefited from the 95 percent exemption described in the above paragraph. In the case of (ii), 100 percent of the dividends are subject to taxation, unless a special ruling request is filed with the Italian tax authorities in order to prove that the shareholding has not been used to enable taxable income to build up in the said States or Territories.

For certain companies operating in the financial field and subject to certain conditions, dividends are included in the tax base for IRAP purposes (Imposta regionale sulle attività produttive).

Italian pension funds. Dividends paid to Italian pension funds (subject to the regime provided for by article 17 of Italian legislative decree No. 252 of 5 December 2005) are not subject to any withholding tax, but must be included in the result of the relevant portfolio accrued at the end of the tax period, subject to substitute tax at the rate of 11 percent (11.5 percent in 2014).

Italian investment funds (fondi comuni di investimento mobiliare) and SICAVs. Dividends paid to Italian investment funds and SICAVs are not subject to any withholding tax nor to any taxation at the level of the fund or SICAV. A withholding tax may apply in certain circumstances at the rate of up to 26 percent on distributions made by the Fund or SICAV.

Taxation of Capital Gains

Italian resident individual shareholders. Capital gains realized upon disposal of shares or rights by an Italian resident individual shareholder are subject to Italian final substitute tax (imposta sostitutiva) at a 26 percent rate.

Capital gains and capital losses realized in the relevant tax year have to be declared in the annual income tax return (regime di tassazione in sede di dichiarazione dei redditi). Losses in excess of gains may be carried forward against capital gains realized in the four subsequent tax years. While losses generated as of July 1, 2014 can be carried forward for their entire amount, losses realized until December 31, 2011 can be carried forward for 48.08 percent of their amount only and losses realized between January 1, 2012 and June 30, 2014 for 76.92 percent of their amount.

As an alternative to the regime di tassazione in sede di dichiarazione dei redditi described in the above paragraph, Italian resident individual shareholders may elect to be taxed under one of the two following regimes:

(i)	Regime del Risparmio Amministrato: under this regime, separate taxation of capital gains is allowed subject to (i) the shares and rights in respect of the shares being deposited with Italian banks, società di intermediazione mobiliare or certain authorized financial intermediaries resident in Italy for tax purposes and (ii) an express election for the Regime del Risparmio Amministrato being timely made in writing by the relevant shareholder. Under the Regime del Risparmio Amministrato, the financial intermediary is responsible for accounting for the substitute tax in respect of capital gains realized on each sale of the shares or rights on the shares, and is required to pay the relevant amount to the Italian tax authorities on behalf of the taxpayer, deducting a corresponding amount from the proceeds to be credited to the shareholder. Under the Regime del Risparmio Amministrato, where a sale of the shares or rights on the shares results in a capital loss, such loss may be deducted (up to 48.08 percent for capital losses realized until December 31, 2011 and up to 76.92 percent for capital losses realized between January 1, 2012 and June 30, 2014) from capital gains of the same kind subsequently realized under the same relationship of deposit in the same tax year or in the four subsequent tax years. Under the Regime del Risparmio Amministrato, the shareholder is not required to declare the capital gains in its annual tax declaration;

(ii)	Regime del Risparmio Gestito: under this regime, any capital gains accrued to Italian resident individual shareholders, that have entrusted the management of their financial assets, including the shares and rights in respect of the shares, to an authorized Italian-based intermediary and have elected for the Regime del Risparmio Gestito, are included in the computation of the annual increase in value of the managed assets accrued, even if not realized, at year-end, subject to the substitute tax to be applied on behalf of the taxpayer by the managing authorized Italian-based intermediary. Under the Regime del Risparmio Gestito, any fall in value of the managed assets accrued at year-end may be carried forward (up to 48.08 percent if accrued until December 31, 2011 and up to 76.92 percent if accrued between January 1, 2012 and June 30, 2014) and set against increases in value of the managed assets which accrue in any of the four subsequent tax years. Under the Regime del Risparmio Gestito, the shareholder is not required to report capital gains realized in its annual tax declaration.

Italian resident corporations. Capital gains realized through the disposal of FCA common shares by Italian Shareholders which are companies subject to IRES benefit from a 95 percent exemption (referred to as the “Participation Exemption Regime”), if the following conditions are met:

(i)	the shares have been held continuously from the first day of the 12th month preceding the disposal; and

(ii)	the shares were accounted for as a long term investment in the first balance sheet closed after the acquisition of the shares (for companies adopting IAS/IFRS, shares are considered to be a long term investment if they are different from those accounted for as “held for trading”).

Based on the assumption that FCA should be resident in the U.K. and that its shares will be listed on a regulated market, the two additional conditions set forth by Article 87 of the CTA in order to enjoy the Participation Exemption Regime (i.e., the company is not resident in a State with a preferential tax system and carrying on a business activity) are both met.

The remaining five percent of the amount of such capital gain is included in the aggregate taxable income of the Italian resident corporate shareholders and subject to taxation according to ordinary IRES rules and rates.

If the conditions for the Participation Exemption Regime are met, capital losses from the disposal of shareholdings realized by Italian resident corporate shareholders are not deductible from the taxable income of the company.

Capital gains and capital losses realized through the disposal of shareholdings which do not meet at least one of the aforementioned conditions for the Participation Exemption Regime are, respectively, fully included in the aggregate taxable income and fully deductible from the same aggregate taxable income, subject to taxation according to ordinary rules and rates. However, if such capital gains are realized upon disposal of shares which have been accounted for as a long-term investment on the last three balance sheets, then if the taxpayer so chooses the gains can be taxed in equal parts in the year of realization and the four following tax years.

The ability to use capital losses to offset income is subject to significant limitations, including provisions against “dividend washing.” In addition, Italian resident corporations that recognize capital losses exceeding €50,000 are subject to tax reporting requirements. Italian resident corporations that recognize capital losses should consult their tax advisors as to the tax consequences of such losses. For certain types of companies operating in the financial field and subject to certain conditions, the capital gains are included in the net production value subject to the regional tax on productive activities.

Italian pension funds. Capital gains realized by Italian pension funds are not subject to any withholding or substitute tax. Capital gains and capital losses must be included in the result of the relevant portfolio accrued at the end of the tax period, which is subject to an 11 percent substitute tax (11.5 percent in 2014).

Italian investment funds (fondi comuni di investimento mobiliare) and SICAVs. Capital gains realized by Italian investment funds and SICAVs are not subject to any withholding or substitute tax. Capital gains and capital losses must be included in the fund’s or SICAV’s annual result, which is not subject to tax. A withholding tax may apply in certain circumstances at the rate of up to 26 percent on distributions made by the fund or SICAV.

IVAFE-Imposta sul Valore delle Attività Finanziarie detenute all’Estero

According to Article 19 of the Decree of 6 December 2011, No. 201 (“Decree No. 201/2011”), converted with Law of 22 December 2011, No. 214, Italian resident individuals holding financial assets – including shares – outside the Italian territory are required to pay a special tax (IVAFE). From 2013, such tax is applied at the rate of 0.20 percent. The tax applies to the market value at the end of the relevant year of such financial assets held outside the Italian territory. Taxpayers may deduct from the tax a tax credit equal to any wealth taxes paid in the State where the financial assets are held (up to the amount of the Italian tax due).

Stamp Duty (Imposta di bollo)

According to Article 19 of Decree No. 201/2011, a proportional stamp duty applies on a yearly basis on the market value of any financial product or financial instruments. From 2013 the stamp duty applies at the rate of 0.20 percent and cannot be lower than €34.2 but, in respect of Italian shareholders other than individuals, it cannot exceed €14,000. The stamp duty applies with respect to any Italian Shareholders (other than banks, insurance companies, investments and pension funds and certain other financial intermediaries) to the extent that the shares are held through an Italian-based banking or financial intermediary or insurance company.

Financial Transaction Tax

According to Art. 1 of the Law of December 24, 2012, No. 228, an Italian Financial Transaction tax (“FTT”) shall apply as of 1 March 2013 on the transfer of property rights in shares issued by Italian resident companies, such as Fiat, regardless of the tax residence of the parties and/or where the transaction is entered into. If a holder of Fiat ordinary shares exercises its cash exit rights, according to Italian law such holder must first offer its Fiat ordinary shares for sale to the holders of Fiat ordinary shares that have not chosen to exercise cash exit rights. Shareholders of Fiat that purchase shares of a holder exercising its cash exit rights may be subject to the FTT. In 2013, the FTT applies at a rate of 0.20 percent, reduced to 0.10 percent if the transaction is executed on a regulated market or a multilateral trading system, as defined by the law. The taxable base is the transaction value, which is defined as the consideration paid for the transfer or as the net balance of the transactions executed by the same subject in the course of the same day. The FTT is due by the party that acquires the shares and shall be levied by the financial intermediary (or by any other person) that is involved, in any way, in the execution of the transaction. Specific exclusions and exemptions are set out by the law by Decree 21 February 2013 which also regulates in detail other aspects of the FTT. Specific rules apply for the application of the FTT on derivative financial instruments having as underlying instruments shares issued by Italian resident companies and on high frequency trading transactions.

Loyalty Voting Structure

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE RECEIPT, OWNERSHIP OR DISPOSAL OF SPECIAL VOTING SHARES SHOULD BE TREATED FOR ITALIAN INCOME TAX PURPOSES AND AS A RESULT, THE ITALIAN TAX CONSEQUENCES ARE UNCERTAIN. ACCORDINGLY, WE URGE ITALIAN SHAREHOLDERS TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE RECEIPT, OWNERSHIP AND DISPOSAL OF SPECIAL VOTING SHARES.

Receipt of Special Voting Shares. An Italian Shareholder that receives special voting shares issued by FCA should in principle not recognize any taxable income upon the receipt of special voting shares. Under a possible interpretation, the issue of special voting shares can be treated as the issue of bonus shares free of charge to the shareholders out of existing available reserves of FCA. Such issue should not have any material effect on the allocation of the tax basis of an Italian Shareholder between its FCA common shares and its FCA special voting shares. Because the special voting shares are not transferrable and their limited economic rights can be enjoyed only at the time of the liquidation of FCA, FCA believes and intends to take the position that the fair market value of each special voting share is minimal. However, because the determination of the fair market value of the special voting shares is not governed by any guidance that directly addresses such a situation and is unclear, the Italian tax authorities could assert that the value of the special voting shares as determined by FCA is incorrect.

Ownership of Special Voting Shares. Italian Shareholders of special voting shares should not have to recognize income in respect of any amount transferred to the special voting shares dividend reserve, but not paid out as dividends, in respect of the special voting shares.

Disposition of Special Voting Shares. The tax treatment of an Italian Shareholder that has its special voting shares redeemed for no consideration (om niet) after removing its shares from the Loyalty Register is unclear. It is possible that an Italian Shareholder should recognize a loss to the extent of the Italian Shareholder’s tax basis (if any). The deductibility of such loss depends on individual circumstances and conditions required by Italian law. It is also possible that an Italian Shareholder would not be allowed to recognize a loss upon the redemption of its special voting shares and instead should increase its basis in its FCA common shares by an amount equal to the tax basis (if any) in its special voting shares.

THE MERGER PLAN

The following summary of the Cross-Border Merger Terms for the Merger, or the merger plan, is qualified in all respects by reference to the complete text of the merger plan, which is incorporated by reference herein in its entirety and attached to this prospectus as Appendix A. You should read the merger plan carefully as it is a legal document that governs the terms of the Merger.

Transaction Structure and Effectiveness of the Merger

If the Merger is approved by the requisite votes of the Fiat shareholders and the other conditions precedent to the Merger are satisfied or, to the extent permitted by applicable law, waived, Fiat will be merged with and into FCA. The Merger will be carried out as a cross-border reverse merger of Fiat, a company incorporated under Italian law, as merging entity, and FCA, a company incorporated under Dutch law, as surviving entity.

The closing of the Merger shall take place at a date and time to be specified by Fiat after satisfaction or, to the extent permitted by applicable law, waiver of the closing conditions described below under “—Closing Conditions.”

The Merger shall be effective as of the date following the date on which the deed of Merger is executed. Following the Merger, the separate corporate existence of Fiat shall cease, and FCA shall continue as the sole surviving corporation, and, by operation of law (subject to certain exceptions), FCA, as successor to Fiat, shall succeed to and assume all of the rights and obligations, as well as the assets and liabilities, of Fiat under universal title, in accordance with Dutch law and Italian law.

Merger Consideration

At the effective time of the Merger, by virtue of such merger and without any action on the part of FCA or any holder of Fiat ordinary shares, the Fiat shareholders will receive one (1) FCA common share for each one (1) Fiat ordinary share that they hold.

Treatment of Equity Awards

At the effective time of the Merger, each option of Fiat, whether vested or unvested, outstanding immediately prior to the effective time of the Merger shall be replaced by an option, with respect to a number of FCA common shares equal to the equivalent number of ordinary shares of Fiat and at the same exercise price of such options immediately prior to the effective time of the Merger. Following the effective time of the Merger, each such option shall be governed by equivalent terms and conditions as were applicable to such option immediately prior to the effective time of the Merger.

Closing Conditions

The completion of the Merger is subject to certain closing conditions, including:

•	FCA common shares which are to be allotted to Fiat shareholders in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance;

•	no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order which is in effect and prohibits consummation of the Merger in accordance with the terms set forth herein and no order shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal the consummation of the Merger; and

•	the amount of cash, if any, to be paid to Fiat shareholders exercising cash exit rights under Italian law and/or to creditors pursuant to creditor opposition rights proceeding under Italian and Dutch law does not exceed, in the aggregate, €500 million.

In addition, under Italian law, the Merger effectiveness will be subject to the approval of the merger plan by Fiat shareholders.

The Merger shall not be effectuated until after:

•	the 60-day creditor claims period following the date upon which the resolution of the Fiat extraordinary general meeting has been registered with the Companies’ Register of Turin shall have expired without any creditors having opposed the Merger or, where an opposition is filed, such opposition has been withdrawn or discharged or the closing of the Merger is otherwise permitted by law; and

•	the one-month creditor claims period for creditors under Dutch law commencing following the announcement of the filing of the merger plan shall have expired or been terminated pursuant to applicable law without opposition being filed (or if an opposition is filed, such opposition is withdrawn or discharged or proceeding with the Merger is otherwise permitted by law).

Amendment

The merger plan may be amended at any time before or after the approval of the Merger by the Fiat shareholders, but after the approval of the Fiat shareholders has been obtained no amendment may be made to the merger plan that by law requires further approval by the Fiat shareholders without first obtaining the requisite approval of such shareholders.

The Merger Plan

The merger plan governing the Merger was approved by the Board of Directors of FCA on May 27, 2014, and by the Board of Directors of Fiat on June 15, 2014. The merger plan sets out the main terms and conditions of the Merger to comply with the requirements of Dutch and Italian law, as applicable.

The merger plan is drafted in accordance with and pursuant to the mandatory Dutch law provisions of Title 7 of Book 2 of the Dutch Civil Code and in accordance with the mandatory Italian law provisions of Italian Legislative Decree no. 108 of May 30, 2008. The merger plan sets out the main terms and conditions of the Merger, as mandatorily prescribed by the applicable provisions of Dutch and Italian law, and of formally informing the shareholders and creditors of each of Fiat and FCA on a list of matters concerning the Merger.

The Merger

The Merger entails the transfer of the entire business, assets, liabilities, rights and obligations of Fiat to FCA, whereby Fiat will cease to exist as a standalone entity. As a result of FCA being a 100 percent owned direct subsidiary of Fiat, the Merger constitutes a reverse intra-group merger. An exchange ratio of 1:1 will be applied for the allotment of shares in the capital of FCA to shareholders of Fiat. The entire share capital of Fiat will be cancelled upon the effectiveness of the Merger.

Immediately prior to the effectiveness of the Merger, Fiat will own 35,000,000 FCA common shares, which is approximately equal to the number of shares currently held by Fiat in its own capital. In addition, FCA after the date of this document may issue to Fiat additional common shares (including shares issued to Fiat, before the Merger effective date, in an amount equal to the number of Fiat shares that may be acquired by Fiat in connection with the exercise of cash exit rights by Fiat shareholders; which will be cancelled as a result of the Merger). Such FCA shares will not be cancelled, but will continue to exist as common shares held by FCA in its own capital, until transferred, otherwise disposed of or cancelled in accordance with the applicable provisions of Dutch law and FCA’s Articles of Association. As a result, the number of issued common shares in FCA will be substantially the same as the number of issued Fiat ordinary shares prior to the Merger.

The Merger will result in the successor company to Fiat being domiciled in a different jurisdiction and, consequently, will give rise to certain cash exit rights. See “The Fiat Extraordinary General Meeting—Dissenters’, Appraisal, Cash Exit or Similar Rights.”

Effectiveness of the Merger

The merger plan provides that the Merger will be effected by means of a notarial deed of merger to be executed by Fiat and FCA before a civil law notary in the Netherlands.

The Merger will become effective as of the date following the date on which the deed of Merger is executed. Following the Merger, FCA will prepare its consolidated financial statements in accordance with IFRS. Under IFRS, the Merger consists of a reorganization of existing legal entities that does not give rise to any change of control, and therefore is outside the scope of application of IFRS 3—Business Combinations. Accordingly, it will be accounted for as an equity transaction with no change in the accounting basis.

Upon the Merger becoming effective in accordance with Dutch law and Italian law, Fiat will cease to exist as a standalone entity.

Further, the notarial deed of merger must be executed within six months from the day of public announcement of the filing of the merger plan with the Dutch Chamber of Commerce, which is before December 20, 2014 or, if due to creditor opposition procedures such six months’ period could not be met, within one month from closing of such opposition procedures.

Effectiveness of the Merger will be recorded with the trade register of the Dutch Chamber of Commerce within eight days after the execution of the notarial deed of merger. The Dutch registrar will subsequently inform the Italian Registrar of Companies that the cross-border Merger has become effective.

The new FCA Articles of Association and Terms and Conditions of Special Voting Shares will enter into force at the effective time of the Merger. See “The FCA Shares, Articles of Association and Terms and Conditions of the Special Voting Shares” for additional information.

Exchange Ratio Expert Report by Independent Auditors

As required under Dutch law, the exchange ratio is to be accompanied by a report by an independent auditor with respect to the reasonableness of the exchange ratio. Reconta Ernst & Young S.p.A. (“RE&Y”) was appointed the independent auditor to issue the Fiat exchange ratio report and KPMG Accountants N.V. was appointed the independent auditor to issue the FCA exchange ratio report.

The Board of Directors of Fiat did not rely on the Fiat exchange ratio report in recommending the Merger to Fiat shareholders. The exchange ratio was determined by Fiat without any recommendation, analysis or advice from RE&Y, whose report was issued after the Board of Directors of Fiat determined to recommend the Merger. The reports were not prepared for use in connection with this Registration Statement and were prepared solely for compliance with Dutch law.

The Fiat Exchange Ratio Report

On June 18, 2014, RE&Y issued its written report to the Fiat Board of Directors with respect to the reasonableness and non-arbitrariness of the valuation methods adopted by the Fiat Board of Directors to determine the Fiat exchange ratio, or the Fiat exchange ratio report. RE&Y was appointed by Fiat as expert, which, under Italian law, must be an external firm of auditors and is usually the auditor of the company. The Fiat exchange ratio report is filed as an exhibit to this Registration Statement and is also available at the offices of Fiat, on the website of Fiat (www.fiatspa.com) and will be available at the Turin Chamber of Commerce.

FIAT CHRYSLER AUTOMOBILES

Group Structure

Following the Merger, the principal subsidiaries of Fiat identified under the caption “The Fiat Group—Principal Subsidiaries” will be the principal subsidiaries of FCA.

Share Buy-Backs

Under Dutch law, a public company with limited liability (naamloze vennootschap), may acquire its own shares, subject to certain provisions of Dutch law and the FCA Articles of Association, if (i) the company’s stockholders’ equity less the payment required to make the acquisition does not fall below the sum of paid-up and called-up capital and any reserved capital required by Dutch law or the FCA Articles of Association, and (ii) FCA and its subsidiaries would not thereafter hold shares or hold a pledge over shares with an aggregate nominal value exceeding 50 percent of its issued share capital. Subject to certain exceptions under Dutch Law, FCA may only acquire its shares if its general meeting of shareholders has granted the FCA Board of Directors the authority to effect such acquisitions, such authority to be valid for a maximum period of eighteen (18) months.

No votes can be cast at a general meeting of shareholders on FCA shares held by FCA or its subsidiaries. Nonetheless, the holders of a right of usufruct or pledge in respect of shares held by FCA and its subsidiaries in its share capital are not excluded from the right to vote such shares, if the right of usufruct or pledge was granted prior to the time such shares were acquired by FCA or its subsidiaries. Neither FCA nor any of its subsidiaries may cast votes in respect of a share on which it or its subsidiaries holds a right of usufruct or pledge.

Directors and Management of FCA

Set forth below are the names, year of birth and position of each of the persons currently serving as directors of FCA. Unless otherwise indicated, the business address of each person listed below will be c/o FCA, Fiat House, 240 Bath Road, Slough SL1 4DX, United Kingdom.

Name	Year of Birth	Position with FCA	Citizenship
Sergio Marchionne	1952	Chairman	Dual Canadian and Italian citizen
Richard K. Palmer	1966	Director	British citizen
Derek Neilson	1970	Director	British citizen

Summary biographies for Mssrs. Marchionne, Palmer and Neilson are included below.

Sergio Marchionne—Mr. Marchionne is Chairman of FCA, and currently serves as Chief Executive Officer of Fiat and Chairman, Chief Executive Officer and Chief Operating Officer of Chrysler. Mr. Marchionne leads Fiat’s Group Executive Council, and has been Chief Operating Officer of its NAFTA region since September 2011. He also serves as Chairman of CNH Industrial. He was Chairman of Fiat Industrial and CNH until the integration of these companies into CNH Industrial.

Prior to joining Fiat, Mr. Marchionne served as Chief Executive Officer of SGS SA, Chief Executive Officer of the Lonza Group Ltd., and Chief Executive Officer of Alusuisse Lonza (Algroup). He also served as Vice President of Legal and Corporate Development and Chief Financial Officer of the Lawson Group after serving as Vice President of Finance and Chief Financial Officer of Acklands Ltd. and Executive Vice President of Glenex Industries. Mr. Marchionne holds a Bachelor of Laws from Osgoode Hall Law School at York University in Toronto, Canada and a Master of Business Administration from the University of Windsor, Canada. Mr. Marchionne also holds a Bachelor of Arts with a major in Philosophy and minor in Economics from the University of Toronto.

Mr. Marchionne serves on the Board of Directors of Philip Morris International Inc. and as Chairman of SGS SA headquartered in Geneva. Additionally, Mr. Marchionne serves as Executive Chairman of CNH Industrial, and as a director of Exor, a shareholder of Fiat and CNH Industrial. Mr. Marchionne is on the Board of Directors of ACEA (European Automobile Manufacturers Association). He previously served as appointed non-executive Vice Chairman and Senior Independent Director of UBS AG as well as a director of Fiat Industrial.

Richard K. Palmer—Mr. Palmer is a director of FCA. Mr. Palmer is Chief Financial Officer of Chrysler and Chief Financial Officer of Fiat. He became Chief Financial Officer of Chrysler in 2009 and Chief Financial Officer of Fiat in 2011. Mr. Palmer was appointed to the Board of Directors of Chrysler Group LLC in June 2014. Prior to joining Chrysler, Mr. Palmer was Chief Financial Officer of Fiat Group Automobiles, where he held the position of Chief Financial Officer since December 2006. He joined the Fiat Group in 2003 as Chief Financial Officer of Comau, and later moved to Iveco in the same role. From 1997 until 2003, Mr. Palmer was Finance Manager for several business units at General Electric Oil and Gas. Mr. Palmer spent the first years of his career in Audit with UTC and Price Waterhouse. Mr. Palmer is a member of the Board of Directors of R.R. Donnelley & Sons Co. Mr. Palmer holds a Bachelor of Science degree in Microbiology and Microbial Technology from the University of Warwick (UK).

Derek Neilson—Mr. Neilson is a director of FCA. Mr. Neilson is Chief Manufacturing Officer of CNH Industrial. Mr. Neilson has more than 20 years of experience in production and manufacturing engineering. He first joined CNH in 1999 with responsibility for the Basildon (UK) Plant Engine Manufacturing Business Unit. He later advanced to take the lead of the Tractor Manufacturing Business Unit. In 2004, Mr. Neilson was appointed Plant Manager of CNH’s Basildon (UK) tractor facility. After several years in this role, he became Vice President of Agricultural Manufacturing, Europe, where he served until assuming global responsibilities as Senior Vice President of Agricultural Manufacturing for CNH in 2010. Mr. Neilson holds a BTEC HNC in Mechanical and Production Engineering.

FCA has not yet determined who will serve on the Board of Directors at the effective time of and following the Merger. Before completion of the Merger, FCA expects to designate the individuals who will serve on its Board of Directors from the completion of the Merger, including independent directors under applicable law, the regulations of the securities exchanges on which the FCA common shares will be listed and the Dutch Corporate Governance Code.

Upon completion of the Merger, FCA expects to form a managerial body led by FCA’s Chief Executive Officer or a Group Executive Council, which FCA expects will include persons who are currently members of the senior management of Fiat and its subsidiaries.

Summary biographies for the persons who are currently members of the Fiat Group Executive Council are included below.

Alfredo Altavilla—Mr. Altavilla has been Chief Operating Officer Europe, Africa and Middle East (EMEA) since November 2012. He has also been a member of the Fiat Group Executive Councel (GEC) and Head of Business Development since September 2011. He began his career as an assistant at Università Cattolica, Milan. In 1990, he joined Fiat Auto, where he initially focused on international ventures in the area of strategic planning and product development. In 1995, he was appointed head of Fiat Auto’s Beijing office and in 1999 head of Asian Operations. He has been involved in Business Development since 2001, becoming responsible for coordination of the alliance with General Motors in 2002 and, in 2004, being assigned responsibility for management of all alliances. In September 2004, Mr. Altavilla was appointed Chairman of FGP (Fiat/GM Powertrain JV) and Senior Vice President of Business Development of Fiat Auto. From July 2005 to November 2006, he was Chief Executive Officer of Türk Otomobil Fabrikasil A.S. (TOFAS)—a 50-50 joint venture between Fiat Auto and Koç Holding listed on the Istanbul stock exchange—while retaining his role as head of Business Development. From November 2006 to October 2009, he was Chief Executive Officer of FPT—Fiat Powertrain Technologies. From July 2009 to June 2013, he was a member of the Board of Directors of Chrysler Group LLC. From October 2009 to November 2012 he was Executive Vice President of Business

Development for Fiat Group. From November 2010 to November 2012 he was President and Chief Executive Officer of Iveco. He was also a member of the Fiat Industrial Executive Council (FIEC) from January 2011 to November 2012. Mr. Altavilla holds a degree in Economics from Università Cattolica, Milan.

Cledorvino Belini—Mr. Belini has been Chief Operating Officer Latin America and a member of the Fiat GEC since September 2011. He was appointed President of FIASA in 2004, and, in 2005, he also became President of Fiat Group Latin America and President of Fiat Finance Brazil. He currently also serves as Chairman of the Board of Fidis Bank Brazil. Mr. Belini started his career in 1967 in the Human Resources department at I.R.F. Matarazzo in Brazil. In 1970, he assumed a new role in the Systems & Methods department which he held until 1972. He joined the Fiat Group at Fiat Allis Brazil (CNH Brazil) where, from 1973 to 1986, he made a significant contribution in various roles including: Production Planning Director, Purchasing Director, Fiat Allis Logistic Director, Tractor Sales General Manager, Spare Parts Manager and Systems & Methods. In 1987, he joined Fiat Automóveis (FIASA) as Purchasing Director and was appointed Commercial Director in 1994. In 1997, Mr. Belini was made President of Magneti Marelli Latin America, a role which he held until 2003. Mr. Belini is a graduate in Business Administration. He also holds a Masters in Finance and an advanced MBA from INSEAD/FDC (France).

Michael Manley—Mr. Manley has been President and Chief Executive Officer—Jeep® Brand since June 2009. Mr. Manley was appointed to the Board of Directors of Chrysler Group LLC in June 2014. Mr. Manley was also the lead Chrysler Group executive for the international activities of Chrysler outside of NAFTA where he was responsible for implementing the co-operation agreements for distribution of Chrysler Group products through Fiat’s international distribution network. Previously, Mr. Manley was Executive Vice President—International Sales and Global Product Planning Operations at Chrysler from December 2008. In this position, he was responsible for product planning and all sales activities outside North America. Mr. Manley joined DaimlerChrysler in 2000 as Director of Network Development of DaimlerChrysler United Kingdom, Ltd., bringing with him extensive experience in the international automobile business at the distributor level. He holds a Master of Business Administration from Ashridge Management College.

Riccardo Tarantini—Mr. Tarantini has been Chief Operating Officer of Systems and Castings and a member of the Fiat GEC since September 2011. He was Managing Director and General Manager of Teksid from February 2003 to September 2011. From August 2006 to September 2011 he was also Chief Executive Officer of Comau. Mr. Tarantini joined 3M Italia in 1974, as a plant controller. The following year he moved to Delchi S.p.A. (Westinghouse Electric) in charge of Corporate Reporting, later becoming Head of Control and Finance. He joined Teksid in 1979 as Central Controller for the Diversified products grouping, later taking charge of Administration and Control, first of the Tube and Pipe division and then of the Aluminium Foundry division. He worked for Toro for two years (1985-1986) as head of the Management Control Project, and returned to Teksid in 1987 in other management positions. After four years of managerial experience in the U.S.A., he was appointed head of the Aluminium Foundries division and then Assistant General Manager of the Metallurgical Products Sector, responsible for New Initiatives and International Development. Mr. Tarantini has a degree in the Economics of Industrial Companies from the Bocconi University of Milan. He has also taken specialization courses in Milan and Fontainebleau.

Eugenio Razelli—Mr. Razelli has been Chief Operating Officer of Components and a member of the Fiat GEC since September 2011. He was appointed Chief Executive Officer of Magneti Marelli in April 2005. He began his career at Fiat Auto and Zanussi, going on to become Chief Executive Officer of Gilardini Industriale in 1983. Mr. Razelli subsequently held positions of growing responsibility at Comind (General Manager of Stars and Politecna) and Magneti Marelli. At the Components Sector of Fiat Group, in particular, he served as General Manager of the Electronic Components Division, Executive Vice President Manufacturing for the Electromechanical Components Group and, later on, General Manager of the same Group. In 1991, he was appointed President of Engine Control Systems. He moved to Pirelli Cavi in 1993 as Vice President Manufacturing, and was later appointed President and Chief Executive Officer of Pirelli Cable North America. Upon his return to Italy in 1997, Mr. Razelli continued to work at Pirelli Cavi, serving first as Senior Executive Vice President, Telecom Division and then as Senior Executive Vice President, Energy Division. From 2001 to

2003, he was President and Chief Executive Officer of Fiamm. From May 2003 to March 2005, Mr. Razelli served as Senior Vice President of Business Development at Fiat. He holds a degree in Electrical Engineering.

Olivier François—Mr. François has been Head of Fiat brand, Chief Marketing Officer and a member of the Fiat Group Executive Council since September 2011. Previously, Mr. François was President and Chief Executive Officer for the Chrysler brand from October 2009 to September 2011. Prior to that, he was President and Chief Executive Officer for the Lancia brand. He was also the lead marketing executive at Chrysler Group with responsibility for marketing strategies, brand development and advertising for the Chrysler Group and Fiat Group Automobiles brands. He has been the lead executive for Fiat Group Automobiles’ Lancia brand since September 2005. To enhance the effectiveness of Fiat Group Automobiles and further strengthen synergies within the company, from January 2009 to March 2013 he was head of Brand Marketing Communication with responsibility for coordinating communication activities for all brands. Before joining Fiat in 2005, Mr. François worked in positions of increasing responsibility at Citroën. He holds a degree in economy, finance and marketing from Dauphine University and a diploma from the IEP (Institute des Sciences Politiques) in Paris.

Harald Wester—Mr. Wester has been Chief Technology Officer since September 2007. He has also been Head of Alfa Romeo and Maserati and a member of the Fiat GEC since September 2011. While holding his role as Chief Technology Officer, in August 2008 he was appointed Chief Executive Officer of Maserati and in January 2009 was appointed Chief Executive Officer of Abarth & C. S.p.A. From 2011 to 2013 he was Chief Executive Officer of Alfa Romeo Automobiles. Mr. Wester started his professional career at Volkswagen AG in Wolfsburg, where he was General Manager of the Vehicle Research & New Concepts department from 1991 to 1995. Later that year, he joined Audi AG in Ingolstadt where he became Program Manager for the A2 models & Special Vehicles, a position that he held until January 1999. Subsequently, he joined Ferrari S.p.A. at Maranello as Director of Product Development, where he remained until January 2002. Mr. Wester was then hired by Magna Steyr AG, Magna AG (Graz, Vienna) as Group President Engineering and Chief Technical Officer (Research, Development and Technologies). In 2004 he joined the Fiat Group where he took on the role of Chief Technical Officer of Fiat Group Automobiles. Mr. Wester holds a Masters in Mechanical Engineering from Braunschweig University.

Reid Bigland—Mr. Bigland has been Head of Ram Truck Brand since April 2013 and a member of the Fiat GEC since September 2011. Mr. Bigland was appointed to the Board of Directors of Chrysler Group LLC in June 2014. Bigland was appointed President and Chief Executive Officer of Ram Truck Brand in April 2013. He was named Head of U.S. sales in June 2011. In that capacity, he has full responsibility for the Ram Truck brand and is in charge of sales strategy, dealer relations and operations, order facilitation, incentives and field operations in the U.S. He remains President and Chief Executive Officer of Chrysler Canada, a position he was named to in July 2006. Mr. Bigland also serves as Chairman of Chrysler Canada. He was Head of Dodge Brand until April 2013. Previously, he was President of Freightliner Custom Chassis Corporation, a South Carolina-based company. During Mr. Bigland’s career he has had responsibility for all aspects of Management, including Human Resources, Sales and Marketing, Manufacturing, Engineering, Product Planning, Customer Service and Distribution in both Canada and the U.S. Mr. Bigland has served on the Board of Directors of the University of Windsor since 2006. He received a Bachelor of Arts from the University of British Columbia. Mr. Bigland holds both American and Canadian citizenship.

Pietro Gorlier—Mr. Gorlier has been Head of Parts & Service (MOPAR) and a member of the Fiat GEC since September 2011. Mr. Gorlier was appointed President and Chief Executive Officer of MOPAR Brand Service, Parts and Customer Care, Chrysler , in June 2009. He had shared accountability with the brands, and was responsible for parts and services growth and delivery and developing an integrated world class approach to customer support. He joined Chrysler from Fiat Group Automobiles and CNH , where he previously served as head of the Network and Owned Dealerships organization. Mr. Gorlier joined the Fiat Group in 1989 as a Market Analyst in Iveco and held various positions in Logistics, After Sales, and Customer Care before joining Fiat Group Automobiles in 2006 in Network Development. He holds a Master of Economics from the University of Turin.

Lorenzo Ramaciotti—Mr. Ramaciotti has been Head of Design and a member of the Fiat GEC since September 2011. Mr. Ramaciotti was Head of Style for Fiat Group Automobiles from June 2007 to September 2011. He has a broad professional experience in automobile styling from his time at Pininfarina. He joined Pininfarina in 1973 and was soon responsible for producing models and prototypes. In 1982 he was appointed Deputy Manager of Pininfarina Studi e Ricerche at Cambiano. Six years later he became General Manager, and in 1994, he became a member of the Board of Directors. In 2002 he was appointed Chief Executive Officer of Pininfarina Ricerca e Sviluppo S.p.A. During the 17-year-period in which he headed the Pininfarina design, he developed approximately 20 concept cars, several of which were awarded at the international level, and directed successful automobile projects on behalf of several manufacturers. He developed the Maserati Quattroporte, as well as some of the most beautiful Ferrari models: the 550 Maranello, the 360 Modena, the Ferrari Enzo, and the current Ferrari F430 and 612 Scaglietti. Mr. Ramaciotti graduated in Mechanical Engineering at the Turin Polytechnic.

Stefan Ketter—Mr. Ketter has been Chief Manufacturing Officer and a member of the Fiat GEC since September 2011. He was appointed Chief Manufacturing Officer of the Fiat Group in January 2008. Mr. Ketter entered BMW Munich in 1986 as a trainee and held positions of growing responsibility in the technical area until 1996, when he was appointed Quality Manager. In 1996 Mr. Ketter joined AUDI and, in 1997, he became Quality Director of America Latina VW Group. In this framework, he was charged with the launch of a new plant in Brazil for export to the United States. From 2002 to 2004, he was responsible for Quality & Service of Volkswagen of America, where he integrated Group activities and regional operations. From 2004 to 2008 he was head of Quality at Fiat Group Automobiles, and from 2005 to 2008 was responsible for Manufacturing. From 2006 to 2008 he also took on responsibility for coordinating implementation of World Class Manufacturing for the Fiat Group. Mr. Ketter holds a degree in Mechanical Engineering at the Technical University of Munich and took Business Management courses at Insead in France.

Scott R. Garberding—Mr. Garberding has been Fiat Chrysler Head of Group Purchasing and a member of the Fiat GEC since September 2013. From 2009 to 2013 he was Senior Vice President of Manufacturing/World Class Manufacturing at Chrysler. In this position, he was responsible for all assembly, stamping, and powertrain manufacturing operations worldwide as well as implementation of the World Class Manufacturing system at all Chrysler manufacturing facilities. He was also Head of Manufacturing/World Class Manufacturing at Chrysler from 2009. Prior to that, he was Senior Vice President and Chief Procurement Officer of Chrysler from June 2009. He also held the position of Senior Vice President and Chief Procurement Officer at Chrysler from 2008, with responsibility for all global sourcing activities worldwide. He previously served as Vice President of Global Alliance Operations in 2008 and prior to that as Vice President of Supply and Supplier Quality of Chrysler beginning in 2007. Mr. Garberding joined Chrysler Corporation in 1993 in the Manufacturing organization. He holds a Bachelor of Science degree in Electrical Engineering from the University of Texas (1986) and a Master of Business Administration degree in Management from the Massachusetts Institute of Technology (MIT) (1993).

Doug Betts—Mr. Betts has been Head of Quality and a member of the Fiat GEC since September 2011. Mr. Betts was appointed Senior Vice President of Quality, Chrysler in June 2009, with responsibility for corporate quality. Previously, Mr. Betts was Vice President and Chief Customer Officer for Chrysler from November 2007 to June 2009, with responsibility for improving the company’s overall quality and customer satisfaction. He joined Chrysler in November 2007 with more than 21 years of quality assurance expertise gained in similar positions at Nissan and Toyota. Prior to joining Chrysler, he had worked at Nissan America as Senior Vice President of Total Customer Satisfaction from April 2006, where he was responsible for all business activities related to satisfying customers with product or service quality in North and South America. Mr. Betts holds a Bachelor of Science degree in mechanical engineering from Georgia Tech University in Atlanta.

Robert (Bob) Lee—Mr. Lee has been Head of Powertrain Coordination and a member of the Fiat GEC since September 2011. He was appointed Vice President and Head of Engine and Electrified Propulsion Engineering at Chrysler in July 2011, with responsibility for directing the design, development and release of all engines and electrified propulsion systems for Chrysler products. Mr. Lee joined the company in 1978 as an engineer-in-training in the Chrysler Institute of Engineering program and has since held a variety of positions in different areas of Powertrain. He has been an active member of the Society of Automotive Engineers (SAE) since 1978 and is a founding member of the SAE North American International Powertrain Conference Leadership Team where he served as the 2007 NAIPC Conference Chairman. Mr. Lee is known for leading many new engine programs including the rebirth of the HEMI® V-8 engine in 2003 and the new Pentastar V-6 engine in 2010. Mr. Lee holds a Master of Business Administration degree from Michigan State University, a Master of Science degree in Mechanical Engineering from the University of Michigan and a Bachelor of Science degree in Mechanical Engineering from Ohio State University.

Mark Chernoby—Mr. Chernoby has been Head of Product Portfolio Management and a member of the Fiat GEC since September 2011. He was also appointed Senior Vice President of Engineering at Chrysler in April 2012. He also currently serves as Product Committee Coordinator for the NAFTA Region. Prior to his current role, Mr. Chernoby was Head of Vehicle Engineering. Since joining Chrysler Corporation in 1985 as a powertrain engineer, Mr. Chernoby has made use of his experience in focused component engineering, advanced vehicle programs and vehicle homologation for Chrysler, Jeep® and Dodge products. In 2005, Mr. Chernoby was elected chair for the SAE Technical Standards Board, and in 2007, he served as a member of the Hydrogen Technology Advisory Committee reporting to the U.S. Secretary of Energy. He holds a master’s degree in business administration from the University of Michigan and a master’s degree in mechanical engineering from the University of Michigan. His studies began with a bachelor’s degree in mechanical engineering from Michigan State University.

Linda Knoll—Ms. Knoll has been Chief Human Resources Officer and a member of the Fiat GEC since September 2011. Concurrently, she has been Senior Vice President of Human Resources for CNH since September 2007 and Chief Human Resources Officer for Fiat Industrial since January 2011. She is also a member of the CNHI Group Executive Council. Ms. Knoll first joined CNH in 1994 from the Land Systems Division of General Dynamics Corporation. Since then, she has held numerous roles at CNH, which ultimately culminated in a variety of high-level leadership appointments. Her first position was with Case Corporation as Manager of Development for Production Programs in 1994. In 1995, she was appointed Director of Supply Chain Planning, and in 1996, Product Development Director for Advanced Farming Systems (AFS). With the formation of CNH in 1999, she became Vice President and General Manager of the Crop Production Global Product Line. From 2003-2005, she served as Vice President, North America Agricultural Industrial Operations. For the following two years, 2005-2007, she served as Executive Vice President for Worldwide Agricultural Manufacturing and then briefly as Executive Vice President, Agricultural Product Development. Ms. Knoll served as interim President of CNH Parts and Service from 2010-2011. She represented CNH on the National Association of Manufacturers (NAM)’s Board of Directors from 2007-2011. Ms. Knoll holds a Bachelor of Science degree in Business Administration from Central Michigan University.

Alessandro Baldi—Mr. Baldi has been Head of Audit & Compliance since February 2013. He also coordinates the Fiat Group’s sustainability initiative. He began his professional career in 1981 as an auditor at Ernst & Young in Zurich, and subsequently became Senior Manager. In 1989, he joined the Internal Audit department at Alusuisse Lonza in Zurich (Algroup), and later became head of the department. In 1994, he was appointed Group Controller at Algroup. In 1997, Mr. Baldi became Chief Financial Officer of Algroup’s Aluminum Sector and the following year resumed his previous role as Group Controller. In 1999, he was appointed Group Controller for Lonza Group, the company formed through the demerger of the chemical and energy businesses of Algroup. In 2002, he moved to Société Générale Services (SGS) in Geneva to serve as Group Controller. Mr. Baldi was Head of Fiat Group Control from August 2004 to August 2011 and Head of Fiat Services & Holdings from September 2011 to January 2013. He was also Group Executive Council Coordinator. Mr. Baldi is a Swiss Chartered Accountant.

Michael J. Keegan—Mr. Keegan has been Group Executive Counsel Coordinator and a member of the Fiat GEC since October 2013. He was also appointed Senior Vice President—Human Resources, Chrysler effective January 2014. Mr. Keegan was appointed to the Board of Directors of Chrysler Group LLC in June 2014. From 2009 to 2013 he covered the role of Senior Vice President Supply Chain Management in Chrysler. In this position he was responsible for critical volume planning and logistics functions in close coordination with the Brand Chief Executive Officers, establishing consistent and effective supply chain processes. Prior to his current role, Mr. Keegan was Volume Planning and Sales Operations Vice President. Mr. Keegan was also appointed Corporate Sustainability Officer for Chrysler Group in November 2012. In this role, Mr. Keegan leads Chrysler’s activities with respect to sustainable development, encompassing the areas of economic success, environmental stewardship, and social responsibility. Since joining Chrysler Corporation in 1990 as a Finance Controller, Mr. Keegan has held various roles in Finance, Sales & Marketing controlling, Strategic Planning and Post Demerger Integration. Mr. Keegan earned a Bachelor of Business Administration degree in Accounting from the University of Michigan (1988). He also earned a Master of Business Administration degree in Finance from Indiana University (1990).

Committees

Effective on or about the completion of the Merger, FCA expects that its Board of Directors will establish an Audit Committee, a Compensation Committee and a Governance and Sustainability Committee. The functions that these committees shall perform and their powers and responsibilities will be determined by the board of directors in light of the group size and structure and the provisions of the Dutch Corporate Governance Code.

Loyalty Voting Structure

For a description of the loyalty voting system of FCA please read “The FCA Shares, Articles of Association and Terms and Conditions of the Special Voting Shares—Loyalty Voting Structure.”

Voting—Shareholders Entitled to Vote

At general meetings, resolutions are adopted with the favorable vote of an absolute majority of votes validly cast at the meeting, unless otherwise provided for under the FCA Articles of Association or Dutch law.

In the event that a shareholder is unable to attend a general meeting, the shareholder may appoint another person to attend on his or her behalf by returning a completed and signed proxy form to FCA. Only persons in attendance at a general meeting who are either registered shareholders or holding proxies of registered shareholders as of the record date are entitled to vote at that general meeting. Persons with the right to vote or attend a general meeting shall be those persons who, as of the record date for attendance at that general meeting, are registered in FCA’s register of shareholders, if they are shareholders, and in the general meeting register, designated by the Board of Directors for such purpose, if they are not shareholders.

Record Date

The record date for a general meeting of FCA’s shareholders is 28 days prior to the date of that general meeting.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables set forth selected historical consolidated financial and other data of the Fiat Group and has been derived from:

•	the Interim Consolidated Financial Statements for the three months ended March 31, 2014 and 2013, included elsewhere in this prospectus;

•	the Annual Consolidated Financial Statements for the years ended December 31, 2013, 2012 and 2011, included elsewhere in this prospectus; and

•	the annual consolidated financial statements of the Fiat Group for the years ended December 31, 2010 and 2009, which are not included in this prospectus.

The accompanying Interim Consolidated Financial Statements have been prepared on the same basis as the Annual Consolidated Financial Statements and include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the Interim Consolidated Financial Statements. Interim results are not necessarily indicative of results that may be expected for a full year or any future interim period.

The following information should be read in conjunction with “Note on Presentation,” “Risk Factors,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Fiat Group,” the Interim Consolidated Financial Statements and the Annual Consolidated Financial Statements included elsewhere in this prospectus. Historical results for any period are not necessarily indicative of results to be expected for any future period.

Consolidated Income Statement Data

	For the three months ended March 31,
	2014	2013
	(€ million, except per share data)
Net revenues	22,125	19,707
EBIT	270	607
Profit/(loss) before taxes	(223)	164
Profit/(loss) from continuing operations	(173)	31
Net profit/(loss)	(173)	31
Attributable to:
Owners of the parent	(189)	(83)
Non-controlling interest	16	114
Basic and diluted loss from continuing operations per ordinary share (in Euro)	(0.155)	(0.068)
Basic and diluted loss per ordinary share (in Euro)	(0.155)	(0.068)
Dividends paid per ordinary share (in Euro)(1)	-	-

Other Statistical Information:

Shipments (in thousands of units)	1,113	1,020
Number of employees at period end	230,454	219,376

(1)	Dividends paid represent cash payments in the applicable year that generally relates to earnings of the previous year.

Consolidated Statement of Financial Position Data

	At March 31, 2014	At December 31, 2013
	(€ million, except share data)
Cash and cash equivalents	17,500	19,455
Total assets	87,523	87,214
Debt	31,439	30,283
Total equity	9,713	12,584
Equity attributable to owners of the parent	9,386	8,326
Non-controlling interests	327	4,258
Share capital	4,478	4,477
Ordinary shares issued (in thousands of shares)(1):	1,250,803	1,250,688

(1)	Treasury shares at March 31, 2014 were 34,578 thousand. Book value per ordinary share (net of treasury shares) at March 31, 2014 amounted to €7.717.

Consolidated Income Statement Data

	For the years ended December 31,
	2013	2012	2011(1)	2010(2)	2009(2)
	(€ million, except per share data)
Net revenues	86,624	83,765	59,559	35,880	32,684
EBIT	3,002	3,434	3,291	1,106	455
Profit before taxes	1,015	1,524	1,932	706	103
Profit/(loss) from continuing operations	1,951	896	1,398	222	(345)
Profit/(loss) from discontinued operations	-	-	-	378	(503)
Net profit/(loss)	1,951	896	1,398	600	(848)
Attributable to:
Owners of the parent	904	44	1,199	520	(838)
Non-controlling interest	1,047	852	199	80	(10)
Earnings/(loss) from continuing operations (in Euro)
Basic per ordinary share	0.744	0.036	0.962	0.130	(0.302)
Diluted per ordinary share	0.736	0.036	0.955	0.130	(0.302)
Basic per preference share	-	-	0.962	0.217	(0.302)
Diluted per preference share	-	-	0.955	0.217	(0.302)
Basic per savings share	-	-	1.071	0.239	(0.302)
Diluted per savings share	-	-	1.063	0.238	(0.302)
Earnings/(loss) per share (in Euro)
Basic per ordinary share	0.744	0.036	0.962	0.410	(0.677)
Diluted per ordinary share	0.736	0.036	0.955	0.409	(0.677)
Basic per preference share	-	-	0.962	0.410	(0.677)
Diluted per preference share	-	-	0.955	0.409	(0.677)
Basic per savings share	-	-	1.071	0.565	(0.677)
Diluted per savings share	-	-	1.063	0.564	(0.677)
Dividends paid per share (in Euro)(3)
Ordinary share	-	-	0.090	0.170	-
Preference share(4)	-	0.217	0.310	0.310	-
Savings share(4)	-	0.217	0.310	0.325	0.310

Other Statistical Information (unaudited):

Shipments (in thousands of units)	4,352	4,223	3,175	2,094	2,161
Number of employees at period end	229,053	218,311	197,021	137,801	128,771

(1)	The amounts reported include seven months of operations for Chrysler.
(2)	CNH Industrial was reported as discontinued operations in 2010 and 2009 as a result of the Demerger. For additional information on the Demerger, see Note Changes in the Scope of Consolidation to the Annual Consolidated Financial Statements included elsewhere in this prospectus.

(3)	Dividends paid represent cash payments in the applicable year that generally relates to earnings of the previous year.
(4)	In accordance with the resolution adopted by the shareholders’ meeting on April 4, 2012, Fiat’s preference and savings shares were mandatorily converted into ordinary shares. For additional information on the shareholders’ resolution on the mandatory conversion, see Notes 12 and 23 to the Annual Consolidated Financial Statements included elsewhere in this prospectus.

Consolidated Statement of Financial Position Data

	At December 31,
	2013	2012	2011(1)(2)	2010	2009(3)
	(€ million, except share data)
Cash and cash equivalents	19,455	17,666	17,526	11,967	12,226
Total assets	87,214	82,633	80,379	73,442(2)	67,235
Debt	30,283	28,303	27,093	20,804	28,527
Total equity	12,584	8,369	9,711	12,461(2)	11,115
Equity attributable to owners of the parent	8,326	6,187	7,358	11,544(2)	10,301
Non-controlling interests	4,258	2,182	2,353	917(2)	814
Share capital	4,477	4,476	4,466	6,377	6,377
Shares issued (in thousands of shares):
Ordinary(4)	1,250,688	1,250,403	1,092,681	1,092,247	1,092,247
Preference(5)	-	-	103,292	103,292	103,292
Savings(5)	-	-	79,913	79,913	79,913

(1)	The amounts at December 31, 2011 are equivalent to those at January 1, 2012 derived from the Annual Consolidated Financial Statements.
(2)	The amounts at December 31, 2011 include the consolidation of Chrysler.
(3)	Includes assets and liabilities of CNH Industrial which was demerged from the Group at January 1, 2011. For additional information on the Demerger, see Note “Changes in the Scope of Consolidation” to the Annual Consolidated Financial Statements included elsewhere in this prospectus.
(4)	Treasury shares at December 31, 2013 were 34,578 thousand. Book value per ordinary share (net of treasury shares) at December 31, 2013 amounted to €6.846.
(5)	In accordance with the resolution adopted by the shareholders’ meeting on April 4, 2012, Fiat’s preference and savings shares were mandatorily converted into ordinary shares. For additional information on the shareholders’ resolution on the mandatory conversion, see Notes 12 and 23 to the Annual Consolidated Financial Statements included elsewhere in this prospectus.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information (the “Unaudited Pro Forma Condensed Consolidated Financial Information”) for the year ended December 31, 2013 and for the three months ended March 31, 2014 has been prepared by applying unaudited pro forma adjustments to the historical consolidated income statement for the year ended December 31, 2013 included in the Annual Consolidated Financial Statements and the historical interim consolidated income statement for the three months ended March 31, 2014, included in the Interim Consolidated Financial Statements, respectively appearing elsewhere in this prospectus.

The Unaudited Pro Forma Condensed Consolidated Financial Information for the year ended December 31, 2013 and the three months ended March 31, 2014 gives effect to the following transactions:

(i)	The agreement with the VEBA Trust pursuant to which Fiat North America LLC (“FNA”) acquired the remaining approximately 41.5 percent interest in Chrysler held by the VEBA Trust (the “VEBA Transaction”), inclusive of approximately 10 percent of previously exercised options, the interpretation of which was subject to ongoing litigation, which closed on January 21, 2014;

(ii)	concurrent with the closing of the VEBA Transaction, Chrysler and the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”) entered into a contractually binding and legally enforceable Memorandum of Understanding (“MOU”) to supplement Chrysler’s existing collective bargaining agreement. Under the MOU, the UAW committed to (i) use its best efforts to cooperate in the continued roll-out of Chrysler’s World Class Manufacturing (“WCM”) programs, (ii) actively participate in benchmarking efforts associated with implementation of WCM programs across all Fiat-Chrysler manufacturing sites to ensure objective competitive assessments of operational performance and provide a framework for the proper application of WCM principles, and (iii) actively assist in the achievement of Chrysler’s long-term business plan. In exchange for these legally binding commitments, Chrysler agreed to make payments to a UAW-organized, independent VEBA Trust totaling U.S.$700 million (€518 million at the transaction date) to be paid in four equal annual installments. The first installment was paid on January 21, 2014 ; and

(iii)	the subsequent prepayment by Chrysler of amounts outstanding under the senior unsecured note issued June 10, 2009 to the VEBA Trust, with an original face amount of U.S.$4,587 million, or VEBA Trust Note, with proceeds from the issuance of new debt on February 7, 2014 (the “Chrysler Refinancing”).

As the VEBA Transaction and the MOU were executed contemporaneously among related parties, they are accounted for as a single commercial transaction with multiple elements.

The unaudited pro forma condensed consolidated income statements have been prepared assuming that the events set forth above had occurred on January 1, 2013. The Unaudited Pro Forma Condensed Consolidated Financial Information does not purport to represent what our actual results of operations would have been if the VEBA Transaction, the MOU, and the Chrysler Refinancing had actually occurred on the dates assumed, nor is it necessarily indicative of future consolidated results of operations or financial condition. The Unaudited Pro Forma Condensed Consolidated Financial Information is presented for informational purposes only. The historical consolidated income statement and interim consolidated income statement have been adjusted in the Unaudited Pro Forma Condensed Consolidated Financial Information to give effect to pro forma events that are (1) directly attributable to the VEBA Transaction, the MOU, and Chrysler Refinancing, (2) factually supportable, and (3) expected to have a continuing impact on the consolidated financial results. The Unaudited Pro Forma Condensed Consolidated Financial Information does not include a pro forma statement of financial position as the transactions referred to above have been fully reflected in the Group’s interim consolidated statement of financial position as of March 31, 2014, included in the Interim Consolidated Financial Statements included elsewhere in this prospectus.

The Unaudited Pro Forma Condensed Consolidated Financial Information should be read in conjunction with the information contained in “Selected Historical Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Fiat Group,” the Annual Consolidated Financial Statements and the Interim Consolidated Financial Statements appearing elsewhere in this prospectus. All unaudited pro forma adjustments and their underlying assumptions are described more fully in the footnotes to our Unaudited Pro Forma Condensed Consolidated Financial Information.

Pro forma adjustments relating to the unaudited pro forma condensed consolidated income statements have been translated into Euro using the applicable average exchange rates of U.S.$1.328 per €1 for the year ended December 31, 2013, U.S.$1.370 per €1 for the three months ended March 31, 2014 and U.S.$1.379 per €1 at March 31, 2014 .

Unaudited Pro Forma Condensed Consolidated Income Statement

for the year ended December 31, 2013

		Unaudited Pro forma adjustments
(€ million)	Fiat Group Historical	VEBA Transaction		Chrysler Refinancing		Unaudited Pro forma year ended December 31, 2013
Net revenues	86,624	-		-		86,624
Cost of sales	74,326	-		-		74,326
Selling, general and administrative costs	6,702	-		-		6,702
Research and development costs	2,236	-		-		2,236
Other income/(expenses)	77	-		-		77
Result from investments	84	-		-		84
Gains on the disposal of investments	8	-		-		8
Restructuring costs	28	-		-		28
Other unusual income/(expenses)	(499)	56	(1)	-		(443)

EBIT	3,002	56		-		3,058
Net financial income/(expenses)	(1,987)	-		123	(3)	(1,864)

Profit before taxes	1,015	56		123		1,194
Tax (income)/expenses	(936)	17	(1)	45	(3)	(874)

Profit from continuing operations	1,951	39		78		2,068

Net profit	1,951	39		78		2,068

Net profit attributable to:
Owners of the parent	904	1,031	(2)	78		2,013
Non-controlling interests	1,047	(992)	(2)	-		55

Earnings per ordinary share (in €)
Basic	0.744					1.656
Diluted	0.736					1.638

Weighted average ordinary shares outstanding (in thousands)
Basic	1,215,921					1,215,921
Diluted	1,228,926					1,228,926

(1)	This adjustment reflects the elimination of the write-off related to the equity recapture agreement right recorded within other unusual expenses in the year ended December 31, 2013 that would not have been recognized if the VEBA Transaction had occurred on January 1, 2013 (see Note 8 to the Annual Consolidated Financial Statements included elsewhere in this prospectus), as the write-off was directly attributable to the VEBA Transaction and was non-recurring in nature. The tax effect on such adjustment amounted to €17 million calculated using the effective tax rate applicable to FNA (to which the pro forma adjustments relate) of 36.98 percent, comprising U.S. federal income tax rate of 35.00 percent and state income tax rate of 1.98 percent.
(2)	This adjustment reflects the following eliminations:
•	The elimination reflects the amount attributable to the non-controlling interests related to Chrysler of €992 million (which is calculated as approximately 41.5 percent of Chrysler’s net profit of €2,392 million) that had been recorded in the historical consolidated income statement for the year ended December 31, 2013 (see Note “Scope of Consolidation—Non-controlling interests” to the Annual Consolidated Financial Statements included elsewhere in this prospectus); and
•	expenses related to the Equity Recapture Agreement net of tax effect as described in footnote (1) above.

(3)	This adjustment includes the following:

•	a net reduction of €123 million of interest expense due to the Chrysler Refinancing that was completed on February 7, 2014. In particular:

€326 million relates to the elimination of interest expense recognized by the Group in the consolidated income statement for the year ended December 31, 2013 on the VEBA Trust Note which was calculated using the weighted average principal amount outstanding throughout the year amounting to approximately U.S.$4.8 billion, the effective interest rate of 9.0 percent, translated into Euro using the average exchange rate of U.S.$1.328; and

€206 million relates to the interest expense on the new financing transactions calculated as follows:

•	New Senior Credit Facilities—U.S.$250 million (€181 million) incremental term loan under Chrysler’s existing tranche B term loan facility that matures on May 24, 2017 using an assumed interest rate of 3.50 percent and a new U.S.$1.75 billion (€1.3 billion) term loan credit facility that matures on December 31, 2018 using an assumed interest rate of 3.25 percent;

•	Secured Senior Notes due 2019—issuance of an additional U.S.$1.375 billion (€1.0 billion) aggregate principal amount of 8.0 percent secured senior notes due June 15, 2019, at an issue price of 108.25 percent of the aggregate principal amount; and

•	Secured Senior Notes due 2021—issuance of an additional U.S.$1.380 billion (€1.0 billion) aggregate principal amount of 8.25 percent secured senior notes due June 15, 2021 at an issue price of 110.50 percent of the aggregate principal amount, which along with the Secured Senior Notes due 2019, we refer to as the Secured Senior Notes.

The principal amounts set forth above have been translated into Euro using the applicable exchange rate at December 31, 2013 for illustrative purposes only.

•	The tax effect on such adjustment which has been calculated using the effective tax rate applicable to FNA (to which the pro forma adjustments relate) of 36.98 percent, comprising U.S. federal income tax rate of 35.00 percent and state income tax rate of 1.98 percent.

If the VEBA Transaction and the MOU which are accounted for as a single commercial transaction had occurred on January 1, 2013 the Group would have recorded a non-recurring expense of €495 million in connection with the execution of the MOU and a non-recurring, non-taxable gain of €223 million in connection with the remeasurement to fair value of the previously exercised options on approximately 10 percent of Chrysler’s membership interests in connection with the equity purchase agreement. These items have not been adjusted in the unaudited pro forma consolidated income statement for the year ended December 31, 2013 as they are non-recurring items which are directly attributable to the transactions referred to above and will not have a continuing impact on the consolidated financial results of the Group. See Note 7 to the Interim Consolidated Financial Statements and Notes 1 and 2 to the Unaudited Pro Forma Condensed Consolidated Income Statement for the three months ended March 31, 2014 for further details of these items.

Unaudited Pro Forma Condensed Consolidated Income Statement

for the three months ended March 31, 2014

		Unaudited Pro forma adjustments
(€ million)	Fiat Group Historical	VEBA Transaction		MOU		Chrysler Refinancing		Unaudited Pro forma for the three months ended March 31, 2014
Net revenues	22,125	-		-		-		22,125
Cost of sales	19,237	-		-		-		19,237
Selling, general and administrative costs	1,662	-		-		-		1,662
Research and development costs	626	-		-		-		626
Other income/(expenses)	22	-		-		-		22
Result from investments:	33	-		-		-		33
Gains on the disposal of investments	8	-		-		-		8
Restructuring costs	10	-		-		-		10
Other unusual income/(expenses)	(383)	(223)	(1)	495	(2)	-		(111)

EBIT	270	(223)		495		-		542
Net financial expenses	(493)	-		-		12	(3)	(481)

Profit/(loss) before taxes	(223)	(223)		495		12		61
Tax (income)/expenses	(50)	-		183	(2)	4	(3)	137

Profit/(loss) from continuing operations	(173)	(223)		312		8		(76)

Net profit/(loss)	(173)	(223)		312		8		(76)

Attributable to owners of the Parent	(189)	(223)		312		8		(92)
Attributable to non-controlling interests	16	-		-		-		16

Basic and diluted loss per ordinary share (in €)	(0.155)							(0.076)

Weighted average ordinary shares outstanding (thousands)
Basic and diluted	1,216,148							1,216,148

(1)	This adjustment reflects the elimination of the non-taxable €223 million gain recorded in the interim consolidated income statement for the three months ended March 31, 2014, which we recognized in connection with the remeasurement to fair value of the previously exercised options on approximately 10 percent of Chrysler’s membership interests in connection with the equity purchase agreement (See Note 7 to the Interim Consolidated Financial Statements included elsewhere in this prospectus). The gain from the fair value remeasurement has been eliminated as it is a non-recurring item which is directly attributable to the VEBA Transaction and therefore will not have a continuing impact on the consolidated financial results of the Group.
(2)	This adjustment reflects the elimination of the €495 million expense recorded in the interim consolidated income statement for the three months ended March 31, 2014 which were recognized in connection with the execution of the MOU and recorded within other unusual expense (see Note 7 to the Interim Consolidated Financial Statements included elsewhere in this prospectus). The expenses under the MOU were fully recorded in the interim consolidated income statement for the three months ended March 31, 2014 and have been eliminated as they represent material non-recurring charges which are directly attributable to the VEBA Transaction as the equity purchase agreement and the MOU are accounted for as a single commercial transaction with multiple elements and as execution of the MOU was a condition precedent to the consummation of the VEBA Transaction. The interest to be accreted over the payment period is considered to be immaterial. The tax effect on such adjustment amounted to €183 million calculated using the effective tax rate applicable to FNA (to which the pro forma adjustments relate) of 36.98 percent, comprising U.S. federal income tax rate of 35.00 percent and state income tax rate of 1.98 percent.
(3)	This adjustment includes the following:

•	a net reduction of €12 million of interest expense due to the Chrysler Refinancing that was completed on February 7, 2014. In particular:

€32 million relates to the elimination of interest expense recognized by the Group in the consolidated income statement for the three months ended March 31, 2014 on the VEBA Trust Note which was calculated using the weighted average principal amount outstanding during the period of 37 days (from January 1, 2014 to February 7, 2014) amounting to approximately U.S.$4.7 billion, the effective interest rate of 9.0 percent, translated into Euro using the average exchange rate of U.S.$1.370; and

€20 million relates to the interest expense for the period of 37 days on the new financing transactions calculated as follows:

•	New Senior Credit Facilities—U.S.$250 million (€181 million) incremental term loan under Chrysler’s existing tranche B term loan facility that matures on May 24, 2017 using an assumed interest rate of 3.50 percent and a new U.S.$1.75 billion (€1.3 billion) term loan credit facility that matures on December 31, 2018 using an assumed interest rate of 3.25 percent;

•	Secured Senior Notes due 2019—issuance of an additional U.S.$1.375 billion (€1.0 billion) aggregate principal amount of 8.0 percent secured senior notes due June 15, 2019, at an issue price of 108.25 percent of the aggregate principal amount; and

•	Secured Senior Notes due 2021—issuance of an additional U.S.$1.38 billion (€1.0 billion) aggregate principal amount of 8.25 percent secured senior notes due June 15, 2021 at an issue price of 110.50 percent of the aggregate principal amount, which along with the Secured Senior Notes due 2019, we refer to as the Secured Senior Notes.

The principal amounts set forth above have been translated into Euro using the applicable exchange rate at March 31, 2014 for illustrative purposes only.

•	The tax effect on such adjustment which has been calculated using the effective tax rate applicable to FNA (to which the pro forma adjustments relate) of 36.98 percent, comprising U.S. federal income tax rate of 35.00 percent and state income tax rate of 1.98 percent.

MARKET PRICES

Fiat ordinary shares are listed and traded on the MTA under the symbol “Fiat.”

On January 28, 2014 (the last full trading day prior to the first public announcement of the proposed transaction on January 29, 2014), the closing sale price of Fiat ordinary shares (as reported by MTA) was €7.55.

The following table presents for the periods indicated the closing market prices per share as reported on the MTA for Fiat ordinary shares:

	Price per Fiat ordinary share on the MTA
	High	Low
	(in €)
Year ended December 31, 2009	4.739	3.178
Year ended December 31, 2010	6.641	3.251
Year ended December 31, 2011	7.937	3.312
Year ended December 31, 2012	4.842	3.314
First Quarter 2012	4.482	3.730
Second Quarter 2012	4.354	3.326
Third Quarter 2012	4.836	3.704
Fourth Quarter 2012	4.476	3.314
Year ended December 31, 2013	6.450	3.890
First Quarter 2013	4.724	3.890
Second Quarter 2013	6.325	3.974
Third Quarter 2013	6.450	5.285
Fourth Quarter 2013	6.405	5.245
Month ended
January 2014	7.620	6.580
February 2014	7.740	7.135
March 2014	8.450	7.410
April 2014	9.070	8.310
May 2014	8.710	7.130
June 2014	7.965	7.210
July 2014 (through July 2, 2014)	7.485	7.450

On July 2, 2014, the closing market price per share as reported on the MTA for Fiat Ordinary Shares was €7.485.

EXCHANGE RATES

The table below shows the high, low, average and period end noon buying rates in The City of New York for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York for U.S.$ per €1.00. The average is computed using the noon buying rate on the last business day of each month during the period indicated.

Period	Low	High	Average	Period End
Year ended December 31, 2009	1.2547	1.5100	1.3936	1.4332
Year ended December 31, 2010	1.1959	1.4536	1.3262	1.3269
Year ended December 31, 2011	1.2926	1.4875	1.3931	1.2973
Year ended December 31, 2012	1.2062	1.3463	1.2859	1.3186
Year ended December 31, 2013	1.2774	1.3816	1.3281	1.3779

The table below shows the high and low noon buying rates for Euro for each month during the six months prior to the date of this prospectus.

Period	Low	High
December 2013	1.3552	1.3816
January 2014	1.3500	1.3779
February 2014	1.3500	1.3806
March 2014	1.3731	1.3927
April 2014	1.3740	1.3898
May 2014	1.3596	1.3924
June 2014 (through June 27, 2014)	1.3522	1.3639

On June 27, 2014, the noon buying rate for U.S. dollars was €1.00 = U.S.$1.3631.

THE FIAT GROUP

We are an international automotive group engaged in designing, engineering, manufacturing, distributing and selling vehicles, components and production systems. We are the seventh largest automaker in the world based on total vehicle sales in 2013. We have operations in approximately 40 countries and our products are sold directly or through distributors and dealers in more than 150 countries. We design, engineer, manufacture, distribute and sell vehicles for the mass market under the Abarth, Alfa Romeo, Chrysler, Dodge, Fiat, Fiat Professional, Jeep, Lancia and Ram brands and the SRT performance vehicle designation. We support our vehicle sales by after-sales services and products worldwide under the Mopar brand and, in certain markets, by retail and dealer financing, leasing and rental services, which we make available through our subsidiaries, joint ventures and commercial arrangements. We also design, engineer, manufacture, distribute and sell luxury vehicles under the Ferrari and Maserati brands, which we support with financial services provided to our dealers and retail customers. We operate in the components and production systems sectors under the Magneti Marelli, Teksid and Comau brands.

Our activities are carried out through six reportable segments: four regional mass-market vehicle segments (NAFTA, LATAM, APAC and EMEA), a global Luxury Brands segment and a global Components segment (see “—Overview of Our Business” for a description of these reportable segments).

In 2013, we shipped 4.4 million vehicles. For the year ended December 31, 2013, we reported net revenues of €86.6 billion, EBIT of €3.0 billion and net profit of €2.0 billion. At March 31, 2014 we had available liquidity of €20.8 billion (including €3.0 billion available under undrawn committed credit lines) and had 230,454 employees. At March 31, 2014 we had net industrial debt of €10.0 billion. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Fiat Group—Non-GAAP Financial Measures—Net Industrial Debt”.

History of the Fiat Group and the Fiat-Chrysler Alliance

We were founded as Fabbrica Italiana Automobili Torino, or FIAT, on July 11, 1899 in Turin, Italy as an automobile manufacturer. We opened our first factory in 1900 in Corso Dante in Turin with 150 workers producing 24 cars. In 1902 Giovanni Agnelli, our founder, became the Managing Director of the company.

From the beginning of the twentieth century and up to the post-World War II period, we grew to become a conglomerate that, in addition to automobiles, also manufactured agricultural and construction equipment, trains, trucks, ships, airplanes and other products. Over time, we streamlined our businesses, and by 2008 we were focused on automobiles and our industrial business of trucks and agricultural and construction equipment.

Since 2008, we have pursued a process of transformation in order to meet the challenges of a changing marketplace characterized by global overcapacity in automobile production and the consequences of economic recession that has persisted particularly in the European markets on which we had historically depended. As part of our efforts to restructure our operations, we have worked to expand the scope of our automotive operations, having concluded that significantly greater scale was necessary to enable us to be a competitive force in the increasingly global automotive markets.

Towards that end, we began exploring an alliance with Chrysler in 2008. In the second half of 2008, the North American automotive industry experienced a dramatic decline in vehicle sales in conjunction with the global credit crisis and a deep recession in the U.S., which heavily impacted Old Carco LLC (formerly Chrysler LLC), or Old Carco. Old Carco traced its roots to the company originally founded by Walter P. Chrysler in 1925 that, since that time, expanded through the acquisition of the Dodge and Jeep brands. Following Daimler AG’s sale of a majority interest of Old Carco in 2007, Old Carco was particularly vulnerable to the recession, the restricted availability of credit and changes in consumer preferences due to its dependence on larger, less fuel-efficient vehicles and its focus primarily on the North American market. Old Carco was less able to take advantage of developing markets and its smaller scale affected its ability to dedicate sufficient resources to research and development to maintain competitiveness and to invest in common architectures and more flexible manufacturing plants. An alliance with Chrysler presented significant opportunities, as the two companies each had a product and technology portfolio and geographic scope that were highly complementary with one another, with the Fiat Group having a leading position in small vehicle platforms and fuel-efficient powertrains and a substantial presence in Europe and Latin America, with minimal presence in North America, while Chrysler had focused on larger vehicles, including sport utility vehicles, light trucks and minivans in the North American markets.

In April 2009, we and Old Carco entered into a master transaction agreement, pursuant to which an entity we formed, now known as Chrysler Group LLC, agreed to purchase the principal operating assets of Old Carco and to assume certain of Old Carco’s liabilities in a transaction contemplated by the Master Transaction Agreement pursuant to Section 363 of the U.S. Bankruptcy Code, which we refer to as the 363 Transaction.

Following the closing of the transaction on June 10, 2009, we held an initial 20 percent ownership interest in Chrysler, with the VEBA Trust, the U.S. Treasury and the Canadian governments holding the remaining interests. Chrysler’s operations were funded with financing from the U.S. Treasury and Canadian government. In addition, we held several options to acquire additional ownership interests in Chrysler. We also entered into a master industrial agreement and certain related ancillary agreements, or the Master Industrial Agreement, pursuant to which an alliance, which we refer to as the Fiat-Chrysler Alliance, was formed.

With the Fiat-Chrysler Alliance providing enhanced operating scale in the automotive sector, in 2010 we demerged our capital goods businesses, including the agricultural and construction equipment and commercial vehicles businesses previously integrated within the Group, into a separate publicly traded entity, now known as CNH Industrial N.V., or the CNHI Group, so that the different investment cycles, financing needs and investment profiles of those businesses and our remaining automotive and related component and production systems businesses, respectively, could be addressed more effectively and with greater strategic flexibility. The Demerger was completed on January 1, 2011.

Under the Master Industrial Agreement between the Fiat Group and Chrysler, the companies have been collaborating on a number of fronts, including product and platform sharing and development, global distribution, procurement, information technology infrastructure, management services and process improvement. Our main objectives in establishing the Fiat-Chrysler Alliance were:

•	Product and Platform Sharing — including co-developing and sharing platforms to save on the cost of development and parts, to improve quality and time-to-market and to simplify manufacturing processes.

•	Shared Technology — extending a number of key automotive technologies into each others’ vehicles to improve competitiveness and lower the effective costs of new technologies through joint development and application across higher volume platforms.

•	Global Distribution — leveraging each other’s historical capabilities to extend our respective products into markets in which we did not have a significant presence, including jointly undertaking efforts to develop our presence in Asia under a common distribution strategy.

•	Procurement — pursuing joint purchasing programs designed to yield short- and long-term savings and efficiencies through negotiations with common suppliers, as well as expanding the use of shared parts and components and leveraging volume bundling opportunities.

•	World Class Manufacturing — extending our World Class Manufacturing, or WCM, principles into all of our assembly, powertrain and stamping facilities to eliminate waste of all types, which ultimately enhances worker efficiency, productivity, safety and vehicle quality, and subsequent extension of WCM principles to certain of our suppliers.

•	Information and Communication Technology — aligning our information and communication technology systems and related business processes across our extended industrial, commercial and corporate administrative functions in order to facilitate intragroup collaboration, and to support our drive toward common global systems.

The Fiat-Chrysler Alliance grew in strength and scope over the following years and we acquired additional ownership interests in Chrysler, leading to majority ownership and full consolidation of Chrysler’s results into our financial statements from June 1, 2011. On May 24, 2011, Chrysler refinanced the U.S. and Canadian government loans, and, in July 2011, we acquired the ownership interests in Chrysler held by the U.S. Treasury and Canadian government.

In January 2014, we agreed to purchase all of the VEBA Trust’s equity interests in Chrysler, which represented the approximately 41.5 percent of Chrysler interest not then held by us. The transaction was completed on January 21, 2014, resulting in Chrysler becoming an indirect 100 percent owned subsidiary of Fiat.

Following our acquisition of the remaining equity interests in Chrysler in January 2014, we expect to be able to capitalize on our position as a single integrated automaker to become a leading global automaker.

Industry Overview

Vehicle Segments and Descriptions

We manufacture and sell passenger cars, light trucks and light commercial vehicles covering all market segments.

Passenger cars can be divided among seven main groups, whose definition could slightly vary by region. Mini cars, known as “A segment” vehicles in Europe and often referred to as “city cars,” are between 2.7 and 3.7 meters in length and include three- and five-door hatchbacks. Small cars, known as “B segment” vehicles in Europe and “sub-compacts” in the U.S., range in length from 3.7 meters to 4.4 meters and include three- and five-door hatchbacks and sedans. Compact cars, known as “C segment” vehicles in Europe, range in length from 4.3 meters to 4.7 meters, typically have a sedan body and mostly include three- and five-door hatchback cars. Mid-size cars, known as “D segment” vehicles in Europe, range between 4.7 meters to 4.9 meters, typically have a sedan body or are station wagons. Full-size cars range in length from 4.9 meters to 5.1 meters and are typically sedan cars or, in Europe, station wagons. Minivans, also known as multi-purpose vehicles, or MPVs, typically have seating for up to eight passengers. Utility vehicles include sport utility vehicles, or SUVs, which are four-wheel drive with true off-road capabilities, and cross utility vehicles, or CUVs, which are not designed for heavy off-road use, but offer better on-road ride comfort and handling compared to SUVs.

Light trucks may be divided between vans (also known as light commercial vehicles), which typically are used for the transportation of goods or groups of people and have a payload capability up to 4.2 tons, and pick-up trucks, which are light motor vehicles with an open-top rear cargo area and which range in length from 4.8 meters to 5.2 meters (in North America, the length of pick-up trucks typically ranges from 5.5 meters to 6 meters). In North America, minivans and utility vehicles are categorized within trucks. In Europe, vans and pick-up trucks are categorized as light commercial vehicles.

We characterize a vehicle as “new” if its vehicle platform is significantly different from the platform used in the prior model year and/or has had a full exterior renewal. We characterize a vehicle as “significantly refreshed” if it continues its previous vehicle platform but has extensive changes or upgrades from the prior model.

Our Industry

Designing, engineering, manufacturing, distributing and selling vehicles require significant investments in product design, engineering, research and development, technology, tooling, machinery and equipment, facilities and marketing in order to meet both consumer preferences and regulatory requirements. Automotive original equipment manufacturers, or OEMs, are able to benefit from economies of scale by leveraging their investments and activities on a global basis across brands and models. The automotive industry has also historically been highly cyclical, and to a greater extent than many industries, is impacted by changes in the general economic environment. In addition to having lower leverage and greater access to capital, larger OEMs that have a more diversified revenue base across regions and products tend to be better positioned to withstand industry downturns and to benefit from industry growth.

Most automotive OEMs produce vehicles for the mass market and some of them also produce vehicles for the luxury market. Vehicles in the mass market are typically intended to appeal to the largest number of consumers possible. Intense competition among manufacturers of mass market vehicles, particularly for non-premium brands, tends to compress margins, requiring significant volumes to be profitable. As a result, success is measured in part by vehicle unit sales relative to other automotive OEMs. Luxury vehicles on the other hand are designed to appeal to consumers with higher levels of disposable income, and can therefore more easily achieve much higher margins. This allows luxury vehicle OEMs to produce lower volumes, enhancing brand appeal and exclusivity, while maintaining profitability.

In 2013, 81.3 million automobiles were sold around the world. Although China has become the largest single automotive sales market, with approximately 17 million passenger cars sold, the majority of automobile sales are still in the developed markets, including North America, Western Europe and Japan. Growth in other emerging markets, particularly India and Brazil, has also played an increasingly important part in global automotive demand in the recent years.

The automotive industry is highly competitive, especially in our key markets, such as the U.S., Brazil and Europe. Vehicle manufacturers must continuously improve vehicle design, performance and content to meet consumer demands for quality, reliability, safety, fuel efficiency, comfort, driving experience and style. Historically, manufacturers relied heavily upon dealer, retail and fleet incentives, including cash rebates, option package discounts, guaranteed depreciation programs, and subsidized or subvented financing or leasing programs to compete for vehicle sales. Since 2009, manufacturers generally have worked to reduce reliance on pricing-related incentives as competitive tools in the North American market, while pricing pressure, under different forms, is still affecting sales in the European market since the inception of the financial crisis. However, an OEM’s ability to increase or maintain vehicle prices and reduce reliance on incentives is limited by the competitive pressures resulting from the variety of available competitive vehicles in each segment of the new car market as well as continued global manufacturing overcapacity in the automotive industry. At the same time, OEMs generally cannot effectively lower prices as a means to increase vehicle sales without adversely affecting profitability, since the ability to reduce costs is limited by commodity market prices, contract terms with suppliers, evolving regulatory requirements and collective bargaining agreements and other factors that limit the ability to reduce labor expenses.

OEMs generally sell vehicles to dealers and distributors, which then resell vehicles to retail and fleet customers. Retail customers purchase vehicles directly from dealers, while fleet customers purchase vehicles from dealers or directly from OEMs. Fleet sales comprise three primary channels: (i) daily rental, (ii) commercial and (iii) government. Vehicle sales in the daily rental and government channels are extremely competitive and often require significant discounts. Fleet sales are an important source of revenue and can also be an effective means for marketing vehicles. Fleet orders can also help normalize plant production as they typically involve the delivery of a large, pre-determined quantity of vehicles over several months. Fleet sales are also a source of aftermarket service parts revenue for OEMs and service revenue for dealers.

Financial and Customer Services

Because dealers and retail customers finance the purchase of a significant percentage of the vehicles sold worldwide, the availability and cost of financing is one of the most significant factors affecting vehicle sales volumes. Most dealers use wholesale or inventory financing arrangements to purchase vehicles from OEMs in order to maintain necessary vehicle inventory levels. Financial services companies may also provide working capital and real estate loans to facilitate investment in expansion or rationalization of the dealers’ premises. Financing may take various forms, based on the nature of creditor protection provided under local law, but financial institutions tend to focus on maximizing credit protection on any financing originated in conjunction with a vehicle sale. Financing to retail customers takes a number of forms, including simple installment loans and finance leases. These financial products are usually distributed directly by the dealer and have a typical duration of three to five years. OEMs often use retail financing as a promotional tool, including through campaigns offering below market rate financing, known as subvention programs. In such situations, an OEM typically compensates the financial services company up front for the difference between the financial return expected under standard market terms and the terms offered to the customer within the promotional campaign.

Most automakers rely on wholly-owned or controlled finance companies to provide this financing. In other situations, OEMs have relied on joint ventures or commercial relationships with banks and other financial institutions in order to provide access to financing for dealers and retail customers. The model adopted by any particular OEM in a particular market depends upon, among other factors, its sales volumes and the availability of stable and cost-effective funding sources in that market, as well as regulatory requirements.

Financial services companies controlled by OEMs typically receive funding from the OEM’s central treasury or from industrial and commercial operations of the OEM that have excess liquidity. However, they also access other forms of funding available from the banking system in each market, including sales or securitization of receivables either in negotiated sales or through securitization programs. Financial services companies controlled by OEMs compete primarily with banks, independent financial services companies and other financial institutions that offer financing to dealers and retail customers. The long-term profitability of finance companies also depends on the cyclical nature of the industry, interest rate volatility and the ability to access funding on competitive terms.

In addition to providing access to financial services for their dealers and retail customers, OEMs also support their vehicle sales through the sale of related service parts and accessories, as well as pre-paid service contracts.

Overview of Our Business

We design, engineer, develop and manufacture vehicles, components and production systems worldwide through 159 manufacturing facilities around the world and 78 research and development centers.

Our activities are carried out through six reportable segments: four regional mass-market vehicle segments, a global Luxury Brands segment and a global Components segment as discussed below.

Our four regional mass-market vehicle reportable segments deal with the design, engineering, development, manufacturing, distribution and sale of passenger cars, light commercial vehicles and related parts and services in specific geographic areas: NAFTA (U.S., Canada and Mexico), LATAM (South and Central America, excluding Mexico), APAC (Asia and Pacific countries) and EMEA (Europe, Middle East and Africa). We also operate on a global basis in the luxury vehicle and components sectors. In the luxury vehicle sector, we have the operating segments Ferrari and Maserati, while in the components sector we have the operating segments Magneti Marelli, Teksid and Comau. These operating segments did not meet the quantitative thresholds required in IFRS 8 – Operating segments for separate disclosure. Therefore, based on their characteristics and similarities, they are presented as the following reportable segments: “Luxury Brands” and “Components”. We support our mass-market vehicle sales with the sale of related service parts and accessories, as well as service contracts under the Mopar brand name. In support of our vehicle sales efforts, we make available dealer and retail customer financing either through subsidiaries or joint ventures and strategic commercial arrangements with third party financial institutions.

For our mass-market brands, we have centralized design, engineering, development and manufacturing operations, which allow us to efficiently operate on a global scale.

The following list sets forth our reportable segments:

(i)	NAFTA: our operations to support distribution and sales of mass-market vehicles in the United States, Canada and Mexico, the segment that we refer to as NAFTA, primarily through the Chrysler, Dodge, Fiat, Jeep and Ram brands.

(ii)	LATAM: our operations to support the distribution and sale of mass-market vehicles in South and Central America (excluding Mexico), the segment that we refer to as LATAM, primarily under the Chrysler, Dodge, Fiat, Jeep and Ram brands, with the largest focus of our business in the LATAM segment in Brazil and Argentina.

(iii)	APAC: our operations to support the distribution and sale of mass-market vehicles in the Asia Pacific region (mostly in China, Japan, Australia, South Korea and India), the segment we refer to as APAC, carried out in the region through both subsidiaries and joint ventures, primarily under the Abarth, Alfa Romeo, Chrysler, Dodge, Fiat and Jeep brands.

(iv)	EMEA: our operations to support the distribution and sale of mass-market vehicles in Europe (which includes the 28 members, 27 prior to December 31, 2013, of the European Union and the members of the European Free Trade Association), the Middle East and Africa, the segment we refer to as EMEA, primarily under the Abarth, Alfa Romeo, Chrysler, Fiat, Fiat Professional, Jeep and Lancia brand names.

(v)	Luxury Brands: design, engineering, development, manufacturing, worldwide distribution and sale of luxury vehicles under the Ferrari and Maserati brands, management of the Ferrari racing team and supply of financial services offered in conjunction with the sale of Ferrari-branded vehicles.

(vi)	Components: production and sale of lighting components, engine control units, suspensions, shock absorbers, electronic systems, and exhaust systems and activities in powertrain (engine and transmissions) components, engine control units, plastic molding components and in the after-market carried out under the Magneti Marelli brand name; cast iron components for engines, gearboxes, transmissions and suspension systems, and aluminum cylinder heads under the Teksid brand name; and design and production of industrial automation systems and related products for the automotive industry under the Comau brand name.

The following chart sets forth the vehicle brands we sell in each regional segment:

	NAFTA	LATAM	APAC	EMEA
Abarth				X
Alfa Romeo			X	X
Chrysler	X	X	X	X
Dodge	X	X	X
Fiat	X	X	X	X
Fiat Professional			X	X
Jeep	X	X	X	X
Lancia				X
Ram	X	X

Note: Presence determined by sales in the regional segment, if material, through dealer entities of our dealer network.

We also hold interests in companies operating in other activities and businesses that are not considered part of our six reportable segments. These activities are grouped under “Other Activities,” which primarily consists of companies that provide services, including accounting, payroll, tax, insurance, purchasing, information technology, facility management and security, to our Group and also the CNHI Group, manage central treasury activities (excluding Chrysler, which are handled separately) and operate in media and publishing (La Stampa daily newspaper).

Mass-Market Vehicles

Mass-Market Vehicle Brands

We design, engineer, manufacture, distribute and sell vehicles and service parts under 11 mass-market brands and designations. We believe that we can continue to increase our vehicle sales by building the value of our mass-market brands in particular by ensuring that each of our brands has a clear identity and market focus. In connection with our multi-year effort to clearly define each of our brands’ identities, we have launched several advertising campaigns that have received industry accolades. We are reinforcing our effort to build brand value by ensuring that we introduce new vehicles with individualized characteristics that remain closely aligned with the unique identity of each brand.

•	Abarth: Abarth, named after the company founded by Carlo Abarth in 1949, specializes in performance modification for on-road sports cars since the brand’s re-launch in 2007 through performance modifications on classic Fiat models such as the 500 (including the 2012 launch of the Fiat 500 Abarth) and Punto, as well as limited edition models that combine design elements from Luxury Brands such as the 695 Edizione Maserati and 695 Tributo Ferrari, for consumers seeking customized vehicles with steering and suspension geared towards racing.

•	Alfa Romeo: Alfa Romeo, founded in 1910, and part of the Fiat Group since 1986, is known for a long, sporting tradition and Italian design. Vehicles currently range from the three door premium MiTo and the lightweight sports car, the 4c, to the compact car, the Giulietta. The Alfa Romeo brand is intended to appeal to drivers seeking high-level performance and handling combined with attractive and distinctive appearance.

•	Chrysler: Chrysler, named after the company founded by Walter P. Chrysler in 1925, aims to create vehicles with distinctive design, craftsmanship, intuitive innovation and technology standing as a leader in design, engineering and value, with a range of vehicles from mid-size sedans (Chrysler 200) to full size sedans (Chrysler 300) and minivans (Town & Country).

•	Dodge: With a traditional focus on “muscle car” performance vehicles, the Dodge brand, which began production in 1914, offers a full line of cars, CUVs and minivans, mainly in the mid-size and large size vehicle market, that are sporty, functional and innovative, intended to offer an excellent value for families looking for high performance, dependability and functionality in everyday driving situations.

•	Fiat: Fiat brand cars have been produced since 1899. The brand has historically been strong in Europe and the LATAM region and is currently primarily focused on the mini and small vehicle segments. Current models include the mini-segment 500 and Panda, the small-segment Punto and the compact-segment Bravo. The brand aims to make cars that are flexible, easy to drive, affordable and energy efficient. The brand reentered the U.S. market in 2011 with the 500 model, and Fiat recently launched the new 500L in Europe and the NAFTA region and the new Uno and the new Palio in the LATAM region.

•

Fiat Professional: Fiat Professional, launched in 2007 to replace the “Fiat Veicoli Commerciali” brand, offers light commercial vehicles and MPVs ranging from large vans (capable of carrying up to 4.2 tons) such as the Ducato, to panel vans such as the Doblò and Fiorino for commercial use by small to medium size business and public institutions. Fiat Professional vehicles are often readily fitted as ambulances, tow trucks, school buses and people carriers (especially suitable for narrow streets) and as recreational vehicles such as campers and motor homes, where Fiat Professional is the market leader. For the second consecutive year, the Fiat Professional brand was named “LCV Manufacturer of the Year” at the GreenFleet Awards 2013.

•	Jeep: Jeep, founded in 1941, is a globally recognized brand focused exclusively on the SUV and off-road vehicles market. The Jeep Grand Cherokee is the most awarded SUV ever. The brand’s appeal builds on its heritage associated with the outdoors and adventurous lifestyles, combined with the safety and versatility features of the brand’s modern vehicles. Jeep introduced the all-new 2014 Jeep Cherokee in October 2013 and recently unveiled the Jeep Renegade, a small segment SUV designed in the U.S. and to be manufactured in Italy, beginning in the second half of 2014. Jeep set an all-time brand record in 2013 with over 732 thousand vehicles sold.

•	Lancia: Lancia, founded in 1906, and part of the Fiat Group since 1969, covers the spectrum from small segment cars to mid-size and full-size sedans and convertibles and large MPVs, targeted towards the Italian market. As Lancia shares strong connections with the Chrysler brand, certain models are currently rebadged in order to expand the Lancia brand offering, including the Lancia Flavia (based on the Chrysler 200), the Lancia Voyager (based on the Chrysler Town & Country) and the Thema, Lancia’s flagship vehicle (based on the Chrysler 300).

•	Ram: Ram, established as a standalone brand separate from Dodge in 2009, offers a line of full-size trucks, including light- and heavy-duty pick-up trucks such as the Ram 1500 pick-up truck, which recently became the first truck to be named Motor Trend’s “Truck of the Year” for two consecutive years, and cargo vans. By investing substantially in new products, infusing them with great looks, refined interiors, durable engines and features that further enhance their capabilities, we believe Ram has emerged as a market leader in full size pick-up trucks. Ram customers, from half-ton to commercial, have a demanding range of needs and require their vehicles to provide high levels of capability.

We also leverage the 75-year history of the Mopar brand to provide a full line of service parts and accessories for our mass-market vehicles worldwide. As of December 31, 2013, we had 50 parts distribution centers throughout the world to support our customer care efforts in each of our regions. Our Mopar brand accessories allow our customers to customize their vehicles by including after-market sales of products from side steps and lift-kits, to graphics packages, such as racing stripes, and custom leather interiors. Further, through the Mopar brand, we offer vehicle service contracts to our retail customers worldwide under the “Mopar Vehicle Protection” brand, with the majority of our service contract sales in 2013 in the U.S. and Europe. Finally, our Mopar customer care initiatives support our vehicle distribution and sales efforts in each of our mass-market segments through 27 call centers located around the world.

Mass-Market Vehicle Design and Manufacturing

Our mass-market brands target different groups of consumers in different regions. Leveraging the potential of our broad portfolio of brands, a key component of our strategic plan is to offer vehicles that appeal to a wide range of consumers located in each regional market. In order to optimize the mix of products we design and manufacture, a number of factors are considered, including:

•	consumer tastes, trends and preferences for certain vehicle types which varies based on geographic region, as well as regulatory requirements affecting our ability to meet consumer demands in those regions;

•	demographic trends, such as age of population and rate of family formation;

•	economic factors that affect preferences for optional features, affordability and fuel efficiency;

•	competitive environment, in terms of quantity and quality of competitors’ vehicles offered within a particular segment;

•	our brand portfolio, as each of our brands targets a different group of consumers, with the goal of avoiding overlapping product offerings or creating internal competition among brands and products;

•	our ability to leverage synergies with existing brands, products, platforms and distribution channels;

•	development of a diversified portfolio of innovative technology solutions for both conventional engine technologies and alternative fuels and propulsion systems; and

•	manufacturing capacity, regulatory requirements and other factors that impact product development, including ability to minimize time-to-market for new vehicle launches.

We also consider these factors in developing a mix of vehicles within each brand, with an additional focus on ensuring that the vehicles we develop further our brand strategy.

We sell mass-market vehicles in all segments of the passenger car and truck markets. Our passenger car product portfolio includes vehicles such as the iconic Fiat 500 (which has sold more than 1 million units globally since its launch in 2007), Alfa Romeo Giulietta, Dodge Charger, Chrysler 200 and Lancia Ypsilon. Our light commercial vehicles include vans such as the Fiat Professional Doblò, Fiat Professional Ducato and Ram ProMaster, and light and heavy-duty pick-up trucks such as the Ram 1500 and 2500/3500. We also sell SUVs and CUVs in a number of vehicle segments, such as the Jeep Grand Cherokee, including expanding into the small SUV segment market with the recently-unveiled Jeep Renegade. As we seek to broaden our portfolio, we are investing in developing our efforts to become more competitive in the passenger car segment, which includes a significant investment to design, engineer and manufacture the all-new 2015 Chrysler 200 that launched in the second quarter of 2014.

We are increasingly building our vehicles using common vehicle platforms jointly developed under the Fiat-Chrysler Alliance. For instance, we use the Compact U.S. Wide platform, or CUSW, in the Dodge Dart, which was launched in 2012. The CUSW was used in vehicles made under the Alfa Romeo brand, and has since been used in the Fiat Viaggio (launched in the APAC region in 2012), the all-new Jeep Cherokee (launched in the NAFTA region in 2013) and Fiat Ottimo (launched in the APAC region in March 2014). The CUSW will also be used in the all-new 2015 Chrysler 200.

In order to leverage our brand recognition and names in various regions, we rebadge certain vehicles manufactured and sold in a region under one brand for sale in another region under a different brand based on brand recognition and equity in the particular region. For instance, certain vehicles sold in the NAFTA region under the Chrysler brand are sold in Europe under the Lancia brand, and we sell a rebadged version of the Dodge Journey as the Fiat Freemont in several markets outside the NAFTA region.

We also make use of common technology and parts in our vehicles. For example, we manufacture and use the Pentastar V-6 engine in a number of our vehicles. This engine was named by WardsAuto as one of its “10 Best Engines” for three consecutive years beginning with the 2011 model year for its refinement, power, fuel efficiency and low emissions. Since 2010, we have produced three million Pentastar V-6 engines, for use in the Jeep Grand Cherokee, the Ram 1500 and 15 other vehicles. Because we designed this engine with flexible architecture, we can use it in a range of models, potentially with a variety of advanced technologies, such as direct injection or turbocharging.

Our efforts to respond to customer demand have led to a number of important initiatives, including our plans to begin building a Jeep vehicle in China to be sold in China, which will leverage the Jeep brand’s name recognition in that market.

Throughout our manufacturing operations, we have deployed WCM principles. WCM principles were developed by the WCM Association, a non-profit organization dedicated to developing superior manufacturing standards. We are the only automotive OEM that is a member of the WCM Association. WCM fosters a manufacturing culture that targets improved safety, quality and efficiency, as well as the elimination of all types of waste. Unlike some other advanced manufacturing programs, WCM is designed to prioritize issues to focus on those initiatives believed likely to yield the most significant savings and improvements, and to direct resources to those initiatives. Concurrently with our January 2014 acquisition of the 41.5 percent of Chrysler owned by the VEBA Trust, Chrysler entered into a memorandum of understanding to supplement the existing collective bargaining agreement with the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America, or the UAW, and provide for a specific commitment to support the implementation of our WCM principles throughout Chrysler’s manufacturing facilities, to facilitate benchmarking across all of our manufacturing plants and actively assist in the achievement of Chrysler’s long-term business plan. Beginning in 2006, we engaged key suppliers in the pilot phase of WCM Lite, a program through which suppliers can learn and incorporate WCM principles into their own operations.

Vehicle Sales Overview

We are the seventh largest automotive OEM in the world based on worldwide new vehicle sales for the year ended December 31, 2013. We compete with other large OEMs to attract vehicle sales and market share. Many of these OEMs have more significant financial or operating resources and liquidity at their disposal, which may enable them to invest more heavily on new product designs and manufacturing or in sales incentives.

Our new vehicle sales represent sales of vehicles primarily through dealers and distributors, or in some cases, directly by us, to retail customers and fleet customers. Our sales include mass-market and luxury vehicles manufactured at our plants, as well as vehicles manufactured by our joint ventures and third party contract manufacturers. Our sales figures exclude sales of vehicles that we contract manufactured for other OEMs. While our vehicle sales are illustrative of our competitive position and the demand for our vehicles, sales are not directly correlated to our revenues, cost of sales or other measures of financial performance, as such results are primarily driven by our vehicle shipments to dealers and distributors. For a discussion of our shipments, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Fiat Group—Trends, Uncertainties and Opportunities—Shipment Information.” The following table shows our new vehicle sales by geographic market for the periods presented. Results presented in this section for 2011 include full year sales for Chrysler.

	For the Year Three Months Ended March 31,
Segment	2014	2013
	Millions of units
NAFTA	0.6	0.5
LATAM	0.2	0.2
APAC	0.06	0.04
EMEA	0.3	0.3

Total Mass-Market Brands	1.1	1.1
Luxury Brands	0.01	0.00

Total Worldwide	1.1	1.1

	For the Year Ended December 31,
Segment	2013	2012	2011
	Millions of units
NAFTA	2.1	2.0	1.7
LATAM	0.9	1.0	0.9
APAC	0.2	0.1	0.1
EMEA	1.1	1.2	1.4

Total Mass-Market Brands	4.4	4.3	4.0
Luxury Brands	0.02	0.01	0.01

Total Worldwide	4.4	4.3	4.1

NAFTA

NAFTA Sales and Competition

The following table presents our mass-market vehicle sales and market share in the NAFTA segment for the periods presented:

	For the Three Months Ended March 31,
	2014(1),(2)		2013(1),(2)

NAFTA	Group Sales	Market Share	Group Sales	Market Share
	Thousands of units (except percentages)
U.S.	476	12.5%	428	11.4%
Canada	61	16.6%	58	16.0%
Mexico	19	7.2%	21	8.4%

Total	555	12.5%	508	11.6%

(1)	Certain fleet sales that are accounted for as operating leases are included in vehicle sales.
(2)	Our estimated market share data presented are based on management’s estimates of industry sales data, which use certain data provided by third-party sources, including IHS Global Insight, Ward’s Automotive, R.L. Polk Data, Urban Science and Experian.

	For the Year Ended December 31,
	2013(1),(2)		2012(1),(2)		2011(1),(2)

NAFTA	Group Sales	Market Share	Group Sales	Market Share	Group Sales	Market Share
	Thousands of units (except percentages)
U.S.	1,800	11.4%	1,652	11.2%	1,369	10.5%
Canada	260	14.6%	244	14.2%	231	14.3%
Mexico	87	7.9%	93	9.1%	85	9.0%

Total	2,148	11.5%	1,989	11.3%	1,685	10.8%

(1)	Certain fleet sales that are accounted for as operating leases are included in vehicle sales.
(2)	Our estimated market share data presented are based on management’s estimates of industry sales data, which use certain data provided by third-party sources, including IHS Global Insight, Ward’s Automotive, R.L. Polk Data, Urban Science and Experian.

The following table presents our new vehicle market share information and our principal competitors in the U.S., our largest market in the NAFTA segment:

	For the Year Ended December 31,
U.S.	2013	2012	2011

Automaker	Percentage of industry
GM	17.6%	17.6%	19.2%
Ford	15.7%	15.2%	16.5%
Toyota	14.1%	14.1%	12.6%
Our Group	11.4%	11.2%	10.5%
Honda	9.6%	9.6%	8.8%
Hyundai/Kia	7.9%	8.6%	8.7%
Nissan	7.9%	7.7%	8.0%
Other	15.9%	16.0%	15.7%

Total	100.0%	100.0%	100.0%

U.S. automotive market sales have steadily improved after a sharp decline from 2007 to 2010. U.S. industry sales, including medium- and heavy-duty vehicles, increased from 10.6 million units in 2009 to 15.9 million units in 2013, an increase of approximately 50 percent. Both macroeconomic factors, such as growth in per capita disposable income and improved consumer confidence, and automotive specific factors, such as the increasing age of vehicles in operation, improved consumer access to affordably priced financing and higher prices of used vehicles, contributed to the strong recovery. Despite the recent improvement, the 2013 U.S. industry sales volume of 15.9 million light-, medium- and heavy-duty vehicles remains below the pre-financial crisis level of 17.0 million vehicles, which represents the average annual sales volume from 2003 to 2007.

Our vehicle line-up in the NAFTA segment leverages the brand recognition of the Chrysler, Dodge, Jeep and Ram brands to offer cars, utility vehicles, pick-up trucks and minivans under those brands, as well as vehicles in smaller segments, such as the mini-segment Fiat 500 and the small & compact MPV segment Fiat 500L. With the reintroduction of the Fiat brand in 2011 and the launch of the Dodge Dart in 2012, we now sell vehicles in all vehicle segments. Our vehicle sales and profitability in the NAFTA segment are generally weighted towards larger vehicles such as utility vehicles, trucks and vans, while overall industry sales in the NAFTA segment generally are more evenly weighted between smaller and larger vehicles. In recent years, we have increased our sales of mini, small and compact cars in the NAFTA segment.

NAFTA Distribution

In the NAFTA segment, our vehicles are sold primarily to dealers in our dealer network for sale to retail customers and fleet customers. The following table sets forth the number of independent entities in our dealer and distributor network in the NAFTA segment. The table counts each independent dealer entity, regardless of the number of contracts or points of sale the dealer operates. Where we have a relationship with a general distributor, this table reflects that general distributor as one distribution relationship:

Distribution Relationships	At December 31,
	2013	2012	2011
NAFTA	3,204	3,156	3,044

In the NAFTA segment, fleet sales in the commercial channel are typically more profitable than sales in the government and daily rental channels since they more often involve customized vehicles with more optional features and accessories; however, vehicle orders in the commercial channel are usually smaller in size than the orders made in the daily rental channel. Fleet sales in the government channel are generally more profitable than fleet sales in the daily rental channel primarily due to the mix of products included in each respective channel. Rental car companies, for instance, place larger orders of small and mid-sized cars and minivans with minimal options, while sales in the government channel often involve a higher mix of relatively more profitable vehicles such as pick-up trucks, minivans and large cars with more options.

NAFTA Segment Mass-Market Dealer and Customer Financing

In the NAFTA segment, we do not have a captive finance company or joint venture and instead rely upon independent financial service providers, primarily our strategic relationship with Santander Consumer USA Inc., or SCUSA, to provide financing for dealers and retail customers in the U.S. Prior to the agreement with SCUSA, we principally relied on Ally Financial Inc., or Ally, for dealer and retail financing and support. Additionally, we have arrangements with a number of financial institutions to provide a variety of dealer and retail customer financing programs in Canada. There are no formal retail financing arrangements in Mexico at this time, although CF Credit provides nearly all dealer financing and about half of all retail financing of Chrysler products in Mexico.

In February 2013, we entered into a private label financing agreement with SCUSA, or the SCUSA Agreement, under which SCUSA provides a wide range of wholesale and retail financial services to our dealers and retail customers in the U.S., under the Chrysler Capital brand name. The financial services include credit lines to finance dealers’ acquisition of vehicles and other products that we sell or distribute, retail loans and leases to finance retail customer acquisitions of new and used vehicles at dealerships, financing for commercial and fleet customers, and ancillary services. In addition, SCUSA offers dealers construction loans, real estate loans, working capital loans and revolving lines of credit.

Under the financial services arrangement, SCUSA agreed to specific transition milestones for the initial year following launch. We deemed SCUSA’s performance toward the milestones satisfactory and agreed that the SCUSA Agreement will have a ten year term from February 2013, subject to early termination in certain circumstances, including the failure by a party to comply with certain of its ongoing obligations under the SCUSA Agreement. In accordance with the terms of the agreement, SCUSA provided us an upfront, nonrefundable payment in May 2013 which is being amortized over ten years.

Under the SCUSA Agreement, SCUSA has certain rights, including limited exclusivity to participate in specified minimum percentages of certain retail financing rate subvention programs. SCUSA’s exclusivity rights are subject to SCUSA maintaining price competitiveness based on market benchmark rates to be determined through a steering committee process as well as minimum approval rates.

The SCUSA Agreement replaced an auto finance relationship with Ally, which was terminated in 2013. As of December 31, 2013, Ally was providing wholesale lines of credit to approximately 43 percent of our dealers in the U.S. For the year ended December 31, 2013, we estimate that approximately 81 percent of the vehicles purchased by our U.S. retail customers were financed or leased through our dealer network, of which approximately 22 percent were financed or leased through subvention programs.

LATAM

LATAM Sales and Competition

The following table presents our mass-market vehicle sales and market share in the LATAM segment for the periods presented:

	For the Three Months Ended March 31,
	2014(1)		2013(1)
LATAM	Group Sales	Market Share	Group Sales	Market Share
	Thousands of units (except percentages)
Brazil	176	22.7%	181	22.9%
Argentina	28	13.2%	29	12.2%
Other LATAM	10	3.2%	12	3.8%

Total	214	16.4%	222	16.5%

(1)	Our estimated market share data presented are based on management’s estimates of industry sales data, which use certain data provided by third-party sources, including IHS Global Insight, National Organization of Automotive Vehicles Distribution and Association of Automotive Producers.

	For the Year Ended December 31,
	2013(1)		2012(1)		2011(1)
LATAM	Group Sales	Market Share	Group Sales	Market Share	Group Sales	Market Share
	Thousands of units (except percentages)
Brazil	771	21.5%	845	23.3%	760	22.2%
Argentina	111	12.0%	85	10.6%	95	11.6%
Other LATAM	51	3.6%	51	3.7%	48	3.6%

Total	933	15.8%	982	16.8%	903	16.2%

(1)	Our estimated market share data presented are based on management’s estimates of industry sales data, which use certain data provided by third-party sources, including IHS Global Insight, National Organization of Automotive Vehicles Distribution and Association of Automotive Producers.

The following table presents our mass-market vehicle market share information and our principal competitors in Brazil, our largest market in the LATAM segment:

Brazil	For the Year Ended December 31,
	2013	2012	2011
Automaker	Percentage of industry
Our Group	21.5%	23.3%	22.2%
Volkswagen	18.6%	21.1%	20.4%
GM	18.1%	17.7%	18.5%
Ford	9.4%	8.9%	9.2%
Other	32.4%	29.0%	29.7%

Total	100.0%	100.0%	100.0%

The LATAM segment automotive industry reached a record level of 5.9 million vehicles (cars and light commercial vehicles) in 2013, a 1.3 percent increase over 2012. The increase was mainly due to Argentina and other countries with 14 percent and 1 percent increases, respectively, partially offsetting a 1.5 percent decrease in Brazil, which benefited from a period of higher sales incentives in 2012. Over the past five years industry sales in the LATAM segment grew by 35 percent, mainly due to growth in Brazil of 18 percent and Argentina of 86 percent and driven by economic factors such as greater development of gross domestic product, increased access to credit facilities and incentives adopted by Brazil in 2009 and 2012.

Our vehicle sales in the LATAM leverage the name recognition of Fiat and the relatively urban population of countries like Brazil to offer Fiat brand mini and small vehicles in our key markets in the LATAM segment. We are the leading automaker in Brazil, due in large part to our market leadership in the mini and small segments (which represent almost 80 percent of Brazilian market vehicle sales). Fiat also leads the pickup truck market in Brazil (with the Fiat Strada), although this segment is small as a percentage of total industry and compared to other countries in the LATAM segment.

In Brazil, the automotive industry benefitted from tax incentives in 2012, which helped our strong performance in that year as we were able to leverage our operational flexibility in responding to the sharp increase in market demand. However, tax incentives have limited the ability of OEMs to recover cost increases associated with inflation by increasing prices, a problem that has been exacerbated by the weakening of the Brazilian Real. Increasing competition over the past several years has further reduced our overall profitability in the region. Import restrictions in Brazil have also limited our ability to bring new vehicles to Brazil. We expect to open a new assembly plant in Brazil in 2015, which we believe will enhance our ability to introduce new locally-manufactured vehicles that are not subject to such restrictions.

LATAM Distribution

The following table presents the number of independent entities in our dealer and distributor network. In the LATAM segment, we generally enter into multiple dealer agreements with a single dealer, covering one or more points of sale. Outside Brazil and Argentina, our major markets, we distribute our vehicles mainly through general distributors and their dealer networks. This table counts each independent dealer entity, regardless of the number of contracts or points of sale the dealer operates. Where we have relationships with a general distributor in a particular market, this table reflects that general distributor as one distribution relationship:

Distribution Relationships	At December 31,
	2013	2012	2011
LATAM	450	436	430

LATAM Dealer and Customer Financing

In the LATAM segment, we provide access to dealer and retail customer financing through both wholly-owned captive finance companies and through strategic relationships with financial institutions.

We have two wholly-owned captive finance companies in the LATAM segment: Banco Fidis S.A. in Brazil and Fiat Credito Compañia Financiera S.A. in Argentina. These captive finance companies offer dealer and retail customer financing. In addition, in Brazil we have a significant commercial partnership with Banco Itaù, a leading vehicle retail financing company in Brazil, to provide financing to retail customers purchasing Fiat brand vehicles. This partnership was renewed in August 2013 for a ten-year term ending in 2023. Under this agreement, Banco Itaù has exclusivity on our promotional campaigns and preferential rights on non-promotional financing. We receive commissions in connection with each vehicle financing above a certain threshold. This agreement applies only to our retail customers purchasing Fiat branded vehicles and excludes Chrysler, Jeep, Dodge and Ram brand vehicles, which are directly financed by Banco Fidis S.A.

APAC Vehicle Sales, Competition and Distribution

APAC Sales and Competition

The following table presents our vehicle sales in the APAC segment for the periods presented:

	For the Three Months Ended March 31,
	2014(1),(2)		2013(1),(2)
APAC	Group Sales	Market Share	Group Sales	Market Share
	Thousands of units (except percentages)
China	36	0.8%	23	0.6%
India(3)	4	0.6%	1	0.1%
Australia	10	3.8%	8	3.0%
Japan	5	0.3%	4	0.3%
South Korea	1	0.4%	1	0.4%

APAC 5 major Markets	57	0.8%	37	0.6%

Other APAC	1	-	1	-

Total	59	-	38	-

(1)	Our estimated market share data presented are based on management’s estimates of industry sales data, which use certain data provided by third-party sources, including R.L. Polk Data, and National Automobile Manufacturing Associations.

(2)	Sales data include vehicles sold by certain of our joint ventures within the Chinese market.
(3)	India market share is based on wholesale volumes.

	For the Year Ended December 31,
	2013(1),(2)		2012(1),(2)		2011(1),(2)
APAC	Group Sales	Market Share	Group Sales	Market Share	Group Sales	Market Share
	Thousands of units (except percentages)
China	129	0.8%	57	0.4%	39	0.3%
India(3)	10	0.4%	11	0.4%	17	0.7%
Australia	34	3.1%	23	2.1%	15	1.6%
Japan	16	0.4%	15	0.3%	11	0.3%
South Korea	5	0.4%	4	0.3%	3	0.2%

APAC 5 major Markets	194	0.7%	109	0.5%	86	0.4%

Other APAC	6	-	6	-	4	-

Total	199	-	115	-	90	-

(1)	Our estimated market share data presented are based on management’s estimates of industry sales data, which use certain data provided by third-party sources, including R.L. Polk Data, and National Automobile Manufacturing Associations.
(2)	Sales data include vehicles sold by certain of our joint ventures within the Chinese and, until 2012, the Indian market. Beginning in 2013, we took over the distribution from the joint venture partner and we started distributing vehicles in India through wholly-owned subsidiaries.
(3)	India market share is based on wholesale volumes.

Despite the recent financial crisis, the automotive industry in the APAC segment has shown strong year-over-year growth, although the pace of growth is slowing. Industry sales in the five key markets (China, India, Japan, Australia and South Korea) where we compete increased from 16.3 million in 2009 to 26.1 million in 2013, a compound annual growth rate, or CAGR, of approximately 13 percent. Industry sales in the five key markets for 2012, 2011 and 2010 were 23.8 million, 21.3 million and 20.3 million, respectively. China and India were the driving force behind the significant growth in the region. China’s industry volume increased from 8.5 million passenger cars in 2009 to 16.7 million passenger cars in 2013, representing a CAGR of 19 percent. Industry volumes in China for 2012, 2011 and 2010 were 14.2 million, 13.1 million and 11.5 million passenger cars, respectively. The Indian market grew at a CAGR of 9 percent over the same period. Industry volumes in India for 2012, 2011 and 2010 were 2.7 million, 2.4 million and 2.3 million passenger cars, respectively. In 2013, the five key markets grew by 10 percent in the aggregate over 2012, driven by a 17 percent increase in sales in China, which more than compensated for a 7 percent decline in India for the same period.

We sell a range of vehicles in the APAC segment, including small and compact cars and utility vehicles. Although our smallest mass-market segment by vehicle sales, we believe the APAC segment represents a significant growth opportunity and we have invested in building relationships with key joint venture partners in China and India in order to increase our presence in the region. In 2010, the demand for mid-size vehicles in China led us to begin a joint venture with Guangzhou Automobile Group Co. for the production of Fiat brand passenger cars. Currently the Fiat Ottimo and Fiat Viaggio, along with our other vehicles that we import into China from Europe, are distributed through the joint venture’s local dealer network in that country. Chinese demand for Jeep brand vehicles, which we currently support through Jeep brand SUVs we import from the U.S., is driving our efforts to work with our joint venture partner to manufacture a Jeep brand vehicle in China to be sold in China. We also work with a joint venture partner in India to manufacture Fiat brand vehicles, which we distribute through our wholly-owned subsidiaries. In other parts of the APAC segment, we also distribute vehicles that we manufacture in the U.S. and Europe through our dealers and distributors.

APAC Distribution

In several markets in the APAC segment, such as China, India, Japan and South Korea, we sell our vehicles directly or through our joint ventures to local independent dealers. In other markets in which we do not have a substantial presence, we have agreements with general distributors for the distribution of our vehicles through their networks. The following table presents the number of independent entities in our dealer and distributor network. The table counts each independent dealer entity, regardless of the number of contracts or points of sale the dealer operates. Where we have relationships with a general distributor in a particular market, this table reflects that general distributor as one distribution relationship:

Distribution Relationships	At December 31,
	2013	2012	2011
APAC	671	470	333

APAC Dealer and Customer Financing

In the APAC segment, we operate a wholly-owned captive finance company, Fiat Automotive Finance Co., Ltd, which supports, on a non-exclusive basis, our sales activities in China through dealer and retail customer financing and provides similar services to dealers and customers of the CNHI Group. Vendor programs are also in place with different financial partners in India, Japan, South Korea and Australia.

EMEA Vehicle Sales, Competition and Distribution

EMEA Sales and Competition

The following tables present our passenger car and light commercial vehicle sales in the EMEA segment for the periods presented:

	For the Three Months Ended March 31,
	2014(1),(2),(3)		2013(1),(2),(3)
EMEA Passenger Cars	Group Sales	Market Share	Group Sales	Market Share
	Thousands of units (except percentages)
Italy	106	28.1%	103	29.0%
Germany	18	2.6%	20	2.9%
UK	22	3.2%	18	3.0%
France	16	3.6%	16	3.6%
Spain	9	4.3%	7	3.8%
Other Europe	31	3.3%	34	4.0%

Europe*	202	6.0%	197	6.4%

Other EMEA**	26	-	28	-

Total	228	-	226	-

*	28 members of the European Union as of March 31, 2014 and 2013 and members of the European Free Trade Association (other than Italy, Germany, UK, France, and Spain).
**	Market share not included in Other EMEA because our presence is less than one percent.
(1)	Certain fleet sales accounted for as operating leases are included in vehicle sales.
(2)	Our estimated market share data is presented based on the European Automobile Manufacturers Association (ACEA) Registration Databases and national Registration Offices databases.
(3)	Sale data includes vehicle sales by our joint venture in Turkey.

	For the Year Ended December 31,
	2013(1),(2),(3)		2012(1),(2),(3)		2011(1),(2),(3)
EMEA Passenger Cars	Group Sales	Market Share	Group Sales	Market Share	Group Sales	Market Share
	Thousands of units (except percentages)
Italy	374	28.7%	415	29.6%	515	29.4%
Germany	80	2.7%	90	2.9%	98	3.1%
UK	72	3.2%	64	3.1%	58	3.0%
France	62	3.5%	62	3.3%	81	3.6%
Spain	27	3.7%	23	3.3%	25	3.1%
Other Europe	122	3.7%	140	4.1%	167	4.5%

Europe*	737	6.0%	795	6.3%	944	6.9%

Other EMEA**	138	-	122	-	119	-

Total	875	-	917	-	1,063	-

*	27 members of the European Union as of December 31, 2013, 2012 and 2011 and members of the European Free Trade Association (other than Italy, Germany, UK, France, and Spain).
**	Market share not included in Other EMEA because our presence is less than one percent.
(1)	Certain fleet sales accounted for as operating leases are included in vehicle sales.
(2)	Our estimated market share data is presented based on the European Automobile Manufacturers Association (ACEA) Registration Databases and national Registration Offices databases.
(3)	Sale data includes vehicle sales by our joint venture in Turkey.

	For the Three Months Ended March 31,
	2014(1),(2),(3)		2013(1),(2),(3)
EMEA Light Commercial Vehicles	Group Sales	Market Share	Group Sales	Market Share
	Thousands of units (except percentages)
Europe*	47	11.4%	44	11.7%

Other EMEA**	12	-	14	-

Total	59	-	58	-

*	28 members of the European Union at March 31, 2014 and 2013 and members of the European Free Trade Association
**	Market share not included in Other EMEA because our presence is less than one percent.
(1)	Certain fleet sales accounted for as operating leases are included in vehicle sales.
(2)	Our estimated market share data is presented based on the national Registration Offices databases on products categorized under light commercial vehicles.
(3)	Sale data includes vehicle sales by our joint venture in Turkey.

	For the Year Ended December 31,
	2013(1),(2),(3)		2012(1),(2),(3)		2011(1),(2),(3)
EMEA Light Commercial Vehicles	Group Sales	Market Share	Group Sales	Market Share	Group Sales	Market Share
	Thousands of units (except percentages)
Europe*	182	11.6%	185	11.7%	225	12.5%

Other EMEA**	68	-	72	-	78	-

Total	250	-	257	-	303	-

*	27 members of the European Union at December 31, 2013 and members of the European Free Trade Association
**	Market share not included in Other EMEA because our presence is less than one percent.

(1)	Certain fleet sales accounted for as operating leases are included in vehicle sales.
(2)	Our estimated market share data is presented based on the national Registration Offices databases on products categorized under light commercial vehicles.
(3)	Sale data includes vehicle sales by our joint venture in Turkey.

The following table summarizes our new vehicle market share information and our principal competitors in Europe, our largest market in the EMEA segment:

	For the Year Ended December 31,
Europe-Passenger Cars*	2013(1)	2012(1)	2011(1)
Automaker	Percentage of industry
Volkswagen	25.1%	24.8%	23.2%
PSA	10.9%	11.7%	12.4%
Renault	8.9%	8.4%	9.5%
GM	7.9%	8.1%	8.6%
Ford	7.3%	7.5%	7.9%
BMW	6.5%	6.4%	6.0%
Our Group	6.0%	6.4%	7.0%
Daimler	5.5%	5.2%	4.9%
Toyota	4.4%	4.3%	4.1%
Other	17.5%	17.2%	16.4%

Total	100.0%	100.0%	100.0%

*	Including all 27 European Union (EU) Member States and the 4 European Free Trade Association (EFTA) member states as of December 31, 2013, 2012 and 2011.
(1)	Market share data is presented based on the European Automobile Manufacturers Association (ACEA) Registration Databases, which also includes Ferrari and Maserati within our Group.

In Europe, automotive sales have declined over the past several years following a period in which sales were supported by government incentive schemes, particularly incentives designed to promote sales of more fuel efficient and low emissions vehicles. Production over-capacity has led to strong price competition from all automotive OEMs, particularly in the small and mid-size car segments. Generally weak economic conditions as well as government austerity measures have resulted in a significant reduction in European automobile sales. Prior to the global financial crisis, industry-wide sales of passenger cars in Europe, consisting of the 27 member states (as of December 31, 2013) of the European Union plus members of the European Free Trade Association, were 16 million units in 2007. Following six years of sales declines, in 2013, sales in that region had fallen to 12.3 million passenger cars. Similarly, sales of light commercial vehicles in Europe fell from 2.4 million units in 2007 to 1.6 million units in 2013. We also operate in Russia through our wholly-owned subsidiaries. We may also operate through joint ventures and other cooperation agreements.

In this context, we have chosen to focus only on a number of industrialization programs for selected products, leveraging the strategic re-focus and realignment of the Fiat brand. This strategy was based on the expansion of the Fiat 500 family and of selected utility vehicles, which has resulted in a leading position in the “mini” and “compact MPV” segments. Building on the history of the Alfa Romeo, Fiat and Lancia brands in the region, we offer mini, small and compact passenger cars under these brands. We are also leveraging Jeep’s global brand recognition to offer Jeep brand SUVs, all of which are categorized as passenger cars in the EMEA segment. We also sell light commercial vehicles, which include mainly half-ton pick-up trucks and commercial vans. In Europe, sales of our vehicles are largely weighted to sales of passenger cars, with approximately 54 percent of our total vehicle sales in Europe in 2013 in the small car segment, as demand tends to focus on smaller vehicles that can be driven in the tighter driving conditions prevalent in many European cities and that facilitate compliance with stringent environmental regulations.

EMEA Distribution

In certain markets, such as Europe, our relationship with individual dealer entities can be represented by a number of contracts (typically, we enter into one agreement per brand of vehicles to be sold), and the dealer can sell those vehicles through one or more points of sale. In those markets, points of sale tend to be physically small and carry limited inventory.

In Europe, we sell our vehicles directly to independent and our own dealer entities located in most European markets. In other markets in the EMEA segment in which we do not have a substantial presence, we have agreements with general distributors for the distribution of our vehicles through their existing distribution networks.

The following table summarizes the number of independent entities in our dealer and distributor network. The table counts each independent dealer entity, regardless of the number of contracts or points of sale the dealer operates. Where we have relationships with a general distributor in a particular market, this table reflects that general distributor as one distribution relationship:

Distribution Relationships	At December 31,
	2013	2012	2011
EMEA	2,300	2,495	2,377

EMEA Dealer and Customer Financing

In the EMEA segment, dealer and retail customer financing is primarily managed by FGA Capital S.p.A., or FGAC, our 50/50 joint venture with Crédit Agricole Consumer Finance S.A., or Crédit Agricole. FGAC operates in 14 European countries including Italy, France, Germany, the U.K. and Spain. We began this joint venture in 2007, and in July 2013, we reached an agreement with Crédit Agricole to extend its term through December 31, 2021. Under the agreement, FGAC will continue to benefit from the financial support of the Crédit Agricole Group while continuing to strengthen its position as an active player in the securitization and debt markets. FGAC provides retail and dealer financing to support our mass-market brands and Maserati, as well as certain other OEMs.

Fidis S.p.A., our wholly-owned captive finance company, provides dealer and other wholesale customer financing in certain markets in the EMEA segment in which FGAC does not operate. We also operate a joint venture providing financial services to retail customers in Turkey, and operate vendor programs with bank partners in other markets to provide access to financing in those markets.

Luxury Brands Segment

We design, engineer, manufacture and distribute Luxury Brand vehicles under the following brands:

Ferrari.  Ferrari, a racing and sports car manufacturer founded in 1929 by Enzo Ferrari, began producing street cars in 1947, beginning with the 125 S. Fiat acquired 50 percent of Ferrari in 1969, then expanding its stake to the current 90 percent. Scuderia Ferrari, the brand’s racing team division, has achieved enormous success, winning numerous Formula One titles, including 16 constructors’ championships and 15 drivers’ championships. The street car division currently produces vehicles ranging from sports cars (such as the 458 Italia, the 458 Spider and the California), to the gran turismo models (such as the F12 Berlinetta and the FF), designed for long-distance, high-speed journeys. We believe that Ferrari customers are seeking the state-of-the-art in luxury sports cars, with a special focus on the very best Italian design and craftsmanship, along with unparalleled performance both on the track and on the road. Ferrari recently presented the California T, which brings turbocharging back to its street cars for the first time since 1992. We also launched the exclusive limited edition LaFerrari, which attracted orders for more than the production run before its official debut at the 2013 Geneva Motor Show. We believe LaFerrari sets a new benchmark for the sector, incorporating the latest technological innovations that Ferrari will apply to future models.

Maserati.  Maserati, a luxury vehicle manufacturer founded in 1914, became part of our business in 1993. Maserati’s current vehicles include the Quattroporte and the Ghibli (luxury four door sedans), as well as the GranTurismo, the brand’s first modern two door, four seat coupe, also available in a convertible version. In addition, we expect to launch a luxury SUV in the next few years. This luxury SUV has been designed on the same platform as the Quattroporte and the Ghibli. Further, we recently presented a sports car concept (the Maserati Alfieri) expected to be put into production in the coming years. We believe that Maserati customers typically seek a combination of style, both in high quality interiors and external design, performance, sports handling and comfort that come with a top of the line luxury vehicle. In 2013, launches of the new Maserati Quattroporte and Ghibli helped the brand significantly increase the level of units shipped in the year. The addition of the Ghibli is designed to address the luxury full-size sedan vehicle segment, which was not previously covered by Maserati, as the Quattroporte addressed only the flagship large sedan vehicle segment. Together with the luxury SUV, these products complete Maserati’s product portfolio with full coverage of the global luxury vehicle market.

The following tables show the distribution of our luxury vehicle sales by geographic regions as a percentage of total sales for each brand for the year ended December 31, 2013:

Ferrari Sales by country (as a percentage of 2013 sales)		Maserati Sales by country (as a percentage of 2013 sales)

Europe Top 5 countries(1)	30%	Europe Top 4 countries(2)	9%
U.S.	29%	U.S.	41%
Japan	5%	Japan	4%
China, Hong Kong & Taiwan	10%	China	26%
Other countries	26%	Other countries	20%

Total	100%	Total	100%

(1)	Europe Top 5 Countries by sales, includes Italy, UK, Germany, France and Switzerland.
(2)	Europe Top 4 Countries by sales, includes Italy, UK, Germany and Switzerland.

In the first quarter of 2014, we sold 8.3 thousand luxury vehicles worldwide to retail customers, an increase from 2.9 thousand luxury vehicles sold worldwide from the same period in 2013. In the first quarter of 2014, a total of 1.6 thousand Ferrari street cars were sold to retail customers and a total of 6.7 thousand Maserati vehicles were sold to retail customers.

In 2013, we sold 18.7 thousand luxury vehicles worldwide to retail customers, an increase from 13.7 thousand luxury vehicles sold worldwide in 2012 and 12.7 thousand luxury vehicles in 2011. In 2013, a total of 7.1 thousand Ferrari street cars were sold to retail customers. Solid growth in North America, Ferrari’s largest market, Japan and the Middle East partially compensated for the effect of challenging economic conditions in Europe and a decline in sales in China. In 2013, a total of 11.6 thousand Maserati vehicles were sold to retail customers, an increase of 85 percent compared to 2012, due in large part to the launch of the new Quattroporte and the Ghibli, resulting in an increase of 75 percent in the U.S., the brand’s number one market, and in a threefold increase in China, the brand’s second largest market. Even in Europe, where economic conditions remained difficult, sales were up nearly 60 percent over 2012.

Our luxury vehicles are designed to maintain exclusivity and appeal to a customer looking for such rare vehicles. Our efforts in designing, engineering and manufacturing our luxury vehicles focus on use of state-of-the-art technology and luxury finishes to appeal to our luxury vehicle customers. Although we deliberately limit the number of Ferrari vehicles produced each year in order to preserve the exclusivity of the brand, we are trying to increase the market presence and penetration of our Maserati brand. In this regard we launched the new Quattroporte and the new Ghibli in 2013 and we are targeting to launch a luxury SUV in the next few years. Within the Group, we are passing certain technologies used by luxury markets brands to some of the other mass-market brands, which allows us to leverage the greater scope of our operations.

We sell our Luxury Brand vehicles through a worldwide distribution network of approximately 180 Ferrari and 310 Maserati dealers as of December 31, 2013, that is separate from our mass-market distribution network.

Ferrari Financial Services, a financial services company 90 percent owned by Ferrari, offers financial services for the purchase of all types of Ferrari vehicles. Ferrari Financial Services operates in Ferrari’s major markets, including, Germany, U.K., Austria, France, Belgium, Switzerland, Italy, U.S. and, since 2012, Japan.

FGAC provides access to retail customer financing for Maserati brand vehicles in the EMEA region. In other regions, we rely on local agreements with financial services providers for financing of Maserati brand vehicles.

In support of our sale of Luxury Brand vehicles, we also provide aftermarket service and customer care to our retail customers.

Components Segment

We sell components and production systems under the following brands:

Magneti Marelli.  Founded in 1919 as a joint venture between Fiat and Ercole Marelli, Magneti Marelli is an international leader in the design and production of state-of-the-art automotive systems and components. Through Magneti Marelli, we design and manufacture automotive lighting systems, powertrain (engines and transmissions) components and engine control unit, electronic systems, suspension systems and exhaust systems, and plastic components and modules. The Automotive Lighting division, headquartered in Reutlingen, Germany, is dedicated to the development, production and sale of automotive exterior lighting products for all major OEMs worldwide. The Powertrain division is dedicated to the production of engine and transmission components for automobiles, motorbikes and light commercial vehicles and has a global presence due to its own research and development centers, applied research centers and production plants. The Electronic Systems division provides know-how in the development and production of hardware and software in mechatronics, instrument clusters, telematics and satellite navigation. We also provide aftermarket parts and services and operate in the motorsport business, in particular electronic and electro-mechanical systems for championship motorsport racing, under the Magneti Marelli brand. We believe the Magneti Marelli brand is characterized by key technologies available to its final customers at a competitive price compared to other component manufacturers, with high quality and competitive offerings, technology and flexibility.

Magneti Marelli provides wide-ranging expertise in electronics, through a process of ongoing innovation and environmental sustainability in order to develop intelligent systems for active and passive vehicle safety, onboard comfort and powertrain technologies. With 85 production facilities (including joint ventures), 12 research and development centers and 26 Application Centers, Magneti Marelli has a presence in 19 countries and supplies all the major OEMs across the globe. In several countries, Magneti Marelli’s activities are carried out through a number of joint ventures with local partners with the goal of entering more easily into new markets by leveraging the partner’s local relationships. Thirty-eight percent of Magneti Marelli’s 2013 revenue is derived from sales to the Group.

Teksid.  Originating from Fiat’s 1917 acquisition of Ferriere Piemontesi, the Teksid brand was established in 1978 and today is a world leader in the production of grey and nodular iron castings. Under the Teksid brand we produce engine blocks, cylinder heads, engine components, transmission parts, gearboxes and suspensions. Through Teksid Aluminum, we are also involved in the production of aluminum cylinder heads and engine components. Thirty-two percent of Teksid’s 2013 revenue is derived from sales to the Group.

Comau.  Founded in 1973, Comau, which originally derived its name from the abbreviation of COnsorzio MAcchine Utensili (consortium of machine tools), produces advanced manufacturing systems through an international network. Comau operates primarily in the field of integrated automation technology, delivering advanced turnkey systems to its customers. Through Comau, we develop and sell a wide range of industrial applications, including robotics, while we provide support service, including training to customers. Comau’s principal activities include powertrain machining (from raw material to final components); mechanical assembly systems and performance testing; innovative and high performance body welding and assembly systems; and robotics (producing versatile naked or in line robots, aimed at improving efficiency of manufacturing and quality of products manufactured). Comau’s automation technology is used in a variety of industries, including automotive, aerospace, petrochemical, military, shipbuilding and energy efficiency consultancy. Comau also provides maintenance service for the Group and other customers in Brazil. Twenty-five percent of Comau’s revenue is derived from sales to the Group.

Research and Development

We engage in research and development activities aimed at improving the design, performance, safety, fuel efficiency, reliability, consumer perception and sustainability of our products and services.

As of December 31, 2013, we operated 78 research and development centers worldwide with a combined headcount of approximately 18,700 employees supporting our research and development efforts. Our personnel support product development efforts and have expertise in a number of disciplines, including mechanical, electrical, materials, computer science and chemical engineering. We also provide several internal programs through which a portion of our engineers receive cross-training in various technical and business functions.

In 2013, we expended approximately €3.4 billion on research and development (including both capitalized costs and costs charged directly to operations), representing 3.9 percent of net revenues attributable to industrial operations (excluding revenue from financial services).

The following table summarizes our research and development expenditures in the years ended December 31, 2013, 2012 and 2011:

	Year ended December 31,
	2013	2012	2011(1)
	(€ million)

Research and development costs expensed during the year	1,325	1,180	755

Internal development costs capitalized during the year	480	591	757

External development costs capitalized during the year	1,562	1,547	681

Total research and development costs incurred	3,367	3,318	2,193

(1)	The amounts reported include seven months of operations for Chrysler.

	Year ended December 31,
	2013	2012	2011(1)
	(€ million)

Research and development capitalized	2,042	2,138	1,438

Research and development costs expensed during the year	1,325	1,180	755

Total research and development costs incurred	3,367	3,318	2,193

Research and development costs expensed during the year	1,325	1,180	755

Amortization of capitalized development costs	887	621	626

Write-down of costs previously capitalized	24	57	4

Total research and development costs	2,236	1,858	1,385

(1)	The amounts reported include seven months of operations for Chrysler.

The Global Innovation Process

In 2012, we launched the Global Innovation Process, or GIP, which establishes a single framework for the coordination of all innovation activities worldwide. Developed by representatives from each of our regions, the GIP covers all phases of the innovation process and established shared targets and guidelines with respect to vehicles, powertrain technologies and manufacturing.

Fuel Efficiency and Reduced Emissions

We prioritize developing more fuel-efficient vehicles as part of our commitment to sustainability, in order to meet retail consumer preferences and to comply with current and anticipated future regulatory requirements. We focus our research efforts on four areas aimed at improving efficiency and reducing fuel consumption and emissions: vehicle energy demand (including weight, aerodynamics, drag, rolling resistance, heating, air-conditioning and auxiliaries), powertrain technologies (engines, transmission and axles and driveline), hybrid propulsion and alternative fuel technologies.

Vehicle Energy Demand

Our research focuses on optimizing weight, aerodynamic drag, tire performance and driveline losses.

We have increasingly used new generation Advanced High-Strength Steel and other lightweight materials like aluminum and composite plastics to effectively reduce weight, thus improving fuel economy, while maintaining crashworthiness. Advanced high-strength steel or other light-weight composite materials are used or will be used to make approximately 70 percent of the body structure of the Dodge Dart, the Fiat 500L, the new Fiat Panda and the recently unveiled Jeep Renegade. We have also adopted multi-material concepts for sports cars such as the Alfa Romeo 4C, where a full carbon one-stamp underbody combined with aluminum front and rear frames have enabled us to achieve a best in class weight to power ratio. We also use lightweight materials for suspension systems, shock towers, hoods, headlamps and doors, while maintaining crashworthiness and compliance with applicable safety standards.

We also continue to research vehicle applications for improving the use, production and re-use of heat, thereby reducing energy consumption, and extending the battery range for hybrid electric and all-electric vehicle models.

The Ram 1500 and the Dodge Dart incorporate many of our technologies to manage energy demand, including active grille shutters to reduce aerodynamic drag. From the earliest development stage, we optimize, test and certify the aerodynamics of every vehicle in our world-class, full-scale, wind tunnels. Optimization of the 500L Living’s aerodynamics led to a 10 percent reduction in the vehicle’s aerodynamic drag compared with predecessors in the same vehicle segment, while the Alfa Romeo 4C achieved a best-in-class trade-off between aerodynamic drag and negative lift.

Since 2008 we have progressively introduced stop/start and smart alternator technologies in order to further reduce fuel consumption. Stop/start technology turns off the engine and fuel flow automatically when the vehicle comes to a halt and re-starts the engine upon acceleration, while the smart alternator technology allows for the optimization of electric generation, partly recovering the kinetic energy. These technologies are now widely employed in the Fiat, Alfa Romeo and Lancia models and have been recently adopted in the new Ram 1500 and in the diesel version of the Jeep Wrangler sold in Europe. We plan to integrate this fuel-saving start/stop technology in several more models on a global basis.

Powertrain Technologies

Engines

We focus our powertrain research on reducing emissions and fuel consumption through the optimization of combustion, heat exchange, friction, performance and weight. In light of these goals, we developed the turbo versions to downsized displacement engines, then also offering the MultiAir technology to gasoline engines and the Multijet technology to diesel engines to further reduce fuel consumptions. The MultiAir technology generates significant fuel efficiency improvements while enhancing performance, particularly at low end torque, and reduces emissions.

We launched the MultiAir technology in Europe in 2009 and applied it to the FIRE (Fully Integrated Robotized Engine) engine family produced in our plant in Termoli, Italy. In 2011 we also launched the FIRE

MultiAir naturally aspirated and turbo engines in North America with the Dodge Dart and began production in our engine plant in Dundee, Michigan. The MultiAir technology has also been applied to the new 2.4 liter, 4-cylinder Tigershark engine used in the 2013 Dodge Dart GT, 2014 Jeep Cherokee and the all-new 2015 Chrysler 200.

Our engine efficiency research has focused on downsizing engines while maintaining performance. Our TwinAir engine combines a 2-cylinder architecture with low displacement with the MultiAir technology and turbocharging. This allows the TwinAir engine to have performance equivalent to a larger displacement naturally aspirated engine while achieving a significant reduction in fuel consumption and lower emissions. The TwinAir Turbo gasoline engine was named “Best Engine of the Year” in 2011 by the International Engine of the Year Awards. In 2013 the 0.9 TwinAir Turbo engine was named as “Best Green Engine of the Year” at the International Engine of the Year Awards.

For larger vehicles, the Pentastar V-6 family now powers a range of vehicles once served by seven different engines globally. Launched in 2010, the 3.6-liter version of the Pentastar V-6 has been named one of WardsAuto “10 Best Engines” for three consecutive years. By the end of 2013, over three million Pentastar engines had been made.

Key to our diesel engines is the Multijet technology, a high-efficiency injection system derived from our patented Common Rail technology, an industry-standard fuel-injection technology invented by Fiat. We have developed the second generation of Multijet technology to minimize emission, noise, vibration and harshness while improving fuel economy. In combination with last generation exhaust gases after treatment systems, our diesel engine families comply with Euro 6 emission regulations, which are mandatory as of September 2014. See “—Environmental and Other Regulatory Matters—Automotive Emissions—EMEA Region.”

Our flagship diesel engine is the V-6 3.0 liter Eco-Diesel. Variants of this engine currently power Maserati vehicles, the Jeep Grand Cherokee and the Ram 1500. The North American version of our Eco-Diesel Engine was named one of WardsAuto “10 Best Engines” for 2014.

Transmissions

Our transmission portfolio includes manual transmissions, automated manual transmissions, or AMTs, dual dry clutch transmissions, or DDCTs, and automatic transmissions. We require a broad portfolio to meet market demand in the different regions where we operate and to achieve the specific vehicle performance targets of our brands.

The AMT, which is developed and produced by Magneti Marelli, is based on the electro-hydraulic automation of manual transmissions and combines comfort with reductions in fuel consumption and emissions. The AMT replaces gear selection and clutch activation with electro-hydraulic components, using an electronic control unit to select the correct gear for each driving condition. Due to its optimal balance between performance, fuel economy and cost, the AMT is used primarily in small cars and light commercial vehicles.

We design, engineer and manufacture the DDCT, which combines the basic mechanical system of a conventional manual transmission with an electronically-controlled shifting system that the driver operates like an automatic transmission. The DDCT reduces CO2 emissions by up to an average of five percent compared with a traditional manual transmission (as measured on the European homologation cycle).

We have two commercial agreements with one of our key suppliers, ZF Friedrichshafen AG, or ZF, for the design, engineering and manufacture of new automatic transmissions that deliver reduced fuel consumption combined with improved driving performance. The first agreement covers a rear-wheel-drive 8-speed transmission for light- and medium-duty applications introduced in 2011 in the Chrysler 300 and Dodge Charger. Depending on the application, this 8-speed transmission reduces fuel consumption by more than nine percent over the 5-speed and 6-speed transmissions it replaced. The 8-speed transmission is currently paired with gasoline and diesel engines in the 2014 Ram 1500 and Jeep Grand Cherokee and is also featured in the new 2014 Dodge Durango. We plan to use this transmission in all of our rear-wheel-drive vehicles, except for heavy-duty versions of the Ram pick-up truck and the SRT Viper. The second agreement with ZF covers the development and production of an all-new 9-speed front-wheel drive transmission. Featured in the all-new 2014 Jeep Cherokee and 2015 Chrysler 200, the 9-speed transmission contributes to fuel-economy improvements over previous versions. We manufacture the majority of our volume requirements for the 8- and 9-speed transmissions at our facilities in Kokomo, Indiana, under licenses from ZF, and purchase the remainder of our volume requirements from ZF.

Axles and Driveline

We focus on producing lightweight and world-class global standard axles through simplifying architectures and improving the grade of materials. We use aluminum alloys in our Alfa Romeo models to optimize weight while increasing axle complexity. Our research in axle design has resulted in continuous improvement in the traditional trade-off between architecture and performance, including in the Fiat 500L rear axle in which we achieved weight savings of up to 15 percent, improving noise, vibration, harshness and driveability up to 30 percent. Using this approach with the Fiat Professional Ducato light commercial vehicle solid axles, we were able to increase payload by 10 percent.

Developed in partnership with key suppliers, we also produce a proprietary all-wheel drive system that disconnects a vehicle’s front or rear axle when all-wheel drive capability is not needed. This feature significantly reduces the number of rotating components in the driveline and enhances fuel economy. This technology, in combination with the V-6 Pentastar engine, contributes to the best-in-class highway fuel-economy ratings achieved by the Dodge Charger and the Chrysler 300 among full-size, all-wheel drive passenger cars. We also use this technology in the new Ram 1500, which also has best-in-class highway fuel economy.

Hybrid and Battery Propulsion

Our research activities include the development of electric technologies ranging from start-stop systems that reduce fuel consumption in conventionally powered vehicles to battery-driven vehicles such as the Fiat 500e.

In late 2012, we began manufacturing our first electric vehicle, or EV, the Fiat 500e, for sale in California. This zero-emissions vehicle has a combined city/highway driving range of about 87 miles and a combined city/highway rating of 116 MPGe, or miles-per-gallon-equivalent. Both figures are best-in-class, according to the U.S. Environmental Protection Agency. The 500e’s drive system also was included in Wards’ “10 Best Engines” list for 2014.

In late 2013, we entered into a five-year, U.S.$18 million (€13 million at March 31, 2014) partnership with McMaster University, also supported by the Canadian government, to develop next-generation, energy-efficient, high-performance electrified powertrains and powertrain components.

Alternative Fuels

Compressed Natural Gas, or CNG, is an intrinsically clean fuel and a viable near to medium-term option for reducing dependence on crude oil and promoting compliance with future fuel economy and emissions requirements. We have been Europe’s leading OEM of natural gas vehicles for more than 15 years. We offer the widest range of eco-friendly bi-fuel (natural gas/gasoline) vehicles in Europe, satisfying the needs of a wide variety of private and commercial consumers. With the 2013 launch of the natural gas versions of the Fiat 500L and 500L Living and of the Lancia Ypsilon, we now feature 12 models of passenger cars and light commercial vehicles using natural gas in Europe. Safety and comfort remain uncompromised, as natural gas tanks in these vehicles are designed to be fully integrated into the vehicle structure.

Our two-cylinder 0.9-liter TwinAir Turbo bi-fuel methane-powered engine earned the title of Best Green Engine of the Year at the 2013 International Engine of the Year Awards, due to the combination of CNG’s environmental benefits and the enjoyable driving experience. The international jury of Autobest, a leading European automotive magazine, awarded our methane program the title of “Ecobest 2013” for being the simplest and most cost-effective fuel solution with the lowest environmental impact.

In late 2012, we launched a bi-fuel version of the Ram 2500 in North America, originally intended only for fleet sales, but then expanded to retail sales based on consumer demand. This vehicle is capable of utilizing either CNG or gasoline.

Product Enhancements

We continuously work to improve and enhance our products. Our efforts in this area focus on providing the safest vehicles with the most advanced customer interface technology. Towards that end, our research and development efforts on product enhancements include the following areas:

Active safety — Systems such as Forward Collision Warning, Blind-Spot Monitoring, Rear Cross Path Detection and Lane Departure Warning help detect potentially dangerous situations before they escalate. Traction- and chassis-control systems such as Electronic Roll Mitigation and Electronic Stability Control, combined with braking features such as Advanced Brake Assist, Ready Alert Braking and Rain Brake Support, to deliver improved vehicle response. Autonomous Emergency Braking, or AEB, is designed to help avoid low-speed rear collisions with vehicles that are stationary or traveling in the same direction, while City Brake Control works at speeds of up to 30 kilometers per hour (19 miles per hour) to help avoid rear collisions, which may occur during urban driving.

Passive safety— All of our vehicle architectures include energy-absorbing front-ends and crash-load paths that reduce inertia. Available restraint systems include multi-stage driver and front-seat passenger air bags, full-length side-curtain and side-thorax air bags in first and second-row seating.

Tertiary safety—We are also focusing on tertiary safety to help save lives. Centro Ricerche Fiat and Magneti Marelli represented us as participants in the HeERO project, which is co-funded by the European Commission and is aimed at developing an interoperable and harmonized eCall system. We then launched a program to develop a computerized control unit for the emergency call service, to be built into new models starting in 2015, the year the European Union will officially launch the service. With the push of a button, Uconnect Access, launched in the 2013 Ram 1500 and SRT Viper, enables direct communication between vehicle occupants and emergency-service dispatchers.

Safety ratings—Our approach to designing and developing vehicles with functions that support the driver, minimize the risk of collision and mitigate damage in the event of a crash, continues to receive recognition across the industry. In Europe, the Maserati Ghibli achieved a Euro NCAP 5-star rating and was named a 2013 Top Safety Pick by the U.S. Insurance Institute of Highway Safety (IIHS), receiving the highest-possible score in every testing category. The Jeep Cherokee also received an overall Euro NCAP 5-star safety rating and the Fiat Panda received the prestigious Australasian New Car Assessement Program 5-star rating. City Brake Control, which integrates three functions (AEB, Prefill and Brake Assist), was awarded 2013 Euro NCAP Advanced for its application in the Fiat Panda and Fiat 500L. Also awarded 2013 Top Safety Pick status were the 2014 Jeep Grand Cherokee and Fiat 500L, while the Dodge Dart was named a 2014 Top Safety Pick.

Uconnect Technology—The Uconnect system provides customers with access to traditional broadcast media, digital and satellite radio, personal content, rear-seat entertainment, navigation services, traffic and travel data and hands-free communication. We launched key improvements to this system in 2011, including a new 8.4-inch touch-screen with easy-to-use controls, simplified steering-wheel controls and voice-command capability. The system, as included in the Dodge Charger, received the Edmunds.com Breakthrough Technology Award for 2012.

Uconnect Access was launched in 2013 and now is offered in a wide range of vehicles, including the Ram 1500 and 2500/3500 HD pick-up trucks, Dodge Durango, Jeep Grand Cherokee, Jeep Cherokee, Chrysler 200 and the SRT Viper. Uconnect Access won the inaugural AOL Autos Technology Award. Uconnect Access is a suite of services available in the U.S. that includes cloud-based voice-to-text capability. Uconnect Access is designed to be easily upgraded as technology continues to evolve.

Intellectual Property

We own a significant number of patents, trade secrets, licenses, trademarks and service marks, including, in particular, the marks of our vehicle and component and production systems brands, which relate to our products and services. We expect the number to grow as we continue to pursue technological innovations. We file patent applications in Europe, the U.S. and around the world to protect technology and improvements considered important to our business. No single patent is material to our business as a whole.

Supply of Raw Materials, Parts and Components

We purchase a variety of components (including mechanical, steel, electrical and electronic, plastic components as well as castings and tires), raw materials (steel, rubber, aluminum, resin, copper, lead, and precious metals including platinum, palladium and rhodium), supplies, utilities, logistics and other services from numerous suppliers which we use to manufacture our vehicles, parts and accessories. These purchases accounted for approximately 80 percent of total cost of sales for each of the years ended December 31, 2013, 2012 and 2011. Fluctuations in cost of sales are primarily related to the number of vehicles we produce and sell along with shifts in vehicle mix, as newer models of vehicles generally have more technologically advanced components and enhancements and therefore additional costs per unit. The cost of sales could also be affected, to a lesser extent, by fluctuations of certain raw material prices. The cost of raw materials comprised approximately 15 percent of the previously described total purchases for each of the years ended December 31, 2013, 2012 and 2011, respectively, while the remaining portion of purchases is made of components, transformation and overhead costs.

Our focus on quality improvement, cost reduction, product innovation and production flexibility requires us to rely upon suppliers with a focus on quality and the ability to provide cost reductions. We value our relationships with suppliers, and in recent years, we have worked to establish closer ties with a significantly reduced number of suppliers by selecting those that enjoy a leading position in the relevant markets. In the past five years, our weighted average annual purchase value by supplier has increased by 76 percent reflecting our efforts to reduce the number of our suppliers and focus on developing stronger relationships with key suppliers. In addition, we source some of the parts and components for our vehicles internally from Magneti Marelli and Teksid. Although we have not experienced any major loss of production as a result of material or parts shortages in recent years, because we, like most of our competitors, regularly source some of our systems, components, parts, equipment and tooling from a single provider or limited number of providers, we are at risk of production delays and lost production should any supplier fail to deliver goods and services on time.

Supply of raw materials, parts and components may also be disrupted or interrupted by natural disasters, as it was three years ago following the earthquake in Japan. In such circumstances, we work proactively with our suppliers to identify material and part shortages and take steps to mitigate their impact by deploying additional personnel, accessing alternative sources of supply and managing our production schedules. We also continue to refine our processes to identify emerging capacity constraints in the supplier tiers given the ramp up in manufacturing volumes to meet our volume targets. Further, we continuously monitor supplier performance according to key metrics such as part quality, delivery performance and financial solvency to proactively manage risks in the event of a downturn affecting particular suppliers.

Employees

Human capital is a crucial factor in our success, both in terms of building a position among global leaders in the automobile sector and in creating value that is sustainable over the long-term. Recognizing performance and leadership, encouraging professional development, creating equal opportunity for individuals to develop and providing attractive career paths within the organization are all an essential part of our commitment toward our employees. Through structured, global human resources management process, we identify and develop talent and motivate employees. Some of our initiatives to meet this objective include:

•	Performance and Leadership Management, an appraisal system adopted worldwide to assess our manager, professional and salaried employees, and evaluation of our hourly workers through WCM performance management metrics;

•	talent management and succession planning, aimed at identifying the most talented employees and fast-tracking their development;

•	training and skill-building initiatives (€76 million was invested in these initiatives in 2013);

•	internal recruitment programs to foster cross-sector and intercompany transfers;

•	employee satisfaction and engagement surveys to monitor satisfaction levels, needs and requests of employees; and

•	flexible work arrangements, commuting programs and dedicated wellness programs.

At March 31, 2014, we had a total of 230,454 employees. At December 31, 2013, we had a total of 229,053 employees, a five percent increase over December 31, 2012 and a 16.3 percent increase over December 31, 2011. The growth has been principally due to headcount increases to support the continued development of our operations in the NAFTA segment. We also experienced an increase in employees as a result of acquisitions. The following table provides a breakdown of our employees as of December 31, 2013, 2012 and 2011, indicated by type of contract and region.

	Hourly			Salaried			Total
	2013	2012	2011	2013	2012	2011	2013	2012	2011
Europe	59,957	60,414	56,765	32,119	31,277	30,958	92,076	91,691	87,723
North America	60,145	54,356	43,143	21,220	19,357	17,205	81,365	73,713	60,348
Latin America	38,826	38,695	36,967	9,480	8,254	7,701	48,306	46,949	44,668
Asia	2,848	2,309	1,833	4,271	3,461	2,323	7,119	5,770	4,156
Rest of the world	25	25	24	162	164	102	187	189	126

Total	161,801	155,799	138,732	67,252	62,513	58,289	229,053	218,312	197,021

We maintain dialogue with trade unions and employee representatives to achieve consensus-based solutions for responding to different market conditions in each geographic area and reducing the impact on workers of measures adopted in response to conditions in Europe, which are particularly critical in Italy. We have had no significant instances of labor unrest overall, and no significant local labor actions in the past three years.

In Europe, we established a European Works Council, or EWC, in 1997 to ensure workers the right to information and consultation as required by EU regulations applicable to community-scale undertakings. The EWC was established on the basis of an implementing agreement initially signed in 1996 and subsequently revised and amended. Since renewal of the agreement in 2011, however, the EWC has yet to be formally constituted, with representatives for four countries (out of a total of nine) still to be appointed. As a result, we have been unable to call a meeting of the EWC in accordance with the established procedures. We intend to launch a convocation as soon as the EWC is fully constituted and to identify together with the “IndustriAll” European Trade Union (the European federation of metal working, chemical and textile industries) the most suitable solution to overcome any obstacles to its proper establishment. We expect to convene a meeting of the EWC in 2014.

Trade Unions and Collective Bargaining

Under our Code of Conduct, employees are free to join a trade union in accordance with local law and the rules of the various trade union organizations.

In Italy, 32.8 percent of our workers were trade union members in 2013 (compared with 33.5 percent of workers in 2012). In addition to the rights granted to all Italian trade unions and workers concerning freedom of association, we provide an additional service to our employees by paying the trade union dues on behalf of those employees who are members of trade unions that are signatories to the First-level Collective Labor Agreement (called CCSL), applicable to our Italian companies. Dues for employees who are members of trade unions that are not signatories to the Fiat CCSL are paid either directly by employees or via deductions from employee wages.

A large portion of our workers in the U.S., Canada, Mexico, Brazil and Venezuela are represented by trade unions.

Collective bargaining at various levels resulted in major agreements being reached with trade unions on both wage and employment conditions in several countries. Approximately 90 percent of our employees worldwide are covered by collective bargaining agreements.

In Italy, all of our employees are covered by collective bargaining agreements. In Italy, managers are represented by Federmanager and subject to a collective labor agreement signed in December 2011. The contract remained in effect during 2013, and on December 16, 2013 a first meeting for renewal was held with Federmanager. On March 8, 2013, we reached an agreement with the trade unions FIM-CISL, UILM-UIL, FISMIC, UGL Metalmeccanici and Associazione Quadri and Capi Fiat on the renewal of the wage-related part of the agreement that applies to our employees in Italy. The agreement provides for an increase in basic pay, in addition to the introduction of an individual productivity bonus, payable monthly, based on the actual number of hours worked. In 2013, we also finalized the structure of the supplementary healthcare scheme, which offers employees different contribution and service levels, in addition to free basic healthcare. The agreement applies for the 2013 calendar year and in November 2013 we began negotiations for renewal of the agreement.

Outside Italy around 80 percent of our employees are covered by collective bargaining agreements.

In the U.S., the UAW ratified a new four-year national collective bargaining agreement in October 2011. The provisions of this agreement, which cover approximately 38,000 U.S. hourly and salaried employees at December 31, 2013, continued many of the concessions achieved through the 2009 amendments, but also include certain opportunities for success-based compensation based upon certain quality metrics and financial performance. The agreement provides UAW-represented employees with a simplified profit sharing plan that is directly aligned with our profitability. The agreement expires in September 2015.

In September 2012, the Canadian Auto Works union (which merged with the Communications, Energy and Paperworkers Union in September 2013 to form a new union called Unifor) ratified a new four-year collective bargaining agreement. The provisions of this agreement, which cover approximately 8,600 employees, provide for a lump sum payment to eligible Unifor employees in each of the four years. In addition, the agreement maintains the current wage rates through September 2016 for employees hired prior to September 24, 2012, or traditional employees, and starts employees hired on or after September 24, 2012 at a lower wage rate that can increase to the current maximum wage rate of traditional employees at the end of ten years. The agreement expires in September 2016.

Property, Plant and Equipment

As of December 31, 2013, we operated 159 manufacturing facilities (including vehicle and light commercial vehicle assembly, powertrain and components plants), of which 45 were located in Italy, 33 in the rest of Europe, 29 in the U.S., 15 in Brazil, 13 in Mexico, 6 in Canada, and the remaining plants in Argentina,

China and other countries. We also own other significant properties including parts distribution, research laboratories, test tracks, warehouses and office buildings. The total carrying value of our property, plant and equipment assets as of December 31, 2013 were €23.2 billion.

A number of our manufacturing facilities and equipment, such as land and industrial buildings, plant and machinery and other assets, are subject to mortgages and other security interests granted to secure indebtedness to certain financial institutions. As of December 31, 2013, our property, plant and equipment (excluding property, plant and equipment of Chrysler) that was reported as pledged as collateral for loans in an amount of approximately €418 million, as compared to €314 million at the end of 2012 and €317 million at the end of 2011.

Substantially all the property, plant and equipment of Chrysler Group LLC and its U.S. subsidiary guarantors are unconditionally pledged as security under its senior credit facilities, and Secured Senior Notes, other than the Auburn Hills, Michigan headquarters and technology center, which are not pledged. For a description of these financing agreements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Fiat Group—Liquidity and Capital Resources.”

We believe that planned production capacity is adequate to satisfy anticipated retail demand and our operations are designed to be flexible enough to accommodate the planned product design changes required to meet global market conditions and new product programs (such as through leveraging existing production capacity in each region for export needs).

The following table provides information about our significant assembly plants as of December 31, 2013.

Country	Location	Approximate Covered Area (square meters)
NAFTA
U.S.	Belvidere	357,888
U.S.	Jefferson North	199,596
U.S.	Sterling Heights	233,347
U.S.	Toledo North	225,476
U.S.	Toledo Supplier Park	114,267
U.S.	Warren Truck	296,193
Mexico	Toluca	306,570
Mexico	Saltillo (Trucks and Vans)	221,010
Canada	Brampton	221,687
Canada	Windsor	299,925
LATAM
Brazil	Betim	677,945
Argentina	Cordoba	227,162
Venezuela	Valencia	66,925
APAC
China	Changsha	199,800
India	Ranjangaon	103,289
EMEA
Italy	Turin	495,160
Italy	Cassino	458,747
Italy	Melfi	406,599
Italy	Pomigliano	494,727
Italy	Atessa	364,532
Poland	Tychy	189,070
Serbia	Kragujevac	369,907
Turkey	Bursa	278,843

Note: Plants in Changsha, Ranjangaon, Atessa and Bursa are joint ventures with other partners.
Note: An additional assembly plant is under construction in Brazil. See “—Mass-Market Vehicles—LATAM.”

We have three assembly plants for Ferrari and Maserati in Italy as well as 72 worldwide manufacturing and engineering plants for Magneti Marelli (excluding joint ventures), 14 plants for Comau and six for Teksid.

Environmental and Other Regulatory Matters

We manufacture and sell our products and offer our services around the world. Our operations are subject to a variety of environmental laws and regulations governing, among other things, our vehicles, with requirements relating to emissions, reduced fuel consumption and safety becoming increasingly strict, and manufacturing facilities, with requirements for emissions, treatment of waste, water and hazardous materials and prohibitions on soil contamination. Our vehicles and the engines that power them must also comply with extensive regional, national and local laws and regulations, industry self-regulations (including those that regulate vehicle safety), end-of-life vehicles, emissions and noise.

We are substantially in compliance with the relevant global regulatory requirements affecting our facilities and products. We constantly monitor such requirements and adjust our operations to remain in compliance.

Our Group Environmental Guidelines apply to all Group operations worldwide. These Guidelines specify our approach to environmental issues and provide clear instructions on setting and updating environmental objectives, developing new products and conducting daily activities around the globe. Our implementation of these Guidelines is designed to have the Group comply with all applicable environmental legislation and regulations, and where feasible, to outperform them.

Automotive Emissions

Numerous laws and regulations limit automotive emissions, including vehicle exhaust emission standards, vehicle evaporative emission standards and onboard diagnostic, or OBD, system requirements. Advanced OBD systems are used to identify and diagnose problems with emission control systems. Emission and OBD requirements become more challenging each year, requiring vehicles to continually meet lower emission standards and implement new diagnostics. We expect these requirements will continue to become even more rigorous worldwide.

NAFTA Region

Under the U.S. Clean Air Act, the Environmental Protection Agency, or EPA, and the California Air Resources Board, or CARB (by EPA waiver), require emission compliance certification before a vehicle can be sold in the U.S. or in California (and many other states that have adopted the California emissions requirements). Both agencies impose limits on tailpipe and evaporative emissions of certain smog-forming pollutants from new motor vehicles and engines.

EPA recently issued new tailpipe and evaporative emission standards, as well as fuel requirements, under its Tier 3 Vehicle Emission and Fuel Standards Program, or Tier 3 standards. These Tier 3 standards are generally more stringent than prior standards. The Tier 3 standards are also generally aligned with California’s Low Emission Vehicle III, or LEV III, tailpipe and evaporative standards, discussed below. These standards would further require us to conduct post-production vehicle testing to demonstrate compliance with these emissions limits for the estimated useful life of a vehicle, for up to 15 years and 150,000 miles, depending on the compliance category and are scheduled to become effective in model year 2017 for light-duty vehicles and 2018 for heavy-duty vehicles.

In addition, EPA and CARB regulations require that a vehicle’s emissions performance be monitored with OBD systems. We have implemented hardware and software systems in all our vehicles to comply with the OBD requirements. Conditions identified through OBD systems could lead to vehicle recalls (or other remedial actions such as extended warranties) with significant costs for related inspections, repairs or per-vehicle penalties.

California sets its own emissions standards pursuant to a waiver from EPA under the Clean Air Act. CARB’s LEV III standards relate to vehicle certification, OBD and tailpipe and evaporative emissions limitations, and apply to 2014 and later model year vehicles. CARB regulations also require that a specified percentage of cars and certain light-duty trucks sold in California must be zero emission vehicles, or ZEVs, such as electric vehicles or hydrogen fuel cell vehicles. A manufacturer can earn credits toward the ZEV requirement through the sale of advanced-technology vehicles such as hybrid electric vehicles or natural gas vehicles with extremely low tailpipe emissions and, as set forth in the LEV III standards, over-complying with the federal model year 2017 through 2025 greenhouse gas standards, retiring such credits and applying them to its ZEV obligation. The ZEV regulations, which CARB revised most recently in February 2009 for the 2012 and subsequent model years, require increasing volumes of battery electric and other advanced technology vehicles with each model year. We currently comply with ZEV requirements using a variety of vehicles, including battery electric vehicles (full ZEVs), internal combustion engine vehicles certified to very low tailpipe emissions and zero evaporative emissions (partial ZEVs) and hybrid vehicles.

The Clean Air Act permits other states to adopt California’s emission standards, starting with the 2014 model year. Twelve other states, as well as the Province of Quebec, currently use California’s LEV III standards in lieu of the federal EPA standards, and 10 states also have adopted California’s ZEV requirements.

LATAM Region

Certain countries in South America follow U.S. procedures, standards and OBD requirements, while others follow the European procedures, standards and OBD requirements described below under “—EMEA Region”. In Brazil, vehicle emission standards have been in place since 2009 for passenger cars and light commercial vehicles, and these regulations were extended to light diesel vehicles in 2012. Argentina has implemented regulations that mirror the Euro 4 standards and, beginning in 2014, will start applying regulations that mirror Euro 5 standards for all new vehicles.

APAC Region

China—China has implemented standards that mirror Euro 4 standards, which defined limits for polluting emissions and implemented European OBD requirements nationwide for newly registered vehicles. However, some major cities, such as Beijing and Shanghai, have already introduced more stringent emissions standards that mirror Euro 5 standards discussed under “—EMEA Region” below. The Fiat Viaggio, launched in China in 2012, has been developed to meet Euro 5 standards. Nationwide implementation of Euro 5 standards is scheduled for 2018.

Other Countries in APAC—South Korea has adopted regulations that largely mirror CARB’s Lev II regulations and likely will implement regulations that mirror CARB’s Lev III regulations beginning in 2016. In Japan, vehicle emissions are regulated through the requirement that vehicles undergo the “specific driving cycle” procedure, an emissions testing procedure unique to Japan. However, Japan is expected to adopt the Worldwide Harmonized Light Vehicle Testing Procedures by 2016. These regulations will define a global harmonized standard for determining the levels of pollutants and CO2 emissions, fuel or energy consumption and electric range for light-duty vehicles. Since 2010, 13 metropolitan cities in India have adopted regulations that are aligned with the Euro 4 standards that predate the Euro 5 standards described below under “—EMEA Region”. These cities also enacted the European OBD requirements in 2013.

EMEA Region

In Europe, emissions are regulated by two different entities: the European Commission, or EC, and the United Nations Economic Commission for Europe, or UNECE. The EC imposes standardized emission control requirements on vehicles sold in all 28 EU member states, while other countries apply regulations under the UNECE framework. EU Member States can give tax incentives to automobile manufacturers for vehicles that meet emission standards earlier than the compliance date. We must demonstrate that our vehicles will meet emission requirements and receive approval from the appropriate authorities before our vehicles can be sold in EU Member States. The regulatory requirements include random testing of newly assembled vehicles and a manufacturer in-use surveillance program. EU and UNECE requirements are equivalent in terms of stringency and implementation.

In 2011, updated standards, Euro 5, for exhaust emission by cars and light-duty trucks, became effective. Impending European emission standards focus particularly on further reducing emissions from diesel vehicles. The new Euro 6 emission levels, which will be effective for new vehicles on September 1, 2014 and for all vehicles one year later, will require additional technologies and further increase the cost of diesel engines, which currently cost more than gasoline engines, although Chrysler’s gasoline models are already compliant with Euro 6. To comply with Euro 6 standards, we expect that we will need to implement technologies identical to those being developed to meet U.S. emission standards as described under “—NAFTA Region.” These new technologies will put additional cost pressures on the already challenging European market for small and mid-size diesel-powered vehicles. Further requirements of Euro 6 have been developed by the EC and are expected to be implemented in 2017.

Automotive Fuel Economy and Greenhouse Gas Emissions

NAFTA Region

Since the enactment of the 1975 Energy Policy and Conservation Act, or EPCA, the National Highway Traffic Safety Administration (NHTSA) has established minimum corporate average fuel economy requirements, known as CAFE standards, for fleets of new passenger cars and light-duty trucks sold in the U.S. A manufacturer is subject to civil penalties if it fails to meet the CAFE standard in any model year, after taking into account all available credits for performance in the last three model years or expected performance in the next five model years. Passenger cars imported into the U.S. are averaged separately from those manufactured in the U.S., but all light duty trucks are averaged together.

The 2007 Energy Independence and Security Act revised EPCA and required NHTSA to establish more stringent CAFE standards beginning with the 2011 model year. Among other things, although there will continue to be separate standards for cars and light-duty trucks, standards must be set such that they increase year over year to achieve an industry-wide standard by 2016. These CAFE standards applicable to all manufacturers’ 2011-2016 model year domestic and imported passenger car and light-duty truck fleets are “footprint-based,” meaning that each manufacturer’s fuel economy requirement is dependent on the size of the vehicle, and averaged per the sales volumes and the mix of models in the manufacturer’s fleet for that model year. In order to meet these CAFE standards we will be required to make costly adjustments to our product plans through the 2016 model year.

Because the control of fuel economy also controls GHG emissions, vehicle manufacturers, governmental authorities and environmental groups have sought to harmonize fuel economy regulations to the regulation of GHG vehicle emissions (primarily CO2).

As such, in May 2009, President Obama announced an agreement in principle among EPA, NHTSA, CARB and the automotive industry to establish a coordinated national program to reduce GHGs under the Clean Air Act and improve fuel economy. EPA (under its GHG standards) and NHTSA (under its CAFE standards) subsequently issued a joint final rule to implement a coordinated national GHG and fuel economy program for light-duty vehicles (passenger cars, light-duty trucks, and medium-duty passenger vehicles), establishing standards for model years 2012 through 2016. Although California adopted a more stringent GHG rule under California law, CARB agreed that compliance with the federal rule constitutes compliance with CARB’s rule. Additionally, EPA and NHTSA issued a joint final rule in September 2011 that establishes a similar GHG/fuel economy national program for medium and heavy-duty vehicles, beginning with model year 2014 for GHG standards and model year 2016 for fuel economy standards.

In August 2012, EPA and NHTSA issued a joint final rule to extend the joint GHG/fuel economy national program for light-duty vehicles to model years 2017 through 2025, calling for year-over-year increases in fuel economy until the average fleet-wide standards reach 54.5 mpg by 2025. The rule calls for a “mid-term review” to be completed by 2021 that compels EPA and NHTSA to evaluate the market acceptance of advance vehicle technology, as well as the other assumptions that formed the basis for the stringency of this rule, to determine whether the standards are appropriate. Again, under California law, compliance with the federal GHG rule constitutes compliance with CARB’s GHG rule. The model year federal 2017-2025 GHG rule contains a variety of compliance flexibilities, including incentives for sales of electric vehicles and hybrids, as well as alternative fuels like compressed natural gas or hydrogen fuel cell vehicles, and the use of the ultra-low global warming potential refrigerant HFO1234yf. NHTSA’s corresponding CAFE rule imposes new vehicle safety standards in conjunction with the fuel economy standards.

While we believe that our current product plan will meet the applicable federal and California GHG/fuel economy standards established through model year 2016, our compliance depends on our ability to implement design and testing features to generate GHG credits pursuant to the federal GHG rule for model years 2012-2016, and 2017-2025 on a credit carry-forward and carry-back basis. Moreover, based on projected sales volumes and fleet mix, compliance with the standards as proposed for the 2017 through 2025 model years will require us to take further costly actions or to limit the sale of certain of our vehicles in some states. If the vehicles we develop to comply with these requirements are not appealing to consumers or cannot be sold at a competitive price, we may not be able to achieve the vehicle fleet mix, depending on the type and volume of our customers’ purchases, which would enable us to meet the stringent fuel economy/GHG requirements, even though our long-range projection plans out a compliant path.

Canada and Mexico each have adopted GHG regulations that are generally harmonized with the U.S. GHG laws.

LATAM Region

In Brazil, governmental bodies and the Automobile Manufacturers Association have established a voluntary national program for the evaluation and labeling of light passenger and commercial vehicles equipped with internal combustion gasoline engines. This voluntary program, which we participate in, aims to increase vehicle energy efficiency by labeling vehicles with fuel consumption measurements for urban, extra-urban and combined (equivalent to city and highway mpg measurements in the U.S.) driving conditions.

In October 2012, the Brazilian government issued a decree which provides indirect tax incentives to eligible participant companies that meet certain energy efficiency targets beginning on January 1, 2013. The level of potential indirect tax incentives varies based on the degree to which and timing of when targets are met. To the extent targets are not met, penalties and interest are levied and no indirect tax incentives are available.

APAC Region

In China, Phase III of the Corporate Average Fuel Consumption is in place from 2012 to 2015 calendar year. Phase IV, covering 2016-2020 calendar years, provides a corporate target of 5.0 liters per 100 kilometers by 2020. Regulators are considering additional provisions for Phase IV, including single vehicle limits, yearly phase-in coefficients, off-cycle credits and penalties. India is also expected to introduce a corporate average fuel economy regulation in 2016.

South Korea and Japan have implemented single vehicle limits, which require each individual vehicle sold in the country to meet a minimum fuel economy. In South Korea, for model year 2015, each vehicle must have a minimum fuel economy of 17 kilometers per liter and a maximum emission standard of 140 grams of CO2 per kilometer, and by model year 2020, each vehicle must have a minimum fuel economy of 25.3 kilometers per liter and maximum emissions of 97 grams of CO2. In Japan, each vehicle must have a minimum fuel economy of 16.8 kilometers per liter by model year 2015 and 20.3 kilometers per liter by model year 2020, with penalties established for non-compliance.

EMEA Region

Legislation governing vehicle greenhouse gas, or GHG, emissions as a means of improving automotive fuel economy was passed in 2009 and went into effect in 2012 (generally GHG regulations focus on CO2). Each automobile manufacturer must meet a specific sales-weighted fleet average target for CO2 emissions as related to vehicle weight. The phase in of this fleet-average requirement began in 2012, with full compliance required by 2015. In order to promote the sale of ultra-efficient vehicles, automobile manufacturers that sell vehicles emitting less than 50 grams of CO2 per kilometer earn additional CO2 credits. Furthermore, automobile manufacturers that make use of innovative technologies (eco-innovations) which improve real-world fuel economy but may not show in the test cycle, such as solar panels or low-emission glass, may gain a credit of up to seven grams of CO2 per kilometer. These credits may not be transferred. The legislation also sets a fleet average target of 95 grams of CO2 per kilometer for 2020. We are developing a compliance plan to achieve these required targets.

In 2011, the EU adopted standards for regulating CO2 emissions from light commercial vehicles. This new regulation, modeled after CO2 emissions regulation for passenger cars, proposes that new light commercial vehicles meet a fleet average CO2 target of 175 grams of CO2 per kilometer. The new regulation is scheduled to be phased in starting 2014, with full compliance required by 2017. The manufacturer-specific CO2 compliance target will be determined as a function of the weight of the vehicle in running order (including driver). Flexible compliance strategies, such as eco-innovations and super credits, are part of these light commercial vehicle standards as well. Additionally, an EU long-term target for 2020 of 147 grams of CO2 per kilometer has been adopted for light commercial vehicles. We are developing a compliance plan to achieve the required targets.

The regulatory implementation of the 95 grams of CO2 per kilometer (for passenger cars) and 147 grams of CO2 per kilometer (for light commercial vehicles) targets have been approved. The individual manufacturer’s targets will continue to be determined based on average vehicle mass. Other compliance flexibilities have been proposed, adding additional challenges to compliance with the CO2 fleet target. Flexibilities include: phase-in, which, for 2020 only, excludes from the average calculation the five percent of passenger cars with higher fuel consumption; and supercredits and eco-innovations award passenger cars equipped with low emission technologies, challenging automakers to introduce increasingly innovative technologies. In this sense, phase-in makes compliance easier while supercredits and eco-innovations encourage low-emission technologies and vehicles. We are also taking into consideration these challenges while defining our compliance plan.

An EC regulation requiring low-rolling resistance tires, tire pressure monitoring systems and gear shift indicators was adopted in 2011 and became effective in 2012. Further, an additional EC regulation has been adopted that will require labeling of tires for noise and fuel efficiency, affecting vehicles at the point of sale as well as the sale of tires in the aftermarket.

Seventeen EU Member States have introduced fuel consumption or CO2-based vehicle taxation schemes. These tax measures are within the jurisdiction of the EU Member States. We are faced with significant challenges with respect to the predictability of future tax laws and differences in tax schemes and thresholds.

Vehicle Safety

NAFTA Region

Under U.S. federal law, all vehicles sold in the U.S. must comply with Federal Motor Vehicle Safety Standards (FMVSS) promulgated by NHTSA, and also must be certified by their manufacturer as being in compliance with those standards. In addition, if a vehicle contains a defect that is related to motor vehicle safety or does not comply with an applicable FMVSS, the manufacturer must notify vehicle owners and provide a remedy. Moreover, the Transportation Recall Enhancement, Accountability, and Documentation Act requires manufacturers to report certain information related to claims and lawsuits involving fatalities and injuries in the U.S. if alleged to be caused by their vehicles, and other information related to customer complaints, warranty claims, and field reports in the U.S., as well as information about fatalities and recalls outside the U.S.

Several new or amended FMVSSs will take effect during the next few years in certain instances under phase-in schedules that require only a portion of a manufacturer’s fleet to comply in the early years of the phase-in. These include an amendment to the side impact protection requirements that added several new tests and performance requirements (FMVSS No. 214), an amendment to roof crush resistance requirements (FMVSS No. 216), and a new rule for ejection mitigation requirements (FMVSS No. 226). In addition, NHTSA has adopted a new FMVSS that would require all light vehicles to be equipped with a rear-mounted video camera and an in-vehicle visual display, and another to mandate the content recorded on event data recorders. Compliance with these new requirements, as well as other possible prospective NHTSA requirements, is likely to be difficult and/or costly.

NHTSA recently published guidelines for driver distraction, and, although not rising to the level of a FMVSS, there may be substantial costs associated with conformance.

At times, organizations like NHTSA or the IIHS issue or reissue safety ratings applicable to vehicles. Changes to these ratings are subject to the agencies’ discretion. IIHS recently introduced new tests and modified its “Top Safety Pick” protocol. Pursuant to the new protocol, many of our vehicles’ existing Top Safety Pick ratings are at risk, and we could incur significant expense to maintain those ratings, or could suffer negative public relations if we do not maintain them.

Finally, NHTSA previously announced that it would issue regulations regarding its Connected Vehicles strategy in 2013. These regulations could subject the Group to substantial costs for vehicle integration components and software and may require auto manufacturers to provide significant funding for a national technology operating system. The regulations may also implicate cybersecurity issues that place additional legal and financial responsibilities on the Group.

LATAM Region

Most countries, including Argentina and Brazil, have adopted standards that follow the European regulations for vehicle safety. In these countries, efforts are under way to further conform regulations to those in place in Europe. See “—EMEA Region” below.

APAC Region

Many countries in the Asia Pacific region, including China, South Korea, Japan and India, have adopted or are adopting measures for pedestrian protection.

EMEA Region

Vehicles sold in Europe are subject to vehicle safety regulations established by the EU or by individual Member States. In 2009, the EU established a simplified framework for vehicle safety, repealing more than 50 then-existing directives and replacing them with a single regulation aimed at incorporating relevant United Nations, or UN, standards. The incorporation of UN standards commenced in 2012. With respect to regulations on advanced safety systems, the EC now requires new model cars from 2011 on to have electronic stability control systems, required tire pressure monitoring systems beginning in 2012, introduced regulations relating to low-rolling resistance tires in 2013 and require heavy vehicles to have advanced emergency braking systems and lane departure warning systems. From April 2009, the criteria for whole vehicle type approval were extended to cover all new road vehicles, to be phased in over five years depending on the vehicle category. The extension also clarifies the criteria applicable to small commercial vehicles. In the EU, new safety requirements came into force starting in November 2012 for new vehicle types and come into force in 2014 for all new vehicles sold in the EU market. The new mandatory measures include safety belt reminders, electric car safety requirements and easier child seat anchorages.

Industrial Environmental Control

Our operations are subject to a wide range of environmental protection laws including those laws regulating air emissions, water discharges, waste management and environmental clean-up. Certain environmental statutes require that responsible parties fund remediation actions regardless of fault, legality of original disposal or ownership of a disposal site. Under certain circumstances, these laws impose joint and several liability as well as liability for related damages to natural resources. Our Environmental Management System, or EMS, formalizes our commitment to responsible management of the environment. Applied at all plants worldwide, the EMS consists of methodologies and processes designed to prevent or reduce the environmental impact of our manufacturing activities, and our Group Environmental Guidelines establish our policies on environmental targets.

Implementing an EMS compliant with the requirements of the ISO 14001 standard is one of our main objectives. Receipt of an ISO 14001 certification confirms that an organization has a management system capable of keeping the environmental impact of its operations under control and that it systematically seeks to improve this system in a way that is coherent, effective and, above all, sustainable. As of December 31, 2013, 133 of our plants, representing 96.3 percent of our industrial revenues (revenues attributable to the activities and plants that we directly control) and 88 percent of manufacturing employees, were ISO 14001-certified. By the end of 2014, all of our plants that were operating worldwide in 2012 are expected to be ISO 14001-certified.

Our focus on environmental and sustainability issues is also reflected through our WCM program. During 2013, approximately 3,000 projects were implemented under the WCM program. These projects yielded a significant reduction in energy consumption, which generated cost savings of €70 million and avoided 180,000 tons of CO2 emissions. In 2013, expenditures and investments for the environment amounted to €97 million.

Energy Consumption and Emissions

We are committed to reducing the use of fossil fuels and emission of greenhouse gases in response to increasingly stringent regulations, while at the same time yielding energy-related cost savings. As a result of several energy efficiency initiatives, we achieved a 2.8 percent reduction in total energy consumption from 2010 to 2013. At our vehicle assembly and stamping plants, the energy consumption per vehicle produced decreased 14.2 percent compared with the baseline year of 2010. The related CO2 emissions per vehicle produced decreased 15.5 percent in that same period, falling from 0.612 tons per vehicle produced in 2010 to 0.517 tons per vehicle produced in 2013. In addition, utilization of renewable energy at our plants accounted for 9.7 percent of total energy consumed in 2013. We also cut CO2 emissions by 4.7 percent over the 2010 baseline year through reductions in energy consumption and use of cleaner sources of energy.

Water Management

Water conservation has become an issue of critical importance. As a result of population growth, water is becoming an increasingly scarce and precious resource. Our Water Management Guidelines establish methodologies and procedures targeted at maximizing water recycling and reuse. In 2013, our plants reused 98.8 percent of water utilized in the manufacturing cycle worldwide, resulting in total water savings in excess of 2 billion cubic meters. Additionally, we reduced water withdrawal by 3.6 percent in 2013 compared to 2012 and by 27.1 percent from 2010 to 2013.

Waste Management

We prioritize preventing the level of waste generated in order to minimize consumption of raw materials. Our Waste Management Guidelines are intended to maximize material reuse and recovery for the production of new base materials. Where neither reuse nor recovery is possible, materials are disposed of using the method having the least environmental impact. Our efforts to reduce the level of waste resulted in virtually no increase in the volumes of waste produced in 2013 compared with 2012, despite increased production volumes, and in the same period, the total amount of waste generated has decreased by 2.5 percent. Due to the continuous improvement achieved in this area, the percentage of total waste recovered has increased to 72.7 percent and waste sent to landfills has been reduced to 24.3 percent. We seek to reduce the quantities of hazardous waste generated. In 2013, we successfully reduced the total amount of hazardous waste generated by 3.1 percent compared with 2012 and 36.7 percent compared with 2010.

Workplace Health and Safety

We are committed to ensuring a safe and healthy working environment for all our employees, and have also extended these efforts toward suppliers, service providers and customers. Our Occupational Health and Safety Guidelines are certified to the OHSAS 18001 standard. We focus on the following areas: application of uniform procedures for the identification and evaluation of risks, standards of safety and ergonomics in plant and machinery design, promotion of safe behavior through training initiatives and awareness campaigns, assurance of a healthy work environment and promotion of a healthy lifestyle. For several years, we have been tracking and analyzing monthly performance data in each of these areas to ensure that objectives are being met.

As of December 31, 2013, a total of 110 plants (including two operated through joint ventures), accounting for 147,000 employees, had an OHSMS in place and were OHSAS 18001-certified.

Applicability of Banking Law and Regulation to Financial Services

Several of our captive finance companies, each of which provide financial services to our customers, are regulated as financial institutions in the jurisdictions in which they operate. Fidis SpA, Ferrari Financial Services S.p.A and FGA Capital S.p.A., each incorporated in Italy, are subject to Bank of Italy supervision. Ferrari Financial Services AG, incorporated in Germany, is subject to the supervision of BAFIN, the German financial supervisory authority. Banco Fidis S.A., incorporated in Brazil, is subject to Brazilian Central Bank supervision. Fiat Credito Compañia Financiera S.A, incorporated in Argentina, is subject to Argentinian Central Bank supervision. Fiat Automotive Finance Co., Ltd, incorporated in China, is subject to the supervision of the Chinese Banking Regulatory Commission. As a result, those companies are subject to regulation in a wide range of areas including solvency, capital requirements, reporting, customer protection and account administration, among other matters.

Cyclical Nature of the Business

As is typical in the automotive industry, our vehicle sales are highly sensitive to general economic conditions, availability of low interest rate vehicle financing for dealers and retail customers and other external factors, including fuel prices, and as a result may vary substantially from quarter to quarter and year to year. Retail consumers tend to delay the purchase of a new vehicle when disposable income and consumer confidence are low. In addition, our vehicle production volumes and related revenues may vary from month to month, sometimes due to plant shutdowns, which may occur for several reasons, including production changes from one model year to the next. Plant shutdowns, whether associated with model year changeovers or other factors, such as temporary supplier interruptions, can have a negative impact on our revenues and a negative impact on our working capital as we continue to pay suppliers under standard contract terms while we do not receive proceeds from vehicle sales. Refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Fiat Group—Liquidity and Capital Resources—Liquidity Overview” for additional information.

Legal Proceedings

As a global group with a diverse business portfolio, the Group is exposed to numerous legal risks, particularly in the areas of product liability, competition and antitrust law, environmental risks and tax matters, dealer and supplier relationships and intellectual property rights. Various legal proceedings, claims and governmental investigations are pending against us on a wide range of topics, including vehicle safety; emissions and fuel economy; dealer, supplier and other contractual relationships; intellectual property rights; product warranties and environmental matters. Some of these proceedings allege defects in specific component parts or systems (including air bags, seats, seat belts, brakes, ball joints, transmissions, engines and fuel systems) in various vehicle models or allege general design defects relating to vehicle handling and stability, sudden unintended movement or crashworthiness. These proceedings seek recovery for damage to property, personal injuries or wrongful death, and in some cases include a claim for exemplary or punitive damages. Adverse decisions in one or more of these proceedings could require us to pay substantial damages, or undertake service actions, recall campaigns or other costly actions.

Principal Subsidiaries

The following table sets forth a list of the principal subsidiaries that are directly or indirectly controlled by Fiat. Companies in the list are grouped according to each reportable segment.

For each company, the following information is provided: name, country of incorporation or residence, and the percentage interest held by Fiat and its subsidiaries at December 31, 2013.

PRINCIPAL SUBSIDIARIES AT DECEMBER 31, 2013

Name	Country	Percentage Interest Held
NATFA Segment
Fiat North America LLC	Delaware	100.00
Chrysler Group LLC	Delaware	58.54(1)
Chrysler Canada Inc.	Canada	58.54(1)
Chrysler de Mexico S.A. de C.V.	Mexico	58.54(1)
LATAM Segment
Fiat Automoveis S.A. - FIASA	Brazil	100.00
Banco Fidis S.A.	Brazil	100.00
Chrysler de Venezuela LLC	Delaware	58.54(1)
Fiat Auto Argentina S.A.	Argentina	100.00
TCA - Tecnologia em Componentes Automotivos SA	Brazil	100.00
APAC Segment
Chrysler Australia Pty. Ltd.	Australia	58.54(1)
Chrysler Group (China) Sales Co. Ltd.	People’s Republic of China	58.54(1)

Name	Country	Percentage Interest Held
EMEA Segment
Fiat Group Automobiles S.p.A.	Italy	100.00
C.R.F. Società Consortile per Azioni	Italy	100.00
Chrysler Russia SAO	Russia	58.54(1)
Chrysler South Africa (Pty) Limited	South Africa	58.54(1)
Fiat Auto Poland S.A.	Poland	100.00
Fiat Automobiles Serbia Doo Kragujevac	Serbia	66.67
Fiat Center Italia S.p.A.	Italy	100.00
Fiat France	France	100.00
Fiat Group Automobiles Switzerland S.A.	Switzerland	100.00
Fiat Group Automobiles Belgium S.A.	Belgium	100.00
Fiat Group Automobiles Germany AG	Germany	100.00
Fiat Group Automobiles Spain S.A.	Spain	100.00
Fiat Group Automobiles UK Ltd	United Kingdom	100.00
Fiat Group Marketing & Corporate Communication S.p.A.	Italy	100.00
Fiat Powertrain Technologies Poland Sp. z o.o.	Poland	100.00
Fidis S.p.A.	Italy	100.00
Sata-Società Automobilistica Tecnologie Avanzate S.p.A.	Italy	100.00
Luxury Brands
Ferrari S.p.A.	Italy	90.00
Ferrari North America Inc.	Delaware	90.00
Ferrari Financial Services AG	Germany	81.00
Ferrari Financial Services, Inc.	Delaware	81.00
Ferrari Maserati Cars International Trading (Shanghai) Co. Ltd.	People’s Republic of China	53.10
Maserati S.p.A.	Italy	100.00
Maserati North America Inc.	Delaware	100.00
Components
Magneti Marelli S.p.A.	Italy	99.99(2)
Automotive Lighting LLC	Delaware	99.99
Automotive Lighting Reutlingen Gmbh	Germany	99.99
Magneti Marelli Sistemas Automotivos Industria e Comercio Ltda	Brazil	99.99
Comau S.p.A.	Italy	100.00
Comau Inc.	Michigan	100.00
Teksid S.p.A.	Italy	84.79
Holding Companies and Other Companies
Fiat Finance and Trade Ltd S.A.	Luxembourg	100.00
Fiat Finance North America Inc.	Delaware	100.00
Fiat Finance S.p.A.	Italy	100.00
Fiat Partecipazioni S.p.A.	Italy	100.00
Fiat Polska Sp. z o.o.	Poland	100.00
Neptunia Assicurazioni Marittime S.A.	Switzerland	100.00

(1)	On January 21, 2014, we acquired the remaining 41.5 percent of Chrysler that we did not previously own. See “—History of Fiat and the Fiat-Chrysler Alliance.”
(2)	Fiat holds 100 percent of the voting interest in Magneti Marelli S.p.A.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE FIAT GROUP

The following discussion of our financial condition and results of operations should be read together with the information included under “The Fiat Group,” “Selected Historical Consolidated Financial and Other Data”, the Annual Consolidated Financial Statements included elsewhere in this prospectus. This discussion includes forward-looking statements, and involves numerous risks and uncertainties, including, but not limited to, those described under “Cautionary Statements Concerning Forward-Looking Statements” and “Risk Factors.” Actual results may differ materially from those contained in any forward looking statements.

Overview

We were founded as Fabbrica Italiana Automobili Torino on July 11, 1899 in Turin, Italy as an automobile manufacturer. We are an international automotive group engaged in designing, engineering, manufacturing, distributing and selling vehicles and components. We are the seventh largest automaker in the world, based on total vehicle sales in 2013. We have operations in approximately 40 countries and our products are sold directly or through distributors and dealers in more than 150 countries. We design, engineer, manufacture, distribute and sell vehicles for the mass market under the Abarth, Alfa Romeo, Chrysler, Dodge, Fiat, Fiat Professional, Jeep, Lancia and Ram brands and the SRT performance vehicle designation. We support our vehicle sales by after-sales services and products worldwide under the Mopar brand and, in certain markets, by retail and dealer financing, leasing and rental services, which we make available through our subsidiaries, joint ventures and other commercial arrangements. We also design, engineer, manufacture, distribute and sell luxury vehicles under the Ferrari and Maserati brands, which we support with financial services provided to our dealers and retail customers. We operate in the components and production systems sectors through Magneti Marelli, Teksid and Comau.

Our activities are carried out through six reportable segments: four regional mass-market vehicle segments (NAFTA, LATAM, APAC and EMEA), a global Luxury Brands segment and a global Components segment.

In 2013, we shipped 4.4 million vehicles. For the year ended December 31, 2013, we reported net revenues of €86.6 billion, EBIT of €3.0 billion and net profit of €2.0 billion. At March 31, 2014 we had available liquidity of €20.8 billion (including €3.0 billion available under undrawn committed credit lines) and had 230,454 employees. At March 31, 2014 we had net industrial debt of €10.0 billion. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Fiat Group—Non-GAAP Financial Measures—Net Industrial Debt”.

The Fiat-Chrysler Alliance

In April 2009, Old Carco and Fiat entered into a master transaction agreement, or the Master Transaction Agreement, pursuant to which New Carco Acquisition LLC, an entity formed by Fiat and now known as Chrysler Group LLC, agreed to purchase the principal operating assets of Old Carco and to assume certain of Old Carco’s liabilities. Following the closing of the transaction in June 2009, we held a 20 percent ownership interest in Chrysler, with the VEBA Trust, the U.S. Treasury and the Canadian governments holding the remaining interests. We also held rights pursuant to which our ownership interests in Chrysler would increase in 5 percent increments to 35 percent upon the achievement of three performance events by Chrysler with no cash consideration. Fiat and Chrysler entered into a master industrial agreement and certain related ancillary agreements (the Master Industrial Agreement), pursuant to which we formed an alliance, which we refer to as the Fiat-Chrysler Alliance.

In January and April of 2011, respectively, Chrysler achieved the first two performance events automatically increasing our ownership interest in Chrysler to 30 percent. On May 24, 2011, we acquired an additional 16 percent ownership interest in Chrysler, increasing its interest to 46 percent on a fully diluted basis. As a result of the potential voting rights associated with options that became exercisable on that date, we were deemed to have obtained control of Chrysler for purposes of consolidation. Accordingly, Chrysler has been consolidated on a line-by-line basis by Fiat from June 1, 2011. Subsequently, on July 21, 2011 we completed the purchase of the approximately 7.5 percent fully-diluted ownership interests in Chrysler held aggregately by the U.S. Treasury and the Canadian governments. Upon the occurrence of the third and final performance event in January 2012, our ownership in Chrysler increased to 58.5 percent. In January 2014, we acquired the remaining equity interests in Chrysler from the VEBA Trust. Following this acquisition, we expect to be able to fully execute on our plans of creating a fully integrated global automaker.

Through the Fiat-Chrysler Alliance, the companies began collaborating on a number of fronts, including product and platform sharing and development, global distribution, procurement, information technology infrastructure, management services and process improvement. In addition, we applied the principles of WCM to Chrysler’s manufacturing operations. WCM principles were developed by the WCM Association, a non-profit organization dedicated to developing superior manufacturing standards. We are the only automotive OEM that is a member of the WCM Association. WCM fosters a manufacturing culture that targets improved performance, safety and efficiency, as well as the elimination of all types of waste. Unlike some other advanced manufacturing programs, WCM is designed to prioritize issues to focus on those initiatives believed likely to yield the most significant savings and improvements, and to direct resources to those initiatives.

In addition, as a result of the developments in the Fiat-Chrysler Alliance and the integration of operations since 2009, we have in some instances altered previous business decisions, which have had financial reporting implications for us. For example, in 2011, we wrote down certain development costs related to vehicle platforms by €165 million following an assessment of the effects of our integration towards fewer common vehicle platforms. This decision was accelerated following the consolidation of Chrysler.

In connection with the Merger described elsewhere in this prospectus, Fiat S.p.A. will be merged with and into Fiat Investments N.V., to be renamed Fiat Chrysler Automobiles N.V. upon effectiveness of the Merger. Subject to requisite shareholders’ approval, Fiat shareholders will receive in the Merger one (1) FCA common share for each Fiat ordinary share that they hold. Moreover, under the Articles of Association of FCA, FCA shareholders will receive, if they so elect and are otherwise eligible to participate in the loyalty voting structure one (1) FCA special voting share for each FCA common share received in the Merger. The loyalty voting structure is designed to provide eligible long-term FCA shareholders with two votes for each FCA common share held. For additional information regarding the FCA special voting shares, see “The FCA Shares, Articles of Association and Terms and Conditions of the Special Voting Shares—Loyalty Voting Structure.”

Consolidation of Chrysler and Comparability of Information

Upon obtaining control of Chrysler on May 24, 2011, Chrysler’s financial results were consolidated with ours beginning June 1, 2011. Consequently, our results of operations and cash flows for 2011 include Chrysler’s results of operations from June 1, 2011 to December 31, 2011, and therefore our results of operations and cash flows for 2012 are not directly comparable to our results of operation and cash flows in 2011 because Chrysler results and cash flows were consolidated for the entirety of 2012 but for only seven months in 2011. Further, our discussion of cash flows under the heading “—Liquidity and Capital Resources—Cash Flows” for the year ended December 31, 2011 includes seven months of Chrysler’s cash flows.

Our discussion of the results of operations for 2012 compared to 2011 under the heading “—Results of Operations” below includes a discussion of changes in our results excluding for both periods the contribution from Chrysler’s results. We believe that such information provides relevant information to enhance year-on-year comparability.

Our Strategic Business Plan

Following our January 2014 acquisition of the approximately 41.5 percent interest in Chrysler we did not already own, in May 2014, we announced our 2014–2018 Strategic Business Plan, or Business Plan. Our Business Plan sets forth a number of clearly defined strategic initiatives designed to capitalize on our position as a single integrated automaker to become a leading global automaker, including:

•	Premium Brand Strategy. We intend to continue to execute on our premium brand strategy by developing the Alfa Romeo and Maserati brands to service global markets. We believe these efforts will help us address the issue of industry overcapacity in the European market, as well as our own excess production capacity in the EMEA region, by leveraging the strong heritage and historical roots of these brands to grow the reach of these brands in all of the regions in which we operate.

Recently, we have successfully expanded in the premium end of the market through our introduction of two new Maserati vehicles. We intend to replicate this on a larger scale with Alfa Romeo by introducing several new vehicles being developed as part of an extensive product plan to address the premium market of our regional segments. In addition, we intend to continue our development of the Maserati brand as a larger scale luxury vehicle brand capitalizing on the recent successful launches of the next generation Quattroporte and the all new Ghibli. We intend to introduce additional new vehicles that will allow Maserati to cover the full range of the luxury vehicle market and position it to substantially expand volumes.

•	Building Brand Equity. As part of our Business Plan, we intend to further develop our brands to expand sales in markets throughout the world with particular focus on our Jeep and Alfa Romeo brands, which we believe have global appeal and are best positioned to increase volumes substantially in the regions and segments in which we operate.

In particular, our Business Plan highlights our intention to leverage the global recognition of the Jeep brand and extend the range of Jeep vehicles to meet global demand through localized production, in particular in APAC and LATAM. We are also developing a range of vehicles that we believe will re-establish the Alfa Romeo brand, particularly in NAFTA, APAC and EMEA, as a premier driver-focused automotive brand with distinctive Italian styling and performance.

In addition, we expect to take further steps to strengthen and differentiate our brand identities in order to address differing market and customer preferences in each of the regions in which we operate. We believe that we can increase sales and improve pricing by ensuring that all of our vehicles are more closely aligned with a brand identity established in the relevant regional markets. For example, we announced as part of the Business Plan that Chrysler would be our mainstream North American brand, with a wider range of models, including crossovers and our primary minivan offering, and restoring Dodge to its performance heritage, which we believe will enhance brand identity and minimize redundant product offerings which tend to cause consumer confusion. We also intend to continue our repositioning strategy of the Fiat brand in the EMEA region, leveraging the image of the Fiat 500 family, focus Lancia’s offerings as an Italy-focused brand and leverage Fiat Professional’s wide range of commercial vehicles to expand in the EMEA region. For a description of our vehicle brands, see “The Fiat Group—Overview of Our Business—Mass Market Vehicles—Mass Market Vehicle Brands.”

•

Global Growth. As part of our Business Plan, over the next five years, we intend to expand vehicle sales in key markets throughout the world. In order to achieve this objective, we intend to continue our efforts to localize production of Fiat brand vehicles through our joint venture in China, while increasing sales of Jeep vehicles in APAC and LATAM by localizing production through our new facility in Brazil and our joint venture in China. Local production will enable us to expand the product portfolio we can offer in these important markets and importantly position our vehicles to better address the local market demand by offering vehicles that are competitively priced within the largest segments of these markets after the elimination of import duties. We also intend to increase our vehicle sales in the NAFTA region by building U.S. market share by offering more competitive products. Further, we intend to leverage manufacturing capacity in the EMEA region to support growth in all regions in which we operate by producing vehicles for export from EMEA, including Jeep brand vehicles.

•	Continue convergence of platforms. We intend to continue to rationalize our vehicle architectures and standardize components, where practicable, to more efficiently deliver the range of products we believe necessary to increase sales volumes in each of the regions in which we operate. We seek to optimize the number of global vehicle architectures based on the range of flexibility of each architecture while ensuring that the products at each end of the range are not negatively impacted, taking into account unique brand attributes and market requirements. We believe that continued architectural convergence within these guidelines will facilitate speed to market, quality improvement and manufacturing flexibility allowing us to maximize product functionality and differentiation and to meet diversified market and customer needs. Over the course of the period covered by our Business Plan, we intend to reduce the number of architectures in our mass market brands by approximately 25 percent.

•	Continue focus on cost efficiencies. An important part of our Business Plan is our continued commitment to maintaining cost efficiencies necessary to compete as a global automaker in the regions we operate. We intend to continue to leverage our increased combined annual purchasing power to drive per-unit savings. Further, our efforts on powertrain and engine research are intended to achieve the greatest cost-to-environmental impact return, with a focus on developing diesel and natural gas engines and an increase in use of 8- and 9-speed transmissions to drive increased efficiency, performance and refinement. We also plan to continue our efforts to extend WCM principles into all of our production facilities and benchmark our efforts across all facilities around the world, which is supported by Chrysler’s January 2014 legally binding memorandum of understanding with the UAW. We believe that the continued extension of our WCM principles will lead to meaningful progress on our efforts to eliminate waste of all types, which will improve worker efficiency, productivity, safety and vehicle quality. Finally, we intend to drive growth in our components and production systems businesses by designing and producing innovative systems and components for the automotive sector and innovative automation products, each of which will help us focus on cost efficiencies in the manufacturing of our vehicles.

Trends, Uncertainties and Opportunities

Shipments. Vehicle shipments are generally driven by our plans to meet consumer demand. Vehicle shipments occur shortly after production. We generally recognize revenue when the risks and rewards of ownership of a vehicle are transferred to our dealers or distributors. This usually occurs upon the release of the vehicle to the carrier responsible for transporting the vehicle to the dealer or distributor. Our shipments of passenger cars are driven by consumer demand which in turn is affected by economic conditions, availability and cost of dealer and customer financing and incentives offered to retail customers. Shipments, which correlate with net revenues, are not necessarily directly correlated with retail sales from dealers, which may be affected by other factors including dealer inventory levels.

Economic Conditions. Demand for new vehicles tends to reflect economic conditions in the various markets in which we operate because retail sales depend on individual purchasing decisions, which in turn are affected by levels of disposable income. Fleet sales and sales of light commercial vehicles are also influenced by economic conditions, which drives vehicle utilization and investment activity. Therefore, our performance has been impacted by the macroeconomic trends in the markets in which we operate. For example, the severe global credit crisis that peaked in 2008 and 2009 resulted in a significant and sudden reduction in new vehicle sales in the U.S. While the U.S. economy has not fully recovered from the crisis, U.S. vehicles sales have recovered markedly beginning in 2011. This recovery may have been partially due to pent-up demand and the age of the vehicles on the road following the extended economic downturn. U.S. vehicle sales in 2013, including medium- and heavy-duty vehicles, of 15.9 million, have remained below the 16.5 million vehicles sold in 2007. In Brazil, our largest market in Latin America, despite recent periods of growth, economic conditions slowed beginning in mid-2011, with some gradual recovery since that time. However, industry-wide vehicle sales increased in 2012, due largely to government tax incentives (see “—Government Incentives”). In Asia, the automotive industry has shown strong year-on-year growth, although the pace of growth is slowing. In Europe, the economic crisis of 2008-2009 has been followed by periods of tentative recovery, particularly in some countries, but also continued uncertainty and financial stress. Widespread concerns over sovereign credit risk that prevailed in 2011 and 2012 have been partly addressed by concerted monetary and fiscal consolidation efforts; however, the lingering uncertainty over the region’s financial sector together with various austerity measures have led to further pressure on economic growth and to new periods of recession or stagnation. From 2007, the year before the financial crisis began, to 2013, annual vehicle sales (including sales of passenger cars and light commercial vehicles) in Europe have fallen by over 4 million vehicles. In Italy, our historical home market, both macroeconomic and industry performance were even worse than in Europe as a whole over the same period, which has resulted in significant sustained declines in vehicle sales.

Dealer and Customer Financing. Because dealers and retail customers finance their purchases of a large percentage of the vehicles we sell worldwide, the availability and cost of financing is a significant factor affecting our sales volumes and revenues. Availability of customer financing affects the vehicle mix, as customers who have access to greater financing are able to purchase higher priced vehicles, whereas when customer financing is constrained, vehicle mix shifts towards less expensive vehicles. The low interest rate environment in recent years has had the effect of reducing the effective cost of vehicle ownership. However, during the global financial crisis, access to financing, particularly for subprime borrowers, in the U.S., was significantly limited, which led directly to a sharp decline in U.S. vehicle sales. Further, the relative unavailability of dealer inventory financing negatively impacted the profitability and financial health of our dealership network which adversely affected the network’s ability to drive vehicle sales to retail customers. While availability of credit following the 2008-2009 crisis has improved significantly and interest rates in the U.S. and Europe are at historically low levels, the availability and terms of financing will continue to change over time impacting our results. We operate in many regions without a controlled finance company, as we provide access to financing through joint ventures and third party arrangements in several of our key markets. Therefore, we may be less able to ensure availability of financing for our dealers and retail customers in those markets than our competitors that own and operate affiliated finance companies.

Government incentives. In the short- to medium-term, our results may be affected in certain countries or regions by government incentives for the purchase of vehicles. Government incentives tend to increase the number of vehicles sold during the periods in which the incentives are in place, but also tend to distort the development of demand from period to period because they affect the timing of purchases. For example, decisions to purchase may be accelerated if the incentive is scheduled or expected to terminate, which could dampen vehicle sales in future periods. Our sales volumes benefited in Brazil during 2012 when the government introduced tax incentives to promote sales of smaller vehicles. These incentives, which are being phased out, were a contributing factor to the performance of the LATAM segment, which in 2012 recorded a 7.6 percent increase in shipments, from 910 thousand vehicles for 2011 to 979 thousand vehicles for 2012.

Pricing. Our profitability depends in part on our ability to maintain or improve pricing on the sale of our vehicles, notwithstanding that the automotive industry continues to experience intense price competition resulting from the variety of available competitive vehicles and excess global manufacturing capacity. We have been able to maintain or increase prices of current year models in the NAFTA segment reflecting the enhancements we have made to vehicle content, while the competitive trading environment in Europe, Brazil, China and Australia has reduced pricing and affected our results of operations in these markets. Historically, manufacturers have driven short-term vehicle sales by offering dealer, retail and fleet incentives, including cash rebates, option package discounts, guaranteed depreciation programs, and subsidized financing or leasing programs, all of which constrain margins on vehicle sales. Although we will continue to use such incentives from time to time, we are focusing on achieving higher sales volumes by building brand value, balancing our product portfolio by offering a wider range of vehicle models, and improving the content, quality, fuel economy and performance of our vehicles.

Vehicle Profitability. Our results of operations depend on the profitability of the vehicles we sell, which tends to vary based upon a number of factors, including vehicle size, content of those vehicles, brand positioning and the customer base purchasing our vehicles. Vehicle profitability also depends on sales prices, net of sales incentives, costs of materials and components, as well as transportation and warranty costs. In the NAFTA segment, our larger vehicles such as our minivans, larger utility vehicles and pick-up trucks have historically been more profitable than other vehicles; however, these vehicles have lower fuel economy and consumer preferences tend to shift away from larger vehicles in periods of rising fuel prices, which affects their profitability on a per unit and aggregate basis. Our minivans, larger utility vehicles and pick-up trucks accounted for approximately 47 percent of our total U.S. retail vehicle sales in 2013 and the profitability of this portion of our portfolio is approximately 20 percent higher than that of our overall U.S. retail portfolio on a weighted-average basis. A shift in consumer preferences in the U.S. vehicle market away from minivans, larger utility vehicles and pick-up trucks and towards passenger cars could adversely affect our profitability. For example, a shift in demand such that U.S. industry market share for minivans, larger utility vehicles and pick-up trucks deteriorated by 10 percentage points and U.S. industry market share for cars and smaller utility vehicles increased by 10 percentage points, whether in response to higher fuel prices or other factors, holding other variables constant, including our market share of each vehicle segment, would have reduced the Group’s EBIT by approximately four percent for 2013. This estimate does not take into account any other changes in market conditions or actions that the Group may take in response to shifting consumer preferences, including production and pricing changes. In all mass-market segments throughout the world, vehicles equipped with additional options are generally more profitable for us. As a result, our ability to offer attractive vehicle options and upgrades is critical to our ability to increase our profitability on these vehicles. Our vehicles sold under certain brand and model names, for instance, are generally more profitable given the strong brand recognition of those vehicles tied in many cases to a long history and in other cases to customers identifying these vehicles as being more modern and responsive to customer needs. For instance, in the EMEA region, our vehicles in the Fiat 500 family tend to be more profitable than older model vehicles of similar size. In addition, in the U.S. and Europe, our vehicle sales through dealers to retail customers are normally more profitable than our fleet sales, as the retail customers typically request additional optional features while fleet customers increasingly tend to concentrate purchases on smaller, more fuel-efficient vehicles with fewer optional features, which have historically had a lower profitability per unit. Nevertheless, our fleet sales have been an important source of stable revenue and can also be an effective means for marketing our vehicles. Our fleet sales also help to normalize our plant production through the delivery of a large, pre-determined quantity of vehicles over several months.

Effects of Foreign Exchange Rates. We are affected by fluctuations in foreign exchange rates (i) through translation of foreign currency financial statements into Euro for consolidation, which we refer to as the translation impact, and (ii) through transactions by entities in the Group in currencies other than their own functional currencies, which we refer to as the transaction impact.

Translation impacts arise in preparation of the consolidated financial statements; in particular, we prepare our consolidated financial statements in Euro, while the financial statements of each of our subsidiaries are prepared in the functional currency of that entity. In preparing consolidated financial statements, we translate assets and liabilities measured in the functional currency of the subsidiaries into Euro using the exchange rate prevailing at the balance sheet date, while we translate income and expenses using the average exchange rates for the period covered. Accordingly, fluctuations in the exchange rate of the functional currencies of our entities against the Euro impacts our results of operations.

Transaction impacts arise when our entities conduct transactions in currencies other than their own functional currency. We are therefore exposed to foreign currency risks in connection with scheduled payments and receipts in multiple currencies. For example, foreign currency denominated purchases by LATAM segment companies have been affected by the weakening of the Brazilian Real, which has had the effect of making such purchases more expensive in Brazilian Real terms.

Service Parts, Accessories and Service Contracts Revenues. Revenues from aftermarket service parts and accessories through our Mopar brand are less volatile and generate higher margins than average vehicle sales. In addition, we sell vehicle service contracts. With over 70 million of our branded vehicles on the road, we have an extensive network of potential customers for our service parts and accessories.

Cost of Sales. Cost of sales includes purchases, certain warranty and product-related costs, labor costs, depreciation, amortization and logistic costs. We purchase a variety of components (including mechanical, steel, electrical and electronic, plastic components as well as castings and tires), raw materials (steel, rubber, aluminum, resin, copper, lead, and precious metals including platinum, palladium and rhodium), supplies, utilities, logistics and other services from numerous suppliers which we use to manufacture our vehicles, parts and accessories. These purchases accounted for approximately 80 percent of total cost of sales for each of the years ended December 31, 2013, 2012 and 2011. Fluctuations in cost of sales are primarily related to the number of vehicles we produce and sell along with shifts in vehicle mix, as newer models of vehicles generally have more technologically advanced components and enhancements and therefore additional costs per unit. The cost of sales could also be affected, to a lesser extent, by fluctuations of certain raw material prices. The cost of raw materials comprised approximately 15 percent of the previously described total purchases for each of the years ended December 31, 2013, 2012 and 2011, respectively, while the remaining portion of purchases is made of components, transformation and overhead costs. We typically seek to manage these costs and minimize their volatility through the use of fixed price purchase contracts and the use of commercial negotiations and technical efficiencies. Because of these effects and relatively more stable commodities markets, for the periods reported, changes in component and raw material costs generally have not had a material effect on the period to period comparisons of our cost of sales. Nevertheless, our cost of sales related to materials and components has increased, as we have significantly enhanced the quality and content of our vehicles as we renew and refresh our product offerings. Over time, technological advancements and improved material sourcing can reduce the cost to us of the additional enhancements. In addition, we seek to recover higher costs through pricing actions, but even when competitive conditions permit this, there may be a time lag between the increase in our costs and our ability to realize improved pricing. Accordingly, our results are typically adversely affected, at least in the short term, until price increases are accepted in the market.

Further, in many markets where our vehicles are sold, we are required to pay import duties on those vehicles, which are included in our cost of sales. Although we can typically pass these costs along with our higher priced vehicles, for many of our vehicles, particularly in the mass market segments, we cannot always pass along increases in those duties to our dealers and distributors and remain competitive. Our ability to price our vehicles to recover those increased costs has impacted, and will continue to impact, our profitability. Alternatively, we can try to eliminate or reduce the impact of these import duties by increasing local manufacturing of vehicles, as we have done in China and we plan to do in Brazil with a new plant opening in 2015. However, operating conditions, including labor regulations, in certain markets, have produced industry overcapacity which may make it hard for us to shift to more local production in other markets. As a result, we may experience lower plant utilization rates, which we will be unable to recover, if we are unable to reallocate production easily. These factors as well as the long capital investment cycles associated with building local production infrastructure may necessitate that we continue to produce a large proportion of our vehicles in existing facilities and satisfy most of our demand from emerging markets through exports.

Product Development. An integral part of our business plan has been the continued refresh and growth of our vehicle portfolio, and we have committed significant capital and resources toward an aggressive launch program of completely new vehicles on all new platforms, with additions of new powertrain and transmission technology. In order to realize a return on the significant investments we have made, in order to sustain market share, and to achieve competitive operating margins, we will have to continue this accelerated pace of new vehicle launches. We believe efforts in developing common vehicle platforms and powertrains through the Fiat-Chrysler Alliance has accelerated the time-to-market for many of our new vehicle launches and resulted in cost savings.

Our efforts to develop our product offerings and the costs associated with vehicle improvements and launches can impact our EBIT. Refer to “Significant Accounting Policies—Format of the Financial Statements” included in the Annual Consolidated Financial Statements included elsewhere in this prospectus for a description of EBIT. During the development and launch of these new or refreshed offerings, despite the pace, we must also maintain our commitment to quality improvements. Moreover, our ability to continue to make the necessary investments in product development to achieve these plans depends in large part on the market acceptance and success of the new or significantly refreshed vehicles we introduce, as well as our ability to timely complete the aggressive launch schedule we have planned without sacrificing quality.

Costs we incur in the initial research phase for new projects (which may relate to vehicle models, vehicle platforms or powertrains) are expensed as incurred and reported as research and development costs. Costs we incur for product development are capitalized and recognized as development cost intangible assets if and when the following two conditions are both satisfied: (i) development costs can be measured reliably and (ii) the technical feasibility of the project, and the anticipated volumes and pricing, corroborate that the development expenditures will generate future economic benefits. Capitalized development costs include all direct and indirect costs that may be directly attributed to the development process. Such capitalized development costs are amortized on a straight line basis commencing from production over the expected economic useful life of the product developed, and such amortization is recognized and reported as research and development costs in our consolidated income statement. During a new vehicle launch and introduction to the market, we typically incur increased selling, general and advertising expenses associated with the advertising campaigns and related promotional activity. If vehicle production is terminated prior to the expected date, any unamortized capitalized development costs are expensed during that period.

We did not recognize any intangible assets relating to in-process research and development in connection with our consolidation of Chrysler in 2011 as all of Chrysler’s development efforts related to the commercialization of modification of existing technology. Upon obtaining control, we began capitalizing development costs related to Chrysler’s development projects until their production phase and subsequently began amortizing them over their expected useful economic lives, which typically ranges between 5 and 12 years. In 2011, we capitalized €371 million, while no amortization was recognized for that period, as the related projects had not yet reached production phase. In 2012 and 2013, we capitalized €994 million and €862 million respectively, and recognized amortization of development costs of €25 million and €188 million respectively. The increase in the amortization of development costs from 2011 as compared to 2012 and to 2013 is a result of the related projects progressively entering their production phase.

Other than the inclusion of Chrysler’s development projects as a result of consolidation, there has been no major peak of development activity in 2011, 2012 and 2013 that resulted in a significant year-over-year increase in capitalization of development costs. Amortization of non-Chrysler projects has remained relatively consistent.

Future developments in our product portfolio to support certain of our brands’ growth strategy and their related development expenditures could lead to significant capitalization of development costs. Our time to market is approximately 21 months, but varies, depending on product, after which, the project goes into production, resulting in an increase in amortization. Therefore our operating results, which are measured through EBIT, are impacted by the cyclicality of our research and development expenditures based on our product portfolio strategies and our product plans.

Regulation. We face a regulatory environment in markets throughout the world where vehicle emission and fuel economy regulations are increasingly becoming more stringent which will affect our vehicle sales and profitability. We must comply with these regulations in order to continue operations in those markets, including a number of markets where we derive substantial revenue, such as the U.S., Brazil and Europe. Further, developments in regulatory requirements in China, the largest single market in the world in 2013, limit in some respects the product offerings we can pursue as we seek to expand the scope of our operations in that country. Developing, engineering and manufacturing vehicles that meet these requirements and therefore may be sold in those markets requires a significant expenditure of resources.

Critical Accounting Estimates

The Annual Consolidated Financial Statements are prepared in accordance with IFRS which require the use of estimates, judgments and assumptions that affect the carrying amount of assets and liabilities, the disclosure of contingent assets and liabilities and the amounts of income and expenses recognized. The estimates and associated assumptions are based on elements that are known when the financial statements are prepared, on historical experience and on any other factors that are considered to be relevant.

The estimates and underlying assumptions are reviewed periodically and continuously by the Group. If the items subject to estimates do not perform as assumed, then the actual results could differ from the estimates, which would require adjustment accordingly. The effects of any changes in estimate are recognized in the consolidated income statement in the period in which the adjustment is made, or in future periods.

The items requiring estimates for which there is a risk that a material difference may arise in respect of the carrying amounts of assets and liabilities in the future are discussed below.

Pension plans

Group companies, primarily in the U.S. and Canada, sponsor both non-contributory and contributory defined benefit pension plans. The majority of the plans are funded plans. The non-contributory pension plans cover certain hourly and salaried employees. Benefits are based on a fixed rate for each year of service. Additionally, contributory benefits are provided to certain salaried employees under the salaried employees’ retirement plans. These plans provide benefits based on the employee’s cumulative contributions, years of service during which the employee contributions were made and the employee’s average salary during the five consecutive years in which the employee’s salary was highest in the 15 years preceding retirement.

The Group’s defined benefit pension plans are accounted for on an actuarial basis, which requires the use of estimates and assumptions to determine the net liability or net asset. The Group estimates the present value of the projected future payments to all participants taking into consideration parameters of a financial nature such as discount rate, the rates of salary increases and the likelihood of potential future events estimated by using demographic assumptions such as mortality, dismissal and retirement rates. These assumptions may have an effect on the amount and timing of future contributions.

Plan obligations and costs are based on existing retirement plan provisions, which include plan amendments with certain provisions taking effect in future periods.

During the second quarter of 2013, the Group amended its U.S. and Canadian salaried defined benefit pension plans. The U.S. plans were amended in order to comply with Internal Revenue Service regulations, cease the accrual of future benefits effective December 31, 2013, and enhance the retirement factors. The Canada amendment ceases the accrual of future benefits effective December 31, 2014, enhances the retirement factors and continues to consider future salary increases for the affected employees. The plan amendments resulted in an interim remeasurement of the plans and a corresponding curtailment gain. As a result, the Group recognized a €509 million net reduction to its pension obligation, a €7 million reduction to defined benefit plan assets, and a corresponding €502 million increase in other comprehensive income/(loss).

Assumptions regarding any potential future changes to benefit provisions beyond those to which the Group is presently committed are not made.

The assumptions used in developing the required estimates include the following key factors:

•	Discount rates. The Group selects discount rates on the basis of the rate of return on high-quality (AA-rated) fixed income investments for which the timing and amounts of payments match the timing and amounts of the projected pension payments.

•	Salary growth. The salary growth assumption reflects the Group’s long-term actual experience, outlook and assumed inflation.

•	Inflation. The inflation assumption is based on an evaluation of external market indicators.

•	Expected contributions. The expected amount and timing of contributions is based on an assessment of minimum funding requirements. From time to time contributions are made beyond those that are legally required.

•	Retirement rates. Retirement rates are developed to reflect actual and projected plan experience.

•	Mortality rates. Mortality rates are developed to reflect actual and projected plan experience.

•	Plan assets measured at net asset value. Plan assets are recognized and measured at fair value in accordance with IFRS 13 — Fair Value Measurement. At December 31, 2013, plan assets for which the fair value is represented by the net asset value (“NAV”) since there are no active markets for these assets, amounted to €2,780 million. These investments include private equity, real estate and hedge fund investments.

Significant differences in actual experience or significant changes in assumptions may affect the pension obligations and pension expense. The effects of actual results differing from assumptions and of changing assumptions are included in Other comprehensive income/(loss).

At December 31, 2013 the effect of the indicated decrease or increase in selected factors, holding all other assumptions constant, is shown below:

Effect on pension defined benefit obligation
(€ million)
10 basis point decrease in discount rate	265
10 basis point increase in discount rate	(261)

At December 31, 2013 net liabilities and net assets for pension benefits amounted to €4,253 million and to €95 million, respectively (€7,008 million and €83 million, respectively at December 31, 2012). Refer to Note 25 of the Annual Consolidated Financial Statements included elsewhere in this prospectus for a detailed discussion of the Group’s pension plans.

Other post-retirement benefits

The Group provides health care, legal, severance indemnity and life insurance benefits to certain hourly and salaried employees. Upon retirement these employees may become eligible for continuation of certain benefits. Benefits and eligibility rules may be modified periodically.

Health care, life insurance plans and other employment benefits are accounted for on an actuarial basis, which requires the selection of various assumptions. The estimation of the Group’s obligations, costs and liabilities associated with these plans requires the use of estimates of the present value of the projected future payments to all participants, taking into consideration parameters of a financial nature such as discount rate, the rates of salary increases and the likelihood of potential future events estimated by using demographic assumptions such as mortality, dismissal and retirement rates.

Plan obligations and costs are based on existing plan provisions. Assumptions regarding any potential future changes to benefit provisions beyond those to which the Group is presently committed are not made.

The assumptions used in developing the required estimates include the following key factors:

•	Discount rates. The Group selects discount rates on the basis of the rate of return on high-quality (AA-rated) fixed income investments for which the timing and amounts of payments match the timing and amounts of the projected pension payments.

•	Health care cost trends. The Group’s health care cost trend assumptions are developed based on historical cost data, the near-term outlook, and an assessment of likely long-term trends.

•	Salary growth. The salary growth assumptions reflect the Group’s long-term actual experience, outlook and assumed inflation.

•	Retirement and employee leaving rates. Retirement and employee leaving rates are developed to reflect actual and projected plan experience, as well as the legal requirements for retirement in Italy.

•	Mortality rates. Mortality rates are developed to reflect actual and projected plan experience.

At December 31, 2013 the effect of the indicated decreases or increases in the key factors affecting the health care, life insurance plans and severance indemnity in Italy (“TFR”), holding all other assumptions constant, is shown below:

	Effect on health care and life insurance defined benefit obligation	Effect on the TFR obligation
	(€ million)
10 basis point / 100 basis point (respectively) decrease in discount rate	24	52
10 basis point / 100 basis point (respectively) increase in discount rate	(23)	(43)

100 basis point decrease in health care cost trend rate	(40)	n/a
100 basis point increase in health care cost trend rate	48	n/a

Recoverability of non-current assets with definite useful lives

Non-current assets with definite useful lives include property, plant and equipment, intangible assets and assets held for sale. Intangible assets with definite useful lives mainly consist of capitalized development costs related to the EMEA and NAFTA segments.

The Group periodically reviews the carrying amount of non-current assets with definite useful lives when events and circumstances indicate that an asset may be impaired. Impairment tests are performed by comparing the carrying amount and the recoverable amount of the cash-generating unit (“CGU”). The recoverable amount is the higher of the CGU’s fair value less costs of disposal and its value in use. In assessing the value in use, the pre-tax estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the CGU.

During the years ended December 31, 2013 and 2012, due to the decline in the demand for vehicles in the European market (primarily in Italy) and to the streamlining of architectures and related production platforms associated with the region’s refocused product strategy, impairment tests relating to EMEA net assets were performed.

As a result of the new product strategy, the operations to which specific capitalized development costs belonged was redesigned. For example, certain models were switched to new platforms considered technologically more appropriate. As no future economic benefits were expected from these specific capitalized development costs, they were derecognized in accordance with IAS 38 paragraph 112(b) and characterized by the Group as an impairment. For the year ended December 31, 2013, capitalized development costs relating to EMEA were impaired by approximately €90 million as a result.

Also as a result of the new product strategy, certain models were identified for reduced production going forward. The cash-generating units (comprising tangible assets and capitalized development costs) related to such models were tested for impairment by comparing the carrying amount of the assets allocated to the cash-generating unit (“CGU”) to its value in use. In assessing the value in use, the pre-tax estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the CGU. In testing these CGUs, cash flows for the remaining useful life of the related products were discounted using a pre-tax weighted average cost of capital of 12.2 percent. For the year ended December 31, 2013, total impairments of approximately €116 million relating to EMEA were recorded as a result of this testing (of which €61 million related to development costs and €55 million related to Property, plant and equipment).

Additionally, specific CGUs in the Components reportable segment were tested following the identification of impairment indicators. Lastly, the Group wrote off specific development costs within the Maserati operating segment due to changes in the platform to be used for a new model, and wrote off €32 million of development costs within the LATAM segment.

During the year ended December 31, 2011, the process for the strategic realignment of the manufacturing and commercial activities of Fiat with those of Chrysler led to the write off of certain development costs and property, plant and equipment, mainly as a result of an assessment of the effects of convergence towards the use of a reduced number of common platforms, a process which was accelerated after obtaining control of Chrysler.

The following tables set forth all impairment charges recognized for non-current assets with definite useful lives during the years ended December 31, 2013, 2012 and 2011.

Impairments to Property, plant and equipment:

	For the years ended December 31,
	2013	2012	2011
	(€ million)
EMEA:	55	40	204
Components:	31	8	103
LATAM:	-	1	-
Other:	-	1	16

	86	50	323

Recorded in the Consolidated income statement within:
Cost of sales	-	50	16
Other unusual expenses	86	-	307

	86	50	323

Impairments to Other intangible assets:

	For the years ended December 31,
	2013	2012	2011
	(€ million)
Development costs
EMEA:	151	33	161
Components:	2	21	4
Luxury brands (Maserati operating segment):	65	-	-
LATAM:	32	2	-
APAC:	-	1	-

	250	57	165

Other intangible assets	-	1	1

	250	58	166

Recorded in the Consolidated income statement within:
Cost of sales	-	1	1
Research and development costs	24	57	4
Other unusual expenses	226	-	161

	250	58	166

In addition, following the downward trend in the demand for vehicles in Europe, the Group considered it necessary to test the recoverable amount of the EMEA segment (which is mainly composed of property plant and equipment and capitalized development costs) at December 31, 2013 and 2012. The recoverable amount of the EMEA segment was its value in use determined with the following assumptions:

•	the reference scenario for each year was based on the following year’s budget, the expected trading conditions and the automotive market trends for the following five year period;

•	the six year period has been deemed necessary to take into account the full cycle of new vehicles introduced reflecting the benefits arising from the capital expenditure devoted to the product portfolio enrichment and renewal, largely concentrated in 2015-2016;

•	the expected future cash flows, represented by the projected EBIT before result from investments, gains on the disposal of investments, restructuring costs, other unusual income/(expenses) and depreciation and amortization and reduced by expected capital expenditure, include a normalized terminal value used to estimate the future results beyond the time period explicitly considered. This terminal value was assumed substantially in line with 2017-2019 amounts. The long-term growth rate was set at zero;

•	the expected future cash flows have been discounted using a pre-tax Weighted Average Cost of Capital (“WACC”) of 12.2 percent (13.1 percent in 2012). This WACC reflects the current market assessment of the time value of money for the period being considered and the risks specific to the EMEA region. The WACC was calculated by referring among other factors to the yield curve of 10 year European government bonds and to Fiat’s cost of debt.

In 2013, the recoverable amount of the EMEA segment was higher than the corresponding carrying amount. In addition, sensitivity analysis was performed by simulating two different scenarios:

a) WACC was increased by 1.0 percent for 2017, 2.0 percent for 2018 and 3.0 percent for 2019 and for Terminal Value;

b) Cash-flows were reduced by estimating the impact of a 5.0 percent decrease in the European car market demand for 2015, 7.5 percent for 2016 and 10.0 percent for 2017-2019 as compared to the base assumptions.

In all cases the recoverable amount was higher than the carrying amount.

In 2012, the recoverable amount of the EMEA operating segment was higher than the corresponding carrying amount. In addition, sensitivities analysis were performed simulating two different scenarios:

a) WACC was increased by 1.0 percent for 2017 and 2.0 percent for 2018 and for Terminal Value;

b) Cash-flows were reduced by estimating the impact of a 10.0 percent decrease in the European car market demand for 2016-2018 as compared to the base assumptions.

In all cases the recoverable amount was higher than the carrying amount.

The estimates and assumptions described reflect the Group’s current available knowledge as to the expected future development of the businesses and are based on an assessment of the future development of the markets and the car industry, which remain subject to a high degree of uncertainty due to the continuation of the economic difficulties in most countries of the Eurozone and its effects on the industry. More specifically, considering the uncertainty, a future worsening in the economic environment in the Eurozone that is not reflected in these Group assumptions, could result in actual performance that differs from the original estimates, and might therefore require adjustments to the carrying amounts of certain non-current assets in future periods.

Recoverability of Goodwill and intangible assets with indefinite useful lives

In accordance with IAS 36 – Impairment of Assets, Goodwill and intangible assets with indefinite useful lives are not amortized and are tested for impairment annually or more frequently if facts or circumstances indicate that the asset may be impaired.

Goodwill and intangible assets with indefinite useful lives are allocated to operating segments or to CGUs within the operating segments, which represent the lowest level within the Group at which goodwill is monitored for internal management purposes in accordance with IAS 36. The impairment test is performed by comparing the carrying amount (which mainly comprises property, plant and equipment, goodwill, brands and capitalized development costs) and the recoverable amount of each CGU of group of CGUs to which Goodwill has been allocated. The recoverable amount of a CGU is the higher of its fair value less costs to sell and its value in use.

Goodwill and intangible assets with indefinite useful lives at December 31, 2013 include €8,967 million and €2,600 million respectively resulting from the acquisition of Chrysler (€9,372 million and €2,717 million respectively at December 31, 2012), and €786 million from the acquisition of interests in Ferrari (€786 million at December 31, 2012).

The following table sets forth the impairment charges recognized for Goodwill and intangible assets with indefinite useful lives during the years ended December 31, 2013, 2012 and 2011.

	For the years ended December 31,
	2013	2012	2011
	(€ million)
Goodwill
EMEA	-	-	17
Components	-	-	193
Other	-	-	14

Goodwill and intangible assets with indefinite useful lives	-	-	224

These amounts were fully recognized in the Consolidated income statement in 2011 under Other unusual expenses.

For a discussion on impairment testing of Goodwill and intangible assets with indefinite useful lives, reference should be made to Note 13 to the Annual Consolidated Financial Statements included elsewhere in this prospectus.

Recoverability of deferred tax assets

The carrying amount of deferred tax assets is reduced to the extent that it is not probable that sufficient taxable profit will be available to allow the benefit of part or all of the deferred tax assets to be utilized.

At December 31, 2013, the Group had deferred tax assets on deductible temporary differences of €6,183 million (€6,363 million at December 31, 2012), of which €435 million was not recognized (€2,445 million at December 31, 2012). At the same date the Group had also theoretical tax benefit on losses carried forward of €3,810 million (€3,399 million at December 31, 2012), of which €2,891 million was unrecognized (€2,473 million at December 31, 2012).

In addition, at December 31, 2013, in view of the results achieved by Chrysler, of the continuous improvement of its product mix, its trends in international sales and its implementation of new vehicles, together with the consolidation of the alliance between Fiat and Chrysler, following Fiat’s acquisition of the remaining shareholding at the beginning of 2014, the Group recorded previously unrecognized deferred tax assets for a total of €1,734 million, of which €1,500 million was recognized in Income taxes and €234 million in Other comprehensive income/(loss).

The recoverability of deferred tax assets is dependent on the Group’s ability to generate sufficient future taxable income in the period in which it is assumed that the deductible temporary differences reverse and tax losses carried forward can be utilized. In making this assessment, the Group considers future taxable income arising on the most recent budgets and plans, prepared by using the same criteria described for testing the impairment of assets and goodwill moreover, it estimates the impact of the reversal of taxable temporary differences on earnings and it also considers the period over which these assets could be recovered.

These estimates and assumptions are subject to a high degree of uncertainty, in particular with regard to the future performance in the Eurozone; therefore changes in current estimates due to unanticipated events could have a significant impact on the Group’s consolidated financial statements.

Sales incentives

The Group records the estimated cost of sales incentive programs offered to dealers and consumers as a reduction to revenue at the time of sale to the dealer. This estimated cost represents the incentive programs offered to dealers and consumers, as well as the expected modifications to these programs in order to facilitate sales of the dealer inventory. Subsequent adjustments to incentive programs related to vehicles previously sold to dealers are recognized as an adjustment to revenue in the period the adjustment is determinable.

The Group uses price discounts to adjust vehicle pricing in response to a number of market and product factors, including: pricing actions and incentives offered by competitors, economic conditions, the amount of excess industry production capacity, the intensity of market competition, consumer demand for the product and the desire to support promotional campaigns. The Group may offer a variety of sales incentive programs at any given point in time, including: cash offers to dealers and consumers and subvention programs offered to customers, or lease subsidies, which reduce the retail customer’s monthly lease payment or cash due at the inception of the financing arrangement, or both. Incentive programs are generally brand, model and region specific for a defined period of time, which may be extended.

Multiple factors are used in estimating the future incentive expense by vehicle line including the current incentive programs in the market, planned promotional programs and the normal incentive escalation incurred as the model year ages. The estimated incentive rates are reviewed monthly and changes to the planned rates are adjusted accordingly, thus impacting revenues. As discussed previously, there are a multitude of inputs affecting the calculation of the estimate for sales incentives, and an increase or decrease of any of these variables could have a significant effect on recorded revenues.

Product warranties and liabilities

The Group establishes reserves for product warranties at the time the sale is recognized. The Group issues various types of product warranties under which the performance of products delivered is generally guaranteed for a certain period or term. The reserve for product warranties includes the expected costs of warranty obligations imposed by law or contract, as well as the expected costs for policy coverage, recall actions and buyback commitments. The estimated future costs of these actions are principally based on assumptions regarding the lifetime warranty costs of each vehicle line and each model year of that vehicle line, as well as historical claims experience for the Group’s vehicles. In addition, the number and magnitude of additional service actions expected to be approved, and policies related to additional service actions, are taken into consideration. Due to the uncertainty and potential volatility of these estimated factors, changes in the assumptions used could materially affect the results of operations.

The Group periodically initiates voluntary service and recall actions to address various customer satisfaction, safety and emissions issues related to vehicles sold. Included in the reserve is the estimated cost of these service and recall actions. The estimated future costs of these actions are based primarily on historical claims experience for the Group’s vehicles. Estimates of the future costs of these actions are inevitably imprecise due to some uncertainties, including the number of vehicles affected by a service or recall action. It is reasonably possible that the ultimate cost of these service and recall actions may require the Group to make expenditures in excess (or less than) of established reserves over an extended period of time. The estimate of warranty and additional service and recall action obligations is periodically reviewed during the year. Experience has shown that initial data for any given model year can be volatile; therefore, the process relies upon long-term historical averages until actual data is available. As actual experience becomes available, it is used to modify the historical averages to ensure that the forecast is within the range of likely outcomes. Resulting accruals are then compared with current spending rates to ensure that the balances are adequate to meet expected future obligations.

Warranty costs incurred are generally recorded in the Consolidated income statement as Cost of sales. However, depending on the specific nature of the recall, including the significance and magnitude, the Group reports certain of these costs as Unusual expenses. As such, for comparability purposes, the Group believes that separate identification allows users of the Group’s Consolidated financial statements to take them into appropriate consideration when analyzing the performance of the Group and assists them in understanding the Group’s financial performance year on year.

In addition, the Group makes provisions for estimated product liability costs arising from property damage and personal injuries including wrongful death, and potential exemplary or punitive damages alleged to be the result of product defects. By nature, these costs can be infrequent, difficult to predict and have the potential to vary significantly in amount. The valuation of the reserve is actuarially determined on an annual basis based on, among other factors, the number of vehicles sold and product liability claims incurred. Costs associated with these provisions are recorded in the income statement and any subsequent adjustments are recorded in the period in which the adjustment is determined.

Other Contingent liabilities

The Group makes provisions in connection with pending or threatened disputes or legal proceedings when it is considered probable that there will be an outflow of funds and when the amount can be reasonably estimated. If an outflow of funds becomes possible but the amount cannot be estimated, the matter is disclosed in the notes to the financial statements. The Group is the subject of legal and tax proceedings covering a wide range of matters in various jurisdictions. Due to the uncertainty inherent in such matters, it is difficult to predict the outflow of funds that could result from such disputes with any certainty. Moreover, the cases and claims against the Group often derive from complex legal issues which are subject to a differing degree of uncertainty, including the facts and circumstances of each particular case and the manner in which applicable law is likely to be interpreted and applied to such fact and circumstances, and the jurisdiction and the different laws involved. The Group monitors the status of pending legal procedures and consults with experts on legal and tax matters on a regular basis. It is therefore possible that the provisions for the Group’s legal proceedings and litigation may vary as the result of future developments in pending matters.

Litigation

Various legal proceedings, claims and governmental investigations are pending against the Group on a wide range of topics, including vehicle safety; emissions and fuel economy; dealer, supplier and other contractual relationships; intellectual property rights; product warranties and environmental matters. Some of these proceedings allege defects in specific component parts or systems (including airbags, seats, seat belts, brakes, ball joints, transmissions, engines and fuel systems) in various vehicle models or allege general design defects relating to vehicle handling and stability, sudden unintended movement or crashworthiness. These proceedings seek recovery for damage to property, personal injuries or wrongful death and in some cases include a claim for exemplary or punitive damages. Adverse decisions in one or more of these proceedings could require the Group to pay substantial damages, or undertake service actions, recall campaigns or other costly actions.

Litigation is subject to many uncertainties, and the outcome of individual matters is not predictable with assurance. An accrual is established in connection with pending or threatened litigation if a loss is probable and a reliable estimate can be made. Since these accruals represent estimates, it is reasonably possible that the resolution of some of these matters could require the Group to make payments in excess of the amounts accrued. It is also reasonably possible that the resolution of some of the matters for which accruals could not be made may require the Group to make payments in an amount or range of amounts that could not be reasonably estimated.

The term “reasonably possible” is used herein to mean that the chance of a future transaction or event occurring is more than remote but less than probable. Although the final resolution of any such matters could have a material effect on the Group’s operating results for the particular reporting period in which an adjustment of the estimated reserve is recorded, it is believed that any resulting adjustment would not materially affect the consolidated financial position or cash flows.

Environmental Matters

The Group is subject to potential liability under government regulations and various claims and legal actions that are pending or may be asserted against the Group concerning environmental matters. Estimates of future costs of such environmental matters are inevitably imprecise due to numerous uncertainties, including the enactment of new laws and regulations, the development and application of new technologies, the identification of new sites for which the Group may have remediation responsibility and the apportionment and collectability of remediation costs among responsible parties. The Group establishes provisions for these environmental matters when a loss is probable and a reliable estimate can be made. It is reasonably possible that the final resolution of some of these matters may require the Group to make expenditures, in excess of established provisions, over an extended period of time and in a range of amounts that cannot be reliably estimated. Although the final resolution of any such matters could have a material effect on the Group’s operating results for the particular reporting period in which an adjustment to the estimated provision is recorded, it is believed that any resulting adjustment would not materially affect the consolidated financial position or cash flows.

Business combinations

The consolidation of Chrysler was accounted for as a business combination achieved in stages using the acquisition method of accounting required under IFRS 3. In accordance with the acquisition method, the Group remeasured its previously held equity interest in Chrysler at fair value. The non-controlling interest in Chrysler was also recognized at its acquisition date fair value. Additionally, the Group recognized the acquired assets and assumed liabilities at their acquisition date fair values, except for deferred income taxes and certain liabilities associated with employee benefits, which were recorded according to other accounting guidance. These values were based on market participant assumptions, which were based on market information available at the date control was obtained and which affected the value at which the assets, liabilities, non-controlling interests and goodwill were recognized as well as the amount of income and expense for the period. See “Accounting for the Chrysler business combination” in the Annual Consolidated Financial Statements, included elsewhere in this prospectus.

Share-based compensation

The Group accounts for share-based compensation plans in accordance with IFRS 2 - Share-based payments, which requires measuring share-based compensation expense based on fair value. As described in Note 24 to the Annual Consolidated Financial Statements included elsewhere in this prospectus, within the Group, Fiat and Chrysler granted share-based payments for the years ended December 31, 2013, 2012 and 2011 to certain employees and directors.

The fair value of Fiat share-based payments is measured based on market prices of Fiat shares at the grant date taking into account the terms and conditions upon which the instruments were granted. The fair value of Chrysler awards is measured by using a discounted cash flow methodology to estimate the price of the awards at the grant date and subsequently for liability-classified awards at each balance sheet date, until they are settled.

For Chrysler’s awards, since there are no publicly observable market prices for Chrysler’s membership interests, the fair value was determined contemporaneously with each measurement using a discounted cash flow methodology. The Group uses this approach, which is based on projected cash flows, to estimate Chrysler’s enterprise value. Then the Group deducts the fair value of Chrysler’s outstanding interest bearing debt as of the measurement date from the enterprise value to arrive at the fair value of Chrysler’s equity.

The significant assumptions used in the measurement of the fair value of these awards at each measurement date include different assumptions, for example, four years of annual projections that reflect the estimated after-tax cash flows a market participant would expect to generate from Chrysler’s operating business, an estimated after-tax weighted average cost of capital and projected worldwide factory shipments.

The assumptions noted above used in the contemporaneous estimation of fair value at each measurement date have not changed significantly during the three years ended December 31, 2013, 2012 and 2011 with the exception of the weighted average cost of capital, which is directly influenced by external market conditions.

The Group updates the measurement of the fair value of these awards on a regular basis. It is therefore possible that the amount of share-based payments reserve and liabilities for share-based payments may vary as the result of a significant change in the above mentioned assumptions.

Non-GAAP Financial Measures

We monitor our operations through the use of several non-GAAP financial measures: Net Debt, Net Industrial Debt and certain information provided on a constant currency basis. We believe that these non-GAAP financial measures provide useful and relevant information regarding our operating results and enhance the overall ability to assess our financial performance and financial position. They provide us with comparable measures which facilitate management’s ability to identify operational trends, as well as make decisions regarding future spending, resource allocations and other operational decisions. These and similar measures are widely used in the industry in which we operate.

These financial measures may not be comparable to other similarly titled measures of other companies and are not intended to be substitutes for measures of financial performance and financial position as prepared in accordance with IFRS.

Net Industrial Debt

The following table details our Net Debt at March 31, 2014, December 31, 2013 and December 31, 2012, and provides a reconciliation of this non-GAAP measure to debt, the most directly comparable measure included in our consolidated statement of financial position.

Due to different sources of cash flows used for the repayment of the financial debt between industrial activities and financial services (by cash from operations for industrial activities and by collection of financial receivables for financial services) and the different business structure and leverage implications, we provide a separate analysis of Net Debt between Industrial Activities and Financial Services.

The division between Industrial Activities and Financial Services represents a sub-consolidation based on the core business activities (industrial or financial services) of each Group company. The sub-consolidation for Industrial Activities also includes companies that perform centralized treasury activities (i.e., raising funding in the market and financing Group companies), but do not, however, provide financing to third parties. Financial Services includes companies that provide retail and dealer finance, leasing and rental services in support of the mass-market brands in certain geographical segments, and for the luxury brands.

Net Industrial Debt (i.e., Net Debt of Industrial Activities) is management’s primary measure for analyzing our financial leverage and capital structure and is one of the key targets used to measure our performance.

	At March 31, 2014			At December 31, 2013			At December 31, 2012
(€ million)	Industrial Activities	Financial Services	Consolidated	Industrial Activities	Financial Services	Consolidated	Industrial Activities	Financial Services	Consolidated
Debt with third parties	(29,379)	(2,060)	(31,439)	(28,250)	(2,033)	(30,283)	(26,256)	(2,047)	(28,303)
Net intercompany financial receivables/payables and current financial receivables from jointly-controlled financial services companies	1,546	(1,428)	118	1,363	(1,336)	27	1,392	(1,334)	58
Other financial assets/(liabilities) (net)	332	(1)	331	399	(3)	396	321	(3)	318
Current securities	237	5	242	219	28	247	173	83	256
Cash and cash equivalents	17,268	232	17,500	19,255	200	19,455	17,420	246	17,666

Net Debt	(9,996)	(3,252)	(13,248)	(7,014)	(3,144)	(10,158)	(6,950)	(3,055)	(10,005)

Constant Currency Information

The “Results of Operations” discussion below includes information about our net revenues and EBIT at constant currency. We calculate constant currency by applying the prior-year average exchange rates to current financial data expressed in local currency in order to eliminate the impact of foreign exchange rate fluctuations (see “Significant Accounting Policies” in the Annual Consolidated Financial Statements included in this prospectus for information on the exchange rates applied). These constant currency measures are non-GAAP measures. Although we do not believe that these measures are a substitute for GAAP measures, we do believe that such results excluding the impact of currency fluctuations year-on-year provide additional useful information to investors regarding the operating performance on a local currency basis.

For example, if a U.S. entity with U.S. dollar functional currency recorded net revenues of U.S.$100 million for 2013 and 2012, we would report €75 million in net revenues for 2013 (using the 2013 average exchange rate of 1.328) compared to €78 million for 2012 (using the average exchange rate of 1.285). The constant currency presentation would translate the 2013 net revenues using the 2012 exchange rates, and indicate that the underlying net revenues on a constant currency basis were unchanged year-on-year. We present such information in order to assess how the underlying business has performed prior to the translation impact of fluctuations in foreign currency exchange rates.

Shipment Information

As discussed in “The Fiat Group—Overview of Our Business” our activities are carried out through six reportable segments: four regional mass market vehicle segments (NAFTA, LATAM, APAC and EMEA), a global Luxury Brands segment and a global Components segment. The following table sets forth our vehicle shipment information by segment (excluding the Components segment). Vehicle shipments are generally aligned with current period production which is driven by our plans to meet consumer demand. Revenue is generally recognized when the risks and rewards of ownership of a vehicle have been transferred to our dealers or distributors, which usually occurs upon the release of the vehicle to the carrier responsible for transporting the vehicle to our dealer or distributor. Revenues related to new vehicle sales with a buy-back commitment, or through the Guaranteed Depreciation Program (“GDP”), under which the Group guarantees the residual value or otherwise assumes responsibility for the minimum resale value of the vehicle, are not recognized at the time of delivery but are accounted for similar to an operating lease and rental income is recognized over the contractual term of the lease on a straight line basis. For a description of our dealers and distributors see “The Fiat

Group—Mass Market Vehicles”. Accordingly, the number of vehicles shipped does not necessarily correspond to the number of vehicles sold for which revenues are recorded in any given period.

(In thousands of units)	Shipments
	For the three months ended March 31,		For the years ended December 31,
	2014	2013	2013	2012	2011
NAFTA	585	510	2,238	2,115	1,033
LATAM	205	230	950	979	910
APAC	54	32	163	103	53
EMEA	259	245	979	1,012	1,166
Luxury Brands	10	3	22	14	13

Total	1,113	1,020	4,352	4,223	3,175

Results of Operations

Three months ended March 31, 2014 compared to three months ended March 31, 2013

The following is a discussion of the results of operations for the three months ended March 31, 2014 compared to three months ended March 31, 2013. The discussion of certain line items (cost of sales, selling, general and administrative costs and research and development costs) includes a presentation of such line items as a percentage of net revenues for the respective periods presented, to facilitate year-on-year comparisons.

	For the three months ended March 31,
(€ million)	2014	2013
Net revenues	22,125	19,707
Cost of sales	19,237	16,951
Selling, general and administrative costs	1,662	1,623
Research and development costs	626	488
Other income/(expenses)	22	(14)
Result from investments	33	23
Gains/(losses) on the disposal of investments	8	2
Restructuring costs	10	(2)
Other unusual income/(expenses)	(383)	(51)

EBIT	270	607
Net financial income/(expenses)	(493)	(443)

Profit before taxes	(223)	164
Tax (income)/expenses	(50)	133

Net profit/(loss)	(173)	31

Net profit attributable to:
Owners of the parent	(189)	(83)
Non-controlling interests	16	114

Net revenues

	For the three months ended March 31,		Increase/(decrease)
(€ million, except percentages)	2014	2013	2014 vs. 2013

Net revenues	22,125	19,707	2,418	12.3%

Net revenues for the three months ended March 31, 2014 were €22.1 billion, an increase of €2.4 billion, or 12.3 percent (17.4 percent on a constant currency basis), from €19.7 billion for the three months ended March 31, 2013.

The increase in net revenues was primarily attributable to (i) a €1.7 billion increase in NAFTA net revenues, related to an increase in shipments and improved product and distribution channel mix, which was partially offset by unfavorable foreign currency translation, (ii) a €0.5 billion increase in Luxury Brands net revenues primarily attributable to an increase in Maserati shipments, (iii) a €0.5 billion increase in APAC net revenues attributable to an increase in shipments, and (iv) an increase of €0.2 billion in Components net revenues, which were partially offset by (v) a decrease of €0.5 billion in LATAM net revenues. The decrease in LATAM net revenues was attributable to the combined effect of fewer vehicle shipments and unfavorable foreign currency translation related to the weakening of the Brazilian Real against the Euro. EMEA net revenues for the three months ended March 31, 2014 were unchanged when compared to the three months ended March 31, 2013, as higher shipments were offset by the impact of unfavorable distribution channel mix attributable to an increase in proportion of sales with buyback commitments.

See “—Segments” for a detailed discussion of net revenues by segment.

Cost of sales

	For the three months ended March 31,				Increase/(decrease)
(€ million, except percentages)	2014	Percentage of net revenues	2013	Percentage of net revenues	2014 vs. 2013

Cost of sales	19,237	86.9%	16,951	86.0%	2,286 13.5%

Cost of sales includes purchases, certain warranty and product-related costs, labor costs, depreciation, amortization and logistic costs. We purchase a variety of components (including mechanical, steel, electrical and electronic, plastic components as well as castings and tires), raw materials (steel, rubber, aluminum, resin, copper, lead, and precious metals including platinum, palladium and rhodium), supplies, utilities, logistics and other services from numerous suppliers which we use to manufacture our vehicles, parts and accessories. These purchases generally account for approximately 80 percent of total cost of sales. Fluctuations in cost of sales are primarily related to the number of our vehicles we produce and ship, along with changes in vehicle mix, as newer models of vehicles generally have more technologically advanced components and enhancements and therefore additional costs per unit. The cost of sales could also be affected, to a lesser extent, by fluctuations in certain raw material prices. The cost of raw materials comprised approximately 15 percent of the previously described total purchases for each of the three months ended March 31, 2014 and 2013, while the remaining portion of purchases was made of components, transformation and overhead costs.

Cost of sales for the three months ended March 31, 2014 was €19.2 billion, an increase of €2.2 billion, or 13.5 percent (18.6 percent on a constant currency basis), from €17.0 billion for the three months ended March 31, 2013. As a percentage of net revenues, cost of sales was 86.9 percent in the three months ended March 31, 2014 compared to 86.0 percent in the three months ended March 31, 2013.

The increase in cost of sales was due to the combination of (i) €2.2 billion related to increased vehicle shipments, primarily related to the NAFTA, APAC, EMEA and Luxury Brands segments (ii) €0.7 billion related to vehicle and distribution channel mix primarily attributable to the NAFTA segment, (iii) €0.1 billion related to new-model content enhancements, and (iv) €0.1 billion arising from price increases for certain raw materials, which were partially offset by (v) favorable foreign currency translation of €0.9 billion.

In particular, the increase in cost of sales related to vehicle mix was primarily driven by the higher percentage of growth in certain SUV and truck shipments as compared to passenger car shipments in NAFTA, while the shift in distribution channel mix was driven by the higher proportion of retail shipments as compared to fleet shipments in NAFTA. The favorable foreign currency translation impact of €0.9 billion was primarily attributable to the NAFTA and LATAM segments, driven by the weakening of the U.S. dollar and the Brazilian Real against the Euro. Cost of sales for the three months ended March 31, 2014 also includes €0.1 billion costs arising from net adjustments to pre-existing warranties, including charges related to certain recent recall campaigns.

Selling, general and administrative costs

	For the three months ended March 31,				Increase/(decrease)
(€ million, except percentages)	2014	Percentage of net revenues	2013	Percentage of net revenues	2014 vs. 2013

Selling, general and administrative costs	1,662	7.5%	1,623	8.2%	39 2.4%

Selling, general and administrative costs include advertising, personnel, and other costs. Advertising costs accounted for approximately 48 percent and 45 percent of total selling, general and administrative costs for the three months ended March 31, 2014 and 2013 respectively.

Selling, general and administrative costs for the three months ended March 31, 2014 were €1,662 million, an increase of €39 million, or 2.4 percent, from €1,623 million for the three months ended March 31, 2013. As a percentage of net revenues, selling, general and administrative costs were 7.5 percent in the three months ended March 31, 2014 compared to 8.2 percent in the three months ended March 31, 2013.

The increase in selling, general and administrative costs was due to the combined effects of (i) a €72 million increase in advertising expenses driven primarily by the APAC and NAFTA segments, (ii) a €38 million increase in other selling, general and administrative costs primarily attributable to the NAFTA and Luxury Brands segments which were partially offset by (iii) the impact of favorable foreign currency translation of €71 million.

In particular, the increase in advertising expenses was largely attributable to the NAFTA, APAC and Luxury Brands segments (with EMEA and LATAM advertising expenses remaining relatively unchanged), to support the growth of the business in their respective markets, while the favorable foreign currency translation impact of €71 million was primarily attributable to the NAFTA and LATAM segments, driven by the weakening of the U.S. dollar and the Brazilian Real against the Euro.

Research and development costs

	For the three months ended March 31,				Increase/(decrease)
(€ million, except percentages)	2014	Percentage of net revenues	2013	Percentage of net revenues	2014 vs. 2013
Research and development costs expensed during the period	376	1.7%	305	1.5%	71	23.3%
Amortization of capitalized development costs	245	1.1%	183	0.9%	62	33.9%
Write-down of costs previously capitalized	5	n.m.	-	n.m.	5	n.m.

Research and development costs	626	2.8%	488	2.5%	138	28.3%

We conduct research and development for new vehicles and technology to improve the performance, safety, fuel efficiency, reliability, consumer perception and environmental impact (i.e. reduced emissions) of our vehicles. Research and development costs consist primarily of material costs and personnel related expenses that support the development of new and existing vehicles with powertrain technologies. For further details of research and development costs, see “—Trends, Uncertainties and Opportunities—Product Development.” For details of our research and development activities, see “The Fiat Group—Research and Development.”

Research and development costs for the three months ended March 31, 2014 were €626 million, an increase of €138 million, or 28.3 percent, from €488 million for the three months ended March 31, 2013. As a percentage of net revenues, research and development costs were 2.8 percent in the three months ended March 31, 2014 compared to 2.5 percent in the three months ended March 31, 2013.

The increase in research and development costs was attributable to the combined effects of (i) an increase in research and development costs expensed during the period of €71 million, (ii) an increase in the amortization of capitalized development costs of €62 million and (iii) an increase in the write-down of costs previously capitalized of €5 million.

While overall spending on research and development decreased, during the three months ending March 31, 2014, a greater proportion of the expenditures were expensed as incurred, versus capitalized, due to the nature of the projects being undertaken, resulting in an increase in research and development costs being expensed to the income statement. The increase in amortization of capitalized development costs for the three months ended March 31, 2014, as compared to the three months ended March 31, 2013 was largely attributable to the launch of new products. In particular, amortization of capitalized development costs increased in the NAFTA segment as a result of the 2013 launches including the all-new 2014 Jeep Cherokee, and the Ram 1500 which were launched after March 31, 2013, and as such were not amortized during the three months ended March 31, 2013.

Other income/(expenses)

	For the three months ended March 31,		Increase/(decrease)
(€ million, except percentages)	2014	2013	2014 vs. 2013

Other income/(expenses)	22	(14)	36	n.m.

Other income/(expenses) for the three months ended March 31, 2014 amounted to net other income of €22 million, an increase of €36 million, from net other expenses of €14 million for the three months ended March 31, 2013.

For both the three months ended March 31, 2014 and March 31, 2013, there were no items that either individually or in aggregate are considered material to the Interim Consolidated Financial Statements.

Result from investments

The largest contributors to result from investments for the three months ended March 31, 2014 and March 31, 2013 were FGA Capital S.p.A. or FGAC (a jointly-controlled finance company that manages activities in retail automotive financing, dealership financing, long-term car rental and fleet management in 14 European countries) and Tofas-Turk Otomobil Fabrikasi A.S. (a jointly-controlled) Turkish automaker.

	For the three months ended March 31,		Increase/(decrease)
(€ million, except percentages)	2014	2013	2014 vs. 2013

Result from investments	33	23	10	43.5%

Result from investments for the three months ended March 31, 2014 was €33 million, an increase of €10 million, or 43.5 percent, from €23 million for the three months ended March 31, 2013.

The increase in result from investments was attributable to the €6 million decrease in the loss relating to the Group’s investment in RCS MediaGroup, and the €4 million increase in result from investments in the Components segment.

Gains/(losses) on the disposal of investments

	For the three months ended March 31,		Increase/(decrease)
(€ million, except percentages)	2014	2013	2014 vs. 2013

Gains/(losses) on the disposal of investments	8	2	6	n.m.

Gains on the disposal of investments for the three months ended March 31, 2014 were €8 million, an increase of €6 million, from €2 million for the three months ended March 31, 2013.

Restructuring costs/(income)

	For the three months ended March 31,		Increase/(decrease)
(€ million, except percentages)	2014	2013	2014 vs. 2013

Restructuring costs/(income)	10	(2)	12	n.m.

Restructuring costs for the three months ended March 31, 2014 were €10 million, an increase of €12 million, from a net reversal of €2 million for the three months ended March 31, 2013.

Net restructuring costs for the three months ended March 31, 2014 mainly relate to the LATAM segment and to a lesser extent the Components segment. In particular, in February 2014, we undertook a voluntary severance program in Venezuela to facilitate workforce reductions and incurred restructuring expenses primarily related to employee severance costs.

The net income of €2 million recognized in the three months ended March 31, 2013 related to the release of a previously recognized provision related to the NAFTA segment primarily related to decreases in expected workforce reduction costs and legal claim reserves.

Other unusual income/(expenses)

	For the three months ended March 31,		Increase/(decrease)
(€ million, except percentages)	2014	2013	2014 vs. 2013

Other unusual income/(expenses)	(383)	(51)	(332)	n.m.

Other unusual expenses for the three months ended March 31, 2014 were €383 million, an increase of €332 million, from €51 million for the three months ended March 31, 2013.

Other unusual expenses for the three months ended March 31, 2014 primarily relate to the €495 million expense recognized in connection with the execution of the UAW MOU Agreement entered into by Chrysler on January 21, 2014, which was partially offset by the non-taxable gain of €223 million on the remeasurement to fair value of the previously exercised options on approximately 10 percent of Chrysler’s membership interests in connection with the equity purchase agreement, (see Note 7 to the Interim Consolidated Financial Statements for further details). Given the nature of the UAW MOU Agreement, and the non-taxable gain on the options (being infrequent and only incidentally related to the ordinary activities of the Group), they were classified within the line item other unusual income/(expenses). In addition, other unusual income/(expenses) for the three months ended March 31, 2014 included a €94 million remeasurement charge recognized as a result of the change in the exchange rate used to re-measure the Venezuelan subsidiary’s net monetary assets in U.S. dollar based on first quarter 2014 developments related to the foreign exchange process in Venezuela. Given the nature of charge (that it is only incidentally related to the ordinary activities of the Group), it has been classified as an unusual expense. As the official exchange rate is increasingly reserved only for purchases of those goods and services deemed “essential” by the Venezuelan government, we began to use the exchange rate determined by an auction process conducted by Venezuela’s Supplementary Foreign Currency Administration System (“SICAD”), referred to as the “SICAD I rate”, as of March 31, 2014. At March 31, 2014, the SICAD I rate was 10.7 Venezuelan Bolivar (“VEF”) to U.S. dollar. Previously, we utilized the official exchange rate of 6.3 VEF to U.S. dollar. In late March 2014, the Venezuelan government introduced an additional auction-based foreign exchange system, referred to as the SICAD II rate. The SICAD II rate has ranged from 49 to 51.9 VEF to U.S. dollar in the period since its introduction until June 30, 2014. The SICAD II rate is expected to be used primarily for imports and has been limited to amounts of VEF that can be exchanged into other currencies, such as the U.S. dollar. As a result of the recent exchange agreement between the Central Bank of Venezuela and the Venezuelan government and the limitations of the SICAD II rate, we believe any future remittances of dividends would be transacted at the SICAD I rate. As a result, we determined that the SICAD I rate is the most appropriate rate to use. As the SICAD I rate is based on periodic auctions, there may be significant changes to the exchange rate in future quarters, as well as other related developments in Venezuela, which may materially impact our consolidated financial statements.

Other unusual income/(expenses) for the three months ended March 31, 2013 primarily related to a €59 million foreign currency exchange loss recognized related to the devaluation of the VEF relative to the U.S. dollar in February 2013.

EBIT

	For the three months ended March 31,		Increase/(decrease)
(€ million, except percentages)	2014	2013	2014 vs. 2013

EBIT	270	607	(337)	(55.5%)

EBIT for the three months ended March 31, 2014 was €270 million, a decrease of €337 million, or 55.5 percent (52.2 percent on a constant currency basis), from €607 million for the three months ended March 31, 2013.

The decrease in EBIT was primarily attributable to the combined effect of (i) a €517 million decrease in NAFTA EBIT, and (ii) a €176 million decrease in LATAM EBIT, which were partially offset by (iii) a €63 million increase in Luxury Brands EBIT, (iv) a €38 million increase in APAC EBIT and (v) a €35 million increase in EMEA EBIT.

See “—Segments” for a detailed discussion of EBIT by segment.

Net financial income/(expenses)

	For the three months ended March 31,		Increase/(decrease)
(€ million, except percentages)	2014	2013	2014 vs. 2013

Net financial income/(expense)	(493)	(443)	(50)	11.3%

Net financial income/(expenses) mainly includes interest income, other financial income, gains on disposals of securities, interest expenses, other financial expenses, losses on disposal of securities and net interest expenses on employee benefits provisions.

Net financial expenses for the three months ended March 31, 2014 were €493 million, an increase of €50 million, or 11.3 percent, from €443 million for the three months ended March 31, 2013. Excluding the gain on the Fiat stock option-related equity swaps of €15 million recognized in the three months ended March 31, 2013, net financial expenses increased by €35 million, attributable to the higher average net debt level and exchange rate effects.

Tax (income)/expenses

	For the three months ended March 31,		Increase/(decrease)
(€ million, except percentages)	2014	2013	2014 vs. 2013

Tax (income)/expenses	(50)	133	(183)	n.m.

Tax income for the three months ended March 31, 2014 was €50 million, as compared to tax expense of €133 million for the three months ended March 31, 2013.

The €183 million difference was primarily related to the profit/loss before tax, which for the three months ended March 31, 2014 was a loss of €223 million, compared to a gain of €164 million for the three months ended March 31, 2013.

Segments

The following is a discussion of net revenues, EBIT and shipments for each segment.

(€ million, except shipments which are in thousands of units)	Net revenues For the three months ended March 31,		EBIT For the three months ended March 31,		Shipments For the three months ended March 31,
	2014	2013	2014	2013	2014	2013

NAFTA	11,732	10,012	(117)	400	585	510
LATAM	1,965	2,468	(49)	127	205	230
APAC	1,497	982	135	97	54	32
EMEA	4,341	4,327	(72)	(107)	259	245
Luxury Brands	1,207	684	139	76	10	3
Components	2,081	1,936	42	35	n.m.	n.m.
Other activities	201	227	(13)	(27)	n.m.	n.m.
Unallocated items & adjustments	(899)	(929)	205	6	n.m.	n.m.

Total	22,125	19,707	270	607	1,113	1,020

NAFTA

	For the three months ended March 31,				Increase/(decrease)
(€ million, except shipments which are in thousands of units)	2014	% of segment net revenues	2013	% of segment net revenues	2014 vs. 2013

Net revenues	11,732	100.0%	10,012	100.0%	1,720	17.2%
EBIT	(117)	(1.0%)	400	4.0%	(517)	(129.3%)
Shipments	585	n.m.	510	n.m.	75	14.7%

Net revenues

NAFTA net revenues for the three months ended March 31, 2014 were €11.7 billion, an increase of €1.7 billion, or 17.2 percent (22.2 percent on a constant currency basis), from €10.0 billion for the three months ended March 31, 2013. The total increase of €1.7 billion was primarily attributable to (i) an increase in shipments of €1.4 billion, (ii) favorable market and vehicle mix of €0.8 billion, partially offset by (iii) unfavorable foreign currency translation of €0.5 billion and (iv) unfavorable pricing of €0.1 billion.

The 14.7 percent increase in vehicle shipments from 510 thousand units for the three months ended March 31, 2013, to 585 thousand units for the three months ended March 31, 2014, was largely driven by shipments of the all-new Jeep Cherokee, which was not available in the three months ended March 31, 2013, an increase in shipments of the Jeep Grand Cherokee and Ram brand vehicles. Of the favorable mix impact of €0.8 billion, €0.6 billion related to vehicle mix, due to the higher proportion of trucks and certain SUVs, as compared to passenger cars (as these larger vehicles generally have a higher selling price), and €0.2 billion related to a shift in distribution channel mix towards more retail shipments as a percentage of total shipments, which is consistent with the continuing strategy to grow U.S. retail market share while maintaining stable fleet shipments. These increases were partially offset by the impact of the weakening of the U.S. dollar against the Euro. The average exchange rate used to translate balances for the three months ended March 31, 2014, was 3.8 percent lower than the average exchange rate used for the same period in 2013, which impacted net revenues by €0.5 billion.

EBIT

NAFTA EBIT loss for the three months ended March 31, 2014 was €117 million, a decrease of €517 million, or 129.3 percent (130.3 percent on a constant currency basis) from EBIT of €400 million for the three months ended March 31, 2013.

The decrease in NAFTA EBIT was primarily attributable to the combination of (i) the €495 million other unusual expense recognized in connection with the execution of the UAW MOU Agreement entered into by Chrysler on January 21, 2014, (ii) increased industrial costs of €366 million, (iii) unfavorable net pricing of €62 million primarily reflecting competitive pressure in the markets, (iv) an increase in selling, general and administrative costs of €46 million largely attributable to higher advertising costs incurred, partially offset by (v) favorable volume/mix impact of €427 million, driven by an increase in shipments primarily related to the 2014 all-new Jeep Cherokee, the Jeep Grand Cherokee and Ram 1500 pick-up trucks. The increase in industrial costs was attributable to an increase in cost of sales related to vehicle content enhancements on newly launched products and costs of €0.1 billion arising from pre-existing warranties, including charges related to certain recent recall campaigns, increases in depreciation and amortization, primarily related to capital investments associated with our recent product launches, and an increase in research and developments costs.

LATAM

	For the three months ended March 31,				Increase/(decrease)
(€ millions, except shipments which are in thousands of units)	2014	% of segment net revenues	2013	% of segment net revenues	2014 vs. 2013
Net revenues	1,965	100.0%	2,468	100.0%	(503)	(20.4%)
EBIT	(49)	(2.5%)	127	5.1%	(176)	n.m.
Shipments	205	n.m.	230	n.m.	(25)	(10.9%)

Net revenues

LATAM net revenues for the three months ended March 31, 2014 were €2.0 billion, a decrease of €0.5 billion, or 20.4 percent (5.2 percent on a constant currency basis), from €2.5 billion for the three months ended March 31, 2013. The total decrease of €0.5 billion was primarily attributable to the combination of the impact of (i) lower shipments of €0.3 billion and (ii) unfavorable foreign currency translation of €0.4 billion, which were partially offset by (iii) favorable mix of €0.1 billion.

The 10.9 percent decrease in vehicle shipments from 230 thousand units for the three months ended March 31, 2013, to 205 thousand units for the three months ended March 31, 2014, was largely as a result of the exceptionally strong performance in 2013, driven by government tax incentives to encourage the sale of smaller cars, which are currently in the process of being phased out. The weakening of the Brazilian Real against the Euro impacted net revenues by €0.4 billion; in particular, the average exchange rate used to translate Brazilian Real balances for the three months ended March 31, 2014 was 22.9 percent lower than the average exchange rate used for the same period in 2013.

EBIT

LATAM EBIT loss for the three months ended March 31, 2014 was €49 million, a decrease of €176 million, or 138.6 percent (126.0 percent on a constant currency basis), from EBIT of €127 million for the three months ended March 31, 2013.

The decrease in LATAM EBIT was primarily attributable to the combination of (i) an increase in industrial costs of €132 million largely attributable to the price increases for certain foreign currency denominated purchases, which were impacted by the weakening of the Brazilian Real, and startup costs for the Pernambuco plant, (ii) a €34 million increase in other unusual expenses, (iii) unfavorable volume/mix impact of

€22 million attributable to a decrease in shipments, which was partially offset by an improvement in product mix in Brazil and (iv) the impact of unfavorable foreign currency translation of €16 million attributable to the weakening of the Brazilian Real against the Euro, partially offset by (v) favorable pricing of €33 million driven by pricing actions in Brazil related to the launches of the refreshed Fiat Strada and the new Fiat Fiorino. In particular, LATAM net other unusual expenses amounted to €93 million for the three months ended March 31, 2014, primarily related to the previously described remeasurement charge recognized as a result of the change in the exchange rate used to re-measure the Venezuelan subsidiary’s net monetary assets in U.S. dollars, compared to €59 million for the three months ended March 31, 2013, primarily recognized in relation to the devaluation of the Venezuelan Bolivar compared to the U.S. dollar.

APAC

	For the three months ended March 31,				Increase/(decrease)
(€ million, except shipments which are in thousands of units)	2014	% of segment net revenues	2013	% of segment net revenues	2014 vs. 2013
Net revenues	1,497	100.0%	982	100.0%	515	52.4%
EBIT	135	9.0%	97	9.9%	38	39.2%
Shipments	54	n.m	32	n.m	22	68.8%

Net revenues

APAC net revenues for the three months ended March 31, 2014 were €1.5 billion, an increase of €0.5 billion, or 52.4 percent (59.8 percent on a constant currency basis), from €1.0 billion for the three months ended March 31, 2013.

The total increase of €0.5 billion was mainly attributable to an increase in shipments of €0.6 billion, partially offset by unfavorable foreign currency translation of €0.1 billion.

The 68.8 percent increase in vehicle shipments from 32 thousand units for the three months ended March 31, 2013 to 54 thousand units for the three months ended March 31, 2014 was largely supported by shipments to China and Australia. This growth in shipments was driven by the re-introduction of the Dodge Journey into China in February 2013 and increases in shipments of the Fiat Viaggio and Fiat Punto.

EBIT

APAC EBIT for the three months ended March 31, 2014 was €135 million, an increase of €38 million, or 39.2 percent (44.3 percent on a constant currency basis) from €97 million for the three months ended March 31, 2013.

The increase in APAC EBIT was primarily attributable to the combination of (i) positive volume/mix impact of €165 million as a result of the previously described increase in shipments partially offset by (ii) an increase in selling, general and administrative costs of €47 million to support the growth of the APAC operations, (iii) an increase in industrial costs of €40 million due to higher research and development costs, increased fixed manufacturing costs for new product initiatives and higher production volumes, (iv) unfavorable pricing of €17 million due to the increasingly competitive trading environment, particularly in China, (v) unfavorable foreign currency translation of €5 million, and (vi) a €3 million decrease in the result from investments, as a result of an increase in the loss recorded in the Chinese joint venture GAC Fiat Automobiles Co.

EMEA

	For the three months ended March 31,				Increase/(decrease)
(€ million, except shipments which are in thousands of units)	2014	% of segment net revenues	2013	% of segment net revenues	2014 vs. 2013
Net revenues	4,341	100.0%	4,327	100.0%	14	0.3%
EBIT	(72)	(1.7%)	(107)	(2.5%)	35	32.7%
Shipments	259	n.m.	245	n.m.	14	5.7%

Net revenues

EMEA net revenues for both the three months ended March 31, 2014 and 2013 were €4.3 billion.

The €0.2 billion increase in shipments was offset by less favorable mix impact. In particular, the 5.7 percent increase in vehicle shipments, from 245 thousand units for the three months ended March 31, 2013, to 259 thousand units for the three months ended March 31, 2014, was largely driven by the Fiat 500, Fiat Panda and Fiat Ducato. The less favorable mix impact was primarily driven by an increase in the proportion of vehicles sold with buy back commitments.

EBIT

EMEA EBIT loss for the three months ended March 31, 2014 was €72 million, a decrease of €35 million, or 32.7 percent (34.6 percent on a constant currency basis), from an EBIT loss of €107 million for the three months ended March 31, 2013.

The decrease in EMEA EBIT loss was primarily attributable to the combination of (i) a decrease in net industrial costs of €50 million driven by WCM and purchasing efficiencies, partially offset by higher research and development costs, (ii) favorable volume/mix impact of €33 million driven by the previously described increase in shipments and improved product mix driven by the performance of the Fiat 500 range of vehicles and Fiat Ducato, (iii) a €17 million decrease in selling, general and administrative expenses as a result of continued cost containment measures implemented mainly related to reduced advertising expenses, and (iv) a €3 million increase in the result from investments, which were partially offset by (v) unfavorable pricing of €41 million as a result of the competitive trading environment and resulting price pressure and (vi) a €8 million decrease in other unusual income. In particular, for three months ended March 31, 2013, as a result of the downsizing of Sevelnord Société Anonyme, we recognized other unusual income of €8 million.

Luxury Brands

	For the three months ended March 31,				Increase/(decrease)
(€ millions, except shipments which are in thousands of units)	2014	% of segment net revenues	2013	% of segment net revenues	2014 vs. 2013

Ferrari
Net revenues	620		551		69	12.5%
EBIT	80		80		-	-
Shipments	1.7		1.9		(0.2)	(10.5%)

Maserati
Net revenues	649		157		492	313.4%
EBIT	59		(4)		63	n.m.
Shipments	8.0		1.3		6.7	515.4%

Intrasegment eliminations
Net revenues	(62)		(24)		(38)	n.m.

Luxury Brands
Net revenues	1,207	100.0%	684	100.0%	523	76.5%
EBIT	139	11.5%	76	11.1%	63	82.9%
Shipments	9.7	n.m.	3.2	n.m.	6.5	203.1%

Net revenues

Luxury Brands net revenues for the three months ended March 31, 2014 were €1.2 billion, an increase of €0.5 billion, or 76.5 percent (80.1 percent on a constant currency basis), from €0.7 billion for the three months ended March 31, 2013.

Ferrari

Ferrari net revenues for both the three months ended March 31, 2014 and 2013 were €0.6 billion. The effects of the decrease in shipments, from 1.9 thousand units for the three months ended March 31, 2013 to 1.7 thousand units for the three months ended March 31, 2014, reflecting the strategy to maintain shipments to a certain number of shipments per year to preserve brand exclusivity, were offset by a positive vehicle mix. In particular, shipments of 12-cylinder models increased by 37.0 percent, driven by the success of the F12 Berlinetta and the FF.

Maserati

Maserati net revenues for the three months ended March 31, 2014 were €0.6 billion, an increase of €0.4 billion, or 313.4 percent, from €0.2 billion for the three months ended March 31, 2013. The increase was primarily attributable to the increase in vehicle shipments, from 1.3 thousand units for the three months ended March 31, 2013, to 8.0 thousand units for the three months ended March 31, 2014, driven by the new Quattroporte and the new Ghibli, which were launched in March 2013 and October 2013, respectively.

EBIT

Luxury Brands EBIT for the three months ended March 31, 2014 was €139 million, an increase of €63 million, or 82.9 percent (85.5 percent on a constant currency basis) from €76 million for the three months ended March 31, 2013.

Ferrari

Ferrari EBIT for both the three months ended March 31, 2014 and 2013 was €80 million, as improved sales mix compensated for a decrease in shipments.

Maserati

Maserati EBIT for the three months ended March 31, 2014 was €59 million, an increase of €63 million, from EBIT of €4 million for the three months ended March 31, 2013, attributable to the increase in shipments driven by the previously described 2013 launches.

Components

	For the three months ended March 31,				Increase/(decrease)
(€ millions, except shipments which are in thousands of units)	2014	% of segment net revenues	2013	% of segment net revenues	2014 vs. 2013

Magneti Marelli
Net revenues	1,574		1,469		105	7.1%
EBIT	37		32		5	15.6%

Teksid
Net revenues	162		173		(11)	(6.4%)
EBIT	(4)		(6)		2	(33.3%)

Comau
Net revenues	361		307		54	17.6%
EBIT	9		9		-	-

Intrasegment eliminations
Net revenues	(16)		(13)		(3)	n.m.

Component
Net revenues	2,081	100.0%	1,936	100.0%	145	7.5%
EBIT	42	2.0%	35	1.8%	7	20.0%

Net revenues

Components net revenues for the three months ended March 31, 2014 were €2.1 billion, an increase of €0.2 billion, or 7.5 percent (13.7 percent on a constant currency basis), from €1.9 billion for the three months ended March 31, 2013.

Magneti Marelli

Magneti Marelli net revenues for the three months ended March 31, 2014 were €1.6 billion, an increase of €0.1 billion, or 7.1 percent, from €1.5 billion for the three months ended March 31, 2013, primarily driven by the performance of the automotive lighting and electronic business units. In particular, automotive lighting net revenues increased by 14.3 percent, driven by positive performance in Europe, NAFTA and China, partially offset by a modest decline in Brazil, while electronics net revenues increased by 11.0 percent, driven by sales of telematics boxes and navigation systems.

Teksid

Teksid net revenues for both the three months ended March 31, 2014 and 2013 were €0.2 billion. Increases in both the cast iron and aluminum businesses were offset by unfavorable foreign currency translation.

Comau

Comau net revenues for the three months ended March 31, 2014 were €0.4 billion, an increase of €0.1 billion, or 17.6 percent, from €0.3 billion for the three months ended March 31, 2013, primarily driven by the performance of the body welding business.

EBIT

Components EBIT for the three months ended March 31, 2014 was €42 million, an increase of €7 million, or 20.0 percent (20.0 percent on a constant currency basis), from €35 million for the three months ended March 31, 2013.

Magneti Marelli

Magneti Marelli EBIT for the three months ended March 31, 2014 was €37 million, an increase of €5 million, or 15.6 percent, from €32 million for the three months ended March 31, 2013, driven by the previously described increase in net revenues and the effects of cost control measures implemented, and increase in result from investments which were partially offset by a €6 million increase in other unusual expenses.

Teksid

Teksid EBIT loss for the three months ended March 31, 2014 was €4 million, a decrease of €2 million, from EBIT loss of €6 million for the three months ended March 31, 2013.

Comau

Comau EBIT for both the three months ended March 31, 2014 and 2013 was €9 million.

Consolidated Results of Operations – 2013 compared to 2012 and 2012 compared to 2011

The following is a discussion of the results of operations for the year ended December 31, 2013 as compared to the year ended December 31, 2012, and for the year ended December 31, 2012 as compared to the year ended December 31, 2011. Our results of operations for 2011 include Chrysler’s results of operations from June 1, 2011 to December 31, 2011, and therefore our results of operations are not directly comparable to our results of operation in 2011 because Chrysler’s full year results and cash flows were consolidated for the entirety of 2012 but for only seven months in 2011 (see “—Consolidation of Chrysler and Comparability of Information”) .The discussion of certain line items (cost of sales, selling, general and administrative costs and research and development costs) includes a presentation of such line items as a percentage of net revenues for the respective periods presented, to facilitate the year-on-year comparisons.

	For the years ended December 31,
(€ million)	2013	2012	2011

Net revenues	86,624	83,765	59,559
Cost of sales	74,326	71,473	51,047
Selling, general and administrative costs	6,702	6,775	5,082
Research and development costs	2,236	1,858	1,385
Other income/(expenses)	77	(68)	(49)
Result from investments	84	87	131
Gains/(losses) on the disposal of investments	8	(91)	21
Restructuring costs	28	15	102
Other unusual income/(expenses)	(499)	(138)	1,245

EBIT	3,002	3,434	3,291
Net financial income/(expenses)	(1,987)	(1,910)	(1,359)

Profit before taxes	1,015	1,524	1,932
Tax (income)/expenses	(936)	628	534

Net profit	1,951	896	1,398

Net profit attributable to:
Owners of the parent	904	44	1,199
Non-controlling interests	1,047	852	199

Net revenues

	For the years ended December 31,			Increase/(decrease)
(€ million, except percentages)	2013	2012	2011	2013 vs. 2012	2012 vs. 2011

Net revenues	86,624	83,765	59,559	2,859 3.4%	24,206 40.6%

2013 compared to 2012

Net revenues for 2013 were €86.6 billion, an increase of €2.8 billion, or 3.4 percent (7.4 percent on a constant currency basis), from €83.8 billion for 2012.

The increase in net revenues was primarily attributable to increases of €2.3 billion in NAFTA segment net revenues and €1.5 billion in APAC segment net revenues, both of which were largely driven by increases in shipments. In addition, Luxury Brands segment net revenues increased by €0.9 billion supported by an increase in Maserati shipments driven by the 2013 launches including the new Quattroporte in March and the Ghibli in October. These increases were partly offset by a decrease of €1.1 billion in LATAM segment net revenues, and a €0.4 billion decrease in EMEA segment net revenues. The decrease in LATAM segment net revenues was largely attributable to the combined effect of unfavorable foreign currency translation related to the weakening of the Brazilian Real against the Euro, and a 3.0 percent decrease in vehicle shipments. The decrease in EMEA segment net revenues was largely due to a decrease in shipments, attributable to the combined effect of the persistent weak economic conditions in Europe, which resulted in a 1.8 percent passenger car industry contraction, and in part due to a decrease in our passenger car market share, as a result of increasing competition in the industry.

2012 compared to 2011

Net revenues for 2012 were €83.8 billion, an increase of €24.2 billion, or 40.6 percent (34.9 percent on a constant currency basis) from €59.6 billion for 2011.

Net of intercompany net revenues, Chrysler contributed €49.3 billion and €22.5 billion to net revenues in 2012 and 2011, respectively. Excluding Chrysler, third party net revenues decreased by €2.6 billion, primarily attributable to a decrease of €2.8 billion in EMEA segment net revenues largely due to lower vehicle shipments driven by weakness in the European economy, which led to a contraction in industry demand, particularly in Italy.

The €26.8 billion increase in net revenues attributable to Chrysler was primarily due to Chrysler being included in our consolidated results for the full year ended December 31, 2012 compared to seven months in 2011 (e.g. June 1, 2011 to December 31, 2011). Net of intercompany shipments, Chrysler shipments increased from 1.1 million units for the seven months ended December 31, 2011, to 2.3 million units for the twelve months ended December 31, 2012, primarily driven by the number of months in each period (12 months for 2012, compared to 7 months for 2011). In addition there was also an increase in demand for Chrysler vehicles, as evidenced by an increase in the Chrysler U.S. market share from 10.5 percent for the year ended December 31, 2011 to 11.2 percent for the year ended December 31, 2012. Of the total increase in Chrysler net revenue, (i) €23.7 billion was attributable to NAFTA, (ii) €1.5 billion was attributable to APAC, (iii) €1.0 billion was attributable to EMEA and (iv) €0.5 billion was attributable to LATAM.

See “— Segments” for a detailed discussion of net revenues by segment.

Cost of sales

	For the years ended December 31,						Increase/(decrease)
(€ million, except percentages)	2013	Percentage of net revenues	2012	Percentage of net revenues	2011	Percentage of net revenues	2013 vs. 2012		2012 vs. 2011

Cost of sales	74,326	85.8%	71,473	85.3%	51,047	85.7%	2,853	4.0%	20,426	40.0%

2013 compared to 2012

Cost of sales for 2013 was €74.3 billion, an increase of €2.8 billion, or 4.0 percent (7.9 percent on a constant currency basis), from €71.5 billion for 2012. As a percentage of net revenues, cost of sales was 85.8 percent in 2013 compared to 85.3 percent in 2012.

The increase in costs of sales was due to the combination of (i) increased costs of €2.1 billion related to increased vehicle shipments, primarily in the NAFTA segment, (ii) increased costs of €1.7 billion primarily attributable to the NAFTA segment, related to shifts in vehicle and distribution channel mix, (iii) increased cost of sales of €0.9 billion relating to the new-model content enhancements, (iv) increased costs of €0.5 billion arising from price increases for certain raw materials, and (v) an increase in other costs of sales of €0.5 billion, the effects of which were partially offset by the positive impact of foreign currency translation of €2.8 billion, largely attributable to the weakening of the U.S. dollar and the Brazilian Real against the Euro.

In particular, the increase in cost related to vehicle mix was primarily driven by a higher percentage growth in truck and certain SUV shipments as compared to passenger car shipments, while the shift in distribution channel mix was driven by the relative growth in retail shipments, which generally have additional content per vehicle as compared to fleet shipments. The €0.5 billion increase in the price of raw materials was particularly related to the LATAM segment, driven by the weakening of the Brazilian Real, which impacts foreign currency denominated purchases in that segment. The increase in other costs of sales of €0.5 billion was largely attributable to increases in depreciation relating to the investments associated with our recent product launches and an increase in labor costs in order to meet increased production requirements both of which primarily related to the NAFTA segment.

2012 compared to 2011

Cost of sales for 2012 was €71.5 billion, an increase of €20.5 billion, or 40.0 percent (34.4 percent on a constant currency basis) from €51.0 billion for 2011. As a percentage of net revenues, cost of sales was 85.3 percent for 2012 and 85.7 percent for 2011.

Net of intercompany cost of sales, Chrysler contributed €41.5 billion and €19.2 billion to cost of sales in 2012 and 2011, respectively. Excluding Chrysler, cost of sales decreased by €1.8 billion net of intercompany cost of sales, largely attributable to the combination of (i) the negative impact of €1.0 billion from lower vehicle shipments, primarily related to the EMEA segment largely driven by the weak European economic conditions, which was only partially offset by an increase in shipments in the NAFTA and APAC segments, (ii) the positive impact of foreign currency translation of €0.3 billion largely driven by the weakening of the Brazilian Real against the Euro, and (iii) a decrease of €0.5 billion in other cost of sales primarily driven by manufacturing and purchasing efficiencies in particular related to the EMEA segment and include efficiencies achieved by the implementation of the WCM program, for more details see “The Fiat Group—Mass-Market Vehicles—Mass-Market Vehicle Design and Manufacturing.”

The €22.3 billion increase in cost of sales attributable to Chrysler was primarily due to Chrysler being included in our consolidated results for the full year ended December 31, 2012 compared to seven months in 2011 (e.g. June 1, 2011 to December 31, 2011). In addition, the increase was attributable to higher production volumes and the previously described increase in vehicle shipments. As a percentage of net revenues attributable to Chrysler, cost of sales attributable to Chrysler amounted to 84.2 percent in 2012, compared to 85.5 percent in 2011. In particular, in 2011, we recognized cost of sales of €220 million arising on the fair value step-up of the inventories acquired in the Chrysler business combination.

Selling, general and administrative costs

	For the years ended December 31,						Increase/(decrease)
(€ million, except percentages)	2013	Percentage of net revenues	2012	Percentage of net revenues	2011	Percentage of net revenues	2013 vs. 2012		2012 vs. 2011

Selling, general and administrative costs	6,702	7.7%	6,775	8.1%	5,082	8.5%	(73)	(1.1%)	1,693	33.3%

2013 compared to 2012

Selling, general and administrative costs for 2013 were €6,702 million, a decrease of €73 million, or 1.1 percent, from €6,775 million for 2012. As a percentage of net revenues, selling, general and administrative costs were 7.7 percent in 2013 compared to 8.1 percent in 2012.

The decrease in selling, general and administrative costs was due to the combined effects of the positive impact of foreign currency translation of €240 million, partially offset by a €102 million increase in personnel expenses, largely related to the NAFTA segment, and an increase in advertising expenses of €37 million. In particular, advertising expenses increased in 2013 due to the product launches in the NAFTA segment (2014 Jeep Grand Cherokee, the all-new 2014 Jeep Cherokee and the all-new Fiat 500L), in the APAC segment (Dodge Journey) and the Luxury Brands segment (Maserati Quattroporte and Ghibli), which continued following launch to support the growth in their respective markets, which were partially offset by a decrease in advertising expenses for the EMEA segment as a result of efforts to improve the focus of advertising campaigns.

2012 compared to 2011

Selling, general and administrative costs for 2012 were €6,775 million, an increase of €1,693 million, or 33.3 percent, from €5,082 million for 2011. As a percentage of net revenues, selling, general and administrative costs were 8.1 percent for 2012 compared to 8.5 percent for 2011.

Chrysler contributed €3,765 million and €1,901 million to selling, general and administrative costs in 2012 and 2011, respectively. Excluding Chrysler, selling, general and administrative costs decreased by €171 million, primarily attributable to (i) a €74 million decrease in advertising expenses and (ii) a €97 million decrease in other selling, general and administrative costs, both of which primarily related to the EMEA segment. The decrease in EMEA segment advertising expenses was a result of efforts to improve the focus of advertising campaigns, while the decrease in other selling, general and administrative costs was attributable to a decrease in personnel expenses in connection with the increased use of temporary layoff benefit schemes in Italy.

The €1,864 million increase in selling, general and administrative costs attributable to Chrysler was primarily due to Chrysler being included in our consolidated results for the full year ended December 31, 2012 compared to seven months in 2011 (e.g. June 1, 2011 to December 31, 2011). As a percentage of net revenues attributable to Chrysler, selling, general and administrative costs attributable to Chrysler decreased from 8.5 percent in 2011 to 7.6 percent in 2012 due to the advertising expenses incurred in 2011 associated with the key retail launches and advertising campaigns including the Fiat 500, Chrysler 200 and 300 as well as the Dodge Durango and Journey, all of which were launched in late 2010 or early 2011, and the previously described increase during 2012 of net revenues attributable to Chrysler.

Research and development costs

	For the years ended December 31,						Increase/(decrease)
(€ million, except percentages)	2013	Percentage of net revenues	2012	Percentage of net revenues	2011	Percentage of net revenues	2013 vs. 2012		2012 vs. 2011

Research and development costs expensed during the year	1,325	1.5%	1,180	1.4%	755	1.3%	145	12.3%	425	56.3%
Amortization of capitalized development costs	887	1.0%	621	0.7%	626	1.1%	266	42.8%	(5)	(0.8%)
Write-down of costs previously capitalized	24	0.0%	57	0.1%	4	0.0%	(33)	(57.9%)	53	n.m.

Research and development costs	2,236	2.6%	1,858	2.2%	1,385	2.3%	378	20.3%	473	34.2%

2013 compared to 2012

Research and development costs for 2013 were €2,236 million, an increase of €378 million, or 20.3 percent, from €1,858 million for 2012. As a percentage of net revenues, research and development costs were 2.6 percent in 2013 compared to 2.2 percent in 2012.

The increase in research and development costs was attributable to the combined effects of (i) an increase in the amortization of capitalized development costs of €266 million and (ii) an increase in research and development costs expensed during the year of €145 million, which were partly offset by €33 million lower write-down of costs previously capitalized.

The increase in amortization of capitalized development costs was largely attributable to new product launches. In particular, amortization of capitalized development in the NAFTA segment increased as a result of the 2013 launches, including the all-new 2014 Jeep Cherokee, the Jeep Grand Cherokee and the Ram 1500. The €145 million increase in research and development costs expensed during the year was largely attributable to increases in the NAFTA segment, largely driven by an increase in expenses related to personnel involved in research and development activities. In particular, as of December 31, 2013 a total of 18,700 employees were dedicated to research and development activities at Group level, compared to 17,900 as of December 31, 2012.

2012 compared to 2011

Research and development costs for 2012 were €1,858 million, an increase of €473 million, or 34.2 percent, from €1,385 million for 2011. As a percentage of net revenues, research and development costs were 2.2 percent for 2012 compared to 2.3 percent for 2011.

Chrysler contributed €813 million and €403 million to research and development costs in 2012 and 2011, respectively. Excluding Chrysler, research and development costs increased by €63 million, attributable to the combined effects of (i) a €53 million increase in the write-down of costs previously capitalized and (ii) a €40 million increase in research and development costs expensed during the year, which were partly offset by a €30 million decrease in the amortization of capitalized development costs primarily related to the end of the lifecycle of certain models in the Luxury Brands segment.

The increase in the write-down of costs previously capitalized was in part attributable to the write-down of unamortized capitalized development costs relating to the EMEA segment. The €40 million increase in research and development costs expensed during the year was primarily driven by an increase in research and development projects relating to the electronics business line of Magneti Marelli, consistent with the trend of increasing technology in vehicles.

The €410 million increase in research and development costs attributable to Chrysler was primarily due to Chrysler being included in our consolidated results for the full year ended December 31, 2012 compared to seven months in 2011 (e.g. June 1, 2011 to December 31, 2011). Additionally, research and development expenses attributable to Chrysler increased due to mid-cycle actions (changes to a vehicles styling during its planned production run), relating principally to the Ram truck lineup, Jeep Grand Cherokee and Dodge Durango, as well as joint development programs with Fiat, including shared platforms. As a percentage of net revenues attributable to Chrysler, research and development costs attributable to Chrysler remained relatively constant, amounting to 1.6 percent in 2012, compared to 1.8 percent in 2011.

Other income/ (expenses)

	For the years ended December 31,			Increase/ (decrease)
(€ million, except percentages)	2013	2012	2011	2013 vs. 2012		2012 vs. 2011

Other income/(expenses)	77	(68)	(49)	145	n.m.	(19)	(38.8%)

2013 compared to 2012

Other income/(expenses) for 2013 amounted to net other income of €77 million, an increase of €145 million, from net other expenses of €68 million for 2012.

For 2013 other income/(expenses) was comprised of other income of €291 million, which was partially offset by other expenses of €214 million. Of the total 2013 other income, €140 million related to rental, royalty and licensing income, and €151 million related to miscellaneous income, which includes insurance recoveries and other costs recovered. Other expenses mainly related to indirect tax expenses incurred.

For 2012 other income/(expenses) was comprised of other income of €242 million, which was more than offset by other expenses of €310 million. Of the total 2012 other income, €132 million related rental, royalty and licensing income, and €110 million related to miscellaneous income. In 2012, other expenses mainly related to indirect tax expenses incurred.

2012 compared to 2011

Other income/(expenses) for 2012 amounted to net other expense of €68 million, an increase of €19 million, from €49 million for 2011.

Chrysler contributed €26 million and €10 million to other expenses in 2012 and 2011, respectively. Excluding Chrysler, other income/(expenses) for 2012 amounted to net expense of €42 million compared to €39 million for 2011.

Other income/(expenses) for 2012 was comprised of other income of €157 million, which was more than offset by other expenses of €199 million. Of the total other income for 2012, €93 million related to rental, royalty and licensing income, and €64 million related to miscellaneous income. Other expenses mainly related to indirect tax expenses incurred.

Other income/(expenses) for 2011 was comprised of other income of €136 million, which was more than offset by other expenses of €175 million. Of the total other income for 2012, €89 million related to rental, royalty and licensing income, and €47 million related to miscellaneous income. Other expenses mainly related to indirect tax expenses incurred.

As a percentage of net revenues attributable to Chrysler, other expenses attributable to Chrysler amounted to 0.1 percent in 2012, compared to 0.0 percent in 2011. The increase in other expenses attributable to Chrysler was in line with the increase in net revenues attributable to Chrysler, and in both periods primarily related to indirect tax expenses incurred as well as losses incurred on the disposal of property, plant and equipment.

Result from investments

	For the years ended December 31,			Increase/(decrease)
(€ million, except percentages)	2013	2012	2011	2013 vs. 2012		2012 vs. 2011

Result from investments	84	87	131	(3)	(3.4%)	(44)	(33.6%)

2013 compared to 2012

Result from investments for 2013 was €84 million, a decrease of €3 million, or 3.4 percent, from €87 million for 2012.

The decrease was largely attributable to the combined effect of a €23 million increase in the loss of a Chinese joint venture and a €12 million decrease in the profit of the Turkish joint venture, which were almost entirely offset by a €35 million decrease in the loss relating to the Group’s investment in RCS MediaGroup.

2012 compared to 2011

Result from investments for 2012 was €87 million, a decrease of €44 million, or 33.6 percent, from €131 million for 2011.

Chrysler contributed a loss of €3 million and a profit of €1 million to result from investments in 2012 and 2011, respectively. Excluding Chrysler, result from investments decreased by €40 million. The loss of €40 million was primarily attributable to a €66 million increase in the loss of the RCS MediaGroup in 2012, driven by impairments to goodwill and restructuring costs incurred, which was partially offset by a €21 million decrease in the loss recognized from Fiat India Automobiles Limited. From April 2012, as a result of changes in the shareholding agreements and the adoption of IFRS 11 – Joint Arrangements, the Group started to classify this entity as a joint operation and recognized its share of assets, liabilities, revenues and expenses instead of recognizing the Group’s interests under the equity method.

Gains/ (losses) on the disposal of investments

	For the years ended December 31,			Increase/(decrease)
(€ million, except percentages)	2013	2012	2011	2013 vs. 2012		2012 vs. 2011

Gains/(losses) on the disposal of investments	8	(91)	21	99	n.m.	(112)	n.m.

2013 compared to 2012

Gains on the disposal of investments for 2013 were €8 million, an increase of €99 million from a loss on the disposal of investments for 2012 of €91 million.

The loss on disposal of investments recognized in 2012 relates to the write-down of our investment in Sevelnord Société Anonyme, a vehicle manufacturing joint venture with PSA Peugeot Citroen following its re-measurement at fair value as a result of being classified as an asset held for sale in 2012, in accordance with IFRS 5 – Non-current Assets Held for Sale and Discontinued Operations. In 2012, we entered into an agreement with PSA Peugeot Citroen providing for the transfer of its shareholding in Sevelnord Société Anonyme. The investment was sold in the first quarter of 2013.

2012 compared to 2011

Losses on the disposal of investments for 2012 were €91 million, a decrease of €112 million, from a gain on the disposal of investments of €21 million for 2011.

Chrysler did not contribute to gains/(losses) on disposal of investments for the years ended December 31, 2011 or 2012.

The gain on disposal of investments of €21 million recognized in 2011 includes €8 million relating to the disposal of Fiat Switzerland to CNH Industrial.

Restructuring costs

	For the years ended December 31,			Increase/(decrease)
(€ million, except percentages)	2013	2012	2011	2013 vs. 2012		2012 vs. 2011

Restructuring costs	28	15	102	13	86.7%	(87)	(85.3%)

In connection with the 363 Transaction (see “Changes in the Scope of Consolidation” in the notes to the Annual Consolidated Financial Statements included elsewhere in this prospectus for further details on the 363 Transaction), Chrysler assumed certain liabilities of Old Carco in relation to workforce reduction actions associated with our represented and non-represented hourly and salaried workforce, as well as specific liabilities for other costs, including supplier cancellation claims. We continue to monitor these previously established reserves for adequacy, taking into consideration the status of the restructuring actions and the estimated costs to complete the actions and any necessary adjustments are recorded in the period the adjustment is determinable.

2013 compared to 2012

Restructuring costs for 2013 were €28 million, an increase of €13 million, from €15 million for 2012.

Net restructuring costs for 2013 mainly relate to a €38 million restructuring provision related to activities included within other activities, partially offset by a €10 million release of a previously recognized provision related to the NAFTA segment primarily related to decreases in expected workforce reduction costs and legal claim reserves.

Net restructuring costs for 2012 include EMEA segment restructuring costs of €43 million and €20 million related to the Components segment and other activities, which were partially offset by a €48 million release of a previously recognized provision related to the NAFTA segment.

2012 compared to 2011

Restructuring costs for 2012 were €15 million, a decrease of €87 million, from €102 million for 2011.

Chrysler contributed income of €48 million and €7 million to restructuring costs in 2012 and 2011, respectively. Excluding the Chrysler impact, restructuring costs decreased by €46 million. Net restructuring costs for 2011 primarily relate to the EMEA segment and to a lesser extent the Components segment.

Restructuring income attributable to Chrysler, net for the year ended December 31, 2012 included refinements to existing reserve estimates of €48 million primarily related to decreases in the expected workforce reduction costs and legal claim reserves, as well as other transition costs related to the integration of the operations of Chrysler Group’s European distribution and dealer network into Fiat’s distribution organization. These refinements, which were based on management’s adequacy reviews, took into consideration the status of the restructuring actions and the estimated costs to complete the actions.

Restructuring income attributable to Chrysler, net for the year ended December 31, 2011 included refinements to existing reserve estimates of €30 million primarily related to refinements in the estimated costs required to settle certain litigation matters and other costs directly associated with the integration of the operations of Chrysler Group’s European distribution and dealer network into Fiat’s distribution organization, partially offset by charges of €23 million primarily related to costs associated with employee relocations and plant deactivations for previously announced restructuring initiatives, as well as other transition costs resulting from the integration of the operations of our European distribution and dealer network into Fiat’s distribution organization.

Other unusual income/(expenses)

	For the years ended December 31,			Increase/(decrease)
(€ million, except percentages)	2013	2012	2011	2013 vs. 2012		2012 vs. 2011

Other unusual income/(expenses)	(499)	(138)	1,245	(361)	261.6%	(1,383)	n.m.

2013 compared to 2012

Other unusual expenses for 2013 were €499 million, an increase of €361 million, from €138 million for 2012.

Other unusual expenses for 2013 included other unusual expenses of €686 million, and other unusual income of €187 million.

Other unusual expenses for 2013 mainly included (i) impairments of €385 million, (ii) €115 million related to voluntary safety recalls and customer satisfaction actions in the NAFTA segment, and (iii) €43 million related to the devaluation of the Venezuelan Bolivar against the U.S. dollar. In particular, impairments for 2013 include €272 million related to the rationalization of architectures (the combination of systems that enables the generation of specific vehicle platforms for the different models in a certain segment), associated with the new product strategy for the Alfa Romeo, Maserati and Fiat brands, €57 million related to asset impairments for the cast iron business in Teksid and €56 million related to write-off of certain equity recapture rights under the Equity Recapture Agreement as a result of the purchase of the remaining interest in Chrysler on January 21, 2014. The Equity Recapture Agreement provided Fiat the rights to the economic benefit associated with the membership interests held by the VEBA Trust in excess of a specified threshold. Refer to the significant accounting policies included in the Annual Consolidated Financial Statements included elsewhere in this prospectus for further information of the Equity Recapture Agreement.

Other unusual income for 2013 mainly included the impacts of curtailment gains and plan amendments of €166 million related to changes made to Chrysler’s U.S. and Canadian defined benefit pension plans.

Other unusual expenses for 2012 primarily consisted of costs arising from disputes relating to operations terminated in prior years, costs related to the termination of the Sevelnord Société Anonyme joint venture and to the rationalization of relationships with certain suppliers.

2012 compared to 2011

Other unusual expenses for 2012 were €138 million, a decrease of €1,383 million, from other unusual income of €1,245 million for 2011.

Chrysler contributed expenses of €31 million and income of €68 million to other unusual income/(expenses) in 2012 and 2011, respectively. Excluding Chrysler, other unusual expenses were €107 million in 2012 compared to other unusual income of €1,177 million in 2011.

Other unusual income for 2011 included €1,729 million related to the gain recognized from the re-measurement to fair value of the 30 percent investment in Chrysler held before obtaining control and €288 million related to a right to receive additional Chrysler ownership interests on achievement of the third performance event set forth in Chrysler’s organizational documents. See “—Annual Consolidated Financial Statements—Significant Accounting Policies—Accounting for the Chrysler Business Combination.”

Other unusual expenses for 2011 included €855 million related to impairments associated with the process for the strategic realignment of the manufacturing and commercial activities of the Group with those of Chrysler, of which €307 million related to fixed assets, €224 million related to goodwill and €161 million related to development costs. For details of the Goodwill impairment calculation, see Note 13 to the Annual Consolidated Financial Statements included elsewhere in this prospectus. In 2011 the Group wrote-down certain development costs. This was mainly as a result of an assessment of the effects of a convergence towards the use of a reduced number of common platforms, a process which was accelerated following obtaining control of Chrysler.

Other unusual expenses attributable to Chrysler of €31 million for 2012 related to factoring losses associated with Chrysler’s Venezuelan operations.

Other unusual income attributable to Chrysler of €68 million for 2011 primarily related to a gain on other post-employment benefits arising from a plan amendment associated with a Chrysler legal services plan which was terminated in 2013.

EBIT

	For the years ended December 31,			Increase/(decrease)
(€ million, except percentages)	2013	2012	2011	2013 vs. 2012		2012 vs. 2011

EBIT	3,002	3,434	3,291	(432)	(12.6%)	143	4.3%

2013 compared to 2012

EBIT for 2013 was €3,002 million, a decrease of €432 million, or 12.6 percent (7.2 percent on a constant currency basis), from €3,434 million for 2012.

The decrease in EBIT was primarily attributable to the combined effect of (i) a €533 million decrease in LATAM segment EBIT and (ii) a €201 million decrease in NAFTA segment EBIT, which were partially offset by (iii) a €219 million decrease in EMEA segment EBIT loss and (iv) a €78 million increase in Luxury Brands segment EBIT.

2012 compared to 2011

EBIT for 2012 was €3,434 million, an increase of €143 million, or 4.3 percent (a decrease of 1.4 percent on a constant currency basis), from €3,291 million for 2011.

Chrysler contributed €3,217 million and €1,025 million to EBIT in 2012 and 2011, respectively. Excluding Chrysler, EBIT decreased by €2,049 million, largely attributable to a €1,826 million decrease in EBIT from the unallocated items and adjustments, and a €328 million decrease in LATAM segment EBIT. The decrease in EBIT from the unallocated items and adjustments was primarily attributable to a decrease in other unusual expenses. In particular, in 2011, other unusual income included €1,729 million related to the gain recognized from the re-measurement to fair value of the 30 percent investment in Chrysler held before obtaining control and €288 million related to a right to receive additional Chrysler ownership interests on satisfying the third performance event established in the Amended and Restated LLC Operating Agreement.

The €2,192 million increase in EBIT attributable to Chrysler was primarily due to Chrysler being included in our consolidated results for the full year ended December 31, 2012 compared to seven months in 2011 (e.g. June 1, 2011 to December 31, 2011). Of the total increase in EBIT attributable to Chrysler, (i) €1,819 million was attributable to NAFTA, (ii) €236 million was attributable to APAC, (iii) €115 million was attributable to EMEA, and (iv) €22 million was attributable to LATAM.

See “—Segments” for a detailed discussion of EBIT by segment.

Net financial income/ (expenses)

	For the years ended December 31,			Increase/(decrease)
(€ million, except percentages)	2013	2012	2011	2013 vs. 2012		2012 vs. 2011

Net financial income/(expenses)	(1,987)	(1,910)	(1,359)	(77)	4.0%	(551)	40.5%

2013 compared to 2012

Net financial expenses for 2013 were €1,987 million, an increase of €77 million, or 4.0 percent, from €1,910 million for the year ended December 31, 2012. Excluding the gains on the Fiat stock option-related equity swaps (€31 million for 2013, at their expiration, compared to €34 million for 2012), net financial expense was €74 million higher, largely due to a higher average net debt level.

2012 compared to 2011

Net financial expenses for 2012 were €1,910 million, an increase of €551 million, or 40.5 percent, from €1,359 million for 2011.

Chrysler contributed €1,068 million and €563 million to net financial expenses in 2012 and 2011, respectively. Excluding Chrysler and the impact of the mark-to-market value of the Fiat stock option related equity swaps (a gain of €34 million for 2012 and a loss of €108 million for 2011) financial expenses increased by €188 million, attributable to the impact of higher net debt levels resulting in increased interest expenses.

The €505 million increase in net financial expenses attributable to Chrysler was primarily due to Chrysler being included in our consolidated results for the full year ended December 31, 2012 compared to seven months in 2011 (e.g. June 1, 2011 to December 31, 2011). In both periods, net financial expenses attributable to Chrysler primarily related to financial interest expense.

Tax (income)/expenses

	For the years ended December 31,			Increase/(decrease)
(€ million, except percentages)	2013	2012	2011	2013 vs. 2012		2012 vs. 2011

Tax (income)/ expenses	(936)	628	534	(1,564)	n.m.	94	17.6%

2013 compared to 2012

Tax income for 2013 was €936 million, compared to tax expense of €628 million for 2012.

The increase in tax income was due to the recognition of previously unrecognized deferred tax assets related to Chrysler of €1,500 million. The Chrysler deferred tax assets were recognized as a result of the recoverability assessment performed as of December 31, 2013, which reached the conclusion that it was probable that future taxable profit will allow the deferred tax assets to be recovered. For further details of the recoverability assessment, see “—Critical Accounting Estimates- Recoverability of deferred tax assets.” Excluding the effect of the previously unrecognized deferred tax assets, the effective rate of tax would have been 48.7 percent compared to 35.7 percent for 2012. See Note 10 to the Annual Consolidated Financial Statements included elsewhere in this prospectus for a reconciliation of the theoretical tax expense to the effective tax charge. The increase in the effective tax rate was mainly attributable to lower utilization of tax losses carried forward for which deferred tax assets had not been recognized in the past, partially offset by lower unrecognized deferred tax assets on temporary differences and tax losses arising in the year.

2012 compared to 2011

Tax expenses for 2012 were €628 million, an increase of €94 million, or 17.6 percent, from €534 million for 2011.

Chrysler contributed €205 million and €70 million to tax expenses in 2012 and 2011, respectively. Excluding Chrysler, tax expenses decreased by €41 million mainly due to lower taxable income in countries outside of Europe and, in particular, Brazil.

Chrysler’s effective tax rate amounted to 9.5 percent in 2012, compared to 15.2 percent for the seven months ended December 31, 2011. The decrease in Chrysler’s effective tax rate was largely due to the utilization of deferred tax assets and due to differences between foreign statutory rates and the U.S. federal statutory tax rate.

Segments

The following is a discussion of net revenues, EBIT and shipments for each segment.

(€ million, except shipments which are in thousands of units)	Net revenues For the years ended December 31,			EBIT For the years ended December 31,				Shipments For the years ended December 31,
	2013	2012	2011	2013	2012	2011		2013	2012	2011

NAFTA	45,777	43,521	19,830	2,290	2,491	691		2,238	2,115	1,033
LATAM	9,973	11,062	10,562	492	1,025	1,331		950	979	910
APAC	4,668	3,173	1,513	335	274	63		163	103	53
EMEA	17,335	17,717	19,591	(506)	(725)	(941)		979	1,012	1,166
Luxury Brands	3,809	2,898	2,699	470	392	358		22	14	13
Components	8,080	8,030	8,122	146	165	(110)		n.m.	n.m.	n.m.
Other activities	929	979	1,068	(167)	(149)	(108)		n.m.	n.m.	n.m.
Unallocated items & adjustments(1)	(3,947)	(3,615)	(3,826)	(58)	(39)	2,007	(2)	n.m.	n.m.	n.m.

Total	86,624	83,765	59,559	3,002	3,434	3,291		4,352	4,223	3,175

(1)	Primarily includes intercompany transactions which are eliminated on consolidation.
(2)	Includes the unusual gain of €1,729 million recognized in 2011 on the re-measurement to fair value of the 30 percent investment in Chrysler held before obtaining control. See “Annual Consolidated Financial Statements—Significant Accounting Policies—Accounting for the Chrysler Business Combination.”

NAFTA

	For the years ended December 31,						Increase/(decrease)
(€ million, except percentages and shipments which are in thousands of units)	2013	% of segment net revenues	2012	% of segment net revenues	2011	% of segment net revenues	2013 vs. 2012		2012 vs. 2011

Net revenues	45,777	100.0%	43,521	100.0%	19,830	100.0%	2,256	5.2%	23,691	119.5%
EBIT	2,290	5.0%	2,491	5.7%	691	3.5%	(201)	(8.1%)	1,800	260.5%
Shipments	2,238	n.m.	2,115	n.m.	1,033	n.m.	123	5.8%	1,082	104.7%

Net revenues

2013 compared to 2012

NAFTA net revenues for 2013 were €45.8 billion, an increase of €2.3 billion, or 5.2 percent (8.7 percent on a constant currency basis), from €43.5 billion for 2012. The total increase of €2.3 billion was mainly attributable to the combination of (i) an increase in shipments of €1.5 billion, (ii) favorable market and vehicle mix of €1.2 billion and (iii) favorable vehicle pricing of €0.9 billion, which were partially offset by (iv) unfavorable foreign currency impact of €1.5 billion.

The 5.8 percent increase in vehicle shipments from 2,115 thousand vehicles for 2012 to 2,238 thousand vehicles for 2013, was primarily driven by increased demand for our products, as evidenced by the increase in market share, from 11.3 percent for 2012 to 11.5 percent in 2013. The increase in shipments was supported by the launch of the Ram 1500 in late 2012 and the all-new 2014 Jeep Cherokee, the effects of which were partially offset by a decrease in Jeep Liberty shipments following its discontinued production during 2012. Of the favorable mix impact of €1.2 billion, €0.9 billion was related to the increase of shipments of trucks and certain SUVs, as compared to passenger cars (as trucks generally have a higher selling price), while a shift in the distribution channel mix towards higher priced retail shipments and away from fleet shipments resulted in an increase in net revenues of €0.3 billion. Our ability to increase sales price of current year models to reflect enhancements made resulted in an increase in net revenues of €0.9 billion. These increases were partially offset by the impact of the weakening of the U.S. dollar against the Euro during 2013, which amounted to €1.5 billion.

2012 compared to 2011

NAFTA net revenues for 2012 were €43.5 billion, an increase of €23.7 billion, or 119.5 percent (102.6 percent on a constant currency basis) from €19.8 billion for 2011.

Net of intercompany net revenues, Chrysler contributed €43.5 billion and €19.8 billion to NAFTA net revenues in 2012 and 2011, respectively. The €23.7 billion increase in NAFTA net revenues attributable to Chrysler was primarily due to Chrysler being included in our consolidated results for the full year ended December 31, 2012 compared to seven months in 2011 (e.g. June 1, 2011 to December 31, 2011). Of the total increase of €23.7 billion, €16.2 billion was attributable to the period from January 1, 2012 to May 31, 2012, and €7.5 billion was attributable to the increase for the seven months ended December 31, 2012 as compared to the same period in 2011. In particular, of the €7.5 billion increase, (i) €4.2 billion was attributable to an increase in shipments, (ii) €2.2 billion was attributable to favorable foreign currency impact, (iii) €1.3 billion was attributable to an increase in service parts, accessories and service contracts, and (iv) €0.3 billion was attributable to positive net pricing impacts, reflecting pricing actions during the year including product content enhancements. These were partially offset by unfavorable mix impact of €0.5 billion as a result of a higher growth in passenger cars as compared to trucks and SUVs.

EBIT

2013 compared to 2012

NAFTA EBIT for 2013 was €2,290 million, a decrease of €201 million, or 8.1 percent (4.9 percent on a constant currency basis), from €2,491 million for 2012.

The decrease in NAFTA EBIT was primarily attributable to the combination of (i) favorable pricing effects of €868 million, driven by our ability to increase sales price of current year models for enhancements made and (ii) favorable volume/mix impact of €588 million, driven by an increase of shipments of trucks and certain SUVs as compared to passenger cars, which were more than offset by (iii) increased industrial costs of €1,456 million (iv) an increase in selling, general and administrative costs of €90 million largely attributable to costs incurred in launching new products during 2013, (v) unfavorable foreign currency translation of €79 million, driven by the weakening of the U.S. dollar against the Euro during 2013, and (vi) a €23 million increase in other unusual income. In particular, the increase in industrial costs was attributable to an increase in cost of sales related to new-model content enhancements, an increase in depreciation and amortization, driven by the new product launches, including the all-new 2014 Jeep Cherokee, the Jeep Grand Cherokee and the Ram 1500 pick-up truck and an increase in labor costs in order to meet increased production requirements. The increase in other unusual income was attributable to the combined effects of a gain recognized from amendments to Chrysler’s U.S. and Canadian defined benefit pension plans, offset by charges related to voluntary safety recalls and customer satisfaction action for certain models produced in various years from 1993 to 2007 by Old Carco.

2012 compared to 2011

NAFTA EBIT was €2,491 million in 2012, an increase of €1,800 million, or 260.5 percent (232.4 percent on a constant currency basis), from €691 million for 2011.

Chrysler contributed €2,514 million and €695 million to NAFTA EBIT in 2012 and 2011, respectively. Excluding the full year impact of Chrysler, NAFTA EBIT decreased by €19 million.

The €1,819 million increase in NAFTA EBIT attributable to Chrysler was primarily due to Chrysler being included in our consolidated results for the full year ended December 31, 2012 compared to seven months in 2011 (e.g. June 1, 2011 to December 31, 2011). Of the total increase of €1,819 million, €1,654 million was attributable to the period from January 1, 2012 to May 31, 2012, and €165 million was attributable to the increase for the seven months ended December 31, 2012 as compared to the same period in 2011. In particular the €165 million increase was primarily comprised of (i) favorable volume/mix of €514 million, reflecting an increase in shipments, (ii) positive net pricing impacts of €285 million, which were partially offset by (iii) an increase in industrial costs of €454 million, which includes €220 million arising on the fair value step-up of the inventories acquired in the Chrysler business combination, and the net impact of higher manufacturing expenses, increased vehicle content, and purchasing and WCM efficiencies, and (iv) a €171 million increase in selling, general and administrative expenses, reflecting higher advertising expenses and headcount costs to support the business growth.

LATAM

	For the years ended December 31,						Increase/(decrease)
(€ million, except percentages and shipments which are in thousands of units)	2013	% of segment net revenues	2012	% of segment net revenues	2011	% of segment net revenues	2013 vs. 2012		2012 vs. 2011

Net revenues	9,973	100.0%	11,062	100.0%	10,562	100.0%	(1,089)	(9.8%)	500	4.7%
EBIT	492	4.9%	1,025	9.3%	1,331	12.6%	(533)	(52.0%)	(306)	(23.0%)
Shipments	950	n.m.	979	n.m.	910	n.m.	(29)	(3.0%)	69	7.6%

Net revenues

2013 compared to 2012

LATAM net revenues for 2013 were €10.0 billion, a decrease of €1.1 billion, or 9.8 percent (an increase of 0.7 percent on a constant currency basis), from €11.1 billion for 2012. The total decrease of €1.1 billion was attributable to the combination of the impact of (i) unfavorable foreign currency translation of €1.2 billion, and (ii) €0.3 billion related to a decrease in vehicle shipments, which were partially offset by (iii) favorable mix of €0.1 billion and (iv) favorable pricing impact of €0.1 billion.

LATAM net revenues were significantly impacted by the weakening of the Brazilian Real against the Euro, as the average exchange rate used to translate 2013 balances was 14.3 percent lower than the average exchange rate for 2012, impacting net revenues negatively by €1.2 billion. The 3.0 percent vehicle shipment decrease from 979 thousand units for 2012 to 950 thousand units for 2013, which impacted net revenues by €0.3 billion, was largely attributable to reductions of shipments in Brazil. In 2012 sales tax incentives were introduced to promote the sale of small vehicles, a segment in which we hold a market leading position. As such, we were well positioned to meet the increased consumer demand for small cars, recording an increase in shipments in 2012. In 2013, the gradual phase out of the tax incentives was initiated and was a contributing factor to a shift in market demand away from the small car segment and into larger vehicles, resulting in a decrease in our Brazilian market share, from 23.3 percent in 2012 to 21.5 percent in 2013.

2012 compared to 2011

LATAM net revenues for 2012 were €11.1 billion, an increase of €0.5 billion, or 4.7 percent (10.4 percent on a constant currency basis), from €10.6 billion for 2011.

Net of intercompany net revenues, Chrysler contributed €1.4 billion and €0.9 billion to LATAM net revenues in 2012 and 2011, respectively. Excluding Chrysler, LATAM net revenues were unchanged, attributable to the combined effect of (i) an increase of €0.6 billion related to an increase in vehicle shipments, and (ii) favorable vehicle mix of €0.2 billion, the effects of which were partially offset by (iii) the impact of unfavorable foreign currency translation of €0.7 billion and (iv) unfavorable pricing effects of €0.1 billion.

For 2012, LATAM net revenues were impacted by the weakening of the Brazilian Real against the Euro, in particular, the average exchange rate used to translate 2012 balances was 7.8 percent lower than the average exchange rate for 2011, impacting net revenues by €0.7 billion. The 6.0 percent increase in vehicle shipments from 878 thousand units for 2011 to 931 thousand units for 2012 (net of intercompany shipments) was in part attributable to the previously described sales tax incentives introduced in 2012 to promote the sale of small vehicles. Demand for our vehicles was also supported by new launches in 2012 (the Fiat Grand Siena) and the full year impact of the 2011 launch of the new Fiat Palio which when combined impacted net revenues favorably by €0.6 billion. The shift in vehicle mix towards the higher priced new Fiat Uno and new Fiat Palio vehicles in Brazil and an increase in shipments of the Fiat 500 in Argentina, over lower priced vehicles, benefitted net revenues by €0.2 billion.

The €0.5 billion increase in LATAM net revenues attributable to Chrysler was primarily due to Chrysler being included in our consolidated results for the full year ended December 31, 2012 compared to seven months in 2011 (e.g. June 1, 2011 to December 31, 2011).

In particular, the total increase of €0.5 billion was comprised of €0.6 billion attributable to the period from January 1, 2012 to May 31, 2012, partially offset by a decrease of €0.1 billion over the seven months ended December 31, 2012 as compared to the same period in 2011, primarily attributable to a decrease in shipments.

EBIT

2013 compared to 2012

LATAM EBIT for 2013 was €492 million, a decrease of €533 million, or 52.0 percent (44.5 percent on a constant currency basis), from €1,025 million for 2012.

The decrease in LATAM EBIT was primarily attributable to the combination of (i) an increase in industrial costs of €257 million related to increased labor costs and price increases for certain purchases, as the weakening of the Brazilian Real affected the prices of foreign currency denominated purchases, (ii) unfavorable volume/mix impact of €111 million, driven by the combination of the previously described 3.0 percent decrease in shipments, and an increase in the proportion of vehicles produced in Argentina, for which we have higher manufacturing and logistic costs than in Brazil, (iii) a €96 million increase in other unusual expenses, (iv) the impact of unfavorable foreign currency translation of €77 million related to the previously described weakening of the Brazilian Real against the Euro and (v) an increase in selling, general and administrative costs of €37 million mainly due to new advertising campaigns in Brazil, which were partially offset by favorable pricing impact of €64 million, supported by new product launches. In particular, the most significant components of other unusual expenses included €75 million attributable to the streamlining of architectures and models associated to the refocused product strategy and €43 million relating to the loss recognized on translation of certain monetary liabilities from Venezuelan Bolivar into U.S. dollar, on the devaluation of the official exchange rate of the Venezuelan Bolivar. For further details see Notes 8 and 21 to the Annual Consolidated Financial Statements included elsewhere in this prospectus.

2012 compared to 2011

LATAM EBIT for 2012 was €1,025 million, a decrease of €306 million, or 23.0 percent (18.4 percent on a constant currency basis), from €1,331 million for 2011.

Chrysler contributed €176 million and €154 million to LATAM EBIT in 2012 and 2011, respectively. Excluding Chrysler, LATAM EBIT decreased by €328 million, attributable to (i) a €200 million increase in industrial costs, attributable to an increase in labor and other input costs and higher depreciation due to new vehicle launches, which were partially offset by manufacturing efficiencies, (ii) unfavorable net price impact of €102 million, (iii) the impact of unfavorable foreign currency translation of €75 million related to the weakening of the Brazilian Real against the Euro, and (iv) an increase in selling, general and administrative costs of €40 million, both of which related to the growth of LATAM operations, which were partially offset by (v) favorable volume/mix impact of €99 million, and (vi) a €25 million decrease in other unusual expenses.

The €22 million increase in LATAM EBIT attributable to Chrysler was primarily due to Chrysler being included in our consolidated results for the full year ended December 31, 2012 compared to seven months in 2011 (e.g. June 1, 2011 to December 31, 2011). The total increase was comprised of €80 million attributable to the period from January 1, 2012 to May 31, 2012, and a decrease in EBIT of €58 million was attributable to the seven months ended December 31, 2012 as compared to the same period in 2011. In particular, the €58 million decrease was primarily comprised of (i) unfavorable volume/mix impact of €37 million, (ii) the impact of the previously described €31 million other unusual expenses recognized in 2012, and (iii) a €23 million increase in selling, general and administrative expenses, as a result of the weakening of the local currencies against the U.S. dollar, which were partially offset by (iv) positive net pricing of €27 million.
APAC

	For the years ended December 31,						Increase/(decrease)
(€ million, except percentages and shipments which are in thousands of units)	2013	% of segment net revenues	2012	% of segment net revenues	2011	% of segment net revenues	2013 vs. 2012		2012 vs. 2011

Net revenues	4,668	100.0%	3,173	100.0%	1,513	100.0%	1,495	47.1%	1,660	109.7%
EBIT	335	7.2%	274	8.6%	63	4.2%	61	22.3%	211	334.9%
Shipments	163	n.m.	103	n.m.	53	n.m.	60	58.3%	50	94.3%

Net revenues

2013 compared to 2012

APAC net revenues for 2013 were €4.7 billion, an increase of €1.5 billion, or 47.1 percent (54.2 percent on a constant currency basis), from €3.2 billion for 2012.

The total increase of €1.5 billion was mainly attributable to an increase in shipments of €1.8 billion, which was partially offset by the impact of unfavorable foreign currency translation of €0.2 billion.

The 58.3 percent increase in vehicle shipments from 103 thousand units for 2012 to 163 thousand units for 2013 was primarily driven by our performance in China and Australia. In particular, our performance in China was driven by efforts to grow our dealer network, the reintroduction of the Dodge Journey and our continued strong performance of the Jeep brand, as a result of which our China market share increased from 0.4 percent in 2012 to 0.8 percent in 2013, while our growth in Australia was mainly driven by the Fiat and Alfa Romeo brands, resulting in an increase in market share from 2.1 percent for 2012 to 3.1 percent for 2013. The increase in shipments also resulted in an increase in service parts, accessories and service contracts and other revenues, supported our market share growth in APAC markets. The impact of unfavorable foreign currency translation was primarily attributable to fluctuations of the U.S. dollar and to a lesser extent, the Japanese Yen against the Euro. In particular, the Chrysler portion of APAC segment net revenues were translated from Chrysler’s functional currency which is the U.S. dollar into the Euro, and not from the individual entity functional currency into Euro.

2012 compared to 2011

APAC net revenues for 2012 were €3.2 billion, an increase of €1.7 billion, or 109.7 percent (95.3 percent on a constant currency basis) from €1.5 billion for 2011.

Net of intercompany net revenues, Chrysler contributed €2.7 billion and €1.2 billion to APAC net revenues in 2012 and 2011, respectively. Excluding Chrysler, APAC net revenues increased by €0.1 billion. Such increase was attributable to the combined effect of favorable vehicle mix and the impact of favorable foreign currency translation.

The €1.5 billion increase in APAC net revenues attributable to Chrysler was primarily due to Chrysler being included in our consolidated results for the full year ended December 31, 2012 compared to seven months in 2011 (e.g. June 1, 2011 to December 31, 2011). Of the total increase of €1.5 billion, €0.9 billion was attributable to the period from January 1, 2012 to May 31, 2012, and €0.6 billion was attributable to the increase for the seven months ended December 31, 2012 as compared to the same period in 2011. In particular, of the €0.6 billion increase, €0.4 billion was attributable to an increase in shipments and €0.1 billion was attributable to favorable foreign currency translation, with smaller increases attributable to service parts, accessories and service contracts and positive net pricing.

EBIT

2013 compared to 2012

APAC EBIT for 2013 was €335 million, an increase of €61 million, or 22.3 percent (27.7 percent on a constant currency basis) from €274 million for 2012.

The increase in APAC EBIT was attributable to the combined effect of (i) the positive volume and mix impact of €423 million, driven by the efforts to grow our presence in the APAC markets and the previously described 2013 launches of new vehicles, which was partially offset by (ii) an increase in industrial costs of €106 million in higher research and development costs and fixed manufacturing costs, attributable to the growth in our business, (iii) unfavorable pricing effects of €79 million due to the increasingly competitive environment, particularly in China, (iv) an increase in selling, general and administrative costs of €72 million driven by the advertising and promotional expenses incurred in relation to the 2013 launches, including the Dodge Journey and Jeep Compass/Patriot in China and the new Fiat Punto and Fiat Panda in Australia (v) a €26 million decrease in the results of investments, and (vi) the impact of unfavorable foreign currency translation of €15 million. The decrease in result from investments was largely due to the €23 million increase in the loss recorded in the Chinese joint venture GAC FIAT Automobiles Co, attributable to the costs incurred in relation to the future launch of the Fiat Viaggio.

2012 compared to 2011

APAC EBIT for 2012 was €274 million, an increase of €211 million, or 334.9 percent (288.9 percent on a constant currency basis) from €63 million for 2011.

Chrysler contributed €364 million and €128 million to APAC EBIT in 2012 and 2011, respectively. Excluding Chrysler, APAC EBIT decreased by €25 million, largely attributable to an increase in selling, general and administrative costs, which was partially offset by lower loss on equity investments.

The €236 million increase in APAC EBIT attributable to Chrysler was primarily due to Chrysler being included in our consolidated results for the full year ended December 31, 2012 compared to seven months in 2011 (e.g. June 1, 2011 to December 31, 2011). Of the total increase of €236 million, €140 million was attributable to the period from January 1, 2012 to May 31, 2012, and €96 million was attributable to the increase for the seven months ended December 31, 2012 as compared to the same period in 2011. In particular the €96 million increase was primarily comprised of (i) favorable volume/mix impact of €71 million, reflecting an increase in shipments, (ii) the impact of favorable foreign currency translation of €19 million, and (iii) favorable net pricing of €7 million as a result of the response to increased taxes and duties and reduced dealer incentives.

EMEA

	For the years ended December 31,									Increase/(decrease)
(€ million, except percentages and shipments which are in thousands of units)	2013	% of segment net revenues		2012	% of segment net revenues		2011	% of segment net revenues		2013 vs. 2012			2012 vs. 2011

Net revenues	17,335	100.0%		17,717	100.0%		19,591	100.0%		(382)	(2.2%	)	(1,874)	(9.6%	)
EBIT	(506)	(2.9%	)	(725)	(4.1%	)	(941)	(4.8%	)	219	30.2%		216	23.0%
Shipments	979	n.m.		1,012	n.m.		1,166	n.m.		(33)	(3.3%	)	(154)	(13.2%	)

Net revenues

2013 compared to 2012

EMEA net revenues for 2013 were €17.3 billion, a decrease of €0.4 billion, or 2.2 percent (1.4 percent on a constant currency basis), from €17.7 billion for 2012.

The total decrease of €0.4 billion was attributable to the combined effects of (i) a decrease in vehicle shipments of €0.4 billion, (ii) unfavorable vehicle pricing of €0.2 billion, (iii) a decrease in service parts, accessories and service contracts and other revenues of €0.1 billion and (iv) the impact of unfavorable foreign currency translation of €0.1 billion mainly due to fluctuations of the U.S. dollar and the British Pound Sterling which were partially offset by (v) the effects of a change in scope of consolidation, arising from obtaining control of VM Motori S.p.A. in 2013, a diesel engine manufacturing company which impacted net revenues positively by €0.2 billion and (vi) positive vehicle mix of €0.1 billion.

The 3.3 percent decrease in vehicle shipments, from 1,012 thousand units in 2012 to 979 thousand units in 2013, impacted net revenues by €0.4 billion. The decrease in vehicle shipments was in part due to the persistent weak economic conditions in Europe (EU27 + EFTA), which resulted in a 1.8 percent passenger car industry contraction, and in part due to a decrease in our passenger car market share from 6.3 percent in 2012 to 6.0 percent in 2013, while LCV market share decreased from 11.7 percent for 2012 to 11.6 percent for 2013, as a result of the increasing competition in the industry. These conditions led to a decrease in service parts, accessories and service contracts and other revenues of €0.1 billion, while the highly competitive environment and resulting price pressure impacted pricing unfavorably by €0.2 billion. In July 2013, the Group’s option to acquire the remaining 50 percent stake in VM Motori S.p.A. became exercisable, which resulted in consolidation on a line-by-line basis. This resulted in a positive impact to net revenues of €0.2 billion. The shift in sales mix towards newly launched and content enriched vehicles, for which sales prices were adjusted, such as the Fiat 500L and the new Fiat Panda over other vehicles, such as the existing Fiat Panda resulted in a positive vehicle mix impact of €0.1 billion.

2012 compared to 2011

EMEA net revenues for 2012 were €17.7 billion, a decrease of €1.9 billion, or 9.6 percent (10.5 percent on a constant currency basis), from €19.6 billion for 2011.

Net of intercompany net revenues, Chrysler contributed €1.7 billion and €0.7 billion to EMEA net revenues in 2012 and 2011, respectively. Excluding Chrysler, EMEA net revenues decreased by €2.8 billion. Such decrease was attributable to the combined effect of (i) a decrease in vehicle shipments of €2.2 billion, (ii) a decrease in other net revenues of €0.2 billion, (iii) the impact of unfavorable pricing of €0.2 billion and (iv) the impact of unfavorable mix of €0.2 billion.

The 16.7 percent decrease in vehicle shipments from 1,140 thousand units in 2011 to 950 thousand units in 2012 (both of which net of intercompany shipments) was in part attributable to the weakness in the European economy as a result of which there was a contraction in passenger car market demand, with our shipments in

Italy, France and Germany particularly affected. The decrease in other net revenues was largely attributable to a €0.2 billion decrease in powertrain net revenues, largely attributable to reduction of vehicle production in Europe, as vehicle manufacturers reduce production rates in response to the European economic and market conditions. The highly competitive environment and resulting price pressure impacted pricing unfavorably by €0.2 billion.

The €1.0 billion increase in EMEA net revenues attributable to Chrysler was primarily due to Chrysler being included in our consolidated results for the full year ended December 31, 2012 compared to seven months in 2011 (e.g. June 1, 2011 to December 31, 2011). Of the total increase of €1.0 billion, €0.9 billion was attributable to the period from January 1, 2012 to May 31, 2012, and €0.1 billion was attributable to the increase for the seven months ended December 31, 2012 as compared to the same period in 2011. In particular, the €0.1 billion increase primarily relates to the impact of favorable foreign currency translation.

EBIT

2013 compared to 2012

EMEA EBIT for 2013 was a loss of €506 million, a decrease of €219 million, or 30.2 percent (31.9 percent on a constant currency basis), from €725 million for 2012.

The decrease in EMEA EBIT loss was attributable to the combined effect of (i) a decrease in selling, general and administrative costs of €199 million as a result of the cost control measures implemented in response to the European market weakness, including efforts to improve the focus of advertising initiatives, (ii) a decrease in industrial costs of €139 million attributable to industrial efficiencies driven by the WCM program and purchasing savings implemented and (iii) a positive volume and mix impact of €77 million, primarily driven by the Fiat 500 family of vehicles, the effects of which were partially offset by (iv) unfavorable net pricing effects of €172 million, attributable to increased competitive pressure, particularly in the first half of 2013, and (v) a decrease in the results of investments of €16 million.

2012 compared to 2011

EMEA EBIT for 2012 was a loss of €725 million, a decrease of €216 million, or 23.0 percent (20.8 percent on a constant currency basis), from €941 million for 2011.

Chrysler contributed €163 million and €48 million to EMEA EBIT in 2012 and 2011, respectively. Excluding Chrysler, EMEA EBIT loss decreased by €101 million, primarily attributable to the combination of (i) a decrease in volume/mix of €555 million, (ii) unfavorable net pricing of €198 million, the effects of which were more than offset by (iii) €350 million of lower unusual expenses, (iv) a €200 million decrease in industrial costs which includes efficiencies related to the WCM programs and (v) a €207 million decrease in selling general and administrative costs resulting from cost control measures. In particular, other unusual expenses for 2011 were €544 million, and mainly included the impact of the strategic realignment with Chrysler’s manufacturing and commercial activities, including the reduction of the number of platforms used by the Group and Chrysler. See “—The Fiat-Chrysler Alliance.” Other unusual expenses for 2012 were €194 million and mainly included the costs incurred in relation to the termination of the Sevelnord joint venture and rationalization of relationships with certain suppliers.

The €115 million increase in EMEA EBIT attributable to Chrysler was primarily due to Chrysler being included in our consolidated results for the full year ended December 31, 2012 compared to seven months in 2011 (e.g. June 1, 2011 to December 31, 2011). Of the total increase of €115 million, €102 million was attributable to the period from January 1, 2012 to May 31, 2012, and €13 million was attributable to the increase for the seven months ended December 31, 2012 as compared to the same period in 2011. In particular, the €13 million increase was primarily attributable to favorable volume/mix impact.

Luxury Brands

	For the years ended December 31,						Change
(€ million, except percentages and shipments which are in thousands of units)	2013	% of segment net revenues	2012	% of segment net revenues	2011	% of segment net revenues	2013 vs. 2012		2012 vs. 2011

Ferrari
Net revenues	2,335		2,225		2,067		110	4.9%	158	7.6%
EBIT	364		335		298		29	8.7%	37	12.4%
Shipments	7		7		7		-	-	-	0.0%

Maserati
Net revenues	1,659		755		705		904	119.7%	50	7.1%
EBIT	106		57		60		49	86.0%	(3)	(5.0%)
Shipments	15		6		6		9	150.0%	-	0.0%

Intrasegment eliminations
Net revenues	(185)		(82)		(73)					n.m.

Luxury Brands
Net revenues	3,809	100.0%	2,898	100.0%	2,699	100.0%	911	31.4%	199	7.4%
EBIT	470	12.3%	392	13.5%	358	13.3%	78	19.9%	34	9.5%
Shipments	22	n.m.	14	n.m.	13	n.m.	8	57.1%	1	7.7%

Net revenues

2013 compared to 2012

Luxury Brands net revenues for 2013 were €3.8 billion, an increase of €0.9 billion, or 31.4 percent (34.3 percent on a constant currency basis), from €2.9 billion for 2012.

Ferrari

Ferrari net revenues for 2013 were €2.3 billion, an increase of €0.1 billion, or 4.9 percent, from €2.2 billion for 2012. The total increase of €0.1 billion was primarily attributable to the launch of the production and sale of engines to Maserati for use in their new vehicles in 2013.

Maserati

Maserati net revenues for 2013 were €1.7 billion, an increase of €0.9 billion, from €0.8 billion for 2012. The increase of €0.9 billion was largely attributable to the increase in vehicle shipments driven primarily by the 2013 launches of the new Quattroporte model in March and the new Ghibli in October.

2012 compared to 2011

Luxury Brands net revenues for 2012 were €2.9 billion, an increase of €0.2 billion, or 7.4 percent (3.3 percent on a constant currency basis), from €2.7 billion for 2011.

Ferrari

Ferrari net revenues for 2012 were €2.2 billion, an increase of €0.1 billion, or 7.6 percent, from €2.1 billion for 2011. The total increase of €0.1 billion was attributable to the combined effects of favorable vehicle mix, an increase in vehicle shipments, an increase in other net revenues, primarily attributable to an increase in licensing and revenues from the personalization of vehicles offered to clients, and the impact of favorable foreign currency translation. The favorable mix impact and the increase in vehicle shipments were supported by the launch of the F12 Berlinetta in 2012, and the full year impact of the Ferrari FF launched in 2011.

Maserati

Maserati net revenues for 2012 were €0.8 billion, an increase of €0.1 billion, or 7.1 percent, from €0.7 billion for 2011. The increase of €0.1 billion was primarily attributable to the combined effects of favorable vehicle mix driven by an increase in higher priced models such as the Cabrio S and the GT Stradale, the impact of favorable foreign currency translation and an increase in vehicle shipments largely driven by the MC Stradale in the U.S.

EBIT

2013 compared to 2012

Luxury Brands EBIT for 2013 was €470 million, an increase of €78 million, or 19.9 percent (20.9 percent on a constant currency basis), from €392 million for 2012.

Ferrari

Ferrari EBIT for 2013 was €364 million, an increase of €29 million, or 8.7 percent, from €335 million for 2012, attributable to favorable vehicle mix and an increase in the contribution from licensing activities and revenues from the personalization of vehicles.

Maserati

Maserati EBIT for 2013 was €106 million, an increase of €49 million, or 86.0 percent, from €57 million for 2012, attributable to the combined effect of strong volume growth driven by the previously described 2013 product launches, which was partially offset by an increase in other unusual expenses of €65 million related to the write-down of capitalized development costs related to a new model, which will be developed on a more technically advanced platform considered more appropriate for the Maserati brand.

2012 compared to 2011

Luxury Brands EBIT for 2012 was €392 million, an increase of €34 million, or 9.5 percent (7.5 percent on a constant currency basis), from €358 million for 2011.

Ferrari

Ferrari EBIT for 2012 was €335 million, an increase of €37 million, or 12.4 percent, from €298 million for 2011, attributable to favorable vehicle mix and an increase in the contribution from licensing activities and revenues from the personalization of vehicles and the effect of an unusual gain in 2011 on disposal of investments of €6 million.

Maserati

Maserati EBIT for 2012 was €57 million, a decrease of €3 million, or 5.0 percent, from €60 million for 2011, attributable to higher costs incurred related to the launch of the MC Stradale in the U.S. market.

Components

	For the years ended December 31,						Change
(€ million, except percentages)	2013	% of segment net revenues	2012	% of segment net revenues	2011	% of segment net revenues	2013 vs. 2012		2012 vs. 2011

Magneti Marelli
Net revenues	5,988		5,828		5,860		160	2.7%	(32)	(0.5%)
EBIT	169		131		9		38	29.0%	122	n.m.

Teksid
Net revenues	688		780		922		(92)	(11.8%)	(142)	(15.4%)
EBIT	(70)		4		1		(74)	n.m.	3	300.0%

Comau
Net revenues	1,463		1,482		1,402		(19)	(1.3%)	80	5.7%
EBIT	47		30		(120)		17	56.7%	150	(125.0%)

Intrasegment eliminations
Net revenues	(59)		(60)		(62)		1	(1.7%)	2	n.m.

Components
Net revenues	8,080	100.0%	8,030	100.0%	8,122	100.0%	50	0.6%	(92)	(1.1%)
EBIT	146	1.8%	165	2.1%	(110)	(1.4%)	(19)	(11.5%)	275	250.0%

Net revenues

2013 compared to 2012

Components net revenues for 2013 were €8.1 billion, an increase of €0.1 billion, or 0.6 percent (4.4 percent on a constant currency basis), from €8.0 billion for 2012.

Magneti Marelli

Magneti Marelli net revenues for 2013 were €6.0 billion, an increase of €0.2 billion, or 2.7 percent, from €5.8 billion for 2012, primarily driven by the performance of the automotive lighting and to a lesser extent, the electronics business units. See “The Fiat Group—Components Segment—Magneti Marelli” for a description of the Magneti Marelli business lines. In particular, the automotive lighting net revenues increased by 11.6 percent driven by large orders from Asian and North American OEM clients, and the effect of the full-year contribution of lighting solutions launched in the second half of 2012, while electronics net revenues increased by 7 percent, driven by the trend of increasingly technologically advanced vehicle components.

Teksid

Teksid net revenues for 2013 were €0.7 billion, a decrease of €0.1 billion, or 11.8 percent, from €0.8 billion for 2012, attributable to a €0.1 billion decrease in net revenues from the cast iron business, attributable to a decrease in iron prices and a decrease in cast iron volumes sold.

Comau

Comau net revenues for both 2013 and 2012 were €1.5 billion, attributable to the combined effects of (i) an increase in body welding revenues supported by large orders from European and North American customers, which was offset by (ii) decreased powertrain revenues. See “The Fiat Group—Components Segment —Comau” for a description of the Comau business lines.

2012 compared to 2011

Components net revenues for 2012 were €8.0 billion, a decrease of €0.1 billion, or 1.1 percent (1.1 percent on a constant currency basis), from €8.1 billion for 2011.

Magneti Marelli

Magneti Marelli net revenues for 2012 were €5.8 billion, a decrease of €0.1 billion, or 0.5 percent, from €5.9 billion for 2011, primarily attributable to decreases in the suspension systems, plastics, exhaust systems shock absorbers and powertrain business units, which were mostly offset by increases in lighting and electronics net revenues.

Teksid

Teksid net revenues for 2012 were €0.8 billion, a decrease of €0.1 billion, or 15.4 percent, from €0.9 billion for 2011, mainly attributable to a 15.6 percent decrease in sales volumes from the cast iron business line, and to a lesser extent a 5.1 percent decrease in net revenues from the aluminum business line, attributable to the combined effects of a decrease in sales volumes which was only partially offset by an increase in the aluminum prices.

Comau

Comau net revenues for 2012 were €1.5 billion, an increase of €0.1 billion, or 5.7 percent, from €1.4 billion for 2011, largely attributable to an increase in powertrain systems net revenues due to a large order placed by a single client in 2011, the revenues for which were mainly recognized in 2012.

EBIT

2013 compared to 2012

Components EBIT for 2013 was €146 million, a decrease of €19 million, or 11.5 percent (6.7 percent on a constant currency basis), from €165 million for 2012.

Magneti Marelli

Magneti Marelli EBIT for 2013 was €169 million, an increase of €38 million, or 29.0 percent, from €131 million for 2012, attributable to the previously described increase in net revenues, which was partially offset by higher costs incurred in relation to product launches in North America, and the impact of unusual charges recognized in 2012.

Teksid

Teksid EBIT for 2013 was a loss of €70 million, compared to a gain of €4 million for 2012, attributable to the combined effects of volume decreases from the cast iron business, and €60 million other unusual expenses, related to asset impairments of the cast iron business.

Comau

Comau EBIT for 2013 was €47 million, an increase of €17 million, or 56.7 percent, from €30 million for 2012, primarily attributable to the body welding operations.

2012 compared to 2011

Components EBIT for 2012 was €165 million, an increase of €275 million or 250.0 percent (244.5 percent on a constant currency basis), from an EBIT loss of €110 million for 2011.

Magneti Marelli

Magneti Marelli EBIT for 2012 was €131 million, an increase of €122 million, from €9 million for 2011, primarily attributable to unusual charges of €154 million recognized in 2011 mainly related to impairment of goodwill and property, plant and equipment not repeated in 2012.

Teksid

Teksid EBIT for 2012 was €4 million, compared to €1 million for 2011, attributable to unusual charges of €28 million recognized in 2011 not repeated in 2012, which was almost completely offset by the effects of volume declines.

Comau

Comau EBIT for 2012 was €30 million, compared to a loss of €120 million for 2011, attributable to unusual charges of €130 million recognized in 2011 not repeated in 2012, and the improved performance of the body welding and powertrain systems activities.

Recent Developments

Agreement with the UAW

On January 21, 2014, Chrysler and the UAW entered into the contractually binding and legally enforceable MOU, to supplement Chrysler’s existing collective bargaining agreement, in which the UAW made commitments to continue to support Chrysler’s industrial operations, continued roll-out of our WCM programs and actively assist in the achievement of Chrysler’s long-term business plan. In consideration of these commitments, Chrysler agreed to make payments to the VEBA Trust totaling U.S.$700 million (€518 million at the transaction date) to be paid in four equal annual installments. The initial payment of U.S.$175 million (€129 million at the transaction date) was made on January 21, 2014 and additional payments will be payable on each of the next three anniversaries of the initial payment.

Venezuela

Based on recent developments related to the foreign exchange process in Venezuela, we have changed the exchange rate used to remeasure our Venezuelan subsidiary’s financial statements in U.S. dollars. As of March 31, 2014 we have begun to use the SICAD I rate of 10.7 Venezuelan Bolivar, or VEF, to U.S. dollars as determined by the periodic auctions for U.S. dollars under SICAD I. Previously we utilized the official exchange rate of 6.30 VEF to U.S. dollars. In late March 2014, the Venezuelan government introduced an additional auction-based foreign exchange system, referred to as the SICAD II rate. The SICAD II rate has ranged from 49 to 51.9 VEF to U.S. dollars in the period since its introduction until June 30, 2014. The SICAD II rate is expected to be used primarily for imports and has been limited to amounts of VEF that can be exchanged into other currencies, such as the U.S. dollar. As a result of the recent exchange agreement between the Central Bank of Venezuela and the Venezuelan government and the limitations of the SICAD II rate, the Group believes any future remittances of dividends would be transacted at the SICAD I rate. As a result, the Group determined that the SICAD I rate, and not the SICAD II rate, is the most appropriate rate to use.

Liquidity and Capital Resources

Liquidity Overview

We require significant liquidity in order to meet our obligations and fund our business. Short-term liquidity is required to purchase raw materials, parts and components for vehicle production, and to fund selling, administrative, research and development, and other expenses. In addition to our general working capital and operational needs, we expect to use significant amounts of cash for the following purposes: (i) capital expenditures to support our existing and future products; (ii) principal and interest payments under our financial obligations and (iii) pension and employee benefit payments. We make capital investments in the regions in which we operate primarily related to initiatives to introduce new products, enhance manufacturing efficiency, improve capacity, and for maintenance and environmental compliance. Our capital expenditures in 2014 are expected to be approximately €8.0 billion, which we plan to fund primarily with cash generated from our operating activities, as well as with credit lines provided to certain of our Group entities.

Our business and results of operations depend on our ability to achieve certain minimum vehicle sales volumes. As is typical for an automotive manufacturer, we have significant fixed costs, and therefore, changes in our vehicle sales volume can have a significant effect on profitability and liquidity. We generally receive payment for sales of vehicles to dealers and distributors, shortly after shipment, whereas there is a lag between the time we receive parts and materials from our suppliers and the time we are required to pay for them. Therefore, during periods of increasing vehicle sales, there is generally a corresponding positive impact on our cash flow and liquidity. Conversely, during periods in which vehicle sales decline, there is generally a corresponding negative impact on our cash flow and liquidity. Thus, delays in shipments of vehicles, including delays in shipments in order to address quality issues, tend to negatively affect our cash flow and liquidity. In addition, the timing of our collections of receivables for export sales of vehicles, fleet sales and part sales tend to be longer due to different payment terms. Although we regularly enter into factoring transactions for such receivables in certain countries, in order to anticipate collections and transfer relevant risks to the factor, a change in volumes of such sales may cause fluctuations in our working capital. The increased internationalization of our product portfolio may also affect our working capital requirements as there may be an increased requirement to ship vehicles to countries different from where they are produced. Finally, working capital can be affected by the trend and seasonality of sales under buy-back programs, including Chrysler’s guaranteed depreciation program.

Management believes that the funds currently available, in addition to those funds that will be generated from operating and financing activities, will enable the Group to meet its obligations and fund its businesses including funding planned investments, working capital needs and fulfilling its obligations to repay its debts in the ordinary course of business.

Liquidity needs are met primarily through cash generated from operations, including the sale of vehicles, service and parts to dealers, distributors and other consumers worldwide.

The operating cash management, main funding operations and liquidity investment of the Group, excluding Chrysler, are centrally coordinated by dedicated treasury companies with the objective of ensuring effective and efficient management of the Group’s funds. The companies raise capital in the financial markets through various funding sources. See “The Fiat Group—Industry Overview—Financial and Customer Services.”

Chrysler continues to manage its liquidity independently from the rest of the Group. Intercompany financing from Chrysler to other Group entities is not restricted other than through the application of covenants requiring that transactions with related parties be conducted at arm’s length terms or be approved by a majority of the “disinterested” members of the Board of Directors of Chrysler. In addition, certain of Chrysler’s financing agreements place restrictions on the distributions which it is permitted to make. In particular, dividend distributions, other than certain exceptions including certain permitted distributions and distributions with respect to taxes, are generally limited to an amount not to exceed 50 percent of cumulative consolidated net income (as defined in the agreements) from January 1, 2012. See “- Chrysler Senior Credit Facilities.”

Fiat has not provided any guarantee, commitment or similar obligation in relation to any of Chrysler’s financial indebtedness, nor has it assumed any kind of obligation or commitment to fund Chrysler. However, certain bonds issued by Fiat and its subsidiaries (other than Chrysler and its subsidiaries) include covenants which may be affected by circumstances related to Chrysler, in particular there are cross-default clauses which may accelerate repayments in the event that Chrysler fails to pay certain of its debt obligations.

At March 31, 2014 the treasury companies of the Group, excluding Chrysler and its subsidiaries, had access to approximately €3.0 billion of medium/long term committed credit lines expiring beyond 12 months (€3.2 billion at December 31, 2013), of which €2.1 billion relate to the three year syndicated revolving credit line due in July 2016 which was undrawn at March 31, 2014 and December 31, 2013.

Additionally, the operating entities of the Group, excluding Chrysler and its subsidiaries, have access to dedicated credit facilities in order to fund investments and working capital requirements. In particular the Brazilian companies have committed credit lines available, mainly in relation to the set-up of our new plant in the State of Pernambuco, Brazil, with residual maturities after twelve months, to fund scheduled investments, of which approximately €1.8 billion was undrawn at March 31, 2014 and December 31, 2013.

Chrysler has access to a revolving credit facility of U.S.$1.3 billion (approximately €0.9 billion), maturing in May 2016, or the Revolving Credit Facility, which was also undrawn at March 31, 2014 and December 31, 2013. See “—Total Available Liquidity” below.

The following pages discuss in more detail the principal covenants relating to the Group’s revolving credit facilities and certain other financing agreements. At March 31, 2014 and at December 31, 2013 and 2012, the Group was in compliance with all covenants under its financing agreements.

Long-term liquidity requirements may involve some level of debt re-financing as outstanding debt becomes due or we are required to make amortization or other principal payments. Although we believe that our current level of total available liquidity is sufficient to meet our short-term and long-term liquidity requirements, we regularly evaluate opportunities to improve our liquidity position in order to enhance financial flexibility and to achieve and maintain a liquidity and capital position consistent with that of our principal competitors.

However, any actual or perceived limitations of our liquidity may limit the ability or willingness of counterparties, including dealers, consumers, suppliers, lenders and financial service providers, to do business with us, or require us to restrict additional amounts of cash to provide collateral security for our obligations. Our liquidity levels are subject to a number of risks and uncertainties, including those described in “Risk Factors.”

Total Available Liquidity

At March 31, 2014 , our total available liquidity was €20.8 billion (€22.7 billion at December 31, 2013), including €3.0 billion available under undrawn committed credit lines, primarily related to the €2.1 billion three year syndicated revolving credit line and the U.S.$1.3 billion (approximately €0.9 billion) Revolving Credit Facility of Chrysler. The terms of the Revolving Credit Facility require Chrysler to maintain a minimum liquidity of U.S.$3.0 billion, which include any undrawn amounts under this facility. Total available liquidity includes cash and cash equivalents which are subject to intra-month, foreign exchange and seasonal fluctuations, as well as current securities.

The following table summarizes our total available liquidity:

	At March 31,	At December 31
(€ million)	2014	2013	2012	2011

Cash, cash equivalent and current securities (1)	17,742	19,702	17,922	17,725
Undrawn committed credit lines (2)	3,043	3,043	2,935	2,955

Total available liquidity (3)	20,785	22,745	20,857	20,680

(1)	Current securities comprise short term or marketable securities which represent temporary investments but which do not satisfy all the requirements to be classified as cash equivalents as they may not be able to be readily converted into cash or they are subject to significant risk of change in value (even if they are short-term in nature or marketable).
(2)	Excludes the undrawn €1.8 billion medium/long-term dedicated credit lines available to fund scheduled investments.
(3)	The majority of our liquidity is available to our treasury operations in Europe, U.S. (subject to the previously discussed restrictions on Chrysler distributions) and Brazil; however, liquidity is also available to certain subsidiaries which operate in other areas. Cash held in such countries may be subject to restrictions on transfer depending on the foreign jurisdictions in which these subsidiaries operate. Based on our review of such transfer restrictions in the countries in which we operate and maintain material cash balances, we do not believe such transfer restrictions have an adverse impact on the Group’s ability to meet its liquidity requirements at the dates represented above.

Our liquidity is principally denominated in U.S. dollars and in Euro. Out of the total €17.7 billion of cash, cash equivalents and current securities available at March 31, 2014 (€19.7 billion at December 31, 2013), €6.8 billion, or 38 percent were denominated in U.S. dollar (€8.3 billion, or 42 percent, at December 31, 2013) and €5.9 billion, or 33 percent, were denominated in Euro (€6.1 billion, or 31 percent, at December 31, 2013) . Liquidity available in Brazil and denominated in Brazilian Reals accounted for €1.4 billion or 8 percent at March 31, 2014 (€1.5 billion, or 8 percent, at December 31, 2013) , with the remainder being distributed in various countries and denominated in the relevant local currencies.

The decrease in total available liquidity from December 31, 2013 to March 31, 2014 primarily reflects a €1,955 million decrease in cash and cash equivalents attributable largely to the completion of the transaction with the VEBA Trust described below. Refer to “—Cash Flows,” below for additional information regarding change in cash and cash equivalents.

Acquisition of the Remaining Equity Interest in Chrysler

As discussed in “The Merger—Background to the Merger” on January 1, 2014 we announced an agreement with the VEBA Trust, under which our wholly owned subsidiary, FNA would acquire the remaining approximately 41.5 percent ownership interest in Chrysler held by the VEBA Trust for total consideration of U.S.$3.65 billion (equivalent to €2.69 billion). The transaction closed on January 21, 2014. The consideration for the acquisition consisted of:

•	a special distribution paid by Chrysler to its members on January 21, 2014 of U.S.$1.9 billion (equivalent to €1.404 billion) wherein FNA directed its portion of the special distribution to the VEBA Trust as part of the purchase consideration which served to fund a potion of the transaction; and
•	a cash payment by FNA to the VEBA Trust of U.S.$1.75 billion (equivalent to €1.287 billion) on January 21, 2014.

The distribution from Chrysler was funded from Chrysler’s available cash on hand. The payment by FNA was funded by Fiat’s available cash on hand.

Chrysler New Debt Issuances and Prepayment of VEBA Trust Note

In February 2014, Chrysler prepaid all amounts outstanding including accrued and unpaid interest of approximately U.S.$5.0 billion (€3.6 billion) under the VEBA Trust Note on February 7, 2014. Such prepayment was financed by Chrysler as follows:

•	New Senior Credit Facilities – a U.S.$250 million (€181 million) incremental term loan under Chrysler’s existing tranche B term loan facility that matures on May 24, 2017 and a new U.S.$1.75 billion (€1.3 billion) term loan, issued under a new term loan credit facility, that matures on December 31, 2018;
•	Secured Senior Notes due 2019 – issuance of an additional U.S.$1.375 billion (€1.0 billion) aggregate principal amount of 8 percent secured senior notes due June 15, 2019, at an issue price of 108.25 percent of the aggregate principal amount; and
•	Secured Senior Notes due 2021 – issuance of an additional U.S.$1.380 billion (€1.0 billion) aggregate principal amount of 8 1⁄4 percent secured senior notes due June 15, 2021 at an issue price of 110.50 percent of the aggregate principal amount.

Cash Flows

The following table summarizes the cash flows from operating, investing and financing activities for each of the three months ended March 31, 2014 and 2013. For a complete discussion of our cash flows, see our unaudited consolidated statement of cash flows included in our Interim Consolidated Financial Statements elsewhere in this prospectus.

(€ million)	2014	2013
Cash and cash equivalents at beginning of the period	19,455	17,666

Cash flows from operating activities during the period	1,396	1,248
Cash flows used in investing activities	(1,599)	(1,769)
Cash flows from /(used in) financing activities	(1,669)	562
Translation exchange differences	(83)	321

Total change in cash and cash equivalents	(1,955)	362

Cash and cash equivalents at end of the period	17,500	18,028

Operating Activities — Three Months Ended March 31, 2014

For the three months ended March 31, 2014, our net cash from operating activities was €1,396 million and was primarily the result of:

(i)	a net loss of €173 million adjusted to add back (a) €1,168 million for depreciation and amortization expense and (b) other non-cash items of €243 million, which primarily includes (i) €366 million related to the non-cash portion of the expense recognized in connection with the execution of the MOU Agreement entered into by the UAW and Chrysler on January 21, 2014 (ii) €94 million remeasurement charge recognized as a result of the Group’s change in the exchange rate used to remeasure its Venezuelan subsidiary’s net monetary assets in U.S. dollars which were partially offset by (iii) the non-taxable gain of €223 million on the re-measurement at fair value of the previously exercised options on approximately 10 percent of Chrysler’s membership interests in connection with the equity purchase agreement (see Note 7 to the Interim Consolidated Financial Statements for further information);

(ii)	a net increase of €384 million in provisions, mainly related to: (i) increase in accrued sales incentives, primarily due to an increase in retail incentives as well as an increase in dealer stock levels as of March 31, 2014 versus December 31, 2013 to support increased sales volumes in NAFTA, and (ii) net adjustments to pre-existing warranties, including those related to certain recent recall campaigns; and

(iii)	€55 million of dividends received from jointly-controlled entities.

These positive contributions were partially offset by:

(i)	the negative impact of the change in working capital of €210 million primarily driven by (a) €605 million increase in inventory (net of vehicles sold under buy-back commitments) mainly related to increased finished vehicles and work in process levels for all regions and Luxury Brands; (b) €458 million increase in trade receivables, principally because NAFTA shipments at the end of March 2014 exceeded those at December 2013 as a result of the annual plant shutdowns in December and (c) €195 million in net other current assets and liabilities mainly related to decreases in accrued expenses and tax payables, which were partially offset by (d) €1,048 million increase in trade payables, mainly related to increased production in NAFTA and EMEA as a result of increased consumer demand for vehicles in these regions.

Operating Activities — Three Months Ended March 31, 2013

For the three months ended March 31, 2013, our net cash from operating activities was €1,248 million and was primarily the result of:

(i)	net profit of €31 million adjusted to add back (a) €1,066 million for depreciation and amortization expense and (b) other non-cash items of €56 million, which primarily include foreign currency exchange losses recognized related to the February 2013 devaluation of the VEF relative to the U.S. dollar from 4.30 VEF per U.S. dollar to 6.30 VEF per U.S. dollar;

(ii)	positive impact of the change in working capital of €177 million primarily driven by (a) €464 million increase in inventory (net of vehicles sold under buy-back commitments) mainly related to increased finished vehicles and work in process levels for NAFTA, LATAM and EMEA; (b) €183 million increase in trade receivables, principally due to the increased sales volumes in NAFTA and (c) €192 million in net other current assets and liabilities mainly related to decreases in accrued expenses and tax payables, which were more than fully offset by (d) €1,016 million increase in trade payables, mainly related to increased production in NAFTA and EMEA as a result of increased consumer demand for vehicles in these regions; and

(iii)	€92 million of dividends received from jointly-controlled entities.

These positive contributions were partially offset by:

(i)	€151 million net decrease in provisions mainly related to contributions to pension funds.

Investing Activities — Three Months Ended March 31, 2014

For the three months ended March 31, 2014, our net cash used in investing activities was €1,599 million, and was primarily the result of:

(i)	€1,443 million of capital expenditures, including €451 million of capitalized development costs, to support our investments in existing and future products. Capital expenditure primarily relates to the mass-market operations in NAFTA and EMEA and the ongoing construction of the new plant at Pernambuco, Brazil; and

(ii)	€211 million of net increase in receivables from financing activities, of which €110 million related to the increased lending portfolio of the financial services activities of the Group and €82 million related to increased financial receivables due from jointly controlled financial services companies.

Investing Activities — Three Months Ended March 31, 2013

For the three months ended March 31, 2013, our net cash used in investing activities was €1,769 million, and was primarily the result of:

(i)	€1,573 million of capital expenditures, including €509 million of capitalized development costs, to support our investments in existing and future products; and

(ii)	€260 million of net increase in receivables from financing activities related to the increased lending portfolio of the financial services activities of the Group and increased financial receivables due from jointly controlled financial services companies.

Financing Activities — Three Months Ended March 31, 2014

For the three months ended March 31, 2014, net cash used in financing activities was €1,669 million and was primarily the result of:

(i)	Cash payment to the VEBA Trust for the acquisition of the remaining approximately 41.5 percent ownership interest in Chrysler held by the VEBA Trust equal to U.S.$3.65 billion (€2.69 billion) and a U.S.$60 million (€45 million) of tax distribution paid by Chrysler, to cover the VEBA Trust’s tax obligation. In particular the consideration for the acquisition consisted of a special distribution paid by Chrysler to its members on January 21, 2014 of U.S.$1.9 billion, or €1.4 billion, (FNA’s portion of the special distribution was assigned to the VEBA Trust as part of the purchase consideration) which serve to fund a portion of the transaction; and a cash payment by FNA to the VEBA Trust of U.S.$1.75 billion, or €1.3 billion. The special distribution by Chrysler and the cash payment by FNA for an aggregate amount of €2,691 million is classified as acquisition of non-controlling interests on the cash flow statement while the tax distribution (€45 million) is classified separately;

(ii)	payment of medium-term borrowings for a total of €3,892 million, mainly related to the prepayment of all amounts outstanding under the VEBA Trust Note amounting to approximately U.S.$5.0 billion (€3.6 billion), including accrued and unpaid interest; which were partially offset by

(iii)	proceeds from bond issuances for a total amount of €3,011 million which includes (a) €1 billion of notes issued as part of the Global Medium Term Notes Program (“GMTN Program”) and €2 billion of senior secured notes issued by Chrysler as part of the VEBA Trust Note refinancing transaction (see Note 21 to the Interim Consolidated Financial Statements for further information); and

(iv)	proceeds from new medium-term borrowings for a total of €1,840 million, which mainly relate to the incremental term loan entered into by Chrysler of U.S.$250 million (€181 million) under its existing tranche B term loan facility which matures May 24, 2017, and the new U.S.$1.75 billion (€1.3 billion) new term loan credit facility entered into by Chrysler as part of the refinancing transaction to facilitate prepayment of the VEBA Trust Note (See “Chrysler New Debt Issuances and Prepayment of VEBA Trust Note”).

Financing Activities — Three Months Ended March 31, 2013

For the three months ended March 31, 2013, net cash from financing activities was €562 million and was primarily the result of:

(i)	proceeds from bond issuances for a total amount of €1,250 million, relating to notes issued as part of the GMTN Program;

(ii)	the repayment on maturity of notes issued under the GMTN Program in 2006, for a total principal amount of €1 billion;

(iii)	proceeds from new medium-term borrowings for a total of €512 million, which mainly include medium term borrowings in Brazil;

(iv)	repayment of medium-term borrowings on their maturity for a total of €406 million; and

(v)	a positive net contribution of €207 million from the net change in other financial payables and other financial assets/liabilities.

The following table summarizes the cash flows from operating, investing and financing activities for each of the years ended December 31, 2013, 2012 and 2011. For a complete discussion of our cash flows, see our audited consolidated statement of cash flows included in our Annual Consolidated Financial Statements elsewhere in this prospectus.

(€ million)	2013	2012	2011*

Cash and cash equivalents at beginning of the period	17,666	17,526	11,967
Cash flows from operating activities during the year	7,618	6,492	5,195
Cash flows used in investing activities	(8,054)	(7,542)	(858)
Cash flows from financing activities	3,136	1,610	632
Translation exchange differences	(911)	(420)	590
Total change in cash and cash equivalents	1,789	140	5,559

Cash and cash equivalents at end of the period	19,455	17,666	17,526

*We fully consolidated Chrysler from June 1, 2011. The cash and cash equivalents acquired on the acquisition of Chrysler amounted to €6,505 million. The cash and cash equivalents acquired, net of the purchase price for the acquisition of the relevant ownership interest, has been recorded within cash flows from investing activities in 2011.

Year Ended December 31, 2013 compared to Years Ended December 31, 2012 and 2011

Operating Activities — Year Ended December 31, 2013

For the year ended December 31, 2013, our net cash from operating activities was €7,618 million and was primarily the result of:

(i)	net profit of €1,951 million adjusted to add back (a) €4,635 million for depreciation and amortization expense and (b) other non-cash items of €535 million, which primarily include €336 million of impairment losses on tangible and intangible assets, €59 million loss related to the devaluation of the official exchange rate of the Venezuelan Bolivar (VEF) per U.S. dollar, €56 million write-off of the book value of the Chrysler Equity Recapture Agreement right, €105 million of write-down in financial assets from the lending portfolio of our financial services activities, partially offset by €74 million of the share of profit or loss of equity method investees;

(ii)	positive impact of change in working capital of €1,410 million primarily driven by (a) €1,328 million increase in trade payables, mainly related to increased production in NAFTA as a result of increased consumer demand for our vehicles, and increased production for Luxury Brands, (b) €817 million in net other current assets and liabilities, mainly related to increases in accrued expenses and deferred income as well as indirect taxes payables, (c) €213 million decrease in trade receivables, principally due to the contraction of sales volumes in EMEA and LATAM which were partially offset by (d) €948 million increase in inventory (net of vehicles sold under buy-back commitments), mainly related to increased finished vehicle and work in process levels at December 31, 2013 compared to December 31, 2012, in part driven by higher production levels in late 2013 to meet anticipated consumer demand in NAFTA, APAC and for Luxury Brands;

(iii)	a net increase of €457 million in provisions, mainly related to accrued sales incentives due to increased dealer stock levels at December 31, 2013 compared to December 31, 2012 to support increased sales volumes; which were partially offset by a net reduction in the post-retirement benefit reserve; and

(iv)	€92 million dividends received from jointly-controlled entities.

These positive contributions were partially offset by:

(i)	€1,578 million non-cash impact of deferred taxes mainly arising from the recognition of previously unrecognized deferred tax assets relating to Chrysler.

Operating Activities — Year Ended December 31, 2012

For the year ended December 31, 2012, our net cash from operating activities was €6,492 million and was primarily the result of:

(i)	net profit of €896 million, adjusted to add back (a) €4,201 million for depreciation and amortization expense, (b) other non-cash items of €582 million, which primarily include €515 million following the retrospective application of the IAS 19 revised from January 1, 2013, €106 million of impairment losses on tangible and intangible assets and €50 million of write-down in financial assets from the lending portfolio of our financial services activities, partially offset by €74 million of the share of profit or loss of equity method investees, and €31 million related to the non-cash gain on fair value measurement of equity swaps on Fiat and CNH Industrial ordinary shares and (c) net losses of €105 million on disposal of property, plant and equipment and intangible assets, and investments primarily related to the termination of the joint venture Sevelnord Societè Anonyme for €91 million;

(ii)	change in net working capital of €689 million primarily driven by (a) €506 million increase in trade payables, mainly related to increased production in response to increased consumer demand of our vehicles especially in NAFTA and APAC, partially offset by reduced production and sales levels in EMEA, (b) €961 million in other current assets and liabilities, primarily due to increases in accrued expenses, deferred income and taxes which were partially offset by (c) €572 million increase in inventory (net of vehicles sold under buy-back commitments), primarily due to increased finished vehicle and work in process levels at December 31, 2012 versus December 31, 2011, driven by an increase in our vehicle inventory levels in order to support consumer demand in NAFTA and APAC and (d) €206 million increase in trade receivables, primarily due to an increase in receivables from third party international dealers and distributors due to increased sales at the end of 2012 as compared to 2011 due to consumer demand;

(iii)	a net increase of €63 million in provisions, mainly related to accrued sales incentives due to increased dealer stock levels at December 31, 2012 compared to December 31, 2011 to support increased sales volumes which were partially offset by a net reduction in the post-retirement benefit reserve; and

(iv)	€89 million dividends received from jointly-controlled entities.

Operating Activities — Year Ended December 31, 2011

For the year ended December 31, 2011, our net cash from operating activities was €5,195 million, of which €1,751 million was generated by Chrysler, consolidated from June 1, 2011, and was primarily the result of:

(i)	net profit of €1,398 million, adjusted to add back €3,358 million for depreciation and amortization expense;

(ii)

change in working capital of €1,412 million primarily driven by (a) €412 million decrease in trade receivables, primarily due to increased level of receivables sold to financial companies, (b) €1,523 million increase in trade payables, primarily due to increased production in response to increased consumer demand of our vehicles especially in NAFTA and APAC, partially offset by reduced production and sales levels in EMEA and (c) €230 million in other current assets and liabilities, primarily due to increases in accrued expenses and deferred income partially offset by (d) €753 million increase in inventory, primarily due to increased finished vehicle and work in process levels at December 31, 2011 versus December 31, 2010. These increases were primarily driven by the increase in inventory levels in order to support consumer demand in NAFTA and APAC; and

(iii)	€105 million dividends received from jointly-controlled entities.

These increases in our net cash provided by operating activities were partially offset by:

(i)	non-cash items of €853 million, which primarily includes €2,017 million of unusual gain arising from the measurement at fair value of the 30 percent interest previously held in Chrysler and of the Fiat’s right to receive an additional 5 percent on the occurrence of the final performance event (which took place in January 2012), €69 million of other unusual income resulting from changes in other post-employment benefits in Chrysler, €146 million of the share of profit or loss of equity method investees partially offset by €220 million arising from the fair value step-up of the inventories acquired in the Chrysler business combination, €713 million of impairment losses on tangible and intangible assets, €110 million related to the non-cash loss on fair value measurement of equity swaps on Fiat and CNH Industrial ordinary shares and €253 million related to the retrospective adoption of IAS 19 revised; and

(ii)	€116 million net decrease in provisions mainly related to the reduction in the post-retirement benefit reserves.

Investing Activities — Year Ended December 31, 2013

For the year ended December 31, 2013, our net cash used in investing activities was €8,054 million, and was primarily the result of:

(i)	€7,492 million of capital expenditures, including €2,042 million of capitalized development costs, to support our investments in existing and future products. The capitalized development costs primarily include materials costs and personnel related expenses relating to engineering, design and development focused on content enhancement of existing vehicles, new models and powertrain programs in NAFTA and EMEA. The remaining capital expenditure primarily relates to the car mass-market operations in NAFTA and EMEA and the ongoing construction of the new LATAM plant at Pernambuco, Brazil;

(ii)	€166 million related to equity investments, which principally includes €94 million of additional investment in RCS MediaGroup S.p.A., €37 million of capital injection into the 50 percent joint venture related to GAC Fiat Automobiles Co. Ltd.; and

(iii)	€459 million of net increase in receivables from financing activities, primarily due to the increased lending portfolio of the financial services activities of the Group.

      These cash outflows were partially offset by:

(i)	€59 million proceeds from the sale of tangible and intangible assets.

Investing Activities — Year Ended December 31, 2012

For the year ended December 31, 2012, our net cash used in investing activities was €7,542 million, and was primarily the result of:

(i)	€7,564 million of capital expenditures, including €2,138 million of capitalized development costs, to support our investments in existing and future products;

      partially offset by:

(ii)	€118 million proceeds from the sale of tangible assets.

Investing Activities — Year Ended December 31, 2011

For the year ended December 31, 2011, our net cash used in investing activities was €858 million, and was primarily the result of:

(i)	€5,528 million of capital expenditures, including €1,438 million of capitalized development costs, to support our investments in existing and future products;

(ii)	€120 million related to equity investments, primarily related to €49 million of capital injection into the 50 percent joint venture related to GAC Fiat Automobiles Co. Ltd., and €34 million for the acquisition of 50 percent shareholding in VM Motori S.p.A.; and

(iii)	€1,218 million of net increase in receivables from financing activities, primarily due to the increased lending portfolio of our financial services activities.

      These cash outflows were partially offset by:

(i)	€5,602 million of net positive effect of investment acquisitions, primarily related to the cash and cash equivalents consolidated following the acquisition of Chrysler of €6,505 million, net of the consideration paid for the acquisition of the additional 16 percent ownership interest in Chrysler amounting to €881 million;

(ii)	€324 million proceeds from the sale of tangible assets; and

(iii)	€125 million proceeds from the sale of investments in consolidated subsidiaries and other investments, primarily related to €80 million and €14 million for the disposal of the investments in Iveco Latin America and Fiat Switzerland, respectively.

Financing Activities —Year Ended December 31, 2013

For the year ended December 31, 2013, net cash from financing activities was €3,136 million and was primarily the result of:

(i)	proceeds from bond issuances for a total amount of €2,866 million, relating to notes issued as part of the Global Medium Term Notes Program (“GMTN Program”)

(ii)	the repayment on maturity of notes issued under the GMTN Program in 2006, for a total principal amount of €1 billion;

(iii)	proceeds from new medium-term borrowings for a total of €3,188 million, which mainly include (a) new borrowings by the Brazilian companies for €1,686 million, primarily in relation to investments in the country (b) €400 million loan granted by the European Investment Bank in order to fund our investments and research and development costs in Europe and (c) €595 million (U.S.$790 million) related to the amendments and re-pricings in 2013 of the U.S.$3.0 billion tranche B term loan which matures May 24, 2017 and the Revolving Credit Facility. In particular, pursuant to such amendments and re-pricings in 2013, an amount of U.S.$790 million of the outstanding principal balance of the U.S.$3.0 billion tranche B term loan which matures May 24, 2017 was repaid. However, new and continuing lenders acquired the portion of such loan, therefore the principal balance outstanding did not change. Refer to “—Chrysler Senior Credit Facilities,” below, for additional information regarding this transaction;

(iv)	repayment of medium-term borrowings on their maturity for a total of €2,558 million, including the €595 million (U.S.$790 million) relating to the amendments and re-pricings of the Senior Credit Facilities described above; and

(v)	a positive net contribution of €677 million from the net change in other financial payables and other financial assets/liabilities.

Financing Activities —Year Ended December 31, 2012

For the year ended December 31, 2012, net cash from financing activities was €1,610 million and was primarily the result of:

(i)	proceeds from bond issuances for a total amount of €2,535 million, relating to notes issued as part of the GMTN Program;

(ii)	the repayment on maturity of notes issued as part of the GMTN Program in 2009, for a total principal amount of €1,450 million;

(iii)	proceeds from new medium-term borrowings for a total of €1,925 million, which include new borrowings by the Brazilian companies for €1,236 million, mainly in relation to investments and operations in the country;

(iv)	repayment of medium-term borrowings on their maturity for a total of €1,535 million;

(v)	a positive net contribution of €171 million from the net change in other financial payables and other financial assets/liabilities; and

(vi)	dividends paid to shareholders and minorities for a total €58 million.

Financing Activities —Year Ended December 31, 2011

For the year ended December 31, 2011, net cash from financing activities was €632 million and was primarily the result of:

(i)	net proceeds of €2,761 million relating to the settlement of pre-existing financial payables and receivables following the Demerger;

(ii)	proceeds from bond issuances for a total amount of €2,500 million, relating to notes issued under the GMTN Program;

(iii)	the repayment on maturity of notes issued by Fiat Finance and Trade Ltd S.A. in 2001 and 2006, for a total nominal value of €1,423 million and €1,025 million respectively;

(iv)	proceeds from new medium-term borrowings for a total of €2,149 million, which include new borrowings by the Brazilian companies for €1,072 million, mainly relating to investments and operations in the country, and the drawdown of borrowings of €310 million in Serbia, relating to a €500 million facility granted by the European Investment Bank;

(v)	repayment of medium-term loans on their maturity in the amount of €3,895 million, which included the transfer of approximately €1.0 billion financial liabilities to Fiat Industrial on the Demerger and the repayment of two syndicated facilities for €1.7 billion. The syndicated facilities were replaced with a new €1.95 billion revolving credit facility which was undrawn at year-end;

(vi)	payment for the acquisition of a minority interest in Chrysler from the U.S. Treasury and the Canadian government for a total of €438 million;

(vii)	a positive net contribution of €143 million from the net change in short term bank financing and other financial assets/liabilities; and

(viii)	dividends paid to shareholders and minorities for a total €181 million.

Net Industrial Debt

The following table details our Net Debt at March 31, 2014, December 31, 2013 and 2012.

All Chrysler activities are included under Industrial Activities. Since Chrysler’s treasury activities (including funding and cash management) are managed separately from the rest of the Group we also provide the analysis of Net Industrial Debt split between Fiat excluding Chrysler and Chrysler.

	At March 31, 2014
		Industrial Activities		Financial	Cons.
				Services
(€ million)	Total	Fiat ex Chrysler	Chrysler

Third Parties Debt (Principal)	(28,740)	(19,521)	(9,219)	(2,058)	(30,798)
Capital Market (1)	(16,987)	(12,668)	(4,319)	(253)	(17,240)
Bank Debt	(9,511)	(5,532)	(3,979)	(1,255)	(10,766)
Other Debt (2)	(2,242)	(1,321)	(921)	(550)	(2,792)
Accrued Interests and other adjustments (3)	(639)	(401)	(238)	(2)	(641)

Debt with third Parties	(29,379)	(19,922)	(9,457)	(2,060)	(31,439)
Intercompany Financial Receivables/Payables (net)	1,428	1,504	(76)	(1,428)	-
Current financial receivables from jointly-controlled financial services companies (4)	118	118	-	-	118

Debt, net of intercompany and current financial receivables from jointly-controlled financial services companies	(27,833)	(18,300)	(9,533)	(3,488)	(31,321)
Other financial assets/(liabilities) (net) (5)	332	260	72	(1)	331
Current securities	237	237	-	5	242
Cash and cash equivalents	17,268	8,302	8,966	232	17,500

Net Debt	(9,996)	(9,501)	(495)	(3,252)	(13,248)

	At December 31, 2013					At December 31, 2012
	Total	Industrial Activities		Financial Services	Consolidated		Industrial Activities		Financial Services	Consolidated
(€ million)		Fiat ex Chrysler	Chrysler			Total	Fiat ex Chrysler	Chrysler

Third Parties Debt (Principal)	(27,624)	(18,325)	(9,299)	(2,031)	(29,655)	(25,537)	(15,435)	(10,102)	(2,046)	(27,583)
Capital Market (1)	(13,981)	(11,661)	(2,320)	(239)	(14,220)	(12,232)	(9,807)	(2,425)	(129)	(12,361)
Bank Debt	(7,635)	(5,095)	(2,540)	(1,297)	(8,932)	(6,975)	(4,273)	(2,702)	(1,427)	(8,402)
Other Debt (2)	(6,008)	(1,569)	(4,439)	(495)	(6,503)	(6,330)	(1,355)	(4,975)	(490)	(6,820)
Accrued Interests and other adjustments (3)	(626)	(467)	(159)	(2)	(628)	(719)	(509)	(210)	(1)	(720)

Debt with third Parties	(28,250)	(18,792)	(9,458)	(2,033)	(30,283)	(26,256)	(15,944)	(10,312)	(2,047)	(28,303)
Intercompany Financial Receivables/Payables (net)	1,336	1,415	(79)	(1,336)	-	1,334	1,325	9	(1,334)	-
Current financial receivables from jointly-controlled financial services companies (4)	27	27	-	-	27	58	58	-	-	58

Debt, net of intercompany and current financial receivables from jointly-controlled financial services companies	(26,887)	(17,350)	(9,537)	(3,369)	(30,256)	(24,864)	(14,561)	(10,303)	(3,381)	(28,245)
Other financial assets/(liabilities) (net) (5)	399	323	76	(3)	396	321	318	3	(3)	318
Current securities	219	219	—	28	247	173	173	—	83	256
Cash and cash equivalents	19,255	9,579	9,676	200	19,455	17,420	8,617	8,803	246	17,666

Net Debt	(7,014)	(7,229)	215	(3,144)	(10,158)	(6,950)	(5,453)	(1,497)	(3,055)	(10,005)

Notes:

(1)	Includes bonds (€16,972 million at March 31, 2014, €13,966 million at December 31, 2013 and €12,215 million at December 31, 2012) and other securities issued in financial markets (€268 million at March 31, 2014, €254 million at December 31, 2013 and €146 million at December 31, 2012) mainly from LATAM financial services companies.
(2)	Includes VEBA Trust Note (€3,419 million at December 31, 2013; €3,695 million at December 31, 2012), Canadian HCT notes (€576 million at March 31, 2014, €664 million at December 31, 2013and €810 million at December 31, 2012), asset backed financing, i.e. sales of receivables for which de-recognition is not allowed under IFRS (€610 million at March 31, 2014, €756 million at December 31, 2013 and €562 million at December 31, 2012), arrangements accounted for as a lease under IFRIC 4 – Determining whether an arrangement contains a lease, and other financial payables. All amounts outstanding under the VEBA Trust Note were prepaid on February 7, 2014.
(3)	Includes adjustments for fair value accounting on debt (€77 million at March 31, 2014, €78 million at December 31, 2013 and €111 million at December 31, 2012) and (accrued)/deferred interest and other amortizing cost adjustments (€564 million net at March 31, 2014, €550 million net at December 31, 2013; €609 million net at December 31, 2012).
(4)	Financial receivables from FGAC.
(5)	Fair value of derivative financial instruments (€309 million at March 31, 2014, €379 million net at December 31, 2013 and €303 million net at December 31, 2012) and collateral deposits (€22 million at March 31, 2014, €20 million at December 31, 2013and €18 million at December 31, 2012).

Change in net industrial debt

As described in “—Non GAAP Financial Measures,” Net Industrial Debt is management’s primary measure for analyzing our financial leverage and capital structure and is one of the key targets used to measure our performance. The following section sets forth an explanation of the changes in our net industrial debt for the historical periods.

Three months ended March 31, 2014

In the three months ended March 31, 2014 net industrial debt increased by €2,982 million, from €7,014 million at December 31, 2013 to €9,996 million at March 31, 2014. The increase in net industrial debt was primarily driven by:

•	payments for the acquisition of the approximately 41.5 percent interest, inclusive of approximately 10 percent of previously exercised options previously subject to litigation, in Chrysler of €2,691 million;

•	investments in industrial activities of €1,443 million, representing all of the Group’s investments; partially offset by

•	cash flow from industrial operating activities of €1,341 million which represents the consolidated cash flow from operating activities of €1,396 million net of the cash flows from operating activities attributable to financial services. For an explanation of the drivers in consolidated cash flows from operating activities see “—Operating Activities Three Months Ended March 31, 2014.”

2013

In 2013 net industrial debt increased by €64 million, from €6,950 million at December 31, 2012 to €7,014 million at December 31, 2013. The movements in net industrial debt were primarily driven by:

•	Cash flow from industrial operating activities of €7,534 million which represents the consolidated cash flow from operating activities of €7,618 million net of the cash flows from operating activities attributable to financial services of €84 million. For an explanation of the drivers in consolidated cash flows from operating activities see “—Operating Activities Year Ended December 31, 2013”;

•	Investments in industrial activities property, plant and equipment of €7,486 million, representing almost all of the Group’s investments in property, plant and equipment of €7,492 million; and

•	Additional investments in RCS MediaGroup S.p.A. for an amount of €94 million.

2012

In 2012 net industrial debt increased by €1,090 million, from €5,860 million at December 31, 2011 to €6,950 million at December 31, 2012. The movements in net industrial debt were primarily driven by:

•	Cash flow from industrial operating activities of €6,390 million which represents the consolidated cash flow from operating activities of €6,492 million net of the cash flows from operating activities attributable to financial services of €102 million. For an explanation of the drivers in consolidated cash flows from operating activities see “—Operating Activities Year Ended December 31, 2012”;

•	Investments in industrial activities property, plant and equipment of €7,560 million, representing almost all of the Group’s investments in property, plant and equipment of €7,564 million; and

•	Proceeds from disposals of property, plant and equipment of €127 million representing almost all of the consolidated total of €130 million.

Information for 2011 has not been disclosed as it is not considered meaningful for trend purposes due to the impact of the consolidation of Chrysler as of June 1, 2011.

Capital Market

At March 31, 2014 and December 31, 2013 capital markets debt mainly relates to notes issued under the GMTN Program by the Group, excluding Chrysler, and Secured Senior Notes of Chrysler. In addition we had €268 million and €254 million short and medium-term marketable financial instruments issued by various subsidiaries, principally in LATAM at March 31, 2014 and December 31, 2013, respectively.

The following table sets forth our outstanding bonds at March 31, 2014, December 31, 2013 and 2012.

	Currency	Face value of outstanding bonds (in million)	Coupon	Maturity	At March 31, 2014	At December 31, 2013	At December 31, 2012
Global Medium Term Notes:					(€ million)
Fiat Finance and Trade Ltd S.A.	EUR	900	6.125%	July 8, 2014	900	900	900
Fiat Finance and Trade Ltd S.A.	EUR	1,250	7.625%	September 15, 2014	1,250	1,250	1,250
Fiat Finance and Trade Ltd S.A.	EUR	1,500	6.875%	February 13, 2015	1,500	1,500	1,500
Fiat Finance and Trade Ltd S.A.	CHF	425	5.000%	September 7, 2015	349	346	352
Fiat Finance and Trade Ltd S.A.	EUR	1,000	6.375%	April 1, 2016	1,000	1,000	1,000
Fiat Finance and Trade Ltd S.A.	EUR	1,000	7.750%	October 17,2016	1,000	1,000	1,000
Fiat Finance and Trade Ltd S.A.	CHF	400	5.250%	November 23, 2016	328	326	331
Fiat Finance and Trade Ltd S.A.	EUR	850	7.000%	March 23,2017	850	850	850
Fiat Finance North America Inc.	EUR	1,000	5.625%	June 12, 2017	1,000	1,000	1,000
Fiat Finance and Trade Ltd S.A.	CHF	450	4.000%	November 22, 2017	369	367	-
Fiat Finance and Trade Ltd S.A.	EUR	1,250	6.625%	March 15, 2018	1,250	1,250	-
Fiat Finance and Trade Ltd S.A.	EUR	600	7.375%	July 9, 2018	600	600	600
Fiat Finance and Trade Ltd S.A.	EUR	1,250	6.750%	October 14, 2019	1,250	1,250	-
Fiat Finance and Trade Ltd S.A.	EUR	1,000	4.750%	March 22, 2021	1,000	-	-
Others	EUR	7			7	7	7
Total Global Medium Term Notes					12,653	11,646	8,790
Other bonds:
Fiat Finance and Trade Ltd S.A.	EUR	1,000	6.625%	February 15, 2013	-	-	1,000
Chrysler (Secured Senior Notes)	U.S.$	2,875	8.000%	15 June 2019	2,085	1,088	1,137
Chrysler (Secured Senior Notes)	U.S.$	3,080	8.250%	15 June 2021	2,234	1,232	1,288
Total other bonds					4,319	2,320	3,425

Hedging effect and amortized cost valuation					690	500	501
Total bonds					17,662	14,466	12,716

Notes Issued Under The GMTN Program

All bonds issued by the Group, excluding Chrysler, are currently governed by the terms and conditions of the GMTN Program. A maximum of €15 billion may be used under this program, of which notes of approximately €12.7 billion have been issued and are outstanding to March 31, 2014 (€11.6 billion at December 31, 2013 and €8.8 billion at December 31, 2012). The GMTN Program is guaranteed by Fiat. We may from time to time buy back bonds on the market that have been issued by the Group entities, including for purposes of their cancellation. Such buybacks, if any, are subject to market conditions, our financial situation and other factors which could affect such decisions.

The bonds issued by Fiat Finance and Trade Ltd S.A. and by Fiat Finance North America Inc. impose covenants on the issuer and, in certain cases, on Fiat as guarantor, which include: (i) negative pledge clauses which require that, in case any security interest upon assets of the issuer and/or Fiat is granted in connection with other bonds or debt securities having the same ranking, such security should be equally and ratably extended to the outstanding bonds; (ii) pari passu clauses, under which the bonds rank and will rank pari passu with all other present and future unsubordinated and unsecured obligations of the issuer and/or Fiat; (iii) periodic disclosure obligations; (iv) cross-default clauses which require immediate repayment of the bonds under certain events of default on other financial instruments issued by the Group’s main entities; and, (v) other clauses that are generally applicable to securities of a similar type. A breach of these covenants require to the early repayment of the notes. In addition, the agreements for the bonds guaranteed by Fiat contain clauses which could require early repayment if there is a change of the controlling shareholder of Fiat leading to a resulting downgrading by the ratings agencies.

Chrysler Secured Senior Notes

The original Secured Senior Notes were issued, at par, on May 24, 2011 and initially sold in a private placement to qualified institutional buyers and non-U.S. persons as defined by the Securities Act of 1933, as amended. On December 29, 2011, in accordance with the registration rights agreement, Chrysler commenced an offer to exchange the original notes outstanding for notes having substantially identical terms as those originally issued and in the same principal amount however, the exchanged notes do not contain restrictions on transfer. The offer to exchange the original notes expired on February 1, 2012. Substantially all of the original notes were tendered for Secured Senior Notes.

In February 2014 Chrysler issued additional secured senior notes as follows:

•	Secured Senior Notes due 2019—issuance of an additional U.S.$1.375 billion (€1.0 billion) aggregate principal amount of 8 percent Secured Senior Notes due June 15, 2019, at an issue price of 108.25 percent of the aggregate principal amount; and

•	Secured Senior Notes due 2021—issuance of an additional U.S.$1.380 billion (€1.0 billion) aggregate principal amount of 8.25 percent Secured Senior Notes due June 15, 2021, at an issue price of 110.50 percent of the aggregate principal amount.

In May 2014, Chrysler completed exchange offers to exchange the original additional notes for additional notes that do not contain restrictions on transfer. The offers expired on May 5, 2014. Substantially all of the original additional notes were tendered for additional Secured Senior Notes. Following completion of the exchange offers, the additional Secured Senior Notes issued in the exchange offer are completely fungible with the Secured Senior Notes previously issued.

Chrysler may redeem, at any time, all or any portion of the Secured Senior Notes on not less than 30 and not more than 60 days’ prior notice mailed to the holders of the Secured Senior Notes to be redeemed.

•	Prior to June 15, 2015, the 2019 Secured Senior Notes (“2019 Notes”) will be redeemable at a price equal to the principal amount of the 2019 Notes being redeemed, plus accrued and unpaid interest to the date of redemption and a “make–whole” premium calculated under the indenture. On and after June 15, 2015, the 2019 Notes are redeemable at redemption prices specified in the 2019 Notes, plus accrued and unpaid interest to the date of redemption. The redemption price is initially 104 percent of the principal amount of the 2019 Notes being redeemed for the twelve months beginning June 15, 2015, decreasing to 102 percent for the twelve months beginning June 15, 2016 and to par on and after June 15, 2017.

•

Prior to June 15, 2016, the 2021 Secured Senior Notes (“2021 Notes”) will be redeemable at a price equal to the principal amount of the 2021 Notes being redeemed, plus accrued and unpaid interest to the date of redemption and a “make–whole” premium calculated under the indenture. On and after June 15, 2016, the 2021 Notes are redeemable at redemption prices specified in the 2021 Notes, plus accrued and unpaid interest to the date of redemption. The redemption price is initially 104.125 percent of the principal amount of the 2021 Notes being redeemed for the twelve months beginning June 15, 2016, decreasing to 102.75 percent for the twelve months beginning June 15, 2017, to 101.375 percent for the twelve months beginning June 15, 2018 and to par on and after June 15, 2019.

The indenture of the Secured Senior Notes issued by Chrysler includes affirmative covenants, including the reporting of financial results and other developments. The indenture also includes negative covenants which limit Chrysler’s ability and, in certain instances, the ability of certain of its subsidiaries to, (i) pay dividends or make distributions of Chrysler’s capital stock or repurchase Chrysler’s capital stock; (ii) make restricted payments; (iii) create certain liens to secure indebtedness; (iv) enter into sale and leaseback transactions; (v) engage in transactions with affiliates; (vi) merge or consolidate with certain companies and (vii) transfer and sell assets. The indenture provides for customary events of default, including but not limited to, (i) non-payment; (ii) breach of covenants in the indenture; (iii) payment defaults or acceleration of other indebtedness; (iv) a failure to pay certain judgments and (v) certain events of bankruptcy, insolvency and reorganization. If certain events of default occur and are continuing, the trustee or the holders of at least 25 percent in aggregate of the principal amount of the Secured Senior Notes outstanding under one of the series may declare all of the notes of that series to be due and payable immediately, together with accrued interest, if any.

The Secured Senior Notes are secured by liens junior to the Senior Credit Facilities (as defined below) on substantially all of Chrysler’s assets and the assets of its U.S. subsidiary guarantors, subject to certain exceptions. The collateral includes 100 percent of the equity interests in Chrysler’s U.S. subsidiaries and 65 percent of the equity interests in certain of its non-U.S. subsidiaries held directly by Chrysler and its U.S. subsidiary guarantors.

Bank Debt

Bank debt principally comprises amounts due under (i) the senior credit facilities of Chrysler (€3.6 billion at March 31, 2014, €2.1 billion at December 31, 2013 and €2.2 billion at December 31, 2012), (ii) financial liabilities of the Brazilian operating entity (€3.1 billion at March 31, 2014,€2.9 billion at December 31, 2013 and €2.4 billion at December 31, 2012) relating to a number of financing arrangements, also with certain Brazilian development banks, primarily used to support capital expenditure, including in our new plant in the State of Pernambuco as well as to fund the financial services business in that country, (iii) loans provided by the European Investment Bank (€1.1 billion at March 31, 2014, €1.1 billion at December 31, 2013 and 2012) to fund our investments and research and development costs, (iv) amounts drawn down by Fiat excluding Chrysler treasury companies under short and medium term credit facilities (€1.1 billion at March 31, 2014, €1.1 billion at December 31, 2013 and €1.1 billion at December 31, 2012) and (v) amounts outstanding relating to financing arrangements of Chrysler de Mexico with certain Mexican development banks, amounting to €0.4 billion at March 31, 2014, December 31, 2013 and 2012.

The main terms and conditions of the principal bank facilities are described as follows.

Chrysler Senior Credit Facilities

The senior credit facilities of Chrysler originally consisted of a U.S.$3.0 billion tranche B term loan, payable in equal quarterly installments of U.S.$7.5 million (€5.4 million at March 31, 2014) , maturing on May 24, 2017, and a revolving credit facility (the “Revolving Credit Facility”) for an amount of U.S.$1.3 billion (€0.9 billion) which could be borrowed and repaid from time to time until the maturity date of May 24, 2016. On February 7, 2014, Chrysler entered into an additional U.S.$250 million (€181 million) term loan under the existing tranche B term loan facility that matures on May 24, 2017. We collectively refer to the U.S.$250 million (€181 million) additional tranche B term loan and the U.S.$3.0 billion tranche B term loan which was fully drawn on May 24, 2011, as the Tranche B Term Loan due 2017. At March 31, 2014, an amount of €2.3 billion (including accrued interest) was outstanding on the Tranche B Term Loan due 2017 (€2,119 million at

December 31, 2013 and €2,265 million at December 31, 2012, including accrued interest) and the Revolving Credit Facility was fully undrawn (the Tranche B Term Loan due 2017 and the Revolving Credit Facility are collectively referred to as the “Senior Credit Facilities”).

The Senior Credit Facilities are with a syndicate of private sector lenders. The senior credit agreement in relation to the Senior Credit Facilities was originally entered into on May 24, 2011 and was subsequently amended and restated on June 21, 2013 (the “Senior Credit Agreement”). Additionally on December 23, 2013, the U.S.$3.0 billion tranche B term loan maturing May 24, 2017 was re-priced. The maturity dates did not change under the amendments.

The amendment in June 2013 reduced the applicable interest rate spreads on the Senior Credit Facilities by 1.50 percent per annum and reduced the rate floors applicable to the U.S.$3.0 billion tranche B term loan maturing May 24, 2017 by 0.25 percent per annum. As a result, all amounts outstanding under the Revolving Credit Facility bear interest, at the option of Chrysler, either at a base rate plus 2.25 percent per annum or at LIBOR plus 3.25 percent per annum. The subsequent re-pricing in December 2013 further reduced the applicable interest rate spreads and interest rate floors applicable to the U.S.$3.0 billion tranche B term loan maturing May 24, 2017 by an additional 0.50 percent and 0.25 percent, respectively, per annum. All amounts outstanding under the Tranche B Term Loan due 2017 will bear interest, at the option of Chrysler, either at a base rate plus 1.75 percent per annum or at LIBOR plus 2.75 percent per annum, subject to a base rate floor of 1.75 percent per annum or a LIBOR floor of 0.75 percent per annum, respectively. Chrysler currently accrues interest based on LIBOR.

If Chrysler refinances or re-prices all or any portion of the Tranche B Term Loan due 2017 before the six-month anniversary of the effective date of the re-pricing in December 2013, under certain circumstances, Chrysler will be obliged to pay a call premium equal to 1.00 percent of the principal amount refinanced or re-priced.

In connection with the June 21, 2013 amendment and the December 23, 2013 re-pricing, lenders party to the U.S.$3.0 billion tranche B term loan maturing May 24, 2017 that held U.S.$790 million (€595 million) of the outstanding principal balance either partially or fully reduced their holdings. The outstanding principal balance on the U.S.$3.0 billion tranche B term loan maturing May 24, 2017 did not change, as new and continuing lenders acquired the U.S.$790 million (€595 million).

Prior to the final maturity date of each of the facilities, Chrysler has the option to extend the maturity date of all or a portion of the facilities with the consent of the lenders whose loans or commitments are being extended.

Chrysler’s Senior Credit Facilities are secured by a senior priority security interest in substantially all of Chrysler’s assets and the assets of its U.S. subsidiary guarantors, subject to certain exceptions. The collateral includes 100 percent of the equity interests in Chrysler’s U.S. subsidiaries and 65 percent of the equity interests in its non-U.S. subsidiaries held directly by Chrysler and its U.S. subsidiary guarantors.

The Senior Credit Agreement, includes negative covenants, including but not limited to: (i) limitations on incurrence, repayment and prepayment of indebtedness; (ii) limitations on incurrence of liens; (iii) limitations on making restricted payments; (iv) limitations on transactions with affiliates, swap agreements and sale and leaseback transactions; (v) limitations on fundamental changes, including certain asset sales and (vi) restrictions on certain subsidiary distributions. In addition, the Senior Credit Agreement requires Chrysler to maintain a minimum ratio of “borrowing base” to “covered debt” (as defined in the Senior Credit Agreement), as well as a minimum liquidity of U.S.$3.0 billion, which includes any undrawn amounts on the Revolving Credit Facility.

The Senior Credit Agreement contains a number of events of default related to: (i) failure to make payments when due; (ii) failure to comply with covenants; (iii) breaches of representations and warranties; (iv) certain changes of control; (v) cross–default with certain other debt and hedging agreements and (vi) the failure to pay or post bond for certain material judgments.

On February 7, 2014, Chrysler entered into a new U.S.$1.75 billion (€1.3 billion) tranche B term loan issued under a new term loan credit facility (the “Tranche B Term Loan due 2018”), that matures on December 31, 2018.

The outstanding principal amount of the Tranche B Term Loan due 2018 is payable in quarterly installments of approximately U.S.$4.4 million (€3.2 million), commencing June 30, 2014, with the remaining balance due at maturity. The Tranche B Term Loan due 2018 bears interest, at Chrysler’s option, either at a base rate plus 1.50 percent per annum or at LIBOR plus 2.50 percent per annum, subject to a base rate floor of 1.75 percent per annum and a LIBOR floor of 0.75 percent, respectively.

If Chrysler voluntarily refinances or re-prices all or a portion of the Tranche B Term Loan due 2018 on or before August 7, 2014, under certain circumstances, it will be obligated to pay a call premium equal to 1.00 percent of the principal amount refinanced or re-priced. After that date, the Tranche B Term Loan due 2018 may be refinanced or re-priced without premium or penalty.

Chrysler’s Tranche B Term Loan due 2018 is secured by a senior priority security interest in substantially all of Chrysler’s assets and the assets of its U.S. subsidiary guarantors, subject to certain exceptions. The collateral includes 100 percent of the equity interests in Chrysler’s U.S. subsidiaries and 65 percent of the equity interests in its non-U.S. subsidiaries held directly by Chrysler and its U.S. subsidiary guarantors.

The Tranche B Term Loan due 2018 includes negative covenants, including but not limited to: (i) limitations on incurrence, repayment and prepayment of indebtedness; (ii) limitations on incurrence of liens; (iii) limitations on making restricted payments; (iv) limitations on transactions with affiliates, swap agreements and sale and leaseback transactions; (v) limitations on fundamental changes, including certain asset sales and (vi) restrictions on certain subsidiary distributions. In addition, the Tranche B Term Loan due 2018 requires Chrysler to maintain a minimum ratio of “borrowing base” to “covered debt” (as defined in the Tranche B Term Loan due 2018), as well as a minimum liquidity of U.S.$3.0 billion, which includes any undrawn amounts on the Revolving Credit Facility.

The Tranche B Term Loan due 2018 contains a number of events of default related to: (i) failure to make payments when due; (ii) failure to comply with covenants; (iii) breaches of representations and warranties; (iv) certain changes of control; (v) cross–default with certain other debt and hedging agreements and (vi) the failure to pay or post bond for certain material judgments.

At March 31 2014, an amount of €1.3 billion (including accrued interest) was outstanding on the Tranche B Term Loan due 2018.

Syndicated Credit Facility of the Group Excluding Chrysler

Fiat, excluding Chrysler, has a syndicated credit facility in the amount of €2.1 billion (“Syndicated Credit Facility”) which was undrawn at March 31, 2014 and December 31, 2013. The covenants of this facility include financial covenants (Net Debt/EBITDA and EBITDA/Net Interest ratios related to industrial activities) and negative pledge, pari passu, cross default and change of control clauses. The failure to comply with these covenants, in certain cases if not suitably remedied, can lead to the requirement to make early repayment of the outstanding loans.

The syndicated credit facility currently includes limits to Fiat’s ability to extend guarantees or loans to Chrysler.

European Investment Bank Borrowings

We have financing agreements with the European Investment Bank (“EIB”) for a total of €1.1 billion primarily to support investments and research and development projects. In particular, financing agreements include (i) two facilities of €400 million (maturing in 2018) and €250 million (maturing in 2015) for the purposes of supporting R&D programs in Italy to protect the environment by reducing emissions and improving energy efficiency and (ii) €500 million facility (maturing in 2021) for an investment program relating to the modernization and expansion of production capacity of an automotive plant in Serbia.

As of March 31, 2014 and December 31, 2013 these facilities had been fully drawn.

The covenants applicable to the EIB borrowings are similar to those applicable to the Syndicated Credit Facility explained above.

Other Debt

At March 31, 2014, Other debt mainly relates to the unsecured Canadian Health Care Trust Notes totaling €612 million including accrued interest (€703 million at December 31, 2013 and €864 million at December 31, 2012 including accrued interest), which represents Chrysler’s financial liability to the Canadian Health Care Trust arising from the settlement of its obligations for postretirement health care benefits for National Automobile, Aerospace, Transportation and General Workers Union of Canada “CAW” (now part of Unifor), which represented employees, retirees and dependents. These notes were issued in four tranches on December 31, 2010, and have maturities up to 2024. Interest is accrued at the stated rate of 9.0 percent per annum for the HCT Tranche A and B notes and 7.5 percent per annum for HCT Tranche C Note. The HCT Tranche D note was fully repaid in 2012. The terms of each of the HCT notes are substantially similar and provide that each note will rank pari passu with all existing and future unsecured and unsubordinated indebtedness for borrowed money of Chrysler Canada, and that Chrysler Canada will not incur indebtedness for borrowed money that is senior in any respect in right of payment to the notes.

Other debt at December 31, 2013 and 2012 also includes the VEBA Trust Note (€3,575 million including accrued interest at December 31, 2013 and €3,863 million at December 31, 2012, including accrued interest), which represented Chrysler’s financial liability to the VEBA Trust having a principal amount outstanding of U.S.$4,715 million (€3,419 million). The VEBA Trust Note was issued by Chrysler in connection with the settlement of its obligations related to postretirement healthcare benefits for certain UAW retirees. The VEBA Trust Note had an implied interest rate of 9.0 percent per annum and required annual payments of principal and interest through July 15, 2023. On February 7, 2014, Chrysler prepaid the VEBA Trust Note. See “-Chrysler New Debt Issuances and Prepayment of VEBA Trust Note-”

The remaining components of Other debt mainly relate to amounts outstanding under finance leases, amounts due to related parties and interest bearing deposits of dealers in Brazil.

At March 31, 2014, debt secured by assets of the Group, excluding Chrysler, amounts to €546 million (€432 million at December 31, 2013 and €379 million at December 31, 2012), of which €384 million (€386 million at December 31, 2013 and €292 million at December 31, 2012) is due to creditors for assets acquired under finance leases.

At March 31, 2014, debt secured by assets of Chrysler amounts to €8,845 million (€5,180 million at December 31, 2013 and €5,530 million at December 31, 2012), and includes €8,127 million (€4,448 million at December 31, 2013 and €4,665 million at December 31, 2012) relating to the Secured Senior Notes and the Senior Credit Facilities, €161 million (€165 million at December 31, 2013 and €183 million at December 31, 2012) was due to creditors for assets acquired under finance leases and other debt and financial commitments for €557 million (€567 million at December 31, 2013 and €682 million at December 31, 2012).

Off Balance Sheet Arrangements

We have entered into various off-balance sheet arrangements with unconsolidated third parties in the ordinary course of business, including financial guarantees. Such arrangements are described in more detail below. For additional information see Note 33 “Guarantees granted, Commitments and Contingent Liabilities” to our Annual Consolidated Financial Statements included elsewhere in this prospectus.

Financial Guarantees

At December 31, 2013 we had pledged guarantees on the debt or commitments of third parties totaling €31 million as well as guarantees of €15 million on related party debt, relating to unconsolidated entities or dealers.

Contractual Obligations

The following table summarizes payments due under our significant contractual commitments as at December 31, 2013:

	Payments due by period
(€ million)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt(1)	26,713	4,467	7,581	7,780	6,885
Capital Lease Obligations(2)	578	69	130	119	260
Interest on long-term financial liabilities(3)	7,403	1,732	2,709	1,690	1,272
Operating Lease Obligations(4)	710	133	203	147	227
Unconditional minimum purchase obligations(5)	638	236	309	71	22
Purchase Obligations(6)	2,235	2,179	51	5	-
Pension contribution requirements(7)	74	74	-	-	-

Total	38,351	8,890	10,983	9,812	8,666

(1)	Amounts presented relate to the principal amounts of long-term debt and exclude the related interest expense that will be paid when due, fair value adjustments, discounts, premiums and loan origination fees. For additional information see Note 27 “Debt” to our Annual Consolidated Financial Statements included elsewhere in this prospectus. The table above does not include short term debt obligations. See the table below for a reconciliation of the information to Note 27.
(2)	Capital lease obligations consist mainly of industrial buildings and plant, machinery and equipment used in our business. The amounts reported include the minimum future lease payments and payment commitments due under such leases. See Note 27 “Debt” to our Annual Consolidated Financial Statements included elsewhere in this prospectus.
(3)	Amounts include interest payments based on contractual terms and current interest rates on our debt and capital lease obligations. Interest rates based on variable rates included above were determined using the current interest rates in effect at December 31, 2013.
(4)	Operating lease obligations mainly relate to leases for commercial and industrial properties used in our business. The amounts reported above include the minimum rental and payment commitments due under such leases.
(5)	Unconditional minimum purchase obligations relate to our unconditional purchase obligations to purchase a fixed or minimum quantity of goods and/or services from suppliers with fixed and determinable price provisions. From time to time, in the ordinary course of our business, we enter into various arrangements with key suppliers in order to establish strategic and technological advantages.
(6)	Purchase obligations comprise (i) the repurchase price guaranteed to certain customers on sales with a buy-back commitment in an aggregate amount of €741 million—see Note 29 “Other Current Liabilities” to our Annual Consolidated Financial Statements and (ii) commitments to purchase tangible fixed assets, mainly in connection with planned capital expenditure of various group companies, in an aggregate amount of approximately €1,494 million.

(7)	Pension contribution requirements are based on the estimate of our minimum funding requirements under funded pension plans. We expect required contributions to be approximately €74 million in 2014. We may elect to make contributions in excess of the minimum funding requirements. We plan to make discretionary contributions to such plans of €573 million in 2014. Our minimum funding requirements after 2014 will depend on several factors, including investment performance and interest rates. Therefore, the above excludes payments beyond 2014, since we cannot predict with reasonable reliability the timing and amounts of future minimum funding requirements. Excluded from above are expected payments of €47 million, €128 million and €69 million due in 2014 with respect to our unfunded pension, health care and life insurance and other post-employment plans, respectively, which represent the expected benefit payments to participants.

The long-term debt obligations reflected in the table above can be reconciled to the amount in the December 31, 2013 statement of financial position as follows:

(€ million)	Amount
Debt (as per Note 27)	30,283
Capital lease obligations	(578)
Short term debt obligations	(2,365)
Amortized cost effects	(627)

Long-term debt	26,713

The following table summarizes payments due under our significant contractual commitments as at December 31, 2013 on a pro-forma basis to give effect to the Chrysler Refinancing as if it had already taken place at December 31, 2013:

	Payments due by period
(€ million)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt on a pro-forma basis(1)	26,742	4,308	7,219	8,654	6,561
Capital Lease Obligations(2)	578	69	130	119	260
Interest on long-term financial liabilities on a pro-forma basis(3)	6,645	1,634	2,558	1,599	854
Operating Lease Obligations(4)	710	133	203	147	227
Unconditional minimum purchase obligations(5)	638	236	309	71	22
Purchase Obligations(6)	2,235	2,179	51	5	-
Pension contribution requirements(7)	74	74	-	-	-

Total on a pro-forma basis	37,622	8,633	10,470	10,595	7,924

(1)	Amounts presented relate to the principal amounts of long-term debt and exclude the related interest expense that will be paid when due, fair value adjustments, discounts, premiums and loan origination fees. For additional information see Note 27 “Debt” to our Annual Consolidated Financial Statements included elsewhere in this prospectus. The table above does not include short term debt obligations. See the table below for a reconciliation of the information to Note 27.
(2)	Capital lease obligations consist mainly of industrial buildings and plant, machinery and equipment used in our business. The amounts reported include the minimum future lease payments and payment commitments due under such leases. See Note 27 “Debt” to our Annual Consolidated Financial Statements included elsewhere in this prospectus to the financial statements.

(3)	Amounts include interest payments based on contractual terms and current interest rates on our debt and capital lease obligations. Interest rates based on variable rates included above were determined using the current interest rates in effect at December 31, 2013.
(4)	Operating lease obligations mainly relate to leases for commercial and industrial properties used in our business. The amounts reported above include the minimum rental and payment commitments due under such leases.
(5)	Unconditional minimum purchase obligations relate to our unconditional purchase obligations to purchase a fixed or minimum quantity of goods and/or services from suppliers with fixed and determinable price provisions. From time to time, in the ordinary course of our business, we enter into various arrangements with key suppliers in order to establish strategic and technological advantages.
(6)	Purchase obligations comprise (i) the repurchase price guaranteed to certain customers on sales with a buy-back commitment in an aggregate amount of €741 million see Note 29 “Other Current Liabilities” to our Annual Consolidated Financial Statements and (ii) commitments to purchase tangible fixed assets, mainly in connection with planned capital expenditure of various group companies, in an aggregate amount of approximately €1,536 million.
(7)	Pension contribution requirements are based on the estimate of our minimum funding requirements under funded pension plans. We expect required contributions to be approximately €74 million in 2014. We may elect to make contributions in excess of the minimum funding requirements. We plan to make discretionary contributions to such plans of €573 million in 2014. Our minimum funding requirements after 2014 will depend on several factors, including investment performance and interest rates. Therefore, the above excludes payments beyond 2014, since we cannot predict with reasonable reliability the timing and amounts of future minimum funding requirements. Excluded from above are expected payments of €47 million, €128 million and €69 million due in 2014 with respect to our unfunded pension, health care and life insurance and other post-employment plans, respectively, which represent the expected benefit payments to participants.

The long-term debt obligations adjusted on a proforma basis to give effect to the Chrysler Refinancing as if it had already taken place at December 31, 2013 reflected in the table above can be reconciled to the amount in the December 31, 2013 statement of financial position as follows:

(€ million)	Amount
Debt (as per Note 27)	30,283
Prepayment of VEBA Trust Note(1)	(3,419)
New Chrysler Debt(2)	3,448
Capital lease obligations	(578)
Short term debt obligations	(2,365)
Amortized cost effects	(627)

Long-term debt adjusted on a proforma basis to give effect to the Chrysler Refinancing as if it had already taken place at December 31, 2013	26,742

(1)	Represents the principal amount of the VEBA Trust Note which was prepaid as part of the Chrysler Refinancing on February 7, 2014.

(2)	Represents the principal amount of the new Chrysler debt which was issued on February 7, 2014 as part of the Chrysler Refinancing on February 7, 2014 for a total principal amount of U.S.$4.755 billion. The amount has been translated into Euro using the applicable exchange rate as at December 31, 2013. See “—Chrysler New Debt Issuances and Prepayment of VEBA Trust Note.”

Product Warranty Costs

The contractual obligations set forth above do not include payments for product warranty costs. We issue various types of product warranties under which we generally guarantee the performance of products delivered for a certain period of time. We also periodically initiate voluntary service and recall actions to address various customer satisfaction, safety and emissions issues related to the vehicles that we sell. The estimated future costs of these actions are principally based on assumptions regarding the lifetime warranty costs of each vehicle line and each model year of that vehicle line, as well as historical claims experience for our vehicles. Estimates of the future costs of these actions are inevitably imprecise due to numerous uncertainties, including the enactment of new laws and regulations, the number of vehicles affected by a service or recall action and the nature of the corrective action. It is reasonably possible that the ultimate costs of these services and recall actions may require us to make expenditures in excess of established reserves over an extended period of time and in a range of amounts that cannot be reasonably estimated. At December 31, 2013 our product warranty provisions were €3,656 million.

Ally Repurchase Obligation

In April 2013 the Auto Finance Operating Agreement between Chrysler and Ally, referred to as the Ally Agreement, was terminated.

In accordance with the terms of the Ally Agreement, Chrysler remains obligated to repurchase Ally-financed U.S. Dealer inventory that was acquired on or before April 30, 2013, upon certain triggering events and with certain exceptions, in the event of an actual or constructive termination of a dealer’s franchise agreement, including in certain circumstances when Ally forecloses on all assets of a dealer securing financing provided by Ally. These obligations exclude vehicles that have been damaged or altered, that are missing equipment or that have excessive mileage or an original invoice date that is more than one year prior to the repurchase date.

At December 31, 2013 the maximum potential amount of future payments required to be made to Ally under this guarantee was approximately €167 million and was based on the aggregate repurchase value of eligible vehicles financed by Ally in Chrysler’s U.S. dealer stock. If vehicles are required to be repurchased under this arrangement, the total exposure would be reduced to the extent the vehicles can be resold to another dealer. The fair value of the guarantee was less than €0.1 million as December 31, 2013, which considers both the likelihood that the triggering events will occur and the estimated payment that would be made net of the estimated value of inventory that would be reacquired upon the occurrence of such events. The estimates are based on historical experience.

Other Repurchase Obligations

In accordance with the terms of other wholesale financing arrangements in Mexico, Chrysler is required to repurchase dealer inventory financed under these arrangements, upon certain triggering events and with certain exceptions, including in the event of an actual or constructive termination of a dealer’s franchise agreement. These obligations exclude certain vehicles including, but not limited to, vehicles that have been damaged or altered, that are missing equipment or that have excessive mileage or an original invoice date that is more than one year prior to the repurchase date.

At December 31, 2013 the maximum potential amount of future payments required to be made in accordance with these other wholesale financing arrangements was approximately €262 million and was based on the aggregate repurchase value of eligible vehicles financed through such arrangements in the respective dealer’s stock. If vehicles are required to be repurchased through such arrangements, the total exposure would be reduced to the extent the vehicles can be resold to another dealer. The fair value of the guarantee was less than €0.1 million at December 31, 2013, which considers both the likelihood that the triggering events will occur and the estimated payment that would be made net of the estimated value of inventory that would be reacquired upon the occurrence of such events. These estimates are based on historical experience.

Pension and Other Post-Employment Benefits

We provide post-employment benefits for certain of our active employees and retirees. The way these benefits are provided varies according to the legal, fiscal and economic conditions of each country in which we operate and may change periodically. We classify these plans on the basis of the type of benefit provided as follows: pension benefits, health care and life insurance plans, and other post-employment benefits. Moreover, we provide post-employment benefits, such as pension or health care benefits, to our employees under defined contribution plans. In this case, we pay contributions to public or private insurance plans on a legally mandatory, contractual, or voluntary basis. By paying these contributions we fulfill all of our obligations. We recognize the cost for defined contribution plans over the period in which the employee renders service and classify this by function in cost of sales, selling, general and administrative costs and research and development costs. In 2013 this cost totaled €1,314 million (€1,114 million in 2012).

Subsequent to January 21, 2014, when the Group’s ownership in Chrysler increased to 100 percent, Fiat may become subject to certain U.S. legal requirements making it secondarily responsible for a funding shortfall in certain of Chrysler’s pension plans in the event that the pension plans were terminated and Chrysler were to become insolvent.

Our provision for employee benefits at December 31, 2013 and 2012 was as follows:

(€ million)	At December 31, 2013	At December 31, 2012

Present value of defined benefit obligations:
Pension benefits	23,137	26,974
Health care and life insurance plans	1,945	2,289
Other post-employment benefits	1,023	997

Total present value of defined benefit obligations	26,105	30,260

Fair value of plan assets	18,982	20,049

Asset ceiling	3	-

Total net defined benefit plans	7,126	10,211
of which:
Net defined benefit liability	7,221	10,294
(Defined benefit plan asset)	(95)	(83)
Other provisions for employees and liabilities for share-based payments	1,105	1,252

Total Provisions for employee benefits	8,326	11,546

Pension benefits

In the U.S. and Canada we sponsor both non-contributory and contributory defined benefit pension plans. The non-contributory pension plans cover certain hourly and salaried employees. Benefits are based on a fixed rate for each year of service. Additionally, we provide contributory benefits to certain salaried employees under the salaried employees’ retirement plans. These plans provide benefits based on the employee’s cumulative contributions, years of service during which the employee contributions were made and the employee’s average salary during the five consecutive years in which the employee’s salary was highest in the 15 years preceding retirement.

In the U.K., we participate, among others, in a pension plan financed by various Group entities, called the “Fiat Group Pension Scheme” covering mainly deferred and retired employees.

Our funding policy for defined benefit pension plans is to contribute at least the minimum amounts required by applicable laws and regulations. Occasionally, additional discretionary contributions in excess of these legally required are made to achieve certain desired funding levels. The expected benefit payments for pension plans are as follows:

(€ million)	Expected benefit payments
2014	1,654
2015	1,623
2016	1,598
2017	1,572
2018	1,554
2019-2023	7,552

Health care and life insurance plans

Liabilities arising from these plans comprise obligations for retiree health care and life insurance granted to employees and to retirees in the U.S. and Canada by Chrysler. Upon retirement from the relevant company, these employees may become eligible for continuation of certain benefits. Benefits and eligibility rules may be modified periodically. These plans are unfunded. The expected benefit payments for unfunded health care and life insurance plans are as follows:

(€ million)	Expected benefit payments
2014	128
2015	127
2016	127
2017	127
2018	126
2019-2023	631

Other post-employment benefits

Other post-employment benefits includes other employee benefits granted to our employees in Europe and comprise, amongst others, the Italian TFR (obligation amounting to €861 million at December 31, 2013 and to €830 million at December 31, 2012), consisting of the residual obligation for the benefit due to employees of Italian companies until December 31, 2006, having more than 50 employees and accrued over the employee’s working life for the others and settled when an employee leaves the Group. These schemes are unfunded.

Quantitative and Qualitative Disclosures about Market Risk

Due to the nature of our business, we are exposed to a variety of market risks, including foreign currency exchange rate risk, commodity price risk and interest rate risk.

Our exposure to foreign currency exchange rate risk arises both in connection with the geographical distribution of our industrial activities compared to the markets in which we sell our products, and in relation to the use of external borrowings denominated in foreign currencies.

Our exposure to interest rate risk arises from the need to fund industrial and financial operating activities and the necessity to deploy surplus funds. Changes in market interest rates may have the effect of either increasing or decreasing our net profit/ (loss), thereby indirectly affecting the costs and returns of financing and investing transactions.

Our exposure to commodity price risk arises from the risk of changes occurring in the price of certain raw materials and energy used in production. Changes in the price of raw materials and energy could have a significant effect on our results by indirectly affecting costs and product margins.

These risks could significantly affect our financial position and results, and for this reason we systematically identify, and monitors these risks, in order to detect potential negative effects in advance and take the necessary actions to mitigate them, primarily through our operating and financing activities and if required, through the use of derivative financial instruments in accordance with our established risk management policies.

Our policy permits derivatives to be used only for managing the exposure to fluctuations in foreign currency exchange rates and interest rates as well as commodity prices connected with future cash flows and assets and liabilities, and not for speculative purposes.

We utilize derivative financial instruments designated as fair value hedges, mainly to hedge:

•	the foreign currency exchange rate risk on financial instruments denominated in foreign currency; and

•	the interest rate risk on fixed rate loans and borrowings.

The instruments used for these hedges are mainly foreign currency forward contracts, interest rate swaps and combined interest rate and foreign currency financial instruments.

We use derivative financial instruments as cash flow hedges for the purpose of pre-determining:

•	the exchange rate at which forecasted transactions denominated in foreign currencies will be accounted for;

•	the interest paid on borrowings, both to match the fixed interest received on loans (customer financing activity), and to achieve a targeted mix of floating versus fixed rate funding structured loans; and

•	the price of certain commodities.

The foreign currency exchange rate exposure on forecasted commercial flows is hedged by foreign currency swaps and forward contracts. Interest rate exposures are usually hedged by interest rate swaps and, in limited cases, by forward rate agreements. Exposure to changes in the price of commodities is generally hedged by using commodity swaps and commodity options.

Counterparties to these agreements are major financial institutions.

The following section provides qualitative and quantitative disclosures on the effect that these risks may have. The quantitative data reported below does not have any predictive value, in particular the sensitivity analysis on financial market risks does not reflect the complexity of the market or the reaction which may result from any changes that are assumed to take place.

Financial instruments held by the funds that manage pension plan assets are not included in this analysis.

Quantitative information on foreign currency exchange rate risk

We are exposed to risk resulting from changes in foreign currency exchange rates, which can affect our earnings and equity. In particular:

•	where a Group company incurs costs in a currency different from that of its revenues, any change in exchange rates can affect the operating results of that company. In 2013, the total trade flows exposed to foreign currency exchange rate risk amounted to the equivalent of 13 percent of our turnover;

•	the principal exchange rates to which we are exposed are the following:

–	U.S. Dollar/CAD, relating to sales in Canadian Dollars made by Chrysler in Canada;

–	EUR/U.S.Dollar, relating to sales in U.S. dollars made by Italian companies (in particular, companies belonging to the Luxury Brands reporting segment) and to sales and purchases in Euro made by Chrysler;

–	GBP, AUD, MXN, CHF, CNY, ARS and VEF in relation to sales in the U.K., Australian, Mexican, Swiss, Chinese, Argentinean and Venezuelan markets;

–	PLN and TRY, relating to manufacturing costs incurred in Poland and Turkey;

–	JPY mainly in relation to purchase of parts from Japanese suppliers and sales of vehicles in Japan;

–	U.S.Dollar/BRL, EUR/BRL, relating to Brazilian manufacturing operations and the related import and export flows.

Overall trade flows exposed to changes in these exchange rates in 2013 made up approximately 90 percent of the exposure to foreign currency risk from trade transactions.

•	Our policy is to use derivative financial instruments to hedge a percentage, on average between 55 percent and 85 percent, of certain exposures subject to foreign currency exchange risk exposure for the upcoming 12 months (including such risk before or beyond that date where it is deemed appropriate in relation to the characteristics of the business) and to hedge completely the exposure resulting from firm commitments unless not deemed appropriate.

•	Group companies may have trade receivables or payables denominated in a currency different from the functional currency of the company. In addition, in a limited number of cases, it may be convenient from an economic point of view, or it may be required under local market conditions, for companies to obtain financing or use funds in a currency different from the functional currency of the respective company. Changes in exchange rates may result in exchange gains or losses arising from these situations. Our policy is to hedge fully, whenever deemed appropriate, the exposure resulting from receivables, payables and securities denominated in foreign currencies different from the company’s functional currency.

•	Certain of our subsidiaries are located in countries which are outside of the Eurozone, in particular the U.S., Brazil, Canada, Poland, Serbia, Turkey, Mexico, Argentina, the Czech Republic, India, China and South Africa. As our reference currency is the Euro, the income statements of those entities are converted into Euro using the average exchange rate for the period, and while revenues and margins are unchanged in local currency, changes in exchange rates may lead to effects on the converted balances of revenues, costs and the result in Euro.

The monetary assets and liabilities of consolidated companies who have a reporting currency other than the Euro, are translated into Euro at the period-end foreign exchange rate. The effects of these changes in foreign exchange rates are recognized directly in the Cumulative Translation Adjustments reserve, included in other comprehensive income/(losses).

We monitor our principal exposure to conversion exchange risk, although there was no specific hedging in this respect at the balance sheet date.

There have been no substantial changes in 2013 in the nature or structure of exposure to foreign currency exchange risk or in our hedging policies.

The potential loss in fair value of derivative financial instruments held for foreign currency exchange risk management (currency swaps/forwards, currency options, cross-currency interest rate and currency swaps) at December 31, 2013 resulting from a hypothetical 10 percent decrease in the exchange rates of the leading foreign currencies with the Euro would have been approximately €745 million (€690 million at December 31, 2012).

Receivables, payables and future trade flows whose hedging transactions have been analyzed were not considered in this analysis. It is reasonable to assume that changes in exchange rates will produce the opposite effect, of an equal or greater amount, on the underlying transactions that have been hedged.

Quantitative information on interest rate risk

Our manufacturing companies and treasuries make use of external borrowings and invest in monetary and financial market instruments. In addition, we sell receivables resulting from their trading activities on a continuing basis. Changes in market interest rates can affect the cost of the various forms of financing, including the sale of receivables, or the return on investments, and the employment of funds, thus negatively impacting the net financial expenses we incur.

In addition, the financial services companies provide loans (mainly to customers and dealers), financing themselves using various forms of direct debt or asset-backed financing (e.g. factoring of receivables). Where the characteristics of the variability of the interest rate applied to loans granted differ from those of the variability of the cost of the financing obtained, changes in the current level of interest rates can affect the operating result of those companies and the Group as a whole.

In order to manage these risks, we may use interest rate derivative financial instruments, mainly interest rate swaps and forward rate agreements, when available in the market, with the object of mitigating, under economically acceptable conditions, the potential variability of interest rates on net profit/(loss).

In assessing the potential impact of changes in interest rates, we segregate fixed rate financial instruments (for which the impact is assessed in terms of fair value) from floating rate financial instruments (for which the impact is assessed in terms of cash flows).

Our fixed rate financial instruments consist principally of part of the portfolio of the financial services companies (basically customer financing and financial leases) and part of debt (including subsidized loans and bonds).

The potential loss in fair value of fixed rate financial instruments (including the effect of interest rate derivative financial instruments) held at December 31, 2013, resulting from a hypothetical 10 percent increase in market interest rates, would have been approximately €110 million (approximately €100 million at December 31, 2012).

Floating rate financial instruments consist principally of cash and cash equivalents, loans provided by the financial services companies to the sales network and part of debt. The effect of the sale of receivables is also considered in the sensitivity analysis as well as the effect of hedging derivative instruments.

A hypothetical 10 percent increase in short-term interest rates at December 31, 2013, applied to floating rate financial assets and liabilities, operations for the sale of receivables and derivative financial instruments, would have resulted in increased net financial expenses before taxes, on an annual basis, of approximately €13 million (€10 million at December 31, 2012).

This analysis is based on the assumption that there is a general change of 10 percent in interest rates across homogeneous categories. A homogeneous category is defined on the basis of the currency in which the financial assets and liabilities are denominated. In addition, the sensitivity analysis applied to floating rate financial instruments assumes that cash and cash equivalents and other short-term financial assets and liabilities which expire during the projected 12 month period will be renewed or reinvested in similar instruments, bearing the hypothetical short-term interest rates.

Quantitative information on commodity price risk

We have entered into derivative contracts for certain commodities to hedge our exposure to commodity price risk associated with buying raw materials and energy used in our normal operations.

In connection with the commodity price derivative contracts outstanding at December 31, 2013, a hypothetical, 10 percent increase in the price of the commodities at that date would have caused a fair value loss of €45 million (€51 million at December 31, 2012). Future trade flows whose hedging transactions have been analyzed were not considered in this analysis. It is reasonable to assume that changes in commodity prices will produce the opposite effect, of an equal or greater amount, on the underlying transactions that have been hedged.

REMUNERATION OF THE MEMBERS OF THE BOARD OF DIRECTORS AND THE GROUP EXECUTIVE COUNCIL OF FCA AND FIAT

None of Messrs. Marchionne, Palmer or Neilson has received compensation for their services as directors or officers of FCA prior to the effective time of the Merger.

Prior to the completion of the Merger, FCA expects that a compensation policy will be adopted by Fiat, as FCA’s sole shareholder, which will remain effective until a compensation policy will be approved by FCA’s general shareholders’ meeting following completion of the Merger. The form and amount of the compensation to be paid to each of FCA’s directors will be determined by the FCA Board of Directors in accordance with the compensation policy. The remuneration of members of our Group Executive Council will be consistent with Fiat’s past practice and its compensation policy.

Set forth below is information relating to the compensation that was paid in 2013 by Fiat and its subsidiaries to (i) the current members of the FCA Board of Directors, (ii) the individuals who served on Fiat’s Board of Directors as of December 31, 2013, (iii) the individuals that, as of the date of this prospectus, are expected to serve on the FCA Board of Directors at the effective time of the Merger and (iv) Fiat’s executive officers, all of whom are expected to serve as executive officers of FCA after the Merger.

As of the date of this prospectus, it is currently anticipated that the members of the FCA Board of Directors upon effectiveness of the merger will be Mr. Elkann, Mr. Marchionne and other directors to be named prior to effectiveness of the Merger.

Eur/000	Fixed compensation	Special offices	Salary (employees)	Participation in internal committees	Bonus and other incentives	Non-monetary benefits	Other compensation	Total compensation	Equity compensation (fair value)		Post-mandate indemnity
FIAT DIRECTORS
John Elkann (paid by Fiat S.p.A.)	50.0	1,250.0	—	20.0	—	197.1	—	1,517.1	—		—
Sergio Marchionne (paid by Fiat S.p.A. and its subsidiaries)	800.0	1,500.0	—	—	1,346.0	107.1	—	3,753.1	6,197.6	(1)	—
Andrea Agnelli (paid by Fiat S.p.A.)	50.0	—	—	—	—	—	—	50.0	—		—
Joyce Victoria Bigio (paid by Fiat S.p.A.)	50.0	—	—	35.0	—	—	—	85.0	—		—
Tiberto Brandolini D’Adda (paid by Fiat S.p.A.)	50.0	—	—	—	—	—	—	50.0	—		—
René Carron (paid by Fiat S.p.A.)	50.0	—	—	40.0	—	—	—	90.0	—		—
Luca Cordero di Montezemolo (paid by Fiat S.p.A. and its subsidiaries)	2,792.0(2)	—	—	—	2,742.0	—	—	5,534.0	—		—
Gian Maria Gros Pietro (paid by Fiat S.p.A.) (3)	50.0	—	—	45.0	—	—	—	95.0	—		—
Patience Wheatcroft (paid by Fiat S.p.A.)	50.0	—	—	30.0	—	—	—	80.0	—		—
FIAT EXECUTIVE OFFICERS (4)

Paid by Fiat S.p.A.	—	—	5,711.1	—	1,647.0	46.5	—	7,404.6	—		1,061.6
Paid by Fiat S.p.A subsidiaries and/or affiliates.	—	—	4,498.2	—	2,522.9	144.4	787.2	7,952.7	10,028.0		239.2

(1)	Nominal cost (non-cash item) recognized in the 2013 consolidated income statement against the increase of a specific equity reserve.
(2)	Includes compensation for office held at Fiat subsidiary Ferrari.
(3)	Effective June 23, 2014, Mr. Gros Pietro resigned from the Fiat Board of Directors and was replaced by Glenn Earle.
(4)	Includes 19 executive officers of Fiat at December 31, 2013.

The table below shows the stock options granted to directors and executive officers of Fiat.

	Plan	Options held at beginning of the year			Options granted during the year						Options exercised during the year			Options expired during the year	Options held at the end of the year
		Number of options	Exercise price (*)	Possible exercise period (from/to – mm/yy)	Number of options	Average exercise price (*)	Possible exercise period (from/to – mm/yy)	Fair value on the granting date (*)	Granting date	Market price of the shares underlying the granting of the options (*)	Number of options	Exercise price (*)	Market price of the shares underlying the granting of the options (*)	Number of options	Number of options
FIAT DIRECTORS

Sergio Marchionne (paid by Fiat S.p.A.)	July 26, 2004(2)	10,670,000	6.583	01/11- 01/16	—	—	—	—	—	—	—	—	—	—	10,670,000
	November 3, 2006(2)	6,250,000	13.370	11/10- 11/14	—	—	—	—	—	—	—	—	—	—	6,250,000
FIAT EXECUTIVE OFFICERS(1)
Paid by Fiat S.p.A.	November 3, 2006(2)	557,500	13.370	02/11- 11/14	—	—	—	—	—	—	105,000	13.370	15.632	156,250	296,250

(*)	Amounts expressed in Euro.
(1)	Includes 10 executive officers of Fiat at December 31, 2013.
(2)	Plan allows the beneficiary to receive one ordinary share of Fiat and one common share in CNH Industrial for each option held as the plan was established before the Demerger of Fiat Industrial (now CNH Industrial).

The table below shows the stock grants granted to directors or executive officers of Fiat.

	Plan	Securities granted in the past financial years		Securities granted during the year					Securities forfeited during the year	Securities vested during the year			Securities relating to the year
		Number of securities	Vesting period (from/to)	Number of securities	Fair value on the granting date	Vesting period (from/to)	Granting date	Market price on the granting date	Number of securities	Number of securities		Value on the maturity date	Fair value (notional compensation cost) recognized as cost during the year (in (€/000)
FIAT DIRECTORS
Sergio Marchionne
Paid by Fiat S.p.A.	Stock Grant of Fiat S.p.A. shares (04/04/2012)	4,666,667	2/22/13- 2/22/15	—	—			—	—	2,333,333	(1)	4.205(**)	6,005.0	(2)
Paid by Fiat S.p.A subsidiaries	Chrysler Directors’ Restricted Stock Unit Plan(3)	—		20,161.3	9.92(*)	7/30/13- 6/10/14	7/30/13	9.92(*)	—	25,032		9.00(*)	192.6
Total.		4,666,667		20,161.3	—			—	—	—		—	6,197.6
FIAT EXECUTIVE OFFICERS(4)
Paid by Fiat S.p.A subsidiaries	Chrysler Deferred Phantom Shares Plan	—		—	—			—	—	—		—	316.0
	Chrysler Cash Restricted Share Units	636,830	03/12/10- 06/30/15	53,552	9.92(*)	3/12/13- 6/30/15	2013	9.92(*)	—	196,748		9.00(*)	2,590.0
	Chrysler Long- Term Incentive Plan Restricted Share Units (02/23/2012)	133,536	2/23/12 2/23/15	172,320	9.00(*)	2/26/13- 2/26/16	2/26/13	9.00(*)	—	66,761		9.00(*)	1,439.0
	Chrysler Long Term Incentive Plan Performance Share Units (02/23/2012)	1,514,995	2/23/12 2/23/15	87,745	9.92(*)	12/1/13- 12/31/14	12/1/13	9.92(*)	—	—		—	5,683.0
Total.		2,285,361		313,617	—			—	—	263,509		—	10,028.0

(*)	Amounts expressed in U.S. dollars.
(**)	Amounts expressed in Euro.
(1)	As of the date of this prospectus, the beneficiary has not exercised his right with respect to the stock grants vested.
(2)	Nominal cost (non-cash item) recognized in the 2013 income statement against the increase of a specific equity reserve.
(3)	Mr. Marchionne does not receive any direct compensation for his service on behalf of Chrysler. In connection with his service as a director of Chrysler, similar to the equity-based compensation granted to the other board members, he was assigned “restricted stock units” under the Director RSU Plan. Such RSUs will be paid within 60 days following the date on which he ceases to serve as a director of Chrysler.
(4)	Includes 8 executive officers of Fiat at December 31, 2013.

The table below shows the monetary incentives granted to the directors or executive officers of Fiat.

	Bonus in the reference year			Bonus related to past financial years
(€ Thousand)	Disbursed/ Disbursable	Deferred	Deferral period	No longer disbursable	Disbursed/ Disbursable	Further deferred
FIAT DIRECTORS
Sergio Marchionne
Paid/Payable by Fiat S.p.A.	897.0	—	—	—	—	—
Paid/Payable by Fiat S.p.A subsidiaries	449.0	—	—	—	—	—

Total.	1,346.0	—	—	—	—	—

Luca Cordero di Montezemolo (paid by Fiat S.p.A subsidiaries)	2,742.0(1)	—	—	—	—	—

FIAT EXECUTIVE OFFICERS(2)

Paid/Payable by Fiat S.p.A.	1,647.0	—	—	—	—	—
Paid/Payable by Fiat S.p.A subsidiaries	2,522.9	—	—	—	—	—

Total.	4,169.9	—	—	—	—	—

(1)	Includes compensation for office held at Fiat subsidiary Ferrari.
(2)	Includes 19 executive officers of Fiat at December 31, 2013.

Share ownership

The table below shows the number of Fiat ordinary shares owned at May 15, 2014 by members of Fiat’s board.

	Shares	%
FIAT DIRECTORS OWNING FIAT ORDINARY SHARES AT MAY 15, 2014
Sergio Marchionne	3,150,000	0.25
Luca Cordero di Montezemolo	127,172	—
Gian Maria Gros Pietro(1)	3,300	—

(1)	Effective June 23, 2014, Mr. Gros Pietro resigned from the Fiat Board of Directors and was replaced by Glenn Earle.

MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

Exor is currently the largest shareholder of Fiat through its 30.05 percent shareholding interest and will hold the same interest in FCA following the Merger, subject to the exercise of the cash exit rights. See “The Fiat Extraordinary General Meeting—Dissenters,’ Appraisal, Cash Exit or Similar Rights.” Exor’s percentage interest may increase as a result of the exercise of cash exit rights because fewer FCA shares would be issued in the Merger.

However, as a result of the loyalty voting mechanism, the voting power in FCA will depend on the number of special voting shares that will be issued by FCA. If Exor elects to participate in the loyalty voting structure with respect to all of the FCA ordinary common shares it will be entitled to receive upon completion of the Merger, and no other shareholder elects to participate in the loyalty voting structure, Exor’s voting power in FCA immediately following completion of the Merger could be as high as approximately 46 percent, assuming no other shareholders participate in loyalty voting and no Fiat shares are cancelled in respect of the exercise of cash exit rights.

Consequently, Exor could strongly influence all matters submitted to a vote of FCA shareholders, including approval of annual dividends, election and removal of directors and approval of extraordinary business combinations.

Exor is controlled by Giovanni Agnelli e C. S.a.p.az, (“G.A.”) which holds 51.39 percent of its share capital. G.A. is a limited partnership with interests represented by shares (Societa’ in Accomandita per Azioni), founded by Gianni Agnelli and currently held by members of the Agnelli and Nasi families, descendants of Giovanni Agnelli, founder of Fiat. Its present principal business activity is to purchase, administer and dispose of equity interests in public and private entities and, in particular, to ensure the cohesion and continuity of the administration of its controlling equity interests. The managing directors of G.A. are John Elkann, Umberto Brandolini d’Adda, Alessandro Nasi, Andrea Agnelli, Gianluigi Gabetti, Gianluca Ferrero and Maria Sole Agnelli.

Based on the information in Fiat’s shareholder register, regulatory filings and other sources available to Fiat, the following persons owned, directly or indirectly, in excess of two percent of the ordinary shares of Fiat, as of May 19, 2014:

Fiat Shareholders	Number of Issued Ordinary Shares	Percentage Owned
Exor	375,803,870	30.05
Baillie Gifford & Co.	33,034,705	2.64
Vanguard International Growth Fund	25,782,643	2.06
Norges Bank	25,491,946	2.04

As of March 14, 2014, 793 holders of record of Fiat ordinary shares had registered addresses in the US and in total held approximately 249 million ordinary shares equal to 19.9 percent of the ordinary shares of Fiat. As of the same date Deutsche Bank, as depositary of our American depositary receipts, or ADR, program, held approximately 2.101 percent of our ordinary shares, as nominee on behalf of ADR holders. The total number of ADRs outstanding is 25,147,740, equal to 2.01 percent of the ordinary shares of Fiat. Because ordinary shares are held by nominees, the number of holders may not be representative of the number of beneficial owners in the United States or the ordinary shares held by them.

Related Party Transactions

The related parties of the Group are entities and individuals capable of exercising control, joint control or significant influence over Fiat and its subsidiaries, companies belonging to the Exor Group (including the CNH Industrial Group) and unconsolidated subsidiaries, associates or joint ventures of the Group. Members of Fiat’s Board of Directors, Board of Statutory Auditors and executives with strategic responsibilities and their families are also considered related parties.

The Group carries out transactions with unconsolidated subsidiaries, jointly-controlled entities, associates and other related parties, on commercial terms that are normal in the respective markets, considering the characteristics of the goods or services involved. Transactions carried out by the Group, which have had an effect on revenues, cost of sales, and trade receivables and payables, with unconsolidated subsidiaries, jointly-controlled entities, associates and other related parties, are primarily of a commercial nature; these transactions primarily involve the following:

•	the purchase of commercial vehicles from, and provision of services to, the CNHI Group.

•	the sale of motor vehicles to the joint venture Tofas-Turk Otomobil Fabrikasi A.S. and FGAC;

•	the sale of engines, other components and production systems and the purchase of commercial vehicles with Sevel;

•	the sale of engines, other components and production systems to Chrysler in the first five months of 2011;

•	the sale of engines, other components and production systems to companies of CNH Industrial and, for 2012, to Société Européenne de Véhicules Légers du Nord-Sevelnord Société Anonyme;

•	the provision of services and the sale of goods with Fiat India Automobiles Limited;

•	the provision of services and the sale of goods to the joint venture GAC FIAT Automobiles Co Ltd;

•	the provision of services (accounting, payroll, tax, information technology, purchasing and security) to the companies of CNH Industrial;

•	the purchase of commercial vehicles from the joint ventures Tofas-Turk Otomobil Fabrikasi A.S and, for 2012, Société Européenne de Véhicules Légers du Nord-Sevelnord Société Anonyme;

•	the purchase of engines from the VM Motori group in 2012 and in the first half of 2013; and

•	the purchase of commercial vehicles under contract manufacturing agreement from CNH Industrial.

The most significant financial transactions with related parties generated receivables from financing activities of the Group’s financial services companies due from jointly-controlled entities and asset-backed financing relating to amounts due to FGAC for the sale of receivables which do not qualify for derecognition under IAS 39 – Financial Instruments: Recognition and Measurement. At December 31, 2013 and at December 31, 2012, receivables from financing activities due from related parties also included receivables due from CNHI Group companies mainly arising from customer factoring provided by the Group’s financial services companies. On the other hand, debt due to related parties included certain balances due to CNHI Group companies, mainly relating to factoring and dealer financing in Latin America.

In accordance with IAS 24, transactions with related parties also include compensation payable to Directors, Statutory Auditors and managers with strategic responsibilities. Please see Note 31 to the Annual Consolidated Financial Statements included elsewhere in this prospectus for further details on our related party transactions.

THE FCA SHARES, ARTICLES OF ASSOCIATION AND

TERMS AND CONDITIONS OF THE SPECIAL VOTING SHARES

FCA was incorporated as a public limited liability company (naamloze vennootschap) under the laws of the Netherlands on April 1, 2014 in contemplation of the Merger under the name Fiat Investments N.V. Prior to the Merger, this name will be changed to Fiat Chrysler Automobiles N.V. FCA’s corporate seat (statutaire zetel) is in Amsterdam, the Netherlands, and its registered office and principal place of business is located at Fiat House, 240 Bath Road, Slough SL1 4DX, United Kingdom. Its telephone number is +44 (0) 1753 511431.

Following is a summary of material information relating to the FCA common shares at and following the time of effectiveness of the Merger, including summaries of certain provisions of the FCA Articles of Association, the terms and conditions in respect of the special voting shares and the applicable Dutch law provisions in effect at the date of this prospectus. The summaries of the FCA Articles of Association and the Terms and Conditions of Special Voting Shares as set forth in this prospectus are qualified in their entirety by reference to the full text of the FCA Articles of Association, an English translation of which is attached hereto as Appendix B, and the FCA’s Terms and Conditions of Special Voting Shares, attached hereto as Appendix C.

Share Capital

Upon the Merger becoming effective, the authorized share capital of FCA will be forty million Euro (€40,000,000), divided into two billion (2,000,000,000) FCA common shares, nominal value of one Euro cent (€0.01) per share and two billion (2,000,000,000) special voting shares, nominal value of one Euro cent (€0.01) per share.

FCA has issued 35,000,000 common shares to Fiat, which is approximately equal to the number of ordinary shares currently held by Fiat in its own capital. In addition, FCA may issue to Fiat additional common shares after the date of this document (including shares issued to Fiat, before the Merger effective date, in an amount equal to the number of Fiat shares that may be acquired by Fiat in connection with the exercise of cash exit rights by Fiat shareholders; such Fiat shares will be cancelled as a result of the Merger). Such FCA shares will not be cancelled, but will continue to exist as common shares held by FCA in its own capital, until transferred, otherwise disposed of or cancelled in accordance with the applicable provisions of Dutch law and FCA’s Articles of Association. The shares held by FCA in its own capital may be offered and allocated for trading on the market after the Merger in accordance with applicable laws and regulations.

The delegation of authority to the Board of FCA to authorize the issuance of common shares without pre-emptive rights will enable FCA at any time following the Merger to offer and sell newly issued common shares or securities convertible into or exercisable for common shares of FCA. FCA may also at any time following the Merger offer and sell any or all of the 35 million common shares that it will hold in treasury following the Merger. FCA may carry out one or more of these market transactions for any purpose, including to facilitate the development of a more liquid trading market for FCA common shares on the NYSE promptly following the Merger.

Other than as described above, FCA has not increased its share capital since its incorporation or issued convertible or exchangeable bonds, warrants, options or other securities granting rights to FCA common shares.

FCA common shares shall be registered shares represented by an entry in the share register of FCA. The FCA Board of Directors may determine that, for the purpose of trading and transfer of shares on a foreign stock exchange, such share certificates shall be issued in such form as shall comply with the requirements of such foreign stock exchange. A register of shareholders will be maintained by FCA in the Netherlands and a branch register will be maintained in the U.S. on FCA’s behalf by the Transfer Agent, which will serve as branch registrar and transfer agent.

Beneficial interests in FCA common shares that are traded on the NYSE will be held through the book-entry system provided by The Depository Trust Company (“DTC”) and will be registered in FCA’s register of shareholders in the name of Cede & Co., as DTC’s nominee. Beneficial interests in the FCA common shares traded on the MTA will be held through Monte Titoli S.p.A., the Italian central clearing and settlement system, as a participant in DTC.

Directors

Set forth below is a summary description of the material provisions of the FCA Articles of Association, expected to be effective as of the date of the Merger (the “FCA Articles of Association”), relating to our directors. The summary does not restate the Articles of Association in their entirety.

FCA’s directors serve on the FCA Board of Directors for a term of approximately one year, such term ending on the day that the first annual general meeting of the shareholders is held in the following calendar year. FCA’s shareholders appoint the directors of the FCA Board of Directors at a general meeting. Each director may be reappointed at any subsequent general meeting of shareholders. The general meeting of shareholders shall determine whether a director is an executive director or a non-executive director.

The FCA Board of Directors shall be a single board and consist of three or more members, comprising both members having responsibility for the day-to-day management of FCA (executive directors) and members not having such day-to-day responsibility (non-executive directors). The tasks of the executive and non-executive directors in a one-tier board such as FCA’s Board of Directors may be allocated under or pursuant to the FCA Articles of Association, provided that the general meeting has stipulated whether such director is appointed as executive or as non-executive director and furthermore provided that the task to supervise the performance by the directors of their duties can only be performed by the non-executive directors. In addition, an executive director may not be appointed chairman of the board or delegated the task of establishing the remuneration of executive directors or nominating directors for appointment. Tasks that have not been allocated fall within the power of the FCA Board of Directors as a whole. Regardless of an allocation of tasks, all directors remain collectively responsible for the proper management and strategy of FCA (including supervision thereof in case of non-executive directors).

FCA shall have a policy in respect of the remuneration of the members of the FCA Board of Directors. With due observation of the remuneration policy, the FCA Board of Directors may determine the remuneration for the directors in respect of the performance of their duties. The FCA Board of Directors shall submit to the general meeting of shareholders for its approval plans to award shares or the right to subscribe for shares.

FCA shall not grant the directors any personal loans or guarantees.

Loyalty Voting Structure

On completion of the Merger, FCA will issue special voting shares with a nominal value of one Euro cent (€0.01) per share, to those shareholders of Fiat who elect to receive such special voting shares upon closing of the Merger in addition to FCA common shares, provided they meet the conditions more fully described under “—Terms and Conditions of the Special Voting Shares” below.

Subject to meeting certain conditions, FCA common shares can be registered in the loyalty register of FCA (the “Loyalty Register”) and may qualify as qualifying common shares (“Qualifying Common Shares”). The holder of Qualifying Common Shares will be entitled to receive one FCA special voting share in respect of each such Qualifying Common Share. Pursuant to the terms and conditions of the FCA special voting shares (the “Terms and Conditions”), and for so long as the FCA common shares remain in the Loyalty Register, such FCA common shares shall not be sold, disposed of, transferred, except in very limited circumstances, (i.e., transfers to affiliates or to relatives through succession, donation or other transfers (defined in the Terms and Conditions as “Loyalty Transferee”), but a shareholder may create or permit to exist any pledge lien, fixed or floating charge or other encumbrance over such FCA common shares, provided that the voting rights in respect of such FCA common shares and any corresponding special voting shares remain with such shareholder at all times. FCA’s shareholders who want to directly or indirectly sell, dispose of, trade or transfer such FCA common shares or otherwise grant any right or interest therin, or create or permit to exist any pledge, lien, fixed or floating charge or other encumbrance over such FCA common shares with a potential transfer of voting rights relating to such encumbrances will need to submit a de-registration request as referred to in the Terms and Conditions, in order to transfer the relevant FCA common shares to the regular trading system except that an FCA shareholder may transfer FCA common shares included in the Loyalty Register to a Loyalty Transferee (as defined in the Terms and Conditions) of such FCA shareholder without moving such shares from the Loyalty Register to the regular trading system.

Following the Merger, FCA’s shareholders who seek to qualify to receive special voting shares can also request to have their FCA common shares registered in the Loyalty Register. Upon registration in the Loyalty Register such shares will be eligible to be treated as Qualifying Common Shares, provided they meet the conditions more fully described under “—Terms and Conditions of the Special Voting Shares” below.

Notwithstanding the fact that Article 13 of the FCA Articles of Association permits the Board of Directors of FCA to approve transfers of special voting shares, the special voting shares cannot be traded and are transferrable only in very limited circumstances (i.e., to a Loyalty Transferee described above, or to FCA for no consideration (om niet)).

The special voting shares have immaterial economic entitlements. Such economic entitlements are designed to comply with Dutch law but are immaterial for investors. The special voting shares carry the same voting rights as FCA common shares.

Section 10 of the Terms and Conditions include liquidated damages provisions intended to deter any attempt by holders to circumvent the terms of the special voting shares. Such liquidated damages provisions may be enforced by FCA by means of a legal action brought by FCA before competent courts of Amsterdam, the Netherlands. In particular, a violation of the provisions of the Terms and Conditions concerning the transfer of special voting shares and Qualifying Common Shares may lead to the imposition of liquidated damages. Because we expect the restrictions on transfers of the special voting shares to be effective in practice we do not expect the liquidated damages provisions to be used.

Pursuant to Section 12 of the Terms and Conditions, any amendment to the Terms and Conditions (other than merely technical, non-material amendments and unless such amendment is required to ensure compliance with applicable law or regulations or the listing rules of any securities exchange on which the FCA common shares are listed) may only be made with the approval of the general meeting of shareholders of FCA.

At any time, a holder of Qualifying Common Shares may request the de-registration of such shares from the Loyalty Register to enable free trading thereof in the regular trading system (the “Regular Trading System”). Upon the de-registration from the Loyalty Register, such shares will cease to be Qualifying Common Shares and will be freely tradable and voting rights attached to the corresponding special voting shares will be suspended with immediate effect and such special voting shares shall be transferred to FCA for no consideration (om niet).

Terms and Conditions of the Special Voting Shares

The Terms and Conditions will apply to the issuance, allocation, acquisition, holding, repurchase and transfer of special voting shares in the share capital of FCA and to certain aspects of Qualifying Common Shares and FCA common shares, which are or will be registered in the Loyalty Register.

Application for Special Voting Shares

Fiat shareholders will be entitled to elect to participate in the loyalty voting structure upon closing of the Merger as described below. Prior to the extraordinary general meeting of Fiat at which the merger plan will be submitted for approval, an election form will be made available to Fiat shareholders on Fiat’s website (www.fiatspa.com). Fiat shareholders who wish to elect to participate in the loyalty voting structure with respect to all or some of the FCA common shares they are entitled to receive in the Merger will be required to submit

(through their relevant depository intermediaries) such election in the applicable form no later than 15 business days after the extraordinary general meeting of Fiat and such election form must be countersigned by the relevant broker/authorized intermediary.

Immediately after the closing of the Merger, Fiat shareholders that (i) were present or represented (by proxy) at the relevant extraordinary general meeting of Fiat, regardless of how they vote, (ii) timely and properly submitted (through their relevant depository intermediaries) the election form and the power of attorney and (iii) continued to own the relevant Fiat ordinary shares continuously during the period between the record date preceding the applicable extraordinary general meeting and the effective date of the Merger will have their FCA common shares registered in the Loyalty Register. Following such registration, a corresponding number of special voting shares will be allocated to the holders of the FCA common shares, so that the additional voting rights can be exercised at the first FCA shareholders’ meeting following the registration. By signing the applicable election form, Fiat shareholders also agree to be bound by the Terms and Conditions thereof, including the transfer restrictions described above.

Subsequently, after closing of the Merger, a FCA shareholder may at any time elect to participate in the loyalty voting structure by requesting that FCA register all or some of the number of FCA common shares held by such FCA shareholder in the Loyalty Register. Such election shall be effective and registration in the Loyalty Register shall occur as of the end of the calendar month during which the election is made. If such FCA common shares have been registered in the Loyalty Register (and thus blocked from trading in the Regular Trading System) for an uninterrupted period of three years in the name of the same shareholder, the holder of such FCA common shares will be entitled to receive one FCA special voting share for each such FCA common share that has been registered. If at any moment in time such FCA common shares are de-registered from the Loyalty Register for whatever reason, the relevant shareholder loses its entitlement to hold a corresponding number of FCA special voting shares.

Withdrawal of Special Voting Shares

As described above, a holder of Qualifying Common Shares may request that some or all of its Qualifying Common Shares be de-registered from the Loyalty Register and if held outside the Regular Trading System, move such shares back to the Regular Trading System, which will allow such shareholder to freely trade its FCA common shares, as described below. From the moment of such request, the holder of Qualifying Common Shares shall be considered to have waived his rights to cast any votes associated with the FCA special voting shares which were issued and allocated in respect of such Qualifying Common Shares. Any such request would automatically trigger a mandatory transfer requirement pursuant to which the FCA special voting shares will be offered and transferred to FCA for no consideration (om niet) in accordance with the FCA Articles of Association and the Terms and Conditions. FCA may continue to hold the special voting shares as treasury stock, but will not be entitled to vote any such treasury stock. Alternatively, FCA may withdraw and cancel the special voting shares, as a result of which the nominal value of such shares will be allocated to the special capital reserves of FCA. Consequently, the loyalty voting feature will terminate as to the relevant Qualifying Common Shares being deregistered from the Loyalty Register. No shareholder required to transfer special voting shares pursuant to the Terms and Conditions shall be entitled to any purchase price for such special voting shares and each shareholder expressly waives any rights in that respect as a condition to participation in the loyalty voting structure.

Change of Control

A shareholder who is a holder of Qualifying Common Shares or FCA common shares which are registered in the Loyalty Register, but is not yet a holder of Qualifying Common Shares must promptly notify FCA upon the occurrence of a “change of control” as defined in the FCA Articles of Association, as described below. The change of control will trigger the de-registration of the relevant Qualifying Common Shares or the relevant FCA common shares in the Loyalty Register. The voting rights attached to the special voting shares issued and allocated in respect of the relevant Qualified Common Shares will be suspended upon a direct or indirect change of control in respect of the relevant holder of such Qualifying Common Shares that are registered in the Loyalty Register.

For the purposes of this section a “change of control” shall mean, in respect of any FCA shareholder that is not an individual (natuurlijk persoon), any direct or indirect transfer in one or a series of related transactions as a result of which (i) a majority of the voting rights of such shareholder, (ii) the de facto ability to direct the casting of a majority of the votes exercisable at general meetings of shareholders of such shareholder and/or (iii) the ability to appoint or remove a majority of the directors, executive directors or board members or executive officers of such shareholder or to direct the casting of a majority or more of the voting rights at meetings of the board of directors, governing body or executive committee of such shareholder has been transferred to a new owner, provided that no change of control shall be deemed to have occurred if (a) the transfer of ownership and/or control is an intragroup transfer under the same parent company, (b) the transfer of ownership and /or control is the result of the succession or the liquidation of assets between spouses or the inheritance, inter vivos donation or other transfer to a spouse or a relative up to and including the fourth degree or (c) the fair market value of the Qualifying Common Shares held by such shareholder represents less than twenty percent (20%) of the total assets of the Transferred Group at the time of the transfer and the Qualifying Common Shares held by such shareholder, in the sole judgment of the company, are not otherwise material to the Transferred Group or the Change of Control transaction. “Transferred Group” shall mean the relevant shareholder together with its affiliates, if any, over which control was transferred as part of the same change of control transaction within the meaning of the definition of Change of Control.

Liability to Further Capital Calls

All of the outstanding FCA common shares are fully paid and non-assessable.

Discriminating Provisions

There are no provisions of the FCA Articles of Association that discriminate against a shareholder because of its ownership of a substantial number of shares.

Additional Issuances and Rights of Preference

Issuance of Shares

The general meeting of shareholders of FCA (the “General Meeting”) has the authority to resolve on any issuance of shares. In such a resolution, the General Meeting must determine the price and other terms of issuance. The Board of Directors of FCA may have the power to issue shares if it has been authorized to do so by the General Meeting, or pursuant to the FCA Articles of Association. Under Dutch law, such authorization may not exceed a period of five years, but may be renewed by a resolution of the General Meeting for subsequent five-year periods at any time. The FCA Board of Directors will be designated by the FCA Articles of Association as the competent body to issue FCA common shares and special voting shares up to the maximum aggregate amount of the FCA authorized share capital for an initial period of five years, which may be extended by the General Meeting with additional consecutive periods of up to a maximum of five years each.

FCA will not be required to obtain approval from a General Meeting of shareholders to issue shares pursuant to the exercise of a right to subscribe for shares that was previously granted pursuant to authority granted by the shareholders or pursuant to delegated authority by the Board of Directors. The general meeting of shareholders of FCA shall, for as long as any such designation of the Board of Directors for this purpose is in force, no longer has authority to decide on the issuance of shares.

Rights of Pre-emption

Under Dutch law and the FCA Articles of Association, each FCA shareholder will have a right of pre-emption in proportion to the aggregate nominal value of its shareholding upon the issuance of new FCA common shares (or the granting of rights to subscribe for FCA common shares). Exceptions to this right of pre-emption include the issuance of new FCA common shares (or the granting of rights to subscribe for common shares): (i) to employees of FCA or another member of its Group pursuant to a stock compensation plan of FCA or any of its subsidiaries, (ii) against payment in kind (contribution other than in cash) and (iii) to persons exercising a previously granted right to subscribe for FCA common shares.

In the event of an issuance of special voting shares, shareholders shall not have any right of pre-emption.

The General Meeting may resolve to limit or exclude the rights of pre-emption upon an issuance of FCA common shares, which resolution requires approval of at least two-thirds of the votes cast, if less than half of the issued share capital is represented at the General Meeting. The FCA Articles of Association or the General Meeting may also designate the FCA Board of Directors to resolve to limit or exclude the rights of pre-emption in relation to the issuance of FCA common shares. Pursuant to Dutch law, the designation by the General Meeting may be granted to the FCA Board of Directors for a specified period of time of not more than five years and only if the FCA Board of Directors has also been designated or is simultaneously designated the authority to resolve to issue FCA common shares. The FCA Board of Directors will be designated in the FCA Articles of Association as the competent body to exclude or limit rights of pre-emption for an initial period of five years, which may be extended by the General Meeting with additional periods up to a maximum of five years per period.

Repurchase of Shares

Upon agreement with the relevant FCA shareholder, FCA may acquire its own shares at any time for no consideration (om niet), or subject to certain provisions of Dutch law and the FCA Articles of Association for consideration, if: (i) FCA’s shareholders’ equity less the payment required to make the acquisition does not fall below the sum of called-up and paid-in share capital and any statutory reserves, (ii) FCA and its subsidiaries would thereafter not hold shares or hold a pledge over FCA common shares with an aggregate nominal value exceeding 50 percent of the FCA’s issued share capital and (iii) the Board of Directors has been authorized to do so by the General Meeting.

The acquisition of fully paid-up shares by FCA other than for no consideration (om niet) requires authorization by the General Meeting. Such authorization may be granted for a period not exceeding 18 months and shall specify the number of shares, the manner in which the shares may be acquired and the price range within which shares may be acquired. The authorization is not required for the acquisition of shares for employees of FCA or another member of its Group, under a scheme applicable to such employees and no authorization is required for repurchase of shares acquired in certain other limited circumstances in which the acquisition takes place by operation of law, such as pursuant to mergers or demergers. Such shares must be officially listed on a price list of an exchange.

Prior to the Merger, the General Meeting is expected to resolve to designate the Board of Directors as the competent body to resolve on FCA acquiring any FCA’s fully paid up FCA common shares other than for no consideration (om niet) for a period of 18 months.

FCA may, jointly with its subsidiaries, hold FCA shares in its own capital exceeding one-tenth of its issued capital for no more than three years after acquisition of such FCA shares for no consideration (om niet) or in certain other limited circumstances in which the acquisition takes place by operation of law, such as pursuant to mergers or demergers. Any FCA shares held by FCA in excess of the amount permitted shall transfer to all members of the FCA Board of Directors jointly at the end of the last day of such three year period. Each member of the FCA Board of Directors shall be jointly and severally liable to compensate FCA for the value of the FCA shares at such time, with interest at the statutory rate thereon from such time. The term FCA shares in this paragraph shall include depositary receipts for shares and shares in respect of which FCA holds a right of pledge.

No votes may be cast at a General Meeting on the FCA shares held by FCA or its subsidiaries. Also no voting rights may be cast at a General Meeting in respect of FCA shares for which depositary receipts have been issued that are owned by FCA. Nonetheless, the holders of a right of usufruct or pledge in respect of shares held by FCA and its subsidiaries in FCA’s share capital are not excluded from the right to vote on such shares, if the right of usufruct or pledge was granted prior to the time such shares were acquired by FCA or its subsidiaries. Neither FCA nor any of its subsidiaries may cast votes in respect of a share on which it or its subsidiaries holds a right of usufruct or pledge. Currently, none of the FCA common shares are held by it or its subsidiaries. No right of pledge may be established on special voting shares and the voting rights attributable to special voting shares may not be assigned to a usufructuary.

Immediately following the Merger, FCA will own shares in its own capital as described under “—Share Capital.”

Reduction of Share Capital

Shareholders at a General Meeting have the power to cancel shares acquired by FCA or to reduce the nominal value of the shares. A resolution to reduce the share capital requires a majority of at least two-thirds of the votes cast at the General Meeting, if less than one-half of the issued capital is present or represented at the meeting. If more than one-half of the issued share capital is present or represented at the meeting, a simple majority of the votes cast at the General Meeting is required. Any proposal for cancellation or reduction of nominal value is subject to general requirements of Dutch law with respect to reduction of share capital.

Transfer of Shares

In accordance with the provisions of Dutch law, pursuant to Article 12 of the FCA Articles of Association, the transfer or creation of shares or a right in rem thereon requires a deed of transfer executed before a Dutch civil law notary, unless shares are (or shall shortly be) admitted to trading on a regulated market or multilateral trading facility as referred to in Article 1:1 of the Dutch Financial Supervision Act or a system comparable to a regulated market or multilateral trading facility.

The transfer of FCA common shares that have not been entered into a book-entry system will be effected in accordance with Article 12 of the FCA Articles of Association.

Common shares that have been entered into the DTC book-entry system will be registered in the name of Cede & Co., as nominee for DTC and transfers of beneficial ownership of shares held through DTC will be effected by electronic transfer made by DTC participants. Article 12 of the FCA Articles of Association does not apply to the trading of such FCA common shares on a regulated market or the equivalent thereof.

Transfers of shares held outside of DTC (including Monte Titoli S.p.A., as a participant in DTC) or another direct registration system maintained by Computershare US, FCA’s transfer agent in New York (“Transfer Agent”) and not represented by certificates are effected by a stock transfer instrument and require the written acknowledgement by FCA. Transfer of registered certificates is effected by presenting and surrendering the certificates to the Transfer Agent. A valid transfer requires the registered certificates to be properly endorsed for transfer as provided for in the certificates and accompanied by proper instruments of transfer and stock transfer tax stamps for, or funds to pay, any applicable stock transfer taxes.

FCA common shares are freely transferrable. As described below, special voting shares are generally not transferrable.

At any time, a holder of FCA common shares that are registered in the Loyalty Register wishing to transfer such FCA common shares other than in limited specified circumstances (i.e., transfers to affiliates or to relatives through succession, donation or other transfers) must first request a de-registration of such shares from the Loyalty Register and if held outside the Regular Trading System, move such common shares back into the Regular Trading System. After de-registration from the Loyalty Register, any Qualifying Common Shares no longer qualify as Qualifying Common Shares and, as a result, the holder of such FCA common shares is required to offer and transfer the special voting shares associated with such FCA common shares that were previously

Qualifying Common Shares to FCA for no consideration (om niet) as described in detail in “—Loyalty Voting Structure—Terms and Conditions of the Special Voting Shares—Withdrawal of Special Voting Shares.”

Annual Accounts and Independent Auditor

FCA’s financial year will be the calendar year. Pursuant to FCA’s deed of incorporation, the first financial year of FCA will end on December 31, 2014. Within four months after the end of each financial year, the FCA Board of Directors will prepare the annual accounts, which must be accompanied by an annual report and an auditor’s report and will publish the accounts and annual report and will make those available for inspection at FCA’s registered office. All members of the FCA Board of Directors are required to sign the annual accounts and in case the signature of any member is missing, the reason for this must be stated. The annual accounts are to be adopted by the General Meeting at the annual general meeting of shareholders, at which meeting the members of the FCA Board of Directors will be discharged from liability for performance of their duties with respect to any matter disclosed in the annual accounts the relevant financial year insofar this appears from the annual accounts. The annual accounts, the annual report and independent auditor’s report are made available through FCA’s website to the shareholders for review as from the day of the notice convening the annual general meeting of shareholders.

Payment of Dividends

FCA may make distributions to the shareholders and other persons entitled to the distributable profits only to the extent that its shareholders’ equity exceeds the sum of the paid-up portion of the share capital and the reserves that must be maintained in accordance with Dutch law. No distribution of profits may be made to FCA itself for shares that FCA holds in its own share capital.

FCA may only make a distribution of dividends to the shareholders after the adoption of its statutory annual accounts demonstrating that such distribution is legally permitted. The FCA Board of Directors may determine that other freely distributable distributions shall be made, in whole or in part, from FCA’s share premium reserve or from any other reserve, provided that payments from reserves may only be made to the shareholders that are entitled to the relevant reserve upon the dissolution of FCA and provided further that the policy of FCA on additions to reserves and dividends is duly observed.

Holders of special voting shares will not receive any dividend in respect of the special voting shares, however FCA maintains a separate dividend reserve for the special voting shares for the sole purpose of the allocation of the mandatory minimal profits that accrue to the special voting shares. This allocation establishes a reserve for the amount that would otherwise be paid. The special voting shares do not carry any entitlement to any other reserve. Any distribution out of the special dividend reserve or the partial or full release of such reserve requires a prior proposal from the FCA Board of Directors and a subsequent resolution of the meeting of holders of special voting shares.

Insofar as the profits have not been distributed or allocated to the reserves, they may, by resolution of the General Meeting, be distributed as dividends on the FCA common shares only. The General Meeting may resolve, on the proposal of the FCA Board of Directors, to declare and distribute dividends in U.S. dollars. The FCA Board of Directors may decide, subject to the approval of the General Meeting and the FCA Board of Directors having been designated as the body competent to pass a resolution for the issuance of shares, that a distribution shall, wholly or partially, be made in the form of shares, or that shareholders shall be given the option to receive a distribution either in cash or in the form of shares.

The right to dividends and distributions will lapse if the dividends or distributions are not claimed within five years following the day after the date on which they first became payable. Any dividends or other distributions made in violation of the FCA Articles of Association or Dutch law will have to be repaid by the shareholders who knew or should have known, of such violation.

General Meetings and Voting Rights

Annual Meeting

An annual General Meeting must be held within six months from the end of FCA’s preceding financial year. The purpose of the annual General Meeting is to discuss, among other things, the annual report, the adoption of the annual accounts, allocation of profits (including the proposal to distribute dividends), release of members of the FCA Board of Directors from liability for their management and supervision, and other proposals brought up for discussion by the FCA Board of Directors.

General Meeting and Place of Meetings

Other General Meetings will be held if requested by the FCA Board of Directors, the chairman or co-chairman of the FCA Board of Directors, the Senior Independent Board Member or the chief executive officer, or by the written request (stating the exact subjects to be discussed) of one or more shareholders representing in aggregate at least ten percent of the issued share capital of the company (taking into account the relevant provisions of Dutch law, and the FCA Articles of Association and the applicable stock exchange regulations). General Meetings will be held in Amsterdam or Haarlemmermeer (Schiphol Airport), the Netherlands.

Convocation Notice and Agenda

General Meetings can be convened by a notice, specifying the subjects to be discussed, the place and the time of the meeting and admission and participation procedure, issued at least forty-two (42) days before the meeting. All convocations, announcements, notifications and communications to shareholders and other persons entitled to attend the General Meeting must be made on the company’s corporate website in accordance with the relevant provisions of Dutch law. The agenda for a General Meeting may contain the items requested by one or more shareholders representing at least three percent of the issued share capital of the company, taking into account the relevant provisions of Dutch law. Requests must be made in writing, including the reasons for adding the relevant item on the agenda, and received by the FCA Board of Directors at least 60 days before the day of the meeting.

Admission and Registration

Each shareholder entitled to vote, and each person holding a usufruct or pledge to whom the right to vote on the FCA common shares accrues, shall be authorized to attend the General Meeting, to address the General Meeting and to exercise its voting rights. The registration date of each General Meeting is the twenty-eighth day prior to the date of the General Meeting so as to establish which shareholders are entitled to attend and vote at the General Meeting. Only holders of shares and other persons entitled to vote or attend the General Meeting, at such registration date are entitled to attend and vote at the General Meeting. The convocation notice for the meeting shall state the registration date and the manner in which the persons entitled to attend the General Meeting may register and exercise their rights.

Those entitled to attend a General Meeting may be represented at a General Meeting by a proxy authorized in writing. The requirement that a proxy must be in written form is also fulfilled when it is recorded electronically.

Members of the FCA Board of Directors have the right to attend a General Meeting. In these General Meetings they have an advisory role.

Voting Rights

Each FCA common share and each special voting share confers the right on the holder to cast one vote at a General Meeting. Resolutions are passed by a simple majority of the votes cast, unless Dutch law or the FCA Articles of Association prescribes a larger majority. Under Dutch law and/or the FCA Articles of Association, the

following matters require at least two-thirds of the votes cast at a meeting if less than half of the issued share capital is present or represented:

•	a resolution to reduce the issued share capital;

•	a resolution to amend the FCA Articles of Association;

•	a resolution to restrict or exclude rights of pre-emption;

•	a resolution to authorize the FCA Board of Directors to restrict or exclude shareholder rights of pre-emption;

•	a resolution to enter into a legal merger or a legal demerger; or

•	a resolution to liquidate FCA.

Shareholders’ Votes on Certain Transactions

Any important change in the identity or character of FCA must be approved by the General Meeting, including (i) the transfer to a third party of the business of FCA or practically the entire business of FCA; (ii) the entry into or breaking off of any long-term cooperation of FCA or a subsidiary with another legal entity or company or as a fully liable partner of a general partnership or limited partnership, where such entry into or breaking off is of far-reaching importance to FCA; and (iii) the acquisition or disposal by FCA or a subsidiary of an interest in the capital of a company with a value of at least one-third of FCA’s assets according to the consolidated statement of financial position with explanatory notes included in the last adopted annual accounts of FCA.

Amendments to the FCA Articles of Association, including Variation of Rights

A resolution of the General Meeting to amend the FCA Articles of Association or to wind up FCA may be approved only if proposed by the FCA Board of Directors and must be approved by a vote of a majority of at least two-thirds of the votes cast if less than one-half of the issued share capital is represented at such General Meeting.

The rights of shareholders may be changed only by amending the FCA Articles of Association in compliance with Dutch law.

Dissolution and Liquidation

The General Meeting may resolve to dissolve FCA, upon a proposal of the FCA Board of Directors thereto. A majority of at least two-thirds of the votes cast shall be required if less than one-half of the issued capital is represented at the meeting. In the event of dissolution, FCA will be liquidated in accordance with Dutch law and the FCA Articles of Association and the liquidation shall be arranged by the members of the FCA Board of Directors, unless the General Meeting appoints other liquidators. During liquidation, the provisions of the FCA Articles of Association will remain in force as long as possible.

If FCA is dissolved and liquidated, whatever remains of FCA’s equity after all its debts have been discharged shall first be applied to distribute the aggregate balance of share premium reserves and other reserves (other than the special dividend reserve), to holders of FCA common shares in proportion to the aggregate nominal value of the FCA common shares held by each holder; secondly, from any balance remaining, an amount equal to the aggregate amount of the nominal value of the FCA common shares will be distributed to the holders of FCA common shares in proportion to the aggregate nominal value of FCA common shares held by each of them; thirdly, from any balance remaining, an amount equal to the aggregate amount of the special voting shares dividend reserve will be distributed to the holders of special voting shares in proportion to the aggregate nominal value of the special voting shares held by each of them; fourthly, from any balance remaining, the aggregate amount of the nominal value of the special voting shares will be distributed to the holders of special voting shares in proportion to the aggregate nominal value of the special voting shares held by each of them; and, lastly, any balance remaining will be distributed to the holders of FCA common shares in proportion to the aggregate nominal value of FCA common shares held by each of them.

Liability of Directors

Under Dutch law, the management of a company is a joint undertaking and each member of the Board of Directors can be held jointly and severally liable to FCA for damages in the event of improper or negligent performance of their duties. Further, members of the Board of Directors can be held liable to third parties based on tort, pursuant to certain provisions of the Dutch Civil Code. All directors are jointly and severally liable for failure of one or more co-directors. An individual director is only exempted from liability if he proves that he cannot be held seriously culpable for the mismanagement and that he has not been negligent in seeking to prevent the consequences of the mismanagement. In this regard a director may, however, refer to the allocation of tasks between the directors. In certain circumstances, directors may incur additional specific civil and criminal liabilities.

Indemnification of Directors and Officers

Under Dutch law, indemnification provisions may be included in a company’s articles of association. Under the FCA Articles of Association, FCA is required to indemnify its directors, officers, former directors, former officers and any person who may have served at FCA’s request as a director or officer of another company in which FCA owns shares or of which FCA is a creditor who were or are made a party or are threatened to be made a party or are involved in, any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative or investigative (each a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, against any and all liabilities, damages, reasonable and documented expenses (including reasonably incurred and substantiated attorney’s fees), financial effects of judgments, fines, penalties (including excise and similar taxes and punitive damages) and amounts paid in settlement in connection with such Proceeding by any of them. Notwithstanding the above, no indemnification shall be made in respect of any claim, issue or matter as to which any of the above-mentioned indemnified persons shall be adjudged to be liable for gross negligence or wilful misconduct in the performance of such person’s duty to FCA. This indemnification by FCA is not exclusive of any other rights to which those indemnified may be entitled otherwise. FCA expects to purchase directors’ and officers’ liability insurance for the members of the Board of Directors and certain other officers, substantially in line with that purchased by similarly situated companies.

Dutch Corporate Governance Code

The Dutch Corporate Governance Code contains principles and best practice provisions that regulate relations between the board and the shareholders (e.g. the General Meeting). The Dutch Corporate Governance Code is divided into five sections which address the following topics: (i) compliance with and enforcement of the Dutch Corporate Governance Code; (ii) the management board, including matters such as the composition of the board, selection of board members and director qualification standards, director responsibilities, board committees and term of appointment; (iii) the supervisory board or the non-executive directors in a one-tier board; (iv) the shareholders and the general meeting of shareholders; and (v) the audit of the financial reporting and the position of the internal audit function and the external auditor.

Dutch companies whose shares are listed on a government-recognized stock exchange, such as the NYSE or the MTA, are required under Dutch law to disclose in their annual reports whether or not they apply the provisions of the Dutch Corporate Governance Code and, in the event that they do not apply a certain provision, to explain the reasons why they have chosen to deviate.

FCA acknowledges the importance of good corporate governance and supports the best practice provisions of the Dutch Corporate Governance Code. Therefore, FCA intends to comply with the relevant best practice provisions of the Dutch Corporate Governance Code except as may be noted from time to time in FCA’s annual reports.

Disclosure of Holdings under Dutch Law

As soon as the FCA common shares are listed on the MTA, chapter 5.3 of the Dutch Financial Supervision Act will apply, pursuant to which any person who, directly or indirectly, acquires or disposes of a capital interest and/or voting rights in FCA must immediately give written notice to the Netherlands Authority for the Financial Markets (stichting Autoriteit Financiële Markten, the “AFM”) of such acquisition or disposal by means of a standard form if, as a result of such acquisition or disposal, the percentage of capital interest and/or voting rights held by such person reaches, exceeds or falls below the following thresholds: 3 percent, 5 percent, 10 percent, 15 percent, 20 percent, 25 percent, 30 percent, 40 percent, 50 percent, 60 percent, 75 percent and 95 percent.

For the purpose of calculating the percentage of capital interest or voting rights, the following interests must, inter alia, be taken into account: (i) shares and/or voting rights directly held (or acquired or disposed of) by any person, (ii) shares and/or voting rights held (or, acquired or disposed of) by such person’s controlled entities or by a third party for such person’s account, (iii) voting rights held (or acquired or disposed of) by a third party with whom such person has concluded an oral or written voting agreement, (iv) voting rights acquired pursuant to an agreement providing for a temporary transfer of voting rights in consideration for a payment, and (v) shares which such person, or any controlled entity or third party referred to above, may acquire pursuant to any option or other right to acquire shares.

As a consequence of the above, special voting shares shall be added to FCA common shares for the purposes of the above thresholds.

Controlled entities (within the meaning of the Dutch Financial Supervision Act) do not themselves have notification obligations under the Dutch Financial Supervision Act as their direct and indirect interests are attributed to their (ultimate) parent. If a person who has a three percent or larger interest in FCA’s share capital or voting rights ceases to be a controlled entity it must immediately notify the AFM and all notification obligations under the Dutch Financial Supervision Act will become applicable to such former controlled entity.

Special rules apply to the attribution of shares and/or voting rights which are part of the property of a partnership or other form of joint ownership. A holder of a pledge or right of usufruct in respect of shares can also be subject to notification obligations, if such person has, or can acquire, the right to vote on the shares. The acquisition of (conditional) voting rights by a pledgee or beneficial owner may also trigger notification obligations as if the pledgee or beneficial owner were the legal holder of the shares and/or voting rights.

Furthermore, when calculating the percentage of capital interest, a person is also considered to be in possession of shares if (i) such person holds a financial instrument the value of which is (in part) determined by the value of the shares or any distributions associated therewith and which does not entitle such person to acquire any shares, (ii) such person may be obliged to purchase shares on the basis of an option, or (iii) such person has concluded another contract whereby such person acquires an economic interest comparable to that of holding a share.

If a person’s capital interest and/or voting rights reaches, exceeds or falls below the above-mentioned thresholds as a result of a change in FCA’s issued and outstanding share capital or voting rights, such person is required to make a notification not later than on the fourth trading day after the AFM has published FCA’s notification as described below.

FCA is required to notify the AFM promptly of any change of one percent or more in its issued and outstanding share capital or voting rights since a previous notification. Other changes in FCA’s issued and outstanding share capital or voting rights must be notified to the AFM within eight days after the end of the quarter in which the change occurred.

Each person whose holding of capital interest or voting rights at the date FCA common shares are listed on the MTA amounts to three percent or more of FCA’s issued and outstanding share capital, must notify the AFM of such holding without delay. Furthermore, each member of the Board of Directors must notify the AFM:

•	immediately after FCA common shares are listed on the MTA of the number of shares he/she holds and the number of votes he/she is entitled to cast in respect of FCA’s issued and outstanding share capital, and

•	subsequently of each change in the number of shares he/she holds and of each change in the number of votes he/she is entitled to cast in respect of FCA’s issued and outstanding share capital, immediately after the relevant change.

The AFM keeps a public register of all notifications made pursuant to these disclosure obligations and publishes any notification received.

Non-compliance with these disclosure obligations is an economic offense and may lead to criminal prosecution. The AFM may impose administrative penalties for non-compliance, and the publication thereof. In addition, a civil court can impose measures against any person who fails to notify or incorrectly notifies the AFM of matters required to be notified. A claim requiring that such measures be imposed may be instituted by FCA and/or by one or more shareholders who alone or together with others represent at least three percent of the issued and outstanding share capital of FCA or are able to exercise at least three percent of the voting rights. The measures that the civil court may impose include:

•	an order requiring appropriate disclosure;

•	suspension of the right to exercise the voting rights for a period of up to three years as determined by the court;

•	voiding a resolution adopted by the General Meeting, if the court determines that the resolution would not have been adopted but for the exercise of the voting rights of the person with a duty to disclose, or suspension of a resolution adopted by the general meeting of shareholders until the court makes a decision about such voiding; and

•	an order to refrain, during a period of up to five years as determined by the court, from acquiring shares and/or voting rights in FCA.

Shareholders are advised to consult with their own legal advisers to determine whether the disclosure obligations apply to them.

Mandatory Bid Requirement

Under Dutch law any person, acting alone or in concert with others, who, directly or indirectly, acquires 30 percent or more of FCA’s voting rights after the FCA common shares are listed on the MTA will be obliged to launch a public offer for all outstanding shares in FCA’s share capital. An exception is made for shareholders who, whether alone or acting in concert with others, have an interest of at least 30 percent of FCA’s voting rights before the shares are first listed on the MTA and who still have such an interest after such first listing. It is expected that immediately after the first listing of FCA common shares on the MTA, Exor will hold more than 30 percent of FCA’s voting rights. It is therefore expected that Exor’s interest in FCA will be grandfathered and that the exception will apply to it upon such first listing and will continue to apply to it for as long as its holding of shares represents over 30 percent of FCA’s voting rights.

Compulsory Acquisition

Pursuant to article 2:92a of the Dutch Civil Code, a shareholder who, for its own account, holds at least 95 percent of the issued share capital of FCA may institute proceedings against the other shareholders jointly for the transfer of their shares to it. The proceedings are held before the Dutch Enterprise Chamber and can be instituted by means of a writ of summons served upon each of the minority shareholders in accordance with the provisions of the Dutch Code of Civil Procedure. The Enterprise Chamber may grant the claim for the squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three expert(s) who will offer an opinion to the Enterprise Chamber on the value to be paid for the shares of the minority shareholders. Once the order to transfer becomes final before the Enterprise Chamber, the person acquiring the shares must give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to it. Unless the addresses of all of them are known to it, it must also publish the same in a Dutch daily newspaper with a national circulation. A shareholder can only appeal against the judgment of the Enterprise Chamber before the Dutch Supreme Court.

In addition, pursuant to article 2:359c of the Dutch Civil Code, following a public offer, a holder of at least 95 percent of the issued share capital and of voting rights of FCA has the right to require the minority shareholders to sell their shares to it. Any such request must be filed with the Enterprise Chamber within three months after the end of the acceptance period of the public offer. Conversely, pursuant to article 2:359d of the Dutch Civil Code each minority shareholder has the right to require the holder of at least 95 percent of the issued share capital and the voting rights of FCA to purchase its shares in such case. The minority shareholder must file such claim with the Enterprise Chamber within three months after the end of the acceptance period of the public offer.

Disclosure of Trades in Listed Securities

Pursuant to the Dutch Financial Supervision Act, each of the members of the FCA Board of Directors and any other person who has managerial responsibilities within FCA and who in that capacity is authorized to make decisions affecting the future developments and business prospects of FCA and who has regular access to inside information relating, directly or indirectly, to FCA (each, an “Insider”) must notify the AFM of all transactions, conducted or carried out for his/her own account, relating to FCA common shares or financial instruments, the value of which is (in part) determined by the value of FCA common shares.

In addition, persons designated by the Market Abuse Decree (Besluit melding zeggenschap en kapitaalbelang in uitgevende instellingen Wft, the “Market Abuse Decree”) who are closely associated with members of the Board of Directors or any of the Insiders must notify the AFM of all transactions conducted for their own account relating to FCA’s shares or financial instruments, the value of which is (in part) determined by the value of FCA’s shares. The Market Abuse Decree designates the following categories of persons: (i) the spouse or any partner considered by applicable law as equivalent to the spouse, (ii) dependent children, (iii) other relatives who have shared the same household for at least one year at the relevant transaction date, and (iv) any legal person, trust or partnership, among other things, whose managerial responsibilities are discharged by a member of the Board of Directors or any other Insider or by a person referred to under (i), (ii) or (iii) above.

The AFM must be notified of transactions effected in either FCA’s shares or financial instruments, the value of which is (in part) determined by the value of FCA’s shares, no later than the fifth business day following the transaction date by means of a standard form. Notification may be postponed until the date that the value of the transactions carried out on a person’s own account, together with the transactions carried out by the persons associated with that person, reaches or exceeds the amount of €5,000 in the calendar year in question. The AFM keeps a public register of all notifications made pursuant to the Dutch Financial Supervision Act.

Non-compliance with these reporting obligations under the Dutch Financial Supervision Act could lead to criminal penalties, administrative fines and cease-and-desist orders (and the publication thereof), imprisonment or other sanctions.

Shareholder Disclosure and Reporting Obligations under U.S. Law

Holders of FCA shares are subject to certain U.S. reporting requirements under the Securities Exchange Act of 1934 (the “Exchange Act”) for shareholders owning more than 5 percent of any class of equity securities registered pursuant to Section 12 of the Exchange Act. Among the reporting requirements are disclosure obligations intended to keep investors aware of significant accumulations of shares that may lead to a change of control of an issuer.

If FCA were to fail to qualify as a foreign private issuer in the future, Section 16(a) of the Exchange Act would require FCA’s directors and executive officers, and persons who own more than ten percent of a registered class of FCA’s equity securities, to file reports of ownership of, and transactions in, FCA’s equity securities with the SEC. Such directors, executive officers and ten percent stockholders would also be required to furnish FCA with copies of all Section 16 reports they file.

Further disclosure requirements shall apply to FCA under Italian law by virtue of the listing of FCA’s shares on the MTA. Summarized below are the most significant disclosure requirements to be complied with by FCA. Further requirements may be imposed by CONSOB and/or Borsa Italiana S.p.A. upon admission to listing of FCA’s shares on the MTA.

The breach of the obligations described below may be used in the application of fines and criminal penalties (including, for instance, those provided for insider trading and market manipulation).

Disclosure Requirements under Italian law

Summarized below are the most significant requirements to be complied with by FCA in connection with the expected admission to listing of FCA common shares on the MTA, subject to approval to listing by Borsa Italiana S.p.A. The breach of the obligations described below may result in the application of fines and criminal penalties (including, for instance, those provided for insider trading and market manipulation). Further requirements may be imposed by CONSOB and/or Borsa Italiana upon admission (if any) to listing of FCA common shares on the MTA.

In particular, in the event of admission to listing of FCA common shares on the MTA, the following main disclosure obligations provided for by the Legislative Decree no. 58/1998 (the “Italian Financial Act”) effective as of the date of this document shall apply to FCA, article 92 (equal treatment principle), article 114 (information to be provided to the public), article 114-bis (information to be provided to the market concerning the allocation of financial instruments to corporate officers, employees and collaborators), article 115 (information to be disclosed to CONSOB), article 115-bis (register of persons having access to inside information) and article 180 and the following (relating to insider trading and market manipulation). In addition to the above, in the event of admission to listing of FCA Common Shares on the MTA, the applicable provisions set forth under the market rules (including those relating to the timing for the payment of dividends) shall apply to FCA.

Disclosure of Inside Information

Pursuant to the Italian Financial Act, FCA shall disclose to the public, without delay, any inside information which: (i) is specific, (ii) has not been made public, (iii) relates, directly or indirectly, to FCA or FCA’s common shares, and (iv) if it were made public, would be likely to have a material impact on the prices of FCA’s common shares (the “Inside Information”). In this regard, Inside Information shall be deemed specific if: (a) it refers to a set of circumstances which exists or may reasonably be expected to occur and (b) it is precise enough to allow the recipient to come to a conclusion as to the possible effect of the relevant set of circumstances or events on the prices of listed financial instruments (i.e., FCA’s common shares). The above disclosure requirement shall be complied with through the publication of a press release by FCA, in accordance with the modalities set forth from time to time under Italian law, disclosing to the public the relevant Inside Information.

Under specific circumstances, CONSOB may at any time request: (a) FCA to disclose to the public specific information or documentation where deemed appropriate or necessary or alternatively (b) to be provided with specific information or documentation. For this purpose, CONSOB has wide powers to, among other things, carry out inspections or request information to the members of the managing board, the members of the supervisory board or to the external auditor.

FCA shall publish and transmit to CONSOB any information disseminated in any non EU-countries where FCA’s common shares are listed (i.e., the U.S.), if this information is significant for the purposes of the evaluation of FCA’s common shares listed on the MTA.

Insiders’ Register

FCA and its subsidiaries, as well as persons acting on their behalf or for their account, shall draw up, and keep regularly updated, a list of persons who, in the exercise of their employment, profession or duties, have access to Inside Information.

Public Tender Offers

Certain rules provided for under Italian law with respect to both voluntary and mandatory public tender offers shall apply to any offer launched for FCA’s common shares. In particular, among other things, the provisions concerning the tender offer price, the content of the offer document and the disclosure of the tender offer will be subject to the supervision by CONSOB and Italian law.

Election and Removal of Directors

FCA’s Articles of Association provide that FCA’s Board of Directors shall be composed of three or more members.

Directors are appointed by a simple majority of the votes validly cast at a General Meeting. The General Meeting may at any time suspend or dismiss any director.

Exchange Controls and Other Limitations Affecting Shareholders

Under Dutch law, there are no exchange control restrictions on investments in, or payments on, the FCA common shares. There are no special restrictions in the FCA Articles of Association or Dutch law that limit the right of shareholders who are not citizens or residents of the Netherlands to hold or vote the FCA common shares.

COMPARISON OF RIGHTS OF SHAREHOLDERS OF

FIAT AND FCA

Fiat is an Italian stock corporation (Società per Azioni or “S.p.A.”) subject to the provisions of the Italian civil code, the Legislative Decree No. 58, dated February 24, 1998, as amended (the “Consolidated Financial Law”), all of which we refer to as “Italian law” and governed by Fiat’s By-laws (“Fiat By-laws”).

As discussed above in “The Merger Plan” upon closing of the Merger, Fiat will be merged into FCA and, consequently, Fiat shareholders will become shareholders of FCA, rather than shareholders of Fiat. Because FCA is a Dutch public company with limited liability (naamloze vennootschap or N.V.), the rights of the shareholders of FCA will be governed by applicable Dutch law and FCA’s Articles of Association.

The following is a summary comparison of (a) the current rights of Fiat shareholders under Italian law and Fiat’s By-laws; and (b) the rights which current Fiat shareholders will have as FCA shareholders under Dutch law and the FCA Articles of Association following the Merger.

The following summary discusses some of the material differences between the current rights of Fiat shareholders and FCA shareholders under Italian law and Dutch law, and under the By-laws of Fiat and the FCA Articles of Association. An English translation of the FCA Articles of Association is attached to this prospectus as Appendix B. Copies of the By-laws of Fiat are available on the Fiat website. See “Where You Can Find More Information.”

Provisions Applicable to Holders of Fiat Ordinary Shares	Provisions Applicable to Holders of FCA Common Shares

Capitalization – General

As of June 27, 2014, Fiat’s share capital was equal to €4,478,421,667.34 divided into 1,250,955,773 ordinary shares having a nominal value of €3.580 each.

Shares issued by Fiat are listed and traded on the MTA organized and managed by Borsa Italiana S.p.A. and are a component of the FTSE MIB index.

Following the Merger, the FCA authorized share capital will be equal to €40,000,000 divided into 2,000,000,000 common shares and 2,000,000,000 special voting shares, each having a nominal value of €0.01.

FCA common shares issued by FCA will be listed on the NYSE and are expected to be listed on the MTA.

Corporate Governance – General

The corporate bodies of Fiat are the general meeting (Assemblea) of shareholders, the Board of Directors (Consiglio di Amministrazione) and the board of statutory auditors (Collegio Sindacale).	The corporate bodies of FCA are the general meeting of shareholders of FCA and the FCA Board of Directors. FCA will not have a board of statutory auditors.

Shareholders’ Meetings – Voting Rights and Quorum

According to Italian law and the Fiat By-laws, the annual general meeting of shareholders must be held at least once a year within 180 days after the end of Fiat’s fiscal year.

Pursuant to the Italian law and Fiat By-laws, all shareholders having obtained a statement from the intermediary with whom Fiat shares are deposited may attend the general meeting.

According to Dutch law and the FCA Articles of Association, the annual general meeting of shareholders must be held at least once a year within six months after the end of FCA’s fiscal year.

When convening a general meeting of shareholders, the Board of Directors may determine that persons with the right to vote or attend meetings shall be considered those persons who have these rights at the 28th day prior

Provisions Applicable to Holders of Fiat Ordinary Shares	Provisions Applicable to Holders of FCA Common Shares

To attend the general meeting, the owners of Fiat’s shares held through the book-entry system managed by Monte Titoli S.p.A. are required to instruct the relevant banks or financial institutions associated with Monte Titoli S.p.A., or any other relevant authorized intermediary with which their accounts are held, to provide Fiat with certificates evidencing the shares owned as of close of business on the seventh trading day prior to the date scheduled for the meeting in first call (provided that the date of any subsequent call is indicated in the notice of call, otherwise the date of each call shall be taken into account for determining the relevant record date) or in single call, without taking into consideration changes in the ownership of said shares, occurred between such registration and the date of the general meeting.

Such communication from the relevant intermediary to Fiat must be provided by close of business on the third trading day preceding the date of the general meeting. However, shareholders may attend the meeting even if such communication is received by Fiat subsequently, provided that it is received before the relevant meeting begins. Such registration allows them to gain admission to the general meeting.

Any shareholder entitled to attend the general meeting may be represented according to the relevant provisions of Italian law. Representation requires a written proxy. The proxy can be given only for one meeting (having effect, however, for each subsequent call of the same meeting).

The general meeting is chaired by the chairman of the Board of Directors or, in his absence, by the vice chairman (if any) or by another person designated by the general meeting.

Pursuant to Fiat By-laws, the shareholders’ meeting can be convened on single call, with the application of the majorities provided for the general meeting held on second call.

to the day of the meeting (the “record date”) and are registered as such in the register of shareholders if they are shareholders and in a register to be designated by the FCA Board of Directors for such purpose if they are not shareholders, irrespective of whether they will have these rights at the date of the meeting.

In addition to the record date, the notice of the meeting shall further state the manner in which shareholders and other parties with meeting rights may have themselves registered and the manner in which those rights may be exercised.

Accordingly, following the Merger, a longer period of time will elapse from the record date to the date of the meeting (28 days) than is currently the case for Fiat shareholders.

According to the FCA Articles of Association, shareholders and those permitted by law to attend the meetings may elect to be represented at any meeting by a proxy duly authorized in writing, provided they notify FCA in writing of their wish to be represented at such time and place as shall be stated in the notice of the meetings. The FCA Board of Directors may determine further rules concerning the deposit of the powers of attorney; these shall be mentioned in the notice of the meeting.

Pursuant to the FCA Articles of Association, the general meeting of shareholders shall be presided over by the Chairman or, in his absence, by the person chosen by the FCA Board of Directors to act as chairman for such meeting.

In connection with the Merger, FCA will issue special voting shares with a nominal value of €0.01 per share, to Fiat shareholders who are eligible and elect to receive such special voting shares upon closing of the Merger in addition to FCA common shares. The special voting shares cannot be traded and they have only minimal economic entitlements. However, they carry one vote per share as do FCA common shares. See “The FCA Shares, Articles of Association and Terms and Conditions of the Special Voting Shares.”

Provisions Applicable to Holders of Fiat Ordinary Shares	Provisions Applicable to Holders of FCA Common Shares
In order to be validly held, the general meeting requires the attendance of shareholders representing at least 50 percent of the voting capital on the first call, while no quorum is required on second call or on single call. On both first and second call, as well as on single call, resolutions are passed by a simple majority of the votes cast, save for the resolutions concerning the appointment of the members of the Board of Directors and of the board of statutory auditors, in which case a slate system applies. See “—Board of Directors–Election–Removal–Vacancies.” Every share shall confer the right to cast one vote.	All resolutions shall be passed with an absolute majority of the votes validly cast, unless otherwise specified in the FCA Articles of Association or provided by Dutch law. See below “—Extraordinary Shareholders’ Meetings/Supermajority Matters” and “—Amendment to By-laws / Articles of Association / Increases in Share Capital/Capital Reduction”.

Extraordinary Shareholders’ Meetings / Supermajority Matters

Extraordinary shareholders’ meetings are required to vote on all amendments of Fiat’s By-laws, including capital increases, transfer of Fiat’s registered office abroad, changes in the corporate purposes and all other matters referred to it by Italian law such as the liquidation or winding-up of the company as well as mergers and demergers.

In order to be validly approved, resolutions pertaining to the above matters require the attendance of shareholders representing at least 50 percent of the ordinary share capital on first call, more than one-third on second call and at least one-fifth on any subsequent calls or in the event of a unique call, and the affirmative vote of holders of at least two-thirds of the Fiat share capital participating in the vote on the resolution.

According to the FCA Articles of Association, a resolution adopted with a majority of at least two-thirds of the votes cast is, inter alia, required to approve reduction of the issued share capital and to limit or exclude pre-emptive rights or to grant to the Board of Directors the power to do so, if in the general meeting less than one-half of the issued share capital is represented. Under Dutch law, if less than one-half of the issued share capital is represented, a resolution to enter into a legal merger or legal demerger will need to be adopted with a majority of two-thirds of the votes cast.

Accordingly, following the Merger, different supermajorities will be required to adopt certain extraordinary resolutions compared to those required under Italian law with respect to Fiat.

Notice of Shareholders’ Meetings

Under Italian law and Fiat’s By-laws, a written notice calling a shareholders’ meeting indicating the time, place and agenda of the meeting must be published in a national newspaper and on Fiat’s website not less than 30 days before the date scheduled for the meeting.

For general meetings called to appoint, by means of the “voting lists” mechanism, the members of the Board of Directors and Board of Statutory Auditors, the notice of call shall be published at least 40 days prior to the date of the general meeting.

For extraordinary shareholders’ meetings called to resolve upon the decrease of the share capital under Articles 2446, 2447 and 2448 of the Italian Civil Code, the notice of call shall be published at least 21 days prior to the date of the extraordinary shareholders’ meeting in accordance with the modalities mentioned above.

A general meeting of shareholders may be called by the FCA Board of Directors, the chairman or co-chairman of the FCA Board of Directors, the Senior Independent Board Member or the chief executive officer, in such manner as is required to comply with the law and the applicable stock exchange regulations, not later than on the 42nd day prior to the meeting. All convocations of meetings of shareholders and all announcements, notifications and communications to shareholders and other persons entitled to attend a general meeting of shareholders shall be made by means of an announcement on FCA’s corporate website and such announcement shall remain accessible until the relevant general meeting of shareholders. Any communication to be addressed to the general meeting of shareholders by virtue of law or the FCA Articles of Association may be either included in the notice, referred to in the preceding sentence or, to the extent provided for in such notice,

Provisions Applicable to Holders of Fiat Ordinary Shares	Provisions Applicable to Holders of FCA Common Shares

posted on FCA’s corporate website and/or in a document made available for inspection at the office of the company and such other place(s) as the FCA Board of Directors shall determine. Further, convocations of meetings of shareholders may be sent to shareholders and other persons entitled to attend general meetings of shareholders, through the use of an electronic means of communication to the address provided by such persons to FCA for this purpose.

The notice shall state the place, date and hour of the meeting and the agenda of the meeting or shall state that the shareholders and all other persons who shall have the statutory right to attend the meeting may inspect the same at the office of FCA and at such other place(s) as the FCA Board of Directors shall determine.

Accordingly, following the Merger, a longer minimum period will be required to elapse between the date of convocation and the shareholders meeting than is currently applicable to Fiat shareholders.

Shareholders’ Right to Call a Shareholders’ Meeting

The directors must convene without delay a shareholders’ meeting if requested to do so by shareholders representing at least five percent of the share capital of Fiat, indicating the agenda of the meeting (provided that the shareholders may only request the call of those meetings in relation to which a directors’ proposal is not necessary under Italian law or a plan or report is not to be mandatorily drafted by the directors).

Should the shareholders’ meeting not be called by the directors or the board of statutory auditors in case of failure by the directors, the shareholders’ meeting may be convened by the competent Court where the failure to call said shareholders’ meeting is not properly justified.

Shareholders representing at least 2.5 percent of the share capital of Fiat may request to add items on the agenda within ten days of the publication of the notice of call of the shareholders’ meeting (or five days in the event that the shareholders’ meeting is called to resolve upon the decrease of the share capital).

The FCA Board of Directors shall have the obligation to call a general meeting of shareholders, if one or more of those having the right to vote who hold, as between them, at least ten percent of the issued share capital make a request in writing to the board to that effect, stating the matters to be dealt with.

If the FCA Board of Directors fails to call a meeting, then such shareholders may, on their application, be authorized by the interim provisions judge of the court to convene a general meeting of shareholders. The interim provisions judge shall reject the application if he is not satisfied that the applicants have previously requested the FCA Board of Directors in writing, stating the exact subjects to be discussed, to convene a general meeting of shareholders.

Accordingly, following the Merger, a higher threshold will be required for exercising the right to call the shareholders’ meeting than is currently applicable to Fiat shareholders.

Provisions Applicable to Holders of Fiat Ordinary Shares	Provisions Applicable to Holders of FCA Common Shares

Proxy solicitation

Under Italian law, Fiat, one or more of its shareholders or any other eligible person can solicit other shareholders’ proxies. Solicitation of proxies must be made through the publication of a prospectus and a proxy form; the relevant notice must be published on Fiat’s website and must also be disclosed to CONSOB, Borsa Italiana S.p.A. and Monte Titoli S.p.A.

Proxies must be dated, signed and indicate the voting instructions. The voting instructions can also be referred exclusively to certain items on the agenda. Proxies so granted can be revoked until one day prior to the shareholders’ meeting. Proxies can only be given for one single, already convened, shareholders’ meeting but remain valid for the subsequent dates of the same shareholders’ meeting.

Under Dutch law, there is no regulatory regime for the solicitation of proxies. Solicitation of proxies is an ad hoc process, generally dealt with by an outside firm.

Amendment to By-laws / Articles of Association / Increases in Share Capital / Capital Reduction

Under Italian law, amendments to the by-laws of a joint stock company (including increases in share capital and capital reduction) may be resolved at any time by the shareholders at an extraordinary shareholders’ meeting. See “—Extraordinary Shareholders’ Meetings/Supermajority Matters” for the required quorums and voting thresholds.

A resolution to amend the FCA Articles of Association can only be passed by a general meeting of shareholders pursuant to a prior proposal of the FCA Board of Directors. A majority of at least two-thirds of the votes cast shall be required if less than one half of the issued capital is represented at the meeting. Accordingly, following the Merger, a different supermajority will be required to amend the articles of association compared to that applicable for Fiat shareholders: an absolute majority of the votes validly cast if more than 50 percent is represented compared to the previously required 50 percent of the ordinary share capital on first call, more than one-third on second call and at least one-fifth on any subsequent calls.

Under Dutch law and the FCA Articles of Association, when a proposal to amend the FCA Articles of Association is to be dealt with, a copy of that proposal shall be made available for inspection to the shareholders and others who are permitted by law to attend the meeting, at the office of FCA, as from the day the general meeting of shareholders is called until after the close of that meeting.

The general meeting of shareholders or alternatively the FCA Board of Directors, if it has been designated to do so by the FCA Articles of Association or the general meeting of shareholders, shall have authority to resolve on any further issue of shares. The FCA

Provisions Applicable to Holders of Fiat Ordinary Shares	Provisions Applicable to Holders of FCA Common Shares
Board of Directors will be designated by the FCA Articles of Association as the competent body to issue FCA common shares and FCA special voting shares for an initial period of five years which may be extended by the general meeting of shareholders with additional consecutive periods of up to a maximum of five years each.

The general meeting of shareholders shall have power to pass a resolution to reduce the issued share capital by the cancellation of shares or by reducing the amount of the shares by means of an amendment to the FCA Articles of Association. The shares to which such resolution relates shall be stated in the resolution and it shall also be stated therein how the resolution shall be implemented.

For a resolution to reduce the share capital, a majority of at least two-thirds of the votes cast shall be required, if less than one-half of the issued capital is represented at the meeting.

Pre-emptive Rights

Under Italian law, an existing shareholder in a joint stock company has a preemptive right for any issue of shares by such company or debt convertible into shares in proportion to the shares held by such shareholder at the time of the issuance, with the exception summarized below.

Under Italian law, shareholders of listed companies may exercise their pre-emptive rights for a period of at least 15 days after the registration of the relevant minutes with the competent Register of Enterprises.

Existing shareholders are not entitled to preemptive rights with respect to newly issued shares to be paid for by contribution in kind. Preemptive rights can also be excluded in case Fiat’s interest requires such exclusion. In both cases, the reasons for the exclusion must be adequately illustrated by a report of the Board of Directors.

In the event of an issue of shares of any class every holder of shares of that class shall have pre-emptive rights with regard to the shares to be issued of that class in proportion to the aggregate amount of his shares of that class, provided however that no such pre-emptive rights shall exist in respect of shares to be issued to employees of FCA pursuant to any stock option plan of FCA.

In the event of an issuance of special voting shares to Qualifying Shareholders, shareholders shall not have any right of pre-emption.

Pre-emptive rights may be exercised during at least two weeks after the announcement.

Pre-emptive rights may be limited or excluded by resolution of the general meeting of shareholders or resolution of the FCA Board of Directors if it has been designated to do so by the FCA Articles of Association or the general meeting of shareholders provided the FCA Board of Directors has also been authorized to resolve on the issue of shares of the

Provisions Applicable to Holders of Fiat Ordinary Shares	Provisions Applicable to Holders of FCA Common Shares

In addition, the by-laws of listed companies can exclude preemptive rights with respect to newly issued shares for an amount up to a maximum of ten percent of the existing share capital.

Finally, the preemptive rights may be excluded up to a maximum of 25 percent of the newly issued shares if these shares are offered to Fiat’s employees or to the employees of its subsidiaries or parent company.

company. In the proposal to the general meeting of shareholders in respect thereof, the reasons for the proposal and the choice of the intended price of issue shall be explained in writing.

For a period of five years the FCA Articles of Association authorizes the FCA Board of Directors and not the General Meeting to issue FCA common shares and special voting shares and to limit or exclude pre-emptive rights in respect of the issuance of FCA common shares or rights to acquire FCA common shares.

The preemptive rights can also be exercised by the holders of debt convertible into shares of Fiat on the basis of the relevant exchange ratio.	Following the Merger, the pre-emptive rights will be capable of being limited or excluded whenever an appropriate resolution of the FCA Board of Directors is passed and not only in certain specific cases provided by the law, as is the case for Fiat currently.

Approval of the Financial Statements

Under Italian law, the yearly financial statement of a joint stock company that prepares consolidated financial statements must be approved by the shareholders at an ordinary shareholders’ meeting to be held no later than 180 days following the end of the relevant fiscal year. See “—Shareholders’ Meetings – Voting Rights and Quorum.”

The FCA Board of Directors shall annually close the books of FCA as at the last day of every financial year and shall within four months thereafter draw up annual accounts consisting of a balance sheet, a profit and loss account and explanatory notes. Within such four month period the FCA Board of Directors shall publish the annual accounts, including the accountant’s certificate, the annual report and any other information that would need to be made public in accordance with the applicable provisions of law and the requirements of any stock exchange on which FCA common shares are listed.

According to Section 2:394 of the Dutch Civil Code, such in conjunction with the Dutch Financial Supervision Act (Wet op het financieel toezicht), the annual accounts, annual report and other documents referred to in Section 2:392 of the Dutch Civil Code must be sent to the AFM within five days after adoption of the annual accounts. The AFM will file the annual accounts with the Dutch trade register within three days upon receipt.

If justified by the activity of FCA or the international structure of its Group as determined by the FCA Board of Directors, FCA’s annual accounts or its consolidated accounts may be prepared in a foreign currency.

Provisions Applicable to Holders of Fiat Ordinary Shares	Provisions Applicable to Holders of FCA Common Shares

Dividend and Liquidation Rights

Under Italian law, Fiat may pay dividends out of the net profits recorded in the company’s audited and approved financial statements for the preceding fiscal year or out of its distributable legal reserves. The dividend distribution must be approved by the general meeting approving the company’s yearly financial statements.

Distributions may not be made if the distribution would reduce shareholders’ equity below the sum of the paid–up capital and any reserves required by Italian law or Fiat By-laws.

Dutch law provides that, subject to certain exceptions, dividends may only be paid out of profits as shown in the FCA annual financial statements as adopted by the general meeting of shareholders.

Distributions may not be made if the distribution would reduce shareholders’ equity below the sum of the paid–up capital and any reserves required by Dutch law or the FCA Articles of Association.

According to Fiat By-laws, net profit reported in the annual financial statements shall be allocated as follows:

•      to the legal reserve, five percent of net profit until the amount of such reserve is equivalent to one-fifth of share capital;

•      further allocations to the legal reserve, allocations to the extraordinary reserve, retained profit reserve and/or other allocations that shareholders may approve; and

•      to each share, distribution of any remaining profit that shareholders may approve.

The Board of Directors may authorize the payment of interim dividends during the year. Any dividends unclaimed within five years of the date they become payable shall be forfeited and shall revert to the company.

According to the FCA Articles of Association, FCA shall maintain a separate capital reserve for the purpose of facilitating any issuance or cancellation of special voting shares. The special voting shares shall not carry any entitlement to the balance of the special capital reserve. The FCA Board of Directors shall be authorized to resolve upon any distribution or allocation of the special capital reserve.

FCA shall maintain a separate dividend reserve for the special voting shares. The special voting shares shall not carry any entitlement to any other reserve of FCA.

From the profits, shown in the annual accounts, as adopted, such amounts shall be reserved as the FCA Board of Directors may determine.

The profits remaining thereafter shall first be applied to allocate and add to the special voting shares dividend reserve an amount equal to one percent of the aggregate nominal amount of all outstanding special voting shares. The special voting shares shall not carry any other entitlement to the profits.

Any profits remaining thereafter shall be at the disposal of the general meeting of shareholders for distribution of dividends on the FCA common shares only, subject to the provisions below.

Subject to a prior proposal of the FCA Board of Directors, the general meeting of shareholders may declare and make distributions in U.S. dollars. Furthermore, subject to the approval of the general meeting of shareholders, the FCA Board of Directors may decide that a distribution shall be made in the form of shares or that shareholders shall be given the option to receive a distribution either in cash or in the form of shares.

Provisions Applicable to Holders of Fiat Ordinary Shares	Provisions Applicable to Holders of FCA Common Shares

Under Italian law, and subject to satisfaction of the claims of all other creditors, shareholders are entitled to a distribution of Fiat’s remaining liquidated assets in proportion to the nominal value of the shares they hold in Fiat’s capital stock.

The FCA Board of Directors shall have the power to declare one or more interim dividends or other distributions, subject to certain conditions set forth in the FCA Articles of Association.

Dividends and other distributions shall be made payable in the manner and at such date(s)–within four weeks after declaration thereof–and notice thereof shall be given, as the general meeting of shareholders, or in the case of interim dividends, the FCA Board of Directors shall determine.

Dividends and other distributions of profit, which have not been collected within five years and one day after the same have become payable, shall become the property of FCA.

According to the FCA Articles of Association, whatever remains of FCA’s equity after all its debts have been discharged:

•      shall first be applied to distribute the aggregate balance of share premium reserves and other reserves of FCA to the holders of FCA common shares in proportion to the aggregate nominal value of the FCA common shares held by each of them;

•      secondly, from any balance remaining, an amount equal to the aggregate amount of the nominal value of the FCA common shares will be distributed to the holders of FCA common shares in proportion to the aggregate nominal value of FCA common shares held by each of them;

•      thirdly, from any balance remaining, an amount equal to the aggregate amount of the special voting shares dividend reserve will be distributed to the holders of special voting shares in proportion to the aggregate nominal value of the special voting shares held by each of them;

•      fourthly, from any balance remaining, the aggregate amount of the nominal value of the special voting shares will be distributed to the holders of special voting shares in proportion to the aggregate nominal value of the special voting shares held by each of them; and

•      lastly, the balance remaining will be distributed to the holders of FCA common shares in proportion to the aggregate nominal value of FCA common shares held by each of them.

Provisions Applicable to Holders of Fiat Ordinary Shares	Provisions Applicable to Holders of FCA Common Shares

Cash Exit Rights / Appraisal Rights

Under Italian law, shareholders of Italian joint stock companies are entitled to exercise cash exit rights whenever a resolution is adopted at a shareholders’ meeting with respect to, inter alia:

•      a change in the business purpose of the company;

•      a change in the legal form of the company;

•      the transfer of the registered office of the company outside of Italy;

•      revocation of the winding-up of the company;

•      change of the corporate and economic rights attached to the shares as provided for in the by-laws; or

•      a merger in which the shareholders of a listed company receive shares which are not listed on a regulated stock market in Italy.

Cash exit rights can be exercised for all or part of the shares held by the relevant shareholder.

In order to validly exercise their cash exit rights, shareholders entitled to do so must send notice thereof to Fiat by registered mail within 15 days after the publication in the Companies’ Register of the resolution approved at the relevant meeting of shareholders.

The shares with respect to which cash exit rights are being exercised cannot be sold by the relevant shareholder and must be deposited with Fiat (or the relevant intermediary).

Shareholders of FCA will have no appraisal rights and/or cash exit rights, as Dutch law does not recognize this concept (other than in the context of a cross-border merger whereby FCA would be the entity ceasing to exist).

Rights to Inspect Corporate Books and Records

Under Italian law, any shareholder, in person or through an agent, may inspect Fiat’s shareholders’ ledger and the minutes of shareholders’ meetings at any time and may request a copy of the same at his or her own expense.	Under Dutch law, the annual accounts of a company are submitted to the general meeting of shareholders for their adoption. Shareholders have the right to obtain a copy of any proposal to amend the FCA Articles of Association at the same time as meeting notices referring to such proposals are published (See above “—Amendment to By-laws / Articles of Association / Increases in Share Capital / Capital Reduction”). Under Dutch law, the shareholders’ register is available for inspection by the shareholder.

Provisions Applicable to Holders of Fiat Ordinary Shares	Provisions Applicable to Holders of FCA Common Shares

Purchase of Treasury Shares

Under Italian law, the purchase of treasury shares must be authorized by the shareholders at any ordinary meeting and only paid out of retained earnings or distributable reserves remaining from the last approved unconsolidated financial statements and provided, in any case, that all shares are fully paid-in.

The nominal value of the treasury shares (to be repurchased, together with any shares previously held) by Fiat or any of its subsidiaries, may not exceed in aggregate 20 percent of Fiat’s share capital then issued and outstanding.

Treasury shares may only be sold or disposed of in any manner pursuant to a shareholders’ resolution. Fiat is not entitled to vote or to receive dividends on the shares it owns. Neither Fiat (except in limited circumstances) nor any of its subsidiaries can subscribe for new shares in the case of capital increases. Shares owned by its subsidiaries are not entitled to voting rights but are entitled to receive dividends. Shares owned by Fiat and its subsidiaries are considered at shareholders’ meetings for quorum purposes.

For listed companies, as Fiat, the purchase of its own treasury shares and the purchase of shares of a listed company by its subsidiaries must take place in a manner that ensures the equality of treatment among shareholders (e.g., on the market or through a voluntary tender offer addressed to all shareholders).

According to the FCA Articles of Association, FCA has the authority to acquire fully paid-up shares in its own share capital, provided that such acquisition is made for no consideration. It shall have authority to acquire fully paid-up shares in its own capital for consideration if:

a.              the general meeting of shareholders has authorized the board of directors to make such acquisition – which authorization shall be valid for no more than eighteen months – and has specified the number of shares which may be acquired, the manner in which they may be acquired and the limits within which the price must be set;

b.              FCA’s equity, after deduction of the acquisition price of the relevant shares, is not less than the sum of the paid-up portion of the share capital and the reserves that have to be maintained by provision of law; and

c.              the aggregate par value of the shares to be acquired and the shares in its share capital FCA already holds, holds as pledgee or are held by a subsidiary company, does not amount to more than one-half of the aggregate par value of the issued share capital.

FCA’s equity as shown in the last confirmed and adopted balance sheet, after deduction of the acquisition price for shares in the share capital of FCA, the amount of the loans as referred to in Article 2:98c of the Dutch Civil Code and distributions from profits or reserves to any other persons that became due by the company and its subsidiary companies after the date of the balance sheet, shall be decisive for purposes of items b) and c) above. If no annual accounts have been confirmed and adopted when more than six months have expired after the end of any financial year, then an acquisition by virtue of this paragraph shall not be allowed.

Class Action, Shareholder Derivative Suits and Other Minority Shareholders’ Rights

The Italian code of consumers provides for the possibility for consumers’ associations to start a class action for the protection of collective interests. Single	In the event a third party is liable to FCA, only FCA itself can bring a civil action against that party. Individual shareholders do not have the right to bring

Provisions Applicable to Holders of Fiat Ordinary Shares	Provisions Applicable to Holders of FCA Common Shares

consumers may adhere to a class action suit that has already been initiated by the association. While it is possible to pursue compensation for the breach of consumer contracts, it is not possible to claim punitive damages.

With respect to minority shareholders’ rights, shareholders representing at least 2.5 percent of the share capital of Italian listed companies may bring a liability claim (on behalf of the company) against the directors for breach of their duties towards the company.

The shareholders promoting such claim appoint a representative to lead the action and perform all necessary ancillary activities.

If the action is successful, damages granted inure to the exclusive benefit of the company. The company must reimburse the shareholders, who initiated the action, for the costs and expenses related to the action.

Any shareholder representing 1/1000 of the voting share capital of an Italian listed company may also challenge any resolution of the Board of Directors within 90 days of such resolution being passed, if the resolution is prejudicial to the shareholder’s rights.

Any shareholder representing 1/1000 of the voting share capital may challenge any shareholders’ meeting resolution that contravenes provisions of the By-laws or applicable law, if (i) the resolution was adopted at a shareholders’ meeting not attended by such shareholder, (ii) the shareholder dissented, (iii) the shareholder abstained from voting, or (iv) the shareholder purchased the shares between the record date and the beginning of the meeting.

an action on behalf of the company. Only in the event that the cause for the liability of a third party to the company also constitutes a tortious act directly against a shareholder, does that shareholder have an individual action against such third party in its own name. The Dutch Civil Code provides for the possibility to initiate such actions collectively. A foundation or association whose objective is to protect the rights of a group of persons having similar interests can alternatively institute a collective action. Such collective action can only result in a declaratory judgment. In order to obtain compensation for damages, the foundation or association and the defendant may reach, often on the basis of such declaratory judgment, a settlement. A Dutch court may declare the settlement agreement binding upon all the injured parties with an opt-out choice for an individual injured party.

In the event a director is liable to the company (e.g., for breach of fiduciary duties towards the company) only FCA itself can bring a civil action against that director. Individual shareholders do not have the right to bring an action against the director.

Shareholders representing shares with a value of at least €20,000,000 may request the Dutch Enterprise Chamber of the Court of Appeal of Amsterdam to investigate the policy and/or overall activities of the company (over a certain period of time) on the basis that there are valid grounds to question the policy as conducted by the company. The Enterprise Chamber may order an investigation and grant other measures to remedy the alleged mismanagement, including replacement of directors, suspension of voting rights and annulment of corporate resolutions.

Board of Directors-Election-Removal-Vacancies

Fiat is managed by a Board of Directors consisting of a number varying from nine to fifteen members, as determined by the shareholders in a General Meeting.

FCA shall have a board of directors, consisting of three or more members, comprising both members having responsibility for the day-to-day management of FCA (executive directors) and members not having such day-to-day responsibility (non-executive directors). The majority of the members of the FCA Board of Directors shall consist of non-executive directors.

The chairman of the FCA Board of Directors as referred to by law shall be a non-executive director with the title Chairman. The FCA Board of Directors

Provisions Applicable to Holders of Fiat Ordinary Shares	Provisions Applicable to Holders of FCA Common Shares

Under Italian law the directors are appointed for a period of no more than three years, the third year expiring on the day of the general meeting of shareholders approving the yearly financial statements relevant for the last financial year of their office.

The current board is comprised of 9 directors.

The Board of Directors is appointed through a voting-list mechanism to ensure election of directors designated by minority shareholders in accordance with Italian law.

Directors can be removed from office at any time by the general meeting. Directors removed without cause before the end of their term may claim damages resulting from their removal from office. The Board of Directors shall include at least two directors qualifying as “independent directors” pursuant to applicable laws and regulations and a number of directors (currently at least one-fifth of the directors) belonging to the less represented gender.

Vacancies on the Board of Directors are filled by a majority vote of the remaining directors (with a resolution approved by the board of statutory auditors) and confirmed/replaced by a resolution adopted by the general meeting. Directors so appointed remain in office for the remaining part of the relevant term. The appointment, revocation, expiration of the term of office or replacement of Directors is governed by the applicable laws. According to Fiat By-Laws, if as a result of resignations or other reasons the majority of the Directors elected by Shareholders is no longer in office, the term of office of the entire Board of Directors will be deemed to have expired, and a general meeting of shareholders will be convened on an urgent basis by the Directors still in office for the purpose of electing a new Board of Directors.

may grant titles to directors, including—without limitation—the titles of co-chairman, vice chairman, chief executive officer, Senior Independent Board Member, president or vice-president.

The term of office of all directors will be for a period of approximately four years after appointment, such period expiring on the day the first annual general meeting of shareholders is held in the calendar year that the term of the appointment expires (or such shorter period as included in the resolutions of the General Meeting appointing the relevant director). Each director may be reappointed at any subsequent general meeting of shareholders.

Following the Merger, the terms of appointment of directors will be reduced from three years to approximately one year.

The current FCA Board of Directors is comprised of three directors. FCA has not yet determined the number of directors that will constitute the FCA Board of Directors upon closing of the Merger.

The general meeting of shareholders appoints the directors and has at all times the power to suspend or to dismiss any of the directors.

Following the Merger, the directors of FCA will not be appointed through a voting-list mechanism as is currently the case for Fiat.

If the office(s) of one or more directors is vacated or if one or more directors be otherwise unavailable, the remaining directors or the remaining director shall temporarily be vested with the entire management, provided, however, that in such event the FCA Board of Directors shall have the power to designate one or more persons to be temporarily entrusted with the co-management of FCA.

If the offices of all directors be vacated or if all directors be otherwise unable to act, the management shall temporarily be vested in the person or persons whom the general meeting of shareholders shall every year appoint for that purpose.

Under Dutch law and the FCA Articles of Association, all resolutions shall be adopted by the favorable vote of the majority of the directors present or represented at the meeting. Each director shall have one vote.

Provisions Applicable to Holders of Fiat Ordinary Shares	Provisions Applicable to Holders of FCA Common Shares
Under Italian law and the Fiat By-laws, the Board of Directors is validly convened with the presence of at least the majority of the directors in office and acts by the majority of those present. In case of deadlock, the chairman of the meeting has the deciding vote.	Pursuant to the FCA Articles of Association, the FCA Board of Directors is authorized to adopt resolutions without convening a meeting if all directors shall have expressed their opinions in writing, unless one or more directors shall object in writing to the resolution being adopted in this way prior to the adoption of the resolution. A resolution shall in this case be adopted if the majority of all directors shall have expressed themselves in favor of the resolution concerned.

Board of Directors – Powers and Duties

Under the Fiat By-laws, the Board of Directors is vested with the fullest powers for ordinary and extraordinary management without exclusion or exception other than those acts where the approval of shareholders is required by law.

The Board of Directors is also authorized to adopt resolutions relating to:

•      issuance of non-convertible bonds;

•      merger and demerger of companies, where specifically allowed by law;

•      establishment or closure of branch offices;

•      designation of Directors empowered to represent the company;

•      reduction of share capital in the event of shareholders exercising their cash exit;

•      amendment of the By-laws to reflect changes in the law; and

•      transfer of the company’s registered office to another location in Italy.

The Board of Directors, and any individual or bodies it may delegate, shall also have the power to carry out, without the requirement for specific shareholder approval, all acts and transactions necessary to defend against a public tender or exchange offer, from the time of the public announcement of the decision or obligation to make the offer until expiry or withdrawal of the offer itself.

Under the FCA Articles of Association, the FCA Board of Directors is in charge of the management of the company. However, the FCA Board of Directors shall require the approval of the general meeting of shareholders for resolutions concerning an important change in the company’s identity or character, including in any case:

•      the transfer to a third party of the business of the company or practically the entire business of the company;

•      the entry into or breaking off of any long-term cooperation of the company or a subsidiary with another legal entity or company or as a fully liable partner of a general partnership or limited partnership, where such entry into or breaking off is of far-reaching importance to the company; and

•      the acquisition or disposal by the company or a subsidiary of an interest in the capital of a company with a value of at least one-third of the company’s assets according to the consolidated balance sheet with explanatory notes included in the last adopted annual accounts of the company.

Provisions Applicable to Holders of Fiat Ordinary Shares	Provisions Applicable to Holders of FCA Common Shares

Board of Directors – Conflicts of Interest Transactions

Under Italian law, a director with a direct or indirect interest, which does not have to be necessarily conflicting, in a transaction contemplated by Fiat must inform the Board of Directors of any such conflict of interest in a comprehensive manner. If a managing director has a conflict of interest, he must refrain from executing the transaction and refer the relevant decision to the Board of Directors.	A director shall not take part in any vote on a subject or transaction in relation to which he has a conflict of interest with the company. If there is such a conflict of interest of all directors, the preceding sentence does not apply and the FCA Board of Directors shall maintain its authority to resolve upon the relevant matter.

If the Board of Directors approves the transaction, such decision must be duly motivated, in particular with regard to its economic rationale for the company.

In case the conflicted director has not informed the board of the conflict, the board has not motivated its decision, or such decision has been adopted with the decisive vote of an interested director, the relevant resolution, in case it may cause damage to the company, can be challenged in court by any of the directors who did not participate in the adoption of the resolution or by the statutory auditors of the company or by any of the directors (including those who participated in the adoption of the resolution) or by the statutory auditors of the company or by any of the directors (including those who participated in the adoption of the resolution) if the conflicted director did not inform the board of the existing conflict.

The challenge must be brought within 90 days from the date of the relevant resolution.

Conflicted directors are liable towards the company for damages deriving from any action or omission carried out breaching the above provisions.

Committee of Directors

Pursuant to the Fiat By-laws, the Board of Directors may establish an executive committee and/or other committees having specific functions and tasks, determining both the composition and procedures of such committees. More specifically, the Board of Directors has currently established a committee to supervise the Internal Control System and committees for the nomination and compensation of directors and senior executives with strategic responsibilities.	Pursuant to the FCA Articles of Association, the FCA Board of Directors shall have the power to appoint any committees, composed of directors and officers of the company.

Provisions Applicable to Holders of Fiat Ordinary Shares	Provisions Applicable to Holders of FCA Common Shares

Board of Directors – Liability

Under Italian law, directors must perform their duties with the care required by the nature of their office and their specific competences.

Directors are jointly and severally liable towards the company for damages resulting from breach of the duties of their office. Directors are also jointly liable if they have knowledge of facts that may be prejudicial to the company but have not implemented, to the extent possible, measures necessary to avoid or limit the effects of such facts.

Under Dutch law, the management of a company is a joint undertaking and each member of the Board of Directors can be held jointly and severally liable to FCA for damages in the event of improper or negligent performance of their duties.

An individual director is only exempted from liability if he proves that he cannot be held seriously culpable for the mismanagement and that he has not been negligent in seeking to prevent the consequences of the mismanagement. In this regard a director may, however, refer to the allocation of tasks between the directors.

Further, members of the Board of Directors can be held liable to third parties based on tort, pursuant to certain provisions of the Dutch Civil Code.

The company may initiate a liability claim against its own directors with the approval of the general meeting of the company or a resolution of the board of statutory auditors approved with a two-thirds majority of its members. The liability claim can be waived or settled, provided the waiver or settlement is authorized by the general meeting. Such authorization is deemed not granted in the event that shareholders representing at least five percent of the company’s share capital vote against the authorization.

Directors may also be held liable vis-à-vis shareholders or company’s creditors in the event of an act prejudicial to the company’s shareholders or in the event of any act prejudicial to the company’s assets, respectively.

Rights of Directors and Officers to Obtain Indemnification

Italian law and national collective bargaining agreements provide that Fiat will reimburse its executives for legal expenses incurred in defending against criminal prosecution, provided that such prosecution is related to actions taken by the executive in the performance of his duties to Fiat. This rule does not apply to instances of intentional misconduct or gross negligence.

The concept of indemnification of directors of a company for liabilities arising from their actions as members of the board as an executive or non-executive director is, in principle, accepted in the Netherlands.

Under the FCA Articles of Association, FCA is required to indemnify its directors, officers, former directors, former officers and any person who may have served at FCA’s request as a director or officer of another company in which FCA owns shares or of which FCA is a creditor who were or are made a party

Provisions Applicable to Holders of Fiat Ordinary Shares	Provisions Applicable to Holders of FCA Common Shares

or are threatened to be made a party or are involved in, any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative or investigative (each a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, against any and all liabilities, damages, reasonable and documented expenses (including reasonably incurred and substantiated attorney’s fees), financial effects of judgments, fines, penalties (including excise and similar taxes and punitive damages) and amounts paid in settlement in connection with such Proceeding by any of them. Notwithstanding the above, no indemnification shall be made in respect of any claim, issue or matter as to which any of the above-mentioned indemnified persons shall be adjudged to be liable for gross negligence or wilful misconduct in the performance of such person’s duty to FCA. This indemnification by FCA is not exclusive of any other rights to which those indemnified may be entitled otherwise.

Mandatory Public Offerings

Under Italian law, defense measures can only be adopted by Italian companies listed on an Italian or EU regulated market if approved by a shareholders’ meeting, unless the By-laws provides otherwise.

The Fiat By-laws set forth that the Board of Directors, and any individual or bodies it may delegate, has the power to carry out, without the requirement for specific shareholder approval, all acts and transactions necessary to defend against a public tender or exchange offer, from the time of the public announcement of the decision or obligation to make the offer until expiry or withdrawal of the offer itself.

Under Dutch law, any person, acting alone or in concert with others, who, directly or indirectly, acquires 30 percent or more of voting rights in a company listed on a Dutch or EU regulated market will be obliged to launch a public offer for all outstanding shares in the company’s share capital.

An exception is made for shareholders who, whether alone or acting in concert with others, have an interest of at least 30 percent of the company’s voting rights before the shares are first admitted to trading on the MTA and who still have such an interest after such first admittance to trading. It is expected that immediately after the first admittance to trading of the shares on MTA, Exor will hold more than 30 percent of FCA’s voting rights. It is, therefore, expected that Exor’s interest in FCA will be grandfathered and that the exception will apply to it upon such first admittance and will continue to apply to it for as long as its holding of shares will represent over 30 percent of FCA’s voting rights.

LEGAL MATTERS

The validity of the FCA shares to be issued pursuant to the Merger will be passed upon by Loyens & Loeff N.V., which has advised Fiat and FCA as to certain Dutch law matters. Legance Avvocati Associati has advised Fiat and FCA as to certain Italian law matters. Sullivan & Cromwell LLP has advised Fiat and FCA as to certain U.S. legal matters.

EXPERTS

The Annual Consolidated Financial Statements of Fiat as of December 31, 2013 and 2012 and for the years ended December 31, 2013 and 2012 included in this prospectus have been audited by Reconta Ernst & Young S.p.A., an independent registered public accounting firm, as set forth in their report thereon, which is included in this prospectus. The Annual Consolidated Financial Statements of Fiat have been included in this prospectus in reliance upon such report, given upon the authority of such firm as experts in accounting and auditing.

The consolidated income statement, consolidated statements of comprehensive income/(loss), cash flows, and changes in equity for the year ended December 31, 2011 included in this prospectus have been audited by Deloitte & Touche S.p.A., an independent registered public accounting firm, as stated in their report, which is included in this prospectus which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph regarding the adoption of IAS 19 revised and the retrospective application in the year ended December 31, 2011 and the adoption of IFRS 11, which application was not applied to the consolidated income statement, consolidated statements of comprehensive income/(loss), cash flows, and changes in equity for the year ended December 31, 2011 in accordance with the transition guidance. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

ENFORCEMENT OF CIVIL LIABILITIES

FCA is a naamloze vennootschap organized under the laws of the Netherlands with its corporate seat in the Netherlands and with its principal executive office located in the U.K. A majority of its directors and senior management, and some of the experts named in this prospectus, currently reside outside the U.S. All or a substantial portion of the assets of these individuals are located outside the U.S. As a result, it may not be possible for you to effect service of process within the U.S. upon non-U.S. resident directors or upon FCA, or it may be difficult to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. securities laws against Fiat.

The Netherlands

Judgments of U.S. courts are not enforceable in the Netherlands. Under current practice, however, a Dutch court will generally uphold and consider as conclusive evidence a final and conclusive judgment for the payment of money rendered by a U.S. court and not rendered by default, provided that the Dutch court finds that:

•	the jurisdiction of the U.S. court has been based on grounds that are internationally acceptable;

•	the final judgment results from proceedings compatible with Dutch concepts of due process;

•	the final judgment does not contravene public policy of the Netherlands; and

•	the final judgment has not been rendered in proceedings of a penal, revenue or other public law nature.

If a Dutch court upholds and regards as conclusive evidence the final judgment, that court generally will grant the same judgment without litigating again on the merits.

Shareholders may originate actions in the Netherlands based upon applicable Dutch laws.

In the event that a third party is liable to FCA, only FCA itself can bring civil action against that party. The individual shareholders do not have the right to bring an action on behalf of FCA. Only in the event that the cause for the liability of a third party to FCA also constitutes a tortious act directly against a shareholder does that shareholder have an individual right of action against such third party in its own name. The Dutch Civil Code does provide for the possibility to initiate such actions collectively. A foundation or an association whose objective is to protect the rights of a group of persons having similar interests can institute a collective action. The collective action itself cannot result in an order for payment of monetary damages but may only result in a declaratory judgment (verklaring voor recht). In order to obtain compensation for damages, the foundation or association and the defendant may reach – often on the basis of such declaratory judgment – a settlement. A Dutch court may declare the settlement agreement binding upon all the injured parties with an opt out choice for an individual injured party. An individual injured party may also itself institute a civil claim for damages.

Italy

Judgments of U.S. courts may be enforceable in Italy. Final enforceable and conclusive judgments rendered by U.S. courts, even if obtained by default, may not require retrial and will be enforceable in the Republic of Italy, provided that pursuant to article 64 of Italian Law No. 218 of May 31, 1995 (riforma del sistema italiano di diritto internazionale privato), the following conditions are met:

•	the U.S. court which rendered the final judgment had jurisdiction according to Italian law principles of jurisdiction;

•	the relevant summons and complaint was appropriately served on the defendants in accordance with U.S. law and during the proceedings the essential rights of the defendants have not been violated;

•	the parties to the proceeding appeared before the court in accordance with U.S. law or, in the event of default by the defendants, the U.S. court declared such default in accordance with U.S. law;

•	there is no conflicting final judgment previously rendered by an Italian court;

•	there is no action pending in the Republic of Italy among the same parties and arising from the same facts and circumstances which commenced prior to the action in the United States; and

•	the provisions of such judgment would not violate Italian public policy. Italian courts may have jurisdiction on actions based on non-Italian law depending on the nature of the claims brought by the relevant shareholder and subject to the requirements set forth under the Council Regulations (EC) no. 66/2001 of 22 December 2000 on jurisdiction and the recognition and enforcement of judgements in civil and commercial matters.

Italian shareholders should seek advice from their own counsel based on the applicable circumstances.

England

The U.S. and England currently do not have a treaty providing for the reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Consequently, a final judgment for payment rendered by any federal or state court in the U.S. based on civil liability, whether or not predicated solely upon U.S. federal securities laws, would not automatically be enforceable in England. In order to enforce any U.S. judgment in England, proceedings must be initiated by way of common law action before a court of competent jurisdiction in England. In a common law action, an English court generally will not reinvestigate the merits of the original matter decided by a U.S. court and may order summary judgment on the basis that there is no arguable defense to the claim for payment. The entry of an enforcement order by an English court is conditional, among other things, upon the following:

•	the U.S. court having had jurisdiction over the original proceeding according to English conflict of laws principles;

•	the judgment being final and conclusive on the merits and being for a debt or a definite sum of money;

•	the judgment not contravening English public policy;

•	the judgment being not for a sum payable in respect of taxes or other charges of a like nature, or in respect of a fine or penalty;

•	the judgment is not arrived at by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damage sustained; and

•	the judgment having not been obtained by fraud or in breach of the principles of natural justice.

Enforcement proceedings would normally have to be required to be commenced within six years of the date of the judgment. In addition, it is questionable whether an English court would accept jurisdiction and impose civil liability if proceedings were commenced in England predicated solely upon U.S. federal securities law.

FCA may comply with a U.S. judgment voluntarily, but, if it were not to do so, you would have to apply to a Dutch, Italian or English court for an original judgment. Consequently, it could prove difficult to enforce civil liabilities solely based on U.S. securities law in the Netherlands, Italy or England. In addition, awards of punitive damages in actions brought in the United States or elsewhere may not be enforceable in the Netherlands, Italy or England.

FIAT S.p.A.

INTERIM CONSOLIDATED INCOME STATEMENT

for the three months ended March 31, 2014 and 2013

		For the three months ended March 31,
	Note	2014	2013
		(€ million)
Net revenues	(1)	22,125	19,707
Cost of sales	(2)	19,237	16,951
Selling, general and administrative costs	(3)	1,662	1,623
Research and development costs	(4)	626	488
Other income/(expenses)		22	(14)
Result from investments:	(5)	33	23
Share of the profit and (loss) of equity method investees		24	16
Other income and (expenses) from investments		9	7
Gains on the disposal of investments		8	2
Restructuring costs/(income)	(6)	10	(2)
Other unusual income/(expenses)	(7)	(383)	(51)

EBIT		270	607

Net financial expenses	(8)	(493)	(443)

Profit/(loss) before taxes		(223)	164

Tax (income)/expenses	(9)	(50)	133

Profit/(loss) from continuing operations		(173)	31

Net profit/(loss)		(173)	31

Net profit/(loss) for the period attributable to:
Owners of the parent		(189)	(83)
Non-controlling interests		16	114

Basic and diluted loss per ordinary share (in €)	(10)	(0.155)	(0.068)

The accompanying notes are an integral part of the Interim Consolidated Financial Statements.

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INTERIM CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME/(LOSS)

for the three months ended March 31, 2014 and 2013

		For the three months ended March 31,
	Note	2014	2013
		(€ million)
Net profit/(loss) for the period (A)		(173)	31

Items that will never be reclassified to the Consolidated income statement:
Losses on remeasurements of defined benefit plans	(19)	(2)	-
Related tax impact	(19)	(1)	-

Total items that will never be reclassified to the Consolidated income statement (B1)		(3)	-

Items that may be reclassified to the Consolidated income statement:
Losses on cash flow hedging instruments	(19)	(57)	(20)
Gains on available-for-sale financial assets	(19)	5	6
Exchange differences on translating foreign operations	(19)	51	219
Share of Other comprehensive income/(loss) for equity method investees	(19)	(5)	9
Related tax impact	(19)	15	18

Total items that may be reclassified to the Consolidated income statement (B2)		9	232

Total Other comprehensive income, net of tax (B1)+(B2)=(B)		6	232

Total Comprehensive income/(loss) (A)+(B)		(167)	263

Total Comprehensive income/(loss) attributable to:
Owners of the parent		(257)	55
Non-controlling interests		90	208

The accompanying notes are an integral part of the Interim Consolidated Financial Statements.

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INTERIM CONSOLIDATED STATEMENT OF FINANCIAL POSITION

at March 31, 2014 and December 31, 2013

	Note	At March 31, 2014	At December 31, 2013
		(€ million)
Assets
Intangible assets	(11)	19,707	19,514
Goodwill and intangible assets with indefinite useful lives		12,443	12,440
Other intangible assets		7,264	7,074
Property, plant and equipment	(12)	23,303	23,233
Investments and other financial assets:	(13)	2,017	2,052
Investments accounted for using the equity method		1,354	1,388
Other investments and financial assets		663	664
Defined benefit plan assets		91	105
Deferred tax assets	(9)	3,184	2,903

Total Non-current assets		48,302	47,807

Inventories	(14)	11,116	10,278
Trade receivables	(15)	3,000	2,544
Receivables from financing activities	(15)	3,912	3,671
Current tax receivables	(15)	381	312
Other current assets	(15)	2,521	2,323
Current financial assets:		790	815
Current investments		36	35
Current securities		242	247
Other financial assets	(16)	512	533
Cash and cash equivalents	(17)	17,500	19,455

Total Current assets		39,220	39,398

Assets held for sale	(18)	1	9

Total Assets		87,523	87,214

Equity and liabilities
Equity:	(19)	9,713	12,584
Equity attributable to owners of the parent		9,386	8,326
Non-controlling interest		327	4,258
Provisions:	(20)	17,736	17,427
Employee benefits		8,294	8,326
Other provisions		9,442	9,101
Deferred tax liabilities	(9)	184	278
Debt	(21)	31,439	30,283
Other financial liabilities	(16)	181	137
Other current liabilities	(23)	9,824	8,963
Current tax payables		246	314
Trade payables	(22)	18,200	17,207
Liabilities held for sale	(18)	-	21

Total Equity and liabilities		87,523	87,214

The accompanying notes are an integral part of the Interim Consolidated Financial Statements.

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INTERIM CONSOLIDATED STATEMENT OF CASH FLOWS

for the three months ended March 31, 2014 and 2013

		For the three months ended March 31,
	Note	2014	2013
		(€ million)
Cash and cash equivalents at beginning of the period	(17)	19,455	17,666

Cash flows from/(used in) operating activities:
Net profit/(loss) for the period		(173)	31
Amortization and depreciation		1,168	1,066
Net (gains)/losses on disposal of tangible and intangible assets		2	(1)
Net (gains)/losses on disposal of investments		(8)	(2)
Other non-cash items	(26)	243	56
Dividends received		55	92
Change in provisions		384	(151)
Change in deferred taxes		(118)	(10)
Change in items due to buy-back commitments and GDP vehicles	(26)	53	(10)
Change in working capital	(26)	(210)	177

Total		1,396	1,248

Cash flows from/(used in) investing activities:
Investments in property, plant and equipment and intangible assets		(1,443)	(1,573)
Capital increases in joint ventures, associates and unconsolidated subsidiaries		(2)	(2)
Proceeds from the sale of tangible and intangible assets		17	8
Proceeds from disposal of other interests		7	2
Net change in receivables from financing activities		(211)	(260)
Change in current securities		9	40
Other changes		24	16

Total		(1,599)	(1,769)

Cash flows from/(used in) financing activities:
Issuance of bonds	(26)	3,011	1,250
Repayment of bonds		-	(1,000)
Issuance of other medium-term borrowings	(26)	1,840	512
Repayment of other medium-term borrowings	(26)	(3,892)	(406)
Net change in other financial payables and other financial assets/liabilities		107	207
Increase in share capital		1	-
Dividends paid		-	(1)
Distribution for certain tax obligation of the VEBA		(45)	-
Acquisition of non-controlling interests	(26)	(2,691)	-

Total		(1,669)	562

Translation exchange differences		(83)	321

Total change in cash and cash equivalents		(1,955)	362

Cash and cash equivalents at end of the period	(17)	17,500	18,028

The accompanying notes are an integral part of the Interim Consolidated Financial Statements.

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INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

for the three months ended March 31, 2014 and 2013

	Share capital	Treasury shares	Other reserves	Cash flow hedge reserve	Cumulative translation differences	Available- for-sale financial assets	Remeasure -ment of defined benefit plans	Cumulative share of OCI of equity method investees	Total equity attributable to owners of the parent	Non- controlling interests	Total
	(€ million)
At December 31, 2012	4,476	(259)	3,935	15	618	(17)	(2,541)	(40)	6,187	2,182	8,369

Changes for Q1 2013
Dividends distributed	-	-	-	-	-	-	-	-	-	(1)	(1)
Share-based payments	-	-	2	-	-	-	-	-	2	-	2
Net profit/(loss)	-	-	(83)	-	-	-	-	-	(83)	114	31
Other comprehensive income/ (loss)	-	-	-	(23)	146	6	-	9	138	94	232
Other changes	-	-	1	-	-	-	-	-	1	2	3

At March 31, 2013	4,476	(259)	3,855	(8)	764	(11)	(2,541)	(31)	6,245	2,391	8,636

	Share capital	Treasury shares	Other reserves	Cash flow hedge reserve	Cumulative translation differences	Available- for-sale financial assets	Remeasure -ment of defined benefit plans reserve		Cumulative share of OCI of equity method investees	Total equity attributable to owners of the parent	Non- controlling interests	Total
	(€ million)
At December 31, 2013	4,477	(259)	4,860	101	51	(13)	(757)		(134)	8,326	4,258	12,584

Changes for Q1 2014
Capital increase	1	-	-	-	-	-	-		-	1	-	1
Share-based payments	-	-	1	-	-	-	-		-	1	-	1
Purchase of shares in subsidiaries from non-controlling interests	-	-	1,623	35	171	-	(518)	(1)	-	1,311	(3,976)	(2,665)
Distribution for certain taxes paid by VEBA	-	-	-	-	-	-	-		-	-	(45)	(45)
Net profit/(loss)	-	-	(189)	-	-	-	-		-	(189)	16	(173)
Other comprehensive income/(loss)	-	-	-	(41)	(24)	5	(3)		(5)	(68)	74	6

Other changes	-	-	4	-	-	-	-		-	4	-	4

At March 31, 2014	4,478	(259)	6,299	95	198	(8)	(1,278)		(139)	9,386	327	9,713

(1)	The €518 million relates to approximately 41.5 percent interest in Chrysler’s remeasurement of defined benefit plans reserve of €1,248 million. Refer to the disclosure of “Non-controlling interests.”

The accompanying notes are an integral part of the Interim Consolidated Financial Statements.

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NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

AUTHORIZATION OF INTERIM CONSOLIDATED FINANCIAL STATEMENTS AND COMPLIANCE WITH INTERNATIONAL FINANCIAL REPORTING STANDARDS

These Interim Consolidated Financial Statements at March 31, 2014 together with the notes thereto (the “Interim Consolidated Financial Statements”) of Fiat S.p.A. (the “Company” and together with its subsidiaries the “Group” or “Fiat Group”) were authorized for issue by the Fiat S.p.A. Board of Directors on July 3, 2014 and have been prepared in accordance with IAS 34 – Interim financial reporting. The Interim Consolidated Financial Statements should be read in conjunction with the Fiat Group annual consolidated financial statements for the year ended December 31, 2013 (the “Consolidated Financial Statements at December 31, 2013”), which have been prepared in accordance with IFRS. IFRS is defined to be International Financial Reporting Standards issued by the International Accounting Standards Board (“IASB”). The designation “IFRS” also includes all valid International Accounting Standards (“IAS”), as well as all interpretations of the IFRS Interpretations Committee, formerly the Standing Interpretations Committee (“SIC”) and then the International Financial Reporting Interpretations Committee (“IFRIC”). The accounting policies adopted are consistent with those used at December 31, 2013, except as described in the following paragraph – New standards and amendments effective from January 1, 2014.

BASIS OF PREPARATION FOR INTERIM CONSOLIDATED FINANCIAL STATEMENTS

The preparation of the Interim Consolidated Financial Statements requires management to make estimates and assumptions that affect the reported amounts of revenues, expenses, assets, liabilities and disclosure of contingent liabilities. If in the future such estimates and assumptions, which are based on management’s best judgment at the date of these Interim Consolidated Financial Statements, deviate from the actual circumstances, the original estimates and assumptions will be modified as appropriate in the period in which the circumstances change. Reference should be made to the Section – Use of estimates in the Consolidated Financial Statements at December 31, 2013 for a detailed description of the more significant valuation procedures used by the Group.

Moreover, certain valuation procedures, in particular those of a more complex nature regarding matters such as any impairment of non-current assets, are only carried out in full during the preparation of the annual financial statements, when all the information required is available, other than in the event that there are indications of impairment, when an immediate assessment is necessary. In the same way, the actuarial valuations that are required for the determination of employee benefit provisions are also usually carried out during the preparation of the annual consolidated financial statements, unless in the event of significant market fluctuation, plan amendments or curtailments and settlements.

The recognition of income taxes is based upon the best estimate of the actual tax rate expected for the full financial year for each entity included in the scope of consolidation.

Format of the Interim Consolidated Financial Statements

For presentation of the Interim Consolidated income statement, the Group uses a classification based on the function of expenses, rather than based on their nature, as it is more representative of the format used for internal reporting and management purposes and is consistent with international practice in the automotive sector.

In this Interim Consolidated income statement, the Group also presents a subtotal for Earnings before Interest and Taxes (EBIT). EBIT distinguishes between the Profit before taxes arising from operating items and those arising from financing activities. EBIT is the primary measure used by the Chief Executive Officer to assess the performance of and allocate resources to the operating segments.

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NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the Interim Consolidated statement of financial position, a mixed format has been selected to present current and non-current assets and liabilities, as permitted by IAS 1 paragraph 60. More specifically, the Group’s consolidated financial statements include both industrial companies and financial services companies. The investment portfolios of the financial services companies are included in current assets, as the investments will be realized in their normal operating cycle. However, the financial services companies obtain only a portion of their funding from the market; the remainder is obtained from Group operating companies through the Group’s treasury companies (included within the industrial companies), which provide funding to both industrial companies and financial services companies in the Group, as the need arises. This financial service structure within the Group does not allow the separation of financial liabilities funding the financial services operations (whose assets are reported within current assets) and those funding the industrial operations. Presentation of financial liabilities as current or non-current based on their date of maturity would not facilitate a meaningful comparison with financial assets, which are classified on the basis of their normal operating cycle.

The Interim Consolidated statement of cash flows is presented using the indirect method.

New standards and amendments effective from January 1, 2014

The following new standards and amendments that are applicable from January 1, 2014 were adopted by the Group for the purpose of the preparation of the Interim Consolidated Financial Statements.

Offsetting Financial Assets and Financial Liabilities (Amendments to IAS 32 – Financial Instruments: Presentation)

The Group adopted the amendments to IAS 32 – Financial Instruments: Presentation effective January 1, 2014. The amendments clarify the application of certain offsetting criteria for financial assets and financial liabilities and are required to be applied retrospectively. No significant effect arose on these Interim Consolidated Financial Statements from the application of these amendments.

Recoverable Amount Disclosures for Non-Financial Assets (Amendments to IAS 36 – Impairment of assets)

The Group adopted the amendments to IAS 36 – Recoverable Amount Disclosures for Non-Financial Assets addressing the disclosure of information about the recoverable amount of impaired assets if that amount is based on fair value less cost of disposal effective January 1, 2014 without reporting any effect on these Interim Consolidated Financial Statements. The application of these amendments will result in an expanded disclosure in the notes to the future annual consolidated financial statements in case of an impairment that is based on fair value less cost of disposal.

Novation of Derivatives and Continuation of Hedge Accounting (Amendments to IAS 39 – Financial Instruments: Recognition and Measurement)

These amendments, adopted effective January 1, 2014 allow hedge accounting to continue in a situation where a derivative, which has been designated as a hedging instrument, is novated to effect clearing with a central counterparty as a result of laws or regulation, if specific conditions are met. No effect arose on these Interim Consolidated Financial Statements from the application of these amendments.

IFRIC Interpretation 21 – Levies an interpretation of IAS 37 – Provisions, Contingent Liabilities and Contingent Assets

The interpretation, effective from 1 January 2014 sets out the accounting for an obligation to pay a levy that is not income tax. The interpretation addresses what the obligating event is that gives rise to pay a levy and

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NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

when a liability should be recognized. No effect arose on these Interim Consolidated Financial Statements from the application of this interpretation.

New standards, amendments and interpretations not yet effective

•	On November 12, 2009, the IASB issued IFRS 9 – Financial Instruments. The new standard was reissued in October 2010 and subsequently amended in November 2013. The standard addresses the classification, measurement and recognition of financial assets and financial liabilities and hedge accounting. It replaces the relevant parts of IAS 39 – Financial Instruments: recognition and measurement. As part of the November 2013 amendments, among other, the IASB removed the standard’s mandatory effective date, previously set on 1 January 2015. This date will be added to the standard when all phases of the IFRS 9 project are completed and a final complete version of the standard is issued.

•	On November 21, 2013, the IASB published narrow scope amendments to IAS 19 – Employee benefits entitled “Defined Benefit Plans: Employee Contributions”. These amendments apply to contributions from employees or third parties to defined benefit plans in order to simplify their accounting in specific cases. The amendments are effective, retrospectively, for annual periods beginning on or after 1 July 2014 with earlier application permitted. No significant effect is expected from the first time adoption of these amendments.

•	On December 12, 2013 the IASB issued the Annual Improvements to IFRSs 2010–2012 Cycle and Annual Improvements to IFRSs 2011–2013 Cycle. The most important topics addressed in these amendments are, among others, the definition of vesting conditions in IFRS 2 – Share-based payment, the disclosure on judgment used in the aggregation of operating segments in IFRS 8 – Operating Segments, the identification and disclosure of a related party transaction that arises when a management entity provides key management personnel service to a reporting entity in IAS 24 – Related Party disclosures, the extension of the exclusion from the scope of IFRS 3 – Business Combinations to all types of joint arrangements and to clarify the application of certain exceptions in IFRS 13 – Fair value Measurement.

•	On May 6, 2014 the IASB issued amendments to IFRS 11 – Joint arrangements: Accounting for acquisitions of interests in joint operations, clarifying the accounting for acquisitions of an interest in a joint operation that constitutes a business. The amendments are effective, retrospectively, for annual periods beginning on or after 1 January 2016 with earlier application permitted.

•	On May 12, 2014, the IASB issued an amendment to IAS 16 – Property, Plant and Equipment and to IAS 38 – Intangible Assets. The IASB has clarified that the use of revenue-based methods to calculate the depreciation of an asset is not appropriate because revenue generated by an activity that includes the use of an asset generally reflects factors other than the consumption of the economic benefits embodied in the asset. The IASB also clarified that revenue is generally presumed to be an inappropriate basis for measuring the consumption of the economic benefits embodied in an intangible asset. This presumption, however, can be rebutted in certain limited circumstances. These amendments are effective for annual periods beginning on or after January 1, 2016, with early application permitted.

•	On May 28, 2014, the IASB issued IFRS 15 – Revenue from contracts with customers. The standard replaces specific industry guidance, and will require issuers in all industries and countries to use a new five-step model to recognize revenue from customer contracts. The standard is effective for fiscal periods beginning after December 15, 2016, and requires either full or modified retrospective application. We will comply with this guidance as of January 1, 2017, and are evaluating the impact on our consolidated financial statements.

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NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

SCOPE OF CONSOLIDATION

Fiat S.p.A. is the parent company of Fiat Group and it holds, directly and indirectly, interests in the Group’s main operating companies. The Interim Consolidated Financial Statements include Fiat S.p.A. and its subsidiaries over which it has control.

At March 31, 2014 and at December 31, 2013 Fiat S.p.A. had the following significant direct and indirect interests in subsidiaries:

		At March 31, 2014		At December 31, 2013

	Country	Shares held by the Group	Shares held by NCI	Shares held by the Group	Shares held by NCI
		(in %)		(in %)
Directly held interests
Fiat Group Automobiles S.p.A.	Italy	100.0	-	100.0	-
Ferrari S.p.A.	Italy	90.0	10.0	90.0	10.0
Maserati S.p.A.	Italy	100.0	-	100.0	-
Magneti Marelli S.p.A.	Italy	99.99	0.01	99.99	0.01
Teksid S.p.A.	Italy	84.79	15.21	84.79	15.21
Comau S.p.A.	Italy	100.0	-	100.0	-
Indirectly held interests
Chrysler Group LLC	USA	100.0	-	58.5	41.5

Each of these subsidiaries holds direct or indirect interests in other Group companies. Overall, these Interim Consolidated Financial Statements include 318 subsidiaries consolidated on a line-by-line basis at March 31, 2014 (303 at December 31, 2013).

Certain subsidiaries (mainly dealership, captive service, dormant and companies under liquidation) are excluded from consolidation on a line-by-line basis and are accounted for at cost or using the equity method. Their aggregate assets and revenues represent less than 1 percent of the Group’s respective amounts for each period and at each date presented by these Interim Consolidated Financial Statements.

Non-controlling interests

The total non-controlling interests at March 31, 2014 of €327 million mainly relate to Ferrari S.p.A. and its subsidiaries for €225 million. At December 31, 2013 the total non-controlling interests of €4,258 million mainly related to Chrysler Group LLC (together with its subsidiaries “Chrysler” or the “Chrysler Group”) for €3,944 million, and to Ferrari S.p.A. and its subsidiaries for €215 million.

On January 1, 2014 Fiat’s wholly owned subsidiary Fiat North America LLC (“FNA”) and the VEBA Trust announced that they had entered into an agreement (“the Equity Purchase Agreement”) under which FNA agreed to acquire the VEBA Trust’s 41.5 percent interest in Chrysler, which included an approximately 10 percent interest in Chrysler subject to previously exercised options that were subject to ongoing litigation, for cash consideration of U.S.$3,650 million (€2,691 million) as follows:

•	a special distribution of U.S.$1,900 million (equivalent to €1,404 million) paid by Chrysler to its members, which served to fund a portion of the transaction, wherein FNA directed its portion of the special distribution to the VEBA Trust as part of the purchase consideration; and

•	an additional cash payment by FNA to the VEBA Trust of U.S.$1,750 million (equivalent to €1,287 million).

FIAT S.p.A.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

The previously exercised options for the approximately 10 percent interest in Chrysler that were settled in connection with the Equity Purchase Agreement had an estimated fair value at the transaction date of U.S.$302 million (€223 million). These options were historically carried at cost, which was zero, in accordance with the guidance in paragraphs AG 80 and AG81 of IAS 39 as the options were on shares that did not have a quoted market price in an active market and as the interpretation of the formula required to calculate the exercise price on the options was disputed and was subject to ongoing litigation. Upon consummation of the transactions contemplated by the Equity Purchase Agreement, the fair value of the underlying equity and the estimated exercise price of the options, at that point, became reliably estimable. As such, on the transaction date, the options were remeasured to their fair value of U.S.$302 million (€223 million at the transaction date), which resulted in a corresponding non-taxable gain in Other unusual income/(expenses). The Group has classified this item in Other unusual income/(expenses) because it relates to options held in relation to the acquisition of a non-controlling interest and is expected to occur infrequently.

The fair value of the options was calculated as the difference between the estimated exercise price for the disputed options encompassed in the Equity Purchase Agreement of U.S.$650 million (€481 million) and the estimated fair value for the underlying approximately 10 percent interest in Chrysler of U.S.$952 million (€704 million).

The exercise price for the disputed options was originally calculated by FNA pursuant to the formula set out in the option agreement between FNA and the VEBA Trust. The VEBA Trust disputed the calculation of the exercise price, which ultimately led to the litigation between the two parties regarding the interpretation of the call option agreement. The dispute primarily related to four elements of the calculation of the exercise price. During the ensuing litigation, the court ruled in FNA’s favor on two of the four disputed elements of the calculation. The court requested an additional factual record be developed on the other two elements, a process that was ongoing at the time the Equity Purchase Agreement was executed and consummated.

The dispute between FNA and the VEBA Trust over the previously exercised options was settled pursuant to the Equity Purchase Agreement, effectively resulting in the fulfillment of the previously exercised options. Given that there was no amount explicitly agreed to by FNA and the VEBA Trust in the Equity Purchase Agreement for the settlement of the previously exercised options, management estimated the exercise price encompassed in the Equity Purchase Agreement taking into account the judgments rendered by the court to date on the litigation and a settlement of the two unresolved elements. Based on the nature of the two unresolved elements, management estimated the exercise price to be between U.S.$600 million (€444 million at the transaction date) and U.S.$700 million (€518 million at the transaction date). Given the uncertainty inherent in court decisions, it was not possible to pick a point within that range that represented the most likely outcome. As such, management believed the mid-point of this range, U.S.$650 million (€481 million at the transaction date), represented the appropriate point estimate of the exercise price encompassed in the Equity Purchase Agreement.

Since there was no publicly observable market price for Chrysler’s membership interests, the fair value as of the transaction date of the approximately 10 percent non-controlling ownership interest in Chrysler was determined based on the range of potential values determined in connection with the initial public offering (“IPO”) that Chrysler was pursuing at the time the Equity Purchase Agreement was negotiated and executed, which was corroborated by a discounted cash flow valuation that estimated a value near the mid-point of the range of potential IPO values. Management concluded that the midpoint of the range of potential IPO value provided the best evidence of the fair value of Chrysler’s membership interests at the transaction date as it reflects market input obtained during the IPO process, thus providing better evidence of the price at which a market participant would transact consistent with the objectives of IFRS 13, the accounting guidance on fair value measurements.

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NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

The potential IPO values for 100 percent of Chrysler’s equity on a fully distributed basis ranged from $10.5 billion to $12.0 billion (€7.6 billion to €8.7 billion at December 31, 2013). Management concluded the mid-point of this range, $11.25 billion (€8.16 billion at December 31, 2013), was the best point estimate of fair value. The IPO value range was determined using earnings multiples observed in the market for publicly traded US-based automotive companies using the key assumptions discussed below. This fully distributed value was then reduced by approximately 15 percent for the expected discount that would have been realized in order to complete a successful IPO for the minority interest being sold by the VEBA Trust. This discount was estimated based on the following factors that a market participant would have considered and, therefore, would have affected the price of Chrysler’s equity in an IPO transaction:

•	Fiat held a significant controlling interest and had expressed the intention to remain and act as the majority owner of Chrysler. The fully diluted equity value, which is the starting point for the valuation discussed above, does not contemplate the perpetual nature of the non-controlling interest that would have been offered in the IPO or the significant level of control that Fiat would have exerted over Chrysler. This level of control creates risk to a non-controlling shareholder that Fiat would make decisions to maximize its value in a manner that would not necessarily maximize value to non-controlling shareholders, which Fiat had indicated was its intention.

•	The fully distributed equity value contemplates an active market for Chrysler’s equity, which did not exist for Chrysler’s membership interests. The IPO price represents the creation of the public market, which would have taken time to develop into an active market. The estimated price that would be received in an IPO transaction reflects the fact that Chrysler’s equity was not yet traded in an active market.

As the expected discount that would have been realized in order to complete a successful IPO represented a market-based discount that would have been reflected in an IPO price, management concluded it should be included in the measurement at the transaction date between a willing buyer and willing seller under the principles in IFRS 13.

The other significant assumptions management used in connection with the development of the fair value of Chrysler’s membership interests discussed above included the following:

•	Inputs derived from Chrysler’s long-term business plans in place at the time the Equity Purchase Agreement was negotiated and executed, including:

–	An estimated 2014 Earnings before interest, tax, depreciation, amortization, pension and OPEB payments (EBITDAPO); and

–	An estimate of net debt, which is composed of debt, pension obligations and OPEB obligations of Chrysler, offset by any expected tax benefit arising from payment of obligations and cash on hand; and

•	An EBITDAPO valuation multiple based on observed multiples for other US-based automotive manufacturers, adjusted for differences between those manufacturers and Chrysler.

The transaction under the Equity Purchase Agreement closed on January 21, 2014. As a result of this transaction Fiat now holds a 100% equity interest in Chrysler.

Concurrent with the closing of the acquisition under the Equity Purchase Agreement, Chrysler and the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”) executed and delivered a contractually binding and legally enforceable Memorandum of Understanding (“MOU”) to supplement Chrysler’s existing collective bargaining agreement under which the UAW committed to (i) use the best efforts to cooperate in the continued roll-out of Chrysler’s World Class Manufacturing

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NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(“WCM”) programs, (ii) to actively participate in benchmarking efforts associated with implementation of WCM programs across all Fiat-Chrysler manufacturing sites to ensure objective competitive assessments of operational performance and provide a framework for the proper application of WCM principles, and (iii) to actively assist in the achievement of Chrysler’s long-term business plan. In consideration of these legally enforceable commitments, Chrysler agreed to make payments to a UAW-organized, independent VEBA Trust totaling U.S.$700 million (€518 million at the transaction date) to be paid in four equal annual installments. Considering Chrysler’s non-performance risk over the payment period as of the transaction date and its unsecured nature, this payment obligation has a fair value of U.S.$672 million (€497 million).

The Group considered the terms and conditions set forth in the above mentioned agreements and has accounted for the Equity Purchase Agreement and the MOU as a single commercial transaction with multiple elements. As such, the fair value of the consideration paid discussed above, which amounts to U.S.$4,624 million (€3,411 million), including the fair value of the previously exercised disputed options, was allocated to the elements obtained by Fiat and Chrysler. Due to the unique nature and inherent judgment involved in determining the fair value of the UAW’s commitments under the MOU, a residual value methodology was used to determine the portion of the consideration paid attributable to the UAW’s commitments as follows:

(€ million)
Special distribution from Chrysler	1,404
Cash payment from FNA	1,287
Fair value of the previously exercised options	223
Fair value of financial commitments under the MOU	497

Fair value of total consideration paid	3,411

Less the fair value of an approximately 41.5 percent non-controlling ownership interest in Chrysler	(2,916)

Consideration allocated to the UAW’s commitments	495

The fair value of the approximately 41.5 percent non-controlling ownership interest in Chrysler acquired by Fiat from the VEBA Trust (which includes the approximately 10 percent pursuant to the settlement of the previously exercised disputed options discussed above) was determined using the valuation methodology discussed above.

The residual of the fair value of the consideration paid of U.S.$670 million (€495 million) was allocated to the UAW’s contractually binding and legally enforceable commitments to Chrysler under the MOU.

The effects of changes in ownership interests in Chrysler in the three months ended March 31, 2014 were therefore as follows:

For the three months ended March 31, 2014
(€ million)
Carrying amount of non-controlling interest acquired	3,976
Less consideration allocated to the acquisition of the non-controlling interest	(2,916)
Additional net deferred tax assets	251

Effect on the equity attributable to owners of the parent	1,311

In accordance with IFRS 10 – Consolidated Financial Statements, equity reserves were adjusted to reflect the change in the ownership interest in Chrysler through a corresponding adjustment to equity attributable

FIAT S.p.A.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

to the parent. As the transaction described above resulted in the elimination of the non-controlling interest in Chrysler, all items of comprehensive income previously attributed to the non-controlling interest were recognized in the appropriate equity reserve.

In accordance with the accounting policies disclosed in the Consolidated Financial Statements at December 31, 2013, €1,248 million of the accumulated actuarial gains and losses from the remeasurement of the defined benefit plans of Chrysler Group has been recognized since the consolidation of Chrysler Group. As of the transaction date, €518 million, which is approximately 41.5% of this amount, had been recognized in non-controlling interest. In connection with the acquisition of the non-controlling interest in Chrysler Group, this amount was recognized as an adjustment to the equity reserve for Remeasurement of defined benefit plans.

With respect to the MOU entered into with the UAW, the Group recognized €495 million (U.S.$670 million) in Other unusual expenses in the Interim Consolidated Income Statement. The first U.S.$175 million installment under the MOU was paid on January 21, 2014, which was equivalent to €129 million at that date, and is reflected in the operating section of the Interim Consolidated Statement of Cash Flows. The remaining outstanding obligation pursuant to the MOU as of March 31, 2014 of €362 million (U.S.$499 million), which includes €1 million (U.S.$2 million) of accreted interest, is recorded in Other current liabilities sections in the Interim Consolidated Statement of Financial Position (Note 23). For further information on additional net deferred tax assets recognized reference should be made to Note 9.

The Equity Purchase Agreement also provided for a tax distribution from Chrysler to its members under the terms of Chrysler Group’s Limited Liability Company Operating Agreement (as amended from time to time, the “LLC Operating Agreement”) in the amount of approximately U.S.$60 million (€45 million) to cover the VEBA Trust’s tax obligation. As this payment was made pursuant to a specific requirement in Chrysler’s LLC Operating Agreement, it is not considered part of the multiple element transaction.

Significant restrictions in relation to the Group interest in Chrysler

There have been no changes to the significant restrictions in relation to the Group interest in Chrysler from those disclosed in the Consolidated Financial Statements at December 31, 2013.

CHANGES IN THE SCOPE OF CONSOLIDATION

Except for the acquisition of the remaining 41.5 percent ownership interest in Chrysler described above, during the three months ended March 31, 2014 there were no significant changes in the scope of consolidation.

PROPOSED CORPORATE REORGANIZATION

On January 29, 2014, the Board of Directors of Fiat S.p.A. approved a proposed corporate reorganization resulting in the formation of Fiat Chrysler Automobiles N.V. (“FCA”) as a fully-integrated global automaker. In order to establish a true peer to the major global automotive groups, in both scale and capital market appeal, the Board decided to establish FCA, organized in the Netherlands, as the parent company of the Group. Under the proposal approved by the Fiat S.p.A. Board of Directors, Fiat S.p.A. shareholders will receive one FCA common share for each Fiat S.p.A. share held and the FCA common shares will be listed on the New York Stock Exchange (NYSE) with an additional listing on the Mercato Telematico Azionario (MTA) in Milan. It is intended that FCA will be resident for tax purposes in the United Kingdom, but this is not expected to affect the taxes payable by Group companies in the jurisdictions where their activities are carried out.

FIAT S.p.A.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FINANCIAL RISK FACTORS

The Group is exposed to operational financial risks: credit risk, liquidity risk, financial market risk (relating mainly to exchange rates, interest rates and commodity prices). The Interim Consolidated Financial Statements do not include all the information and notes on financial risk management required in the preparation of the annual consolidated financial statements. For a detailed description of this information for the Group reference should be made to Note 35 to the Consolidated Financial Statements at December 31, 2013.

OTHER INFORMATION

The principal exchange rates used to translate other currencies into Euros were as follows:

	2014		2013
	For the three months ended March 31,	At March 31	At December 31	For the three months ended March 31	At March 31
U.S. Dollar (“U.S.$”)	1.370	1.379	1.379	1.320	1.281
Brazilian Real	3.240	3.128	3.258	2.636	2.570
Chinese Renminbi	8.358	8.575	8.349	8.217	7.960
Serbian Dinar	115.720	115.385	114.642	111.731	111.958
Polish Zloty	4.184	4.172	4.154	4.156	4.180
Argentine Peso	10.407	11.033	8.988	6.615	6.556
Pound Sterling	0.828	0.828	0.834	0.851	0.846
Swiss Franc	1.224	1.219	1.228	1.228	1.220

COMPOSITION AND PRINCIPAL CHANGES

(1)	Net revenues

Net revenues are as follows:

	For the three months ended March 31,
	2014	2013
	(€ million)
Sales of goods	21,150	18,853
Services provided	510	469
Contract revenues	273	220
Interest income from customers and other financial income of financial services companies	62	60
Lease installments for assets sold with a buy-back commitment and for operating leases	45	38
Other	85	67

Total Net revenues	22,125	19,707

(2)	Cost of sales

Cost of sales for the three months ended March 31, 2014 and 2013 amounted to €19,237 million and €16,951 million, respectively, comprising mainly of expenses incurred in the manufacturing and distribution of

FIAT S.p.A.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

vehicles and parts, of which, cost of materials and components are the most significant portion. The remaining costs principally include labor costs, consisting of direct and indirect wages, as well as depreciation of Property, plant and equipment, amortization of Other intangible assets relating to production and transportation costs.

Cost of sales also includes warranty and product-related costs, estimated at the time of sale to dealer networks or to the end customer. Depending on the specific nature of the recall, including the significance and magnitude, certain warranty costs incurred are reported as unusual expenses, where the Group believes that separate identification allows the users of the Consolidated financial statements to take them into appropriate consideration when analyzing the performance of the Group and assists them in understanding the Group’s financial performance year on year.

Cost of sales for the three months ended March 31, 2014 and 2013 also includes €45 million and €33 million, respectively, of interest and other financial expenses from financial services companies.

(3)	Selling, general and administrative costs

Selling costs for the three months ended March 31, 2014 and 2013 amounted to €1,064 million and €1,017 million, respectively, and mainly consist of marketing, advertising, and sales personnel costs. Marketing and advertising expenses consist primarily of media campaigns, as well as marketing support in the form of trade and auto shows, events, and sponsorship.

General and administrative costs for the three months ended March 31, 2014 and 2013 amounted to €598 million and €606 million, respectively, and mainly consist of administration expenses which are not attributable to sales, manufacturing or research and development functions.

(4)	Research and development costs

Research and development costs are as follows:

	For the three months ended March 31,
	2014	2013
	(€ million)
Research and development costs expensed	376	305
Amortization of capitalized development costs	245	183
Write-down of costs previously capitalized	5	-

Total Research and development costs	626	488

Reference should be made to Note 11 for information on development costs capitalized.

(5)	Result from investments

The net gain for three months ended March 31, 2014 and 2013, amounting to €33 million and €23 million, respectively, mainly consists of the Group’s share in the Net profit/(loss) of equity method investees for €24 million (€16 million for the three months ended March 31, 2013), and other income and expenses arising from investments measured at cost.

FIAT S.p.A.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For a more detailed analysis of Result from investments by segment, reference should be made to Note 28.

(6)	Restructuring costs/(income)

Net restructuring costs for the three months ended March 31, 2014 amount to €10 million and primarily relate to the LATAM and Components segment.

For the three months ended March 31, 2013, the item amounted to an income of €2 million related mainly to the release of a restructuring provision previously recognized by the NAFTA segment.

(7)	Other unusual income/(expenses)

For the three months ended March 31, 2014, Other unusual expenses amounted to €383 million, primarily relating to the €495 million expense recognized in connection with the execution of the UAW MOU entered into by Chrysler on January 21, which was partially offset by the non-taxable gain on the remeasurement to fair value of the previously exercised options on approximately 10 percent of Chrysler’s membership interest in connection with the Equity Purchase Agreement both described above in the Section–Non-controlling interests.

In addition, Other unusual expenses include a €94 million remeasurement charge recognized as a result of the Group’s change in the exchange rate used to remeasure its Venezuelan subsidiary’s net monetary assets in U.S. Dollar, based on first quarter 2014 developments related to the foreign exchange process in Venezuela. As the official exchange rate is increasingly reserved only for purchases of those goods and services deemed “essential” by the Venezuelan government, the Group began to use the exchange rate determined by an auction process conducted by Venezuela’s Supplementary Foreign Currency Administration System (“SICAD”), referred to as the “SICAD I rate”, as of March 31, 2014. At March 31, 2014, the SICAD I rate was 10.7 Venezuelan Bolivar (“VEF”) to U.S. dollar. Previously, the Group utilized the official exchange rate of 6.3 VEF to U.S. dollar. In late March 2014, the Venezuelan government introduced an additional auction-based foreign exchange system, referred to as the SICAD II rate. The SICAD II rate has ranged from 49 to 51.9 VEF to U.S. dollar in the period since its introduction until June 30, 2014. The SICAD II rate is expected to be used primarily for imports and has been limited to amounts of VEF that can be exchanged into other currencies, such as the U.S. dollar. As a result of the recent exchange agreement between the Central Bank of Venezuela and the Venezuelan government and the limitations of the SICAD II rate, the Group believes any future remittances of dividends would be transacted at the SICAD I rate. As a result, the Group determined that the SICAD I rate is the most appropriate rate to use. As the SICAD I rate is based on periodic auctions, there may be significant changes to the exchange rate in future quarters, as well as other related developments in Venezuela, which may materially impact the Group’s consolidated financial statements.

For the three months ended March 31, 2013, Other unusual expenses amounting to €51 million mainly related to a €59 million foreign currency translation loss recognized related to the February 2013 devaluation of the VEF relative to the U.S. dollar from 4.30 VEF per U.S. dollar to 6.30 VEF per U.S. dollar.

FIAT S.p.A.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(8)	Net financial expenses

The following table sets out details of the Group’s financial income and expenses, including the amounts reported in the Interim Consolidated income statement within the Net financial expenses line item, as well as interest income from financial services activities, recognized under Net revenues, and Interest cost and other financial charges from financial services companies, recognized under Cost of sales.

	For the three months ended March 31,
	2014	2013
	(€ million)
Financial income:
Interest income and other financial income	51	51
Interest income of financial services activities	62	60
Gains on disposal of securities	1	1

Total Financial income	114	112

Total Financial income relating to:
Industrial companies (A)	52	52
Financial services companies (reported within Net revenues)	62	60

Financial expenses:
Interest expenses and other financial expenses	463	447
Write-downs of financial assets	20	12
Losses on disposal of securities	1	1
Net interest expenses on employee benefit provisions	75	92

Total Financial expenses	559	552

Net (income)/expenses from derivative financial instruments and exchange rate differences	31	(24)

Total Financial expenses and net (income)/expenses from derivative financial instruments and exchange rate differences	590	528

Total Financial expenses and net (income)/expenses from derivative financial instruments and exchange rate differences relating to:
Industrial companies (B)	545	495
Financial services companies (reported within Cost of sales)	45	33

Net financial expenses relating to industrial companies (A - B)	(493)	(443)

For the three months ended March 31, 2013, Net (income)/expenses from derivative financial instruments and exchange rate differences included net income of €15 million arising from the equity swaps on Fiat S.p.A. and CNH Industrial N.V. ordinary shares relating to certain stock option plans, which expired at the end of 2013.

FIAT S.p.A.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(9)	Tax (income)/expenses

Tax (income)/expenses are as follows:

	For the three months ended March 31,
	2014	2013
	(€ million)
Current tax expense	51	143
Deferred tax (income)/expense	(117)	(10)
Taxes relating to prior periods	16	-

Tax (income)/expenses	(50)	133

Decrease in Current tax expenses for the three months ended March 31, 2014 is mainly due to lower results in the period.

For the three months ended March 31, 2014 and 2013, the Regional Italian Income Tax (“IRAP”) recognized within current taxes was €17 million and €15 million, respectively and IRAP recognized within deferred tax costs was €2 million and €2 million, respectively.

Deferred taxes for the three months ended March 31, 2014 include the recognition of a €125 million deferred tax benefit which were not included in the three months ended March 31, 2013.

The Group recognizes in its Interim Consolidated statement of financial position within Deferred tax assets, the amount of Deferred tax assets less the Deferred tax liabilities of the individual consolidated companies, where these may be offset. Amounts recognized are as follows:

	At March 31, 2014	At December 31, 2013
	(€ million)
Deferred tax assets	3,184	2,903
Deferred tax liabilities	(184)	(278)

Net deferred tax assets	3,000	2,625

The increase in additional net deferred tax assets during the three months ended March 31, 2014 is mainly related to the acquisition of the remaining 41.5 percent ownership interest in Chrysler in accordance with its tax transparency regime.

(10)	Loss per share

The loss per share is determined by dividing the Loss attributable to the equity holders of the parent company, by the weighted average number of ordinary shares outstanding during the period.

The theoretical effect that would arise if the share-based payment plans were exercised for the three months ended March 31, 2014 and 2013 were not taken into consideration in the calculation of diluted earnings per share as this would have had an antidilutive effect.

FIAT S.p.A.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

The following table provides amounts used in the calculation of basic and dilutive loss per share for the two periods:

		For the three months ended March 31,
		2014	2013
Loss attributable to owners of the parent	€ million	(189)	(83)
Weighted average number of shares outstanding	thousands	1,216,148	1,215,825

Basic and dilutive loss per ordinary share	euros	(0.155)	(0.068)

(11)	Intangible assets

	Balance at December 31, 2013	Additions	Amortization	Translation differences and other changes	Balance at March 31, 2014
	(€ million)
Goodwill and intangible assets with indefinite useful lives	12,440	-	-	3	12,443
Other intangible assets	7,074	488	(311)	13	7,264

Total Intangible assets	19,514	488	(311)	16	19,707

During the period, the Group capitalized development costs for €451 million (€509 million in three months ended March 31, 2013).

At March 31, 2014, Goodwill mainly includes €8,969 million for Chrysler (€8,967 million at December 31, 2013) and €786 million for Ferrari S.p.A (€786 million at December 31, 2013) resulting from their respective acquisitions.

For the three months ended March 31, 2014, the item Translation differences and other changes includes foreign exchange gains of €21 million relating to the appreciation of the Brazilian Real against the Euro offset by a write-down of €5 million on certain Development costs.

(12)	Property, plant and equipment

	Balance at December 31, 2013	Additions	Depreciation	Translation differences	Divestitures and other changes	Balance at March 31, 2014
			(€ million)

Property, plant and equipment	23,233	955	(857)	64	(92)	23,303

Additions of €955 million for the three months ended March 31, 2014 mainly relate to the car mass-market operations. Translation differences of €64 million for the three months ended March 31, 2014 arose principally from the appreciation of the Brazilian Real against the Euro.

At March 31, 2014, the Group had contractual commitments for the purchase of Property, plant and equipment amounting to €1,648 million (€1,536 million at December 31, 2013).

FIAT S.p.A.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(13)	Investments and other financial assets

	At March 31, 2014	At December 31, 2013
	(€ million)
Interest in joint ventures	1,202	1,225
Interest in associates	111	123
Interests in unconsolidated subsidiaries	41	40
Equity method investments	1,354	1,388

Available-for-sale investments	153	148
Equity Investments at fair value through Income statement	151	151
Investments at fair value	304	299

Other Investments measured at cost	48	52
Total Investments	1,706	1,739

Non-current financial receivables	243	257
Other securities and other financial assets	68	56

Total Investments and other financial assets	2,017	2,052

Investments in joint ventures

The Group’s interests in joint ventures, amounting to €1,202 million at March 31, 2014 (€1,225 million at December 31, 2013) are all measured using the equity method and mainly include the Group’s interests in FGA Capital S.p.A (“FGAC”) amounting to €847 million (€839 million at December 31, 2013), the Group’s interest in Tofas-Turk Otomobil Fabrikasi A.S. (“Tofas”) amounting to €215 million (€240 million at December 31, 2013) and the Group’s interest in GAC Fiat Automobiles Limited amounting to €73 million (€85 million at December 31, 2013).

Changes in interests in joint ventures during the three months ended March 31, 2014 are as follows:

Interests in joint ventures
(€ million)
Balance at December 31, 2013	1,225
Share of the net profit	29
Translation differences	(3)
Other changes	(49)

Balance at March 31, 2014	1,202

Other changes consisting of a net decrease of €49 million mainly relate to dividends received from FGAC for €14 million and from Tofas for €41 million.

Investments in associates

The Group’s interests in associates, amounting to €111 million at March 31, 2014 (€123 million at December 31, 2013) are all measured using the equity method and include the Group’s interests in RCS MediaGroup S.p.A. (“RCS”) amounting to €81 million (€87 million at December 31, 2013).

FIAT S.p.A.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Investments at fair value

At March 31, 2014, Investments at fair value include the investment in CNH Industrial N.V. for €283 million (€282 million at December 31, 2013), the investment in Fin. Priv. S.r.l. for €18 million (€14 million at December 31, 2013) and the investment in Assicurazioni Generali S.p.A. for €3 million (€3 million at December 31, 2013).

(14)	Inventories

	At March 31, 2014	At December 31, 2013
	(€ million)
Raw materials, supplies and finished goods	9,459	8,910
Assets sold with a buy-back commitment and GDP vehicles	1,467	1,253
Gross amount due from customers for contract work	190	115

Total Inventories	11,116	10,278

Inventories increased by €838 million in line with the trend in production and sales volumes for the period in the various markets in which the Group operates.

The amount of inventory write-downs recognized as an expense in cost of sales during the three months ended March 31, 2014 is €131 million (€65 million for three months ended March 31,2013).

The amount due from customers for contract work relates to the design and production of industrial automation systems and related products for the automotive sector and can be analyzed as follows:

	At March 31, 2014	At December 31, 2013
	(€ million)
Aggregate amount of costs incurred and recognized profits (less recognized losses) to date	1,626	1,506
Less: Progress billings	(1,635)	(1,600)

Construction contracts, net of advances on contract work	(9)	(94)

Gross amount due from customers for contract work as an asset	190	115
Less: Gross amount due to customers for contract work as a liability included in Other current liabilities	(199)	(209)

Construction contracts, net of advances on contract work	(9)	(94)

FIAT S.p.A.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(15)	Current receivables and Other current assets

The composition of the Current receivables and Other current assets is as follows:

	At March 31, 2014	At December 31, 2013
	(€ million)
Trade receivables	3,000	2,544
Receivables from financing activities	3,912	3,671
Current tax receivables	381	312
Other current assets:
Other current receivables	2,030	1,881
Accrued income and prepaid expenses	491	442
Total Other current assets	2,521	2,323

Total Current receivables and Other current assets	9,814	8,850

Receivables from financing activities include the following:

	At March 31, 2014	At December 31, 2013
	(€ million)
Dealer financing	2,398	2,286
Retail financing	995	970
Finance leases	304	297
Other	215	118

Total Receivables from financing activities	3,912	3,671

Receivables from financing activities at March 31, 2014 increased by €241 million. Excluding translation exchange effects arising mainly from trends in the Euro/Brazilian Real rates, Receivables from financing activities increased by €206 million.

Transfer of receivables

At March 31, 2014, the Group had receivables due after that date which had been transferred without recourse and which were derecognized in accordance with the requirements of IAS 39, amounting to €3,751 million (€3,603 million at December 31, 2013). The transfers related to trade receivables and other receivables for €3,078 million (€2,891 million at December 31, 2013) and financial receivables for €673 million (€712 million at December 31, 2013). These amounts include receivables of €2,212 million (€2,177 million at December 31, 2013), mainly due from the sales network, transferred to jointly controlled financial services companies (FGAC).

(16)	Other financial assets and Other financial liabilities

These line items mainly consist of fair value measurement of derivative financial instruments and collateral deposits (held in connection with derivative transactions and debts). The overall change in Other financial assets (from €533 million at December 31, 2013 to €512 million at March 31, 2014), and in Other financial liabilities (from €137 million at December 31, 2013 to €181 million at March 31, 2014), is mostly due to fluctuations in exchange rates, in interest rates and in commodity prices during the period.

As Other financial assets and liabilities primarily consist of hedging derivatives financial instruments, the change in their value is compensated by the change in the value of the hedged items.

FIAT S.p.A.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(17)	Cash and cash equivalents

At March 31, 2014, Cash and cash equivalents, amounting to €17,500 million (€19,455 million at December 31, 2013), include cash at banks, units in money market funds and other money market securities, comprising commercial paper and certificate of deposits that are readily convertible into cash, with original maturities of three months or less at the date of purchase. Cash and cash equivalents are subject to an insignificant risk of changes in value, and consist of balances spread across various primary national and international banking institutions, and money market instruments.

The Group holds a subsidiary which operates in Venezuela whose functional currency is the U.S. dollar. Pursuant to certain Venezuelan foreign currency exchange control regulations, the Central Bank of Venezuela centralizes all foreign currency transactions in the country. Under these regulations, the purchase and sale of foreign currency must be made through the Commission for the Administration of Foreign Exchange (“CADIVI”). The cash and cash equivalents denominated in VEF amounted to €149 million (VEF 2,196 million) at March 31, 2014 and €270 million (VEF 2,347 million) at December 31, 2013. The reduction, in Euro terms, is essentially due to the adoption of SICAD I rate for the conversion of the VEF denominated monetary items, as explained in more detail in Note 7. In addition, Cash and cash equivalents held in certain foreign countries (China, Brazil and Argentina) are subject to local exchange control regulations providing for restrictions on the amount of cash other than dividends that can leave the country.

(18)	Assets and liabilities held for sale

At March 31, 2014, Assets held for sale consists of certain properties allocated to the Components segment.

At December 31, 2013 Assets and liabilities held for sale consisted of the same properties mentioned above and the assets and liabilities related to a subsidiary consolidated (Fonderie du Poitou Fonte S.A.S.) by the Components segment for which the Group disposed of the majority shareholding during the three months ended March 31, 2014.

(19)	Equity

Consolidated shareholders’ equity at March 31, 2014 decreased by €2,871 million from December 31, 2013, mainly due to the decrease of €2,440 million arising from the acquisition of the 41.5 percent of residual interest in Chrysler and to the Net loss for the period of €173 million.

Share capital

At March 31, 2014, fully paid-up share capital amounts to €4,478 million (€4,477 million at December 31, 2013) and consists of 1,250,803,398 ordinary shares (1,250,687,773 ordinary shares at December 31, 2013), with a par value of €3.58 each.

Treasury shares

Treasury shares consist of 34,577,882 Fiat S.p.A. ordinary shares for an amount of €259 million (34,577,867 ordinary shares for an amount of €259 million at December 31, 2013).

FIAT S.p.A.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

On March 31, 2014, the Shareholders in their annual general meeting revoked the previous resolution, for the part not already utilized, and approved a new resolution for the purchase of own treasury shares for a further period of 18 months and for an amount not to exceed the legally established percentage of share capital and the maximum amount of approximately €1.2 billion, inclusive of the equity reserves allocated for treasury shares already held for €259 million. Shareholders also approved the authorization to dispose of treasury shares, directly or through subsidiaries, on one or more occasions, even if the total of approved purchases has not been made, without time limits or restraints and using procedures that best suit the interests of the Group, as permitted by law.

Other comprehensive income/(loss)

Other comprehensive income/(loss) can be analyzed as follows:

	For the three months ended March 31,
	2014	2013
	(€ million)
Items that will never be reclassified to the Consolidated income statement:
Losses on remeasurement of defined benefit plans	(2)	-

Total items that will never be reclassified to the Consolidated income statement (B1)	(2)	-

Items that may be reclassified to the Consolidated income statement:
Gains/(losses) on cash flow hedging instruments arising during the period	32	(3)
Losses on cash flow hedging instruments reclassified to the Consolidated income statement	(89)	(17)

Losses on cash flow hedging instruments	(57)	(20)

Gains on available-for-sale financial assets arising during the period	5	6

Gains on available-for-sale financial assets	5	6

Exchange differences on translating foreign operations arising during the period	51	219

Exchange differences on translating foreign operations	51	219

Share of Other comprehensive income/(loss) for equity method investees arising during the period	(6)	5
Share of Other comprehensive income for equity method investees reclassified to the Consolidated income statement	1	4

Share of Other comprehensive income/(loss) for equity method investees	(5)	9

Total items that may be reclassified to the Consolidated income statement (B2)	(6)	214

Total Other comprehensive income/(loss) (B1)+(B2)=(B)	(8)	214

Tax effect	14	18

Total Other comprehensive income, net of tax	6	232

FIAT S.p.A.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

The tax effect relating to Other comprehensive income/(loss) are as follows:

	For the three months ended March 31,
	2014			2013
	Pre-tax balance	Tax income (expense)	Net balance	Pre-tax balance	Tax income (expense)	Net balance
	(€ million)
Losses on remeasurement of defined benefit plans	(2)	(1)	(3)	-	-	-
Gains/(losses) on cash flow hedging instruments	(57)	15	(42)	(20)	18	(2)
Gains on available-for-sale financial assets	5	-	5	6	-	6
Exchange gains on translating foreign operations	51	-	51	219	-	219
Share of Other comprehensive income/(loss) of equity method investees	(5)	-	(5)	9	-	9

Total Other comprehensive income/(loss)	(8)	14	6	214	18	232

(20)	Provisions

	At March 31, 2014	At December 31, 2013
	(€ million)
Employee benefits	8,294	8,326
Other provisions:
Warranty provision	3,820	3,656
Restructuring provision	174	191
Investment provision	7	12
Other risks	5,441	5,242
Total Other provisions	9,442	9,101

Total Provisions	17,736	17,427

Provisions for Employee benefits include provisions for both pension plans and other post-employment benefits.

Provisions for Other risk amount to €5,441 million at March 31, 2014 (€5,242 million at December 31, 2013) and include provisions for sale incentives and for contractual, commercial and legal risks.

(21)	Debt

	At March 31, 2014	At December 31, 2013
	(€ million)
Asset-backed financing	610	756
Bonds	17,662	14,466
Bank debt	10,631	8,830
Payables represented by securities	880	4,532
Other debt	1,656	1,699

Total Debt	31,439	30,283

FIAT S.p.A.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Debt increased by €1,156 million in the three months ended March 31, 2014. Excluding the foreign exchange translation effects, the increase of Debt amounted to €1,057 million. The increases in Bonds and in Bank debt were largely a consequence of the following transactions entered into by Chrysler on February 7, 2014 in order to facilitate the prepayment of the senior unsecured note issued June 10, 2009 to the VEBA Trust, with an original face amount of U.S.$4,587 million (“VEBA Trust Note”):

•	New Senior Credit Facilities – a U.S.$250 million (€181 million) incremental term loan under the Chrysler’s existing tranche B term loan facility that matures on May 24, 2017 (the U.S.$250 million incremental term loan and the U.S.$3.0 billion tranche B term loan, which was fully drawn on May 24, 2011, are collectively referred to as the “Tranche B Term Loan due 2017” and along with the revolving credit facility maturing May 24, 2016, the “Senior Credit Facilities”) and a new U.S.$1,750 million (€1.3 billion) Tranche B Term Loan (“Tranche B Term Loan due 2018”), issued under the term loan credit facility (“Term Loan Credit Facility”) that matures on December 31, 2018;

•	Secured Senior Notes due 2019 – issuance of an additional U.S.$1,375 million (€1.0 billion) aggregate principal amount of 8 percent secured senior notes (“Offered 2019 Notes”), due June 15, 2019, at an issue price of 108.25 percent of the aggregate principal amount; and

•	Secured Senior Notes due 2021 – issuance of an additional U.S.$1,380 million (€1.0 billion) aggregate principal amount of 8 1/4 percent secured senior notes (“Offered 2021 Notes”), due June 15, 2021 at an issue price of 110.50 percent of the aggregate principal amount (together with the Offered 2019 Notes, referred to as the “Offered Notes”).

The proceeds of these transactions were used to prepay all amounts outstanding, including accrued and unpaid interest and U.S.$128 million of interest that was previously capitalized as additional debt, under the VEBA Trust Note, previously included in Payables represented by securities.

In addition, during the three months period ended March 31, 2014, Fiat Finance and Trade Ltd S.A. issued a guaranteed 4.75 percent notes at par having a principal of €1 billion and due March 2021, as part of the Global Medium Term Note Program.

At March 31, 2014, debt secured by assets of the Fiat Group excluding Chrysler amounts to €546 million (€432 million at December 31, 2013), of which €384 million (€386 million at December 31, 2013) is due to creditors for assets acquired under finance leases. At March 31, 2014, debt secured by assets of Chrysler amounts to €8,845 million (€5,180 million at December 31, 2013), and includes €8,127 million (€4,448 million at December 31, 2013) relating to the Secured Senior Notes, including the Offered Notes, the Senior Credit Facilities, the Term Loan Credit Facility, and €161 million (€165 million at December 31, 2013) due to creditors for assets acquired under finance leases and other debt and financial commitments for €557 million (€567 million at December 31, 2013).

FIAT S.p.A.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Bonds

The principal bond issues outstanding at March 31, 2014 and at December 31, 2013 are as follows:

	Currency	Face value of outstanding bonds (in million)	Coupon	Maturity	At March 31, 2014	At December 31, 2013
GLOBAL MEDIUM TERM NOTES PROGRAM:					(€ million)
Fiat Finance and Trade Ltd S.A. (1)	EUR	900	6.125%	July 8, 2014	900	900
Fiat Finance and Trade Ltd S.A. (1)	EUR	1,250	7.625%	September 15, 2014	1,250	1,250
Fiat Finance and Trade Ltd S.A. (1)	EUR	1,500	6.875%	February 13, 2015	1,500	1,500
Fiat Finance and Trade Ltd S.A. (2)	CHF	425	5.000%	September 7, 2015	349	346
Fiat Finance and Trade Ltd S.A. (1)	EUR	1,000	6.375%	April 1, 2016	1,000	1,000
Fiat Finance and Trade Ltd S.A. (1)	EUR	1,000	7.750%	October 17, 2016	1,000	1,000
Fiat Finance and Trade Ltd S.A. (2)	CHF	400	5.250%	November 23, 2016	328	326
Fiat Finance and Trade Ltd S.A. (1)	EUR	850	7.000%	March 23, 2017	850	850
Fiat Finance North America Inc. (1)	EUR	1,000	5.625%	June 12, 2017	1,000	1,000
Fiat Finance and Trade Ltd S.A. (2)	CHF	450	4.000%	November 22, 2017	369	367
Fiat Finance and Trade Ltd S.A. (1)	EUR	1,250	6.625%	March 15, 2018	1,250	1,250
Fiat Finance and Trade Ltd S.A. (1)	EUR	600	7.375%	July 9, 2018	600	600
Fiat Finance and Trade Ltd S.A. (1)	EUR	1,250	6.750%	October 14, 2019	1,250	1,250
Fiat Finance and Trade Ltd S.A. (1)	EUR	1,000	4.750%	March 22, 2021	1,000	-
Others	EUR	7			7	7
TOTAL GLOBAL MEDIUM TERM NOTES					12,653	11,646

CHRYSLER’S SECURED SENIOR NOTES (3):
Chrysler Group LLC	U.S.$	2,875	8.000%	15 June 2019	2,085	1,088
Chrysler Group LLC	U.S.$	3,080	8.250%	15 June 2021	2,234	1,232
TOTAL CHRYSLER’S SECURED SENIOR NOTES					4,319	2,320

HEDGING EFFECT AND AMORTIZED COST VALUATION					690	500

TOTAL BONDS					17,662	14,466

(1)	Bond for which a listing on the Irish Stock Exchange was obtained.
(2)	Bond for which a listing on the SIX Swiss Exchange was obtained.
(3)	Include “Offered Notes”

Changes in bonds during the three months ended March 31, 2014 are due to the above mentioned issuances.

All bonds issued by the Group, excluding Chrysler, are currently governed by the terms and conditions of the GMTN Program. A maximum of €15 billion may be used under this program, of which notes of approximately €12.7 billion have been issued and are outstanding to March 31, 2014 (€11.6 billion at December 31, 2013). The GMTN Program is guaranteed by Fiat S.p.A. The companies in the Fiat Group may from time to time buy back bonds on the market that have been issued by the Group, including for purposes of their cancellation. Such buy-backs, if any, are subject to market conditions, the financial situation of the Group and other factors which could affect such decisions.

FIAT S.p.A.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Chrysler may redeem, at any time, all or any portion of the Secured Senior Notes on not less than 30 and not more than 60 days’ prior notice mailed to the holders of the Secured Senior Notes to be redeemed.

Further details are provided in Note 27 to the Consolidated Financial Statements at December 31, 2013.

Bank debt

At March 31, 2014, the item Bank debt includes €3,545 million (€2,119 million at December 31, 2013) outstanding on the U.S.$3.25 billion Tranche B Term Loan due 2017 issued by Chrysler and on the new U.S.$1.75 billion Tranche B Term Loan due 2018, issued by Chrysler during the three months period ended March 31, 2014.

The outstanding principal amount of the Tranche B Term Loan due 2018 is payable in equal quarterly installments of U.S.$4.4 million (€3.2 million at March 31, 2014), commencing June 30, 2014, with the remaining balance due at maturity. The Tranche B Term Loan due 2018 bears interest, at Chrysler’s option, either at a base rate plus 1.50 percent per annum or at LIBOR plus 2.50 percent per annum, subject to a base rate floor of 1.75 percent per annum or a LIBOR floor of 0.75 percent per annum, respectively. If the Group voluntarily refinances or re-prices all or any portion of the Tranche B Term Loan due 2018 on or before August 7, 2014, under certain circumstances, it will be obligated to pay a call premium equal to 1.00 percent of the principal amount refinanced or re-priced. After that date, the Group may refinance or re-price under the Tranche B Term Loan due 2018 without premium or penalty.

The €0.9 billion (U.S.$1.3 billion) secured revolving credit facility (the “Revolving Credit Facility”) maturing May 24, 2016 of Chrysler remained undrawn at March 31, 2014. Subsequent to the issuances of, and subject to the limitations in, the senior credit agreement, as amended and restated as of June 21, 2013 (“Senior Credit Agreement”), the term loan credit agreement governing the Term Loan Credit Facility, and the indenture governing the Secured Senior Notes, including the Offered Notes, Chrysler has the option to increase the amount of the Revolving Credit Facility in an aggregate principal amount not to exceed U.S.$700 million (€508 million at March 31, 2014), subject to certain conditions.

The remaining terms of the Term Loan Credit Facility and the Offered Notes are generally consistent with the terms of the existing Senior Credit Facilities and the existing Secured Senior Notes, respectively. Refer to Note 27 to the Consolidated Financial Statements at December 31, 2013 for further information regarding the terms of those agreements.

Medium/long term committed credit lines (expiring after twelve months) currently available to the treasury companies of Fiat Group excluding Chrysler amount to approximately €3.0 billion at March 31, 2014, of which €2.1 billion related to the 3-year syndicated revolving credit line due in July 2016 that was undrawn at March 31, 2014. Additionally, the operating entities of Fiat Group excluding Chrysler have committed credit lines available, with residual maturity after twelve months, to fund scheduled investments, of which approximately €1.8 billion was still undrawn at March 31, 2014. Further information on the Medium/Long term committed credit lines is included in Note 27 to the Consolidated Financial Statements at December 31, 2013.

Payables represented by securities

At March 31, 2014, the item Payables represented by securities mainly includes the Canadian Health Care Trust Notes (the “Canadian HCT Notes”) totaling €612 million (€703 million at December 31, 2013). On January 2, 2014, the Group made a prepayment on the Canadian HCT Notes of the scheduled payment due on June 30, 2014.

FIAT S.p.A.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013, the item Payables represented by securities also included the VEBA Trust Note of €3,575 million, including accrued interest; this Note was fully repaid on February 7, 2014 by Chrysler through the issuance of additional Secured Senior Notes for U.S.$2,755 million (€2.0 billion at December 31, 2013), new Term Loan Credit Facility for U.S.$1,750 million (€1.3 billion at December 31, 2013), and U.S.$250 million (€181 million at December 31, 2013) incremental term loan under the existing tranche B term loan facility that matures on May 24, 2017.

Further information on this debt is included in Note 27 to the Consolidated Financial Statements at December 31, 2013.

(22)	Trade payables

Trade payables of €18,200 million at March 31, 2014 increased by €993 million from the amount at December 31, 2013 mainly due to the higher volume of activities.

(23)	Other current liabilities

At March 31, 2014, Other current liabilities include €1,860 million of advances on buy-back agreements (€1,583 million at December 31, 2013) and accrued expenses and deferred income of €2,581 million (€2,370 million at December 31, 2013), which includes the outstanding obligation as of March 31, 2014 of €360 million arising from the MOU signed by Chrysler and the UAW. For further information on this MOU refer to the section – Non-controlling interests.

(24)	Fair value measurement

IFRS 13 establishes a hierarchy that categorizes into three levels the inputs to the valuation techniques used to measure fair value by giving the highest priority to quoted prices (unadjusted) in active markets for identical assets and liabilities (level 1 inputs) and the lowest priority to unobservable inputs (level 3 inputs). In some cases, the inputs used to measure the fair value of an asset or a liability might be categorized within different levels of the fair value hierarchy. In those cases, the fair value measurement is categorized in its entirety in the same level of the fair value hierarchy at the lowest level input that is significant to the entire measurement. Levels used in the hierarchy are as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets and liabilities that the Group can access at the measurement date.

•	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the assets or liabilities, either directly or indirectly.

•	Level 3 inputs are unobservable inputs for the assets and liabilities.

FIAT S.p.A.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Assets and liabilities that are measured at fair value on a recurring basis

The following table shows the fair value hierarchy for financial assets and liabilities that are measured at fair value on a recurring basis at March 31, 2014:

		At March 31, 2014				At December 31, 2013
	Note	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
		(€ million)
Assets at fair value available-for-sale:
Investments at fair value with changes directly in Other comprehensive income/(loss)	(13)	135	18	-	153	134	14	-	148
Investments at fair value through profit or loss	(13)	151	-	-	151	151	-	-	151
Other non-current securities	(13)	43	-	12	55	42	-	12	54
Current securities available-for-sale		72	-	-	72	92	-	-	92
Financial assets at fair value held-for-trading:
Current investments		36	-	-	36	35	-	-	35
Current securities held for trading		170	-	-	170	155	-	-	155
Other financial assets	(16)	22	482	8	512	20	509	4	533
Cash and cash equivalents	(17)	16,718	782	-	17,500	18,514	941	-	19,455

Total Assets		17,347	1,282	20	18,649	19,143	1,464	16	20,623

Other financial liabilities	(16)	-	181	-	181	-	135	2	137

Total Liabilities		-	181	-	181	-	135	2	137

In the three months ended March 31, 2014 and in the same period of 2013, there were no transfers between Levels in the fair value hierarchy.

The fair value of Other financial assets and liabilities that are mainly composed of derivatives financial instruments is measured by taking into consideration market parameters at the balance sheet date and using valuation techniques widely accepted in the financial business environment. In particular:

•	the fair value of forward contracts and currency swaps is determined by taking the prevailing exchange rate and interest rates at the balance sheet date;

•	the fair value of interest rate swaps and forward rate agreements is determined by taking the prevailing interest rates at the balance sheet date and using the discounted expected cash flow method;

•	the fair value of combined interest rate and currency swaps is determined using the exchange and interest rates prevailing at the balance sheet date and the discounted expected cash flow method;

•	the fair value of swaps and options hedging commodity price risk is determined by using suitable valuation techniques and taking market parameters at the balance sheet date (in particular, underlying prices, interest rates and volatility rates);

•	the fair value of equity swaps is determined using market prices at the balance sheet date.

The par value of Cash and cash equivalents usually approximates fair value due to the short maturity of these instruments, which consist primarily of bank current accounts and time deposits, certificates of deposit, commercial paper, bankers’ acceptances and money market funds. Money market funds valuation is also based

FIAT S.p.A.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

on available market quotations. In these cases, Cash and cash equivalents are represented in Level 1. Sometimes the fair value of Cash equivalents needs to be determined with discounted expected cash flow techniques, using observable market yields (represented in Level 2 above).

The following table provides a reconciliation from the opening balances to the closing balances for fair value measurements categorized in Level 3 in the three months ended March 31, 2014:

(€ million)	Other non- current securities	Other financial assets/(liabilities)
At December 31, 2013	12	2
Gains/(Losses) recognized in the Consolidated income statement	-	2
Gains/(Losses) recognized in Other comprehensive income/losses	-	8
Issues/Settlements	-	(4)

At March 31, 2014	12	8

The gains/losses included in the Interim Consolidated income statement are recognized in Cost of sales for €2 million. The gains and losses recognized in Other comprehensive income/(loss) have been included in Gains/(losses) on cash flow hedging instruments for €7 million and in Exchange differences on translating foreign operations for €1 million (Note 19).

Assets and liabilities not measured at fair value on a recurring basis

For financial instruments represented by short-term receivables and payables, for which the present value of future cash flows does not differ significantly from carrying value, we assume that carrying value is a reasonable approximation of the fair value. In particular, the carrying amount of Current receivables and Other current assets and of Trade payables and Other current liabilities approximates their fair value.

In connection with the transactions under the Equity Purchase Agreement and MOU a relative fair value allocation was performed on the elements acquired. Refer to “Non-Controlling Interests” for a discussion of the fair values of the acquired elements.

The following table represents carrying amount and fair value for the most relevant categories of financial assets and liabilities not measured at fair value on a recurring basis:

	Note	At March 31, 2014		At December 31, 2013
(€ million)		Carrying amount	Fair Value	Carrying amount	Fair Value
Dealer financing		2,398	2,398	2,286	2,290
Retail financing		995	977	970	957
Finance lease		304	303	297	296
Other receivables from financing activities		215	215	118	118

Receivables from financing activities	(15)	3,912	3,893	3,671	3,661

Asset backed financing		610	610	756	756
Bonds		17,662	18,859	14,466	15,464
Other debt		13,167	13,281	15,061	15,180

Debt	(21)	31,439	32,750	30,283	31,400

FIAT S.p.A.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

The fair values of Receivables from financing activities, which are categorized within the Level 3 of the fair value hierarchy, have been estimated with discounted cash flows models. The most significant inputs used for this measurement are market discount rates, that reflect conditions applied in various reference markets on receivables with similar characteristics, adjusted in order to take into account the credit risk of the counterparties.

Bonds that are traded in active markets for which quoted prices are available are classified within Level 1 of the fair value hierarchy. Bonds for which such prices are not available (valued at the last available price or based on observable prices received from independent pricing services or from dealers who trade in such securities), which are primarily the Chrysler Secured Senior Notes, including the Offered Notes, are categorized as Level 2. At March 31, 2014, €13,954 million and €4,905 million (€12,854 million and €2,610 million at December 31, 2013) fair value of Bonds were classified within Level 1 and Level 2, respectively.

The fair value of Other debt included in Level 2 of the fair value hierarchy has been estimated using discounted cash flow models. The main inputs used are period-end market interest rates, adjusted for market expectations of the Group’s non-performance risk implied in quoted prices of traded securities issued by the Group and existing credit derivatives on Group debt. The fair value of the debt that requires significant adjustments using unobservable inputs is categorized in Level 3 of the fair value hierarchy. At March 31, 2014, €10,730 million and €2,551 million (€9,006 million and €6,174 million at December 31, 2013) fair value of Other debt were classified within Level 2 and Level 3, respectively.

(25)	Related party transactions

Pursuant to IAS 24, the related parties of the Group are entities and individuals capable of exercising control, joint control or significant influence over Fiat Group and its subsidiaries, companies belonging to the Exor group, (including the CNH Industrial group) and unconsolidated subsidiaries, associates, joint ventures and joint operations of the Fiat Group. In addition, members of Fiat Group Board of Directors, Board of Statutory Auditors and executives with strategic responsibilities and their families are also considered related parties.

The Group carries out transactions with unconsolidated subsidiaries, joint ventures, joint operations, associates and other related parties, on commercial terms that are normal in the respective markets, considering the characteristics of the goods or services involved. Transactions carried out by the Group with these related parties are primarily of those a commercial nature, which have had an effect on revenues, cost of sales, and trade receivables and payables; in particular, these transactions relate to:

•	the sale of motor vehicles to the Joint venture Tofas and FGAC;

•	the sale of engines, other components and production systems and the purchase of commercial vehicles with Sevel;

•	the sale of engines, other components and production systems to companies of the CNH Industrial group;

•	the provision of services and the sale of goods with Fiat India Automobiles Limited;

•	the provision of services and the sale of goods to the joint venture GAC FIAT Automobiles Co Ltd;

•	the provision of services (accounting, payroll, tax, information technology, purchasing and security) to the companies of the CNH Industrial group;

•	the purchase of commercial vehicles from the joint ventures Tofas;

•	the purchase of engines from the VM Motori group for the three months ended March 31, 2013;

•	the purchase of commercial vehicles under contract manufacturing agreement from the CNH Industrial group.

FIAT S.p.A.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

The most significant financial transactions with related parties generated Receivables from financing activities of the Group’s financial services companies due from joint ventures and Asset-backed financing relating to amounts due to FGAC for the sale of receivables which do not qualify for derecognition under IAS 39 Financial Instruments Recognition and Measurement. At March 31, 2014 and at December 31, 2013, Receivables from financing activities due from related parties also included receivables due from CNH Industrial group companies mainly arising from customer factoring provided by the Group’s financial services companies. On the other hand, Debt due to related parties included certain balances due to CNH Industrial group companies, mainly relating to factoring and dealer financing in Latin America.

In accordance with IAS 24, transactions with related parties also include compensation payable to Directors, Statutory Auditors and managers with strategic responsibilities.

The amounts of the transactions with related parties recognized in the Consolidated income statement are as follows:

	For the three months ended March 31, 2014				For the three months ended March 31, 2013
	Net Revenues	Cost of sales	Selling, general and administrative costs	Net financial income/ (expenses)	Net Revenues	Cost of sales	Selling, general and administrative costs	Net financial income/ (expenses)
	(€ million)
Tofas	287	296	-	-	288	359	2	-
Sevel S.p.A.	74	-	1	-	65	-	-	-
FGAC	49	16	3	(8)	58	15	2	(6)
Fiat India Automobiles Limited	4	-	-	-	4	-	-	-
GAC FIAT Automobiles Co Ltd	34	-	-	-	39	-	-	-
VM Motori group	-	-	-	-	-	69	-	-
Other	-	1	-	-	2	1	-	-

Total joint arrangements	448	313	4	(8)	456	444	4	(6)
To-dis S.r.l.	12	-	-	-	13	-	-	-
Arab American Vehicles Company S.A.E.	8	-	-	-	3	-	-	-
Other	1	4	1	-	1	-	1	-

Total associates	21	4	1	-	17	-	1	-
CNH Industrial group	170	120	-	1	169	117	-	(3)
Directors, Statutory Auditors and Key Management	-	-	8	-	-	-	9	-
Other	-	3	3	-	-	4	3	-

Total CNH Industrial group and other related parties	170	123	11	1	169	121	12	(3)

Total unconsolidated subsidiaries	12	2	7	-	10	27	6	1

Total transactions with related parties	651	442	23	(7)	652	592	23	(8)

Total for the Group	22,125	19,237	1,662	(493)	19,707	16,951	1,623	(443)

FIAT S.p.A.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Non-financial assets and liabilities originating from related party transactions are as follows:

	At March 31, 2014					At December 31, 2013
	Trade receivables	Trade payables	Other current assets	Other current liabilities	Trade receivables	Trade payables	Other current assets	Other current liabilities
	(€ million)
Tofas	81	131	41	-	50	232	-	-
Sevel S.p.A.	12	-	2	5	10	-	2	5
FGAC	36	129	1	126	49	165	1	93
Fiat India Automobiles Limited	5	4	-	-	5	1	-	-
GAC FIAT Automobiles Co Ltd	42	3	-	1	35	3	-	5
Other	3	2	1	-	5	1	1	-

Total joint arrangements	179	269	45	132	154	402	4	103
Arab American Vehicles Company S.A.E.	16	3	-	-	9	3	-	-
Other	13	6	1	25	13	3	-	25

Total associates	29	9	1	25	22	6	-	25
CNH Industrial group	52	69	23	8	48	51	24	13
Directors, Statutory Auditors and Key Management	-	-	-	5	-	-	-	17
Other	-	-	-	-	-	7	-	1

Total CNH Industrial group and other related parties	52	69	23	13	48	58	24	31

Total unconsolidated subsidiaries	31	22	4	1	39	24	4	1

Total originating from related parties	291	369	73	171	263	490	32	160

Total for the Group	3,000	18,200	2,521	9,824	2,544	17,207	2,323	8,963

Financial assets and liabilities originating from related party transactions are as follows:

	At March 31, 2014		At December 31, 2013
(€ million)	Current receivables from financing activities	Debt	Current receivables from financing activities	Debt
FGAC	184	267	54	355
Sevel S.p.A.	13	6	14	10
Other	20	-	18	-

Total joint arrangements	217	273	86	365

Total associates	8	-	7	-

Total CNH Industrial group	6	64	18	53

Total unconsolidated subsidiaries	22	30	38	20

Total originating from related parties	253	367	149	438

Total for the Group	3,912	31,439	3,671	30,283

FIAT S.p.A.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Guarantees pledged in favor of related parties

Guarantees pledged in favor of related parties are as follows:

(€ million)	At March 31, 2014	At December 31, 2013
Joint ventures	6	6
Unconsolidated subsidiaries	9	9

Total	15	15

In addition, at March 31, 2014 the Group had commitments for establishment, acquisition agreements and capital increases in respect of Joint ventures for €10 million and, with reference to its interest in the joint venture Tofas, had a take or pay commitment whose future minimum expected obligations are as follows:

(€ million)
2015	150
2016	98
2017	98
2018	98

Emoluments to Directors, Statutory Auditors and Key Management

The fees of the Director and Statutory Auditors of Fiat S.p.A. for carrying out their respective functions, including those in other consolidated companies, are as follows:

	For the three months ended March 31,
(in € thousands)	2014	2013
Directors (a)	2,683	3,349
Statutory auditors	58	58

Total Emoluments	2,741	3,407

(a) This amount includes the notional compensation cost arising from stock grants granted to the Chief Executive Officer.

The aggregate compensation payable to executives with strategic responsibilities was approximately €5.1 million for the three months ended March 31, 2014 (€5.4 million in the three months ended March 31, 2013). This is inclusive of the following:

•	an amount of approximately €2.7 million for the three months ended March 31, 2014 (€2.9 million for the three months ended March 31, 2013) for short-term employee benefits;

•	an amount of €0.7 million for the three months ended March 31, 2014 (€0.9 million for the three months ended March 31, 2013) as the Fiat Group’s contribution to State and employer defined contribution pension funds;

•	an amount of approximately €1.7 million for the three months ended March 31,2014 (€1.6 million for the three months ended March 31,2013) for share-based payments.

(26)	Explanatory notes to the Interim Consolidated statement of cash flows

The Interim Consolidated Statement of Cash Flows sets out changes in Cash and cash equivalents during the three months ended March 31, 2014 and 2013. As required by IAS 7 – Statement of Cash Flows, cash flows are separated into operating, investing and financing activities. The effects of changes in exchange rates on Cash and cash equivalents are shown separately under the line item Translation exchange differences.

FIAT S.p.A.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Cash flows from (used in) operating activities mostly derive from the Group’s industrial activities.

For the three months ended March 31, 2014, Other non-cash items (positive for €243 million) mainly include (i) €366 million related to the non-cash portion of the expense recognized in connection with the execution of the UAW MOU entered into by Chrysler on January 21, 2014, as described in the section— Non-controlling interests, (ii) €94 million remeasurement charge related to the change in the exchange rate of the Venezuelan Bolivar (VEF) relative to the U.S. Dollar used by the Group (Note 7), which were partially offset by (iii) the non-taxable gain of €223 million on the remeasurement to fair value of the previously exercised options on approximately 10 percent of Chrysler’s membership interest in connection with the Equity Purchase Agreement described above in the Section –Non-controlling interests. For the three months ended March 31, 2013, Other non-cash items (positive for €56 million) mainly consisted of the reversal of the foreign currency exchange losses recognized related to the February 2013 devaluation of the VEF relative to the U.S. Dollar (Note 7), net of the €15 million gain arising on the fair value measurement of the equity swaps on the Fiat S.p.A. and CNH Industrial N.V. ordinary shares which expired at the end of 2013.

The cash flows generated by the sale of vehicles under buy-back commitments and GDP vehicles, net of the amounts included in Profit/(loss) for the period, are included under operating activities in a single line item which includes change in working capital arising from these transactions.

Change in working capital absorbed cash of €210 million for the three months ended March 31, 2014 primarily driven by (a) €605 million increase in inventory (net of vehicles sold under buy-back commitments) mainly related to increased finished vehicles and work in process levels for all regions and Luxury Brands; (b) €458 million increase in trade receivables, principally because NAFTA shipments at the end of March 2014 exceeded those at December 2013 as a result of the annual plant shutdowns in December and (c) €195 million in net other current assets and liabilities mainly related to decreases in accrued expenses and tax payables, which were partially offset by (d) €1,048 million increase in trade payables, mainly related to increased production in NAFTA and EMEA as a result of increased consumer demand for vehicles in these regions.

Change in working capital generated cash of €177 million for the three months ended March 31, 2013 primarily driven by (a) €464 million increase in inventory (net of vehicles sold under buy-back commitments) mainly related to increased finished vehicles and work in process levels for NAFTA, LATAM and EMEA; (b) €183 million increase in trade receivables, principally due to the increased sales volumes in NAFTA and (c) €192 million in net other current assets and liabilities mainly related to decreases in accrued expenses and tax payables, which were more than fully offset by (d) €1,016 million increase in trade payables, mainly related to increased production in NAFTA and EMEA as a result of increased consumer demand for vehicles in these regions.

For the three months ended March 31, 2014, net cash used in financing activities was €1,669 million and was primarily the result of:

•	repayment of other medium-term borrowings for a total of €3,892 million, mainly related to the prepayment of all amounts under the VEBA Trust Note amounting to approximately U.S.$5 billion (€3.6 billion), including accrued and unpaid interest;

•	proceeds from bond issuances for a total amount of €3,011 million which includes €1 billion of notes issued as part of the Global Medium Term Notes Program and €2 billion of Senior Secured Notes issued by Chrysler as part of the VEBA Trust note refinancing transaction (Note 21);

•

proceeds from new medium-term borrowings for a total of €1,840 million, which mainly relate to the incremental term loan entered into by Chrysler of U.S.$250 million (€182 million) under its existing Tranche B Term Loan Facility and the new U.S.$1.75 billion (€1.3 billion) Tranche B Term Loan,

FIAT S.p.A.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

issued under a new Term Loan Credit Facility entered into by Chrysler as part of the refinancing transaction to facilitate repayment of the VEBA Trust Note;

•	acquisition of non-controlling interests of €2,691 million arose from the acquisition of the residual 41.5 percent ownership interest in Chrysler from the VEBA Trust.

(27)	Guarantees granted, commitments and contingent liabilities

Guarantees granted

At March 31, 2014, the Group had pledged guarantees on the debt or commitments of third parties totaling €31 million (unchanged from December 31, 2013), as well as guarantees of €15 million on related party debt (unchanged from December 31, 2013).

Other commitments and important contractual rights

The Fiat Group has important commitments and rights derived from outstanding agreements. These commitments and rights are described in Note 33 of the Consolidated Financial Statements at December 31, 2013, to which reference should be made, insofar, as no changes occurred in the three months ended March 31, 2014. In particular, these involve commitments and rights regarding:

•	relations of Fiat with Renault concerning the subsidiary Teksid;

•	relations of Fiat with PSA concerning the entity Sevel S.p.A.

Lawsuits and controversies

The Parent Company and certain subsidiaries, including Chrysler, are party to various lawsuits and disputes. Nevertheless, it is believed that the resolution of these disputes will not cause significant liabilities for which specific risk provisions have not already been set aside.

(28)	Segment reporting

The Group’s activities are carried out through six reportable segments: four regional mass-market vehicle segments, a global Luxury Brands segment and a global Components segment as discussed below.

The Group’s four regional mass-market vehicle reportable segments deal with the design, engineering, development, manufacturing, distribution and sale of passenger cars, light commercial vehicles and related parts and services in specific geographic areas: NAFTA (U.S., Canada and Mexico), LATAM (South and Central America, excluding Mexico), APAC (Asia and Pacific countries) and EMEA (Europe, Middle East and Africa). The Group also operates on a global basis in the luxury vehicle and components industries. In the luxury vehicle sector the Group has the operating segments Ferrari and Maserati, while in the components sector the Group has the operating segments Magneti Marelli, Teksid and Comau. These operating segments did not meet the quantitative thresholds required in IFRS 8 – Operating segments for separate disclosure. Therefore, based on their characteristics and similarities, they are presented as the following reportable segments: “Luxury Brands” and “Components”. In support of the vehicles sales, the Group makes available dealer and retail customer financing either through subsidiaries or joint ventures and strategic commercial arrangements with third party financial institutions.

The operating segments reflect the components of the Group that are regularly reviewed by the Chief Executive Officer, who is the “chief operating decision maker”, as defined under IFRS 8, for making strategic decisions, allocating resources and assessing performance.

FIAT S.p.A.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

In more detail, the reportable segments identified by the Group are the following:

•	NAFTA mainly earns its revenues from the design, engineering, development, manufacturing, distribution and sale of automobiles under the Chrysler, Jeep, Dodge, Ram and Fiat brand names, vehicles with the SRT performance designation and from sales of the related parts and accessories (under the Mopar brand name) in the United States, Canada and Mexico.

•	LATAM mainly earns its revenues from the design, engineering, development, manufacturing, distribution and sale of passenger cars and light commercial vehicles and related spare parts under the Fiat and Fiat Professional brand names in South and Central America, excluding Mexico, and from the distribution of Chrysler Group brand cars in the same region; in addition, it provides financial services to the dealer network in Brazil and Argentina.

•	APAC mainly earns its revenues from the distribution and sale of passenger cars and related spare parts under the Abarth, Alfa Romeo, Chrysler, Dodge, Fiat and Jeep brands mostly in China, Japan, Australia, South Korea and India. These activities are carried out through both subsidiaries and joint ventures.

•	EMEA mainly earns its revenues from the design, engineering, development, manufacturing, distribution and sale of passenger cars and light commercial vehicles under the Fiat, Alfa Romeo, Lancia, Abarth and Fiat Professional brand names and the sale of the related spare parts in Europe, Middle East and Africa, and from the distribution of Chrysler Group vehicles in the same areas. In addition, the segment provides financial services related to the sale of cars and light commercial vehicles in Europe, primarily through the 50/50 joint venture FGAC set up with the Crédit Agricole group.

•	The Luxury Brands (Ferrari and Maserati) earns its revenues from the design, engineering, development, manufacturing, distribution and sale of luxury sport cars under the Ferrari and Maserati brands, from managing the Ferrari racing team and from providing financial services offered in conjunction with the sale of Ferrari brand cars.

•	The Components (Magneti Marelli, Teksid and Comau) earns its revenues from the production and sale of lighting components, engine control units, suspensions, shock absorbers, electronic systems, exhaust systems and plastic molding components and in the spare parts distribution activities carried out under the Magneti Marelli brand name, cast iron components for engines, gearboxes, transmissions and suspension systems and aluminum cylinder heads (Teksid), in addition to the design and production of industrial automation systems and related products for the automotive industry (Comau).

Transactions among mass-market vehicle segments generally are presented on a “where-sold” basis, which reflects the profit/(loss) on the ultimate sale to the external customer within the segment. This presentation generally eliminates the effect of the legal entity transfer price within the segments. For the segments which also provide financial services activities, revenues and costs also include interest income and expense and other financial income and expense arising from those activities.

Revenues and EBIT of the other segments are those directly generated by or attributable to the segment as the result of its usual business activities and include revenues from transactions with third parties as well as those arising from transactions with segments, recognized at normal market prices. For the Luxury Brands segment which also provides financial services activities, revenues and costs include interest income and expense, and other financial income and expense arising from those activities.

Other activities include the results of the activities and businesses that are not operating segments under IFRS 8, the Unallocated items and adjustments include consolidation adjustments and eliminations in addition to financial income and expense and income taxes that are not attributable to the performance of the segments and are subject to separate assessment by the Chief Executive Officer.

FIAT S.p.A.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

EBIT is the measure used by the chief operating decision maker to assess performance of and allocate resources to our operating segments. Operating assets are not included in the data reviewed by the Chief Executive Officer, consequently, as permitted by IFRS 8, the related information is not provided.

Details of the Consolidated income statement by segment for the three months ended March 31, 2014 and 2013 are as follows:

	Car Mass-Market Vehicle segment
(€ million)	NAFTA	LATAM	APAC	EMEA	Luxury Brands	Components	Other activities	Unallocated items & adjustments	Fiat Group
For the three months ended March 31, 2014
Revenues	11,732	1,965	1,497	4,341	1,207	2,081	201	(899)	22,125
Revenues from transactions with other segments	(33)	(7)	(1)	(122)	(2)	(633)	(101)	899	-

Revenues from external customers	11,699	1,958	1,496	4,219	1,205	1,448	100	-	22,125

Profit/(loss) from investments	-	-	(11)	38	-	7	(1)	-	33
Unusual income/(expenses)*	(497)	(93)	-	-	-	(6)	-	211	(385)
EBIT	(117)	(49)	135	(72)	139	42	(13)	205	270
Net financial expense								(493)	(493)
Profit before taxes									(223)
Tax income								(50)	(50)

Loss for the period									(173)

* Comprises Gains and (losses) on the disposal of investments, Restructuring costs/(income) and other unusual income/(expenses).

	Car Mass-Market Vehicle Segment
(€ million)	NAFTA	LATAM	APAC	EMEA	Luxury Brands	Components	Other activities	Unallocated items & adjustments	Fiat Group
For the three months ended March 31, 2013
Revenues	10,012	2,468	982	4,327	684	1,936	227	(929)	19,707
Revenues from transactions with other segments	(35)	(30)	-	(121)	(9)	(628)	(106)	929	-

Revenues from external customers	9,977	2,438	982	4,206	675	1,308	121	-	19,707

Profit/(loss) from investments	-	-	(8)	35	-	3	(7)	-	23
Unusual income/(expenses)*	3	(59)	-	8	-	(1)	2	-	(47)
EBIT	400	127	97	(107)	76	35	(27)	6	607
Net financial expense								(443)	(443)
Profit before taxes									164
Tax expenses								133	133

Profit for the period									31

* Comprises Gains and (losses) on the disposal of investments, Restructuring costs/(income) and other unusual income/(expenses).

Unallocated items, and in particular financial income/(expenses), are not attributed to the segments as they do not fall under the scope of their operational responsibilities and are therefore assessed separately. These items arise from the management of treasury assets and liabilities by the treasuries of Fiat and Chrysler, which work independently and separately within the Group.

(29)	Subsequent events

•

On April 19, 2014 Fiat Group Automobiles S.p.A., Chrysler Group International LLC and Guangzhou Automobile Group Co., Ltd. (GAC Group) announced an agreement to expand their joint venture partnership. Under the agreement, the joint venture, GAC Fiat, will begin localized production of three new Jeep vehicles for the Chinese market, expanding the portfolio of Jeep SUVs currently available to

FIAT S.p.A.

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Chinese consumers as imports. The amounts, structure, investments, and funding is expected to be finalized in 2014. Production is expected to begin by late 2015.

•	On June 15, 2014, the Board of Directors of Fiat S.p.A. announced that it has approved the cross border merger terms (“merger plan”) governing the merger of Fiat into its wholly owned subsidiary Fiat Investments N.V. This subsidiary, which is organized in the Netherlands, will be renamed Fiat Chrysler Automobiles N.V. (“FCA”) upon completion of the merger. Following the merger, FCA will become the holding company for the group. Under the merger plan, Fiat shareholders will receive one FCA common share for each Fiat ordinary share they hold. The FCA common shares will be listed on the New York Stock Exchange (NYSE) and are expected to be listed on the Mercato Telematico Azionario (MTA) in Milan. The merger plan will be submitted for approval to the Fiat shareholders at a general meeting that has been convened on August 1, 2014. A U.S. prospectus and an Italian information document (for the purposes of the Fiat extraordinary general meeting) will be made available to shareholders ahead of the vote to approve the merger plan. Fiat shareholders who do not vote in favor of the merger will be entitled to exercise a recesso right (cash withdrawal right) in accordance with Italian laws and regulations. The exercise of the recesso right by Fiat shareholders is conditional upon the merger becoming effective.

The transaction will be subject to limited closing conditions, including listing on the NYSE and a €500 million cap on the amount of cash, if any, required to be paid in respect of the exercise of recesso rights by Fiat shareholders and opposition rights by creditors. The transaction is expected to be completed by the end of the year.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Fiat S.p.A.

We have audited the accompanying consolidated statements of financial position of Fiat S.p.A. as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, cash flows and changes in equity for each of the two years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fiat S.p.A. at December 31, 2013 and 2012, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2013, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

As discussed in the section “New standards applicable from January 1, 2013” of the ”Significant accounting policies”, the Company retrospectively applied the new standard IFRS 11 – Joint Arrangements and the amendments to IAS 19 – Employee Benefits and to IAS 1 – Presentation of Financial Statements, effective January 1, 2013.

/s/ Reconta Ernst & Young S.p.A.

Turin, Italy

June 20, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Fiat S.p.A.

We have audited the accompanying consolidated income statement, statements of comprehensive income/(loss), cash flows, and changes in equity of Fiat S.p.A. and subsidiaries (the “Group”) for the year ended December 31, 2011. These financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the results of operations of Fiat S.p.A. and subsidiaries and their cash flows for the year ended December 31, 2011, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

As discussed in the Note “Significant Accounting Policies” to the consolidated financial statements, the Group adopted IAS 19 (Revised 2011) – Employee Benefits on January 1, 2013. This adjustment was retrospectively applied in the year ended December 31, 2011. Additionally, the Group adopted IFRS 11 – Joint Arrangements on January 1, 2013. As allowed by the transition guidance in IFRS 11 – Joint Arrangements, this standard was not applied to the consolidated financial statements for the year ended December 31, 2011 and accordingly the financial statements for the year ended December 31, 2011 are not comparable with those for the years ended December 31, 2012 and 2013.

/s/ Deloitte & Touche S.p.A.

Turin, Italy

June 20, 2014

FIAT S.p.A.

CONSOLIDATED INCOME STATEMENT

for the years ended December 31, 2013, 2012 and 2011

		For the years ended December 31,
	Note	2013(a)	2012(a)	2011(b)
		(€ million)

Net revenues	(1)	86,624	83,765	59,559
Cost of sales	(2)	74,326	71,473	51,047
Selling, general and administrative costs	(3)	6,702	6,775	5,082
Research and development costs	(4)	2,236	1,858	1,385
Other income/(expenses)		77	(68)	(49)
Result from investments:	(5)	84	87	131
Share of the profit and (loss) of equity method investees		74	74	146
Other income and (expenses) from investments		10	13	(15)
Gains and (losses) on the disposal of investments	(6)	8	(91)	21
Restructuring costs	(7)	28	15	102
Other unusual income/(expenses)	(8)	(499)	(138)	1,245

EBIT		3,002	3,434	3,291
Net financial income/(expenses)	(9)	(1,987)	(1,910)	(1,359)

Profit before taxes		1,015	1,524	1,932

Tax (income)/expenses	(10)	(936)	628	534

Profit from continuing operations		1,951	896	1,398

Net profit		1,951	896	1,398

Net profit attributable to:
Owners of the parent		904	44	1,199
Non-controlling interests		1,047	852	199

Basic earnings per ordinary share (in €)	(12)	0.744	0.036	0.962

Basic earnings per preference share (in €)	(12)	-	-	0.962

Basic earnings per savings share (in €)	(12)	-	-	1.071

Diluted earnings per ordinary share (in €)	(12)	0.736	0.036	0.955

Diluted earnings per preference share (in €)	(12)	-	-	0.955

Diluted earnings per savings share (in €)	(12)	-	-	1.063

(a)	See “Impact of the retrospective application of IFRS 11 and IAS 19 revised and reclassifications” for the effects arising from the adoption of these standards.
(b)	The amounts reported include seven months of operations for Chrysler and were adjusted to reflect the adoption of IAS 19 revised and the classification of the fair value step-up of the inventories acquired in the Chrysler business combination. In accordance with the transition provisions of IFRS 11, these amounts were prepared under IAS 31 and not under IFRS 11. See “New standards applicable from January 1, 2013” and “Impact of the retrospective application of IFRS 11 and IAS 19 revised and reclassifications” for the effects arising from the adoption of this standard and the reclassifications.

The accompanying notes are an integral part of the Consolidated financial statements.

FIAT S.p.A.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME/(LOSS)

for the years ended December 31, 2013, 2012 and 2011

		For the years ended December 31,
	Note	2013(a)	2012(a)	2011(b)
		(€ million)
Net profit (A)		1,951	896	1,398

Items that will never be reclassified to the Income statement:
Gains/(losses) on remeasurements of defined benefit plans	(23)	2,676	(1,846)	(2,344)
Share of gains/(losses) on remeasurements of defined benefit plans for equity method investees	(23)	(7)	4	1
Related tax impact	(23)	239	3	(2)

Total items that will never be reclassified to the Income statement (B1)		2,908	(1,839)	(2,345)

Items that may be reclassified to the Income statement:
Gains/(losses) on cash flow hedging instruments	(23)	162	184	(160)
Gains/(losses) on available-for-sale financial assets	(23)	4	27	(42)
Exchange differences on translating foreign operations	(23)	(720)	(285)	452
Share of Other comprehensive income/(loss) for equity method investees	(23)	(88)	36	(63)
Related tax impact	(23)	(27)	(24)	15

Total items that may be reclassified to the Income statement (B2)		(669)	(62)	202

Total Other comprehensive income/(loss), net of tax (B1)+(B2)=(B)		2,239	(1,901)	(2,143)

Total Comprehensive income/(loss) (A)+(B)		4,190	(1,005)	(745)

Total Comprehensive income/(loss) attributable to:
Owners of the parent		2,117	(1,062)	(222)
Non-controlling interests		2,073	57	(523)

(a)	See “Impact of the retrospective application of IFRS 11 and IAS 19 revised and reclassifications” for the effects arising from the adoption of these standards.
(b)	The amounts reported include seven months of operations for Chrysler and were adjusted to reflect the adoption of IAS 19 revised. In accordance with the transition provisions of IFRS 11, these amounts were prepared under IAS 31 and not under IFRS 11. See “New standards applicable from January 1, 2013” for a further explanation.

The accompanying notes are an integral part of the Consolidated financial statements.

FIAT S.p.A.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

At December 31, 2013 and 2012

		At December 31,		At January 1,
	Note	2013(a)	2012(a)	2012(a)
		(€ million)
Assets
Intangible assets:		19,514	19,294	18,200
Goodwill and intangible assets with indefinite useful lives	(13)	12,440	12,949	13,213
Other intangible assets	(14)	7,074	6,345	4,987
Property, plant and equipment	(15)	23,233	22,496	21,125
Investments and other financial assets:	(16)	2,052	2,119	2,566
Investments accounted for using the equity method		1,388	1,377	1,485
Other investments and financial assets		664	742	1,081
Defined benefit plan assets		105	93	105
Deferred tax assets	(10)	2,903	1,747	1,699

Total Non-current assets		47,807	45,749	43,695

Inventories	(17)	10,278	9,359	9,166
Trade receivables	(18)	2,544	2,816	2,714
Receivables from financing activities	(18)	3,671	3,720	3,953
Current tax receivables	(18)	312	266	369
Other current assets	(18)	2,323	2,195	2,101
Current financial assets:		815	807	789
Current investments		35	32	33
Current securities	(19)	247	256	199
Other financial assets	(20)	533	519	557
Cash and cash equivalents	(21)	19,455	17,666	17,526

Total Current assets		39,398	36,829	36,618

Assets held for sale	(22)	9	55	66

Total Assets		87,214	82,633	80,379

Equity and liabilities
Equity:	(23)	12,584	8,369	9,711
Equity attributable to owners of the parent		8,326	6,187	7,358
Non-controlling interest		4,258	2,182	2,353
Provisions:		17,427	20,328	18,242
Employee benefits	(25)	8,326	11,546	9,640
Other provisions	(26)	9,101	8,782	8,602
Deferred tax liabilities	(10)	278	801	762
Debt	(27)	30,283	28,303	27,093
Other financial liabilities	(20)	137	201	429
Other current liabilities	(29)	8,963	7,811	7,559
Current tax payables		314	231	230
Trade payables	(28)	17,207	16,589	16,353
Liabilities held for sale	(22)	21	-	-

Total Equity and liabilities		87,214	82,633	80,379

(a)	See “Impact of the retrospective application of IFRS 11 and IAS 19 revised and reclassifications” for the effects arising from the adoption of these standards.

The accompanying notes are an integral part of the Consolidated financial statements.

FIAT S.p.A.

CONSOLIDATED STATEMENT OF CASH FLOWS

for the years ended December 31, 2013, 2012 and 2011

		For the years ended December 31,
	Note	2013(a)	2012(a)	2011(b)
		(€ million)
Cash and cash equivalents at beginning of the period	(21)	17,666	17,526	11,967

Cash flows from/(used in) operating activities:
Net profit for the period		1,951	896	1,398
Amortization and depreciation		4,635	4,201	3,358
Net (gains)/losses on disposal of tangible and intangible assets		31	14	21
Net (gains)/losses on disposal of investments		(8)	91	(21)
Other non-cash items	(32)	535	582	(853)
Dividends received		92	89	105
Change in provisions		457	63	(116)
Change in deferred taxes		(1,578)	(72)	(19)
Change in items due to buy-back commitments and GDP vehicles	(32)	93	(61)	(90)
Change in working capital	(32)	1,410	689	1,412

Total		7,618	6,492	5,195

Cash flows from/(used in) investing activities:
Investments in property, plant and equipment and intangible assets	(32)	(7,492)	(7,564)	(5,528)
Acquisitions and capital increases in joint ventures, associates and unconsolidated subsidiaries		(166)	(24)	(120)
Net cash acquired in the acquisition of interests in subsidiaries and joint operations	(32)	15	14	5,602
Proceeds from the sale of tangible and intangible assets		59	118	324
Proceeds from disposal of investments in consolidated subsidiaries		-	-	29
Proceeds from disposal other investments		5	21	96
Net change in receivables from financing activities		(459)	(14)	(1,218)
Change in current securities		(10)	(64)	(14)
Other changes		(6)	(29)	(29)

Total		(8,054)	(7,542)	(858)

Cash flows from/(used in) financing activities:
Issuance of bonds		2,866	2,535	2,500
Repayment of bonds		(1,000)	(1,450)	(2,448)
Issuance of other medium-term borrowings		3,188	1,925	2,149
Repayment of other medium-term borrowings		(2,558)	(1,535)	(3,895)
Changes in net financial receivables from CNH Industrial group	(32)	-	-	2,761
Net change in other financial payables and other financial assets/liabilities		677	171	143
Increase in share capital		4	22	41
Dividends paid		(1)	(58)	(181)
Acquisition of non-controlling interests	(32)	(34)	-	(438)
Distribution for tax withholding obligations on behalf of non- controlling interests		(6)	-	-

Total		3,136	1,610	632

Translation exchange differences.		(911)	(420)	590

Total change in Cash and cash equivalents		1,789	140	5,559

Cash and cash equivalents at end of the period	(21)	19,455	17,666	17,526

(a)	See “Impact of the retrospective application of IFRS 11 and IAS 19 revised and reclassifications” for the effects arising from the adoption of these standards.
(b)	The amounts reported include seven months of operations for Chrysler and were adjusted to reflect the adoption of IAS 19 revised.
In accordance with the transition provisions of IFRS 11, these amounts were prepared under IAS 31 and not under IFRS 11. See “New standards applicable from January 1, 2013” for a further explanation.

The accompanying notes are an integral part of the Consolidated financial statements.

FIAT S.p.A.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY(a)(b)

for the years ended December 31, 2013, 2012 and 2011

	Attributable to owners of the parent
	Share capital	Treasury shares	Other reserves	Cash flow hedge reserve	Currency translation differences	Available- for-sale financial assets	Remeasure -ment of defined benefit plans	Cumulative share of OCI of equity method investees	Non- controlling interests	Total
	(€ million)
At January 1, 2011	6,377	(657)	4,746	(45)	1,111	(2)	-	14	917	12,461

Effects of the Demerger:
Direct effects of the Demerger	(1,913)	-	(1,673)	23	(398)	-	-	(31)	(724)	(4,716)
Effects of the Demerger Treasury shares and on the Fiat S.p.A. Reserve for Share-based payments	-	368	(185)	-	-	-	-	-	-	183
Capital increase	-	-	-	-	-	-	-	-	36	36
Increase in share capital due to the exercising of stock option	2	-	3	-	-	-	-	-	-	5
Dividends distributed	-	-	(152)	-	-	-	-	-	(30)	(182)
Share-based payments	-	-	3	-	-	-	-	-	-	3
Non-controlling interest arising from the consolidation of Chrysler	-	-	-	-	-	-	-	-	3,112	3,112
Purchase and sale of shares in subsidiaries from/to non-controlling interests	-	-	(83)	-	-	-	-	-	(426)	(509)
Net Profit	-	-	1,199	-	-	-	-	-	199	1,398
Other comprehensive income/(loss)	-	-	-	(148)	121	(41)	(1,291)	(62)	(722)	(2,143)
Other changes	-	-	72	-	-	-	-	-	(9)	63

At December 31, 2011	4,466	(289)	3,930	(170)	834	(43)	(1,291)	(79)	2,353	9,711

Capital increase	-	-	-	-	-	-	-	-	22	22
Effect of the conversion of preference and savings shares into ordinary shares	10	-	(10)	-	-	-	-	-	-	-
Share-based payments	-	30	(15)	-	-	-	-	-	-	15
Dividends distributed	-	-	(40)	-	-	-	-	-	(18)	(58)
Purchase and sale of shares in subsidiaries from/to non-controlling interests	-	-	22	1	3	-	(114)	-	(232)	(320)
Net Profit	-	-	44	-	-	-	-	-	852	896
Other comprehensive income/(loss)	-	-	-	184	(219)	26	(1,136)	39	(795)	(1,901)
Other changes	-	-	4	-	-	-	-	-	-	4

At December 31, 2012	4,476	(259)	3,935	15	618	(17)	(2,541)	(40)	2,182	8,369

Capital increase	1	-	2	-	-	-	-	-	1	4
Dividends distributed	-	-	-	-		-	-	-	(1)	(1)
Share-based payments	-	-	9	-	-	-	-	-	-	9
Net Profit	-	-	904	-	-	-	-	-	1,047	1,951
Other comprehensive income/(loss)	-	-	-	86	(567)	4	1,784	(94)	1,026	2,239
Distribution for tax withholding obligations on behalf of NCI	-	-	-	-	-	-	-	-	(6)	(6)
Purchase of shares in subsidiaries from non-controlling interests	-	-	2	-	-	-	-	-	-	2
Other changes	-	-	8	-	-	-	-	-	9	17

At December 31, 2013	4,477	(259)	4,860	101	51	(13)	(757)	(134)	4,258	12,584

(a)	See “Impact of the retrospective application of IFRS 11 and IAS 19 revised and reclassifications” for the effects arising from the adoption of these standards for the years ending December 31, 2013 and 2012.
(b)	For the year ending December 31, 2011, the amounts reported include seven months of operations for Chrysler and were adjusted to reflect the adoption of IAS 19 revised. In accordance with the transition provisions of IFRS 11, these amounts were prepared under IAS 31 and not under IFRS 11. See “New standards applicable from January 1, 2013” for a further explanation.

The accompanying notes are an integral part of the Consolidated financial statements.

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

PRINCIPAL ACTIVITIES

Fiat S.p.A. is a corporation organized under the laws of the Republic of Italy. Fiat S.p.A. and its subsidiaries (“Fiat Group” or the “Group”), among which the most significant is Chrysler Group LLC (together with its subsidiaries, “Chrysler” or “Chrysler Group”), are engaged in the design, engineering, manufacturing, distribution and sale of automobiles and light commercial vehicles, engines, transmission systems, automotive-related components, metallurgical products and production systems. In addition, the Group has for a long while also been involved in certain other activities, including services (mainly captive) and publishing, which represent an insignificant portion of the business.

Proposed reorganization following the completion of the purchase of Chrysler

On January 29, 2014, the Board of Directors of Fiat S.p.A. approved a proposed corporate reorganization resulting in the formation of Fiat Chrysler Automobiles N.V. (“FCA”) as a fully-integrated global automaker. In accordance with the proposed corporate reorganization, Fiat S.p.A. shareholders will receive one FCA common share for each Fiat S.p.A. share held. Refer to Note 36 for additional discussion of the corporate reorganization.

SIGNIFICANT ACCOUNTING POLICIES

Authorization of Consolidated financial statements and compliance with International Financial Reporting Standards

These Consolidated financial statements were authorized for issuance by the Group Chief Executive Officer on June 20, 2014 and have been prepared in accordance with the International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). The Group has previously published consolidated financial statements for the year ended December 31, 2013 in accordance with International Financial Reporting Standards as adopted by the European Union (“IFRS EU”) (hereinafter referred to as the “2013 Group Annual Report”). These financial statements, which were authorized for issue on February 27, 2014, did not reflect the adoption of IFRS 10, IFRS 11, IFRS 12 and the amendments to IAS 27 and IAS 28 because the effective date of these standards was deferred by one year by the EU for companies presenting financial statements in accordance with IFRS EU.

These Consolidated financial statements reflect the retrospective application of the amendments to IAS 19 – Employee Benefits (“IAS 19 revised”), IAS 1 – Presentation of Financial Statements and IFRS 11 – Joint Arrangements, which became effective from January 1, 2013. A number of other new and revised standards became effective from January 1, 2013, the most significant of which are IFRS 10 – Consolidated Financial Statements, IFRS 12 – Disclosure of Interests in Other Entities and IFRS 13 – Fair value measurement which had no impact for the Group except for the additional disclosures required. These new standards are further explained below under the Section - New standards applicable from January 1, 2013.

Basis of preparation

The Consolidated financial statements are prepared under the historical cost method, modified as required for the measurement of certain financial instruments, as well as on a going concern basis. In this respect, the Group’s assessment is that no material uncertainties (as defined in paragraph 25 of IAS 1) exist about its ability to continue as a going concern, also considering the ongoing operational integration between Fiat and Chrysler and the Group’s industrial and financial flexibility.

The Group’s presentation currency is Euro.

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

Format of the financial statements(1)

For presentation of the Consolidated income statement, the Group uses a classification based on the function of expenses, rather than based on their nature, as it is more representative of the format used for internal reporting and management purposes and is consistent with international practice in the automotive sector.

In this consolidated income statement, the Group also presents a subtotal for Earnings before Interest and Taxes (EBIT). EBIT distinguishes between the Profit before taxes arising from operating items and those arising from financing activities. EBIT is the primary measure used by the Chief Executive Officer to assess the performance of and allocate resources to the operating segments.

For the Consolidated statement of financial position, a mixed format has been selected to present current and non-current assets and liabilities, as permitted by IAS 1 paragraph 60. More specifically, the Group’s financial statements include both industrial companies and financial services companies. The investment portfolios of the financial services companies are included in current assets, as the investments will be realized in their normal operating cycle. However, the financial services companies obtain only a portion of their funding from the market; the remainder is obtained from Group operating companies through the Group’s treasury companies (included within the industrial companies), which provide funding to both industrial companies and financial services companies in the Group, as the need arises. This financial service structure within the Group does not allow the separation of financial liabilities funding the financial services operations (whose assets are reported within current assets) and those funding the industrial operations. Presentation of financial liabilities as current or non-current based on their date of maturity would not facilitate a meaningful comparison with financial assets, which are categorized on the basis of their normal operating cycle. Disclosure as to the due date of the financial liabilities is provided in Note 27.

The Consolidated statement of cash flows is presented using the indirect method.

Comparative information

As required by US public company reporting requirements, these Consolidated financial statements include two years of comparative information (for the years ending December 31, 2012 and 2011) for the Consolidated income statement, Consolidated statement of comprehensive income/(loss), Consolidated statement of cash flows, Consolidated statement of changes in equity and related Notes.

An additional Consolidated statement of financial position at January 1, 2012 has been presented as required by IAS 1 paragraph 40A, as the Group’s retrospective application of IAS 19 revised has a material effect on the information reported in the Consolidated statement of financial position at that date.

For further details on the IAS 19 revised and IFRS 11 adjustments to the amounts as originally reported, reference should be made to the Sections - New standards applicable from January 1, 2013 and Impact of the retrospective application of IFRS 11 and IAS 19 revised and reclassifications below.

(1)	The Consolidated financial statements include the Consolidated income statement, Consolidated statement of comprehensive income/(loss), Consolidated statement of financial position, Consolidated statement of cash flows and Consolidated statement of changes in equity and are referred to with and without the term “consolidated”.

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

New standards applicable from January 1, 2013

The following new standards, amendments and interpretations issued by the International Accounting Standards Board (“IASB”) that are mandatorily applicable from January 1, 2013 were adopted by the Group for the purpose of the preparation of the Consolidated financial statements included in this document.

Amendments to IAS 19 – Employee Benefits

The Group adopted IAS 19 revised effective January 1, 2013. The revised standard modifies the requirements for recognizing defined benefit plans and termination benefits. The main changes relate to the:

•	Recognition of the plan deficit or surplus: the amendments remove the previous option of deferring actuarial gains and losses under the off balance sheet “corridor method”, and require them to be recognized directly in Other comprehensive income/(loss). In addition, the amendments require the immediate recognition of past service costs in the Consolidated income statement. These amendments led to the recognition of the entire plan deficit or surplus in the balance sheet.

•	Net interest expense: the interest expense, calculated by using a discount rate, and the expected return on plan assets, calculated by using a long-term rate of return of assets, are replaced by the net interest expense on the plan deficit or surplus, which consists of (i) the interest expense calculated on the present value of the obligations, (ii) the interest income arising from the valuation of the plan assets, and (iii) the interest expense or income on the effect of the asset ceiling. All of the above components are calculated by using the discount rate applied for measuring the obligation at the beginning of the period.

•	Classification of net interest expense: the Group recognizes net interest expense in Net financial income/(expenses). Under the previous version of IAS 19, the Group recognized all income and expense arising from the measurement of funded pension plan assets and liabilities in operating costs, by function, while the interest expense relating to unfunded defined benefit plans was included in Net financial income/(expenses).

•	Administrative expenses: the amendments require that the cost of managing plan assets should be deducted from the return on plan assets – through Other comprehensive income/(loss) - and all other administrative costs relating to assets should be recognized in the Consolidated income statement in the year they occur. Under the previous version of IAS 19, the Group recognized all administrative costs and costs for managing plan assets in the Consolidated income statement in the year in which they occurred, as a deduction from the expected return on assets.

The Group applied the relevant transition provisions and adjusted the comparative amounts reported in these Consolidated financial statements. The impacts of the adoption of IAS 19 revised on amounts originally reported are presented together with the effects arising from the adoption of IFRS 11 in the Section – Impact of the retrospective application of IFRS 11 and IAS 19 revised and reclassifications, below.

IFRS 11 – Joint arrangements

The Group adopted IFRS 11, as amended as of January 1, 2013.

The adoption of this standard required the reclassification of investments previously classified as jointly controlled entities under IAS 31 – Interests in joint ventures, as either joint operations (if the Group has rights to the assets, and obligations for the liabilities, relating to an arrangement) or joint ventures (if the Group has right only to the net assets of an arrangement). The classification focuses on the rights and obligations of the

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

arrangements, rather than their legal form. Under the new standard, joint ventures are accounted for under the equity method while joint operations are accounted for by recognizing the Group’s share of assets, liabilities, revenues and expenses (these interests would have previously been accounted for using the equity method under IAS 31).

In accordance with the transition provisions in IFRS 11, the Group has presented adjusted comparatives for the Consolidated income statement, Consolidated statement of comprehensive income/(loss), Consolidated statement of financial position, and Consolidated statement of cash flows for the immediately preceding year ended December 31, 2012. In addition, the Group presented adjusted comparatives for the Consolidated statement of financial position at January 1, 2012 (required by IAS 1 – see Comparative information above). The Consolidated income statement, Consolidated statement of comprehensive income/(loss) and Consolidated statement of cash flows for the year ended December 31, 2011 have not been adjusted and have been prepared in accordance with IAS 31 – Interest in Joint ventures, under which all of the Group’s joint arrangement were accounted for using the equity method.

As a result of the IFRS 11 retrospective adoption, at January 1, 2012 the Group’s interest in Sevel S.p.A., a joint arrangement with PSA-Peugeot was classified as a joint operation. From that date the Group recognized its share of assets, liabilities, revenues and expenses instead of recognizing its interest in the net assets of the entity under the equity method. In addition, from April 2012, as mentioned below under the Section - Scope of consolidation, as a result of changes in the shareholding agreements with Tata Motor for the joint venture Fiat India Automobiles Limited, the Group started to classify this arrangement as a Joint operation and recognized its share of assets, liabilities, revenues and expenses instead of recognizing the Group’s interest in the net assets under the equity method.

The Group’s interests in joint arrangements which were classified as jointly controlled entities under IAS 31 and have been reclassified as Joint ventures under IFRS 11 continue to be accounted for using the equity method. The reclassification of these interests had no impact on the Consolidated financial statements.

The impacts of the adoption of IFRS 11 on amounts originally reported in the 2013 Group Annual Report are set out in the Section – Impact of the retrospective application of IFRS 11 and IAS 19 revised and reclassifications, below.

IFRS 10 – Consolidated Financial Statements

The Group adopted IFRS 10, as amended, effective January 1, 2013. The new standard builds on existing principles by identifying a single control model applicable to all entities, including “structured entities”. The standard also provides additional guidance to assist in the determination of control where this is difficult to assess.

In accordance with the transition provision in IFRS 10, the Group reassessed the conclusion on control for its investees on January 1, 2013 without reporting any significant effect on the adoption of the new standard.

IFRS 12 – Disclosure of Interests in Other Entities

The Group adopted IFRS 12, as amended, effective January 1, 2013. The standard is a new and comprehensive standard on disclosure requirements for all forms of interests in other entities, including subsidiaries, joint arrangements, associates, structured entities and other unconsolidated entities. Other than the modifications to the disclosures regarding these interests reported below under the Section - Scope of Consolidation and in Note 16, the adoption of the new standard did not have a significant effect on these Consolidated financial statements.

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

IFRS 13 – Fair Value Measurement

The new standard clarifies the measurement of fair value and is applicable to all IFRSs permitting or requiring a fair value measurement or the presentation of disclosures based on fair value. Moreover, IFRS 13 includes extensive disclosure requirements on fair value measurements. In accordance with the relevant transition provision, the Group adopted the new fair value measurement guidance prospectively from January 1, 2013 without applying the new disclosure requirements in the standard for comparative information reported in this document. Other than the additional disclosures on the fair value measurement reported in Note 30, the adoption of the new standard did not have a significant effect on these Consolidated financial statements.

Amendments to IFRS 7 – Financial Instruments: Disclosures: Offsetting Financial Assets and Financial Liabilities

The amendments require information about the effect or potential effect of netting arrangements for financial assets and liabilities on an entity’s financial position. The Group applied the amendments effective January 1, 2013 retrospectively. The adoption of the amendments did not have a significant effect on these Consolidated financial statements.

Amendments to IAS 1 – Presentation of Financial Statements: Presentation of items of Other Comprehensive Income

The amendments required items of Other comprehensive income/(loss) to be grouped on the basis of whether they will be reclassified subsequently to the Consolidated income statement when specific conditions are met. The Group adopted these amendments in the Consolidated financial statements. The prior year financial information has been reclassified to conform to the current year presentation.

Amendments to IAS 1 – Presentation of Financial Statements (as part of the Annual Improvements to IFRS’s – 2009-2011 Cycle)

On May 17, 2012, the IASB issued the Annual Improvements to IFRS’s – 2009-2011 Cycle, which contained amendments to five of its standards. The amendments that are relevant to the Group, effective January 1, 2013, are the amendments to IAS 1. The amendments clarify the way in which comparative information should be presented when an entity changes accounting policies or retrospectively adjusts or reclassifies items in its financial statements and when an entity provides comparative information in addition to the minimum comparative financial statements. The Consolidated statement of financial position as of January 1, 2012 has been included as a result of the adjustment of the Group’s financial information due to applying IAS 19 revised and IFRS 11.

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

Impact of the retrospective application of IFRS 11 and IAS 19 revised and reclassifications

The impacts of the retrospective application of IFRS 11 on amounts originally reported for the year ended December 31, 2013 are set out below (impacts from IAS 19 revised were already reflected in the 2013 Group Annual Report):

	For the year ended December 31, 2013
	Amounts as originally reported	IFRS 11	Amounts as adjusted
Items of Consolidated income statement impacted by IFRS 11:		(€ million)
Net revenues	86,816	(192)	86,624
Cost of sales	74,570	(244)	74,326
Selling, general and administrative costs	6,689	13	6,702
Research and development costs	2,231	5	2,236
Other income/(expenses)	68	9	77
Result from investments:	97	(13)	84

EBIT	2,972	30	3,002
Net financial income/(expenses)	(1,964)	(23)	(1,987)
Tax (income)/expenses	(943)	7	(936)

Net profit	1,951	-	1,951

Net profit attributable to:
Owners of the parent	904	-	904
Non-controlling interests	1,047	-	1,047

Basic and diluted earnings per share
Basic earnings per ordinary share	0.744	-	0.744

Diluted earnings per ordinary share	0.736	-	0.736

	For the year ended December 31, 2013
	Amounts as originally reported	IFRS 11	Amounts as adjusted
Items of Consolidated statement of comprehensive income/(loss) impacted by IFRS 11:		(€ million)
Net profit	1,951	-	1,951
Gains/(losses) on remeasurement of defined benefit plans	2,678	(2)	2,676
Share of gains/(losses) on remeasurement of defined benefit plans for equity method investees	(9)	2	(7)
Exchange differences on translating foreign operations	(708)	(12)	(720)
Share of Other comprehensive income/(loss) for equity method investees	(100)	12	(88)

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

	At December 31, 2013
	Amounts as originally reported	IFRS 11	Amounts as adjusted
Items of Consolidated statement of financial position impacted by IFRS 11:	(€ million)
Assets
Intangible assets	19,509	5	19,514
Property, plant and equipment	22,844	389	23,233
Investments and other financial assets:	2,260	(208)	2,052
Deferred tax assets	2,893	10	2,903

Total Non-current assets	47,611	196	47,807

Inventories	10,230	48	10,278
Trade receivables	2,406	138	2,544
Current tax receivables	291	21	312
Other current assets	2,302	21	2,323
Cash and cash equivalents	19,439	16	19,455

Total Current assets	39,154	244	39,398

Total Assets	86,774	440	87,214

Equity and liabilities
Equity	12,584	-	12,584
Provisions:	17,360	67	17,427
Employee benefits	8,265	61	8,326
Other provisions	9,095	6	9,101
Debt	29,902	381	30,283
Other current liabilities	8,943	20	8,963
Trade payables	17,235	(28)	17,207

Total Equity and liabilities	86,774	440	87,214

	For the year ended December 31, 2013
	Amounts as originally reported	IFRS 11	Amounts as adjusted
		(€ million)
Items of Consolidated statement of cash flows impacted by IFRS 11:
Cash and cash equivalents at beginning of the period	17,657	9	17,666

Cash flows from/(used in) operating activities	7,589	29	7,618
Cash flows from/(used in) investing activities	(8,086)	32	(8,054)
Cash flows from/(used in) financing activities	3,188	(52)	3,136
Translation exchange differences	(909)	(2)	(911)

Total change in cash and cash equivalents	1,782	7	1,789

Cash and cash equivalents at end of the period	19,439	16	19,455

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

The impacts of the retrospective application of IFRS 11 and IAS 19 revised and reclassifications on amounts originally reported by the Group for the years ended December 31, 2012 and 2011, as well as of January 1, 2012 are set out below:

	For the years ended December 31,
	2012				2011
	Amounts as originally reported	IAS 19	IFRS 11	Amounts as adjusted	Amounts as originally reported	IAS 19	Reclassifications(1)	Amounts as adjusted
Items of Consolidated income statement impacted by IAS 19, IFRS 11 and reclassifications:	(€ million)
Net revenues	83,957	-	(192)	83,765	59,559	-	-	59,559
Cost of sales	71,474	227	(228)	71,473	50,704	123	220	51,047
Selling, general and administrative costs	6,731	32	12	6,775	5,047	35	-	5,082
Research and development costs	1,835	15	8	1,858	1,367	18	-	1,385
Other income/(expenses)	(103)	1	34	(68)	(49)	-	-	(49)
Result from investments:	107	-	(20)	87	131	-	-	131
Other unusual income/(expenses)	(138)	-	-	(138)	1,025	-	220	1,245

EBIT	3,677	(273)	30	3,434	3,467	(176)	-	3,291
Net financial income/(expenses)	(1,641)	(244)	(25)	(1,910)	(1,282)	(77)	-	(1,359)
Tax (income)/expenses	625	(2)	5	628	534	-	-	534

Net profit	1,411	(515)	-	896	1,651	(253)	-	1,398

Net profit attributable to:
Owners of the parent	348	(304)	-	44	1,334	(135)	-	1,199
Non-controlling interests	1,063	(211)	-	852	317	(118)	-	199

Basic and diluted earnings per share
Basic earnings per ordinary share	0.286	(0.250)	-	0.036	1.071	(0.081)	-	0.990

Diluted earnings per ordinary share	0.284	(0.248)	-	0.036	1.063	(0.081)	-	0.982

(1)	In 2011, Inventories acquired in the Chrysler business combination were valued at their acquisition-date fair value, resulting in a fair value step-up. All the acquired Inventories were sold in 2011 and the historical cost of the Inventories acquired was reported as Cost of sales while the fair value step-up was reported as Other unusual expense to highlight components of financial performance that may differ in terms of frequency, potential for gain or loss and predictability. However, due to practice that has developed in connection with the application of the business combination guidance, management believes that the entire carrying amount of Inventory, including the effects of the fair value step-up, should be presented as Cost of sales.

	For the years ended December 31,
	2012				2011
	Amounts as originally reported	IAS 19	IFRS 11	Amounts as adjusted	Amounts as originally reported	IAS 19	Amounts as adjusted
	(€ million)
Items of Consolidated statement of comprehensive income/(loss) impacted by IAS 19 and IFRS 11:
Net profit	1,411	(515)		896	1,651	(253)	1,398
Gains/(losses) on remeasurement of defined benefit plans, net of tax	-	(1,839)		(1,839)	-	(2,345)	(2,345)
Exchange differences on translating foreign operations	(359)	89	(15)	(285)	452	-	452
Share of Other comprehensive income/(loss) for equity method investees	21	-	15	36	(63)	-	(63)

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

	At December 31, 2012				At January 1, 2012
	Amounts as originally reported	IAS 19	IFRS 11	Amounts as adjusted	Amounts at December 31, 2011 as originally reported	IAS 19	IFRS 11	Amounts at January 1, 2012 as adjusted
Items of Consolidated statement of financial position impacted by IAS 19 and IFRS 11:	(€ million)
Assets
Intangible assets	19,284	-	10	19,294	18,200	-	-	18,200
Property, plant and equipment	22,062	-	434	22,496	20,830	-	295	21,125
Investments and other financial assets:	2,290	(3)	(168)	2,119	2,660	3	(97)	2,566
Defined benefit plan assets	105	(12)	-	93	97	8	-	105
Deferred tax assets	1,736	2	9	1,747	1,690	(1)	10	1,699

Total Non-current assets	45,477	(13)	285	45,749	43,477	10	208	43,695

Inventories	9,295	-	64	9,359	9,123	-	43	9,166
Trade receivables	2,702	-	114	2,816	2,625	-	89	2,714
Receivables from financing activities	3,727	-	(7)	3,720	3,968	-	(15)	3,953
Current tax receivables	236	-	30	266	369	-	-	369
Other current assets	2,163	-	32	2,195	2,088	-	13	2,101
Cash and cash equivalents	17,657	-	9	17,666	17,526	-	-	17,526

Total Current assets	36,587	-	242	36,829	36,488	-	130	36,618

Total Assets	82,119	(13)	527	82,633	80,031	10	338	80,379

Equity and liabilities
Equity:	13,173	(4,804)	-	8,369	12,260	(2,549)	-	9,711
Of which:
Other reserves	4,324	(389)	-	3,935	4,009	(79)	-	3,930
Currency translation differences	580	53	(15)	618	834	-	-	834
Remeasurement of defined benefit plans	-	(2,534)	(7)	(2,541)	-	(1,287)	(4)	(1,291)
Cumulative share of OCI of equity method investees	(60)	(2)	22	40	(80)	(3)	4	(79)
Non-controlling interest	4,114	(1,932)	-	2,182	3,533	(1,180)	-	2,353
Provisions:	15,484	4,792	52	20,328	15,624	2,558	60	18,242
Employee benefits	6,694	4,792	60	11,546	7,026	2,558	56	9,640
Other provisions	8,790	-	(8)	8,782	8,598	-	4	8,602
Deferred tax liabilities	802	(1)	-	801	760	1	1	762
Debt	27,889	-	414	28,303	26,772	-	321	27,093
Other current liabilities	7,781	-	30	7,811	7,538	-	21	7,559
Trade payables	16,558	-	31	16,589	16,418	-	(65)	16,353

Total Equity and liabilities	82,119	(13)	527	82,633	80,031	10	338	80,379

	For the years ended December 31,
	2012				2011
	Amounts as originally reported	IAS 19	IFRS 11	Amounts as adjusted	Amounts as originally reported	IAS 19	Amounts as adjusted
	(€ million)
Effects on Consolidated statement of cash flows:
Cash and cash equivalents at beginning of the period	17,526	-	-	17,526	11,967	-	11,967

Cash flows from/(used in) operating activities	6,444	-	48	6,492	5,195	-	5,195
Of which:
Profit/(loss) for the period	1,411	(515)	-	896	1,651	(253)	1,398
Other non-cash items	47	515	20	582	(1,106)	253	(853)
Cash flows from/(used in) investing activities	(7,537)	-	(5)	(7,542)	(858)	-	(858)
Cash flows from/(used in) financing activities	1,643	-	(33)	1,610	632	-	632
Translation exchange differences	(419)	-	(1)	(420)	590	-	590

Total change in cash and cash equivalents	131	-	9	140	5,559	-	5,559

Cash and cash equivalents at end of the period	17,657	-	9	17,666	17,526	-	17,526

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

Basis of consolidation

Subsidiaries

Subsidiaries are entities over which the Group has control. Control is achieved when the Group has power over the investee, when it is exposed to, or has rights to, variable returns from its involvement with the investee, and has the ability to use its power over the investee to affect the amount of the investor’s returns. Subsidiaries are consolidated on a line by line basis from the date on which control is achieved by the Group. The Group reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control listed above.

The Group recognizes any non-controlling interest in the acquiree on an acquisition-by-acquisition basis, either at fair value or at the non-controlling interest’s share of the recognized amounts of the acquiree’s identifiable net assets. Net profit or loss and each component of Other comprehensive income/(loss) are attributed to the owners of the parent and to the non-controlling interest. Total comprehensive income /(loss) of subsidiaries is attributed to owners of the parent and to the non-controlling interest even if this results in the non-controlling interest having a deficit balance.

Changes in the Group’s ownership interests in a subsidiary that do not result in the Group losing control over the subsidiary are accounted for as an equity transaction. The carrying amounts of the Equity attributable to owners of the parent and Non-controlling interests are adjusted to reflect the changes in their relative interests in the subsidiary. Any difference between the carrying amount of the non-controlling interests and the fair value of the consideration paid or received in the transaction is recognized directly in the Equity attributable to the owners of the parent.

Subsidiaries are deconsolidated from the date on which control ceases. When the Group ceases to have control over a subsidiary, it derecognizes the assets (including any goodwill) and liabilities of the subsidiary at their carrying amounts at the date when control is lost, and derecognizes the carrying amount of non-controlling interests in the former subsidiary at the same date and recognizes the fair value of any consideration received form the transaction. Any retained interest in the former subsidiary is remeasured to its fair value at the date when control is lost. This fair value is the initial carrying amount for the purposes of subsequent accounting for the retained interest as an associate, joint venture or financial asset. In addition, any amounts previously recognized in Other comprehensive income/(loss) in respect of that entity are accounted for as if the Group had directly disposed of the related assets or liabilities. This may mean that amounts previously recognized in Other comprehensive income/(loss) are reclassified to the Consolidated income statement or transferred directly to retained earnings.

Interests in joint ventures and associates

A joint venture is a joint arrangement whereby the parties that have joint control of the arrangement have rights to the net assets of the arrangement. Joint control involves the contractually agreed sharing of control of an arrangement, which exists only when decisions about the relevant activities require the unanimous consent of the parties sharing control.

An associate is an entity over which the Group has significant influence. Significant influence is the power to participate in the financial and operating policy decisions of the investees but does not have control or joint control over those policies.

Joint ventures and associates are accounted for using the equity method of accounting from the date on which joint control and significant influence is obtained. On acquisition of the investment, any excess of the cost of the investment and the Group’s share of the net fair value of the investee’s identifiable assets and liabilities is

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

recognized as goodwill and is included in the carrying amount of the investment. Any excess of the Group’s share of the net fair value of the investee’s identifiable assets and liabilities over the cost of the investment is included as income in the determination of the Group’s share of the investee’s profit or loss in the acquisition period.

Under the equity method, the investments are initially recognized at cost, and adjusted thereafter to recognize the Group’s share of the profit or loss and Other comprehensive income/(loss) of the investee. The Group’s share of the investee’s profit or loss is recognized in the Consolidated income statement. Distributions received from an investee reduce the carrying amount of the investment. Post-acquisition movements in Other comprehensive income/(loss) are recognized in Other comprehensive income/(loss) with a corresponding adjustment to the carrying amount of the investment.

Unrealized gains on transactions between the Group and its joint ventures and associates are eliminated to the extent of the Group’s interest in the joint venture or associate. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred.

When the Group’s share of the losses of a joint venture or associate exceeds the Group’s interest in that joint venture or associate the Group discontinues recognizing its share of further losses. Additional losses are provided for, and a liability is recognized only to the extent that the Group has incurred legal or constructive obligations or made payments on behalf of the joint venture or associate.

The Group discontinues the use of the equity method from the date when the investment ceases to be an associate or a joint venture or when it is classified as available-for-sale.

Interests in joint operations

A joint operation is a joint arrangement whereby the parties that have joint control of the arrangement have rights to the assets and obligations for the liabilities, relating to the arrangement. Joint control is the contractually agreed sharing of control of an arrangement, which exists only when decisions about the relevant activities require the unanimous consent of the parties sharing control.

When the Group undertakes its activities under joint operations, it recognizes in relation to its interest in the joint operation: (i) its assets, including its share of any assets held jointly, (ii) its liabilities, including its share of any liabilities incurred jointly, (iii) its revenue from the sale of its share of the output arising from the joint operation (iv) its share of the revenue from the sale of the output by the joint operation and (v) its expenses, including its share of any expenses incurred jointly.

Interests in other companies

Interests in other companies are measured at fair value. Investments in equity investments that do not have a quoted market price in an active market and whose fair value cannot be reliably measured are measured at cost. For investments classified as available-for-sale financial assets gains or losses arising from changes in fair value are recognized in Other comprehensive income/(loss) until the assets are sold or are impaired; at that time, the cumulative Other comprehensive income/(loss) is recognized in the Consolidated income statement. Interests in other companies for which fair value is not available are stated at cost less any impairment losses.

Dividends received are included in Other income/(expenses) from investments.

Transactions eliminated in consolidation

All significant intragroup balances and transactions and any unrealized gains and losses arising from intragroup transactions are eliminated in preparing the Consolidated financial statements.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

Unrealized gains and losses arising from transactions with associates and joint ventures are eliminated to the extent of the Group’s interest in those entities. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred.

Foreign currency transactions

The functional currency of the Group’s entities is the currency of their primary economic environment. In individual companies, transactions in foreign currencies are recorded at the exchange rate prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the exchange rate prevailing at that date. Exchange differences arising on the settlement of monetary items or on reporting monetary items at rates different from those at which they were initially recorded during the period or in previous financial statements, are recognized in the Consolidated income statement.

Consolidation of foreign entities

All assets and liabilities of foreign consolidated companies with a functional currency other than the Euro are translated using the closing rates at the date of the Consolidated statement of financial position. Income and expenses are translated into Euro at the average exchange rate for the period. Translation differences resulting from the application of this method are classified as Other comprehensive income/(loss) until the disposal of the investment. Average exchange rates for the period are used to translate the cash flows of foreign subsidiaries in preparing the Consolidated statement of cash flows.

Goodwill, assets acquired and liabilities assumed arising from the acquisition of entities with a functional currency other than the Euro are recognized in the Consolidated financial statements in the functional currency and translated at the exchange rate at the acquisition date. These balances are translated at subsequent balance sheet dates at the relevant exchange rate.

The principal exchange rates used to translate other currencies into Euros were as follows:

	2013		2012		2011
	Average	At December 31,	Average	At December 31,	Average	At December 31,
U.S. Dollar	1.328	1.379	1.285	1.319	1.392	1.294
Brazilian Real	2.867	3.258	2.508	2.704	2.327	2.416
Chinese Renminbi	8.164	8.349	8.106	8.221	8.996	8.159
Serbian Dinar	113.096	114.642	113.120	113.718	101.978	104.858
Polish Zloty	4.197	4.154	4.185	4.074	4.121	4.458
Argentine Peso	7.263	8.988	5.836	6.478	5.742	5.561
Pound Sterling	0.849	0.834	0.811	0.816	0.868	0.835
Swiss Franc	1.231	1.228	1.205	1.207	1.233	1.216

Business combinations

Business combinations are accounted for by applying the acquisition method. Under this method:

•	The consideration transferred in a business combination is measured at fair value, which is calculated as the sum of the acquisition-date fair values of the assets transferred and liabilities incurred by the Group to the former owners of the acquiree and the equity interests issued by the group in exchange for control of the acquiree. Acquisition-related costs are generally recognized in the Consolidated income statement as incurred.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

•	The identifiable assets acquired and the liabilities assumed are recognized at their acquisition date fair values, except for deferred tax assets and liabilities, assets and liabilities relating to employee benefit arrangements, liabilities or equity instruments relating to share-based payment arrangements of the acquiree or share-based payment arrangements of the Group entered into to replace share-based payment arrangements of the acquiree and assets (or disposal groups) that are classified as held for sale, which are measured in accordance with the relevant standard.

•	Goodwill is measured as the excess of the aggregate of the consideration transferred, the amount of any non-controlling interest in the acquiree and the acquisition-date fair value of any previously held equity interest in the acquiree over the acquisition-date values of the identifiable net assets acquired. If the value of the identifiable net assets acquired exceeds the aggregate of the consideration transferred, any non-controlling interest recognized and the fair value of any previously held interest in the acquiree, the excess is recognized immediately in the Consolidated income statement as a gain on a bargain purchase.

•	Non-controlling interest is initially measured either at fair value or at the non-controlling interest’s proportionate share of the acquiree’s identifiable net assets. The selection of the measurement method is made on a transaction-by-transaction basis.

•	Any contingent consideration arrangement in the business combination is initially measured at its acquisition-date fair value and included as part of the consideration transferred in the business combination in order to measure goodwill. Contingent consideration that is classified within Equity is not remeasured and its subsequent settlement is accounted for within Equity. Contingent consideration that is classified within Liabilities is remeasured at fair value at each reporting date with changes in fair value recorded in the Consolidated income statement.

•	During the measurement period, which may not exceed one year from the acquisition date, any adjustments to the value of assets or liabilities recognized at the acquisition date arising from additional information obtained about facts and circumstances that existed at the acquisition date are recognized retrospectively with corresponding adjustments to goodwill.

When a business combination is achieved in stages, the Group’s previously held equity interest in the acquiree is remeasured at its acquisition-date fair value and any resulting gain or loss is recognized in the Consolidated income statement. Changes in the equity interest in the acquiree that have been recognized in Other comprehensive income/(loss) in prior reporting periods are reclassified to the Consolidated income statement as if the interest had been disposed.

Intangible assets

Goodwill

Goodwill is not amortized, but is tested for impairment annually or more frequently if events or changes in circumstances indicate that it might be impaired. After initial recognition, Goodwill is measured at cost less any accumulated impairment losses.

Development costs

Development costs for vehicle project production and related components, engines and production systems are recognized as an asset if, and only if, both of the following conditions under IAS 38 – Intangible assets are met: that development costs can be measured reliably and that the technical feasibility of the product,

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

volumes and pricing support the view that the development expenditure will generate future economic benefits. Capitalized development costs include all direct and indirect costs that may be directly attributed to the development process.

Capitalized development costs are amortized on a straight-line basis from the start of production over the expected life cycle of the models (generally 5-6 years) or powertrains developed (generally 10-12 years). All other development costs are expensed as incurred.

Intangible assets with indefinite useful lives

Intangible assets with indefinite useful lives consist principally of brands which have no legal, contractual, competitive, economic, or other factors that limit their useful lives. Intangible assets with indefinite useful lives are not amortized, but are tested for impairment annually or more frequently whenever there is an indication that the asset may be impaired, by comparing the carrying amount with the recoverable amount.

Property, plant and equipment

Cost

Property, plant and equipment is initially recognized at cost which comprises the purchase price, any costs directly attributable to bringing the assets to the location and condition necessary to be capable of operating in the manner intended by management and any initial estimate of the costs of dismantling and removing the item and restoring the site on which it is located. Self-constructed assets are initially recognized at production cost. Subsequent expenditures and the cost of replacing parts of an asset are capitalized only if they increase the future economic benefits embodied in that asset. All other expenditures are expensed as incurred. When such replacement costs are capitalized, the carrying amount of the parts that are replaced is recognized in the Consolidated income statement.

Assets held under finance leases, which provide the Group with substantially all the risks and rewards of ownership, are recognized as assets of the Group at their fair value or, if lower, at the present value of the minimum lease payments. The corresponding liability to the lessor is included in the financial statements within Debt. The assets are depreciated by the method and at the rates indicated below depending on the nature of the leased assets.

Leases under which the lessor retains substantially all the risks and rewards of ownership of the leased assets are classified as operating leases. Operating lease expenditures are expensed on a straight-line basis over the lease terms.

Depreciation

Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets during years ended December 31, 2013, 2012 and 2011, as follows:

Depreciation rates
Buildings	3% - 8%
Plant, machinery and equipment	3% - 33%
Other assets	5% - 33%

Land is not depreciated.

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At December 31, 2013 and 2012

Impairment of assets

At the end of each reporting period, the Group assesses whether there is any indication that its Intangible assets (including development costs) and its Property, plant and equipment may be impaired. Goodwill and Intangible assets with indefinite useful lives are tested for impairment annually or more frequently, if there is an indication that an asset may be impaired.

If indications of impairment are present, the carrying amount of the asset is reduced to its recoverable amount which that is the higher of fair value less costs to sell and its value in use. The recoverable amount is determined for the individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets, in which case the asset is tested as part of the cash-generating unit (“CGU”) to which the asset belongs. A CGU is the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows from other assets or groups of assets. In assessing the value in use of an asset or CGU, the estimated future cash flows are discounted to their present value using a discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU. An impairment loss is recognized if the recoverable amount is lower than the carrying amount. Impairment of Property plant and equipment and Intangible assets arising from transactions that are only incidentally related to the ordinary activities of the Group and that are not expected to occur frequently, are considered to hinder comparability of the Group’s year-on-year financial performance and are recognized under Other unusual expenses.

Where an impairment loss for assets other than Goodwill, subsequently no longer exists or has decreased, the carrying amount of the asset or CGU is increased to the revised estimate of its recoverable amount, but not in excess of the carrying amount that would have been recorded had no impairment loss been recognized. The reversal of an impairment loss is recognized in the Consolidated income statement immediately.

Financial instruments

Presentation

Financial instruments held by the Group are presented in the Consolidated financial statements as described in the following paragraphs.

Investments and other non-current financial assets comprise investments in unconsolidated companies and other non-current financial assets (held-to-maturity securities, non-current loans and receivables and other non-current available-for-sale financial assets).

Current financial assets, as defined in IAS 39 – Financial Instruments: Recognition and Measurement, include Trade receivables, Receivables from financing activities, Current investments, Current securities and Other financial assets (which include derivative financial instruments stated at fair value), as well as Cash and cash equivalents. In particular, Cash and cash equivalents include cash at banks, units in money market funds and other money market securities, comprising commercial papers and certificate of deposits, that are readily convertible into cash and are subject to an insignificant risk of changes in value. Money market funds comprise investments in high quality, short-term, diversified financial instruments which can generally be liquidated on demand. Current securities include short-term or marketable securities which represent temporary investments of available funds and do not satisfy the requirements for being classified as cash equivalents; Current securities include both available-for-sale and held-for-trading securities.

Financial liabilities comprise Debt and Other financial liabilities (which include derivative financial instruments stated at fair value), Trade payables and Other current liabilities.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

Measurement

Non-current financial assets other than Investments, as well as current financial assets and financial liabilities, are accounted for in accordance with IAS 39.

Current financial assets and held-to-maturity securities are recognized on the basis of the settlement date and, on initial recognition, are measured at acquisition cost, including transaction costs. Subsequent to initial recognition, available-for-sale and held-for-trading financial assets are measured at fair value. When market prices are not directly available, the fair value of available-for-sale financial assets is measured using appropriate valuation techniques (e.g. discounted cash flow analysis based on market information available at the balance sheet date).

Gains and losses on available-for-sale financial assets are recognized in Other comprehensive income/(loss) until the financial asset is disposed of or is impaired. When the asset is disposed of, the cumulative gains or losses, including those previously recognized in Other comprehensive income/(loss), are reclassified to the Consolidated income statement for the period, within Financial income and expenses; when the asset is impaired, accumulated losses are recognized in the Consolidated income statement. Gains and losses arising from changes in the fair value of held-for-trading financial instruments are included in the Consolidated income statement for the period.

Loans and receivables which are not held by the Group for trading (loans and receivables originating in the ordinary course of business), held-to-maturity securities and equity investments whose fair value cannot be determined reliably, are measured, to the extent that they have a fixed term, at amortized cost, using the effective interest method. When the financial assets do not have a fixed term, they are measured at acquisition cost. Receivables with maturities of over one year which bear no interest or an interest rate significantly lower than market rates are discounted using market rates. Assessments are made regularly as to whether there is any objective evidence that a financial asset or group of assets may be impaired. If any such evidence exists, an impairment loss is included in the Income statement for the period.

Except for derivative instruments, financial liabilities are measured at amortized cost using the effective interest method.

Financial assets and liabilities hedged against changes in fair value (fair value hedges) are measured in accordance with hedge accounting principles: gains and losses arising from remeasurement at fair value, due to changes in the respective hedged risk, are recognized in the Consolidated income statement and are offset by the effective portion of the loss or gain arising from remeasurement at fair value of the hedging instrument.

Derivative financial instruments

Derivative financial instruments are used for economic hedging purposes, in order to reduce currency, interest rate and market price risks (primarily concerning commodities and securities). In accordance with IAS 39, derivative financial instruments qualify for hedge accounting only when at the inception of the hedge there is formal designation and documentation of the hedging relationship, the hedge is expected to be highly effective, its effectiveness can be reliably measured and it is highly effective throughout the financial reporting periods for which it is designated.

All derivative financial instruments are measured at fair value.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

When derivative financial instruments qualify for hedge accounting, the following accounting treatments apply:

•	Fair value hedges – Where a derivative financial instrument is designated as a hedge of the exposure to changes in fair value of a recognized asset or liability that is attributable to a particular risk and could affect the Consolidated income statement, the gain or loss from remeasuring the hedging instrument at fair value is recognized in the Consolidated income statement. The gain or loss on the hedged item attributable to the hedged risk adjusts the carrying amount of the hedged item and is recognized in the Consolidated income statement.

•	Cash flow hedges – Where a derivative financial instrument is designated as a hedge of the exposure to variability in future cash flows of a recognized asset or liability or a highly probable forecasted transaction and could affect the Consolidated income statement, the effective portion of any gain or loss on the derivative financial instrument is recognized directly in Other comprehensive income/(loss). The cumulative gain or loss is reclassified from Other comprehensive income/(loss) to the Consolidated income statement at the same time as the economic effect arising from the hedged item affects the Consolidated income statement. The gain or loss associated with a hedge or part of a hedge that has become ineffective is recognized in the Consolidated income statement immediately. When a hedging instrument or hedge relationship is terminated but the hedged transaction is still expected to occur, the cumulative gain or loss realized to the point of termination remains in Other comprehensive income/(loss) and is recognized in the Consolidated income statement at the same time as the underlying transaction occurs. If the hedged transaction is no longer probable, the cumulative unrealized gain or loss held in Other comprehensive income/(loss) is recognized in the Consolidated income statement immediately.

•	Hedges of a net investment – If a derivative financial instrument is designated as a hedging instrument for a net investment in a foreign operation, the effective portion of the gain or loss on the derivative financial instrument is recognized in Other comprehensive income/(loss). The cumulative gain or loss is reclassified from Other comprehensive income/(loss) to the Consolidated income statement on the disposal of the foreign operation.

For further information on the effects reflected on the Consolidated income statement on derivative financial instruments refer to Note 20.

If hedge accounting cannot be applied, the gains or losses from the fair value measurement of derivative financial instruments are recognized immediately in the Consolidated income statement.

Transfers of financial assets

The Group derecognizes financial assets when, and only when, the contractual rights to the cash flows arising from the asset are no longer held or if it transfers the financial asset. In case of a transfer of financial asset:

•	if the Group transfers substantially all the risks and rewards of ownership of the financial asset, it derecognizes the financial asset and recognizes separately as assets or liabilities any rights and obligations created or retained in the transfer;

•	if the Group retains substantially all the risks and rewards of ownership of the financial asset, it continues to recognize the financial asset;

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

•	if the Group neither transfers nor retains substantially all the risks and rewards of ownership of the financial asset, it determines whether it has retained control of the financial asset. In this case:

-	if it has not maintained control, it derecognizes the financial asset and recognizes separately as assets and liabilities any rights and obligations created or retained in the transfer;

-	if it has retained control, it continues to recognize the financial asset to the extent of its continuing involvement in the financial asset.

On derecognition of financial assets, the difference between the carrying amount of the asset and the consideration received or receivable for the transfer of the asset is recognized in the Consolidated income statement.

Inventories

Inventories of raw materials, semi-finished products and finished goods are stated at the lower of cost and net realizable value, cost being determined on a first in-first-out (FIFO) basis. The measurement of Inventories includes the direct costs of materials, labor and indirect costs (variable and fixed). Provision is made for obsolete and slow-moving raw materials, finished goods, spare parts and other supplies based on their expected future use and realizable value. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs for sale and distribution.

The measurement of production systems construction contracts is based on the stage of completion determined as the proportion of cost incurred at the balance sheet date over the estimated total contract cost. These items are presented net of progress billings received from customers. Any losses on such contracts are fully recorded in the Consolidated income statement when they are known.

Employee benefits

Defined contribution plans

Costs arising from defined contribution plans are expensed as incurred.

Defined benefit plans

The Group’s net obligations are determined separately for each plan by estimating the present value of future benefits that employees have earned in the current and prior periods, and deducting the fair value of any plan assets. The present value of the defined benefit obligation is measured using actuarial techniques and actuarial assumptions that are unbiased and mutually compatible and attributes benefits to periods in which the obligation to provide post-employment benefits arise by using the Projected Unit Credit Method. Plan assets are recognized and measured at fair value.

When the net obligation is a potential asset, the recognized amount is limited to the present value of any economic benefits available in the form of future refunds or reductions in future contributions to the plan (asset ceiling).

The components of the defined benefit cost are recognized as follows:

•	the service costs are recognized in the Consolidated income statement by function and presented in the relevant line items (Cost of sales, Selling, general and administrative costs, Research and development costs, etc.);

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

•	the net interest on the defined benefit liability or asset is recognized in the Consolidated income statement as Financial income (expenses), and is determined by multiplying the net liability/(asset) by the discount rate used to discount obligations taking into account the effect of contributions and benefit payments made during the year; and

•	the remeasurement components of the net obligations, which comprise actuarial gains and losses, the return on plan assets (excluding interest income recognized in the Consolidated income statement) and any change in the effect of the asset ceiling are recognized immediately in Other comprehensive income/(loss). These remeasurement components are not reclassified in the Income statement in a subsequent period.

Past service costs arising from plan amendments and curtailments are recognized immediately in the Consolidated income statement within Other unusual income /(expenses). Gains and losses on the settlement of a plan are recognized in the Consolidated income statement within Other unusual income/(expenses) when the settlement occurs.

Other long term employee benefits

The Group’s obligations represent the present value of future benefits that employees have earned in return for their service during the current and prior periods. Remeasurement components on other long term employee benefits are recognized in the Consolidated income statement in the period in which they arise.

Termination benefits

Termination benefits are expensed at the earlier of when the Group can no longer withdraw the offer of those benefits and when the Group recognizes costs for a restructuring.

Share-based compensation

Share-based compensation expenses are measured at the fair value of the goods or services received. If this fair value cannot be reliably estimated, their value is measured indirectly by reference to the fair value of the equity instruments granted. Compensation expense for equity-classified awards is measured at the grant date based on the fair value of the award. For those awards with post-vesting contingencies, an adjustment is applied to the fair value of the award to account for the probability of meeting the contingencies. Liability-classified awards are remeasured to fair value at each balance sheet date until the award is settled.

Share-based compensation expenses are recognized over the employee service period with an offsetting increase to Equity or other liabilities depending on the nature of the award. If awards contain certain performance conditions in order to vest, the Group recognizes the cost of the award when achievement of the performance condition is probable. Share-based compensation expenses related to plans with graded vesting are generally recognized using the graded vesting method. Share-based compensation expenses are recognized in Selling, general and administrative costs in the accompanying Consolidated income statement.

Provisions

Provisions are recognized when the Group has a present obligation, legal or constructive, as a result of a past event; it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate of the amount of the obligation can be made.

Changes in estimates of provisions are reflected in the Consolidated income statement in the period in which the change occurs.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

Revenue recognition

Revenue from sale of vehicles and service parts is recognized if it is probable that the economic benefits associated with a transaction will flow to the Group and the revenue can be reliably measured. Revenue is recognized when the risks and rewards of ownership are transferred to the customer, the sales price is agreed or determinable and collectability is reasonably assured; for vehicles this corresponds generally to the date when the vehicles are made available to dealers, or when the vehicle is released to the carrier responsible for transporting vehicles to dealers.

Revenues are recognized net of discounts, including but not limited to, sales incentives and customer bonuses.

The estimated costs of sales incentive programs include incentives offered to dealers and retail customers, and granting of retail financing at a significant discount to market interest rates. These costs are recognized at the time of the sale of the vehicle.

New vehicle sales with a buy-back commitment, or through GDP under which the Group guarantees the residual value or otherwise assumes responsibility for the minimum resale value of the vehicle, are not recognized at the time of delivery but are accounted for similar to an operating lease. Rental income is recognized over the contractual term of the lease on a straight-line basis. At the end of the lease term, the Group recognizes revenue for the portion of the vehicle sales price which had not been previously recognized as rental income and recognizes, in Cost of sales, the remainder of the cost of the vehicle.

Revenues from services contracts, separately-priced extended warranty and from construction contracts are recognized as revenues over the contract period in proportion to the costs expected to be incurred based on historical information. A loss on these contracts is recognized if the sum of the expected costs for services under the contract exceeds unearned revenue.

Revenues also include lease rentals recognized over the contractual term of the lease on a straight-line basis as well as interest income from financial services companies.

Cost of sales

Cost of sales comprises expenses incurred in the manufacturing and distribution of vehicles and parts, of which, cost of materials and components are the most significant portion. The remaining costs principally include labor costs, consisting of direct and indirect wages, as well as depreciation, amortization and transportation costs.

Cost of sales also includes warranty and product-related costs, estimated at the time of sale to dealer networks or to the end customer. Depending on the specific nature of the recall, including the significance and magnitude, certain warranty costs incurred are reported as unusual expenses, where the Group believes that separate identification allows the users of the Consolidated financial statements to take them into appropriate consideration when analyzing the performance of the Group and assists them in understanding the Group’s financial performance year on year.

Expenses which are directly attributable to the financial services companies, including the interest expenses related to their financing as a whole and provisions for risks and write-downs of assets, are reported in Cost of sales.

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At December 31, 2013 and 2012

Government grants

Government grants are recognized in the financial statements when there is reasonable assurance that the company concerned will comply with the conditions for receiving such grants and that the grants themselves will be received. Government grants are recognized as income over the periods necessary to match them with the related costs which they are intended to offset.

The benefit of a government loan at a below-market rate of interest is treated for accounting purposes as a government grant. The benefit of the below-market rate of interest is measured as the difference between the initial carrying amount of the loan (fair value plus transaction costs) and the proceeds received, and it is accounted for in accordance with the policies used for the recognition of government grants.

Taxes

Income taxes include all taxes based upon the taxable profits of the Group. Current and deferred taxes are recognized as income or expense and are included in the Consolidated income statement for the period, except tax arising from (i) a transaction or event which is recognized, in the same or a different period, either in Other comprehensive income/(loss) or directly in Equity, or (ii) a business combination.

Deferred taxes are accounted for under the full liability method. Deferred tax liabilities are recognized for all taxable temporary differences between the carrying amounts of assets or liabilities and their tax base, except to the extent that the deferred tax liabilities arise from the initial recognition of goodwill or the initial recognition of an asset or liability in a transaction which is not a business combination and at the time of the transaction, affects neither accounting profit nor taxable profit. Deferred tax assets are recognized for all deductible temporary differences to the extent that it is probable that taxable profit will be available against which the deductible temporary differences can be utilized, unless the deferred tax assets arise from the initial recognition of an asset or liability in a transaction that is not a business combination and at the time of the transaction, affects neither accounting profit nor taxable profit.

Deferred tax assets and liabilities are measured at the substantively enacted tax rates in the respective jurisdictions in which the Group operates that are expected to apply to the period when the asset is realized or liability is settled.

The Group recognizes deferred tax liabilities associated with the existence of a subsidiary’s undistributed profits, except when it is able to control the timing of the reversal of the temporary difference; and it is probable that this temporary difference will not reverse in the foreseeable future. The Group recognizes deferred tax assets associated with the deductible temporary differences on investments in subsidiaries only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary difference can be utilized.

Deferred tax assets relating to the carry-forward of unused tax losses and tax credits, as well as those arising from deductible temporary differences, are recognized to the extent that it is probable that future profits will be available against which they can be utilized. The Group reassesses unrecognized deferred tax assets at the end of each year and recognizes a previously unrecognized deferred tax asset to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Current income taxes and deferred taxes are offset when they relate to the same taxation authority and there is a legally enforceable right of offset.

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

Other taxes not based on income, such as property taxes and capital taxes, are included in Other income/(expenses).

New standards issued by the IASB and not yet applicable

The standards, amendments and interpretations issued by the IASB that will have mandatory application in 2014 or subsequent years are listed below.

On December 16, 2011, the IASB issued certain amendments to IAS 32 – Financial Instruments: Presentation to clarify the application of certain offsetting criteria for financial assets and financial liabilities in IAS 32. The amendments are effective for annual periods beginning on or after January 1, 2014 and are required to be applied retrospectively. No significant effect is expected from the first time adoption of the standard.

On May 29, 2013, the IASB issued an amendment to IAS 36 – Recoverable Amount Disclosures for Non-Financial Assets addressing the disclosure of information about the recoverable amount of impaired assets if that amount is based on fair value less cost of disposal. The amendments are effective retrospectively for annual periods beginning on or after January 1, 2014. Earlier application is permitted for periods when the entity has already applied IFRS 13. The application of this amendment will result in an expanded disclosure in the Notes to the Consolidated financial statements in case of impairment based on fair value less cost of disposal.

On June 27, 2013, the IASB issued narrow scope amendments to IAS 39 – Financial Instruments: Recognition and Measurement entitled “Novation of Derivatives and Continuation of Hedge Accounting”. The amendments will allow hedge accounting to continue in a situation where a derivative, which has been designated as a hedging instrument, is novated to effect clearing with a central counterparty as a result of laws or regulation, if specific conditions are met. Similar relief will be included in IFRS 9 - Financial Instruments. The amendments are effective retrospectively for annual periods beginning on or after January 1, 2014. No significant effect is expected from the first time adoption of these amendments.

On November 12, 2009, the IASB issued IFRS 9 – Financial Instruments. The new standard was reissued in October 2010 and subsequently amended in November 2013. The standard addresses the classification, measurement and recognition of financial assets and financial liabilities and hedge accounting. It replaces the relevant parts of IAS 39 – Financial Instruments: recognition and measurement. As part of the November 2013 amendments, among other, the IASB removed the standard’s mandatory effective date, previously set on January 1, 2015. This date will be added to the standard when all phases of the IFRS 9 project are completed and a final complete version of the standard is issued.

On May 20, 2013, the IASB issued the IFRIC Interpretation 21 - Levies, an interpretation of IAS 37 - Provisions, Contingent Liabilities and Contingent Assets. The interpretation sets out the accounting for an obligation to pay a levy that is not income tax. The interpretation addresses what the obligating event is that gives rise to pay a levy and when a liability should be recognized. IFRIC 21 is effective for annual periods beginning on or after January 1, 2014. No significant effect is expected from the first time adoption of this interpretation.

On November 21, 2013, the IASB published narrow scope amendments to IAS 19 – Employee benefits entitled “Defined Benefit Plans: Employee Contributions”. These amendments apply to contributions from employees or third parties to defined benefit plans in order to simplify their accounting in specific cases. The amendments are effective, retrospectively, for annual periods beginning on or after 1 July 2014 with earlier application permitted. No significant effect is expected from the first time adoption of these amendments.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

On December 12, 2013 the IASB issued the Annual Improvements to IFRSs 2010–2012 Cycle and Annual Improvements to IFRSs 2011–2013 Cycle. The most important topics addressed in these amendments are, among others, the definition of vesting conditions in IFRS 2 – Share-based payment, the aggregation of operating segments in IFRS 8 – Operating Segments, the definition of key management personnel in IAS 24 – Related Party disclosures, the extension of the exclusion from the scope of IFRS 3 – Business Combinations to all types of joint arrangements (as defined in IFRS 11 – Joint arrangements) and to clarify the application of certain exceptions in IFRS 13 – Fair value Measurement.

SEGMENT REPORTING

The Group’s activities are carried out through six reportable segments: four regional mass-market vehicle segments, a global Luxury Brands segment and a global Components segment as discussed below.

The Group’s four regional mass-market vehicle reportable segments deal with the design, engineering, development, manufacturing, distribution and sale of passenger cars, light commercial vehicles and related parts and services in specific geographic areas: NAFTA (U.S., Canada and Mexico), LATAM (South and Central America, excluding Mexico), APAC (Asia and Pacific countries) and EMEA (Europe, Middle East and Africa). The Group also operates on a global basis in the luxury vehicle and components sectors. In the luxury vehicle sector the Group has the operating segments Ferrari and Maserati, while in the components sector the Group has the operating segments Magneti Marelli, Teksid and Comau. These operating segments did not meet the quantitative thresholds required in IFRS 8 for separate disclosure. Therefore, based on their characteristics and similarities, they are presented as the following reportable segments: “Luxury Brands” and “Components”. In support of the vehicles sales, the Group makes available dealer and retail customer financing either through subsidiaries or joint ventures and strategic commercial arrangements with third party financial institutions.

The operating segments reflect the components of the Group that are regularly reviewed by the Chief Executive Officer, who is the “chief operating decision maker” as defined under IFRS 8– Operating segments, for making strategic decisions, allocating resources and assessing performance.

In more detail, the reportable segments identified by the Group are the following:

•	NAFTA mainly earns its revenues from the design, engineering, development, manufacturing, distribution and sale of automobiles under the Chrysler, Jeep, Dodge, Ram and Fiat brand names, vehicles with the SRT performance designation and from sales of the related parts and accessories (under the Mopar brand name) in the United States, Canada and Mexico.

•	LATAM mainly earns its revenues from the design, engineering, development, manufacturing, distribution and sale of passenger cars and light commercial vehicles and related spare parts under the Fiat and Fiat Professional brand names in South and Central America, excluding Mexico, and from the distribution of Chrysler Group brand cars in the same region; in addition, it provides financial services to the dealer network in Brazil and Argentina.

•	APAC mainly earns its revenues from the distribution and sale of cars and related spare parts under the Abarth, Alfa Romeo, Chrysler, Dodge, Fiat and Jeep brands mostly in China, Japan, Australia, South Korea and India. These activities are carried out through both subsidiaries and joint ventures.

•	EMEA mainly earns its revenues from the design, engineering, development, manufacturing, distribution and sale of passenger cars and light commercial vehicles under the Fiat, Alfa

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

Romeo, Lancia, Abarth and Fiat Professional brand names and the sale of the related spare parts in Europe, Middle East and Africa, and from the distribution of Chrysler Group vehicles in the same areas. In addition, the segment provides financial services related to the sale of cars and light commercial vehicles in Europe, primarily through the 50/50 joint venture FGAC set up with the Crédit Agricole group.

•	The Luxury Brands (Ferrari and Maserati) earns its revenues from the design, engineering, development, manufacturing, distribution and sale of luxury sport cars under the Ferrari and Maserati brands, from managing the Ferrari racing team and from providing financial services offered in conjunction with the sale of Ferrari brand cars.

•	The Components (Magneti Marelli, Teksid and Comau) earns its revenues from the production and sale of lighting components, engine control units, suspensions, shock absorbers, electronic systems, exhaust systems and plastic molding components and in the spare parts distribution activities carried out under the Magneti Marelli brand name, cast iron components for engines, gearboxes, transmissions and suspension systems and aluminum cylinder heads (Teksid), in addition to the design and production of industrial automation systems and related products for the automotive industry (Comau).

USE OF ESTIMATES

The Consolidated financial statements are prepared in accordance with IFRS which require the use of estimates, judgments and assumptions that affect the carrying amount of assets and liabilities, the disclosure of contingent assets and liabilities and the amounts of income and expenses recognized. The estimates and associated assumptions are based on elements that are known when the financial statements are prepared, on historical experience and on any other factors that are considered to be relevant.

The estimates and underlying assumptions are reviewed periodically and continuously by the Group. If the items subject to estimates do not perform as assumed, then the actual results could differ from the estimates, which would require adjustment accordingly. The effects of any changes in estimate are recognized in the Consolidated income statement in the period in which the adjustment is made, or in future periods.

The items requiring estimates for which there is a risk that a material difference may arise in respect of the carrying amounts of assets and liabilities in the future are discussed below.

Pension plans

Group companies, primarily in the U.S. and Canada, sponsor both non-contributory and contributory defined benefit pension plans. The majority of the plans are funded plans. The non-contributory pension plans cover certain hourly and salaried employees. Benefits are based on a fixed rate for each year of service. Additionally, contributory benefits are provided to certain salaried employees under the salaried employees’ retirement plans. These plans provide benefits based on the employee’s cumulative contributions, years of service during which the employee contributions were made and the employee’s average salary during the five consecutive years in which the employee’s salary was highest in the 15 years preceding retirement.

The Group’s defined benefit pension plans are accounted for on an actuarial basis, which requires the use of estimates and assumptions to determine the net liability or net asset. The Group estimates the present value of the projected future payments to all participants taking into consideration parameters of a financial nature such

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

as discount rate, the rates of salary increases and the likelihood of potential future events estimated by using demographic assumptions such as mortality, dismissal and retirement rates. These assumptions may have an effect on the amount and timing of future contributions.

Plan obligations and costs are based on existing retirement plan provisions, which include plan amendments with certain provisions taking effect in future periods.

During the second quarter of 2013, the Group amended the U.S. and Canadian salaried defined benefit pension plans. The U.S. plans were amended in order to comply with Internal Revenue Service regulations, cease the accrual of future benefits effective December 31, 2013, and enhance the retirement factors. The Canada amendment ceases the accrual of future benefits effective December 31, 2014, enhances the retirement factors and continues to consider future salary increases for the affected employees. The plan amendments resulted in an interim remeasurement of the plans and a corresponding curtailment gain. As a result, the Group recognized a €509 million net reduction to its pension obligation, a €7 million reduction to defined benefit plan assets, and a corresponding €502 million increase in Other comprehensive income/(loss).

Assumptions regarding any potential future changes to benefit provisions beyond those to which the Group is presently committed are not made.

The assumptions used in developing the required estimates include the following key factors:

• Discount rates. The Group selects discount rates on the basis of the rate of return on high-quality (AA-rated) fixed income investments for which the timing and amounts of payments match the timing and amounts of the projected pension payments.

• Salary growth. The salary growth assumption reflects the Group’s long-term actual experience, outlook and assumed inflation.

• Inflation. The inflation assumption is based on an evaluation of external market indicators.

• Expected contributions. The expected amount and timing of contributions is based on an assessment of minimum funding requirements. From time to time contributions are made beyond those that are legally required.

• Retirement rates. Retirement rates are developed to reflect actual and projected plan experience.

• Mortality rates. Mortality rates are developed to reflect actual and projected plan experience.

Plan assets measured at net asset value. Plan assets are recognized and measured at fair value in accordance with IFRS 13. At December 31, 2013, plan assets for which the fair value is represented by the net asset value (“NAV”) since there are no active markets for these assets, amounted to €2,780 million. These investments include private equity, real estate and hedge fund investments.

Significant differences in actual experience or significant changes in assumptions may affect the pension obligations and pension expense. The effects of actual results differing from assumptions and of changing assumptions are included in Other comprehensive income/(loss).

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

At December 31, 2013 the effect of the indicated decrease or increase in selected factors, holding all other assumptions constant, is shown below:

Effect on pension defined benefit obligation
(€ million)

10 basis point decrease in discount rate	265
10 basis point increase in discount rate	(261)

At December 31, 2013 net liabilities and net assets for pension benefits amounted to €4,253 million and to €95 million, respectively (€7,008 million and €83 million, respectively at December 31, 2012). Refer to Note 25 for a detailed discussion of the Group’s pension plans.

Other post-retirement benefits

The Group provides health care, legal, severance indemnity and life insurance benefits to certain hourly and salaried employees. Upon retirement, these employees may become eligible for continuation of certain benefits. Benefits and eligibility rules may be modified periodically.

Health care, life insurance plans and other employment benefits are accounted for on an actuarial basis, which requires the selection of various assumptions. The estimation of the Group’s obligations, costs and liabilities associated with these plans requires the use of estimates of the present value of the projected future payments to all participants, taking into consideration parameters of a financial nature such as discount rate, the rates of salary increases and the likelihood of potential future events estimated by using demographic assumptions such as mortality, dismissal and retirement rates.

Plan obligations and costs are based on existing plan provisions. Assumptions regarding any potential future changes to benefit provisions beyond those to which the Group is presently committed are not made.

The assumptions used in developing the required estimates include the following key factors:

• Discount rates. The Group selects discount rates on the basis of the rate of return on high-quality (AA-rated) fixed income investments for which the timing and amounts of payments match the timing and amounts of the projected pension payments.

• Health care cost trends. The Group’s health care cost trend assumptions are developed based on historical cost data, the near-term outlook, and an assessment of likely long-term trends.

• Salary growth. The salary growth assumptions reflect the Group’s long-term actual experience, outlook and assumed inflation.

• Retirement and employee leaving rates. Retirement and employee leaving rates are developed to reflect actual and projected plan experience, as well as the legal requirements for retirement in Italy.

• Mortality rates. Mortality rates are developed to reflect actual and projected plan experience.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

At December 31, 2013 the effect of the indicated decreases or increases in the key factors affecting the health care, life insurance plans and severance indemnity in Italy (trattamento di fine rapporto or “TFR”), holding all other assumptions constant, is shown below:

	Effect on Health care and life insurance defined benefit obligation	Effect on the TFR obligation
	(€ million)
10 basis point / 100 basis point (respectively) decrease in discount rate	24	52
10 basis point / 100 basis point (respectively) increase in discount rate	(23)	(43)

100 basis point decrease in health care cost trend rate	(40)	n/a
100 basis point increase in health care cost trend rate	48	n/a

Recoverability of non-current assets with definite useful lives

Non-current assets with definite useful lives include property, plant and equipment, intangible assets and assets held for sale. Intangible assets with definite useful lives mainly consist of capitalized development costs related to the EMEA and NAFTA segments.

The Group periodically reviews the carrying amount of non-current assets with definite useful lives when events and circumstances indicate that an asset may be impaired. Impairment tests are performed by comparing the carrying amount and the recoverable amount of the cash-generating unit (“CGU”). The recoverable amount is the higher of the CGU’s fair value less costs of disposal and its value in use. In assessing the value in use, the pre-tax estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the CGU.

During the years ended December 31, 2013 and 2012, due to the decline in the demand for vehicles in the European market (primarily in Italy) and to the streamlining of architectures and related production platforms associated with the region’s refocused product strategy, impairment tests relating to EMEA net assets were performed.

As a result of the new product strategy, the operations to which specific capitalized development costs belonged was redesigned. For example, certain models were switched to new platforms considered technologically more appropriate. As no future economic benefits were expected from these specific capitalized development costs, they were derecognized in accordance with IAS 38 paragraph 112(b) and characterized by the Group as an impairment. For the year ended December 31, 2013, capitalized development costs relating to EMEA were impaired by approximately €90 million as a result.

Also as a result of the new product strategy, certain models were identified for reduced production going forward. The cash-generating units (comprising tangible assets and capitalized development costs) related to such models were tested for impairment by comparing the carrying amount of the assets allocated to the cash-generating unit (“CGU”) to its value in use. In assessing the value in use, the pre-tax estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the CGU. In testing these CGUs, cash flows for the remaining useful life of the related products were discounted using a pre-tax weighted average cost of capital of 12.2 percent. For the year ended December 31, 2013, total impairments of approximately €116 million relating to EMEA were recorded as a result of this testing (of which €61 million related to development costs and €55 million related to Property, plant and equipment).

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

Additionally, specific CGUs in the Components reportable segment were tested following the identification of impairment indicators. Lastly, the Group wrote off specific development costs within the Maserati operating segment due to changes in the platform to be used for a new model, and wrote off €32 million of development costs within the LATAM segment.

During the year ended December 31, 2011, the process for the strategic realignment of the manufacturing and commercial activities of Fiat with those of Chrysler led to the write off of certain development costs and property, plant and equipment, mainly as a result of an assessment of the effects of convergence towards the use of a reduced number of common platforms, a process which was accelerated after obtaining control of Chrysler.

The following table sets forth all impairment charges recognized for non-current assets with definite useful lives during the years ended December 31, 2013, 2012 and 2011.

Impairments to Property, plant and equipment:

		For the years ended December 31,
	Note	2013	2012	2011
		(€ million)
EMEA:		55	40	204
Components:		31	8	103
LATAM:		-	1	-
Other:		-	1	16

	(15)	86	50	323

Recorded in the Consolidated income statement within:
Cost of sales		-	50	16
Other unusual expenses		86	-	307

		86	50	323

Impairments to Other intangible assets:

		For the years ended December 31,
	Note	2013	2012	2011
		(€ million)
Development costs:
EMEA:		151	33	161
Components:		2	21	4
Luxury brands (Maserati operating segment):		65	-	-
LATAM:		32	2	-
APAC:		-	1	-

		250	57	165

Other intangible assets		-	1	1

	(14)	250	58	166

Recorded in the Consolidated income statement within:
Cost of sales		-	1	1
Research and development costs		24	57	4
Other unusual expenses		226	-	161

		250	58	166

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

In addition, following the downward trend in the demand for vehicles in Europe, the Group considered necessary to test the recoverable amount of the EMEA segment (which is mainly composed of property plant and equipment and capitalized development costs) at December 31, 2013 and 2012. The recoverable amount of the EMEA segment was its value in use determined with the following assumptions:

•	the reference scenario for each year was based on the following year’s budget, the expected trading conditions and the automotive market trends for the following five year period;

•	the six year period has been deemed necessary to take into account the full cycle of new vehicles introduced reflecting the benefits arising from the capital expenditure devoted to the product portfolio enrichment and renewal, largely concentrated in 2015-2016;

•	the expected future cash flows, represented by the projected EBIT before result from investments, gains on the disposal of investments, restructuring costs, other unusual income/(expenses), and depreciation and amortization and reduced by expected capital expenditure, include a normalized terminal value used to estimate the future results beyond the time period explicitly considered. This terminal value was assumed substantially in line with 2017-2019 amounts. The long-term growth rate was set at zero;

•	the expected future cash flows have been discounted using a pre-tax Weighted Average Cost of Capital (“WACC”) of 12.2 percent (13.1 percent in 2012). This WACC reflects the current market assessment of the time value of money for the period being considered and the risks specific to the EMEA region. The WACC was calculated by referring among other factors to the yield curve of 10 year European government bonds and to Fiat’s cost of debt.

In 2013, the recoverable amount of the EMEA segment was higher than the corresponding carrying amount. In addition, sensitivity analysis was performed by simulating two different scenarios:

a)	WACC was increased by 1.0 percent for 2017, 2.0 percent for 2018 and 3.0 percent for 2019 and for Terminal Value;

b)	Cash-flows were reduced by estimating the impact of a 5.0 percent decrease in the European car market demand for 2015, 7.5 percent for 2016 and 10.0 percent for 2017-2019 as compared to the base assumptions.

In all cases the recoverable amount was higher than the carrying amount.

In 2012, the recoverable amount of the EMEA operating segment was higher than the corresponding carrying amount. In addition, sensitivities analysis were performed simulating two different scenarios:

a)	WACC was increased by 1.0 percent for 2017 and 2.0 percent for 2018 and for Terminal Value;

b)	Cash-flows were reduced by estimating the impact of a 10.0 percent decrease in the European car market demand for 2016-2018 as compared to the base assumptions.

In all cases the recoverable amount was higher than the carrying amount.

The estimates and assumptions described reflect the Group’s current available knowledge as to the expected future development of the businesses and are based on an assessment of the future development of the markets and the automotive industry, which remain subject to a high degree of uncertainty due to the continuation of the economic difficulties in most countries of the Eurozone and its effects on the industry. More specifically, considering the uncertainty, a future worsening in the economic environment in the Eurozone that is

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

not reflected in these Group assumptions, could result in actual performance that differs from the original estimates, and might therefore require adjustments to the carrying amounts of certain non-current assets in future periods.

Recoverability of goodwill and intangible assets with indefinite useful lives

In accordance with IAS 36 – Impairment of Assets, Goodwill and intangible assets with indefinite useful lives are not amortized and are tested for impairment annually or more frequently if facts or circumstances indicate that the asset may be impaired.

Goodwill and intangible assets with indefinite useful lives are allocated to operating segments or to CGUs within the operating segments, which represent the lowest level within the Group at which goodwill is monitored for internal management purposes in accordance with IAS 36. The impairment test is performed by comparing the carrying amount (which mainly comprises property, plant and equipment, goodwill, brands and capitalized development costs) and the recoverable amount of each CGU or group of CGUs to which Goodwill has been allocated. The recoverable amount of a CGU is the higher of its fair value less costs to sell and its value in use.

Goodwill and intangible assets with indefinite useful lives at December 31, 2013 include €8,967 million and €2,600 million respectively resulting from the acquisition of Chrysler (€9,372 million and €2,717 million respectively at December 31, 2012), and €786 million from the acquisition of interests in Ferrari (€786 million at December 31, 2012).

The following table sets forth the impairment charges recognized for Goodwill and intangible assets with indefinite useful lives during the years ended December 31, 2013, 2012 and 2011.

		For the years ended December 31,
	Note	2013	2012	2011
		(€ million)

Goodwill
EMEA		-	-	17
Components		-	-	193
Other		-	-	14

Goodwill and intangible assets with indefinite useful lives	(13)	-	-	224

These amounts were fully recognized in the Consolidated income statement in 2011 under Other unusual expenses.

For a discussion on impairment testing of Goodwill and intangible assets with indefinite useful lives, reference should be made to Note 13.

Recoverability of deferred tax assets

The carrying amount of deferred tax assets is reduced to the extent that it is not probable that sufficient taxable profit will be available to allow the benefit of part or all of the deferred tax assets to be utilized.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

At December 31, 2013, the Group had deferred tax assets on deductible temporary differences of €6,183 million (€6,363 million at December 31, 2012), of which €435 million was not recognized (€2,445 million at December 31, 2012). At the same date the Group had also theoretical tax benefits on losses carried forward of €3,810 million (€3,399 million at December 31, 2012), of which €2,891 million was unrecognized (€2,473 million at December 31, 2012).

In addition, at December 31, 2013, in view of the results achieved by Chrysler, of the continuous improvement of its product mix, its trends in international sales and its implementation of new vehicles, together with the consolidation of the alliance between Fiat and Chrysler, following Fiat’s acquisition of the remaining shareholding at the beginning of 2014, the Group recorded previously unrecognized deferred tax assets for a total of €1,734 million, of which €1,500 million was recognized in Income taxes and €234 million in Other comprehensive income/(loss).

The recoverability of deferred tax assets is dependent on the Group’s ability to generate sufficient future taxable income in the period in which it is assumed that the deductible temporary differences reverse and tax losses carried forward can be utilized. In making this assessment, the Group considers future taxable income arising on the most recent budgets and plans, prepared by using the same criteria described for testing the impairment of assets and goodwill, moreover, it estimates the impact of the reversal of taxable temporary differences on earnings and it also considers the period over which these assets could be recovered.

These estimates and assumptions are subject to a high degree of uncertainty, in particular with regard to the future performance in the Eurozone; therefore changes in current estimates due to unanticipated events could have a significant impact on the Group’s Consolidated financial statements.

Sales incentives

The Group records the estimated cost of sales incentive programs offered to dealers and consumers as a reduction to revenue at the time of sale to the dealer. This estimated cost represents the incentive programs offered to dealers and consumers, as well as the expected modifications to these programs in order to facilitate sales of the dealer inventory. Subsequent adjustments to incentive programs related to vehicles previously sold to dealers are recognized as an adjustment to net revenues in the period the adjustment is determinable.

The Group uses price discounts to adjust vehicle pricing in response to a number of market and product factors, including: pricing actions and incentives offered by competitors, economic conditions, the amount of excess industry production capacity, the intensity of market competition, consumer demand for the product and the desire to support promotional campaigns. The Group may offer a variety of sales incentive programs at any given point in time, including: cash offers to dealers and consumers and subvention programs offered to customers, or lease subsidies, which reduce the retail customer’s monthly lease payment or cash due at the inception of the financing arrangement, or both. Incentive programs are generally brand, model and region specific for a defined period of time, which may be extended.

Multiple factors are used in estimating the future incentive expense by vehicle line including the current incentive programs in the market, planned promotional programs and the normal incentive escalation incurred as the model year ages. The estimated incentive rates are reviewed monthly and changes to the planned rates are adjusted accordingly, thus impacting revenues. As discussed previously, there are a multitude of inputs affecting the calculation of the estimate for sales incentives, and an increase or decrease of any of these variables could have a significant effect on recorded revenues.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

Product warranties and liabilities

The Group establishes reserves for product warranties at the time the sale is recognized. The Group issues various types of product warranties under which the performance of products delivered is generally guaranteed for a certain period or term. The reserve for product warranties includes the expected costs of warranty obligations imposed by law or contract, as well as the expected costs for policy coverage, recall actions and buyback commitments. The estimated future costs of these actions are principally based on assumptions regarding the lifetime warranty costs of each vehicle line and each model year of that vehicle line, as well as historical claims experience for the Group’s vehicles. In addition, the number and magnitude of additional service actions expected to be approved, and policies related to additional service actions, are taken into consideration. Due to the uncertainty and potential volatility of these estimated factors, changes in the assumptions used could materially affect the results of operations.

The Group periodically initiates voluntary service and recall actions to address various customer satisfaction, safety and emissions issues related to vehicles sold. Included in the reserve is the estimated cost of these service and recall actions. The estimated future costs of these actions are based primarily on historical claims experience for the Group’s vehicles. Estimates of the future costs of these actions are inevitably imprecise due to some uncertainties, including the number of vehicles affected by a service or recall action. It is reasonably possible that the ultimate cost of these service and recall actions may require the Group to make expenditures in excess of (or less than) established reserves over an extended period of time. The estimate of warranty and additional service and recall action obligations is periodically reviewed during the year. Experience has shown that initial data for any given model year can be volatile; therefore, the process relies upon long-term historical averages until actual data is available. As actual experience becomes available, it is used to modify the historical averages to ensure that the forecast is within the range of likely outcomes. Resulting accruals are then compared with current spending rates to ensure that the balances are adequate to meet expected future obligations.

Warranty costs incurred are generally recorded in the Consolidated income statement as Cost of sales. However, depending on the specific nature of the recall, including the significance and magnitude, the Group reports certain of these costs as Unusual expenses. As such, for comparability purposes, the Group believes that separate identification allows users of the Group’s Consolidated financial statements to take them into appropriate consideration when analyzing the performance of the Group and assists them in understanding the Group’s financial performance year on year.

In addition, the Group makes provisions for estimated product liability costs arising from property damage and personal injuries including wrongful death, and potential exemplary or punitive damages alleged to be the result of product defects. By nature, these costs can be infrequent, difficult to predict and have the potential to vary significantly in amount. The valuation of the reserve is actuarially determined on an annual basis based on, among other factors, the number of vehicles sold and product liability claims incurred. Costs associated with these provisions are recorded in the Consolidated income statement and any subsequent adjustments are recorded in the period in which the adjustment is determined.

Other contingent liabilities

The Group makes provisions in connection with pending or threatened disputes or legal proceedings when it is considered probable that there will be an outflow of funds and when the amount can be reasonably estimated. If an outflow of funds becomes possible but the amount cannot be estimated, the matter is disclosed in the notes to the financial statements. The Group is the subject of legal and tax proceedings covering a wide range of matters in various jurisdictions. Due to the uncertainty inherent in such matters, it is difficult to predict the

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

outflow of funds that could result from such disputes with any certainty. Moreover, the cases and claims against the Group often derive from complex legal issues which are subject to a differing degree of uncertainty, including the facts and circumstances of each particular case and the manner in which applicable law is likely to be interpreted and applied to such fact and circumstances, and the jurisdiction and the different laws involved. The Group monitors the status of pending legal procedures and consults with experts on legal and tax matters on a regular basis. It is therefore possible that the provisions for the Group’s legal proceedings and litigation may vary as the result of future developments in pending matters.

Litigation

Various legal proceedings, claims and governmental investigations are pending against the Group on a wide range of topics, including vehicle safety; emissions and fuel economy; dealer, supplier and other contractual relationships; intellectual property rights; product warranties and environmental matters. Some of these proceedings allege defects in specific component parts or systems (including airbags, seats, seat belts, brakes, ball joints, transmissions, engines and fuel systems) in various vehicle models or allege general design defects relating to vehicle handling and stability, sudden unintended movement or crashworthiness. These proceedings seek recovery for damage to property, personal injuries or wrongful death and in some cases include a claim for exemplary or punitive damages. Adverse decisions in one or more of these proceedings could require the Group to pay substantial damages, or undertake service actions, recall campaigns or other costly actions.

Litigation is subject to many uncertainties, and the outcome of individual matters is not predictable with assurance. An accrual is established in connection with pending or threatened litigation if a loss is probable and a reliable estimate can be made. Since these accruals represent estimates, it is reasonably possible that the resolution of some of these matters could require the Group to make payments in excess of the amounts accrued. It is also reasonably possible that the resolution of some of the matters for which accruals could not be made may require the Group to make payments in an amount or range of amounts that could not be reasonably estimated.

The term “reasonably possible” is used herein to mean that the chance of a future transaction or event occurring is more than remote but less than probable. Although the final resolution of any such matters could have a material effect on the Group’s operating results for the particular reporting period in which an adjustment of the estimated reserve is recorded, it is believed that any resulting adjustment would not materially affect the consolidated financial position or cash flows.

Environmental Matters

The Group is subject to potential liability under government regulations and various claims and legal actions that are pending or may be asserted against the Group concerning environmental matters. Estimates of future costs of such environmental matters are inevitably imprecise due to numerous uncertainties, including the enactment of new laws and regulations, the development and application of new technologies, the identification of new sites for which the Group may have remediation responsibility and the apportionment and collectability of remediation costs among responsible parties. The Group establishes provisions for these environmental matters when a loss is probable and a reliable estimate can be made. It is reasonably possible that the final resolution of some of these matters may require the Group to make expenditures, in excess of established provisions, over an extended period of time and in a range of amounts that cannot be reliably estimated. Although the final resolution of any such matters could have a material effect on the Group’s operating results for the particular reporting period in which an adjustment to the estimated provision is recorded, it is believed that any resulting adjustment would not materially affect the consolidated financial position or cash flows.

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

Business combinations

As discussed below in the paragraph – Accounting for the Chrysler’s business combination, the consolidation of Chrysler was accounted for as a business combination under achieved in stages using the acquisition method of accounting required under IFRS 3. In accordance with the acquisition method, the Group remeasured its previously held equity interest in Chrysler at fair value. The non-controlling interest in Chrysler was also recognized at its acquisition date fair value. Additionally, the Group recognized the acquired assets and assumed liabilities at their acquisition date fair values, except for deferred income taxes and certain liabilities associated with employee benefits, which were recorded according to other accounting guidance. These values were based on market participant assumptions, which were based on market information available at the date of obtaining control and which affected the value at which the assets, liabilities, non-controlling interests and goodwill were recognized as well as the amount of income and expense for the period.

Share-based compensation

The Group accounts for share-based compensation plans in accordance with IFRS 2 - Share-based payments, which requires measuring share-based compensation expense based on fair value. As described in Note 24, within the Group, Fiat and Chrysler granted share-based payments for the years ended December 31, 2013, 2012 and 2011 to certain employees and directors.

The fair value of Fiat share-based payments is measured based on market prices of Fiat S.p.A. shares at the grant date taking into account the terms and conditions upon which the instruments were granted. The fair value of Chrysler awards is measured by using a discounted cash flow methodology to estimate the price of the awards at the grant date and subsequently for liability-classified awards at each balance sheet date, until they are settled.

For Chrysler’s awards, since there are no publicly observable market prices for Chrysler’s membership interests, the fair value was determined contemporaneously with each measurement using a discounted cash flow methodology. The Group uses this approach, which is based on projected cash flows, to estimate Chrysler’s enterprise value. Then the Group deducts the fair value of Chrysler’s outstanding interest bearing debt as of the measurement date from the enterprise value to arrive at the fair value of Chrysler’s equity.

The significant assumptions used in the measurement of the fair value of these awards at each measurement date include different assumptions, for example, four years of annual projections that reflect the estimated after-tax cash flows a market participant would expect to generate from Chrysler’s operating business, an estimated after-tax weighted average cost of capital and projected worldwide factory shipments.

The assumptions noted above used in the contemporaneous estimation of fair value at each measurement date have not changed significantly during the years ended December 31, 2013, 2012 and 2011 with the exception of the weighted average cost of capital, which is directly influenced by external market conditions.

The Group updates the measurement of the fair value of these awards on a regular basis. It is therefore possible that the amount of share-based payments reserve and liabilities for share-based payments may vary as the result of a significant change in the above mentioned assumptions.

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

SCOPE OF CONSOLIDATION

Fiat S.p.A. is the parent company of Fiat Group and it holds, directly and indirectly, interests in the Group’s main operating companies. The Consolidated financial statements at December 31, 2013, 2012 and 2011 include Fiat S.p.A. and its subsidiaries over which it has control.

At December 31, 2013, 2012 and January 1, 2012 Fiat S.p.A. had the following significant direct and indirect interests in subsidiaries:

		At December 31, 2013		At December 31, 2012		At January 1, 2012

Name	Country	Shares held by the Group	Shares held by NCI	Shares held by the Group	Shares held by NCI	Shares held by the Group	Shares held by NCI
		(%)
Directly held interests
Fiat Group Automobiles S.p.A.	Italy	100.0	-	100.0	-	100.0	-
Ferrari S.p.A.	Italy	90.0	10.0	90.0	10.0	90.0	10.0
Maserati S.p.A.	Italy	100.0	-	100.0	-	100.0	-
Magneti Marelli S.p.A.	Italy	99.99	0.01	99.99	0.01	99.99	0.01
Teksid S.p.A.	Italy	84.79	15.21	84.79	15.21	84.79	15.21
Comau S.p.A.	Italy	100.00	-	100.00	-	100.00	-

Indirectly held interests
Chrysler Group LLC	USA	58.5	41.5	58.5	41.5	53.5	46.5

Each of these subsidiaries holds direct or indirect interests in other Group companies. Overall, these Consolidated financial statements include 303 subsidiaries consolidated on a line-by-line basis at December 31, 2013 (297 at December 31, 2012, and 302 at January 1, 2012).

Certain subsidiaries (mainly dealership, captive service, dormant and companies under liquidation) are excluded from consolidation on a line-by-line basis and are accounted for at cost or using the equity method. Their aggregate assets and revenues represent less than 1 percent of the Group’s respective amounts for each period and at each date presented by these Consolidated financial statements.

Non-controlling interests

The total non-controlling interests at December 31, 2013 of €4,258 million (€2,182 million at December 31, 2012) mainly relate to Chrysler for €3,944 million (€1,920 million at December 31, 2012) representing the 41.5 percent interest held, and to Ferrari S.p.A. and its subsidiaries for €215 million (€161 million at December 31, 2012), representing the 10.0 percent interest held.

For more information regarding the Group’s non-controlling interest in Chrysler, see Note 36.

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

Financial information before intra-group eliminations for Chrysler Group LLC and Ferrari S.p.A. and their subsidiaries are summarized below.

	At December 31
	2013	2012	2013	2012
	Chrysler Group LLC and its subsidiaries		Ferrari S.p.A. and its subsidiaries
	(€ million)
Non-current assets	27,150	26,648	896	919
Current assets	16,870	14,961	2,217	1,767

Total assets	44,020	41,609	3,113	2,686

Debt	9,565	10,354	322	284
Other liabilities	24,943	26,625	1,264	1,151

Equity (100%)	9,512	4,630	1,527	1,251

	For the years ended December 31,
	2013	2012	2013	2012
	Chrysler Group LLC and its subsidiaries		Ferrari S.p.A. and its subsidiaries
	(€ million)
Net revenues	54,370	51,202	2,335	2,225
EBIT	3,160	3,217	364	336
Profit before income tax	2,185	2,149	366	335

Net profit	2,392	1,944	246	233
Other comprehensive income/(loss)	2,500	(1,893)	29	46

Total comprehensive income/(loss)	4,892	(51)	275	279

Dividends paid to non-controlling interests	-	-	-	-

Cash generated in operating activities	5,204	5,889	561	621
Cash used in investing activities	(3,557)	(4,214)	(314)	(334)
Cash used in financing activities	(262)	(113)	(223)	(276)

Total change in cash and cash equivalents	873	1,383	15	7

Cash and cash equivalents at December 31,	9,676	8,803	116	101

Significant restrictions

The Group is subject to several restrictions that limit its ability to access and use assets or settle liabilities in relation to its interest in Chrysler.

Financing arrangements outstanding may limit the Group’s ability to allocate capital between Group entities or may restrict its ability to receive dividends or other restricted payments from Chrysler. In particular, Fiat’s existing syndicated credit facility currently imposes restrictions that limit Fiat’s capability to extend guarantees or loans to Chrysler.

Additionally, Chrysler’s Senior Credit Facilities, which include the U.S.$3.0 billion tranche B term loan maturing May 24, 2017 and the Revolving Credit Facility, are secured by a senior priority security interest in substantially all of Chrysler Group LLC’s assets and the assets of its U.S. subsidiary guarantors, subject to certain exceptions. The collateral includes 100 percent of the equity interests in Chrysler’s U.S. subsidiaries and

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

65 percent of the equity interests in its non U.S. subsidiaries held directly by Chrysler Group LLC and its U.S. subsidiary guarantors. In addition, Chrysler’s Secured Senior Notes are secured by liens junior to the Senior Credit Facilities on substantially all of Chrysler Group LLC’s assets and the assets of its U.S. subsidiary guarantors, including 100 percent of the equity interests in Chrysler’s U.S. subsidiaries and 65 percent of the equity interests in its non U.S. subsidiaries held directly by Chrysler Group LLC and its U.S. subsidiary guarantors. These liens cover almost all of Chrysler’s assets as detailed above. In addition to collateral, these debt instruments include covenants that restrict Chrysler’s ability to make certain distributions or purchase or redeem its capital stock, prepay certain other debt, encumber assets, incur or guarantee additional indebtedness, incur liens, transfer and sell assets or engage in certain business combinations, enter into certain transactions with affiliates or undertake various other business activities as well as the requirement to maintain borrowing base collateral coverage and a liquidity threshold.

In this respect, Chrysler has not issued cash dividends or distributions, other than certain state taxes withheld on behalf of its members as required by state statutes, on its membership interests in the two most recent fiscal years. As described in Note 36, on January 21, 2014, Chrysler paid to its member a distribution of U.S.$1,900 million (€1,404 million) and a tax distribution of approximately U.S.$60 million (€45 million). With certain exceptions, further distributions will be limited to 50 percent of Chrysler’s consolidated net income (as defined in the agreements) for the period from January 2012 until the end of the most recent fiscal quarter, less the amount of the January 2014 distribution.

For more information regarding the Chrysler’s credit facilities and other debt, see Note 27.

There are no other restrictions on the ability of subsidiaries to transfer funds to the Group in the form of cash dividends, or to repay loans or advances made by the entity, that have a material impact on the Group’s liquidity.

Other commitments and important contractual rights relating to the Non-controlling interests

Fiat S.p.A. is subject to a put contract with Renault relating to its original non-controlling investment of 33.5 percent in Teksid, now 15.21 percent. In particular, Renault has the right to exercise a sale option to Fiat on its interest in Teksid, in the following cases:

•	in the event of non-fulfillment in the application of the protocol of the agreement and admission to receivership or any other redressement procedure;

•	in the event Renault’s investment in Teksid falls below 15 percent or Teksid decides to diversify its activities outside the foundry sector; or

•	should Fiat be the object of the acquisition of control by another car manufacturer.

The exercise price of the option is established as follows:

•	for the first 6.5 percent of the share capital of Teksid, the initial investment price as increased by a specified interest rate; and

•	for the remaining amount of share capital of Teksid, the share of the accounting net equity at the exercise date.

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

CHANGES IN THE SCOPE OF CONSOLIDATION

The following significant changes in the scope of consolidation occurred in 2011, 2012 and 2013:

•	During 2010, the Group initiated and completed a strategic project to separate the Agricultural and Construction Equipment (CNH – Case New Holland sector) and Trucks and Commercial Vehicles (Iveco sector) activities, as well as the “Industrial & Marine” business line (FPT Industrial sector), from the Automobile and Automobile-related Components and Production Systems activities. The separation of those businesses, in the form of their demerger from Fiat S.p.A. and transfer to Fiat Industrial S.p.A. (the “Demerger” – a Scissione Parziale Proporzionale pursuant to Article 2506-bis of the Italian Civil Code), resulted in the creation of the Fiat Industrial Group (now named CNH Industrial N.V.) and took effect on January 1, 2011. See the following paragraph Effects of the Demerger for further details.

•	On May 24, 2011, Fiat acquired an additional 16 percent (on a fully-diluted basis) of the capital of its associate Chrysler, increasing its interest to 46 percent (on a fully-diluted basis). As a result of the potential voting rights associated with options that became exercisable on that date, Fiat was deemed to have acquired control of Chrysler for purposes of consolidation. The operating activities from this acquisition date through May 31, 2011 were not material to Fiat. As such, Chrysler was consolidated on a line-by-line basis by Fiat with effect from June 1, 2011. Subsequently, on July 21, 2011 Fiat completed the purchase of the 6.031 percent and 1.508 percent fully-diluted ownership interests in Chrysler held by the U.S. Treasury and the Canadian Government respectively. As a result of a series of transactions between 2011 and early 2014 that were contemplated in the Chrysler governance documents (forming part of the broader strategic alliance entered into between Fiat and Chrysler in 2009) and certain other agreements, at the date of this document Fiat owns 100 percent of Chrysler’s membership interests. See the following paragraph Investment in Chrysler for further details.

•	On June 29, 2011, Fiat acquired a 50 percent interest in VM Motori group for a consideration of €34 million. The company was a joint venture with General Motors in the powertrain sector specialized in the production of auto engines, industrial engines and related spare parts. Moreover Fiat was party to a put and call agreement with General Motors under which two years after the date of this acquisition Fiat will have the right to buy the residual interest in VM Motori from General Motors and General Motors had a put option to sell its interest in VM Motori to Fiat if certain conditions occur. This interest was consolidated by using the equity method from that date and until the July 1, 2013 when, the above mentioned call option became exercisable for Fiat. At that date, Fiat, through its wholly owned subsidiary Fiat Group Automobiles S.p.A., acquired control of the VM Motori group. The company was therefore consolidated on a line-by-line basis. On the same date, General Motors, holding the 50 percent remaining interest in VM Motori, notified Fiat of the exercise of its put option to sell its interest, subject to the approval of the relevant anti-trust authorities. The transaction closed on October 28, 2013 with the payment of purchase consideration of €34 million. Other option rights existing at that date expired unexercised. At December 31, 2013, the purchase price allocation was completed with the recognition of goodwill for €15 million. Amounts of fair valued assets and liabilities acquired are disclosed, where significant, in the relevant Notes as a Change in the scope of consolidation.

•	From April 2012, as a result of changes in the Fiat India Automobiles Limited (“FIAL”) shareholding agreements, the Group started to classify this entity as a Joint operation and recognized its share of assets, liabilities, revenues and expenses instead of accounting for the Group’s interests under the equity method.

•

On July 26, 2012, as part of the discussions which began in 2011 on the future of the Fiat-PSA Peugeot Citroën joint ventures, the Group entered into an agreement with PSA Peugeot Citroën providing for the

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

transfer of its interest in the company Sevelnord Société Anonyme at a symbolic value. In accordance with IFRS 5, from June 2012 the Group reclassified its investment in Sevelnord Société Anonyme within assets held for sale and measured it at fair value, by recognizing an unusual loss of €91 million.

•	From November 2013, the investment in the Brazilian company, CMP Componentes e Modulos Plasticos Industria e Comercio Ltda, which was previously classified as held for sale on acquisition, has been consolidated on a line by line basis as a result of changes in the plans for its sale.

•	From December 2013, the assets and liabilities related to a subsidiary consolidated by the Components segment (Fonderie du Poitou Fonte S.A.S.) were reclassified as Assets and liabilities held for sale (Note 22).

Effects of the Demerger

As the Demerger qualifies as a transaction between parties under common control, it is outside the scope of IFRIC 17 – Distributions of Non-cash Assets to Owners. Accordingly, the Demerger has been accounted for in the Consolidated financial statements of the Group based on the carrying amounts of the assets and liabilities derecognized as a result of the Demerger. Fiat S.p.A. shareholders were granted, without consideration, one share in Fiat Industrial S.p.A. for each share of the same class they held in Fiat S.p.A.

The following table summarizes the effects of the Demerger:

	Share capital	Treasury shares	Other reserves	Cash flow hedge	Currency translation differences	Available- for-sale financial assets	Remeasure - ment of defined benefit plans	Cumulative share of OCI of equity method investees	Non- controlling interests	Total
					(€ million)
Direct effect of the Demerger.	(1,913)	-	(1,673)	23	(398)	-	-	(31)	(724)	(4,716)
Effects of the Demerger on treasury shares and on Fiat S.p.A. reserve for share-based payments		368	(185)	-	-	-	-	-	-	183

Direct effects of the Demerger

The carrying amount of the net assets transferred from Fiat S.p.A. to Fiat Industrial S.p.A., amounting to €4,716 million, which resulted in a reduction in equity in the Consolidated financial statements based either on specific allocation of assets and liabilities relating to the Fiat Industrial Group or on a proportional basis as follows:

•	Share capital was reduced by €1,913 million, through a pro-rata reduction of the par value of shares by €1.5 per share (from €5.00 per share to €3.50 per share),

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

•	Other reserves were reduced by €1,673 million as follows:

–	legal reserve was reduced by €215 million based on a shareholders’ resolution,

–	additional paid-in capital reserve was reduced by €462 million based on a shareholders’ resolution, and
–	retained earnings reserve was reduced by €996 million based on a shareholders’ resolution and consolidation effects.

•	Cash flow hedge, Currency translation differences, Cumulative share of OCI of equity method investees and non-controlling interest was derecognized based on the historical amounts of the Fiat Industrial Group in the Consolidated Financial Statements.

Effects of the Demerger on treasury shares and on Fiat S.p.A. reserve for share-based payments

As a result of the transaction, Fiat S.p.A. received 38,568,458 ordinary shares in Fiat Industrial S.p.A. corresponding to the number of treasury shares held at that date. The Group recognized a financial asset, reclassified from treasury shares recorded in equity, amounting to €368 million based on a pro-rata basis using the initial trading prices of the Fiat S.p.A. and Fiat Industrial S.p.A. shares. The difference between the initial recognition of the financial assets measured at fair value and €368 million amounted to €21 million which was recorded in Other reserves.

The stock option plans and the stock grant plans outstanding at December 31, 2010 were linked to Fiat S.p.A. As a result of the Demerger, the board of directors amended the stock option plans and stock grant plans to allow its beneficiaries to receive one Fiat S.p.A. ordinary share and one Fiat Industrial S.p.A. ordinary share, for each right held, all other conditions remained unchanged. This change required that the stock option and stock grant plans be accounted for as compound financial instruments and in particular that the Reserve for share-based payments at the date of the Demerger be separated into a liability component (right to receive one Fiat Industrial S.p.A. ordinary share) and an equity component (right to receive one Fiat S.p.A. ordinary share). This led to the reclassification of a portion of the share-based payments reserve to liabilities for share-based payments. At the same time, the liability was aligned to fair value (amounting to €164 million) with a corresponding entry made to Other reserves.

Investment in Chrysler

On June 10, 2009 through its wholly owned subsidiary Fiat North America LLC (“FNA”), Fiat obtained a 20 percent ownership interest in Chrysler in exchange for specific intellectual property (“IP”) contributed to Chrysler in the form of licenses in North America. Those membership interests were granted to Fiat as contemplated in the Chrysler governance documents and in connection with a transaction contemplated by the master transaction agreement pursuant to Section 363 of the U.S. Bankruptcy Code, which is referred to as the “363 Transaction”. Those interests were recognized by Fiat as an interest in associate and accounted for under the equity method.

Under the Chrysler governance documents, Fiat was also granted the opportunity of increasing its ownership interest in Chrysler by a further 15 percent subject to the achievement of three specific events (the “Performance Events”). Assignment of these additional ownership interests did not require payment of any cash consideration by Fiat and would be granted in three tranches of 5 percent each, subject to certain pre-established technological, distribution, and ecological targets being achieved. Should one or more of those targets not be

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

reached, Fiat would, in any event, have the option to purchase, at a price determined using a pre-established market-based formula, the percentage interest corresponding to the objective(s) not reached (the Alternative call option).

The technological event and the distribution events occurred in 2011 and Fiat increased its membership interest to 25 percent in January 2011 and to 30 percent in April 2011, respectively.

In addition, under the Chrysler governance documents, Fiat was also granted the following rights on Chrysler’s remaining ownership interests:

•	the Incremental Equity Call Option pursuant to which Fiat was entitled to acquire additional membership interests enabling it to increase its ownership interest in Chrysler by up to 16 percent in aggregate. This call option was originally exercisable during the period from 1 January 2013 to 30 June 2016;

•	the UST Call Option, pursuant to which Fiat was entitled to purchase the entire interest held in Chrysler by the U.S. Treasury, exercisable for a period of 12 months following the full repayment by Chrysler of the U.S. Treasury loans;

•	the VEBA Trust Call Option, that was exercisable from July 1, 2012 to June 30, 2016, and covered up to 40 percent of the membership interests held by the VEBA Trust, less any membership interests previously transferred under the Equity Recapture Agreement described below, and could be exercised for no more than 8 percent of such membership interests in any six month period. The price of the membership interests acquired in connection with the exercise of the VEBA Trust Call Option was dependent on whether or not a Chrysler Group Initial Public Offering (“IPO”) was completed at the time the option is exercised;

On May 24, 2011, and in connection with Chrysler’s repayment of the U.S. Treasury and Canada Government credit facilities, Fiat exercised its Incremental Equity Call Option to acquire an additional 16 percent fully-diluted ownership interest in Chrysler. Fiat contributed U.S.$1,268 million (€881 million) of cash to Chrysler for the issuance of the Class A Membership Interests. As a result of these transactions, FNA’s ownership interest in Chrysler Group increased to 46 percent on a fully-diluted basis. In connection with these transactions, Fiat acquired control of Chrysler, and accounted for this transaction as a business combination, as discussed below in the paragraph Accounting for the Chrysler’s business combination.

On July 21, 2011, Fiat acquired the 6.031 percent fully-diluted ownership interest in Chrysler held by the U.S. Treasury for U.S.$500 million (€351 million) by exercising the UST call option, and acquired all of the residual ownership interests held by the Canadian Government for U.S.$125 million (€87 million), which represented approximately 1.5 percent of the fully-diluted ownership interest in Chrysler Group. Finally, on the same date Fiat acquired the U.S. Treasury’s rights under the Equity Recapture Agreement between the U.S. Treasury and the VEBA Trust for U.S.$75 million (€56 million), of which U.S.$15 million (€11 million) was paid to the Canadian Government pursuant to a separate arrangement between the U.S. Treasury and the Canadian Government.

The Equity Recapture Agreement provided Fiat the rights to the economic benefit associated with the membership interests held by the VEBA Trust once the VEBA Trust received proceeds, including certain distributions, in excess of U.S.$4.25 billion plus 9 percent per annum from January 1, 2010 (“Threshold Amount”). Once the VEBA Trust had received the Threshold Amount, any additional distributions payable to the VEBA Trust for its Chrysler membership interests and any membership interests retained by the VEBA Trust

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

were to be transferred to Fiat for no further consideration. In addition, Fiat had the right to acquire VEBA Trust’s entire membership interest in Chrysler at a price equivalent to the specified Threshold Amount, less any proceeds already received by the VEBA Trust on that interest.

In January 2012, Fiat’s ownership interest in Chrysler increased by an additional 5 percent on a fully-diluted basis when Chrysler Group notified the U.S. Treasury that it achieved the third and final Performance Event.

Fiat exercised its options to purchase a first tranche of VEBA’s equity interest in Chrysler on July 2, 2012 and a second tranche on January 3, 2013 – each representing approximately 3.3 percent of Chrysler’s outstanding equity. On 26 September 2012, following exercise of the first tranche, Fiat sought a declaratory judgment in the Delaware Chancery Court (“the Court”) to confirm the price to be paid. On July 8, 2013, Fiat exercised its option to purchase a third tranche of the interest, representing approximately 3.3 percent of Chrysler’s outstanding equity. On July 30, 2013, the Court granted Fiat’s motion for a judgment on the pleadings with respect to two issues in dispute. The Court also denied, in its entirety, the VEBA’s cross-motion for judgment on the pleadings. Other disputed items remain open, as the Court ordered additional discovery on these issues.

As of December 31, 2013, FIAT held a 58.5 percent ownership interest in Chrysler and the VEBA Trust held the remaining 41.5 percent. As described in Note 36, on January 1, 2014, Fiat S.p.A. announced an agreement with the VEBA Trust, under which its wholly-owned subsidiary, FNA, acquired all of the VEBA Trust’s equity membership interests in Chrysler, representing the remaining 41.5 percent of Chrysler. The transaction closed on January 21, 2014. In consideration for the sale of its membership interests in Chrysler, the VEBA Trust received an aggregate consideration of U.S.$3,650 million (€2,691 million) consisting of a special distribution paid from available cash on hand by Chrysler to its members, in an aggregate amount of U.S.$1,900 million or €1,404 million (FNA directed its portion of the special distribution to the VEBA Trust as part of the purchase consideration), and a payment from FNA for the remainder of U.S.$1,750 million (€1,287 million) in cash purchase consideration to the VEBA Trust. At the date of publication of this document, therefore, Fiat holds a 100 percent interest in Chrysler and all previously mentioned unexercised rights (VEBA Trust Call Option and Equity Recapture Agreement) existing in respect to Fiat’s investment in Chrysler have lapsed. As part of the transactions, FNA and the VEBA Trust dismissed with prejudice the proceedings before the Court with respect to the interpretation of the call option agreement.

Accounting for the Chrysler business combination

As explained above, on June 10, 2009 through its wholly owned subsidiary FNA, Fiat obtained a 20 percent membership interest in Chrysler in exchange for specific IP contributed in the form of licenses in North America. Fiat moreover was also granted the right to increase its ownership interest in Chrysler by a further 15 percent subject to the occurrence of three Performance Events. The initial IP contribution leading to the recognition of the initial 20 percent interest and of the right to receive the further 15 percent membership interest in Chrysler was measured at fair value by the Group and recognized as unusual income/(expense) after offsetting 35 percent of the gain not realized with third parties. The residual 65 percent gain was considered unrealized by the Group as, due to Chrysler’s dividend restrictions arising from the financial liabilities outstanding at that time, it was not possible to estimate when the economic benefits of the transaction would flow to the Group. This residual gain was, therefore, deferred against the carrying amount of the initial interest in Chrysler and the rights referred to above were consequently measured at zero. Following initial recognition, the interest in Chrysler was subsequently measured under the equity method. Under this method, since the interest had been initially recognized at zero, the Group was not required to recognize any portion of future losses incurred by the associate

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

as it had no obligation to settle them. For any profit subsequently reported by Chrysler, the Group could only recognize the portion of profit in excess of losses not recognized in prior periods.

Finally, as explained above the Group received the Incremental Equity Call Option, the UST Call Option and the VEBA Trust Call Option whose prices were not fixed but to be determined using the same pre-established market-based formula and therefore deemed equivalent to a fair value of the underlying asset at the date of exercise. These options were therefore recognized on a fair value basis at zero.

Immediately prior to the business combination, the carrying amount of Fiat’s previously held 30 percent equity interest in Chrysler was zero due to cumulative losses recognized by Chrysler.

Chrysler was consolidated on a line-by-line basis upon obtaining control due to increasing the ownership to 46 percent (on a fully-diluted basis) in addition to the potential voting rights associated with options that became exercisable on the same date. Control was obtained on May 24, 2011, or the Acquisition Date, and Chrysler was consolidated from June 1, 2011.

The consolidation of Chrysler Group was accounted for as a business combination achieved in stages using the acquisition method of accounting as follows: (effects in U.S.$ translated into Euros using the exchange rate of 1.4385 at the Acquisition Date):

•	The previously held 30 percent ownership interest in Chrysler initially recognized at zero by Fiat was remeasured at fair value at the Acquisition Date and the resulting gain of €1,729 million (U.S.$2,487 million) was recognized in the Consolidated income statement as an Unusual income/(expense). The fair values of the previously held equity interest were determined based on the fair value of Chrysler’s total membership interest as of the Acquisition Date. This was determined based on the purchase price of U.S.$500 million (€351 million) Fiat negotiated with the U.S. Treasury to acquire their 6.031 percent membership interest in Chrysler agreed on early June 2011. The purchase price, which represented an arm’s length agreement, implied Chrysler’s total equity was valued at U.S.$8,290 million (€5,763 million).

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

•	The identifiable assets acquired and identifiable liabilities assumed were measured at their Acquisition Date fair value, with certain exception as provided in the applicable accounting guidance. The measurement process was completed in December 2011 as follows:

	At the Acquisition Date
	(U.S.$ million)	(€ million)
Intangible assets	5,059	3,517
Property, plant and equipment	13,863	9,637
Investments and other financial assets	435	302
Leased assets	331	230
Defined benefit plan assets	90	63
Deferred tax assets	65	45
Total Non-current assets	19,843	13,794
Inventories	5,651	3,928
Trade receivables	1,765	1,227
Receivables from financing activities	21	15
Current tax receivables	123	86
Other current assets	993	690
Current financial assets	127	88
Cash and cash equivalents	9,358	6,505
Total Current assets	18,038	12,539

Total assets acquired (a)	37,881	26,333

Provisions	14,159	9,843
Deferred tax liabilities	772	536
Debt	13,659	9,495
Other financial liabilities	112	78
Other current liabilities	5,029	3,496
Current tax payables	21	15
Trade payables	8,298	5,769

Total liabilities assumed (b)	42,050	29,232

Net assets acquired (liabilities assumed) (a)-(b)	(4,169)	(2,899)

•	Non-controlling interests of 54 percent on a fully-diluted basis, were recognized at fair value in accordance with paragraph 19(a) of IFRS 3 at an amount of €3,112 million (U.S.$4,477 million) determined with reference to the above-stated fair value of Chrysler’s total membership interest.

•	Goodwill was determined at the end of the measurement period as follows:

		At the Acquisition Date
		(U.S.$ million)	(€ million)
Consideration paid for the acquisition of the additional 16% ownership interest	+	1,268	881
Fair value of the previously held ownership interest (30%)	+	2,487	1,729
Value attributed to non-controlling interests	+	4,477	3,112
Net assets acquired/(net liabilities assumed)	-	(4,169)	(2,899)

Goodwill	=	12,401	8,621

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

The goodwill was primarily attributable to the favorable earnings expectations for Chrysler, set out in the 2010-2014 business plan presented in November 2009 by Chrysler and validated by subsequent results, in addition to synergies achievable through increased integration with Fiat.

•	Fiat’s contractual right to receive an additional 5 percent ownership interest in Chrysler on the occurrence of the third Performance Event, previously recognized at zero, was recognized under Other investments and financial assets at fair value at June 1, 2011 as the occurrence of this event was determined to be virtually certain. The resulting gain of €288 million (U.S.$415 million) was recognized in the Consolidated income statement as Unusual income/(expense). Fair value was also based on the above-stated fair value of Chrysler’s total membership interest.

•	The consideration paid excluded costs relating to obtaining control totaling approximately €5 million, which were recognized in the Consolidated income statement as Unusual income/(expense) and were as follows:

	At the Acquisition Date
	(U.S.$ million)	(€ million)
Consideration paid	1,268	881

Net cash outflows/(inflows) on acquisition:
Consideration paid	1,268	881
Cash and cash equivalents acquired	(9,358)	(6,505)

Total net cash inflows on acquisition	(8,090)	(5,624)

In 2011 the acquired business contributed net revenues to Fiat Group of €22,465 million and a profit of €645 million (of which €291 million attributable to non-controlling interests). Had the Group obtained control of Chrysler on January 1, 2011, assuming that Chrysler had also repaid its U.S. Treasury and Canadian government loans and completed the concurrent refinancing on that date, Fiat Group would have reported net revenues of approximately €75 billion and a Net Profit of approximately €2 billion in 2011.

After the Chrysler business combination, the other outstanding rights on Chrysler’s non-controlling interests, the VEBA Trust Call Option and the acquired Equity Recapture Agreement, were recognized in the group Consolidated financial statement at cost, since during this period (i) the variability in the range of reasonable fair value estimates was significant for these instruments and (ii) the probabilities that were used to weight the various estimates in the range of fair values cannot be reasonably established and used in estimating fair value (see Note 16). The Equity Recapture Agreement was written-off at December 31, 2013, due to the acquisition of the remaining interest in Chrysler. See also Note 36.

Significant assumption used in the valuation of Chrysler’s assets and liabilities

The significant assumptions related to the valuation of Chrysler’s assets and liabilities recorded in connection with the consolidation are discussed below.

Trade Receivables

The Group recorded trade receivables at a fair value of U.S.$1,765 million (€1,227 million), which takes into account the risk that not all contractual amounts will be collected. Contractual amounts due to us for acquired trade receivables amounted to U.S.$1,850 million (€1,286 million). Due to the short-term nature of the acquired trade receivables, management did not expect cash collections for trade receivables to differ materially from the fair value recognized.

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

Inventories

The Group recorded inventories at a fair value of U.S.$5,651 million (€3,928 million), which was determined as follows:

•	Finished products were determined based on the estimated selling price of finished products on hand less costs to sell, including disposal and holding period costs, as well as a reasonable profit margin on the selling and disposal effort for each specific category of finished products being evaluated;

•	Work in process was determined based on the estimated selling price once completed less total costs to complete the manufacturing process, costs to sell including disposal and holding period costs, as well as a reasonable profit margin on the remaining manufacturing, selling and disposal effort; and

•	Raw materials were determined based on current replacement cost.

Property, Plant and Equipment

The Group recorded property, plant and equipment, which includes land, buildings, leasehold improvements, machinery, equipment, construction in progress and special tooling, at a fair value of U.S.$13,863 million (€9,637 million). The fair value was based on the premise of highest and best use.

The cost approach was applied in determining fair value for certain assets related to buildings, leasehold improvements and the majority of our machinery, equipment and special tooling. This method considers the amount required to construct or purchase a new asset of equal utility at current prices, with adjustments in value for physical deterioration, as well as functional and economic obsolescence. Economic obsolescence represents a loss in value due to unfavorable external conditions, such as the economics of the automotive industry as of May 25, 2011. Economic obsolescence was estimated based on expectations of the highest and best use of the property, plant and equipment, which generally contemplated an in-use valuation premise. Land was valued using the comparable sales method, which is a market approach that uses recent transactions for similar types of real property as a basis for estimating the fair value of the land acquired.

Leased assets

The Group recorded equipment and other assets on operating leases, for which Chrysler is the lessor, at a fair value of U.S.$331 million (€230 million), which was based on the market value of comparable assets.

Intangible Assets

The Group recorded intangible assets at a fair value of U.S.$5,059 million (€3,517 million). The following is a summary of the methods used to determine the fair value of our significant intangible assets:

•	The relief from royalty method was used to calculate the fair value of brand names of U.S.$3,580 million (€2,489 million). The significant assumptions used in this method included:

–	Forecasted revenue for each brand name (Chrysler, Jeep, Dodge, Ram and Mopar);

–	Royalty rates based on licensing arrangements for the use of brands and trademarks in the automotive industry and related industries;

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

–	Estimated tax expense a market participant would incur on the net royalties;

–	After-tax discount rates ranging from 14 percent to 25 percent based on an estimated WACC and adjusted for perceived business risks related to these intangible assets; and

–	Indefinite economic lives for the acquired brands.

•	The cost approach was used to calculate the fair value of the acquired dealer networks of U.S.$378 million (€263 million). The fair value of the acquired dealer networks was determined based on our estimated costs to re-create the dealer networks, which took into consideration an estimate of an optimal number of dealers.

•	The relief from royalty method was used to calculate the fair value of patented and unpatented technology of U.S.$293 million (€204 million). The significant assumptions used included:

–	Forecasted revenue for each technology category;

–	Royalty rates based on licensing arrangements for similar technologies and obsolescence factors by technology category;

–	Estimated tax expense a market participant would incur on the net royalties;

–	After-tax discount rates ranging from 16 percent to 20 percent based on an estimated WACC and adjusted for perceived business risks related to these developed technologies; and

–	Estimated economic lives, which ranged from 3 to 8 years.

•	The relief from royalty method was used to calculate the fair value of the Fiat IP previously contributed by FNA LLC in connection with the initial capitalization of Chrysler Group. This reacquired right had a fair value of U.S.$370 million (€257 million), based on the following significant assumptions:

–	Forecasts of revenues for vehicles expected to be manufactured in the future utilizing this intellectual property;

–	A royalty rate of 3 percent based on licensing arrangements for the use of technology in the automotive industry and related industries;

–	Estimated costs expected to be incurred to allow the Fiat IP to be used on vehicles sold in North America;

–	A discount rate of 15 percent commensurate with the perceived business risks related to the cash flows attributable to the Fiat IP; and

–	An estimated economic life of 10 years.

•	The Group recorded other intangible assets of U.S.$438 million (€304 million), which included the fair value of software, other intellectual property and favorable operating leases.

Provisions

The Group recorded provisions of U.S.$14,159 million (€9,843 million), which primarily included the following:

•	Provisions for employee benefits of U.S.$7,257 million (€5,045 million), measured in accordance with the accounting guidance for employee benefits discussed above.

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

•	Certain warranty obligations of U.S.$1,990 million (€1,383 million) measured at fair value. Fair value was determined based on the expected future cash flows to satisfy the obligations, adjusted for a profit margin that would be required by a market participant to assume the obligations and discounted to a single present value using a discount rate that considers the timing of the expected cash flows and the non-performance risk of the obligations of 7.7 percent based on the timing of the claims and their relationship to other secured and unsecured obligations of the Company. The Group used Chrysler’s historical data regarding profit margins on its service contract business as a basis for estimating the profit margin a market participant would expect to earn on the assumed warranty obligations;

•	Various other provisions, including accrued sales incentives of U.S.$2,388 million (€1,660 million) measured at fair value; and

•	Various other contingent liabilities totaling U.S.$1,888 million (€1,312 million) primarily relating to certain pre-acquisition contingent liabilities assumed from Chrysler in the transaction. Pre-acquisition contingencies included U.S.$1,244 million (€865 million) for certain warranty obligations and U.S.$633 million (€440 million) relating to product liabilities, including various pending legal actions and proceedings arising in connection with Chrysler’s activities as an automotive manufacturer.

Warranty obligations related to voluntary service actions and recall actions to address various customer satisfaction, safety and emissions issues on past vehicle sales. Estimates of the future costs of these actions are inevitably imprecise due to numerous uncertainties, including the enactment of new laws and regulations, the number of vehicles affected by a service or recall action and the nature of the corrective actions. The estimated future costs of these actions are based primarily on historical claims experience for our vehicles.

Product liabilities and pending legal actions and proceedings arising from Chrysler’s activities as an automotive manufacturer included various legal proceedings, claims and governmental investigations which were pending on a wide range of topics, including: vehicle safety; emissions and fuel economy; dealer, supplier and other contractual relationships; intellectual property rights; product warranties; and environmental matters. Some of these proceedings allege defects in specific component parts or systems (including airbags, seats, seat belts, brakes, ball joints, transmissions, engines and fuel systems) in various vehicle models or allege general design defects relating to vehicle handling and stability, sudden unintended movement or crashworthiness. These proceedings seek recovery for damage to property, personal injuries or wrongful death and in some cases, include a claim for exemplary or punitive damages. Adverse decisions in one or more of these proceedings could require us to pay substantial damages, or undertake service actions, recall campaigns or other costly actions.

Debt

The Group recorded debt, including financial liabilities and capital leases, at a fair value of U.S.$13,659 million (€9,495 million). The U.S.$3.0 billion tranche B term loan maturing May 24, 2017 and Secured Senior Notes were issued immediately prior to the business combination. This provided market observable information to establish the fair values of these instruments at the Acquisition Date. The fair values of all other financial liabilities were calculated using a discounted cash flow methodology utilizing a synthetic credit rating to estimate the non-performance risk associated with our debt instruments, adjusted where appropriate for any security interests. Appropriate discount rates were

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

estimated by extrapolating market observable debt yields at the measurement dates. Financial liabilities primarily included the following:

•	VEBA Trust Note with an Acquisition Date fair value of U.S.$5,101 million (€3,546 million), (“VEBA Trust Note”);

•	Canadian Health Care Trust Notes with an Acquisition Date fair value of U.S.$1,112 million (€773 million);

•	Mexican development banks credit facility due 2025 with an Acquisition Date fair value of U.S.$439 million (€305 million).

•	Other various financial liabilities and capital lease obligations with fair values totaling U.S.$798 million (€555 million).

Refer to Note 27 of the accompanying Consolidated Financial Statements for additional information related to the nature, terms, and amounts of this debt.

Transactions with non-controlling interests

Transactions with non-controlling interests in the three-year period 2011-2013 were as follows:

•	On July 21, 2011, Fiat acquired the 6.031 percent fully-diluted ownership interest in Chrysler held by the U.S. Treasury for U.S.$500 million (€351 million) by exercising the UST call option, and acquired all of the residual ownership interests held by the Canadian Government for U.S.$125 million (€87 million), which represented approximately 1.5 percent of the fully-diluted ownership interest in Chrysler Group. Additionally, on the same date Fiat acquired the U.S. Treasury’s rights under the Equity Recapture Agreement between the U.S. Treasury and the VEBA Trust for U.S.$75 million (€56 million), of which U.S.$15 million (€11 million) was paid to the Canadian Government pursuant to a separate arrangement between the U.S. Treasury and the Canadian Government.

•	On January 2012, Fiat’s ownership interest in Chrysler increased by an additional 5 percent on a fully-diluted basis when Chrysler notified the U.S. Treasury that it achieved the third and final Performance Event.

•	On October 28, 2013, Fiat acquired the remaining 50 percent interests in VM Motori Group.

The effects of changes in ownership interests in Chrysler and VM Motori Group on the equity attributable to owners of the parent are as follows:

	2013	2012	2011
	(€ million)

Carrying amount of non-controlling interest acquired	36	200	426
Consideration paid to non-controlling interests	(34)	-	(438)
Other financial assets derecognized	-	(288)	-
Deferred tax liabilities recognized	-	-	(71)

Effect on the equity attributable to owners of the parent	2	(88)	(83)

In addition, as explained in Note 36, on January 21, 2014 Fiat acquired the remaining ownership interest of Chrysler (41.5 percent).

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

COMPOSITION AND PRINCIPAL CHANGES

For comparative purposes it should be noted that the Consolidated income statement for the year ended December 31, 2011 includes the operations of Chrysler for the seven months.

(1)	Net revenues

Net revenues are as follows:

	For the years ended December 31,
	2013	2012	2011
	(€ million)
Revenues from:
Sales of goods	82,815	80,101	55,751
Services provided	2,033	2,043	2,140
Contract revenues	1,038	1,078	977
Interest income of financial services activities	239	277	235
Lease installments from assets under operating leases	238	244	255
Other	261	22	201

Total Net revenues	86,624	83,765	59,559

Net revenues are attributed as follows:

	For the years ended December 31,
	2013	2012	2011
	(€ million)
Revenues in:
Italy	6,699	7,048	9,258
Rest of the world:
United States, Canada and Mexico	47,552	45,171	21,423
Brazil	8,431	9,839	9,860
China	4,445	2,700	1,557
Germany	3,054	3,167	3,158
France	1,956	2,042	2,251
UK	1,453	1,429	1,321
Argentina	1,439	1,179	1,046
Turkey	1,268	1,236	1,357
Spain	1,015	873	1,019
Other countries	9,312	9,081	7,309
Total Rest of the world	79,925	76,717	50,301

Total Net revenues	86,624	83,765	59,559

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

(2)	Cost of sales

Cost of sales in 2013, 2012 and 2011 amounted to €74,326 million, €71,473 million and €51,047 million, respectively, comprising mainly of expenses incurred in the manufacturing and distribution of vehicles and parts, of which, cost of materials and components are the most significant portion. The remaining costs principally include labor costs, consisting of direct and indirect wages, as well as depreciation of Property, plant and equipment, amortization of Other intangible assets relating to production and transportation costs.

Cost of sales also includes warranty and product-related costs, estimated at the time of sale to dealer networks or to the end customer. Depending on the specific nature of the recall, including the significance and magnitude, certain warranty costs incurred are reported as unusual expenses, where the Group believes that separate identification allows the users of the Consolidated financial statements to take them into appropriate consideration when analyzing the performance of the Group and assists them in understanding the Group’s financial performance year on year.

Cost of sales in 2013, 2012 and 2011 also includes €190 million, €158 million and €148 million, respectively, of interest cost and other financial expenses from financial services companies.

(3)	Selling, general and administrative costs

Selling costs in 2013, 2012 and 2011 amounted to €4,269 million, €4,367 million and €3,264 million, respectively, and mainly consist of marketing, advertising, and sales personnel costs. Marketing and advertising expenses consist primarily of media campaigns, as well as marketing support in the form of trade and auto shows, events, and sponsorship.

General and administrative costs in 2013, 2012 and 2011 amounted to €2,433 million, €2,408 million and €1,818 million, respectively, and mainly consist of administration expenses which are not attributable to sales, manufacturing or research and development functions.

(4)	Research and development costs

Research and development costs are as follows:

	For the years ended December 31,
	2013	2012	2011
	(€ million)
Research and development costs expensed during the year	1,325	1,180	755
Amortization of capitalized development costs	887	621	626
Write-down of costs previously capitalized	24	57	4

Total Research and development costs	2,236	1,858	1,385

Reference should be made to Note 14 for information on development costs capitalized.

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

(5)	Result from investments

The net gain in 2013, 2012 and 2011, amounting to €84 million, €87 million and €131 million, respectively, mainly consists of the Group’s share in the Net profit/(loss) of equity method investees for €74 million (€74 million in 2012 and €146 million in 2011), and other income and expenses arising from investments measured at cost.

For a more detailed analysis of Result from investments by operating segment, reference should be made to the Note 34.

(6)	Gains/(losses) on the disposal of investments

In 2013, the Group recognized net gains on the disposal of investments of €8 million.

In 2012, the Group recognized a write-down of €91 million of the interest in Sevelnord Société Anonyme following its reclassification to Assets held for sale and subsequent transfer during the first quarter of 2013.

In 2011, Gains/(losses) on the disposal of investments amounted to a net gain of €21 million and included the gain of €8 million arising from the disposal of the investment in Fiat Switzerland to the CNH Industrial group.

(7)	Restructuring costs

Net restructuring costs amount to €28 million in 2013 and primarily relate to restructuring provisions in other minor business aggregated within Other activities for the purpose of segment reporting for €38 million, partially offset by the release of a restructuring provision previously made by the NAFTA segment for €10 million.

Net restructuring costs in 2012 amounted to €15 million and related to the EMEA segment for €43 million, the Components segment and Other activities for €20 million, partially offset by the release of restructuring provisions previously made by the NAFTA segment for €48 million.

Restructuring costs in 2011 amounted to €102 million and mainly related to the EMEA segment for €78 million and the Components segment for €16 million.

For a more detailed analysis of Restructuring provisions, reference should be made to Note 26.

(8)	Other unusual income/(expenses)

In 2013, Other unusual expenses amount to €686 million and mainly includes write-downs of €272 million as a result of the rationalization of architectures associated with the new product strategy, particularly for the Alfa Romeo, Maserati and Fiat brands; in particular, €226 million related to development costs and €46 million to tangible assets. In addition, in relation to the market expected trends, the assets of the cast-iron business in the Components segment (Teksid) were written down by €57 million. Moreover, there was a

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

€56 million write-off of the book value of the Equity Recapture Agreement Right considering the agreement closed on January 21, 2014 to purchase the remaining minority equity stake in Chrysler from the VEBA Trust (as described in Note 36). Other unusual charges also include for 2013 a €115 million charge related to the June 2013 voluntary safety recall for the 1993-1998 Jeep Grand Cherokee and the 2002-2007 Jeep Liberty, as well as the customer satisfaction action for the 1999-2004 Jeep Grand Cherokee. This item also includes a €59 million foreign currency translation loss recognized in the first quarter of 2013 related to the February 2013 devaluation of the official exchange rate of the Venezuelan Bolivar (“VEF”) relative to the U.S. dollar from 4.30 VEF per U.S. dollar to 6.30 VEF per U.S. dollar. During the second and third quarter of 2013, certain monetary liabilities, which had been submitted to the Commission for the Administration of Foreign Exchange (“CADIVI”) for payment approval through the ordinary course of business prior to the devaluation date, were approved to be paid at an exchange rate of 4.30 VEF per U.S. dollar. As a result, €12 million in the second quarter of 2013 and €4 million in the third quarter of 2013 of foreign currency transaction gains were recognized due to these monetary liabilities being previously remeasured at the 6.30 VEF per U.S. dollar at the devaluation date. See also Note 36 for recent developments regarding the VEF.

In 2012, Other unusual expenses of net €138 million mainly included €145 million of costs arising from disputes relating to operations terminated in prior years and costs related to the agreement with PSA Peugeot Citroën providing for the transfer of the Group’s interest in the company Sevelnord Société Anonyme at a symbolic value.

In 2011, Other unusual expenses, amounting to €855 million arising from the other segments (mainly EMEA) was principally the result of the process for the strategic realignment of the manufacturing and commercial activities of Fiat with those of Chrysler, which accelerated further after obtaining control, as well as the realignment of certain minor activities. The above-mentioned amount included the write-down of Goodwill by €224 million, of Development costs by €161 million, and of certain Property, plant and equipment by €307 million.

In 2013, Other unusual income amount to €187 million. This item mainly includes the impacts of a curtailment gain and plan amendments of €166 million with a corresponding net reduction to Chrysler’s pension obligation. During the second quarter of 2013, Chrysler amended its U.S. and Canadian salaried defined benefit pension plans. The U.S. plans were amended in order to comply with Internal Revenue Service regulations, cease the accrual of future benefits effective December 31, 2013, and enhance the retirement factors. The Canada amendment ceases the accrual of future benefits effective December 31, 2014, enhances the retirement factors and continues to consider future salary increases for the affected employees. An interim remeasurement was required for these plans, which resulted in an additional €509 million net reduction to the pension obligation, a €7 million reduction to defined benefit plan assets and a corresponding €502 million increase in Total Other comprehensive income/(loss).

In 2011, Other unusual income amounted to €2,100 million. Of this, €1,729 million related to the gain resulting from the measurement at fair value of the investment of 30 percent in Chrysler held before obtaining control and €288 million to the valuation of the right to receive an additional ownership interest of 5 percent following the occurrence of the third Performance Event. In 2011, Other unusual income also included a gain of €69 million on Other post-employment benefits arising from a plan amendment associated with a Chrysler legal services plan which terminated in 2013.

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

(9)	Net financial income/(expenses)

The following table sets out details of the Group’s financial income and expenses, including the amounts reported in the Consolidated income statement within the Financial income/(expenses) line item, as well as interest income from financial services activities, recognized under Net revenues, and Interest cost and other financial charges from financial services companies, recognized under Cost of sales.

	For the years ended December 31,
	2013	2012	2011
Financial income:	(€ million)
Interest income and other financial income:	201	266	352
Interest income from banks deposits	153	180	211
Interest income from securities	8	14	8
Other interest income and financial income	40	72	133
Interest income of financial services activities	239	277	235
Gains on disposal of securities	4	2	2

Total Financial income	444	545	589

Total Financial income relating to:
Industrial companies (A)	205	268	354
Financial services companies (reported within Net revenues)	239	277	235

Financial expenses:
Interest expense and other financial expenses:	1,904	1,973	1,588
Interest expenses on bonds	959	921	818
Interest expenses on bank borrowing	367	382	249
Commission expenses	25	21	10
Other interest cost and financial expenses	553	649	511
Write-downs of financial assets	105	50	43
Losses on disposal of securities	3	9	11
Net interest expenses on employee benefits provisions	371	388	173

Total Financial expenses	2,383	2,420	1,815

Net (income)/expenses from derivative financial instruments and exchange rate differences	(1)	(84)	46

Total Financial expenses and net (income)/expenses from derivative financial instruments and exchange rate differences	2,382	2,336	1,861

Total Financial expenses and net (income)/expenses from derivative financial instruments and exchange rate differences relating to:
Industrial companies (B)	2,192	2,178	1,713
Financial services companies (reported with Cost of sales)	190	158	148

Net financial income/(expenses) relating to industrial companies (A-B)	(1,987)	(1,910)	(1,359)

Net financial expenses in 2013 (excluding the financial services companies) amount to €1,987 million (€1,910 in 2012 and €1,359 in 2011).

Net income/(expenses) from derivative financial instruments and exchange rate differences include net income of €31 million (net income of €34 million in 2012 and net expense of €108 million in 2011) arising from the equity swaps on Fiat S.p.A. and CNH Industrial N.V. (formerly Fiat Industrial S.p.A.) shares relating to certain stock option plans. These equity swaps expired in 2013.

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

(10)	Tax (income)/expenses

Income taxes are as follows:

	For the years ended December 31,
	2013	2012	2011
	(€ million)
Current tax expense	615	691	591
Deferred tax (income)/expense	(1,570)	(71)	(25)
Taxes relating to prior periods	19	8	(32)

Total Tax (income)/expenses	(936)	628	534

In 2013 Total tax income amounts to €936 million, mainly as a result of the recognition of deferred tax assets related to Chrysler of €1,500 million, previously unrecognized due to uncertainties as to their recoverability.

In 2013, the Regional Italian Income Tax (“IRAP”) recognized within current taxes was €58 million (€64 million in 2012 and €72 million in 2011) and IRAP recognized within deferred tax costs was €11 million (€21 million in 2012 and -€8 million in 2011). In 2011 Income taxes also included non-recurring income relating to benefits arising from the recovery of prior year income taxes mainly related to benefits arising from the favorable outcome of certain tax proceedings.

The reconciliation between the theoretical income taxes calculated on the basis of the theoretical tax rate enacted in Italy for IRES (equal to 27.5 percent in 2013, 2012 and 2011) and income taxes recognized is as follows:

	For the years ended December 31,
	2013	2012	2011
	(€ million)
Theoretical income taxes	279	419	532
Tax effect on:
Recognition and utilization of previously unrecognized deferred tax assets	(1,745)	(529)	(181)
Permanent differences	8	(79)	1
Tax effect of non-taxable income recognized on obtaining control of Chrysler	-	-	(555)
Deferred tax assets not recognized and write-downs	380	472	522
Differences between foreign tax rates and the theoretical Italian tax rate and tax holidays	24	164	69
Taxes relating to prior years	19	8	(32)
Unrecognized withholding tax	84	95	73
Other differences	(54)	(7)	41

Total Tax (income)/expenses, excluding IRAP	(1,005)	543	470

Effective tax rate	-	35.7%	24.3%

IRAP (current and deferred)	69	85	64

Total Tax (income)/expenses	(936)	628	534

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

Because the IRAP taxable basis differs from Profit before taxes, it is excluded from the above effective tax rate calculation.

In 2013, the Group’s effective tax rate includes a significant tax benefit and is not comparable to prior periods primarily due to Chrysler recognizing previously unrecognized deferred tax assets of €1,500 million. Excluding this effect, the effective tax rate of the Group in 2013 would have been 48.7 percent. The difference between the 2013 theoretical and effective income tax was primarily due to the above-mentioned recognition and utilization of previously unrecognised deferred tax assets of €1,734 million (€1,500 million of which was recognised in income taxes and €234 million in Other Comprehensive income/(loss)). These benefits were partially offset by the negative impact of €380 million arising from the unrecognized deferred tax assets on temporary differences and tax losses originating in the year.

In 2012, the Group’s effective tax rate was 35.7 percent. The difference between the theoretical and the effective income tax rate was due to the recognition and utilization of previously unrecognized deferred tax assets for €529 million, net of €472 million arising from the unrecognized deferred tax assets on temporary differences and tax losses originating in the year.

In 2011, the Group’s effective tax rate was 24.3 percent. The difference between the theoretical and the effective income tax rate was due to the recognition and utilization of previously unrecognized deferred tax assets of €181 million offset by the negative impact of €522 million arising from the unrecognized deferred tax assets on temporary differences and tax losses originating in the year. In addition, the 2011 effective tax rate was impacted by the tax effect of non-taxable income recognized on obtaining control of Chrysler arising from the fair value measurement of the 30 percent interest in Chrysler prior to obtaining control and from the fair value measurement of the right to receive an additional 5 percent interest in Chrysler, which had not been recognized as it related to temporary differences on the investment and other financial assets that are controlled by the Group and whose reversal was not deemed to be probable in the foreseeable future.

The Group recognizes in its Consolidated statement of Financial Position within Deferred tax asset, the amount of Deferred tax assets less the Deferred tax liabilities of the individual consolidated companies, where these may be offset. Amounts recognized are as follows:

	At December 31,

	2013	2012
	(€ million)

Deferred tax assets	2,903	1,747
Deferred tax liabilities	(278)	(801)

Net deferred tax assets	2,625	946

In 2013, net deferred tax assets increased by €1,679 million mainly due to the following:

•	€1,570 million increase for recognition of previously unrecognized Deferred tax assets and the recognition of Deferred tax assets on temporary differences originating during the year, net of the reversal of deferred taxes relating to previous years;
•	€212 million increase for recognition directly to Equity of net deferred tax assets;
•	offset by €98 million net decrease in Deferred tax assets due to exchange rate differences and other changes.

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

The significant components of Deferred tax assets and liabilities and their changes during the year are as follows:

	At December 31, 2012	Recognized in Consolidated income statement	Charged to equity	Changes in the scope of consolidation	Translation differences and other changes	At December 31, 2013
	(€ million)
Deferred tax assets arising on:
Provisions	2,922	368	-	3	(355)	2,938
Provision for employee benefits	1,022	137	18	-	(46)	1,131
Intangible assets	381	(38)	-	1	(1)	343
Impairment of financial assets	228	13	-	-	(50)	191
Inventories	264	(1)	-	1	(3)	261
Allowances for doubtful accounts	90	18	-	-	2	110
Other	1,456	(224)	-	2	(25)	1,209

Total	6,363	273	18	7	(478)	6,183

Deferred tax liabilities arising on:
Accelerated depreciation	(1,354)	(128)	-	1	77	(1,404)
Capitalization of development costs	(1,211)	(252)	-	-	47	(1,416)
Other Intangible assets and Intangible assets with indefinite useful lives	(784)	48	-	(17)	113	(640)
Provision for employee benefits	(22)	-	-	(1)	3	(20)
Other	(527)	54	(23)	(2)	(64)	(562)

Total	(3,898)	(278)	(23)	(19)	176	(4,042)

Deferred tax asset arising on tax loss carry-forward	3,399	437	-	7	(33)	3,810
Unrecognized deferred tax assets	(4,918)	1,138	217	-	237	(3,326)

Total net Deferred tax assets	946	1,570	212	(5)	(98)	2,625

	At January 1, 2012	Recognized in Consolidated income statement	Charged to equity	Changes in the scope of consolidation	Translation differences and other changes	At December 31, 2012
	(€ million)
Deferred tax assets arising on:
Provisions	3,097	162	-	11	(348)	2,922
Provision for employee benefits	1,374	(50)	-	-	(302)	1,022
Intangible assets	419	(38)	-	-	-	381
Impairment of financial assets	212	12	-	-	4	228
Inventories	229	15	-	-	20	264
Allowances for doubtful accounts	85	9	-	-	(4)	90
Other	571	(8)	3	37	853	1,456

Total	5,987	102	3	48	223	6,363

Deferred tax liabilities arising on:
Accelerated depreciation	(1,733)	35	-	(1)	345	(1,354)
Capitalization of development costs	(800)	(140)	-	-	(271)	(1,211)
Other Intangible assets and Intangible assets with indefinite useful lives	-	(89)	-	-	(695)	(784)
Provision for employee benefits	(19)	(2)	-	-	(1)	(22)
Other	(1,357)	58	(24)	(4)	800	(527)

Total	(3,909)	(138)	(24)	(5)	178	(3,898)

Deferred tax asset arising on tax loss carry-forward	3,215	392	-	(20)	(188)	3,399
Unrecognized deferred tax assets	(4,363)	(285)	-	(19)	(251)	(4,918)

Total net Deferred tax assets	930	71	(21)	4	(38)	946

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

The decision to recognize Deferred tax assets is made for each company in the Group by assessing critically whether the conditions exist for the future recoverability of such assets by taking into account the basis of most recent forecasts from budgets and plans. In this regard at December 31, 2013, in view of the results achieved by Chrysler, of the continuous improvement of its product mix and of its trends in international sales and its implementation of new vehicles, together with the consolidation of the alliance between Fiat and Chrysler, after Fiat obtained full control at the beginning of 2014, the Group recognized previously unrecognized deferred tax assets of €1,734 million, of which €1,500 million was recognized in Income taxes and €234 million in Other comprehensive income/(loss). Moreover, in respect to the Group’s Italian entities, at December 31, 2013, despite a tax loss in the Italian tax consolidation, the Group continued to recognize Deferred tax assets of €1,016 million (€1,063 million at December 31, 2012) on the basis of the future taxable income expected to arise in future periods and taking into account that these tax losses can be carried forward indefinitely.

At December 31, 2013, the Group had deferred tax assets on deductible temporary differences of €6,183 million (€6,363 million at December 31, 2012), of which €435 million was not recognized (€2,445 million at December 31, 2012). At the same date the Group had also theoretical tax benefit on losses carried forward of €3,810 million (€3,399 million at December 31, 2012), of which €2,891 million was unrecognized (€2,473 million at December 31, 2012). At December 31, 2013, net deferred tax assets included the amount of €919 million in respect of benefits on unused tax losses carry-forwards (€926 million at December 31, 2012).

Deferred taxes on the undistributed earnings of subsidiaries have not been recognized, except in cases where it is probable the distribution will occur in the foreseeable future.

Total deductible and taxable temporary differences and accumulated tax losses at December 31, 2013, together with the amounts for which deferred tax assets have not been recognized, analyzed by year of expiration, are as follows:

		Year of expiration
	Total at December 31, 2013	2014	2015	2016	2017	Beyond 2017	Unlimited/ indeterminable
	(€ million)

Temporary differences and tax losses relating to corporate taxation:

Deductible temporary differences	18,804	4,997	1,738	1,641	1,804	8,624	-
Taxable temporary differences	(11,607)	(1,133)	(1,396)	(1,229)	(1,218)	(5,363)	(1,268)
Tax losses	13,555	86	16	303	31	1,556	11,563
Amounts for which deferred tax assets were not recognized	(11,545)	(685)	(90)	(193)	(136)	(171)	(10,270)

Temporary differences and tax losses relating to corporate taxation	9,207	3,265	268	522	481	4,646	25

Temporary differences and tax losses relating to local taxation (i.e. IRAP in Italy):
Deductible temporary differences	18,582	3,923	1,946	2,248	2,067	8,398	-
Taxable temporary differences	(15,154)	(1,193)	(1,634)	(1,540)	(1,529)	(6,937)	(2,321)
Tax losses	1,091	2	3	9	54	234	789
Amounts for which deferred tax assets were not recognized	(1,168)	(124)	(30)	(21)	(13)	(211)	(769)

Temporary differences and tax losses relating to local taxation	3,351	2,608	285	696	579	1,484	(2,301)

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

(11)	Other information by nature

Personnel costs in 2013, 2012 and 2011 amounted to €9,471 million, €9,256 million and €6,708 million, respectively, these amounts include costs that were capitalized mainly in connection to the product development activities.

In 2013, Fiat Group had an average number of employees of 223,658 (208,835 employees in 2012 and 195,404 employees in 2011).

(12)	Earnings per share

As explained in Note 23, until May 21, 2012 the share capital of Fiat S.p.A. was represented by three classes of shares (ordinary shares, preference shares and savings shares) each of which had different dividend rights. In accordance with the resolution adopted at the extraordinary session of Shareholders’ General Meeting of April 4, 2012, as all the necessary conditions precedent had been satisfied, the mandatory conversion of all 103,292,310 Fiat S.p.A. preference shares and 79,912,800 Fiat S.p.A. savings shares into 157,722,163 Fiat S.p.A. ordinary shares took place on May 21, 2012. The conversion ratio was 0.850 ordinary shares per preference share and 0.875 ordinary shares per savings share.

Basic earnings per share

The basic earnings per share for 2013 is determined by dividing the Profit attributable to the equity holders of the parent company, by the weighted average number of ordinary shares outstanding during the period taking into account the number of ordinary shares existing after the conversion. For 2012, the basic earnings per share takes into account the above-mentioned conversion by dividing the Profit attributable to the equity holders of the parent, by the weighted average number of ordinary shares outstanding during the period (assuming conversion occurred at the beginning of the year).

The following table provides the amounts used in the calculation of basic earnings per share for the years ended December 31, 2013 and 2012:

			For the years ended December 31,
			2013	2012
			Ordinary shares	Ordinary shares
Profit attributable to owners of the parent	€	million	904	44
Weighted average number of shares outstanding		thousand	1,215,921	1,215,828

Basic earnings per share		€	0.744	0.036

In order to calculate the earnings per share for 2011 the three different classes of shares, together with their different dividend rights have been taken into account. For this purpose, the Profit attributable to the equity holders of the parent company had been adjusted by the amount of the dividends that would be contractually due to each class of shares in the theoretical event of a total distribution of profits and the amount allocated to each class of shares was then divided by the weighted average number of shares for the period. The following table provides the amounts used in the calculation of basic earnings per share for the year ended December 31, 2011.

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

			For the year ended December 31, 2011
			Ordinary shares	Preference shares	Savings shares	Total
Profit attributable to owners of the parent	€	million				1,199
Theoretical preference right	€	million	-	23	17	40
Profit attributable to all classes of shares	€	million	1,014	76	69	1,159

Profit attributable to each class of shares	€	€ million	1,014	99	86	1,199
Weighted average number of shares outstanding		thousand	1,054,007	103,292	79,913	1,237,212

Basic earnings per share		€	0.962	0.962	1.071

Diluted earnings per share

In order to calculate the diluted earnings per share, the average number of outstanding shares has been increased to also take into consideration the theoretical effect that would arise if all the share-based payment plans were exercised. No other instruments could potentially dilute the basic earnings per share in the future as all contingently issuable shares existing under the stock grant plan were included in the calculation of the diluted earnings per share for the three periods presented. There were no instruments that were excluded from the calculation of diluted earnings per share for the periods presented because they were antidilutive.

The following table provides the amounts used in the calculation of diluted earnings per share for the years ended December 31, 2013 and 2012:

			For the years ended December 31,
			2013	2012
			Ordinary shares	Ordinary shares
Profit attributable to shares	€	million	904	44
Weighted average number of shares outstanding		thousand	1,215,921	1,215,828
Number of shares deployable for stock option plans linked to Fiat S.p.A. plans		thousand	6,005	4,843
Number of shares deployable for stock grant plans linked to Fiat S.p.A. shares		thousand	7,000	5,197

Weighted average number of shares for diluted EPS		thousand	1,228,926	1,225,868

Diluted earnings per share		€	0.736	0.036

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

The following table provides the amounts used in the calculation of diluted earnings per each class of share (ordinary, preference and savings shares of Fiat S.p.A.) for the year ended December 31, 2011:

			For the year ended December 31, 2011
			Ordinary shares	Preference shares	Savings shares	Total
Profit attributable to each class of shares	€	million	1,015	99	85	1,199
Weighted average number of shares outstanding		thousand	1,054,007	103,292	79,913	1,237,212
Number of shares deployable for stock option plans linked to Fiat S.p.A. plans		thousand	5,677	-	-	5,677
Number of shares deployable for stock grant plans linked to Fiat S.p.A. shares		thousand	4,000	-	-	4,000

Weighted average number of shares for diluted EPS		thousand	1,063,684	103,292	79,913	1,246,889

Diluted earnings per share		€	0.955	0.955	1.063

(13)	Goodwill and intangible assets with indefinite useful life

Changes Goodwill and intangible assets with indefinite useful life were as follows:

	At December 31, 2012	Change in the scope of consolidation	Impairment losses	Translation differences and other changes	At December 31, 2013
	(€ million)
Gross amount	10,645	15	-	(377)	10,283
Accumulated impairment losses	(413)	-	-	(30)	(443)

Goodwill	10,232	15	-	(407)	9,840

Brands	2,717	-	-	(117)	2,600

Total Goodwill and intangible assets with indefinite useful lives	12,949	15	-	(524)	12,440

	At January 1, 2012	Change in the scope of consolidation	Impairment losses	Translation differences and other changes	At December 31, 2012
	(€ million)
Gross amount	10,864	1	-	(220)	10,645
Accumulated impairment losses	(421)	-	-	8	(413)

Goodwill	10,443	1	-	(212)	10,232

				-
Brands	2,770	-	-	(53)	2,717

Total Goodwill and intangible assets with indefinite useful lives	13,213	1	-	(265)	12,949

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

Foreign exchange effects in 2013 and in 2012 arose mainly from changes in the U.S. dollar/Euro rate and amount to €524 million and €265 million, respectively.

Changes in the scope of consolidation in 2013 include the effects of the consolidation of the VM Motori group from July 1, 2013, as discussed in the section Scope of consolidation.

Brands

Brands arise from the NAFTA operating segment and comprise the Chrysler, Jeep, Dodge, Ram and Mopar brands. These rights are protected legally through registration with government agencies and through the continuous use in commerce. As these rights have no legal, contractual, competitive or economic term that limits their useful lives, they are classified as intangible assets with indefinite useful lives, and are therefore not amortized.

For the purpose of impairment testing, Brands and Goodwill are tested jointly and the carrying amount of Brands is allocated to the NAFTA segment.

Goodwill

At December 31, 2013, goodwill includes €8,967 million for Chrysler (€9,372 million at December 31, 2012) and €786 million for Ferrari S.p.A (€786 million at December 31, 2012) resulted from their respective acquisitions.

Goodwill is allocated to operating segments or to CGUs within the operating segments as appropriate, in accordance with IAS 36 – Impairment of assets.

The following table presents the allocation of Goodwill across the segments:

	At December 31
	2013	2012
	(€ million)
NAFTA	7,330	7,661
APAC	968	1,012
LATAM	461	482
EMEA	208	217
Luxury Brands	786	786
Components	51	51
Other activities	36	23

Total Goodwill (net carrying amount)	9,840	10,232

In accordance with IAS 36, Goodwill is not amortized and is tested for impairment annually or more frequently if facts or circumstances indicate that the asset may be impaired. Impairment testing is performed by comparing the carrying amount and the recoverable amount of each CGU to which Goodwill has been allocated. The recoverable amount of a CGU is the higher of its fair value less costs to sell and its value in use.

The assumptions used in this process represent the management’s best estimate for the period under consideration. Goodwill allocated to the NAFTA segment represents approximately 75 percent of the Group’s total Goodwill. Additionally, all of the carrying value of the Group’s Brands was included within the NAFTA

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

segment as described before. The estimate of the value in use of the NAFTA segment for purposes of performing the annual impairment test was based on the following assumptions:

•	The expected future cash flows covering the period from 2014 through 2017 have been derived from the Chrysler business plan prepared in connection with the recent public offering process (then withdrawn after the Fiat acquisition of the securities proposed to be offered through a private transaction). More specifically, in making the estimates, expected EBITDA for the periods under consideration was adjusted to reflect the expected capital expenditure and monetary contributions to pension plans and other post-employment benefit plans. These cash flows relate to the CGU in its condition when preparing the financial statements and exclude the estimated cash flows that might arise from restructuring plans or other structural changes. Volumes and sales mix used for estimating the future cash flow are based on assumptions that are considered reasonable and sustainable and represent the best estimate of expected conditions regarding market trends and segment, brand and model share for the NAFTA segment over the period considered.

•	The expected future cash flows include a normalized terminal period used to estimate the future results beyond the time period explicitly considered. This terminal period was calculated by applying to the average 2014-2017 expected revenues, an EBITDA margin of the average of those estimated for 2014-2017; the EBITDA calculated in this way was then adjusted by a normalized amount of investments determined assuming a steady state business and by the expected monetary contributions to pension plans and post-employment benefit plans.

•	Pre-tax expected future cash flows have been estimated in U.S. Dollars, and discounted using a pre-tax discount rate appropriate for that currency, determined by using a base WACC of 16.0 percent (15.1 percent in 2012). The WACC used reflects the current market assessment of the time value of money for the period being considered and the risks specific to the segment under consideration. The WACC was calculated using the Capital Asset Pricing Model (“CAPM”) technique in which the risk free rate has been calculated by referring to the yield curve of long-term U.S. government bonds and the beta coefficient and the debt/equity ratio have been extrapolated by analyzing a group of comparable companies operating in the automotive sector. Additionally, to reflect the uncertainty of the current economic environment and future market conditions, the cost of equity component of the WACC was progressively increased by a 50 basis point risk premium for the years 2014 through 2016 and by 300 basis points in the terminal period.

The surplus between the value in use estimated as above and the book value of the net capital employed (inclusive of Goodwill and Brands allocated to the NAFTA segment) at December 31, 2013 amounts to approximately €560 million. A sensitivity analysis was performed by increasing the WACC determined as above by 0.5 percent, resulting in a surplus of approximately €200 million of the value in use over the carrying amount.

Impairment tests for other segments, where Goodwill was allocated, were based on the expected future cash flows covering the period from 2014 through 2017. The assumptions used to determine the pre-tax WACCs and the risk premiums were consistent with those described above for the NAFTA segment. Cash flows were measured in U.S. Dollars and base pre-tax WACCs of 14.9 percent (14.4 percent in 2012), 22.3 percent (17.2 percent in 2012) and 17.9 percent (16.4 percent in 2012) were used for the APAC, LATAM and EMEA segments, respectively. For these segments, after an increase of 0.5 percent in WACCs, the recoverable amounts still exceed their carrying amounts.

Within the Luxury Brands segment, the Ferrari operating segment was tested. The expected future cash flows are the operating cash flows taken from the estimates included in the 2014 budget and the expected business performance, taking account of the uncertainties of the global financial and economic situation,

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

extrapolated for subsequent years by using the specific medium/long-term growth rate for the sector equal to 1.0 percent (2.0 percent in 2012). These cash flows were then discounted using a post-tax discount rate of 8.35 percent (8.05 percent in 2012). The recoverable amount of the CGU to which the Ferrari Goodwill relates is significantly higher than its carrying amount; in addition, the exclusivity of the business, its historical profitability and its future earnings prospects indicate that this carrying amount will continue to be recoverable, even in the event of difficult economic and market condition.

Finally, given that impairment indicators existed in 2011 for certain CGUs within the Components segment and other minor CGUs within the EMEA segment, the Group tested the recoverability of the net carrying amount of certain goodwill allocated to these CGUs. The recoverable amount was estimated by calculating their value in use, meaning the present value of an estimate of future cash flows based on operating cash flows derived from the respective 2010-2014 strategic plans, suitably revised by management to take account of expected developments and also the integration of Fiat with Chrysler, extrapolated to subsequent years and discounted using specific rates, which took into consideration the specific risk of the individual CGUs. These revised economic valuations and estimates led to the write-down of goodwill by €224 million, fully recognized in the Consolidated income statement in 2011 under Other unusual income/(expenses). The impairment loss recognized related to the Components segment for €193 million and to the EMEA segment for €17 million. In the Components segment the same impairment testing led to the write-down of assets included in Property, plant and equipment (Note 15).

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

(14)	Other intangible assets

	Externally acquired development costs	Development costs internally generated	Patents, concessions and licenses	Other intangible assets	Total
	(€ million)
Gross carrying amount Balance at January 1, 2012	3,841	4,116	1,982	606	10,545
Additions	1,547	591	175	73	2,386
Change in the scope of consolidation	-	-	-	33	33
Divestitures	(4)	(51)	(35)	(47)	(137)
Translation differences and other changes	(157)	(19)	(22)	(27)	(225)

Balance at December 31, 2012	5,227	4,637	2,100	638	12,602

Additions	1,562	480	224	64	2,330
Change in the scope of consolidation	198	-	1	21	220
Divestitures	(5)	(304)	(19)	(2)	(330)
Translation differences and other changes	(123)	(159)	(21)	(100)	(403)

Balance at December 31, 2013	6,859	4,654	2,285	621	14,419

Accumulated amortization and impairment losses Balance at January 1, 2012	2,280	2,157	705	416	5,558
Change in the scope of consolidation	-	-	-	20	20
Amortization	234	387	208	59	888
Impairment losses	19	38	-	1	58
Divestitures	-	(45)	(34)	(46)	(125)
Translation differences and other changes	(97)	(21)	(4)	(20)	(142)

Balance at December 31, 2012	2,436	2,516	875	430	6,257

Change in the scope of consolidation	142	-	-	11	153
Amortization	479	408	213	48	1,148
Impairment losses	120	130	-	-	250
Divestitures	(1)	(286)	(18)	(1)	(306)
Translation differences and other changes	(11)	(90)	16	(72)	(157)

Balance at December 31, 2013	3,165	2,678	1,086	416	7,345

Carrying amount at January 1, 2012	1,561	1,959	1,277	190	4,987

Carrying amount at December 31, 2012	2,791	2,121	1,225	208	6,345

Carrying amount at December 31, 2013	3,694	1,976	1,199	205	7,074

Additions of €2,330 million in 2013 (€2,386 million in 2012) include development costs of €2,042 million (€2,138 million in 2012), consisting primarily of material costs and personnel related expenses relating to engineering, design and development focused on content enhancement of existing vehicles, new models and powertrain programs in NAFTA and EMEA segments.

In 2013, to reflect the new product strategy the Group wrote-down certain development costs by €250 million. This amount mainly includes €151 million for the EMEA segment, €32 million for the LATAM segment and €65 million for Maserati in connection with development costs on new Alfa Romeo, Fiat and

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

Maserati products, which have now been switched to new platforms considered technologically more appropriate. Write-downs of development costs have been recognized as Other unusual expenses for €226 million and the remaining impairments of €24 million were recognized in Research and development costs. In 2012, the write-down of development costs amounted to €57 million and it was recognized within Research and development costs, as this was not related to strategic factors. In 2011 the Group wrote-down certain Development costs by €165 million. This was made necessary mainly by an assessment of the effects of a convergence towards the use of a reduced number of platforms common to Fiat and Chrysler, which were accelerated in the period after control of Chrysler was obtained. Of this amount, €4 million were recognized as Research and development costs and €161 million as Other unusual income (expenses) in the Consolidated income statement.

Change in the scope of consolidation in 2013 mainly includes the effects of the consolidation of the VM Motori group, as discussed in the section Scope of consolidation.

Foreign exchange losses of €243 million in 2013 principally reflect the changes in the U.S. dollar and Brazilian Real against the Euro. Foreign exchange losses of €88 million in 2012 principally reflected the devaluation of the U.S. dollar and Brazilian Real against the Euro, partially offset by the appreciation of the Polish Zloty against the Euro.

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

(15)	Property, plant and equipment

	Land	Industrial buildings	Plant, machinery and equipment	Other assets	Advances and tangible assets in progress	Total
	(€ million)
Gross carrying amount
Balance at January 1, 2012	727	6,069	32,843	2,004	2,682	44,325
Additions	4	171	1,295	118	3,590	5,178
Divestitures	(7)	(33)	(878)	(129)	(9)	(1,056)
Change in the scope of consolidation	-	2	206	2	-	210
Translation differences	(8)	(70)	(410)	(17)	(104)	(609)
Other changes	1	351	2,397	(59)	(2,877)	(187)

Balance at December 31, 2012	717	6,490	35,453	1,919	3,282	47,861

Additions	4	513	2,559	137	1,949	5,162
Divestitures	(5)	(29)	(858)	(56)	(20)	(968)
Change in the scope of consolidation	3	19	240	5	4	271
Impairment losses	-	-	-	-	(2)	(2)
Translation differences	(55)	(282)	(1,362)	(92)	(177)	(1,968)
Other changes	216	324	2,373	124	(2,752)	285

Balance at December 31, 2013	880	7,035	38,405	2,037	2,284	50,641

Accumulated amortization and impairment losses
Balance at January 1, 2012	7	2,046	20,171	966	10	23,200
Depreciation	-	256	2,879	178	-	3,313
Divestitures	-	(13)	(847)	(65)	-	(925)
Impairment losses	-	2	47	-	1	50
Change in the scope of consolidation	-	2	27	2	-	31
Translation differences	-	(22)	(202)	(16)	-	(240)
Other changes	-	(4)	16	(75)	(1)	(64)

Balance at December 31, 2012	7	2,267	22,091	990	10	25,365

Depreciation	-	261	3,048	178	-	3,487
Divestitures	-	(14)	(818)	(41)	-	(873)
Impairment losses	-	-	84	-	-	84
Change in the scope of consolidation	-	2	148	4	-	154
Translation differences	-	(82)	(693)	(43)	-	(818)
Other changes	-	(40)	58	(10)	1	9

Balance at December 31, 2013	7	2,394	23,918	1,078	11	27,408

Carrying amount at January 1, 2012	720	4,023	12,672	1,038	2,672	21,125

Carrying amount at December 31, 2012	710	4,223	13,362	929	3,272	22,496

Carrying amount at December 31, 2013	873	4,641	14,487	959	2,273	23,233

Additions of €5,162 million in 2013 (€5,178 million in 2012) are primarily related to the car mass-market operations in the NAFTA and EMEA segments, as well as to the ongoing construction of the new LATAM plant in Pernambuco (Brazil) in 2013.

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

In 2013, €30 million of impairment losses are related to assets in the Cast Iron business unit of the Components segment as a result of an expected reduction in these activities compared to the previous expectations, due to the increasing use of aluminum in the production of the automotive engine blocks rather than cast iron. These impairments, which are due to a structural change in the market, were fully recognized within Unusual expenses. The remaining impairment losses (€55 million) are related to the above mentioned streamlining of architectures and models associated with the EMEA segment’s refocused product strategy. In 2012, the impairment losses amounted to €50 million and it was recognized within Cost of sales. During 2011, the Group reviewed the recoverable amount of certain buildings, plant, machinery and industrial equipment as a result of the process of updating the economic valuations and estimates carried out during the year of certain assets in the Components segment, and recognized an impairment loss totalling €103 million. EMEA recognized a further impairment loss of €204 million in connection with the process for the strategic realignment of manufacturing and commercial activities with Chrysler, classified as Other unusual income (expenses).

In 2013 and 2012, changes in the scope of consolidation mainly reflect the consolidation of the VM Motori group and the classification of FIAL as a Joint operation respectively, as discussed in the section Scope of consolidation.

In 2013, Exchange losses of €1,150 million mainly reflect the changes of the U.S. Dollar and the Brazilian Real against the Euro. In 2012, Exchange losses of €369 million mainly reflected the depreciation of the U.S. Dollar and the Brazilian Real against the Euro, partially offset by the appreciation of the Polish Zloty against the Euro.

In 2013 Other changes primarily consisted of the reclassification of prior year balances for Advances and tangible assets in progress to the respective categories when the assets were acquired and entered service. With reference to Land, Other changes also includes €214 million which is the fair value of the land donated to Fiat by the State of Pernambuco (Brazil) at the end of the year following the Group commitment to implement an industrial unit designed to produce, assemble and sell vehicles.

The net carrying amount of assets leased under finance lease agreements included in Property, plant and equipment are as follows:

	At December 31,
	2013	2012
	(€ million)
Industrial buildings	87	16
Plant machinery and equipment	307	270

Property plant and equipment	394	286

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

Property, plant and equipment of the FIAT Group excluding Chrysler reported as pledged as collateral for loans, is mainly related to assets that are legally owned by suppliers but are recognized in the consolidated financial statements in accordance with IFRIC 4 with the corresponding recognition of a financial lease payable. They are as follows:

	At December 31,
	2013	2012
	(€ million)
Land and industrial buildings pledged as security for debt	103	33
Plant and machinery pledged as security for debt and other commitments	310	275
Other assets pledged as security for debt and other commitments	5	6

Property plant and equipment pledged as security for debt	418	314

Information on the assets of Chrysler subject to lien are set out in the section Significant restrictions under Scope of Consolidation.

At December 31, 2013, the Group had contractual commitments for the purchase of Property, plant and equipment amounting to €1,536 million (€919 million at December 31, 2012).

(16)	Investments and other financial assets

	At December 31,
	2013	2012
	(€ million)
Interest in joint ventures	1,225	1,282
Interest in associates	123	58
Interests in unconsolidated subsidiaries	40	37

Equity method investments	1,388	1,377

Available-for-sale investments	148	142
Equity Investments at fair value	151	153

Investments at fair value	299	295

Other Investments measured at cost	52	56

Total Investments	1,739	1,728

Non-current financial receivables	257	272
Other securities and other financial assets	56	119

Total Investments and other financial assets	2,052	2,119

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

Investments in joint ventures

The Group’s interests in joint ventures, amounting to €1,225 million at December 31, 2013 (€1,282 million at December 31, 2012) are all measured by using the equity method and at December 31, 2013 mainly include the Group’s interests in FGA Capital S.p.A (“FGAC”) amounting to €839 million (€770 million at December 31, 2012), the Group’s interest in Tofas-Turk Otomobil Fabrikasi A.S. (“Tofas”) amounting to €240 million (€329 million at December 31, 2012) and the Group’s interest in GAC Fiat Automobiles Limited amounting to €85 million (€90 million at December 31, 2012).

Changes in interests in joint ventures in 2013 and 2012 are as follows:

Investments in joint ventures
(€ million)
Balance at January 1, 2012	1,306

Share of the net profit	148
Acquisitions, Capitalizations (Refunds)	3
Change in the scope of consolidation	(25)
Reclassification to assets held for sale	(91)
Translations differences	14
Other changes	(73)

Balance at December 31, 2012	1,282

Share of the net profit	112
Acquisitions, Capitalizations (Refunds)	44
Change in the scope of consolidation	(37)
Translations differences	(69)
Other changes	(107)

Balance at December 31, 2013	1,225

In 2013 Other changes consisting of a net decrease of €107 million mainly relates to dividends distributed by FGAC for €15 million and by Tofas for €72 million, and to the negative change in the cash flow hedge reserve of Tofas of €17 million.

In 2012 Other changes consisting of a net decrease of €73 million mainly relate to dividends distributed by FGAC for €40 million (€50 million in 2011) and by Tofas for €41 million (€40 million in 2011), partially offset by the positive changes in the cash flow hedge reserve of Tofas of €12 million (a negative change of €23 million in 2011).

The only material joint venture for the Group is FGAC: a 50/50 joint venture with Crédit Agricole Consumer Finance S.A. FGAC operates in 14 European countries including Italy, France, Germany, UK and Spain. In July 2013, the Group reached an agreement with Crédit Agricole to extend the term of that joint venture through to December 31, 2021. Under the agreement, FGAC will continue to benefit from the financial support of the Crédit Agricole Group while continuing to strengthen its position as an active player in the securitization and debt markets. FGAC provides retail and dealer financing and long-term rental services in the automotive sector, directly or through its subsidiaries as a partner of our mass market brands, and, as of 2013, for Maserati.

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

Summarized financial information relating to FGAC are as follows:

	At December 31,
	2013	2012
	(€ million)
Financial assets	14,484	13,660
Of which: Cash and cash equivalents	-	-
Other assets	2,079	2,081
Financial liabilities	13,959	13,359
Other liabilities	802	722
Equity (100%)	1,802	1,660
Net assets attributable to owners of the parent	1,788	1,648

Group’s share of net assets	894	824
Elimination of unrealized profits and other adjustments	(55)	(54)

Carrying amount of interest in the joint venture	839	770

	For the years ended December 31,
	2013	2012
	(€ million)
Interest and similar income	752	859
Interest and similar (expenses)	(381)	(447)
Income tax income (expense)	(76)	(90)
Profit/(loss) from continuing operations	172	166
Net profit/(loss)	172	166

Net profit (loss) attributable to owners of the parent (A)	170	165

Group’s share of net profit/(loss)	85	83
Elimination of unrealized profits	-	-

Group’s share of net profit in the joint venture	85	83

Other comprehensive income/(loss) attributable to owners of the parent (B)	(1)	3

Total comprehensive income/(loss) attributable to owners of the parent (A+B)	169	168

Tofas, which is registered with the Turkish Capital Market Board (“CMB”) and listed on the İstanbul Stock Exchange (“ISE”) since 1991, is classified as a joint venture as Fiat and the other partner have a shareholding of 37.9 percent each. As at December 31, 2013 the fair value of the Group’s interest in Tofas was €857 million (€840 million at December 31, 2012).

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

The aggregate amounts for the Group’s share in all individually immaterial Joint ventures that are accounted for using the equity method are as follows:

	For the years ended December 31,
	2013	2012	2011
	(€ million)
Net Profit (loss) from continuing operations	27	65	65

Net profit (loss)	27	65	65

Other comprehensive income/(loss)	(90)	39	(60)

Total other comprehensive income/(loss)	(63)	104	5

There are no restrictions on the ability of joint ventures to transfer funds to the Group in the form of cash dividends, or to repay loans or advances made by the entity, that have a material impact on the Group’s liquidity.

Investments in associates

The Group’s interests in associates, amounting to €123 million at December 31, 2013 (€58 million at December 31, 2012) are all measured by using the equity method and include the Group’s interests in RCS MediaGroup S.p.A. (“RCS”) amounting to €87 million at December 31, 2013 (€28 million at December 31, 2012). In 2013, Fiat increased its ownership in RCS to 16.4 percent of the whole capital (representing a 20.55 percent of ordinary shares) as a result of subscriptions for additional share capital with a €94 million cash investment. In order to account for this investment, reference was made to the company’s most recent published financial statements, being the “Interim Management Statements at 30 September 2013”. As at December 31, 2013 the fair value of the Group’s interest in RCS, which is a company listed on the Italian Stock exchange was €115 million (€97 million at December 31, 2012).

The aggregate amounts for the Group’s share in all individually immaterial associates accounted for using the equity method, including RCS are as follows:

	For the years ended December 31,
	2013	2012	2011
	(€ million)
Profit (loss) from continuing operations	(42)	(72)	(2)

Net profit (loss)	(42)	(72)	(2)

Other comprehensive income/(loss)	2	(1)	(1)

Total other comprehensive income/(loss)	(40)	(73)	(3)

There are no restrictions on the ability of associates to transfer funds to the Group in the form of cash dividends, or to repay loans or advances made by the entity, that have a material impact on the Group’s liquidity.

Investments at fair value

At December 31, 2013, Investments at fair value include the investment in CNH Industrial N.V. for €282 million (€283 million at December 31, 2012), the investment in Fin. Priv. S.r.l. for €14 million (€10 million at December 31, 2012) and the investment in Assicurazioni Generali S.p.A. for €3 million (€2 million at December 31, 2012).

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

At January 1, 2011, on the Demerger, Fiat S.p.A. was allotted 38,568,458 ordinary shares in Fiat Industrial S.p.A. (now named CNH Industrial N.V., after the merger of Fiat Industrial S.p.A. with and into CNH Industrial N.V.), without consideration, corresponding to the number of Treasury shares it held. Following this allotment, the portion of the cost of Treasury shares recognised in equity and attributable to the demerged entity’s shares, amounting to €368 million, was reclassified as an asset in the Consolidated statement of financial position. This initial allocation was calculated on the basis of the weighting of the stock market prices of Fiat and Fiat Industrial shares on the first day of quotation. At the same time, in accordance with IAS 39 and its interpretations, the investment was measured at fair value (€347 million) with a corresponding entry made to Other reserves. Following initial recognition, the investment has subsequently been measured at fair value through profit or loss.

In addition, the Demerger also established that 23,021,250 of these shares would service the stock option and stock grant plans outstanding at December 31, 2010. These shares were therefore considered linked to the liability for share-based payments recognized by the Group as a result of changes to the plans made by the Demerger. The remaining CNH Industrial N.V. shares were classified as Available-for-sale investments and were measured at fair value with changes recognized directly in Other comprehensive income/(loss).

Overall, at December 31, 2013, the investment in CNH Industrial N.V. consists of 34,007,650 ordinary shares (34,216,027 ordinary shares at December 31, 2012), corresponding to 3.72 percent voting rights, for an amount of €282 million (€283 million at December 31, 2012), of which 18,160,000 shares (18,496,875 shares at December 31, 2012), for an amount of €151 million (€153 million at December 31, 2012), will service the stock option plans and 15,847,650 shares (15,719,152 shares at December 31, 2012), for an amount of €131 million (€130 million at December 31, 2012), are classified as available-for-sale.

In addition, after the merger of Fiat Industrial S.p.A. with and into CNH Industrial N.V., the Group received 33,955,402 special voting shares, which cannot directly or indirectly be sold, disposed of or transferred, and over which the Group cannot create or permit to exist any pledge, lien, fixed or floating charge or other encumbrance.

Other securities and other financial assets

At December 31, 2012, Other securities and other financial assets included €57 million (U.S.$75 million) relating to the amount paid for the contractual rights arising from the Equity Recapture Agreement, in addition to the VEBA Call Option. Following the agreement with the VEBA Trust to purchase the remaining minority equity stake in Chrysler, which closed on January 21, 2014, the equivalent amount at December 31, 2013 of the U.S.$75 million amount paid for these rights (€56 million) was written-off and recognized within the unusual charges (see Note 8).

(17)	Inventories

	At December 31,
	2013	2012
	(€ million)
Raw materials, supplies and finished goods	8,910	8,224
Assets sold with a buy-back commitment	1,253	952
Gross amount due from customers for contract work	115	183

Total Inventories	10,278	9,359

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

At December 31, 2013, Inventories increased by €919 million in line with the trend in production and sales volumes for the period in the various markets in which the Group operates. The increase in 2013 is primarily related to the launch of the new models in NAFTA during the last months of the year.

At December 31, 2013, Inventories include those measured at net realizable value (estimated selling price less the estimated costs of completion and the estimated costs necessary to make the sale) amounting to €1,343 million (€1,296 million at December 31, 2012).

The amount of inventory write-downs recognized as an expense, within cost of sales, during 2013 is €571 million (€635 million in 2012).

The amount due from customers for contract work relates to the design and production of industrial automation systems and related products for the automotive sector and can be analyzed as follows:

	At December 31,
	2013	2012
	(€ million)

Aggregate amount of costs incurred and recognized profits (less recognized losses) to date	1,507	1,475
Less: Progress billings	(1,600)	(1,469)

Construction contracts, net of advances on contract work	(94)	5

Gross amount due from customers for contract work as an asset	115	183
Less: Gross amount due to customers for contract work as a liability included in Other current liabilities (Note 29)	(209)	(178)

Construction contracts, net of advances on contract work	(94)	5

(18)	Current receivables and Other current assets

The composition of the Current receivables and Other current assets is as follows:

	At December 31,
	2013	2012
	(€ million)

Trade receivables	2,544	2,816
Receivables from financing activities	3,671	3,720
Current tax receivables	312	266
Other current assets:
Other current receivables	1,881	1,808
Accrued income and prepaid expenses	442	387

Total Other current assets	2,323	2,195

Total Current receivables and Other current assets	8,850	8,997

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

The analysis by due date (excluding the Accrued income and prepaid expenses item) is as follows:

	At December 31,
	2013				2012
	Due within one year	Due between one and five years	Due beyond five years	Total	Due within one year	Due between one and five years	Due beyond five years	Total
	(€ million)
Trade receivables	2,527	15	2	2,544	2,774	42	-	2,816
Receivables from financing activities	2,776	863	32	3,671	2,681	1,014	25	3,720
Current tax receivables	227	44	41	312	175	27	64	266
Other current receivables	1,658	184	39	1,881	1,440	334	34	1,808

Total Current receivables	7,188	1,106	114	8,408	7,070	1,417	123	8,610

Trade receivables

Trade receivables, amounting to €2,544 million at December 31, 2013 (€2,816 million at December 31, 2012), are shown net of allowances for doubtful accounts of €344 million at December 31, 2013 (€347 million at December 31, 2012). Changes in these allowances, which are calculated on the basis of historical losses on receivables, were as follows in 2013:

	At December 31, 2012	Provision	Use and other changes	At December 31, 2013
	(€ million)
Allowances for doubtful accounts	347	47	(50)	344

	At January 1, 2012	Provision	Use and other changes	At December 31, 2012
	(€ million)
Allowances for doubtful accounts	329	61	(43)	347

Receivables from financing activities

Receivables from financing activities mainly relate to the business of financial services companies fully consolidated by the Group (primarily dealer and retail financing).

	At December 31,
	2013	2012
	(€ million)
Dealer financing	2,286	2,101
Retail financing	970	1,115
Finance leases	297	331
Other	118	173

Total Receivables from financing activities	3,671	3,720

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

Receivables from financing activities decreased by €49 million over the period; net of foreign exchange translation effects, mainly from changes in the Real Brazilian/Euro rate, Receivables from financing activities increased by €338 million.

Receivables from financing activities are shown net of an allowance for doubtful accounts determined on the basis of specific insolvency risks. At December 31, 2013, the allowance amounts to €119 million (€101 million at December 31, 2012). Changes in the allowance accounts during the year are as follows:

	At December 31, 2012	Provision	Use and other changes	At December 31, 2013
	(€ million)

Allowance for Receivables from financing activities	101	89	(71)	119

	At January 1, 2012	Provision	Use and other changes	At December 31, 2012
	(€ million)

Allowance for Receivables from financing activities	101	32	(32)	101

Receivables for dealer financing are typically generated by sales of vehicles, and are generally managed under dealer network financing programs as a component of the portfolio of the financial services companies. These receivables are interest bearing, with the exception of an initial limited, non-interest bearing period. The contractual terms governing the relationships with the dealer networks vary from country to country, although payment terms range from two to six months.

Finance lease receivables refer to vehicles leased out under finance lease arrangements, mainly by the Luxury Brands segment. This item may be analyzed as follows, gross of an allowance of €5 million at December 31, 2013 (€5 million at December 31, 2012):

	At December 31,
	2013				2012
	Due within one year	Due between one and five years	Due beyond five years	Total	Due within one year	Due between one and five years	Due beyond five years	Total
	(€ million)
Receivables for future minimum lease payments	104	223	8	335	123	236	5	364
Less: unrealized interest income	(14)	(18)	(1)	(33)	(11)	(17)	-	(28)

Present value of future minimum lease payments	90	205	7	302	112	219	5	336

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

Other current assets

At December 31, 2013, Other current assets mainly consist of Other tax receivables for VAT and other indirect taxes of €969 million (€884 million at December 31, 2012), Receivables from employees of €151 million (€77 million at December 31, 2012) and Accrued income and prepaid expenses of €442 million (€387 million at December 31, 2012).

Transfer of financial assets

The Group transfers certain of its financial, trade and tax receivables, mainly through factoring transactions. Factoring transactions may be either with recourse or without recourse; certain without recourse transfers include deferred payment clauses (for example, when the payment by the factor of a minor part of the purchase price is dependent on the total amount collected from the receivables), requiring first loss cover, meaning that the transferor takes priority participation in the losses, or require a significant exposure to the cash flows arising from the transferred receivables to be retained. These types of transactions do not meet the requirements of IAS 39 – Financial Instruments: Recognition and Measurement for the derecognition of the assets since the risks and rewards connected with collection are not transferred, and accordingly the Group continues to recognize the receivables transferred by this means in its balance sheet and recognizes a financial liability of the same amount under Asset-backed financing (Note 27). The gains and losses arising from the transfer of these assets are only recognized when the assets are derecognized.

At December 31, 2013 and 2012, the carrying amount of transferred financial assets not derecognized and the related liabilities was as follows:

	At December 31,
	2013				2012

	Trade receivables	Receivables from financing activities	Current tax receivables	Total	Trade receivables	Receivables from financing activities	Current tax receivables	Total

	(€ million)
Carrying amount of assets transferred and not derecognized	283	440	33	756	122	405	35	562
Carrying amount of the related liabilities	283	440	33	756	122	405	35	562

At December 31, 2013, the Group had receivables due after that date which had been transferred without recourse and which were accordingly derecognized amounting to €3,603 million (€3,658 million at December 31, 2012). The transfers related to trade receivables and other receivables for €2,891 million (€2,959 million at December 31, 2012) and financial receivables for €712 million (€699 million at December 31, 2012). These amounts include receivables of €2,177 million (€2,179 million at December 31, 2012), mainly due from the sales network, transferred to jointly controlled financial services companies (FGAC).

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

(19)	Current securities

Current securities consist of short-term or marketable securities which represent temporary investments, but which do not satisfy all the requirements for being classified as cash equivalents. In particular:

	At December 31,
	2013	2012
	(€ million)

Current securities available-for-sale	92	83
Current securities held-for-trading	155	173

Total Current securities	247	256

(20)	Other financial assets and Other financial liabilities

These line items mainly consist of fair value measurement of derivative financial instruments. They also include some collateral deposits (held in connection with derivative transactions and debts).

	At December 31,
	2013		2012
	Positive fair value	Negative fair value	Positive fair value	Negative fair value
	(€ million)
Fair value hedges:
Interest rate risk - interest rate swaps	93	-	121	-
Interest rate and exchange rate risk - combined interest rate and currency swaps	15	-	1	(1)

Total Fair value hedges	108	-	122	(1)

Cash flow hedge:
Currency risks - forward contracts, currency swaps and currency options	260	(59)	108	(75)
Interest rate risk - interest rate swaps	1	(3)	-	(8)
Interest rate and currency risk - combined interest rate and currency swaps	9	(22)	7	(9)
Commodity price risk – commodity swaps and commodity options	6	(5)	10	(6)

Total Cash flow hedges	276	(89)	125	(98)

Derivatives for trading	129	(48)	254	(102)

Fair value of derivative instruments	513	(137)	501	(201)

Collateral deposits	20	-	18	-

Other financial assets/(liabilities)	533	(137)	519	(201)

The overall change in Other financial assets (from €519 million at December 31, 2012 to €533 million at December 31, 2013) and in Other financial liabilities (from €201 million at December 31, 2012 to €137 million at December 31, 2013) is mostly due to fluctuations in exchange rates, in interest rates and in commodity prices during the year, and to the equity swaps on Fiat S.p.A. and CNH Industrial N.V. ordinary shares, expired in 2013.

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

As Other financial assets and liabilities primarily consist of hedging derivatives financial instruments, the change in their value is compensated by the change in the value of the hedged items.

At December 31, 2013 Derivatives for trading consisted principally of derivative contracts entered for hedging purposes which do not qualify for hedge accounting and one embedded derivative in a bond issue in which the yield is determined as a function of trends in the inflation rate and related hedging derivative, which converts the exposure to floating rate (the total value of the embedded derivative is offset by the value of the hedging derivative). At December 31, 2012 Derivatives for trading also included certain equity swaps on Fiat S.p.A. and CNH Industrial N.V. shares that expired in 2013.

The notional amount of outstanding derivative financial instruments is as follows:

	At December 31,
	2013	2012
	(€ million)

Currency risk management	11,248	10,540
Interest rate risk management	2,546	5,226
Interest rate and currency risk management	1,455	1,118
Commodity price risk management	473	495
Other derivative financial instruments	14	168

Total notional amount	15,736	17,547

At December 31, 2013, the notional amount of Other derivative financial instruments of €14 million (€168 million at December 31, 2012) relates to the notional amount of the above mentioned embedded derivative and the related hedging derivative. At December 31, 2012 this amount also included €154 million which was the notional amount of the above mentioned equity swaps.

The following table provides an analysis by due date of outstanding derivatives financial instruments based on their notional amounts:

	At December 31,
	2013				2012
	Due within one year	Due between one and five years	Due beyond five years	Total	Due within one year	Due between one and five years	Due beyond five years	Total
	(€ million)
Currency risk management	10,446	802	-	11,248	9,236	1,304	-	10,540
Interest rate risk management	764	1,782	-	2,546	695	3,781	750	5,226
Interest rate and currency risk management	-	1,455	-	1,455	-	1,118	-	1,118
Commodity price risk management	450	23	-	473	461	34	-	495
Other derivative financial instruments	-	-	14	14	154	-	14	168

Total notional amount	11,660	4,062	14	15,736	10,546	6,237	764	17,547

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

Cash flow hedges

The effects recognized in the Consolidated income statement mainly relate to currency risk management and, to a lesser extent, to hedges regarding commodity price risk management and the cash flows that are exposed to an interest rate risk.

The policy of the Group for managing currency risk normally requires that projected future cash flows from trading activities which will occur within the following twelve months, and from orders acquired (or contracts in progress), whatever their due dates, be hedged. It is considered reasonable to suppose that the hedging effect arising from this and recorded in the cash flow hedge reserve will be recognized in the Consolidated income statement, mainly during the following year.

Derivatives relating to interest rate and currency risk management are treated as cash flow hedges and were entered into by treasuries for the purpose of hedging bonds issued in currencies different from Euro. The amount recorded in the cash flow hedge reserve will be recognized in the Consolidated income statement according to the timing of the flows of the underlying bonds.

With respect to cash flow hedges, in 2013 the Group reclassified gains of €190 million (losses of €105 million in 2012 and gains of €13 million in 2011), net of the tax effect, from Other comprehensive income/(loss) to Consolidated income statement. These items are reported in the following lines:

	For the years ended December 31,
	2013	2012	2011
	(€ million)
Currency risk
Increase/(Decrease) in Net revenues	126	(92)	65
Decrease/(Increase) in Cost of sales	44	25	(36)
Financial income/(expenses)	22	32	(19)
Result from investments	17	(12)	23
Interest rate risk
Decrease/(Increase) in Cost of sales	(6)	(6)	(4)
Result from investments	(4)	(5)	(5)
Financial income/(expenses)	(10)	(6)	(2)
Commodity price risk
Decrease/(Increase) in Cost of sales	(1)	(40)	(3)
Ineffectiveness - overhedge	5	(6)	(3)
Taxes (income)/expenses	(3)	5	(3)

Total recognized in the Consolidated income statement	190	(105)	13

The ineffectiveness of cash flow hedges was not material for the years 2013, 2012 and 2011.

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

Fair value hedges

The gains and losses arising from the valuation of outstanding interest rate and currency derivatives financial instruments (mostly for managing currency risk) and interest rate derivatives (for managing the interest rate risk) recognized in accordance with fair value hedge accounting and the gains and losses arising from the respective hedged items are set out in the following table:

	For the years ended December 31,
	2013	2012	2011

	(€ million)
Currency risk
Net gains/(losses) on qualifying hedges	19	14	(19)
Fair value changes in hedged items	(19)	(14)	19
Interest rate risk
Net gains/(losses) on qualifying hedges	(28)	(51)	24
Fair value changes in hedged items	29	53	(26)

Net gains/(losses)	1	2	(2)

The effect of fair value hedges related to exchange rate risk and on other derivative instruments was not material for the years 2013, 2012 and 2011.

(21)	Cash and cash equivalents

Cash and cash equivalents consist of:

	At December 31,
	2013	2012
	(€ million)
Cash at banks	9,939	7,577
Money market securities	9,516	10,089

Total Cash and cash equivalents	19,455	17,666

These amounts include cash at banks, units in money market funds and other money market securities, comprising commercial papers and certificate of deposits that are readily convertible into cash, with original maturities of three months or less at the date of purchase. Cash and cash equivalents are subject to an insignificant risk of changes in value, and consist of balances spread across various primary national and international banking institutions, and money market instruments.

The item Cash at banks includes bank deposits which may be used exclusively by Group companies entitled to perform specific operations (cash with a pre-determined use) amounting to €3 million at December 31, 2013 (€8 million at December 31, 2012).

The Group holds a subsidiary which operates in Venezuela whose functional currency is the U.S. Dollar. Pursuant to certain Venezuelan foreign currency exchange control regulations, the Central Bank of Venezuela centralizes all foreign currency transactions in the country. Under these regulations, the purchase and sale of foreign currency must be made through the Commission for the Administration of Foreign Exchange (“CADIVI”). The cash and cash equivalents denominated in VEF amounted to €270 million (VEF 2,347 million) at December 31, 2013 and

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

€260 million (VEF 1,476 million) at December 31, 2012. In addition, Cash and cash equivalents held in certain foreign countries (China, Brazil and Argentina) are subject to local exchange control regulations providing for restrictions on the amount of cash other than dividends that can leave the country.

(22)	Assets and Liabilities held for sale

The items included in Assets and liabilities held for sale are as follows:

	At December 31,
	2013	2012
	(€ million)
Property, plant and equipment	1	1
Investments and other financial assets	-	54
Inventories	3	-
Trade and other receivables	5	-

Total Assets held for sale	9	55

Provisions	5	-
Trade and other payables	16	-

Total Liabilities held for sale	21	-

Assets and liabilities held for sale at December 31, 2013 consist of certain properties and the assets and liabilities related to a subsidiary consolidated by the Components segment.

At December 31, 2012, Assets held for sale included the above mentioned properties allocated to the Components segment, the interest in Sevelnord Société Anonyme (transferred during the first quarter of 2013) and the investment in a company in Brazil (consolidated on line-by-line basis at December 31, 2013).

(23)	Equity

Consolidated shareholders’ equity at December 31, 2013 increased by €4,215 million from December 31, 2012, mainly due to an increase of €2,908 million in the remeasurement of defined benefit plans reserve net of related tax impact, the profit for the period of €1,951 million and an increase of €123 million in the cash flow hedge reserve partially offset by the decrease of €796 million in the cumulative exchange differences on translating foreign operations.

Consolidated shareholders’ equity at December 31, 2012 decreased by €1,342 million from January 1, 2012, mainly due to the decrease of €1,839 million in the remeasurement of defined benefit plans reserve net of related tax impact, decrease of €320 million arising from the 5 percent increase of Fiat’s interest in Chrysler following the occurrence of the third Performance Event, foreign exchange losses of €258 million recognized in the cumulative translation adjustment reserve and the distribution of dividends (to shareholders of Fiat S.p.A. and minority shareholders in Group subsidiaries) of €58 million, partially offset by the profit for the period of €896 million and an increase of €170 million in the cash flow hedge reserve.

Consolidated shareholders’ equity at December 31, 2011 decreased by €2,750 million over January 1, 2011, due principally to the Demerger for €4,533 million, a decrease of €152 million resulting from the distribution of dividends by Fiat S.p.A., the decrease of €2,345 million in the remeasurement of defined benefit

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

plans reserve net of related tax impact, and a decrease totaling €509 million arising from exercising the UST Call Option on the 6.031 percent fully-diluted ownership interest in Chrysler and the acquisition of the 1.508 percent fully-diluted ownership interest in Chrysler held by the Canadian government. These decreases were partially offset by the recognition of the non-controlling interests of Chrysler amounting to €3,112 million and by the profit for the period of €1,398 million.

Share capital

At December 31, 2013, fully paid-up share capital amounts to €4,477 million (€4,476 million at December 31, 2012 and €4,466 million at December 31, 2011).

The following table provides a reconciliation between the number of Fiat S.p.A. shares outstanding at December 31, 2010 and the number outstanding at December 31, 2013:

	At December 31, 2010	Capital increase	At December 31, 2011	Conversion of preferences and saving shares	Share-based payments	At December 31, 2012	Exercise of Stock Options	At December 31, 2013
	(number of shares in thousands)
Ordinary shares issued	1,092,247	434	1,092,681	157,722	-	1,250,403	285	1,250,688
Less: Ordinary treasury shares	(38,568)	-	(38,568)	(10)	4,000	(34,578)	-	(34,578)
Ordinary shares outstanding	1,053,679	434	1,054,113	157,712	4,000	1,215,825	285	1,216,110

Preference shares issued	103,292	-	103,292	(103,292)	-	-	-	-

Savings shares issued	79,913	-	79,913	(79,913)	-	-	-	-

Total Shares issued by Fiat S.p.A.	1,275,452	434	1,275,886	(25,483)	-	1,250,403	285	1,250,688

Less: Treasury shares	(38,568)	-	(38,568)	(10)	4,000	(34,578)	-	(34,578)

Total Fiat S.p.A. outstanding shares	1,236,884	434	1,237,318	(25,493)	4,000	1,215,825	285	1,216,110

Each ordinary share at December 31, 2013 has a par value of €3.58.

The extraordinary Shareholders’ meeting of April 4, 2012 resolved the mandatory conversion of all 103,292,310 Fiat S.p.A. preference shares and 79,912,800 Fiat S.p.A. savings shares into 157,722,163 Fiat S.p.A. ordinary shares with dividend right from January 1, 2012. Conversion ratios of 0.850 ordinary shares per preference share and 0.875 ordinary shares per savings share were used. Following the expiry of the term for shareholders of saving shares and preference shares to exercise their withdrawal rights, on April 28, 2012, withdrawal notifications for 1,016,190 preference shares and 1,616,509 savings shares had been received.

On May 21, 2012, pursuant to the resolution adopted by shareholders, the mandatory conversion took place. The final trading date for Fiat S.p.A. preference and savings shares was May 18, 2012. From May 21, 2012 only Fiat S.p.A. ordinary shares are traded on the Borsa Italiana electronic exchange (“MTA”). The par value of each share increased to €3.58 by utilizing €10.8 million of the share premium reserve.

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

The redemption procedures for shares exercising withdrawal right took place on May 23, 2012, in accordance with paragraph 3, article 2437-ter of the Italian civil code, with the redemption amounts set at €3.317 per preference share and €3.458 per savings share. The 863,761 ordinary shares resulting from the conversion of the preference shares and the 1,414,445 ordinary shares resulting from the conversion of the savings shares were offered at the same time to existing shareholders pursuant to article 2437-quater of the Italian civil code. At the conclusion of the offer period on June 20, 2012, a total of 36,244 shares resulting from the conversion of the Fiat preference shares had been purchased at a price of €3.902 per share and 46,242 shares resulting from conversion of the Fiat savings shares had been purchased at a price of €3.952 per share by the exercising of rights and pre-emption rights pursuant to article 2437-quater(3) of the Italian civil code. All the shares requested under pre-emption rights were allocated. Payment for the shares purchased through the exercising of rights and pre-emption right was made on July 4, 2012 with value July 3, 2012. Pursuant to article 2437-quater (4) of the Italian civil code, the company offered the remaining 827,517 shares resulting from the conversion of the Fiat S.p.A. preference shares and 1,368,203 shares resulting from the conversion of the Fiat S.p.A. savings shares on the Electronic Stock Market (“MTA”) on July 4, 2012. For all shares settlement took place on July 9, 2012.

As a result of the above-mentioned conversion, the allocation of the annual profit of Fiat S.p.A. as stated in its annual separate financial statements is currently as follows:

•	to the legal reserve, 5 percent of net profit until the amount of the reserve is equal to one-fifth of share capital;

•	further allocations to the legal reserve, allocations to the extraordinary reserve, to retained profit reserve and/or to other allocations as may be resolved by Shareholders;

•	to each share, any remaining net profit which Shareholders may resolve to distribute;

•	in the case of winding up, the Company’s assets shall be distributed in equal pro rata amounts to shares.

In addition, on the basis of existing Shareholders approvals at December 31, 2013, share capital may be increased by a further of €33,229,112.50 through the issue of a maximum 9,281,875 ordinary shares at a price of €13.37 to managers employed by the Company and/or its subsidiaries who are beneficiaries of the relative incentive plan that capital increase is subject to the conditions of the plan being satisfied.

Policies and processes for managing capital

Italian laws and regulations regarding the share capital and reserves of a joint stock corporation establish the following:

•	the minimum share capital is €120,000;

•	any change in the amount of share capital must be approved in a General meeting by shareholders who may delegate powers to the Board of Directors to increase share capital up to a predetermined amount for a maximum period of five years; the General meeting of shareholders is also required to adopt suitable measures when share capital decreases by more than one third as the result of ascertained losses and to reduce share capital if by the end of the following year such losses have not fallen by at least one third. If as the consequence of a loss of more than one third of capital this then falls below the legal minimum, shareholders in General meeting are required to approve a decrease and simultaneous increase of capital to an amount not less than this minimum or must change a company’s legal form;

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

•	an additional paid-in capital reserve is established if a company issues shares at a price exceeding their nominal value. This reserve may not be distributed until the legal reserve has reached one fifth of share capital;

•	a company may not purchase treasury shares for an amount exceeding the distributable profits and available reserves stated in its most recently approved Financial statements. Any purchase must be approved by shareholders in General meeting and in no case may the nominal value of the shares acquired exceed one fifth of share capital.

For 2013, the Board of Directors proposed to Shareholders at their annual general meeting not to pay a dividend on Fiat shares, given the company’s desire to maintain a balanced level of liquidity following the acquisition of the minority stake in Chrysler on January 21, 2014.

The objectives identified by the Group for managing capital are to create value for shareholders as a whole, safeguard business continuity and support the growth of the Group. As a result, the Group endeavors to maintain an adequate level of capital that at the same time enables it to obtain a satisfactory economic return for its shareholders and guarantee economic access to external sources of funds, including by means of achieving an adequate credit rating.

The Group constantly monitors the ratio between debt and equity and in particular the level of net debt and the generation of cash from its industrial activities. In order to reach these objectives, the Group aims at a continuous improvement in the profitability of the business in which it operates. Further, in general, it may sell part of its assets to reduce the level of its debt, while the Board of Directors may make proposals to Shareholders in the general meeting to reduce or increase share capital or, where permitted by law, to distribute reserves. In this context, the Group may also make purchases of treasury shares, without exceeding the limits authorized by Shareholders in the general meeting, under the same logic of creating value, compatible with the objectives of achieving financial equilibrium and an improvement in its rating.

In this respect, capital means the value brought into Fiat S.p.A. by its shareholders (share capital plus the additional paid-in capital reserve less treasury shares), equal to €5,292 million at December 31, 2013 (€5,289 million at December 31, 2012 and €5,259 million at December 31, 2011) and the value generated by the Group in terms of the results achieved in operations (retained earnings and other reserves), equal in total, before the result for the year, to €3,786 million at December 31, 2013, €2,863 million at December 31, 2012 and €2,848 million at December 31, 2011, excluding Other comprehensive income/(loss) and Non-controlling interests.

Treasury shares

Treasury shares consist of 34,577,867 Fiat S.p.A. ordinary shares for an amount of €259 million (34,577,766 ordinary shares for an amount of €259 million at December 31, 2012 and 38,568,458 ordinary shares for an amount of €289 million at December 31, 2011).

On March 31, 2014, the Shareholders in their annual general meeting revoked the previous resolution, for the part not already utilized, and approved a new resolution for the purchase of own treasury shares for a further period of 18 months and for an amount not to exceed the legally established percentage of share capital and the maximum amount of approximately €1.2 billion, inclusive of the equity reserves allocated for treasury shares already held for €259 million. Shareholders also approved the authorization to dispose of treasury shares, directly or through subsidiaries, on one or more occasions, even if the total of approved purchases has not been made, without time limits or restraints and using procedures that best suit the interests of the Group, as permitted by law.

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

Other reserves

Other reserves mainly include:

•	the legal reserve of Fiat S.p.A. of €529 million at December 31, 2013 (€529 million at December 31, 2012 and €524 million at December 31, 2011);

•	retained earnings of €3,225 million at December 31, 2013 (retained earnings of €3,171 million at December 31, 2012 and €2,008 million at December 31, 2011);

•	the profit attributable to owners of the parent of €904 million at December 31, 2013 (a profit of €44 million for the year ended December 31, 2012 and a profit of €1,199 million at December 31, 2011);

•	the reserve for share-based payments of Fiat S.p.A. of €63 million at December 31, 2013 (€54 million at December 31, 2012 and €52 million at December 31, 2011).

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

Other comprehensive income/(loss)

Other comprehensive income/(loss) are as follows:

	For the years end December 31,
	2013	2012	2011

	(€ million)
Items that will never be reclassified to the Consolidated income statement:
Gains/(losses) on remeasurement of defined benefit plans	2,676	(1,846)	(2,344)
Shares of gains/(losses) on remeasurement of defined benefit plans for equity method investees	(7)	4	1

Total items that will never be reclassified to the Consolidated income statement (B1)	2,669	(1,842)	(2,343)

Items that may be reclassified to the Consolidated income statement:
Gains/(losses) on cash flow hedging instruments arising during the period	343	91	(162)
Gains/(losses) on cash flow hedging instruments reclassified to the Consolidated income statement	(181)	93	2

Gains/(losses) on cash flow hedging instruments	162	184	(160)

Gains/(losses) on available-for-sale financial assets arising during the period	4	27	(42)
Gains/(losses) on available-for-sale financial assets reclassified to the Consolidated income statement	-	-	-

Gains/(losses) on available-for-sale financial assets	4	27	(42)

Exchange differences on translating foreign operations arising during the period	(720)	(285)	452
Exchange differences on translating foreign operations reclassified to the Consolidated income statement	-	-	-

Exchange differences on translating foreign operations	(720)	(285)	452

Share of Other comprehensive income/(loss) for equity method investees arising during the period	(75)	19	(45)
Share of Other comprehensive income/(loss) for equity method investees reclassified to the Consolidated income statement	(13)	17	(18)

Share of Other comprehensive income/(loss) for equity method investees	(88)	36	(63)

Total items that may be reclassified to the Consolidated income statement (B2)	(642)	(38)	187

Total Other comprehensive income/(loss) (B1)+(B2)=(B)	2,027	(1,880)	(2,156)

Tax effect	212	(21)	13

Total Other comprehensive income/(loss), net of tax	2,239	(1,901)	(2,143)

With reference to the Group defined benefit plans, the gains and losses arising from the remeasurement mainly include actuarial gains and losses arising during the period, the return on plan assets (net of interest income recognized in the Consolidated income statement) and any changes in the effect of the asset ceiling. These gains and losses are offset against the related net liabilities or assets for defined benefit plans (see Note 25).

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

The tax effect relating to Other comprehensive income/(loss) are as follows:

	For the years ended December 31,
	2013			2012			2011
	Pre-tax balance	Tax income/ (expense)	Net balance	Pre-tax balance	Tax income/ (expense)	Net balance	Pre-tax balance	Tax income/ (expense)	Net balance
	(€ million)
Gains/(Losses) on remeasurement of defined benefit plans	2,676	239	2,915	(1,846)	3	(1,843)	(2,344)	(2)	(2,346)
Gains/(losses) on cash flow hedging instruments	162	(27)	135	184	(24)	160	(160)	14	(146)
Gains/(losses) on available- for-sale financial assets	4	-	4	27	-	27	(42)	1	(41)
Exchange gains/(losses) on translating foreign operations	(720)	-	(720)	(285)	-	(285)	452	-	452
Share of Other comprehensive income/(loss) for equity method investees	(95)	-	(95)	40	-	40	(62)	-	(62)

Total Other comprehensive income/(loss)	2,027	212	2,239	(1,880)	(21)	(1,901)	(2,156)	13	(2,143)

(24)	Share-based compensation

The following share-based compensation plans relating to managers of Group companies and the Chief Executive Officer of Fiat S.p.A. were in place.

Stock option plans linked to Fiat S.p.A. and CNH Industrial N.V. ordinary shares

On July 26, 2004, the Board of Directors granted the Chief Executive Officer, as a part of his variable compensation in that position, options to purchase 10,670,000 Fiat S.p.A. ordinary shares at a price of €6.583 per share. Options are vested and exercisable at any time until January 1, 2016. Following the demerger of CNH Industrial N.V., the beneficiary now has the right to receive one ordinary Fiat S.p.A. share and one ordinary CNH Industrial N.V. share for each original option, with the option exercise price remaining unchanged.

At December 31, 2013, the features of the stock option plan are as follows:

Plan	Beneficiary	Date of amendment	Expiry date	Strike price (€)	N° of options granted	Vesting date	Vesting portion
Stock Options July 2004 (modified)	Chief Executive Officer	March 27, 2009	January 1, 2016	6.583	10,670,000	December 31, 2010	100%

On November 3, 2006, the Fiat S.p.A. Board of Directors approved (subject to the subsequent approval of Shareholders in general meeting, which was given on April 5, 2007) an eight year stock option plan, which granted certain managers of the Group and the Chief Executive Officer of Fiat S.p.A. the right to purchase a specific number of Fiat S.p.A. ordinary shares at a fixed price of €13.37 each. More specifically, the 10,000,000 options granted to employees and the 5,000,000 options granted to the Chief Executive Officer had a vesting period of four years, with an equal number vesting each year, were subject to achieving certain predetermined profitability targets (Non-Market Conditions or “NMC”) in the reference period and are exercisable from the date

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

on which the 2010 Financial statements were approved. An additional 5,000,000 options were granted to the Chief Executive Officer of Fiat S.p.A. that were not subject to performance conditions but also had a vesting period of four years with an equal number vesting each year and are exercisable from November 2010. The ability to exercise the options is additionally subject to specific restrictions regarding the duration of the employment relationship or the continuation of the position held. Following the demerger of CNH Industrial N.V., the beneficiaries now have the right to receive one ordinary Fiat S.p.A. share and one ordinary CNH Industrial N.V. share for each original option, with the option exercise price remaining unchanged.

The contractual terms of the plan are as follows:

Plan	Recipient	Expiry date	Strike price (€)	N° of options vested	Vesting date	Vesting portion
Stock Option November 2006	Chief Executive Officer	November 3, 2014	13.37	5,000,000	November 2007 November 2008 November 2009 November 2010	25% 25% 25% 25%
Stock Option November 2006	Chief Executive Officer	November 3, 2014	13.37	5,000,000	1st Quarter 2008 (*) 1st Quarter 2009 (*) 1st Quarter 2010 (*) 1st Quarter 2011 (*)	25%xNMC 25%xNMC 25%xNMC 25%xNMC
Stock Option November 2006	Managers	November 3, 2014	13.37	10,000,000	1st Quarter 2008 (*) 1st Quarter 2009 (*) 1st Quarter 2010 (*) 1st Quarter 2011 (*)	25%xNMC 25%xNMC 25%xNMC 25%xNMC

  (*) On approval of the prior year’s Consolidated financial statements; subject to continuation of the professional relationship.

With specific reference to the options under the November 2006 Stock Option Plan, for which vesting was subject to the achievement of pre-established profitability targets, only the first tranche of those rights had vested as the profitability targets originally established for the 3-year period 2008-2010 were not met.

A summary of the terms of the stock option plans outstanding at December 31, 2013 and 2012 and January 1, 2012 is as follows:

	Rights granted to managers				Rights granted to the Chief Executive Officer
	Average remaining contractual life (in years) at December 31, 2013	Options outstanding at December 31, 2013	Options outstanding at December 31, 2012	Options outstanding at January 1, 2012	Average remaining contractual life (in years) at December 31, 2013	Options outstanding at December 31, 2013	Options outstanding at December 31, 2012	Options outstanding at January 1, 2012
Exercise price (€):
6.583	-	-	-	-	2.0	10,670,000	10,670,000	10,670,000
13.370	0.8	1,240,000	1,576,875	1,636,875	0.8	6,250,000	6,250,000	6,250,000

Total		1,240,000	1,576,875	1,636,875		16,920,000	16,920,000	16,920,000

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

Changes during the years 2013, 2012 and 2011 were as follows:

	Rights granted to managers
	2013		2012		2011
	Number of options	Average exercise price (€)	Number of options	Average exercise price (€)	Number of options	Average exercise price (€)
Outstanding shares at the beginning of the year	1,576,875	13.37	1,636,875	13.37	2,101,250	13.37
Granted	-	-	-	-	-	-
Forfeited	-	-	-	-	-	-
Exercised	(285,000)	13.37	-	-	(433,125)	13.37
Expired	(51,875)	13.37	(60,000)	13.37	32,250	13.37

Outstanding shares at the end of the year	1,240,000	13.37	1,576,875	13.37	1,636,875	13.37

Exercisable at the end of the year	1,240,000	13.37	1,576,875	13.37	1,636,875	13.37

	Rights granted to the Chief Executive Officer
	2013		2012		2011
	Number of options	Average exercise price (€)	Number of options	Average exercise price (€)	Number of options	Average exercise price (€)
Outstanding shares at the beginning of the year	16,920,000	9.09	16,920,000	9.09	16,920,000	9.09
Granted	-	-	-	-	-	-
Forfeited	-	-	-	-	-	-
Exercised	-	-	-	-	-	-
Expired	-	-	-	-	-	-

Outstanding shares at the end of the year	16,920,000	9.09	16,920,000	9.09	16,920,000	9.09

Exercisable at the end of the year	16,920,000	9.09	16,920,000	9.09	16,920,000	9.09

As they were already fully vested at December 31, 2010, the above stock option plans did not lead to any nominal costs for 2013, 2012 and 2011.

Stock Grant plans linked to Fiat S.p.A. shares

On April 4, 2012, General Shareholders Meeting resolved to approve the adoption of a Long Term Incentive Plan (the “Retention LTI”), in the form of stock grants.

As a result of the Shareholders’ resolution the Group attributed the Chief Executive Officer with 7 million rights, representative of an equal number of Fiat S.p.A. ordinary shares. The rights vest ratably, one third on February 22, 2013, one third on February 22, 2014 and one third on February 22, 2015, subject to the requirement that the Chief Executive Officer remains in office.

The Plan is to be serviced through treasury shares without issuing new shares. The Company has the right to replace, in whole or in part, shares vested under the Plan with a cash payment calculated on the basis of the Official Price of those shares published by Borsa Italiana on the date of vesting fulfillment.

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

At December 31, 2013, the contractual terms of the Plan are therefore as follows:

Plan	Beneficiary	N° of options vested	Vesting date	Vesting portion
Retention LTI	Chief Executive Officer	7,000,000 Fiat S.p.A.	February 22, 2013 February 22, 2014 February 22, 2015	2,333,333 2,333,333 2,333,334

Changes in the Retention LTI were as follows:

	2013		2012
	Number of Fiat S.p.A. shares	Average fair value at the grand date (€)	Number of Fiat S.p.A. shares	Average fair value at the grand date (€)
Outstanding shares unvested at the beginning of the year	7,000,000	4.205	-	-
Granted	-	-	7,000,000	4.205
Forfeited	-	-	-	-
Vested	2,333,333	4.205	-	-

Outstanding shares unvested at the end of the year	4,666,667	4.205	7,000,000	4.205

Nominal costs of €6 million were recognized in 2013 for this plan (€9 million in 2012).

Share-Based Compensation Plans Issued by Chrysler

Four share-based compensation plans have been issued by Chrysler: the Chrysler Group LLC Restricted Stock Unit Plan (“RSU Plan”), the Amended and Restated Chrysler Group LLC Directors’ Restricted Stock Unit Plan (“Directors’ RSU Plan”), the Chrysler Group LLC Deferred Phantom Share Plan (“DPS Plan”) and the Chrysler Group LLC 2012 Long-Term Incentive Plan (“2012 LTIP Plan”).

The fair value of each unit issued under the plans is based on the fair value of Chrysler’s membership interests. Each unit represents a “Chrysler Group Unit,” which is equal to 1/600th of the value of a Chrysler Class A Membership Interest. Since there is no publicly observable trading price for Chrysler’s interests, fair value was determined using a discounted cash flow methodology. This approach, which is based on projected cash flows of Chrysler, is used to estimate the Chrysler enterprise value. The fair value of Chrysler’s outstanding interest bearing debt as of the measurement date is deducted from Chrysler’s enterprise value to arrive at the fair value of equity. This amount is then divided by the total number of Chrysler Group Units, as determined above, to estimate the fair value of a single Chrysler Group Unit.

The significant assumptions used in the contemporaneous calculation of fair value at each issuance date and for each period included the following:

•	four years of annual projections prepared by management that reflect the estimated after-tax cash flows a market participant would expect to generate from operating the business;

•	a terminal value which was determined using a growth model that applied a 2.0 percent long-term growth rate to projected after-tax cash flows of Chrysler beyond the four year window. The long-term growth rate was based on internal projections of Chrysler, as well as industry growth prospects;

•	an estimated after-tax weighted average cost of capital ranging from 16.0 percent to 16.5 percent in both 2013 and 2012, and 14.4 percent to 16.5 percent in 2011; and

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

•	projected worldwide factory shipments ranging from approximately 2.4 million vehicles in 2012 to approximately 3.3 million vehicles in 2017.

In 2011, the implied fair value of the Chrysler Group, resulting from the transactions through which Fiat acquired beneficial ownership of the membership interests previously held by the U.S. Treasury and Canadian Government, was used to corroborate the values determined using the discounted cash flow methodology. There were no such transactions during 2012 and 2013. On January 21, 2014, Fiat acquired the VEBA Trust’s remaining membership interest in Chrysler Group. Refer to Note 36 for additional information. The implied fair value of the Chrysler Group resulting from this transaction, along with certain other factors, was used to corroborate the fair value determined at December 31, 2013 using the Group’s discounted cash flow methodology.

Based on the discounted cash flow methodology, the per unit fair value of a Chrysler Group Unit, calculated based on the Chrysler Group Units of 980 million, was €7.59, €6.82 and €5.90 at December 31, 2013, 2012 and 2011, respectively. All per unit fair values include a discount for lack of marketability of 10 percent.

As of December 31, 2013, 29,400,000 units are authorized to be granted for the RSU Plan, Director RSU Plan and 2012 LTIP Plan. There is no limit on the number of Phantom Shares authorized under the DPS Plan. Upon adoption of the 2012 LTIP Plan, the Group ceased making further grants under the RSU Plan and DPS Plan.

Restricted Stock Unit Plans issued by Chrysler

During 2009, the U.S. Treasury’s Office of the Special Master for Troubled Asset Relief Program Executive Compensation (the “Special Master”) and the Compensation Committee of Chrysler approved the Chrysler Group LLC Restricted Stock Unit Plan (“RSU Plan”), which authorized the issuance of Restricted Stock Units (“RSUs”) to certain key employees. RSUs represent a contractual right to receive a payment in an amount equal to the fair value of one Chrysler Group Unit, as defined in the RSU plan. Originally, RSUs granted to Chrysler’s employees in 2009 and 2010 vested in two tranches. In September 2012, Chrysler’s Compensation Committee approved a modification to the second tranche of RSUs. The modification removed the performance condition requiring an IPO to occur prior to the award vesting. Prior to this modification, the second tranche of the 2009 and 2010 RSUs were equity-classified awards. In connection with the modification of these awards, Chrysler determined that it was no longer probable that the awards would be settled with Chrysler’s company stock and accordingly reclassified the second tranche of the 2009 and 2010 RSUs from equity-classified awards to liability-classified awards. As a result of this modification, additional compensation expense of €12 million was recognized during 2012. RSUs granted to employees generally vest if the participant is continuously employed by Chrysler through the third anniversary of the grant date. The settlement of these awards is in cash.

Further, during 2009 Chrysler established the Amended and Restated Chrysler Group LLC Directors’ Restricted Stock Unit Plan (“Directors’ RSU Plan”). In April 2012, the Compensation Committee amended and restated the Chrysler Group LLC 2009 Directors’ Restricted Stock Unit Plan to allow grants having a one year vesting term to be granted on an annual basis. Director RSUs are granted to Chrysler non-employee members of the Chrysler Board of Directors. Prior to the change, Director RSUs were granted at the beginning of a three-year performance period and vested in three equal tranches on the first, second, and third anniversary of the date of grant, subject to the participant remaining a member of the Chrysler Board of Directors on each vesting date. Under the plan, settlement of the awards is made within 60 days of the Director’s cessation of service on the Board of Directors and awards are paid in cash; however, upon completion of an IPO, Chrysler has the option to settle the awards in cash or shares. The value of the awards is recorded as compensation expense over the requisite service periods and is measured at fair value.

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

The liability from the vast majority of these awards is measured and adjusted to fair value at each reporting date. The expense recognized in total for both of the RSU Plans for the years ended December 31, 2013, 2012 and 2011 approximated €14 million, €28 million and €2 million, respectively. Total unrecognized compensation expense at December 31, 2013 for both of the RSU Plans was approximately €4 million.

Changes during 2013, 2012 and 2011 were as follows:

	2013		2012		2011
	Restricted Stock Units	Weighted average fair value at the grant date (€)	Restricted Stock Units	Weighted average fair value at the grant date (€)	Restricted Stock Units	Weighted average fair value at the grant date (€)
Outstanding shares unvested at the beginning of the year	4,735,442	4.34	5,952,331	2.51	5,220,692	0.86
Granted	161,290	7.46	1,466,523	5.87	2,799,836	4.14
Vested	(977,573)	2.61	(2,586,060)	0.95	(1,331,943)	0.86
Forfeited	(225,403)	5.25	(97,352)	4.76	(736,254)	1.43

Outstanding shares unvested at the end of the year	3,693,756	4.72	4,735,442	4.34	5,952,331	2.51

Deferred Phantom Shares issued by Chrysler

During 2009 the Special Master approved the Chrysler Group LLC Deferred Phantom Share Plan (“DPS Plan”) which authorized the issuance of phantom shares of the Company (“Phantom Shares”). Under the DPS Plan, Phantom Shares were granted to certain key employees as well as to the Chief Executive Officer in connection with his role as a member of the Chrysler Board of Directors. The Phantom Shares vested immediately on the grant date and will be settled in cash. The Phantom Shares are redeemable in three equal annual installments.

Changes during 2013, 2012 and 2011 were as follows:

	2013		2012		2011
	Phantom Shares	Weighted average fair value at the grant date (€)	Phantom Shares	Weighted average fair value at the grant date (€)	Phantom Shares	Weighted average fair value at the grant date (€)
Outstanding shares at the beginning of the year	1,508,785	2.68	4,944,476	1.83	3,988,292	1.03
Granted and Vested	-	-	-	-	956,184	4.47
Settled	(1,190,054)	2.13	(3,435,691)	1.43	-	-

Outstanding shares at the end of the year	318,731	4.53	1,508,785	2.68	4,944,476	1.83

The expense recognized in connection with this plan in 2013, 2012 and 2011 approximated €2 million, €2 million and €3 million, respectively.

2012 Long-Term Incentive Plan of Chrysler

In February 2012, the Compensation Committee of Chrysler adopted the 2012 Long-Term Incentive Plan (the “2012 LTIP”). The 2012 LTIP covers senior Chrysler executives (other than the Chief Executive Officer). It is designed to retain talented professionals and reward their performance through grants of phantom

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

equity in the form of restricted share units (“LTIP RSUs”) and performance share units (“LTIP PSUs”). LTIP RSUs may be granted annually, while LTIP PSUs are generally granted at the beginning of a three-year performance period. The Compensation Committee also has authority to grant additional LTIP PSUs awards during the three-year performance period. The LTIP RSUs will vest over three years in one-third increments on the anniversary of their grant date, while the LTIP PSUs will vest at the end of the three-year performance period only if Chrysler meets or exceeds certain three-year cumulative financial performance targets. Concurrent with the adoption of the 2012 LTIP Plan, the Compensation Committee established financial performance targets based on Chrysler’s consolidated financial results for the three-year performance period, ending December 31, 2014. If Chrysler does not fully achieve these targets, the LTIP PSUs will be deemed forfeited. LTIP RSUs and LTIP PSUs represent a contractual right to receive a payment in an amount equal to the fair value of one Chrysler Group Unit, as defined in the LTIP Plan. Once vested, LTIP RSUs and LTIP PSUs will be settled in cash or, in the event Chrysler conducts an IPO, in cash or shares of publicly traded stock, at the Compensation Committee’s discretion. Settlement will be made as soon as practicable after vesting, however in any case no later than March 15 of the year following. Vesting of the LTIP RSUs and LTIP PSUs may be accelerated in certain circumstances, including upon the participant’s death, disability or in the event of a change of control.

Changes during 2013 and 2012 were as follows:

	2013		2012
	LTIP RSUs	Weighted average fair value at the grant date (€)	LTIP RSUs	Weighted average fair value at the grant date (€)
Outstanding shares unvested at the beginning of the year	1,805,123	5.78	-	-
Granted	1,628,822	6.89	1,835,833	5.73
Vested	(615,315)	5.77	(20,123)	5.91
Forfeited	(120,423)	6.20	(10,587)	5.91

Outstanding shares unvested at the end of the year	2,698,207	6.13	1,805,123	5.78

	2013		2012
	LTIP PSUs	Weighted average fair value at the grant date (€)	LTIP PSUs	Weighted average fair value at the grant date (€)
Outstanding shares unvested at the beginning of the year	8,419,684	5.78	-	-
Granted	587,091	7.15	8,450,275	5.73
Vested	-	-	-	-
Forfeited	(589,264)	5.77	(30,591)	5.91

Outstanding shares unvested at the end of the year	8,417,511	5.64	8,419,684	5.78

The expense recognized in connection with these plans in 2013 was €36 million (€24 million in 2012). Total unrecognized compensation expenses at December 31, 2013 were approximately €32 million. These expenses will be recognized over the remaining service periods based upon the assessment of the performance conditions being achieved.

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

(25)	Provisions for employee benefits

Group’s provisions and net assets for employee benefits are as follows:

	At December 31,		At January 1,
	2013	2012	2012
	(€ million)
Present value of defined benefit obligations:
Pension benefits	23,137	26,974	25,202
Health care and life insurance plans	1,945	2,289	2,070
Other post-employment benefits	1,023	997	953

Total present value of defined benefit obligations	26,105	30,260	28,225

Fair value of plan assets	18,982	20,049	20,005

Asset ceiling	3	-	-

Total net defined benefit plans	7,126	10,211	8,220

of which:
Net defined benefit liability	7,221	10,294	8,314
(Defined benefit plan asset)	(95)	(83)	(94)

Other provisions for employees and liabilities for share-based payments	1,105	1,252	1,326

Total Provisions for employee benefits	8,326	11,546	9,640

The Group provides post-employment benefits for certain of their active employees and retirees. The way these benefits are provided varies according to the legal, fiscal and economic conditions of each country in which the Group operates and may change periodically. The plans are classified by the Group on the basis of the type of benefit provided as follows: Pension benefits, Health care and life insurance plans, and Other post-employment benefits. Moreover, Group companies provide post-employment benefits, such as pension or health care benefits, to its employees under defined contribution plans. In this case, the Group pays contributions to public or private insurance plans on a legally mandatory, contractual, or voluntary basis. By paying these contributions the Group fulfills all of its obligations. The Group recognizes the cost for defined contribution plans over the period in which the employee renders service and classifies this by function in Cost of sales, Selling, general and administrative costs and Research and development costs. In 2013 this costs totaled €1,314 million (€1,114 million in 2012 and €1,047 in 2011).

Pension benefits

Group companies in the United States and Canada sponsor both non-contributory and contributory defined benefit pension plans. The non-contributory pension plans cover certain hourly and salaried employees. Benefits are based on a fixed rate for each year of service. Additionally, contributory benefits are provided to certain salaried employees under the salaried employees’ retirement plans. These plans provide benefits based on the employee’s cumulative contributions, years of service during which the employee contributions were made and the employee’s average salary during the five consecutive years in which the employee’s salary was highest in the 15 years preceding retirement.

In the United Kingdom, the Group participates, amongst others, in a pension plan financed by various entities belonging to the Group, called the “Fiat Group Pension Scheme” covering mainly deferred and retired employees.

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

Liabilities arising from these plans are usually funded by contributions made by Group subsidiaries and, at times by their employees, into legally separate trusts from which the employee benefits are paid. The Group’s funding policy for defined benefit pension plans is to contribute at least the minimum amounts required by applicable laws and regulations. Occasionally, additional discretionary contributions in excess of these legally required are made to achieve certain desired funding levels. In the U.S. these excess amounts are tracked, and the resulting credit balance can be used to satisfy minimum funding requirements in future years. As of December 31, 2013, the combined credit balances for the U.S. and Canadian qualified pension plans was approximately €1.9 billion, the usage of this credit balances to satisfy minimum funding requirements is subject to the plans maintaining certain funding levels. The Group contributions to funded pension plans for 2014 are expected to be €666 million, of which €647 million related to Chrysler and more specifically, €573 million are discretionary contributions and €74 million will be made to satisfy minimum funding requirement. The expected benefit payments for pension plans are as follows:

Expected benefit payments
(€ million)
2014	1,654
2015	1,623
2016	1,598
2017	1,572
2018	1,554
2019-2023	7,552

The following summarizes the changes in the pension plans:

	2013				2012
	Obligation	Fair value of plan assets	Asset ceiling	Liability (asset)	Obligation	Fair value of plan assets	Asset ceiling	Liability (asset)
				(€ million)

Amounts at January 1,	26,974	(20,049)	-	6,925	25,202	(20,005)	-	5,197

Included in the Consolidated income statement	1,142	(712)	-	430	1,480	(898)	-	582

Included in Other comprehensive income/loss
Actuarial losses/(gains) from:
- Demographic assumptions	(35)	-	-	(35)	172	-	-	172
- Financial assumptions	(1,943)	(1)	-	(1,944)	2,556	-	-	2,556
- Other	(2)	2	-	-	(248)	-	-	(248)
Return on assets	-	(518)	-	(518)	-	(989)	-	(989)
Changes in the effect of limiting net assets	-	-	3	3	-	-	-	-
Changes in exchange rates	(1,352)	1,107	-	(245)	(402)	286	-	(116)

Other
Change in the scope of consolidation	-	-	-	-	1	-	-	1
Employer contributions	-	(458)	-	(458)	-	(216)	-	(216)
Plan participant contributions	9	(9)	-	-	10	(9)	-	1
Benefits paid	(1,673)	1,667	-	(6)	(1,796)	1,781	-	(15)
Other changes	17	(11)	-	6	(1)	1	-	-

Amounts at December 31,	23,137	(18,982)	3	4,158	26,974	(20,049)	-	6,925

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

During 2013 an increase in discount rates resulted in actuarial gains for the year ended December 31, 2013, compared with actuarial losses for the year ended December 31, 2012, when interest rates declined from the prior year end. The actuarial losses were partially offset by the return on plan assets during the year.

Amounts recognized in the Consolidated income statement are as follows:

	For the years ended December 31,
	2013	2012	2011
	(€ million)
Current service cost	292	271	121
Interest expense	1,026	1,199	667
(Interest income)	(768)	(942)	(586)
Other administration costs	42	44	16
Past service costs/(credits) and gains or losses arising from settlements	(162)	10	39

Total recognized in the Consolidated income statement	430	582	257

During the second quarter of 2013, Chrysler amended its U.S. and Canadian salaried defined benefit pension plans. The U.S. plans were amended in order to comply with U.S. regulations, cease the accrual of future benefits effective December 31, 2013, and enhance the retirement factors. The Canada amendment ceases the accrual of future benefits effective December 31, 2014, enhances the retirement factors and continues to consider future salary increases for the affected employees. An interim re-measurement was performed for these plans, which resulted in a curtailment gain of €166 million recognized in unusual income in the Consolidated income statement (see Note 8). In addition, the Group recognized a €509 million reduction to its pension obligation, a €7 million reduction to defined benefit plan assets and a corresponding €502 million increase in accumulated Other comprehensive income/(loss).

The fair value of plan assets by class is as follows:

	At December 31, 2013		At December 31, 2012
	Amount	of which have a quoted market price in an active market	Amount	of which have a quoted market price in an active market
	(€ million)
Cash and cash equivalent	532	401	516	403
US equity securities	2,047	2,033	1,882	1,787
Non-US equity securities	1,540	1,531	1,558	1,549
Commingled funds	1,518	195	967	69

Equity instruments	5,105	3,759	4,407	3,405

Government securities	2,545	729	3,632	1,708
Corporate bonds (including Convertible and high yield bonds)	5,049	38	5,271	11
Other fixed income	635	-	717	1

Fixed income securities	8,229	767	9,620	1,719

Private equity funds	1,713	-	1,861	-
Mutual funds	4	-	3	3
Real estate funds	1,222	-	1,221	-
Hedge funds	1,759	-	1,844	-

Investment funds	4,698	-	4,929	3

Insurance contracts and other	418	46	577	7

Total fair value of plan assets	18,982	4,974	20,049	5,537

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

Non-US Equity securities are invested broadly in developed international and emerging markets. Debt instruments are fixed income securities which comprise primarily long duration U.S. Treasury and global government bonds, as well as U.S. developed international and emerging market companies’ debt securities diversified by sector, geography and through a wide range of market capitalization. Commingled funds include common collective trust funds, mutual funds and other investment entities. Private equity funds include those in limited partnerships that invest primarily in operating companies that are not publicly traded on a stock exchange. Real estate investments includes those in limited partnerships that invest in various commercial and residential real estate projects both domestically and internationally. Hedge fund investments include those seeking to maximize absolute return using a broad range of strategies to enhance returns and provide additional diversification.

The investment strategies and objectives for pension assets primarily in the U.S. and Canada reflect a balance of liability-hedging and return-seeking investment considerations. The investment objectives are to minimize the volatility of the value of the pension assets relative to the pension liabilities and to ensure assets are sufficient to pay plan obligations. The objective of minimizing the volatility of assets relative to liabilities is addressed primarily through asset diversification, partial asset–liability matching and hedging. Assets are broadly diversified across many asset classes to achieve risk–adjusted returns that, in total, lower asset volatility relative to the liabilities. Additionally, in order to minimize pension asset volatility relative to the pension liabilities, a portion of the pension plan assets are allocated to fixed income securities. The group policy, for these plans, rebalances investments regularly and ensures actual allocations are in line with target allocations as appropriate.

Assets are actively managed, primarily, by external investment managers. Investment managers are not permitted to invest outside of the asset class or strategy for which they have been appointed. The Group uses investment guidelines to ensure investment managers invest solely within the mandated investment strategy. Certain investment managers use derivative financial instruments to mitigate the risk of changes in interest rates and foreign currencies impacting the fair values of certain investments. Derivative financial instruments may also be used in place of physical securities when it is more cost effective and/or efficient to do so. Plan assets do not include shares of Fiat S.p.A. or properties occupied by Group companies.

Sources of potential risk in the pension plan assets measurements relate to market risk, interest rate risk and operating risk. Market risk is mitigated by diversification strategies and as a result, there are no significant concentrations of risk in terms of sector, industry, geography, market capitalization, or counterparty. Interest rate risk is mitigated by partial asset–liability matching. The fixed income target asset allocation partially matches the bond–like and long–dated nature of the pension liabilities. Interest rate increases generally will result in a decline in the fair value of the investments in fixed income securities and the present value of the obligations. Conversely, interest rate decreases generally will increase the fair value of the investments in fixed income securities and the present value of the obligations.

The weighted average assumptions used to determine the defined benefit obligations are as follows:

	At December31,
	2013			2012
	USA	Canada	UK	USA	Canada	UK
	(%)
Discount rate	4.7	4.6	4.5	4.0	3.9	4.6
Future salary increase rate	3.0	3.5	3.1	3.0	3.5	3.0

The discount rates are used in measuring the obligation and the interest expense/(income) of net period cost. The Group selects these rates on the basis of the rate on return on high-quality (AA rated) fixed income

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

investments for which the timing and amounts of payments match the timing and amounts of the projected pension and other post-employment plan. The average duration of the U.S. and Canadian liabilities was approximately 11 and 12 years, respectively. The average duration of the UK pension liabilities was approximately 21 years.

Health care and life insurance plans

Liabilities arising from these plans comprise obligations for retiree health care and life insurance granted to employees and to retirees in the U.S. and Canada by Chrysler Group companies. Upon retirement from the Company, these employees may become eligible for continuation of certain benefits. Benefits and eligibility rules may be modified periodically. These plans are unfunded. The expected benefit payments for unfunded health care and life insurance plans are as follows:

Expected benefit payments
(€ million)
2014	128
2015	127
2016	127
2017	127
2018	126
2019-2023	631

Changes in the net defined benefit obligations for healthcare and life insurance plans are as follows:

	2013	2012
	(€ million)
Present value of obligations at January 1,	2,289	2,070

Included in the Consolidated income statement	112	119

Included in OCI:
Actuarial losses (gains) from:
- Demographic assumptions	(21)	52
- Financial assumptions	(207)	231
- Other	11	(1)
Effect of movements in exchange rates	(112)	(38)
Other changes
Benefits paid	(126)	(145)
Other	(1)	1

Present value of obligations at December 31,	1,945	2,289

Amounts recognized in the Consolidated income statement are as follows:

	For the years ended December 31,
	2013	2012	2011
	(€ million)

Current service cost	23	22	9
Interest expense	89	103	57
Past service costs (credits) and gains or losses arising from settlements	-	(6)	2

Total recognized in the Consolidated income statement	112	119	68

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

Health care and life insurance plans are accounted for on an actuarial basis, which requires the selection of various assumptions, in particular, it requires the use of estimates of the present value of the projected future payments to all participants, taking into consideration the likelihood of potential future events such as health care cost increases and demographic experience.

The weighted average assumptions used to determine the defined benefit obligations are as follows:

	At December 31,
	2013		2012
	USA	Canada	USA	Canada
		(%)
Discount rate	4.9	4.7	4.1	3.9
Salary growth	n/a	2.7	n/a	2.7
Weighted average ultimate healthcare cost trend rate	5.0	3.6	5.0	3.7

The discount rates used for the measurement of these obligations are based on yields of high-quality (AA-rated) fixed income securities for which the timing and amounts of payments match the timing and amounts of the projected benefit payments. The average duration of the U.S. and Canadian liabilities was approximately 12 and 15 years, respectively.

The annual rate of increase in the per capita cost of covered U.S. health care benefits assumed for 2013 was 6.8 percent (8.0 percent in 2012). The annual rate was assumed to decrease gradually to 5.0 percent after 2017 and remain at that level thereafter. The annual rate of increase in the per capita cost of covered Canadian health care benefits assumed for 2013 was 3.3 percent (3.7 percent in 2012). The annual rate was assumed to remain at 3.6 percent thereafter.

Other post-employment benefits

Other post-employment benefits includes other employee benefits granted to Group employees in Europe and comprises, amongst others, the Italian employee severance indemnity (TFR) obligation amounting to €861 million at December 31, 2013 and to €830 million at December 31, 2012. These schemes are required under Italian Law.

The amount of TFR to which each employee is entitled must be paid when the employee leaves the company and is calculated based on the period of employment and the taxable earnings of each employee. Under certain conditions the entitlement may be partially advanced to an employee during its working life.

The legislation regarding this scheme was amended by Law 296 of 27 December 2006 and subsequent decrees and regulations issued in the first part of 2007. Under these amendments, companies with at least 50 employees are obliged to transfer the TFR to the “Treasury fund” managed by INPS or to supplementary pension funds. Prior to the amendments, accruing TFR for employees of all Italian companies could be managed by the company itself. Consequently, the Italian companies’ obligation to INPS and the contributions to supplementary pension funds take the form, under IAS 19, of “Defined contribution plans” whereas the amounts recorded in the provision for employee severance pay retain the nature of “Defined benefit plans”. Accordingly, the provision for employee severance indemnity in Italy consists of the residual obligation for TFR until December 31, 2006. This is an unfunded defined benefit plan as the benefits have already been almost entirely earned, with the sole exception of future revaluations. Since 2007 the scheme has been classified as a defined contribution plan, and the Group recognizes the associated cost over the period in which the employee renders service.

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

Changes in defined benefit obligations for other post-employment benefits are as follows:

	2013	2012
	(€ million)
Present value of obligations at January 1,	997	953

Included in the Consolidated income statement:	24	30

Included in OCI:
Actuarial losses (gains) from:
Demographic assumptions	(2)	(4)
Financial assumptions	37	54
Other	23	25
Effect of movements in exchange rates	(4)	2

Other:
Benefits paid	(59)	(77)
Change in the scope of consolidation	21	-
Other	(14)	14

Present value of obligations at December 31,	1,023	997

Amounts recognized in the Consolidated income statement are as follows:

	For the years ended December 31,
	2013	2012	2011
	(€ million)
Current service cost	9	8	8
Interest expense	15	25	28
Past service costs (credits) and gains or losses arising from settlements	-	(3)	(68)

Total recognized in the Consolidated income statement	24	30	(32)

In 2011 a net gain of €69 million arose in connection to a plan amendment associated with the termination of the Chrysler legal services plan in 2013. This gain was included within Other unusual income (Note 8).

The main assumptions used in developing the required estimates for other post-employment benefits include the discount rate, the retirement or employee leaving rate and the mortality rates.

The discount rates used for the measurement of the Italian TFR obligation are based on yields of high-quality (AA rated) fixed income securities for which the timing and amounts of payments match the timing and amounts of the projected benefit payments. For this plan, the single weighted average discount rate that reflects the estimated timing and amount of the scheme future benefit payments for 2013 is equal to 2.77 percent (3.4 percent in 2012). The average duration of the Italian TFR is approximately 7 years. Retirement or employee leaving rates are developed to reflect actual and projected Group experience and law requirements for retirement in Italy.

Other provisions for employees and liabilities for share-based payments

At December 31, 2013, Other provisions for employees and liabilities for share-based payments comprised other long term benefits obligations for €332 million (€323 million at December 2012), representing

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

the expected obligation for benefits as jubilee and long term disability granted to certain employees by the Group. This item also comprised liabilities for share-based payments amounting to €123 million at December 31, 2013 (€125 million at December 31, 2012).

(26)	Other provisions

Changes in Other provisions are as follows:

	At December 31, 2012	Additional provisions	Settlements	Unused amounts	Translation differences	Changes in the scope of consolidation and other changes	At December 31, 2013
	(€ million)
Warranty provision	3,617	2,011	(1,720)	(62)	(194)	4	3,656
Sales incentives	2,622	539	-	-	(153)	(15)	2,993
Legal proceedings and disputes	529	127	(62)	(48)	(46)	47	547
Commercial risks	394	130	(108)	(31)	(4)	(10)	371
Restructuring provision	261	41	(90)	(21)	(2)	2	191
Indemnities	62	-	-	-	-	-	62
Environmental risks	36	1	(7)	-	-	(1)	29
Investment provision	13	-	-	-	(2)	1	12
Other risks	1,248	344	(177)	(130)	(20)	(25)	1,240

Total Other provisions	8,782	3,193	(2,164)	(292)	(421)	3	9,101

The effect of discounting these provisions is €21 million in 2013 (€11 million in 2012).

The warranty provision represents the best estimate of commitments given by the Group for contractual, legal, or constructive obligations arising from product warranties given for a specified period of time beginning at the date of sale to the end customer. This estimate is principally based on assumptions regarding the lifetime warranty costs of each vehicle and each model year of that vehicle line, as well as historical claims experience for vehicles. The Group establishes provisions for product warranty obligations when the related sale is recognized. Warranty provisions also include management’s best estimate of the costs that are expected to be incurred in connection with product defects that could result in a general recall of vehicles, which are estimated by making an assessment of the historical occurrence of defects on a case-by-case basis and are accrued when a reliable estimate of the amount of the obligation can be made.

The following table sets forth total warranty costs recognized for the years ended December 31, 2013, 2012 and 2011.

	For the years ended December 31,
	2013	2012	2011
	(€ million)
Warranty costs	2,011	1,759	1,219

Recorded in the Consolidated income statement within:
Cost of sales	1,896	1,759	1,219
Other unusual expenses	115	-	-

	2,011	1,759	1,219

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

Sales incentives: are offered on a contractual basis to the Group’s dealer networks, primarily on the basis of a specific cumulative level of sales transactions during a certain period. The provision also includes sales cash incentives provided to retail customers.

Legal proceedings and disputes: this provision represents management’s best estimate of the liability to be recognized by the Group with regard to legal proceedings arising in the ordinary course of business with dealers, customers, suppliers or regulators (such as contractual or patent disputes), legal proceedings involving claims with active and former employees and legal proceedings involving different tax authorities. None of these provisions are individually significant. Each Group company recognizes a provision for legal proceedings when it is deemed probable that the proceedings will result in an outflow of resources. In determining their best estimate of the liability, each Group company evaluates their legal proceedings on a case-by-case basis to estimate the probable losses that typically arise from events of the type giving rise to the liability. Their estimate takes into account, as applicable, the views of legal counsel and other experts, the experience of the Group and others in similar situations and the Group’s intentions with regard to further action in each proceeding. Group’s consolidated provision combines these individual provisions established by each of the Group’s companies.

Commercial risks arise in connection with the sale of products and services such as maintenance contracts. An accrual is recorded when the expected costs to complete the services under these contracts exceed the revenues expected to be realized.

The restructuring provision at December 31, 2013 consists of termination benefits of €106 million (€194 million at December 31, 2012) payable to employees in connection with restructuring plans, manufacturing rationalization costs of €15 million (€21 million at December 31, 2012) and other costs of €70 million (€46 million at December 31, 2012). These provisions are related to EMEA segment €53 million (€125 million at December 31, 2012), NAFTA segment €41 million (€53 million at December 31, 2012), Components €28 million (€40 million at December 31, 2012) and publishing activities €31 million (€3 million at December 31, 2012) and other minor €38 million (€40 million at December 31, 2012).

The Group’s restructuring programs primarily relate to restructuring and rationalization activities in the NAFTA and EMEA segments. With reference to restructuring programs carried out in the NAFTA segment, in connection with the April 2009 master transaction agreement, Chrysler assumed certain liabilities related to work force reduction actions related to its represented and non-represented hourly and salaried workforce, as well as liabilities for other costs, including supplier cancellation claims. The remaining actions under this restructuring program principally include the completion of the activities associated with the idling of two manufacturing facilities and the restructuring of the Chrysler’s international distribution operations, the plans for which have been refined, including the integration of the operations of its European distribution and dealer network into Fiat’s distribution organization. Costs associated with these remaining actions include, but are not limited to: employee severance, legal claims, and other international dealer network related costs. The remaining workforce reductions will affect represented and non-represented hourly and salaried employees and will be achieved through a combination of retirements, special programs, attrition and involuntary separations. In connection with these programs, the Group made refinements to existing reserve estimates resulting in net reductions of €10 million, €48 million and €7 million for the years ended December 31, 2013, 2012 and 2011, respectively. During the year ended December 31, 2013, 2012 and 2011, the adjustments mainly related to decreases in the expected workforce reduction costs and legal claim reserves. These refinements, which were based on management’s adequacy reviews, took into consideration the status of the restructuring actions and the estimated costs to complete the actions. With reference to EMEA segment, restructuring provision mainly relates to costs for workforce reduction process underway at certain production plants outside Italy and to costs related to the integration and rationalization of the operations of the Fiat’s European distribution and dealer network with those

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

of Chrysler. The restructuring charges and reserve adjustments are included in the Income statement within Restructuring costs.

Indemnities are estimated by the Group in connection with divestitures. These liabilities primarily arise from indemnities relating to contingent liabilities in existence at the time of the sale, as well as those covering any possible breach of the representations and warranties provided in the contract and, in certain instances, environmental or tax matters. These provisions were determined estimating the amount of the expected outflow of resources, taking into consideration the relevant level of probability of occurrence.

Environmental risks: this provision represents best estimate of the Group’s probable environmental obligations. Amounts included in the estimate comprise direct costs to be incurred by the Group in connection with environmental obligations associated with current or formerly owned facilities and sites. This provision also includes costs related to claims on environmental matters.

Other risks includes, among other items: provisions for disputes with suppliers related to supply contracts or other matters that are not subject to legal proceedings; provisions for product liabilities arising from personal injuries including wrongful death and potential exemplary or punitive damages alleged to be the result of product defects; and disputes with other parties relating to contracts or other matters not subject to legal proceedings. The valuation of these provisions is determined based on, among other factors, claims incurred and our historical experiences regarding similar disputes.

(27)	Debt

Breakdown of debt by category and by maturity is as follows:

	At December 31,
	2013				2012
	Due within one year	Due between one and five years	Due beyond five years	Total	Due within one year	Due between one and five years	Due beyond five years	Total
	(€ million)
Asset-backed financing	746	10	-	756	549	13	-	562
Bonds	2,572	8,317	3,577	14,466	1,389	8,295	3,032	12,716
Borrowings from banks	2,584	5,639	607	8,830	2,669	5,124	566	8,359
Payables represented by securities	554	1,374	2,604	4,532	516	1,220	3,137	4,873
Other debt	1,019	353	327	1,699	1,046	358	389	1,793

Total Debt	7,475	15,693	7,115	30,283	6,169	15,010	7,124	28,303

At December 31, 2013, Debt includes €9,458 million (€10,312 million at December 31, 2012) of Chrysler debt due to third parties.

Debt increased by €1,980 million at December 31, 2013. Net of foreign exchange translation effects and scope of consolidation, the increase in Debt was €3,075 million: the Group issued new bonds for €2,866 million during the year and repaid bonds on maturity for €1,000 million; during the year, medium and long-term loans obtained by the Group amounted to €2,593 million while medium and long-term borrowings repayments amounted to €1,963 million2.

[2]	These amounts exclude the proceeds and repayments of €595 million arising from the amendments to the U.S.$3.0 billion tranche B term loan maturing May 24, 2017 made in June and December 2013 by Chrysler.

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

Asset-backed financing represents the amount of financing received through factoring transactions which do not meet IAS 39 derecognition requirements and is recognized as an asset in the Consolidated statement of financial position under Current receivables and other current assets (Note 18). Asset-backed financing increased by €194 million in 2013.

The annual effective interest rates and the nominal currencies of debt at December 31, 2013 are as follows:

	Interest rate					Total at December 31, 2013
	less than 5%	from 5% to 7.5%	from 7.5% to 10%	from 10% to 12.5%	more than 12.5%
	(€ million)
Euro	5, 382	7,412	2,253	90	-	15,137
U.S. Dollar	2,962	122	5,744	12	169	9,009
Brazilian Real	1,271	431	256	1,190	-	3,148
Swiss Franc	378	672	-	-	-	1,050
Canadian Dollar	39	79	584	-	-	702
Mexican Peso	-	-	414	-	-	414
Chinese Renminbi	2	292	66	-	-	360
Polish Zloty	141	15	-	10	-	166
British Pound	116	-	-	-	-	116
Argentine Peso	-	-	33	-	64	97
Indian Rupee	1	-	16	-	30	47
Other	33	2	2	-	-	37

Total Debt	10,325	9,025	9,368	1,302	263	30,283

	Interest rate					Total at December 31, 2012
	less than 5%	from 5% to 7.5%	from 7.5% to 10%	from 10% to 12.5%	more than 12.5%
	(€ million)
Euro	4,886	5,862	2,254	97	-	13,099
U.S. Dollar	642	2,384	6,170	8	217	9,421
Brazilian Real	1,165	965	723	89	-	2,942
Canadian Dollar	53	82	725	-	-	860
Swiss Franc	10	684	-	-	-	694
Mexican Peso	-	-	459	-	-	459
Chinese Renminbi	4	321	-	-	-	325
Polish Zloty	14	145	-	11	-	170
Argentine Peso	-	-	64	5	84	153
British Pound	88	-	-	-	-	88
Indian Rupee	1	-	18	1	35	55
Other	36	-	1	-	-	37

Total Debt	6,899	10,443	10,414	211	336	28,303

For further information on the management of interest rate and currency risk reference should be made to Note 35.

At December 31, 2013, debt secured by assets of the Fiat Group excluding Chrysler amounts to €432 million (€379 million at December 31, 2012), of which €386 million (€292 million at December 31, 2012) due to creditors for assets acquired under finance leases. The total carrying amount of assets acting as security for loans amounts to €418 million at December 31, 2013 (€314 million at December 31, 2012).

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

At December 31, 2013, debt secured by assets of Chrysler amounts to €5,180 million (€5,530 million at December 31, 2012), and includes €4,448 million (€4,665 million at December 31, 2012) relating to the Secured Senior Notes and the Senior Credit Facility (the “U.S.$3.0 billion tranche B term loan maturing May 24, 2017” and the “Revolving Credit Facility”, which at December 31, 2013 was undrawn), €165 million (€183 million at December 31, 2012) was due to creditors for assets acquired under finance leases and other debt and financial commitments for €567 million (€682 million at December 31, 2012).

In addition, at December 31, 2013 the Group’s assets include current receivables to settle Asset-backed financing of €756 million (€562 million at December 31, 2012), see Note 18.

Bonds

The bond issues outstanding at December 31, 2013 are as follows:

					At December 31, (€ million)
	Currency	Face value of outstanding bonds (€ million)	Coupon	Maturity	2013	2012
Global Medium Term Note Program:
Fiat Finance & Trade Ltd S.A. (1)	EUR	900	6.125%	July 8, 2014	900	900
Fiat Finance & Trade Ltd S.A. (1)	EUR	1,250	7.625%	September 15, 2014	1,250	1,250
Fiat Finance & Trade Ltd S.A. (1)	EUR	1,500	6.875%	February 13, 2015	1,500	1,500
Fiat Finance & Trade Ltd S.A. (2)	CHF	425	5.000%	September 7, 2015	346	352
Fiat Finance & Trade Ltd S.A. (1)	EUR	1,000	6.375%	April 1, 2016	1,000	1,000
Fiat Finance & Trade Ltd S.A. (1)	EUR	1,000	7.750%	October 17, 2016	1,000	1,000
Fiat Finance & Trade Ltd. S.A. (2)	CHF	400	5.250%	November 23, 2016	326	331
Fiat Finance & Trade Ltd S.A. (1)	EUR	850	7.000%	March 23, 2017	850	850
Fiat Finance North America Inc. (1)	EUR	1,000	5.625%	June 12, 2017	1,000	1,000
Fiat Finance & Trade Ltd S.A. (2)	CHF	450	4.000%	November 22, 2017	367	-
Fiat Finance & Trade Ltd S.A. (1)	EUR	1,250	6.625%	March 15, 2018	1,250	-
Fiat Finance & Trade Ltd S.A. (1)	EUR	600	7.375%	July 9, 2018	600	600
Fiat Finance & Trade Ltd S.A. (1)	EUR	1,250	6.750%	October 14, 2019	1,250	-
Others	EUR	7			7	7

Total Global Medium Term Notes					11,646	8,790

Other bonds:
Fiat Finance & Trade Ltd S.A. (1)	EUR	1,000	6.625%	February 15, 2013	-	1,000
Chrysler Group LLC (Secured Senior Notes) (3)	U.S.$	1,500	8.000%	June 15, 2019	1,088	1,137
Chrysler Group LLC (Secured Senior Notes) (3)	U.S.$	1,700	8.250%	June 15, 2021	1,232	1,288

Total Other bonds					2,320	3,425

Hedging effect and amortized cost valuation					500	501

Total Bonds					14,466	12,716

(1)	Bond for which a listing on the Irish Stock Exchange was obtained.
(2)	Bond for which a listing on the SIX Swiss Exchange was obtained.
(3)	The Secured Senior Notes were issued at par on May 24, 2011 and initially sold in a private placement to qualified institutional buyers and non-US persons as defined by the Securities Act of 1933. On 29 December 2011, in accordance with the indenture, Chrysler commenced an offer to exchange the Original Notes outstanding for notes having substantially identical terms as those originally issued and the same principal amount but do not contain restrictions on transfer. The offer to exchange the Original Notes expired on February 1, 2012. Substantially all of the Original Notes were tendered for Secured Senior Notes.

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

Changes in bonds during 2013 are mainly due to:

•	the issue by Fiat Finance and Trade Ltd S.A. as part of the Global Medium Term Note Program of 6.625 percent notes at par having a principal of €1,250 million and due March 2018;

•	the repayment on maturity of a bond having a nominal value of €1 billion issued by Fiat Finance and Trade Ltd S.A. in 2006;

•	the issue by Fiat Finance and Trade Ltd S.A. as part of the Global Medium Term Note Program of 6.75 percent notes at par having a principal of €850 million and due October 2019;

•	the re-opening of the above €850 million 6.75 percent notes due October 2019, with the issue by Fiat Finance and Trade Ltd S.A. of a further €400 million of notes at 101.231 percent of par value and a yield to maturity of 6.50 percent, increasing the total principal amount of the bond to €1,250 million;

•	the issue by Fiat Finance and Trade Ltd S.A. as part of the Global Medium Term Note Program of 4.00 percent notes at par having a principal of CHF 450 million and due November 2017.

Following the repayment on February 15, 2013 of the bond issued by Fiat Finance and Trade Ltd. S.A. having a nominal value of €1 billion, bearing fixed interest at 6.625 percent, all the bonds issued by the Fiat Group excluding Chrysler are currently governed by the terms and conditions of the Global Medium Term Note Program. A maximum of €15 billion may be issued under this Program, of which notes of approximately €11.6 billion have been issued to December 31, 2013; the Program is guaranteed by Fiat S.p.A. The issuers taking part in the program include, amongst others, Fiat Finance and Trade Ltd. S.A. for an amount outstanding of €10.6 billion and Fiat Finance North America Inc. with a bond having a nominal value of €1 billion.

The companies in the Fiat Group may from time to time buy back bonds on the market that have been issued by the Group, also for purposes of their cancellation. Such buybacks, if made, depend upon market conditions, the financial situation of the Group and other factors which could affect such decisions.

Chrysler Secured Senior Notes

The original Secured Senior Notes were issued, at par, on May 24, 2011 and initially sold in a private placement to qualified institutional buyers and non-US persons as defined by the Securities Act of 1933, as amended. On December 29, 2011, in accordance with the indenture, Chrysler commenced an offer to exchange the original notes outstanding for notes having substantially identical terms as those originally issued and in the same principal amount however, the exchanged notes do not contain restrictions on transfer. The offer to exchange the original notes expired on February 1, 2012. Substantially all of the original notes were tendered for the Secured Senior Notes.

Chrysler may redeem, at any time, all or any portion of the Secured Senior Notes on not less than 30 and not more than 60 days’ prior notice mailed to the holders of the Secured Senior Notes to be redeemed.

Prior to June 15, 2015, the 2019 Secured Senior Notes (“2019 Notes”) will be redeemable at a price equal to the principal amount of the 2019 Notes being redeemed, plus accrued and unpaid interest to the date of redemption and a “make–whole” premium calculated under the indenture. At any time prior to June 15, 2014, Chrysler may also redeem up to 35 percent of the aggregate principal amount of the 2019 Notes, at a redemption price equal to 108 percent of the principal amount of the 2019 Notes being redeemed, plus accrued and unpaid

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

interest to the date of redemption with the net cash proceeds from certain equity offerings. On and after June 15, 2015, the 2019 Notes are redeemable at redemption prices specified in the 2019 Notes, plus accrued and unpaid interest to the date of redemption. The redemption price is initially 104 percent of the principal amount of the 2019 Notes being redeemed for the twelve months beginning June 15, 2015, decreasing to 102 percent for the twelve months beginning June 15, 2016 and to par on and after June 15, 2017.

Prior to June 15, 2016, the 2021 Secured Senior Notes (“2021 Notes”) will be redeemable at a price equal to the principal amount of the 2021 Notes being redeemed, plus accrued and unpaid interest to the date of redemption and a “make–whole” premium calculated under the indenture. At any time prior to June 15, 2014, Chrysler may also redeem up to 35 percent of the aggregate principal amount of the 2021 Notes, at a redemption price equal to 108.25 percent of the principal amount of the 2021 Notes being redeemed, plus accrued and unpaid interest to the date of redemption with the net cash proceeds from certain equity offerings. On and after June 15, 2016, the 2021 Notes are redeemable at redemption prices specified in the 2021 Notes, plus accrued and unpaid interest to the date of redemption. The redemption price is initially 104.125 percent of the principal amount of the 2021 Notes being redeemed for the twelve months beginning June 15, 2016, decreasing to 102.75 percent for the twelve months beginning June 15, 2017, to 101.375 percent for the year beginning June 15, 2018 and to par on and after June 15, 2019.

The indenture of the Secured Senior Notes issued by Chrysler includes affirmative covenants, including the reporting of financial results and other developments. The indenture also includes negative covenants which limited Chrysler’s ability and, in certain instances, the ability of certain of its subsidiaries to, (i) pay dividends or make distributions of Chrysler’s capital stock or repurchase Chrysler’s capital stock; (ii) make restricted payments; (iii) create certain liens to secure indebtedness; (iv) enter into sale and leaseback transactions; (v) engage in transactions with affiliates; (vi) merge or consolidate with certain companies and (vii) transfer and sell assets. The indenture provides for customary events of default, including but not limited to, (i) non-payment; (ii) breach of covenants in the indenture; (iii) payment defaults or acceleration of other indebtedness; (iv) a failure to pay certain judgments and (v) certain events of bankruptcy, insolvency and reorganization. If certain events of default occur and are continuing, the trustee or the holders of at least 25 percent in aggregate of the principal amount of the Secured Senior Notes outstanding under one of the series may declare all of the notes of that series to be due and payable immediately, together with accrued interest, if any. As of December 31, 2013 Chrysler was in compliance with all covenants under its financing agreements.

The Secured Senior Notes are secured by liens junior to the Senior Credit Facilities on substantially all of Chrysler’s assets and the assets of its U.S. subsidiary guarantors subject to certain exceptions. The collateral includes 100 percent of the equity interests in Chrysler’s U.S. subsidiaries and 65 percent of the equity interests in certain of its non-U.S. subsidiaries held directly by Chrysler and its U.S. subsidiary guarantors.

In February 2014 Chrysler issued additional secured senior notes with an aggregate principal amount of U.S.$1,375 million (€1.0 billion) and U.S.$1,380 million (€1.0 billion) due 2019 and 2021, respectively. For further details reference should be made to Note 36.

Borrowing from banks

At December 31, 2013, the item includes €2,119 million (€2,265 million at December 31, 2012) outstanding on the U.S.$3.0 billion tranche B term loan maturing May 24, 2017 of Chrysler, payable in equal quarterly installments of U.S.$7.5 million (€5.4 million), with the remaining balance due at maturity in May 2017. Taking advantage of market conditions and its improved credit profile, in June 2013, Chrysler had reduced the interest rate for its U.S.$3.0 billion tranche B term loan maturing May 24, 2017 and its undrawn U.S.$1.3 billion (€0.9 billion) Revolving Credit Facility, maturing in May 2016. Certain loan covenants were also

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

amended to be consistent with those in Chrysler’s bond agreement. Subsequently, in December 2013, Chrysler further reduced the interest rate on the U.S.$3.0 billion tranche B term loan maturing May 24, 2017.

Medium/long term committed credit lines (expiring after twelve months) currently available to the treasury companies of Fiat Group excluding Chrysler amount to approximately €3.2 billion at December 31, 2013, of which €2.1 billion related to the 3-year syndicated revolving credit line due in July 2016 that was undrawn at December 31, 2013. In June 2013, Fiat S.p.A. signed a new €2 billion 3-year revolving credit line, which replaced the existing of €1.95 billion credit line signed in July 2011. The syndication of the new line was successfully completed on July 18, 2013 with a group of 19 banks and, as a result of the positive response, the facility was increased to €2.1 billion.

Additionally, the operating entities of Fiat Group excluding Chrysler have committed credit lines available, with residual maturity after twelve months, to fund scheduled investments, of which approximately €1.8 billion was still undrawn at December 31, 2013.

The €2.1 billion syndicated credit facility of Fiat contains typical covenants for contracts of this type and size, such as financial covenants (Net Debt/EBITDA and EBITDA/Net Interest ratios related to industrial activities) and negative pledge, pari passu, cross default and change of control clauses. The failure to comply with these covenants, in certain cases, if not suitably remedied, can lead to the requirement to make early repayment of the outstanding loans. Similar covenants are contemplated for loans granted by the European Investment Bank for a total of €1.1 billion, in order to fund the Group’s investments and research and development costs. In addition, the above syndicated credit facility, currently includes limits on the ability to extend guarantees or loans to Chrysler.

At December 31, 2013, Chrysler has a secured revolving credit facility (“Revolving Credit Facility”) amounting to approximately €0.9 billion (U.S.$1.3 billion), fully undrawn at that date and maturing in May 2016.

Chrysler’s senior credit facilities, which include the above mentioned U.S.$3.0 billion tranche B term loan maturing May 24, 2017 and the Revolving Credit Facility, are secured by a senior priority security interest in substantially all of Chrysler’s assets and the assets of its U.S. subsidiary guarantors, subject to certain exceptions. The collateral includes 100 percent of the equity interests in Chrysler’s U.S. subsidiaries and 65 percent of the equity interests in its non U.S. subsidiaries held directly by Chrysler and its U.S. subsidiary guarantors.

The Senior Credit Agreement includes negative covenants, including but not limited to: (i) limitations on incurrence, repayment and prepayment of indebtedness; (ii) limitations on incurrence of liens; (iii) limitations on making certain payments; (iv) limitations on transactions with affiliates, swap agreements and sale and leaseback transactions; (v) limitations on fundamental changes, including certain asset sales and (vi) restrictions on certain subsidiary distributions. In addition, the Senior Credit Agreement requires Chrysler to maintain a minimum ratio of “borrowing base” to “covered debt” (as defined in the Senior Credit Agreement), as well as a minimum liquidity of U.S.$3.0 billion, which includes any undrawn amounts on the Revolving Credit Facility.

The Senior Credit Agreement contains a number of events of default related to: (i) failure to make payments when due; (ii) failure to comply with covenants; (iii) breaches of representations and warranties; (iv) certain changes of control; (v) cross–default with certain other debt and hedging agreements and (vi) the failure to pay or post bond for certain material judgments.

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

Payables represented by securities

At December 31, 2013, the item Payables represented by securities includes the VEBA Trust Note of €3,575 million, including accrued interest, (€3,863 million at December 31, 2012), including accrued interest, which represents Chrysler’s financial liability to the International Union, United Automobile, Aerospace, and Agricultural Implement Workers of America (“UAW”) Retiree Medical Benefits Trust (“VEBA Trust”) having a principal outstanding amount of U.S.$4,715 million (€3,419 million). The VEBA Trust Note was issued by Chrysler in connection with the settlement of its obligations related to postretirement healthcare benefits for certain UAW retirees. The VEBA Trust Note had an implied interest rate of 9.0 percent and required annual payments of principal and interest through July 15, 2023. On February 7, 2014, Chrysler prepaid the VEBA Trust Note through the issuance of additional secured senior notes for U.S.$2.8 billion (€2.0 billion) and new senior credit facilities for U.S.$1.75 billion, or €1.3 billion, (as described in Note 36 – Subsequent events).

At December 31, 2013, Chrysler’s Payables represented by securities also includes the unsecured Canadian Health Care Trust Notes totaling €703 million, including accrued interest, (€864 million at December 31, 2012, including accrued interest, which represents Chrysler’s financial liability to the Canadian Health Care Trust arising from the settlement of its obligations for postretirement health care benefits for National Automobile, Aerospace, Transportation and General Workers Union of Canada “CAW” (now part of Unifor), which represented employees, retirees and dependents. These notes were issued in four tranches maturing up to 2024.

Other debt

At December 31, 2013, payables for finance leases amount to €551 million and may be analyzed as follows:

	At December 31,
	2013					2012
	Due within one year	Due between one and three years	Due between three and five years	Due beyond five years	Total	Due within one year	Due between one and three years	Due between three and five years	Due beyond five years	Total
			(€ million)
Minimum future lease payments	82	151	133	270	636	91	133	118	225	567
Interest expense	(20)	(31)	(21)	(13)	(85)	(20)	(33)	(23)	(16)	(92)

Present value of minimum lease payments	62	120	112	257	551	71	100	95	209	475

At December 31, 2013, the Fiat Group excluding Chrysler had outstanding financial lease agreements for certain Property, plant and equipment whose overall net carrying amount totals €394 million (€286 million at December 31, 2012) (Note 15). As discussed in Note 15, finance lease payables also relate to suppliers’ assets recognized in the Consolidated financial statements in accordance with IFRIC 4.

(28)	Trade payables

Trade payables of €17,207 million at December 31, 2013 increased by €618 million over December 31, 2012 and entirely due within one year.

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

(29)	Other current liabilities

An analysis of Other current liabilities is as follows:

	At December 31,
	2013	2012
	(€ million)
Advances on buy-back agreements	1,583	1,198
Indirect tax payables	1,304	1,235
Accrued expenses and deferred income	2,370	1,927
Payables to personnel	781	731
Social security payables	349	328
Amounts due to customers for contract work (Note 17)	209	178
Other	2,367	2,214

Total Other current liabilities	8,963	7,811

An analysis of Other current liabilities (excluding Accrued expenses and deferred income) by due date is as follows:

	At December 31,
	2013				2012
	Due within one year	Due between one and five years	Due beyond five years	Total	Due within one year	Due between one and five years	Due beyond five years	Total
	(€ million)
Total Other current liabilities (excluding Accrued expenses and deferred income)	5,731	840	22	6,593	5,147	703	34	5,884

Advances on buy-back agreements refers to buy-back agreements entered into by the Group and comprises the price received for the product recognized as an advance at the date of the sale, and subsequently, the repurchase price and the remaining lease installments yet to be recognized.

Indirect tax payables includes taxes on commercial transactions accrued by the Brazilian subsidiary FIASA for which the company (as well as a number of important industrial groups which operate in Brazil) is awaiting the decision by the Supreme Court regarding its claim alleging double taxation. In March 2007, FIASA received a preliminary trial court decision allowing the payment of such tax on a taxable base consistent with the company’s position. Since it is a preliminary decision and the amount may be required to be paid to the tax authorities at any time, the difference between the tax payments as preliminary allowed and the full amount determined as required by the legislation still in force is recognized as a current liability due between one and five years. Timing for the Supreme Court decision is not predictable.

Deferred income includes the revenues not yet recognized in relation to separately-priced extended warranties and service contracts offered by Chrysler. These revenues will be recognized in the Consolidated income statement over the contract period in proportion to the costs expected to be incurred based on historical information. In addition, at December 31, 2013, deferred revenue also includes €214 million deferred income arising from the donation of a land from the State of Pernambuco. This deferred income will be recognized in the Consolidated income statement starting from the entering in to activity of the plant (see Note 15).

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

(30)	Fair value measurement

IFRS 13 establishes a hierarchy that categorizes into three levels the inputs to the valuation techniques used to measure fair value by giving the highest priority to quoted prices (unadjusted) in active markets for identical assets and liabilities (level 1 inputs) and the lowest priority to unobservable inputs (level 3 inputs). In some cases, the inputs used to measure the fair value of an asset or a liability might be categorized within different levels of the fair value hierarchy. In those cases, the fair value measurement is categorized in its entirety in the same level of the fair value hierarchy at the lowest level input that is significant to the entire measurement.

Levels used in the hierarchy are as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets and liabilities that the Group can access at the measurement date.

•	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the assets or liabilities, either directly or indirectly.

•	Level 3 inputs are unobservable inputs for the assets and liabilities.

Assets and liabilities that are measured at fair value on a recurring basis

The following table shows the fair value hierarchy for financial assets and liabilities that are measured at fair value on a recurring basis at December 31, 2013:

	Note	At December 31, 2013
		Level 1	Level 2	Level 3	Total
		(€ million)
Assets at fair value available-for-sale:
Investments at fair value with changes directly in Other comprehensive income/(loss)	(16)	134	14	-	148
Investments at fair value through profit or loss	(16)	151	-	-	151
Other non-current securities	(16)	42	-	12	54
Current securities available-for-sale	(19)	92	-	-	92
Financial assets at fair value held-for-trading:
Current investments		35	-	-	35
Current securities held for trading	(19)	155	-	-	155
Other financial assets	(20)	20	509	4	533
Cash and cash equivalents	(21)	18,514	941	-	19,455

Total Assets		19,143	1,464	16	20,623

Other financial liabilities	(20)	-	135	2	137

Total Liabilities		-	135	2	137

In 2013, there were no transfers between Levels in the fair value hierarchy.

The fair value of Other financial assets and liabilities that are mainly composed of derivatives financial instruments is measured by taking into consideration market parameters at the balance sheet date and using valuation techniques widely accepted in the financial business environment. In particular:

•	the fair value of forward contracts and currency swaps is determined by taking the prevailing exchange rate and interest rates at the balance sheet date;

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

•	the fair value of interest rate swaps and forward rate agreements is determined by taking the prevailing interest rates at the balance sheet date and using the discounted expected cash flow method;

•	the fair value of combined interest rate and currency swaps is determined using the exchange and interest rates prevailing at the balance sheet date and the discounted expected cash flow method;

•	the fair value of swaps and options hedging commodity price risk is determined by using suitable valuation techniques and taking market parameters at the balance sheet date (in particular, underlying prices, interest rates and volatility rates);

•	the fair value of equity swaps is determined using market prices at the balance sheet date.

The par value of Cash and cash equivalents usually approximates fair value due to the short maturity of these instruments, which consist primarily of bank current accounts and time deposits, certificates of deposit, commercial paper, bankers’ acceptances and money market funds. Money market funds valuation is also based on available market quotations. Where appropriate, the fair value of Cash equivalents is determined with discounted expected cash flow techniques, using observable market yields (represented in level 2 above).

The following table provides a reconciliation from the opening balances to the closing balances for fair value measurements categorized in Level 3 in 2013:

	Other non- current securities	Other financial assets/(liabilities)
	(€ million)
At December 31, 2012	12	7
Gains/(Losses) recognized in Consolidated income statement	-	6
Gains/(Losses) recognized in Other comprehensive income/loss	-	(3)
Issues/Settlements	-	(8)

At December 31, 2013	12	2

The gains/losses included in the Consolidated income statement are recognized in Cost of sales for €6 million. The gains and losses recognized in Other comprehensive income/(loss) have been included in Gains/(losses) on cash flow hedging instruments for €2 million and in Exchange differences on translating foreign operations for €1 million.

Assets and liabilities not measured at fair value on recurring basis

For financial instruments represented by short-term receivables and payables, for which the present value of future cash flows does not differ significantly from carrying value, we assume that carrying value is a reasonable approximation of the fair value. In particular, the carrying amount of Current receivables and Other current assets and of Trade payables and Other current liabilities approximates their fair value.

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

The following table represents carrying amount and fair value for the most relevant categories of financial assets and liabilities not measured at fair value on a recurring basis:

	Note	At December 31,
		2013		2012
		Carrying amount	Fair Value	Carrying amount	Fair Value
		(€ million)
Dealer financing		2,286	2,290	2,101	2,101
Retail financing		970	957	1,115	1,112
Finance lease		297	296	331	331
Other receivables from financing activities		118	118	173	173

Receivables from financing activities	(18)	3,671	3,661	3,720	3,717

Asset backed financing		756	756	562	562
Bonds		14,466	15,464	12,716	13,164
Other debt		15,061	15,180	15,025	15,048

Debt	(27)	30,283	31,400	28,303	28,774

The fair values of Receivables from financing activities, which are categorized within the Level 3 of the fair value hierarchy, have been estimated with discounted cash flows models. The most significant inputs used for this measurement are market discount rates, that reflect conditions applied in various reference markets on receivables with similar characteristics, adjusted in order to take into account the credit risk of the counterparties.

Bonds that are traded in active markets for which close or last trade pricing is available are classified within Level 1 of the fair value hierarchy. Bonds for which such prices are not available (valued at the last available price or based on quotes received from independent pricing services or from dealers who make markets in such securities), which are primarily the Chrysler Secured Senior Notes, are categorized as Level 2. At December 31, 2013, €12,854 million and €2,610 million of Bonds were classified within Level 1 and Level 2, respectively.

The fair value of Other debt included in Level 2 of the fair value hierarchy has been estimated using discounted cash flow models. The main inputs used are year-end market interest rates, adjusted for market expectations of the Group’s non-performance risk implied in quoted prices of traded securities issued by the Group and existing credit derivatives on Group liabilities. The Fair value of the debt that requires significant adjustments using unobservable inputs is categorized in Level 3 of the fair value hierarchy.

At December 31, 2013, €9,006 million and €6,174 million of Other Debt were classified within Level 2 and Level 3, respectively.

(31)	Related party transactions

Pursuant to IAS 24, the related parties of the Group are entities and individuals capable of exercising control, joint control or significant influence over Fiat Group and its subsidiaries, companies belonging to the Exor group, (including the CNH Industrial group) and unconsolidated subsidiaries, associates or joint ventures of the Fiat Group. In addition, members of Fiat Group Board of Directors, Board of Statutory Auditors and executives with strategic responsibilities and their families are also considered related parties.

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

The Group carries out transactions with unconsolidated subsidiaries, joint ventures, associates and other related parties, on commercial terms that are normal in the respective markets, considering the characteristics of the goods or services involved. Transactions carried out by the Group with unconsolidated subsidiaries, joint ventures, associates and other related parties are primarily of those a commercial nature, which have had an effect on revenues, cost of sales, and trade receivables and payables; in particular, these transactions relate to:

•	the sale of motor vehicles to the Joint venture Tofas-Turk Otomobil Fabrikasi A.S. and FGAC;

•	the sale of engines, other components and production systems and the purchase of commercial vehicles with Sevel. Amounts reflected in the tables below represents the 100 percent amounts in 2011 when the interest in Sevel was accounted for under the equity method and the 50 percent amounts in 2012 and in 2013 when the interest was accounted for as a joint operation;

•	the sale of engines, other components and production systems to the Chrysler Group in the first five months of 2011;

•	the sale of engines, other components and production systems to companies of the CNH Industrial group and, for 2012, to Société Européenne de Véhicules Légers du Nord-Sevelnord Société Anonyme;

•	the provision of services and the sale of goods with Fiat India Automobiles Limited. Amounts reflected in the tables below represents the 100 percent amounts in 2011 when the entity was a joint venture accounted for under the equity method and the 50 percent amounts from 2012 when the entity became a joint operation;

•	the provision of services and the sale of goods to the joint venture GAC FIAT Automobiles Co Ltd;

•	the provision of services (accounting, payroll, tax, information technology, purchasing and security) to the companies of the CNH Industrial group;

•	the purchase of commercial vehicles from the joint ventures Tofas-Turk Otomobil Fabrikasi A.S and, for 2012, Société Européenne de Véhicules Légers du Nord-Sevelnord Société Anonyme;

•	the purchase of engines from the VM Motori group in 2012 and in the first half of 2013;

•	the purchase of commercial vehicles under contract manufacturing agreement from the CNH Industrial group.

The most significant financial transactions with related parties generated Receivables from financing activities of the Group’s financial services companies due from joint ventures and Asset-backed financing relating to amounts due to FGAC for the sale of receivables which do not qualify for derecognition under IAS 39 – Financial Instruments: Recognition and Measurement. At December 31, 2013 and at December 31, 2012, Receivables from financing activities due from related parties also included receivables due from CNH Industrial group companies mainly arising from customer factoring provided by the Group’s financial services companies. On the other hand, Debt due to related parties included certain balances due to CNH Industrial group companies, mainly relating to factoring and dealer financing in Latin America.

In accordance with IAS 24, transactions with related parties also include compensation payable to Directors, Statutory Auditors and managers with strategic responsibilities.

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

The amounts of the transactions with related parties recognized in the Consolidated income statement are as follows:

	For the years ended December 31,
	2013				2012				2011
	Net Revenues	Cost of sales	Selling, general and administra- tive costs	Financial income/ (expenses)	Net Revenues	Cost of sales	Selling, general and admini- strative costs	Financial income/ (expenses)	Net Revenues	Cost of sales	Selling, general and admini- strative costs	Financial income/ (expenses)
	(€ million)
Tofas-Turk Otomobil Fabrikasi A.S.	1,145	1,287	3	-	1,115	1,227	4	-	1,257	1,289	10	-
Società Europea Veicoli Leggeri-Sevel S.p.A.	237	-	3	-	235	-	-	-	465	1,603	-	-
FGAC	223	62	10	(24)	200	82	12	(28)	207	80	14	(34)
GAC FIAT Automobiles Co Ltd	144	-	1	-	150	-	-	-	42	3	-	-
Fiat India Automobiles Limited	14	-	2	1	19	-	1	-	42	14	-	-
Société Européenne de Véhicules Légers du Nord- Sevelnord Société Anonyme (*)	-	-	-	-	24	218	-	-	32	265	-	-
VM Motori group	-	121	-	-	-	215	-	-	-	115	-	-
Other	7	6	-	-	6	4	-	-	4	4	-	-

Total joint arrangements	1,770	1,476	19	(23)	1,749	1,746	17	(28)	2,049	3,373	24	(34)

Chrysler Group (**)	-	-	-	-	-	-	-	-	165	310	-	-
To-dis S.r.l.	48	4	-	-	48	2	-	-	51	3	-	-
Arab American Vehicles Company S.A.E.	15	-	-	-	24	-	-	-	-	-	-	-
Other	7	-	5	-	6	1	7	-	2	-	10	-

Total associates	70	4	5	-	78	3	7	-	218	313	10	-

CNH Industrial group	703	500	-	-	676	452	1	-	663	428	1	72
Tata Steel IJmuiden BV	-	-	-	-	-	-	-	-	-	55	-	-
Poltrona Frau group	-	22	1	-	-	18	-	-	-	25	-	-
Directors, Statutory Auditors and Key Management	-	-	49	-	-	-	57	-	-	-	58	-
Other	-	2	12	-	1	18	7	-	2	7	3	-

Total other related parties and CNH Industrial group	703	524	62	-	677	488	65	-	665	515	62	72

Total unconsolidated subsidiaries	45	15	28	1	38	99	27	3	38	71	21	2

Total transactions with related parties	2,588	2,019	114	(22)	2,542	2,336	116	(25)	2,970	4,272	117	40

Total for the Group	86,624	74,326	6,702	(1,987)	83,765	71,473	6,775	(1,910)	59,559	50,827	5,082	(1,359)

(*) At December 31, 2012, the Investment was classified as Asset held for sale, then transferred at the beginning of the 2013.

(**) The revenues and cost of sales relating to the Chrysler group refer in 2011 to the first five months.

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

Non-financial assets and liabilities originating from related party transactions are as follows:

	At December 31,
	2013				2012
	Trade receivables	Trade payables	Other current assets	Other current liabilities	Trade receivables	Trade payables	Other current assets	Other current liabilities
	(€ million)
Tofas-Turk Otomobil Fabrikasi A.S.	50	232	-	-	32	257	-	2
FCAC	49	165	1	93	64	147	12	85
GAC FIAT Automobiles Co Ltd	35	3	-	5	25	4	-	-
Società Europea Veicoli Leggeri-Sevel S.p.A.	10	-	2	5	11	-	1	3
Fiat India Automobiles Limited	5	1	-	-	48	-	1	-
Société Européenne de Véhicules Légers du Nord-Sevelnord Société Anonyme (*)	-	-	-	-	1	55	-	-
VM Motori group	-	-	-	-	-	20	-	-
Other	5	1	1	-	6	-	1	-

Total joint arrangements	154	402	4	103	187	483	15	90

Arab American Vehicles Company S.A.E.	9	3	-	-	11	3	-	-
Other	13	3	-	25	29	4	-	27

Total associates	22	6	-	25	40	7	-	27

CNH Industrial group	48	51	24	13	74	61	27	45
Poltrona Frau group	-	6	-	-	-	5	-	-
Directors, Statutory Auditors and Key Management	-	-	-	17	-	-	-	14
Other	-	1	-	1	-	11	-	-

Total other related parties and CNH Industrial group	48	58	24	31	74	77	27	59

Total unconsolidated subsidiaries	39	24	4	1	26	32	4	1

Total originating from related parties	263	490	32	160	327	599	46	177

Total for the Group	2,544	17,207	2,323	8,963	2,816	16,589	2,195	7,811

(*) At December 31, 2012, the Investment was classified as Asset held for sale, then transferred at the beginning of the 2013.

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

Financial assets and liabilities originating from related party transactions are as follows:

	At December 31,
	2013			2012
	Current receivables from financing activities	Asset- backed financing	Other debt	Current receivables from financing activities	Asset- backed financing	Other debt
	(€ million)
FGAC	54	85	270	88	56	96
Società Europea Veicoli Leggeri-Sevel S.p.A.	14	-	10	12	-	2
Other	18	-	-	5	-	-

Total joint arrangements	86	85	280	105	56	98

Global Engine Alliance LLC	-	-	-	-	-	4
Other	7	-	-	-	-	-

Total associates	7	-	-	-	-	4

Total CNH Industrial group	18	-	53	18	5	87
Total unconsolidated subsidiaries	38	-	20	66	-	20
Total originating from related parties	149	85	353	189	61	209

Total for the Group	3,671	756	29,527	3,720	562	27,741

Commitments and Guarantees pledged in favor of related parties

Guarantees pledged in favor of related parties are as follows:

	At December 31,
	2013	2012
	(€ million)
Joint ventures	6	5
Other related parties and CNH Industrial group	-	7
Unconsolidated subsidiaries	9	13

Total related parties guarantees	15	25

In addition, at December 31, 2013 the Group had commitments for constitution, acquisition agreements and capital increases in respect of Joint ventures for € 10 million and, with reference to its interest in the joint venture Tofas, had a take or pay commitment whose future minimum expected obligations are as follows:

(€ million)

2014	150
2015	150
2016	98
2017	98
2018	98

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

Emoluments to Directors, Statutory Auditors and Key Management

The fees of the Director and Statutory Auditors of Fiat S.p.A. for carrying out their respective functions, including those in other consolidated companies, are as follows:

	For the years ended December 31,
	2013	2012	2011
	(€ thousand)
Directors (a)	18,912	22,780	24,570
Statutory auditors	230	229	260

Total emoluments	19,142	23,009	24,830

(a) This amount includes the notional compensation cost arising from stock grants granted to the Chief Executive Officer.

The aggregate compensation payable to executives with strategic responsibilities was approximately €30 million for 2013 (€34 million in 2012 and €32 million in 2011). This is inclusive of the following:

•	an amount of approximately €15 million in 2013 (approximately €19 million in 2012 and approximately €17 million in 2011) for short-term employee benefits;

•	an amount of €3 million in 2013 (€5 million in 2012 and €12 million in 2011) as the Fiat Group’s contribution to State and employer defined contribution pension funds;

•	an amount of approximately €1 million in 2013 (nil in 2012 and approximately €2 million in 2011) for termination benefits;

•	an amount of approximately €10 million in 2013 (approximately €9 million in 2012 and approximately €1 million in 2011) for share-based payments.

(32)	Explanatory notes to the Consolidated statement of cash flows

The Consolidated statement of cash flows sets out changes in Cash and cash equivalents during the year. As required by IAS 7 – Statement of cash flows, cash flows are separated into operating, investing and financing activities. The effects of changes in exchange rates on cash and cash equivalents are shown separately under the line item Translation exchange differences.

Cash flows from (used in) operating activities mostly derive from the Group’s industrial activities.

The cash flows generated by the sale of vehicles under buy-back commitments and GDP vehicles, net of the amounts included in Profit/(loss) for the year, are included under operating activities in a single line item which includes change in working capital arising from these transactions.

For 2013, Other non-cash items (positive for €535 million) mainly include €336 million impairment losses on tangible and intangible assets, €54 million loss related to the devaluation of the official exchange rate of the Venezuelan Bolivar (VEF) relative to the U.S.$ (Note 8) and €56 million write-off of the book value of the Equity Recapture Agreement Right. For 2012, Other non-cash items (positive for €582 million) mainly included impairment losses on fixed assets, the share of the net profit and loss of equity method investees and the effect, for €515 million, related to the adjustment of the Consolidated income statement for 2012 following the retrospective adoption of IAS 19 revised from January 1, 2013, as if the amendment had always been applied.

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

For 2011, Other non-cash items (negative for €853 million) mainly included the reversal of the following non-cash items:

•	unusual income totaling €2,017 million arising from remeasurement of the 30 percent interest previously held in Chrysler and Fiat’s right to receive an additional 5 percent on the occurrence of the final Performance Event, which took place in early January 2012;

•	impairment losses on property, plant and equipment and other intangible assets amounting to €713 million;

•	a €220 million charge arising on the fair value step-up of the inventories acquired in the Chrysler business combination;

•	the negative change in fair value of €110 million arising from the equity swaps on the ordinary shares of Fiat S.p.A. and CNH Industrial N.V.;

•	the share of the profit or loss of equity method investees and the impairment losses recognized during the period for investments measured at cost totaling €123 million;

•	the other unusual income of €69 million resulting from changes in Other post-employment benefits in Chrysler in North America;

•	the effect, for €253 million, related to the adjustment of the Consolidated income statement for 2011 following the retrospective adoption of IAS 19 revised from January 1, 2013, as if the amendment had always been applied.

Change in working capital generated cash of €1,410 million for the year ended December 31, 2013 primarily driven by (a) €1,328 million increase in trade payables, mainly related to increased production in NAFTA as a result of increased consumer demand for vehicles, and increased production for Luxury Brands, (b) €817 million in net other current assets and liabilities, mainly related to increases in accrued expenses and deferred income as well as indirect taxes payables, (c) €213 million decrease in trade receivables, principally due to the contraction of sales volumes in EMEA and LATAM which were partially offset by (d) €948 million increase in inventory (net of vehicles sold under buy-back commitments), mainly related to increased finished vehicle and work in process levels at December 31, 2013 compared to December 31, 2012, in part driven by higher production levels in late 2013 to meet anticipated consumer demand in NAFTA, APAC and for Luxury Brands.

Change in working capital generated cash of €689 million for the year ended December 31, 2012 primarily driven by (a) €506 million increase in trade payables, mainly related to increased production in response to increased consumer demand of vehicles especially in NAFTA and APAC, partially offset by reduced production and sales levels in EMEA, (b) €961 million in other current assets and liabilities, primarily due to increases in accrued expenses, deferred income and taxes which were partially offset by (c) €572 million increase in inventory (net of vehicles sold under buy-back commitments), primarily due to increased finished vehicle and work in process levels at December 31, 2012 versus December 31, 2011, driven by an increase in vehicle inventory levels in order to support consumer demand in NAFTA and APAC and (d) €206 million increase in trade receivables, primarily due to an increase in receivables from third party international dealers and distributors due to increased sales at the end of 2012 as compared to 2011 due to consumer demand.

Change in working capital generated cash of €1,412 million for the year ended December 31, 2011 primarily driven by (a) €412 million decrease in trade receivables, primarily due to increased level of receivables

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

sold to financial companies, (b) €1,523 million increase in trade payables, primarily due to increased production in response to increased consumer demand of vehicles especially in NAFTA and APAC, partially offset by reduced production and sales levels in EMEA and (c) €230 million in other current assets and liabilities, primarily due to increases in accrued expenses and deferred income partially offset by (d) €753 million increase in inventory, primarily due to increased finished vehicle and work in process levels at December 31, 2011 versus December 31, 2010. These increases were primarily driven by the increase in inventory levels in order to support consumer demand in NAFTA and APAC.

Cash flows for income tax payments net of refunds amount to €429 million in 2013 (€475 million in 2012 and €532 million in 2011).

Net cash acquired in the acquisition of interests in subsidiaries and joint operations amounting to €5,602 million in 2011 mainly comprises the cash and cash equivalents arising from the consolidation of Chrysler, amounting to €6,505 million, net of the consideration paid for the acquisition of the additional 16 percent interest, amounting to €881 million (U.S.$1,268 million), as explained in further detail in the Section – Accounting for the Chrysler business combination. In 2012 Acquisition of interest in subsidiaries and joint operations amounting to €14 million mainly refers to cash and cash equivalents arising from the recognition of net assets arising from the FIAL joint operation. In 2013 the item amounting to € 15 million includes €12 million of Cash and cash equivalents arising from the consolidation of VM Motori.

In 2011 Cash flows from financing activities included €438 million arising from the acquisition of the additional 6.031 percent and 1.508 percent fully diluted ownership interest in Chrysler from the U.S. Treasury and the Canadian government, for consideration of U.S.$500 million (€351 million) and U.S.$125 million (€87 million), respectively. In 2013 Cash flows from financing activities includes €34 million arising from the acquisition of the remaining 50 percent interest of VM Motori. Both amounts were classified under Acquisition of non-controlling interests.

In 2011 Cash flows from financing activities included €2,761 million cash inflows arising from changes in net financial receivable from CNH Industrial Group mainly related to the repayment of the financing provided by the central treasury companies of Fiat post-Demerger to the companies transferred to the CNH Industrial group net of debt payables.

Interest of €1,832 million (€1,951 million in 2012 and €1,569 million in 2011) was paid and interest of €398 million (€647 million in 2012 and €793 million in 2011) was received in 2013. Amounts indicated are inclusive of interest rate differentials paid or received on interest rate derivatives.

(33)	Guarantees granted, commitments and contingent liabilities

Guarantees granted

At December 31, 2013, the Group had pledged guarantees on the debt or commitments of third parties totaling €31 million (€50 million at December 31, 2012), as well as guarantees of €15 million on related party debt (€25 million at December 31, 2012).

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

SCUSA Private-Label Financing Agreement

In February 2013, Chrysler entered into a private-label financing agreement with Santander Consumer USA Inc. (“SCUSA”), an affiliate of Banco Santander (the “SCUSA Agreement”). The new financing arrangement launched on May 1, 2013. Under the SCUSA Agreement, SCUSA provides a wide range of wholesale and retail financing services to Chrysler’s dealers and consumers in accordance with its usual and customary lending standards, under the Chrysler Capital brand name. The financing services include credit lines to finance dealers’ acquisition of vehicles and other products that Chrysler sells or distributes, retail loans and leases to finance consumer acquisitions of new and used vehicles at independent dealerships, financing for commercial and fleet customers, and ancillary services. In addition, SCUSA will work with dealers to offer them construction loans, real estate loans, working capital loans and revolving lines of credit.

Under the new financing arrangement, SCUSA has agreed to specific transition milestones for the initial year following launch. If the transition milestones are met, or otherwise satisfactory to Chrysler, the SCUSA Agreement will have a ten-year term, subject to early termination in certain circumstances, including the failure by a party to comply with certain of its ongoing obligations under the SCUSA Agreement. In accordance with the terms of the agreement, SCUSA provided Chrysler an upfront, nonrefundable payment of €109 million (U.S.$150 million) in May 2013, which was recognized as deferred revenue and will be amortized over ten years. As of December 31, 2013 €102 million remained in deferred revenue.

From time to time, Chrysler works with certain lenders to subsidize interest rates or cash payments at the inception of a financing arrangement to incentivize customers to purchase its vehicles, a practice known as “subvention.” Chrysler has provided SCUSA with limited exclusivity rights to participate in specified minimum percentages of certain of its retail financing rate subvention programs. SCUSA has committed to certain revenue sharing arrangements, as well as to consider future revenue sharing opportunities. SCUSA bears the risk of loss on loans contemplated by the SCUSA Agreement. The parties share in any residual gains and losses in respect of consumer leases, subject to specific provisions in the SCUSA Agreement, including limitations on Chrysler participation in gains and losses.

Ally Auto Finance Operating Agreement and Repurchase Obligations

In April 2013, the Auto Finance Operating Agreement between Chrysler Group and Ally Financial Inc. (“Ally”), referred as the “Ally Agreement”, was terminated. Notwithstanding the termination of the Ally Agreement, Ally will continue to provide wholesale and retail financing to Chrysler dealers and retail customers in the U.S. in accordance with its usual and customary lending standards. Chrysler’s dealers and retail customers also obtain funding from other financing sources.

In accordance with the terms of the Ally Agreement, Chrysler remains obligated to repurchase Ally-financed U.S. dealer inventory that was acquired on or before April 30, 2013, upon certain triggering events and with certain exceptions, in the event of an actual or constructive termination of a dealer’s franchise agreement, including in certain circumstances when Ally forecloses on all assets of a dealer securing financing provided by Ally. These obligations exclude vehicles that have been damaged or altered, that are missing equipment or that have excessive mileage or an original invoice date that is more than one year prior to the repurchase date.

As of December 31, 2013, the maximum potential amount of future payments required to be made to Ally under this guarantee was approximately €167 million and was based on the aggregate repurchase value of eligible vehicles financed by Ally in Chrysler’s U.S. dealer stock. If vehicles are required to be repurchased under this arrangement, the total exposure would be reduced to the extent the vehicles can be resold to another

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

dealer. The fair value of the guarantee was less than €0.1 million at December 31, 2013, which considers both the likelihood that the triggering events will occur and the estimated payment that would be made net of the estimated value of inventory that would be reacquired upon the occurrence of such events. The estimates are based on historical experience.

On February 1, 2013, the Canadian automotive finance business of Ally was acquired by the Royal Bank of Canada (“RBC”). Dealers with financing through Ally were offered new lending agreements with RBC, as the Ally-financing arrangements did not transfer with the sale. As such, Chrysler Group no longer has an obligation to repurchase dealer inventory in Canada that was acquired prior to February 1, 2013 and was financed by Ally.

Other Repurchase Obligations

In accordance with the terms of other wholesale financing arrangements in Mexico, Chrysler is required to repurchase dealer inventory financed under these arrangements, upon certain triggering events and with certain exceptions, including in the event of an actual or constructive termination of a dealer’s franchise agreement. These obligations exclude certain vehicles including, but not limited to, vehicles that have been damaged or altered, that are missing equipment or that have excessive mileage or an original invoice date that is more than one year prior to the repurchase date.

As of December 31, 2013, the maximum potential amount of future payments required to be made in accordance with these other wholesale financing arrangements was approximately €262 million and was based on the aggregate repurchase value of eligible vehicles financed through such arrangements in the respective dealer’s stock. If vehicles are required to be repurchased through such arrangements, the total exposure would be reduced to the extent the vehicles can be resold to another dealer. The fair value of the guarantee was less than €0.1 million at December 31, 2013, which considers both the likelihood that the triggering events will occur and the estimated payment that would be made net of the estimated value of inventory that would be reacquired upon the occurrence of such events. These estimates are based on historical experience.

Arrangements with Key Suppliers

From time to time, in the ordinary course of our business, the Group enters into various arrangements with key third party suppliers in order to establish strategic and technological advantages. A limited number of these arrangements contain unconditional purchase obligations to purchase a fixed or minimum quantity of goods and/or services with fixed and determinable price provisions. Future minimum purchase obligations under these arrangements as of December 31, 2013 were as follows:

(€ million)

2014	236
2015	183
2016	126
2017	62
2018	9
2019 and thereafter	22

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

Other commitments and important contractual rights

The Group has important commitments and rights deriving from outstanding agreements, summarized below.

Sevel

As part of the Sevel cooperation agreement with PSA, the Fiat group is party to a call agreement with PSA whereby, from July 1, 2017 to September 30, 2017, Fiat will have the right to acquire the residual interest in the Joint operation Sevel S.p.A. held by PSA, with effect from December 31, 2017.

Operating lease contracts

The Group has entered operating lease contracts for the right to use industrial buildings and equipment with an average term of 10-20 years and 3-5 years, respectively. At December 31, 2013, the total future minimum lease payments under non-cancellable lease contracts are as follows:

	At December 31,
	2013					2012
	Due within one year	Due between one and three years	Due between three and five years	Due beyond five years	Total	Due within one year	Due between one and three years	Due between three and five years	Due beyond five years	Total
	(€ million)
Future minimum lease payments under operating lease agreements	133	203	147	227	710	147	205	142	222	716

During 2013, the Group recognized for lease payments expenses of €199 million (€184 million in 2012).

Contingent liabilities

As a global group with a diverse business portfolio, the Group is exposed to numerous legal risks, particularly in the areas of product liability, competition and antitrust law, environmental risks and tax matters, dealer and supplier relationships and intellectual property rights. The outcome of any proceedings cannot be predicted with certainty. These proceedings seek recovery for damage to property, personal injuries and in some cases include a claim for exemplary or punitive damage. It is therefore possible that legal judgments could give rise to expenses that are not covered, or not fully covered, by insurers’ compensation payments and could affect the Group’s financial position and results.

At December 31, 2013, contingent liabilities estimated by the Group for which no provisions have been recognized since an outflow of resources is not considered to be probable and for which a reliable estimate can be made amount to approximately €100 million (approximately €100 million at December 31, 2012). Furthermore, contingent assets and expected reimbursement in connection with these contingent liabilities for approximately €12 million (€16 million at December 31, 2012) have been estimated but not recognized.

Instead, when it is probable that an outflow of resources embodying economic benefits will be required to settle obligations and this amount can be reliably estimated, the Group recognizes specific provisions for this purpose (see Note 26).

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

Furthermore, in connection with significant asset divestitures carried out in prior years, the Group provided indemnities to purchasers with the maximum amount of potential liability under these contracts generally capped at a percentage of the purchase price. These liabilities refer principally to potential liabilities arising from possible breaches of representations and warranties provided in the contracts and, in certain instances, environmental or tax matters, generally for a limited period of time. At December 31, 2013, potential obligations with respect to these indemnities were approximately €240 million (approximately €430 million at December 31, 2012). Against these obligations, at December 31, 2013 provisions of €62 million (€62 million December 31, 2012) have been made which are classified as Other provisions. The Group has provided certain other indemnifications that do not limit potential payment; it is not possible to estimate a maximum amount of potential future payments that could result from claims made under these indemnities.

(34)	Segment reporting

The segments, as defined at the beginning of these Notes (section – Segment reporting), reflect the components of the Group that are regularly reviewed by the Chief Executive Officer, who is the “chief operating decision maker”, for making strategic decisions, allocating resources and assessing performance.

Transactions among mass-market brand segments generally are presented on a “where-sold” basis, which reflects the profit/(loss) on the ultimate sale to the external customer within the segment. This presentation generally eliminates the effect of the legal entity transfer price within the segments. For the segments which also provide financial services activities, revenues and costs also include interest income and expense and other financial income and expense arising from those activities.

Revenues and EBIT of the other segments are those directly generated by or attributable to the segment as the result of its usual business activities and include revenues from transactions with third parties as well as those arising from transactions with segments, recognized at normal market prices. For the Luxury Brands segment which also provides financial services activities, revenues and costs include interest income and expense, and other financial income and expense arising from those activities.

Other activities include the results of the activities and businesses that are not operating segments under IFRS 8, the Unallocated items and adjustments include consolidation adjustments and eliminations in addition to financial income and expense and income taxes that are not attributable to the performance of the segments and are subject to separate assessment by the Chief Executive Officer.

EBIT is the measure used by the chief operating decision maker to assess performance of and allocate resources to our operating segments. Operating assets are not included in the data reviewed by the Chief Executive Officer, consequently, as permitted by IFRS 8, the related information is not provided.

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

Details of the Consolidated income statement by segment in 2013 and 2012 are as follows:

	Car Mass-Market brands
2013	NAFTA	LATAM	APAC	EMEA	Luxury Brands	Components	Other activities	Unallocated items & adjustments	FIAT Group
	(€ million)

Revenues	45,777	9,973	4,668	17,335	3,809	8,080	929	(3,947)	86,624
Revenues from transactions with other segments	(173)	(100)	(2)	(641)	(33)	(2,544)	(454)	3,947	-

Revenues from external customers	45,604	9,873	4,666	16,694	3,776	5,536	475	-	86,624

Profit/(loss) from investments	(1)	-	(46)	141	-	5	(13)	(2)	84
Unusual income/(expenses)*	71	(127)	(1)	(195)	(65)	(60)	(87)	(55)	(519)
EBIT	2,290	492	335	(506)	470	146	(167)	(58)	3,002
Net financial income/(expenses)									(1,987)
Profit before taxes									1,015
Tax (income)/expenses									(936)

Profit									1,951

* Comprises Gains and (losses) on the disposal of investments, Restructuring costs/(income) and other unusual income/(expenses)

	Car Mass-Market brands
2012	NAFTA	LATAM	APAC	EMEA	Luxury Brands	Components	Other activities	Unallocated items & adjustments	FIAT Group
	(€ million)

Revenues	43,521	11,062	3,173	17,717	2,898	8,030	979	(3,615)	83,765
Revenues from transactions with other segments	(27)	(89)	(2)	(544)	(11)	(2,489)	(453)	3,615	-

Revenues from external customers	43,494	10,973	3,171	17,173	2,887	5,541	526	-	83,765

Profit/(loss) from investments	-	-	(20)	157	-	2	(52)	-	87
Unusual income/(expenses)*	48	(31)	-	(194)	-	(11)	(12)	(44)	(244)
EBIT	2,491	1,025	274	(725)	392	165	(149)	(39)	3,434
Net financial income/(expenses)									(1,910)
Profit before taxes									1,524
Tax (income)/expenses									628

Profit									896

* Comprises Gains and (losses) on the disposal of investments, Restructuring costs/(income) and other unusual income/(expenses)

	Car Mass-Market brands
2011	NAFTA	LATAM	APAC	EMEA	Luxury Brands	Components	Other activities	Unallocated items & adjustments	FIAT Group
	(€ million)

Revenues	19,830	10,562	1,513	19,591	2,699	8,122	1,068	(3,826)	59,559
Revenues from transactions with other segments	(4)	(60)	(5)	(660)	(13)	(2,633)	(451)	3,826	-

Revenues from external customers	19,826	10,502	1,508	18,931	2,686	5,489	617	-	59,559

Profit/(loss) from investments	4	-	(25)	160	-	(15)	5	2	131
Unusual income/(expenses)*	(145)	(25)	-	(544)	6	(312)	(39)	2,003	944
EBIT	691	1,331	63	(941)	358	(110)	(108)	2,007	3,291
Net financial income/(expenses)									(1,359)
Profit before taxes									1,932
Tax (income)/expenses									534

Profit									1,398

* Comprises Gains and (losses) on the disposal of investments, Restructuring costs/(income) and other unusual income/(expenses)

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

Unallocated items, and in particular financial income/(expenses), are not attributed to the segments as they do not fall under the scope of their operational responsibilities and are therefore assessed separately. These items arise from the management of treasury assets and liabilities by the treasuries of Fiat and Chrysler, which work independently and separately within the Group.

Information about geographical area

	At December 31,
	2013	2012
	(€ million)
Non-current assets (excluding financial assets, deferred tax assets and post-employment benefits assets) in:
Italy	10,710	10,017
Rest of the world:
United States, Canada and Mexico	26,689	26,733
Brazil	2,955	2,306
Poland	1,277	1,455
Serbia	1,007	985
Other countries	1,848	2,022
Total Rest of the world	33,776	33,501

Total Non-current assets (excluding financial assets, deferred tax assets and post-employment benefits assets)	44,486	43,518

(35)	Qualitative and quantitative information on financial risks

The Group is exposed to the following financial risks connected with its operations:

•	credit risk, arising both from its normal commercial relations with final customers and dealers, and its financing activities;

•	liquidity risk, with particular reference to the availability of funds and access to the credit market and to financial instruments in general;

•	financial market risk (principally relating to exchange rates, interest rates and commodity prices), since the Group operates at an international level in different currencies and uses financial instruments which generate interests. The Group is also exposed to the risk of changes in the price of certain commodities and of certain listed shares.

These risks could significantly affect the Group’s financial position and results, and for this reason the Group systematically identifies, and monitors these risks, in order to detect potential negative effects in advance and take the necessary action to mitigate them, primarily through its operating and financing activities and if required, through the use of derivative financial instruments in accordance with established risk management policies.

Financial instruments held by the funds that manage pension plan assets are not included in this analysis (see Note 25).

The following section provides qualitative and quantitative disclosures on the effect that these risks may have upon the Group. The quantitative data reported in the following does not have any predictive value, in

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

particular the sensitivity analysis on finance market risks does not reflect the complexity of the market or the reaction which may result from any changes that are assumed to take place.

Credit risk

Credit risk is the risk of economic loss arising from the failure to collect a receivable. Credit risk encompasses the direct risk of default and the risk of a deterioration of the creditworthiness of the counterparty.

The Group’s credit risk differs in relation to the activities carried out. In particular, dealer financing and operating and financial lease activities that are carried out through the Group’s financial services companies are exposed both to the direct risk of default and the deterioration of the creditworthiness of the counterparty, while the sale of vehicles and spare parts is mostly exposed to the direct risk of default of the counterparty. These risks are however mitigated by the fact that collection exposure is spread across a large number of counterparties and customers.

Taken overall, however, the credit risk regarding the Group’s trade receivables and receivables from financing activities is concentrated in the European Union and Latin America markets for Fiat excluding Chrysler and in the North American market for Chrysler.

In order to test for impairment, significant receivables from corporate customers and receivables for which collectability is at risk are assessed individually, while receivables from end customers or small business customers are grouped into homogeneous risk categories. A receivable is considered impaired when there is objective evidence that the Group will be unable to collect all amounts due specified in the contractual terms. Objective evidence may be provided by the following factors: significant financial difficulties of the counterparty, the probability that the counterparty will be involved in an insolvency procedure or will default on its installment payments, the restructuring or renegotiation of open items with the counterparty, changes in the payment status of one or more debtors included in a specific risk category and other contractual breaches. The calculation of the amount of the impairment loss is based on the risk of default by the counterparty, which is determined by taking into account all the information available as to the customer’s solvency, the fair value of any guarantees received for the receivable and the Group’s historical experience.

The maximum credit risk to which the Group is theoretically exposed at December 31, 2013 is represented by the carrying amounts of financial assets in the financial statements and the nominal value of the guarantees provided on liabilities and commitments to third parties as discussed in Note 31.

Dealers and final customers for which the Group provides financing are subject to specific assessments of their creditworthiness under a detailed scoring system; in addition to carrying out this screening process, the Group also obtains financial and non-financial guarantees for risks arising from credit granted. These guarantees are further strengthened where possible by reserve of title clauses on financed vehicle sales to the sales network made by Group financial service companies and on vehicles assigned under finance and operating lease agreements.

Receivables for financing activities amounting to €3,671 million at December 31, 2013 (€3,720 million at December 31, 2012) contain balances totaling €21 million (€7 million at December 31, 2012), which have been written down on an individual basis. Of the remainder, balances totaling €72 million are past due by up to one month (€107 million at December 31, 2012), while balances totaling €23 million are past due by more than one month (€62 million at December 31, 2012). In the event of installment payments, even if only one installment is overdue, the whole amount of the receivable is classified as such.

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

Trade receivables and Other current receivables amounting to €4,425 million at December 31, 2013 (€4,624 million at December 31, 2012) contain balances totaling €19 million (€39 million at December 31, 2012) which have been written down on an individual basis. Of the remainder, balances totaling €243 million are past due by up to one month (€216 million at December 31, 2012), while balances totaling €376 million are past due by more than one month (€307 million at December 31, 2012).

Provided that Current securities and Cash and cash equivalents consist of balances spread across various primary national and international banking institutions and money market instruments that are measured at fair value, there was no exposure to sovereign debt securities at December 31, 2013 which might lead to significant repayment risk.

Liquidity risk

Liquidity risk arises if the Group is unable to obtain the funds needed to carry out its operations under economic conditions. Any actual or perceived limitations on the Group’s liquidity may affect the ability of counterparties to do business with the Group or may require additional amounts of cash and cash equivalents to be allocated as collateral for outstanding obligations.

The continuation of a difficult economic situation in the markets in which the Group operates and the uncertainties that characterize the financial markets, necessitate special attention to the management of liquidity risk. In that sense, measures taken to generate funds through operations and to maintain a conservative level of available liquidity are important factors for ensuring operational flexibility and addressing strategic challenges over the next few years.

The two main factors that determine the Group’s liquidity situation are on the one hand the funds generated by or used in operating and investing activities and on the other the debt lending period and its renewal features or the liquidity of the funds employed and market terms and conditions.

The Group has adopted a series of policies and procedures whose purpose is to optimize the management of funds and to reduce liquidity risk as follows:

•	centralizing the management of receipts and payments, where it may be economical in the context of the local civil, currency and fiscal regulations of the countries in which the Group is present;

•	maintaining a conservative level of available liquidity;

•	diversifying the means by which funds are obtained and maintaining a continuous and active presence in the capital markets;

•	obtaining adequate credit lines;

•	monitoring future liquidity on the basis of business planning.

From an operating point of view the Group manages liquidity risk by monitoring cash flows and keeping an adequate level of funds at its disposal. The operating cash flows, main funding operations and liquidity of the Fiat Group excluding Chrysler are centrally managed in the Group’s treasury companies with the aim of ensuring effective and efficient management of the Group’s funds. These companies obtain funds in the financial markets various funding sources.

Chrysler currently manages its liquidity independently. Intercompany financing from Chrysler to other Group entities is not restricted other than through the application of covenants requiring that transactions with

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

related parties be conducted at arm’s length terms or be approved by a majority of the “disinterested” members of the Board of Directors of Chrysler. In addition certain of Chrysler’s finance agreements restrict the distributions which it is permitted to make. Fiat has currently not pledged any guarantee, commitment or similar obligation in relation to any of Chrysler’s financial obligations, nor has it assumed any kind of obligation or commitment to fund Chrysler. However, certain bonds issued by Fiat include covenants which may be affected by circumstances related to Chrysler, in particular in relation to cross-default clauses which may accelerate the repayments in the event that Chrysler fails to pay certain of its debt obligations.

Details of the repayment structure of the Group’s financial assets and liabilities are provided in Note 18 - Current Receivables and Other current assets and in Note 27 - Debt. Details of the repayment structure of derivative financial instruments are provided in Note 20.

The Group believes that the funds currently available to the treasuries of Fiat and Chrysler, in addition to those that will be generated from operating and financing activities, will enable the Fiat Group to satisfy the requirements of its investing activities and working capital needs, fulfill its obligations to repay its debt at the natural due dates and ensure an appropriate level of operating and strategic flexibility.

Financial market risks

Due to the nature of our business, the Group is exposed to a variety of market risks, including foreign currency exchange rate risk, commodity price risk and interest rate risk.

The Group’s exposure to foreign currency risk arises both in connection with the geographical distribution of the Group’s industrial activities compared to the markets in which it sells its products, and in relation to the use of external borrowing denominated in foreign currencies.

The Group’s exposure to interest rate risk arises from the need to fund industrial and financial operating activities and the necessity to deploy surplus funds. Changes in market interest rates may have the effect of either increasing or decreasing the Group’s net profit/(loss), thereby indirectly affecting the costs and returns of financing and investing transactions.

The Group’s exposure to commodity price risk arises from the risk of changes occurring in the price of certain raw materials and energy used in production. Changes in the price of raw materials could have a significant effect on the Group’s results by indirectly affecting costs and product margins.

These risks could significantly affect the Group’s financial position and results, and for this reason these risks are systematically identified and monitored, in order to detect potential negative effects in advance and take the necessary actions to mitigate them, primarily through its operating and financing activities and if required, through the use of derivative financial instruments in accordance with its established risk management policies.

The Group’s policy permits derivatives to be used only for managing the exposure to fluctuations in foreign currency exchange rates and interest rates as well as commodities prices connected with future cash flows and assets and liabilities, and not for speculative purposes.

The Group utilizes derivative financial instruments designated as fair value hedges, mainly to hedge:

•	the foreign currency exchange rate risk on financial instruments denominated in foreign currency;

•	the interest rate risk on fixed rate loans and borrowings.

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

The instruments used for these hedges are mainly currency forward contracts, interest rate swaps and combined interest rate and currency financial instruments.

The Group uses derivative financial instruments as cash flow hedges for the purpose of pre-determining:

•	the exchange rate at which forecasted transactions denominated in foreign currencies will be accounted for;

•	the interest paid on borrowings, both to match the fixed interest received on loans (customer financing activity), and to achieve a targeted mix of floating versus fixed rate funding structured loans;

•	the price of certain commodities.

The foreign currency exchange rate exposure on forecasted commercial flows is hedged by foreign currency swaps and forward contracts. Interest rate exposures are usually hedged by interest rate swaps and, in limited cases, by forward rate agreements. Exposure to changes in the price of commodities is generally hedged by using commodity swaps and commodity options.

Counterparties to these agreements are major financial institutions.

Information on the fair value of derivative financial instruments held at the balance sheet date is provided in Note 20.

The following section provides qualitative and quantitative disclosures on the effect that these risks may have. The quantitative data reported below does not have any predictive value, in particular the sensitivity analysis on financial market risks does not reflect the complexity of the market or the reaction which may result from any changes that are assumed to take place.

Financial instruments held by the funds that manage pension plan assets are not included in this analysis.

Quantitative information on foreign currency exchange rate risk

The Group is exposed to risk resulting from changes in exchange rates, which can affect its earnings and equity. In particular:

•	where a Group company incurs costs in a currency different from that of its revenues, any change in exchange rates can affect the operating results of that company. In 2013, the total trade flows exposed to foreign currency exchange rate risk amounted to the equivalent of 13 percent of the Group’s turnover.

•	the principal exchange rates to which the Group is exposed are the following:

¡	U.S. Dollar/CAD, relating to sales in Canadian Dollars made by Chrysler in Canada;

¡	EUR/U.S. Dollar, relating to sales in US Dollars made by Italian companies (in particular, companies belonging to the Luxury Brands segment) and to sales and purchases in Euro made by Chrysler;

¡	GBP, AUD, MXN, CHF, CNY, ARS and VEF in relation to sales in the UK, Australian, Mexican, Swiss, Chinese, Argentinean and Venezuelan markets;

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

¡	PLN and TRY, relating to manufacturing costs incurred in Poland and Turkey;

¡	JPY mainly in relation to purchase of parts from Japanese suppliers and sales of vehicles in Japan;

¡	U.S. Dollar/BRL, EUR/BRL, relating to Brazilian manufacturing operations and the related import and export flows.

•	Overall trade flows exposed to changes in these exchange rates in 2013 made up approximately 90 percent of the exposure to currency risk from trade transactions.

•	The Group’s policy is to use derivative financial instruments to hedge a percentage, on average between 55 percent and 85 percent of certain exposures subject to foreign currency exchange rate risk exposure for the upcoming 12 months (including such risk before or beyond that date where it is deemed appropriate in relation to the characteristics of the business) and to hedge completely the exposure resulting from firm commitments unless not deemed appropriate.

•	Group companies may have trade receivables or payables denominated in a currency different from the functional currency of the company. In addition, in a limited number of cases, it may be convenient from an economic point of view, or it may be required under local market conditions, for companies to obtain financing or use funds in a currency different from the functional currency of the respective company. Changes in exchange rates may result in exchange gains or losses arising from these situations. The Group’s policy is to hedge fully, whenever deemed appropriate, the exposure resulting from receivables, payables and securities denominated in foreign currencies different from the company’s functional currency.

•	Certain of the Group’s subsidiaries are located in countries which are outside of the Eurozone, in particular the U.S., Brazil, Canada, Poland, Serbia, Turkey, Mexico, Argentina, the Czech Republic, India, China and South Africa. As the Group’s reference currency is the Euro, the income statements of those entities are converted into Euros using the average exchange rate for the period, and while revenues and margins are unchanged in local currency, changes in exchange rates may lead to effects on the converted balances of revenues, costs and the result in Euro.

The monetary assets and liabilities of consolidated companies who have a reporting currency other than the Euro, are translated into Euro at the period-end foreign exchange rate. The effects of these changes in foreign exchange rates are recognized directly in the Cumulative Translation Adjustments reserve, included in other comprehensive income/(losses) (see Note 23).

The Group monitors its principal exposure to conversion exchange risk, although there was no specific hedging in this respect at the balance sheet date.

There have been no substantial changes in 2013 in the nature or structure of exposure to foreign currency exchange rate risk or in the Group’s hedging policies.

The potential loss in fair value of derivative financial instruments held for currency risk management (currency swaps/forwards, currency options, cross-currency interest rate and currency swaps) at December 31, 2013 resulting from a hypothetical, 10 percent decrease in the exchange rates of the leading foreign currencies with the Euro would have been approximately €745 million (€690 million at December 31, 2012).

Receivables, payables and future trade flows whose hedging transactions have been analyzed were not considered in this analysis. It is reasonable to assume that changes in exchange rates will produce the opposite effect, of an equal or greater amount, on the underlying transactions that have been hedged.

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

Quantitative information on interest rate risk

The manufacturing companies and treasuries of the Group make use of external borrowings and invest in monetary and financial market instruments. In addition, Group companies sell receivables resulting from their trading activities on a continuing basis. Changes in market interest rates can affect the cost of the various forms of financing, including the sale of receivables, or the return on investments, and the employment of funds, this negatively impacting the net financial expenses incurred by the Group.

In addition, the financial services companies provide loans (mainly to customers and dealers), financing themselves using various forms of direct debt or asset-backed financing (e.g. factoring of receivables). Where the characteristics of the variability of the interest rate applied to loans granted differ from those of the variability of the cost of the financing obtained, changes in the current level of interest rates can affect the Operating result of those companies and the Group as a whole.

In order to manage these risks, the Group uses interest rate derivative financial instruments, mainly interest rate swaps and forward rate agreements, when available in the market, with the object of mitigating, under economically acceptable conditions, the potential variability of interest rates on net profit/(loss).

In assessing the potential impact of changes in interest rates, the Group segregates fixed rate financial instruments (for which the impact is assessed in terms of fair value) from floating rate financial instruments (for which the impact is assessed in terms of cash flows).

The fixed rate financial instruments used by the Group consist principally of part of the portfolio of the financial services companies (basically customer financing and financial leases) and part of debt (including subsidized loans and bonds).

The potential loss in fair value of fixed rate financial instruments (including the effect of interest rate derivative financial instruments) held at December 31, 2013, resulting from a hypothetical 10 percent increase in market interest rates, would have been approximately €110 million (approximately €100 million at December 31, 2012).

Floating rate financial instruments consist principally of cash and cash equivalents, loans provided by the financial services companies to the sales network and part of debt. The effect of the sale of receivables is also considered in the sensitivity analysis as well as the effect of hedging derivative instruments.

A hypothetical of 10 percent increase in short-term interest rates at December 31, 2013, applied to floating rate financial assets and liabilities, operations for the sale of receivables and derivative financial instruments, would have resulted in increased net financial expenses before taxes, on an annual basis, of approximately €13 million (€10 million at December 31, 2012).

This analysis is based on the assumption that there is a general and instantaneous change of 10 percent in interest rates across homogeneous categories. A homogeneous category is defined on the basis of the currency in which the financial assets and liabilities are denominated. In addition, the sensitivity analysis applied to floating rate financial instruments assumes that cash and cash equivalents and other short-term financial assets and liabilities which expire during the projected 12 month period will be renewed or reinvested in similar instruments, bearing the hypothetical short-term interest rates.

Quantitative information on commodity price risk

The Group has entered into derivative contracts for certain commodities to hedge its exposure to commodity price risk associated with buying raw materials and energy used in its normal operations.

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

In connection with the commodity price derivative contracts outstanding at December 31, 2013, a hypothetical 10 percent increase in the price of the commodities at that date would have caused a fair value loss of €45 million (€51 million at December 31, 2012). Future trade flows whose hedging transactions have been analyzed were not considered in this analysis. It is reasonable to assume that changes in commodity prices will produce the opposite effect, of an equal or greater amount, on the underlying transactions that have been hedged.

(36)	Subsequent events

Acquisition of the Remaining Equity Interest in Chrysler

On January 1, 2014 the Company announced an agreement with the VEBA Trust, under which its wholly owned subsidiary, FNA would acquire the remaining approximately 41.5 percent ownership interest in Chrysler held by the VEBA Trust. The transaction closed on January 21, 2014. The consideration for the acquisition consisted of:

•	a special distribution paid by Chrysler to its members on January 21, 2014 of U.S.$1.9 billion, or €1.4 billion, (FNA’s portion of the special distribution was assigned to the VEBA Trust as part of the purchase consideration); and

•	a cash payment by FNA to the VEBA Trust of U.S.$1.75 billion, or €1.3 billion.

The distribution from Chrysler was funded from Chrysler’s available cash on hand. The payment by FNA was funded by Fiat’s available cash on hand.

Agreement with the UAW

On January 21, 2014, Chrysler and the UAW entered into a memorandum of understanding, or MOU, to supplement Chrysler’s existing collective bargaining agreement, in which the UAW made commitments to continue to support Chrysler’s industrial operations, continued roll-out of our WCM programs and actively assist in the achievement of Chrysler’s long-term business plan. In consideration of these commitments, Chrysler agreed to make payments to the VEBA Trust totaling U.S.$700 million (€518 million at the transaction date) to be paid in four equal annual installments. The initial payment of U.S.$175 million (€129 million at the transaction date) was made on January 21, 2014 and additional payments will be payable on each of the next three anniversaries of the initial payment.

Proposed Corporate Reorganization

On January 29, 2014, the Board of Directors of Fiat S.p.A. approved a proposed corporate reorganization resulting in the formation of FCA. Following Fiat’s acquisition of the minority equity interest in Chrysler, previously held by the VEBA Trust, the Fiat Board of Directors reviewed options for the most appropriate governance and corporate structure. In order to establish a true peer to the major global automotive groups, in both scale and capital market appeal, the Board decided to establish Fiat Chrysler Automobiles N.V., organized in the Netherlands, as the parent company of the Group. Under the proposal approved by the Fiat S.p.A. Board of Directors, Fiat S.p.A. shareholders will receive one FCA common share for each Fiat S.p.A. share held and the FCA common shares will be listed on the New York Stock Exchange (NYSE) with an additional listing on the Mercato Telematico Azionario (MTA) in Milan. It is intended that FCA will be resident for tax purposes in the United Kingdom, but this is not expected to affect the taxes payable by Group companies in the jurisdictions where their activities are carried out.

FIAT S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012

Chrysler New Debt Issuances and Prepayment of VEBA Trust Note

Following the acquisition of the VEBA Trust’s equity interests in Chrysler, Chrysler prepaid all amounts outstanding, including accrued and unpaid interest, of approximately U.S.$5.0 billion (€3.6 billion) under the VEBA Trust Note on February 7, 2014. Such prepayment was financed by Chrysler as follows:

•	New Senior Credit Facilities – a U.S.$250 million (€181 million) incremental term loan under Chrysler’s existing U.S.$3.0 billion tranche B term loan maturing May 24, 2017 facility that matures on May 24, 2017 and a new U.S.$1.75 billion (€1.3 billion) term loan credit facility (the “Term Loan Credit Facility”) that matures on December 31, 2018;

•	Secured Senior Note due 2019 – issuance of an additional U.S.$1.375 billion (€1.0 billion) aggregate principal amount of 8 percent secured senior notes due June 15, 2019, at an issue price of 108.25 percent of the aggregate principal amount; and

•	Secured Senior Notes due 2021 – issuance of an additional U.S.$1.38 billion (€1.0 billion) aggregate principal amount of 8.25 percent secured senior notes due June 15, 2021 at an issue price of 110.50 percent of the aggregate principal amount.

The outstanding principal amount of the Term Loan Credit Facility is payable in equal quarterly installments of approximately U.S.$4.4 million (€3.2 million), commencing June 30, 2014, with the remaining balance due at maturity. All loans outstanding under the Term Loan Credit Facility bear interest, at Chrysler’s option, either at a base rate plus 1.50 percent per annum or at LIBOR plus 2.50 percent per annum, subject to a base rate floor of 1.75 percent per annum and a LIBOR floor of 0.75 percent per annum, respectively. Interest is accrued based on LIBOR and the stated rate as of February 7, 2014 was 3.25 percent.

The new notes were issued as additional Secured Senior Notes and have the same terms and conditions and will be fully fungible with the existing Secured Senior Notes following completion of an exchange offer launched in April 2014.

Fiat New Debt Issuances

On March 21, 2014 Fiat Finance and Trade Ltd S.A. issued €1 billion of notes under the GMTN Program. The notes, issued at an issue price of 100 percent of the principal amount, bear fixed rate of interest of 4.75 percent and mature in March 2021. The proceeds will be used for general corporate purposes. The notes have been admitted to listing on the Irish Stock Exchange.

Venezuela

Based on recent developments related to the foreign exchange process in Venezuela, we have changed the exchange rate used to remeasure our Venezuelan subsidiary’s financial statements in U.S. dollars. As of March 31, 2014 we have begun to use the SICAD I rate of 10.7 Venezuelan Bolivar, or VEF, to U.S. dollars as determined by the periodic auctions for U.S. dollars under SICAD I. Previously we utilized the official exchange rate of 6.30 VEF to U.S. dollars. In late March 2014, the Venezuelan government introduced an additional auction-based foreign exchange system, referred to as the SICAD II rate. The SICAD II rate has ranged from 49 to 51.9 VEF to U.S. dollars in the period since its introduction until June 30, 2014. The SICAD II rate is expected to be used primarily for imports and has been limited to amounts of VEF that can be exchanged into other currencies, such as the U.S. dollar. As a result of the recent exchange agreement between the Central Bank of Venezuela and the Venezuelan government and the limitations of the SICAD II rate, the Group believes any future remittances of dividends would be transacted at the SICAD I rate. As a result, the Group determined that the SICAD I rate, and not the SICAD II rate, is the most appropriate rate to use.

APPENDIX A – MERGER PLAN

PROGETTO COMUNE DI FUSIONE TRANSFRONTALIERA	COMMON CROSS-BORDER MERGER TERMS
PREDISPOSTO DAL CONSIGLIO DI AMMINISTRAZIONE DI:	DRAWN UP BY THE BOARDS OF DIRECTORS OF:

(1)

FIAT INVESTMENTS N.V., una società per azioni (naamloze vennootschap) costituita ai sensi del diritto olandese, con sede legale in Amsterdam (Olanda) e indirizzo della sede operativa principale in 240 Bath Road, SL1 4DX, Slough, Regno Unito, numero di iscrizione presso la Camera di Commercio di Amsterdam (Kamer van Koophandel): 60372958, società che assumerà, a seguito dell’efficacia della Fusione (come infra definita) la denominazione di “Fiat Chrysler Automobiles N.V.” (FCA); e

(1)

FIAT INVESTMENTS N.V., a company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands, and its principal executive offices at 240 Bath Road, SL1 4DX, Slough, United Kingdom, registered with the trade register of the Amsterdam Chamber of Commerce (Kamer van Koophandel) under number: 60372958, which company will, upon effectiveness of the Merger (as defined below) be renamed “Fiat Chrysler Automobiles N.V.” (FCA); and

(2)

FIAT S.P.A., una società per azioni di diritto italiano, con sede legale in Via Nizza 250, 10126 - Torino (Italia), numero di iscrizione presso il Registro delle Imprese di Torino: 00469580013 (FIAT),

(2)

FIAT S.P.A., a public joint stock company (Società per Azioni) organised under the laws of the Republic of Italy, having its registered official seat at Via Nizza 250, 10126, Turin, Italy, registered with the Companies’ Register of Turin (Registro delle Imprese) under number: 00469580013 (FIAT),

FCA e FIAT sono di seguito congiuntamente definite come: le Società.	FCA and FIAT are hereinafter jointly also referred to as: the Companies.
Considerato che:	Considering that:

(A)       Il presente Progetto Comune di Fusione Transfrontaliera è stato predisposto dai consigli di amministrazione delle Società (i Consigli di Amministrazione) al fine di dare esecuzione ad una fusione transfrontaliera ai sensi delle previsioni della Direttiva Europea 2005/56/CE del Parlamento Europeo e del Consiglio del 26 ottobre 2005 sulle fusioni transfrontaliere di società di capitali, attuata in Olanda secondo quanto previsto dal Titolo 2.7 del Codice Civile Olandese (il Codice Olandese) e in Italia secondo quanto previsto dal Decreto Legislativo n. 108 del 30 maggio 2008 (il Decreto Legislativo 108).

(A)       These Common Cross-Border Merger Terms have been prepared by the boards of directors of the Companies (the Boards) in order to establish a cross-border legal merger within the meaning of the provisions of EU Directive 2005/56/EC of the European Parliament and Council of October 26, 2005 on cross-border mergers of limited liability companies, implemented for Dutch law purposes under Title 2.7 of the Dutch Civil Code (the DCC) and for Italian law purposes by Italian Legislative Decree no. 108 of May 30, 2008 (the Legislative Decree 108).

In esecuzione della fusione transfrontaliera qui descritta, FIAT sarà fusa in FCA, società il cui capitale è interamente e direttamente detenuto da FIAT che subentrerà in tutte le attività ed assumerà tutte le passività nonché gli altri rapporti giuridici di FIAT a titolo di successione universale (verkrijging onder algemene titel) (la Fusione).

By virtue of the cross-border legal merger described herein, FIAT will be merged into FCA, a wholly-owned direct subsidiary of FIAT, which will succeed to all assets and assume all liabilities and other legal relationships of FIAT under universal title of succession (verkrijging onder algemene titel) (the Merger).

Come descritto in maggior dettaglio nelle relazioni illustrative predisposte rispettivamente dal Consiglio di Amministrazione di FIAT e dal Consiglio di Amministrazione di FCA in relazione al presente Progetto Comune di Fusione Transfrontaliera riportate rispettivamente quali Allegato 1 e Allegato 2, scopo principale della Fusione è di meglio riflettere la crescente dimensione globale del business operato dal gruppo, valorizzare la sua capacità attrattiva nei confronti degli investitori internazionali e rendere maggiormente agevole la quotazione delle azioni ordinarie FCA sul New York Stock Exchange (NYSE), a seguito dell’acquisizione da parte di FIAT, attraverso una società controllata, di una partecipazione totalitaria nel capitale sociale di Chrysler Group LLC recentemente perfezionata.

As further explained in the reports prepared by the Board of FIAT and by the Board of FCA, respectively, in connection with these Common Cross-Border Merger Terms (attached as Schedule 1 and Schedule 2, respectively), the main purpose of the Merger is to better reflect the increasingly global nature of the group’s business, enhance its appeal to international investors and facilitate the listing of FCA common shares on the New York Stock Exchange (NYSE), taking into account the recently completed acquisition by FIAT, through a subsidiary, of 100% ownership interest in Chrysler Group LLC.

(B)       Le azioni ordinarie FIAT sono attualmente quotate sul Mercato Telematico Azionario organizzato e gestito da Borsa Italiana S.p.A. (Mercato Telematico Azionario), nonché su Euronext Parigi e sulla borsa di Francoforte. Nel contesto della Fusione, le azioni ordinarie FCA (le Azioni Ordinarie FCA) saranno ammesse a quotazione sul NYSE e si prevede siano anche ammesse a quotazione sul Mercato Telematico Azionario, così da incrementare la domanda degli investitori e la liquidità del titolo. I volumi di negoziazione delle azioni ordinarie FIAT su Euronext Parigi e sulla borsa di Francoforte sono stati storicamente irrilevanti e, pertanto, non si prevede che le Azioni Ordinarie FCA siano quotate su tali mercati borsistici a seguito della Fusione. Il perfezionamento della Fusione sarà subordinato, inter alia, all’ammissione a quotazione delle Azioni Ordinarie FCA sul NYSE, nonché ad un esborso di complessivi massimi Euro 500 milioni in relazione all’ammontare in denaro eventualmente da pagarsi (a) ai sensi dell’Articolo 2437-quater del codice civile italiano (il Codice Civile) agli azionisti di FIAT che abbiano esercitato il diritto di recesso in

(B)       FIAT ordinary shares are currently listed on the Mercato Telematico Azionario organized and managed by Borsa Italiana S.p.A. (Mercato Telematico Azionario), as well as Euronext Paris and Frankfurt stock exchange. In connection with the Merger, FCA common shares (the FCA Common Shares) will be listed on the NYSE and they are expected to be listed on the Mercato Telematico Azionario which is expected to enhance investors’ demand and trading liquidity. The volume of trading of FIAT ordinary shares on Euronext Paris and Frankfurt stock exchange has historically been minimal and, therefore, it is not expected that FCA Common Shares will be listed on those stock exchanges following the Merger. Completion of the Merger will be subject to, inter alia, approval for listing of the FCA Common Shares on the NYSE and to a cap equal to maximum Euro 500 million in the aggregate in connection with the amount of cash, if any, to be paid (a) under Article 2437-quater of the Italian Civil Code (the ICC), to FIAT shareholders exercising cash exit rights, and/or (b) to creditors exercising any creditor opposition rights. To this end, FCA: (i) will file relazione alla Fusione e/o (b) ai creditori che abbiano proposto opposizione alla Fusione ai sensi di legge. A tal fine, FCA: (i) depositerà presso la United States Securities and Exchange Commission (la SEC) un documento di registrazione sulla base del modello F-4 (congiuntamente a tutte le relative modifiche, il Documento di Registrazione), ai fini della registrazione, in base all’US Securities Act del 1933, come modificato, e alle relative norme e regolamenti di implementazione (il Securities Act), delle Azioni Ordinarie FCA e delle azioni FCA a voto speciale, e (ii) depositerà presso il NYSE una domanda per la quotazione delle Azioni Ordinarie FCA.

with the United States Securities and Exchange Commission (the SEC) a registration statement on Form F-4 (together with all amendments thereto, the Registration Statement), in connection with the registration under the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the Securities Act) of FCA Common Shares and FCA special voting shares, and (ii) will file with the NYSE a listing application for the listing of FCA Common Shares.

La documentazione richiesta ai fini dell’ammissione a quotazione delle Azioni Ordinarie FCA sul Mercato Telematico Azionario sarà predisposta e depositata presso le autorità competenti.	The listing documentation required for the purposes of the listing of FCA Common Shares on the Mercato Telematico Azionario will be prepared and submitted to the relevant authorities.

Per effetto e in occasione della Fusione, gli azionisti di FIAT riceveranno, sulla base del Rapporto di Cambio come indicato nel successivo Paragrafo 8.1, Azioni Ordinarie FCA, nonché, nella misura in cui gli azionisti FIAT siano legittimati e ne facciano richiesta, azioni a voto speciale, come descritto nel successivo Paragrafo 6.3. Non sono previsti pagamenti, né in denaro né di altro tipo, da effettuarsi ad opera di FCA in favore degli azionisti di FIAT in relazione alla Fusione (fatto salvo il caso di legittimo esercizio del diritto di recesso, come indicato al successivo Paragrafo 15, e fermo restando il limite di cui al successivo Paragrafo 17.1 (iii)).

As a result of and in connection with the Merger, FIAT shareholders will receive, on the basis of the Exchange Ratio specified under Section 8.1 below, FCA Common Shares and special voting shares, to the extent FIAT shareholders are eligible to, and elect to, receive these special voting shares, as described under Section 6.3 below. No consideration, either in cash or otherwise, will be paid by FCA to the shareholders of FIAT in connection with the Merger (except with respect to the valid exercise of cash exit rights, as described under Section 15 below and subject to the limitation specified under Section 17.1 (iii)).

(C)       Il presente Progetto Comune di Fusione Transfrontaliera sarà pubblicato ai sensi delle applicabili disposizioni legislative e regolamentari. Il presente Progetto Comune di Fusione Transfrontaliera sarà, inoltre, messo a disposizione sul sito internet di FIAT (www.fiatspa.com), nonché presso la sede di FIAT e gli uffici di FCA al fine di consentire a tutti gli aventi diritto di prenderne visione.

(C)       These Common Cross-Border Merger Terms will be published in accordance with the applicable laws and regulations. These Common Cross-Border Merger Terms will also be made available on the corporate website of FIAT (www.fiatspa.com), as well as, for inspection, at the registered seat of FIAT and FCA’s offices by whomever is entitled to by applicable law.

Alla luce della nazionalità delle Società, delle disposizioni di cui al Titolo 2.7 del Codice Olandese e di cui al Decreto Legislativo 108, nonché della prospettata quotazione delle Azioni Ordinarie FCA sul

In consideration of the nationality of the Companies, the relevant provisions of Title 2.7 of the DCC, the Legislative Decree 108 and the intended listing of the FCA Common Shares on the NYSE and

NYSE e successivamente sul Mercato Telematico Azionario, il presente Progetto Comune di Fusione Transfrontaliera è stato predisposto in italiano e inglese.	subsequently on the Mercato Telematico Azionario, these Common Cross-Border Merger Terms have been prepared in Italian and English.

Ai sensi del diritto italiano, il presente Progetto Comune di Fusione Transfrontaliera deve essere sottoscritto e depositato in lingua italiana.

In caso di difformità della versione italiana rispetto alla versione inglese, il testo in lingua italiana avrà prevalenza.

Italian law provides that these Common Cross-Border Merger Terms must be executed and filed in Italian.

In the event of any discrepancies between the Italian version and the English version, the text in the Italian language shall prevail.

Le informazioni che devono essere fornite ai sensi della Sezione 2:312, comma 2, 2:326 e 2:333d del Codice Olandese, nonché dell’Articolo 2501-ter del Codice Civile e dell’Articolo 6 del Decreto Legislativo 108 sono le seguenti.

The information which has to be made available pursuant to Sections 2:312, paragraph 2, 2:326 and 2:333d of the DCC, Article 2501-ter of the ICC and Article 6 of the Legislative Decree 108 is the following.

1. FORMA GIURIDICA, NOME E SEDE DELLE SOCIETÀ	1. LEGAL FORM, NAME AND SEAT OF THE COMPANIES

1.1 La società incorporante: FIAT INVESTMENTS N.V.	1.1 The surviving company: FIAT INVESTMENTS N.V.

– società per azioni (naamloze vennootschap) costituita ai sensi del diritto olandese;	– limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands;

– sede legale in Amsterdam, Olanda;	– official seat in Amsterdam, the Netherlands;

– indirizzo della sede operativa principale in 240 Bath Road, SL1 4DX, Slough, Regno Unito;	– principal executive offices at 240 Bath Road, SL1 4DX, Slough, United Kingdom;

– capitale sociale emesso: Euro 350.000,00, interamente sottoscritto e versato, suddiviso in n. 35.000.000 di azioni ordinarie, con valore nominale pari a Euro 0,01 ciascuna;	– issued share capital: Euro 350,000.00, fully paid-in, divided into no. 35,000,000 common shares, having a nominal value of Euro 0.01 each;

– capitale sociale autorizzato di Euro 1.000.000,00;	– authorized share capital of Euro 1,000,000.00;

– nessuna azione di FCA è stata concessa in pegno o usufrutto;	– no shares in the share capital of FCA have been pledged or encumbered with a right of usufruct;

– nessun certificato di deposito (depository receipt) delle azioni di FCA è stato emesso con la cooperazione di FCA;	– no depository receipts of shares in the share capital of FCA have been issued with the co-operation of FCA;

– numero di iscrizione alla Camera di Commercio di Amsterdam (Kamer van Koophandel): 60372958.	– registration number with the Amsterdam Chamber of Commerce (Kamer van Koophandel): 60372958.

A seguito dell’efficacia della Fusione, Fiat Investments N.V. assumerà la denominazione di “Fiat Chrysler Automobiles N.V.” (FCA). In virtù dell’efficacia della Fusione, FCA, quale società incorporante, manterrà la propria attuale forma giuridica e la propria attuale sede legale e continuerà, pertanto, ad essere una società retta dal diritto olandese.

Lo statuto di FCA in vigore alla data del presente Progetto Comune di Fusione Transfrontaliera è riportato quale Allegato 3 al presente Progetto Comune di Fusione Transfrontaliera.

A seguito del perfezionamento della Fusione, lo statuto di FCA, che include la nuova denominazione sociale di FCA, “Fiat Chrysler Automobiles N.V.”, sarà conforme alla versione proposta dello statuto riportata quale Allegato 4 al presente Progetto Comune di Fusione Transfrontaliera.

Upon effectiveness of the Merger, Fiat Investments N.V. will be renamed “Fiat Chrysler Automobiles N.V.” (FCA). As a result of the Merger becoming effective, FCA will be the surviving company and will maintain its current legal form and official seat and will therefore be subject to the laws of the Netherlands.

The articles of association of FCA in force as of the date of these Common Cross-Border Merger Terms are attached hereto as Schedule 3.

Upon completion of the Merger, FCA’s articles of association, which include the new corporate name to be adopted by FCA, “Fiat Chrysler Automobiles N.V.”, will be in the form of the proposed articles of association attached hereto as Schedule 4.

1.2 La società incorporanda: FIAT S.P.A.	1.2 The disappearing company: FIAT S.P.A.

– società per azioni di diritto italiano;	– Joint stock company (Società per Azioni) organized under the laws of the Republic of Italy;

– sede legale in Via Nizza 250, 10126, Torino, (Italia);	– registered office in Via Nizza 250, 10126 Turin, Italy;

– capitale sociale: Euro 4.478.046.214,84, interamente sottoscritto e versato;	– share capital: Euro 4,478,046,214.84, fully paid-in;

– n. 1.250.850.898 azioni ordinarie, con valore nominale pari a Euro 3,58 ciascuna, e quotate sul Mercato Telematico Azionario, nonché su Euronext Parigi e sulla borsa di Francoforte; e	– no. 1,250,850,898 ordinary shares, having a nominal value of Euro 3.58 each, and listed on the Mercato Telematico Azionario, as well as on Euronext Paris and Frankfurt stock exchange; and

– partita IVA, codice fiscale e numero di iscrizione al Registro delle Imprese di Torino: 00469580013.	– VAT code, tax code and registration number with the Companies’ Register of Turin: 00469580013.

2. STATUTO SOCIALE DI FCA	2. ARTICLES OF ASSOCIATION OF FCA

2.1 Lo statuto sociale di FCA è stato adottato al momento della costituzione di FCA con atto notarile eseguito dinanzi al supplente del	2.1 The articles of association of FCA have been established by deed of incorporation of FCA executed before a substitute of Guido Marcel notaio Guido Marcel Portier, operante in Amsterdam (Olanda), in data 1° aprile 2014 (la Data di Costituzione di FCA). Una copia dello statuto sociale di FCA attualmente in vigore è allegata al presente Progetto Comune di Fusione Transfrontaliera quale Allegato 3.

Portier, civil law notary, officiating in Amsterdam, the Netherlands, on April 1, 2014 (the FCA Incorporation Date). A copy of the current articles of association of FCA is attached to these Common Cross-Border Merger Terms as Schedule 3.

2.2         Nel contesto dell’efficacia della Fusione, lo statuto sociale di FCA sarà conforme alla versione proposta di statuto sociale allegata al presente Progetto Comune di Fusione Transfrontaliera quale Allegato 4.

2.2 Upon the Merger becoming effective, FCA’s articles of association will be in the form of the proposed articles of association attached to these Common Cross-Border Merger Terms as Schedule 4.

3. CONSIGLIO DI AMMINISTRAZIONE DI FCA	3. BOARD OF DIRECTORS OF FCA

3.1         Alla data del presente Progetto Comune di Fusione Transfrontaliera, il Consiglio di Amministrazione di FCA è composto dai seguenti membri:

  (i)     Sergio Marchionne;

 (ii)     Richard Keith Palmer; e

(iii)     Derek James Neilson.

3.1         As of the date of these Common Cross-Border Merger Terms, the Board of FCA is composed of the following individuals:

  (i)     Sergio Marchionne;

 (ii)     Richard Keith Palmer; and

(iii)     Derek James Neilson.

3.2 Un nuovo consiglio di amministrazione di FCA sarà nominato dall’assemblea degli azionisti di FCA antecedentemente al perfezionamento della Fusione.	3.2 A new board of directors of FCA will be appointed by the meeting of shareholders of FCA before completion of the Merger.

4.            VANTAGGI PARTICOLARI EVENTUALMENTE RISERVATI AGLI AMMINISTRATORI, AGLI ESPERTI CHE ESAMINANO IL PRESENTE PROGETTO COMUNE DI FUSIONE TRANSFRONTALIERA O AI SINDACI DELLE SOCIETÀ, IN OCCASIONE DELLA FUSIONE

4. BENEFITS, IF ANY, GRANTED TO BOARD MEMBERS, EXPERTS EXAMINING THESE COMMON CROSS-BORDER MERGER TERMS OR STATUTORY AUDITORS OF THE COMPANIES IN CONNECTION WITH THE MERGER

4.1         In relazione alla Fusione, non sarà attribuito alcun vantaggio particolare a favore dei membri dei Consigli di Amministrazione di FIAT e FCA o a favore di altri soggetti, salvo quelli spettanti a tali soggetti in qualità di azionisti di FIAT.

4.1         No specific benefits connected with the Merger shall be granted to members of any of the Boards of FIAT and FCA or to any other person upon the Merger other than in such person’s capacity as shareholders of FIAT.

4.2 Nessun vantaggio particolare è stato riservato, in relazione alla Fusione, a favore degli esperti nominati da FIAT e FCA.	4.2 No specific benefits connected with the Merger were established for the experts, appointed by FIAT and FCA.

4.3 In relazione alla Fusione, non sarà attribuito alcun vantaggio particolare a favore dei membri degli organi di controllo o dei sindaci di FIAT e FCA.	4.3 No specific benefits connected with the Merger were established for the statutory auditors or the members of any other control body of FIAT and FCA.
5. DATA DI EFFICACIA DELLA FUSIONE AI FINI LEGALI, FINANZIARI E CONTABILI	5. EFFECTIVE DATE OF THE MERGER: LEGAL AS WELL AS ACCOUNTING AND FINANCIAL DATE

5.1         Ai sensi dell’Articolo 15 del Decreto Legislativo 108 e della Sezione 2:318 del Codice Olandese e subordinatamente al soddisfacimento delle condizioni sospensive alla Fusione, come descritte al successivo Paragrafo 17, ovvero alla rinuncia all’avveramento delle condizioni sospensive (ove consentito dalla legge applicabile), la Fusione sarà perfezionata mediante la sottoscrizione dinanzi ad un notaio residente in Olanda dell’atto notarile di Fusione in conformità a quanto previsto dalla Sezione 2:318 del Codice Olandese (la Data del Closing).

La Fusione diverrà efficace nel giorno successivo alla Data del Closing (la Data di Efficacia della Fusione).

5.1         Pursuant to Article 15 of Legislative Decree 108 and Section 2:318 of the DCC and subject to the satisfaction of the conditions precedent to the Merger, as better described under Section 17 below, or (to the extent permitted by applicable law) waiver to the conditions precedent, the Merger shall be carried out in accordance with and pursuant to Section 2:318 of the DCC by means of execution before a civil law notary, residing in the Netherlands, of the notarial deed in respect of the Merger (the Closing Date).

The Merger will become effective on the day following the Closing Date (the Merger Effective Date).

Successivamente, l’ufficiale del registro olandese informerà il Registro delle Imprese di Torino circa l’efficacia della Fusione. Si prevede che la Fusione diverrà efficace nel 2014.	The Dutch registrar will subsequently inform the Companies’ Register of Turin that the Merger has become effective. It is envisaged that the Merger will become effective during 2014.

5.2         Le informazioni finanziare relative alle attività, alle passività e agli altri rapporti giuridici di FIAT saranno riflesse nei bilanci annuali di FCA a partire dal 1° gennaio 2014 e, pertanto, gli effetti contabili della Fusione saranno registrati nei bilanci annuali di FCA da tale data.

5.2         The financial information with respect to the assets, liabilities and other legal relationships of FIAT will be recorded in the annual accounts of FCA as of January 1, 2014, and, as a result of the above, the accounting effects of the Merger will be recognized in FCA’s annual accounts from that date.

6. MISURE CONNESSE CON LA PARTECIPAZIONE IN FIAT	6. MEASURES IN CONNECTION WITH SHAREHOLDING IN FIAT

6.1         A seguito dell’efficacia della Fusione, tutte le azioni FIAT attualmente emesse saranno annullate in conformità alle disposizioni di legge; in sostituzione delle stesse, FCA assegnerà una Azione Ordinaria FCA (avente valore nominale pari a Euro 0,01 ciascuna) per ogni azione

6.1         As a result of the Merger becoming effective, all shares of FIAT currently outstanding will be cancelled by operation of law and, in exchange thereof, FCA will allot one FCA Common Share (each having a nominal value of Euro 0.01) for each ordinary share in FIAT

ordinaria FIAT (avente valore nominale di Euro 3,58 ciascuna), sulla base del Rapporto di Cambio per la Fusione, come illustrato nel successivo Paragrafo 8.1.	(each having a nominal value of Euro 3.58) on the basis of the Exchange Ratio for the Merger as specified under Section 8.1 below.

Tutte le n. 35.000.000 di azioni di FCA detenute da FIAT, nonché ogni ulteriore azione di FCA emessa a favore di, o altrimenti acquistata da, FIAT successivamente alla data del presente Progetto Comune di Fusione Transfrontaliera e che siano detenute da FIAT alla data di perfezionamento della Fusione non saranno annullate in conformità alla Sezione 2:325, comma 3, del Codice Olandese, ma costituiranno azioni proprie di FCA fintantoché non saranno alienate o altrimenti trasferite o annullate ai sensi del diritto olandese e dello statuto di FCA. Ai sensi del diritto olandese e dello statuto di FCA, tali azioni non avranno diritto alle distribuzioni né saranno fornite del diritto di voto fintantoché saranno azioni proprie di FCA. Le azioni proprie di FCA potranno essere offerte e collocate sul mercato per la loro negoziazione successivamente alla Fusione ai sensi delle applicabili disposizioni legislative e regolamentari.

All 35,000,000 FCA shares held by FIAT and any additional FCA shares issued to or otherwise acquired by FIAT after the date hereof that are held by FIAT at the time of completion of the Merger will not be cancelled in accordance with Section 2:325, paragraph 3, of the DCC, but will continue to exist as shares held by FCA in its own capital, until transferred, otherwise disposed of or cancelled in accordance with the applicable provisions of Dutch law and FCA’s articles of association. According to Dutch law and FCA’s articles of association, during the time that shares in FCA are held by FCA itself, these shares shall not be entitled to any distribution or voting rights. The shares held by FCA in its own capital may be offered and allocated for trading on the market after the Merger in accordance with applicable laws and regulations.

6.2         Le Azioni Ordinarie FCA assegnate in occasione della Fusione – da ammettere a quotazione sul NYSE alla data di perfezionamento della Fusione, nonché sul Mercato Telematico Azionario successivamente al perfezionamento della Fusione – saranno emesse in regime di dematerializzazione ed assegnate agli azionisti beneficiari attraverso il competente sistema di gestione accentrata, con effetto a partire dalla Data di Efficacia della Fusione. Ulteriori informazioni sulle condizioni e sulla procedura per l’assegnazione delle Azioni Ordinarie FCA saranno comunicate attraverso un avviso pubblicato sul sito internet di FIAT (www.fiatspa.com), nonché sul quotidiano nazionale La Stampa. FIAT e FCA non faranno sostenere agli azionisti FIAT alcun costo in relazione al concambio delle azioni.

6.2         The FCA Common Shares being allotted in connection with the Merger – to be listed, at the time of completion of the Merger, on the NYSE and, following the completion of the Merger, on the Mercato Telematico Azionario – will be allotted in dematerialized form and delivered to the beneficiaries through the relevant centralized clearing system with effect as of the Merger Effective Date. Further information on the conditions and procedure for allocation of the FCA Common Shares shall be communicated in a notice published on the website of FIAT (www.fiatspa.com), as well as on the daily newspaper La Stampa. FIAT and FCA will charge no costs to FIAT shareholders in relation to the shares exchange.

6.3         Nel contesto della Fusione, FCA emetterà azioni a voto speciale aventi valore nominale pari a Euro 0,01 ciascuna da assegnare agli azionisti di FIAT legittimati che abbiano validamente richiesto di ricevere le suddette azioni a voto speciale, a seguito del perfezionamento della

6.3         Upon the Merger becoming effective, FCA will issue special voting shares, with a nominal value of Euro 0.01 each, to those eligible shareholders of FIAT who have validly elected to receive such special voting shares upon completion of the Merger in addition to FCA

Fusione, in aggiunta alle Azioni Ordinarie FCA. I titolari di azioni ordinarie FIAT che desiderino ricevere azioni a voto speciale contestualmente al perfezionamento della Fusione dovranno seguire le procedure (le cosiddette Procedure di Assegnazione Iniziale) descritte nei documenti societari che saranno messi a disposizione sul sito internet di FIAT (www.fiatspa.com) contestualmente alla convocazione dell’assemblea straordinaria degli azionisti di FIAT chiamata a deliberare in merito alla Fusione (la Assemblea Straordinaria di FIAT). Le caratteristiche essenziali delle azioni a voto speciale sono meglio descritte nella versione proposta dello statuto sociale di FCA riportato quale Allegato 4 al presente Progetto Comune di Fusione Transfrontaliera, nonché nei termini e condizioni delle azioni a voto speciale di FCA (i Termini e Condizioni delle Azioni a Voto Speciale), riportati quale Allegato 5 al presente Progetto Comune di Fusione Transfrontaliera.

Per mera chiarezza si precisa che le azioni a voto speciale non costituiscono parte del rapporto di cambio come indicato nel successivo Paragrafo 8.1.

Common Shares. Holders of FIAT ordinary shares who wish to receive special voting shares upon completion of the Merger are required to follow the procedures (the Initial Allocation Procedures) as described in the FIAT corporate documents which will be made available on the corporate website of FIAT (www.fiatspa.com) when the extraordinary general meeting of shareholders of FIAT for the purposes of approving the entering into the Merger is called (the FIAT Extraordinary Meeting of Shareholders). The essential characteristics of the special voting shares are further set out in the FCA proposed articles of association attached as Schedule 4 to these Common Cross-Border Merger Terms and in the terms and conditions of FCA special voting shares (the Special Voting Share Terms) attached to these Common Cross-Border Merger Terms as Schedule 5.

For the avoidance of doubt, these special voting shares are not part of the exchange ratio set out under Section 8.1 below.

6.4         FIAT non ha emesso azioni senza diritto di voto o prive del diritto di partecipazione agli utili. Non trovano, pertanto, applicazione la Sezione 2:326 da (d) a (f) del Codice Olandese e l’accordo di remunerazione speciale (bijzondere schadeloosstellingsregeling) di cui alla Sezione 2:330a del Codice Olandese.

6.4         FIAT does not have any shares outstanding that are non-voting shares or non-profit-sharing shares. Therefore, Section 2:326 sub (d) to (f) of the DCC and the special compensation arrangement (bijzondere schadeloosstellingsregeling) as referred to in Section 2:330a of the DCC do not apply.

7. ULTERIORI DIRITTI E BENEFICI VANTATI NEI CONFRONTI DI FCA	7. OTHER RIGHTS AND COMPENSATIONS CHARGEABLE TO FCA

7.1         In relazione a qualsivoglia piano di incentivazione basato su strumenti finanziari adottato da FIAT prima della Data di Efficacia della Fusione, i beneficiari del piano riceveranno in un momento immediatamente successivo alla Data di Efficacia della Fusione, per ogni diritto detenuto (i Diritti), diritti con contenuto e natura analoghi rispetto a FCA.

7.1         In connection with any outstanding compensation plans based on financial instruments adopted by FIAT prior to the Merger Effective Date, the beneficiaries of said plans shall be awarded, for each right held (the Equity Rights), immediately following the Merger Effective Date, a comparable right with respect to FCA.

7.2         Fatta eccezione per i titolari dei Diritti di cui al precedente Paragrafo 7.1, non vi sono persone, diverse dagli azionisti di FIAT, che, per quanto noto, possano vantare diritti speciali nei confronti di FIAT, quali diritti particolari alla distribuzione degli utili ovvero all’acquisto di azioni di nuova emissione di FIAT. Pertanto, FCA non dovrà riconoscere diritti particolari né dovrà pagare alcun compenso a qualsivoglia soggetto.

7.2         Other than holders of Equity Rights as set out under Section 7.1 above, there are no persons who, in any other capacity than as FIAT shareholder, are known to have special rights against FIAT such as rights to participate in profit distributions or rights to acquire newly issued shares in the capital of FIAT. Therefore no similar special rights are due and no compensation shall be paid to anyone on account of FCA.

7.3         Ad eccezione delle previsioni relative alle azioni a voto speciale descritte nel precedente Paragrafo 6.3, non sono attributi diritti o imposti obblighi agli azionisti di FIAT ulteriori rispetto a quelli previsti dal diritto italiano o dallo statuto sociale di FIAT né sono attribuiti diritti o imposti obblighi agli azionisti di FCA ulteriori rispetto a quelli previsti dal diritto olandese o dallo statuto sociale di FCA.

7.3         With the exception of the provisions relating to special voting shares described in Section 6.3 above, no rights and obligations in addition to those provided for under Italian law or the articles of association of FIAT apply to the shareholders of FIAT and no rights and obligations in addition to those provided for under Dutch law or the articles of association of FCA apply to the shareholders of FCA.

7.4 Alla data odierna, FIAT e FCA non hanno emesso azioni di categorie diverse dalle azioni ordinarie.	7.4 FIAT and FCA do not currently have any shares other than, respectively, ordinary shares and common shares in issue.
8. RAPPORTO DI CAMBIO	8. THE SHARE EXCHANGE RATIO

8.1         Come conseguenza dell’efficacia della Fusione, ciascun titolare di azioni FIAT alla Data di Efficacia della Fusione riceverà una Azione Ordinaria FCA (avente valore nominale di Euro 0,01 ciascuna) per ogni azione ordinaria di FIAT dallo stesso detenuta (avente valore nominale di Euro 3,58 ciascuna) (il Rapporto di Cambio).

8.1         As a result of the Merger becoming effective, each holder of one or more ordinary shares in the share capital of FIAT on the Merger Effective Date shall receive one FCA Common Share with a nominal value of Euro 0.01 each for each ordinary share in FIAT with a nominal value of Euro 3.58 each (the Exchange Ratio).

Nel contesto della Fusione, non saranno effettuati altri pagamenti ai sensi del Rapporto di Cambio.	No other payments shall be made pursuant to the Exchange Ratio in connection with the Merger.

8.2         Su richiesta di FCA, KPMG Accountants N.V. predisporrà una relazione sulla congruità del Rapporto di Cambio ai sensi della Sezioni 2:328, comma 1, e 2:333g del Codice Olandese. Tale relazione sarà messa a disposizione del pubblico ai sensi delle applicabili disposizioni legislative e regolamentari.

8.2         At the request of FCA, KPMG Accountants N.V. will prepare a statement in relation to the fairness of the Exchange Ratio in accordance with Sections 2:328, paragraph 1, and 2:333g of the DCC. This statement will be made available to the public in accordance with applicable laws and regulations.

8.3         Su richiesta di FIAT, Ernst & Young S.p.A. predisporrà una relazione sulla congruità del Rapporto di Cambio. La suddetta relazione sarà messa a disposizione del pubblico ai sensi delle applicabili disposizioni legislative e regolamentari.

8.3         At the request of FIAT, Ernst & Young S.p.A. will prepare a statement in relation to the fairness of the Exchange Ratio. This statement will be made available to the public in accordance with applicable laws and regulations.

9. DATA DI GODIMENTO DELLE AZIONI ORDINARIE FCA	9. THE DATE AS OF WHICH THE FCA COMMON SHARES WILL CARRY ENTITLEMENT TO PARTICIPATION IN THE PROFITS OF FCA

Ciascuna Azione Ordinaria FCA darà diritto alla partecipazione agli utili eventuali relativi al 2014 di FCA, proporzionalmente alla rispettiva partecipazione al capitale sociale di FCA. Nessun diritto particolare ad ottenere dividendi sarà riconosciuto in relazione alla Fusione.

Each FCA Common Share will carry entitlement to participation in the 2014 profits, if any, of FCA in proportion to the relevant participation in the nominal share capital of FCA. No particular rights to the dividends will be granted in connection with the Merger.

10. IMPATTO DELLA FUSIONE SULLE ATTIVITÀ DI FIAT	10. IMPACT OF THE MERGER ON THE ACTIVITIES OF FIAT
Successivamente alla Data di Efficacia della Fusione, le attività di FIAT saranno proseguite da FCA.	Following the Merger Effective Date, the activities of FIAT shall be continued by FCA.
11. PROBABILI CONSEGUENZE DELLA FUSIONE SULL’OCCUPAZIONE	11. EXPECTED EFFECTS OF THE MERGER ON EMPLOYMENT

Non si prevede che la Fusione abbia effetti significativi sui dipendenti di FIAT. Attualmente FCA non ha alcun dipendente.	The Merger is not expected to have any significant impact on the employees of FIAT. FCA does not currently have any employees.

Nonostante non vi siano impatti significativi sui dipendenti e/o sull’occupazione, FIAT avvierà la procedura di consultazione prevista dall’Articolo 47 della Legge n. 428 del 29 dicembre 1990, come modificata.

Notwithstanding the fact that there is no significant impact on employees and/or employment, FIAT will carry out the consultation procedure set out under Article 47 of Italian Law no. 428 of December 29, 1990, as amended.

Inoltre, secondo quanto previsto dall’Articolo 8 del Decreto Legislativo 108, la relazione illustrativa predisposta dal Consiglio di Amministrazione di FIAT (la Relazione FIAT) sarà messa a disposizione dei rappresentanti dei dipendenti di FIAT almeno 30 giorni prima dell’Assemblea Straordinaria di FIAT.

Additionally, in accordance with the provisions of Article 8 of Legislative Decree 108, the FIAT Board’s report (the FIAT Directors Report) will be made available to the representatives of FIAT’s employees at least 30 days prior to the FIAT Extraordinary Meeting of Shareholders.

La Relazione FIAT e la relazione illustrativa predisposta dal Consiglio di Amministrazione di FCA (la Relazione FCA) sono allegate al presente Progetto Comune di Fusione Transfrontaliera rispettivamente quali Allegato 1 e Allegato 2.

The FIAT Directors Report and the report prepared by the Board of FCA (the FCA Board Report) are attached hereto as Schedules 1 and 2, respectively.

12. INFORMAZIONI SULLE PROCEDURE PER LA PARTECIPAZIONE DEI DIPENDENTI NELLA DEFINIZIONE DEI LORO DIRITTI DI CO-DETERMINAZIONE IN FCA	12. INFORMATION ON THE PROCEDURES FOR THE INVOLVEMENT OF EMPLOYEES IN DEFINING THEIR CO-DETERMINATION RIGHTS IN FCA

L’Articolo 19 del Decreto Legislativo 108, che regola la partecipazione dei dipendenti, non trova applicazione con riferimento alla Fusione poiché FCA, quale società incorporante nel contesto della Fusione, non è una società italiana e, inoltre, né FIAT né FCA sono amministrate in regime di partecipazione dei dipendenti ai sensi della Direttiva 2005/56/CE del 26 ottobre 2005 sulle fusioni transfrontaliere di società di capitali.

Article 19 of Legislative Decree 108 regulating participation of employees is not applicable to the Merger since FCA as the surviving company in the Merger is not an Italian company and neither FIAT nor FCA applies an employee participation system within the meaning of EU Directive 2005/56/EC of October 26, 2005 on cross-border mergers of limited liability companies.

Alla luce di quanto sopra, non dovranno essere costituiti particolari organismi ai fini della negoziazione, né altre azioni di qualsivoglia natura dovranno essere intraprese con riferimento alla partecipazione dei dipendenti nell’ambito della prospettata Fusione.

In the light of the above, no special negotiation body will be set up and no other action whatsoever will be taken with regard to employee participation in the context of the contemplated Merger.

13. INFORMAZIONI SULLA VALUTAZIONE DELLE ATTIVITÀ E PASSIVITÀ CHE DOVRANNO ESSERE TRASFERITE A FCA E SULLA DATA DEL PIÙ RECENTE BILANCIO ANNUALE O SITUAZIONE INFRA-ANNUALE	13. INFORMATION ON THE VALUATION OF THE ASSETS AND LIABILITIES TO BE TRANSFERRED TO FCA AND THE DATE OF THE MOST RECENTLY ADOPTED STATUTORY FINANCIAL STATEMENTS OR INTERIM BALANCE SHEET

13.1       Il valore delle attività e passività di FIAT che saranno acquisite da FCA alla Data di Efficacia della Fusione sarà determinato con riferimento al loro valore di bilancio alla Data di Efficacia della Fusione. Tali attività e passività sono indicate con riferimento alla data del 31 dicembre 2013 nel bilancio di esercizio di FIAT per l’esercizio 2013, approvato dall’assemblea di FIAT in data 31 marzo 2014.

13.1       The value of the assets and liabilities of FIAT to which FCA will succeed as of the Merger Effective Date will be determined on the basis of the relevant book value as of the Merger Effective Date. These assets and liabilities are indicated as of December 31, 2013 in the statutory financial statements at December 31, 2013 approved by FIAT shareholders’ meeting on March 31, 2014.

13.2 Le condizioni della Fusione sono state determinate sulla base del bilancio di esercizio di FIAT alla data del 31 dicembre 2013 e della situazione patrimoniale intermedia di FCA al 1° aprile 2014.	13.2 The conditions of the Merger have been established on the basis of the statutory financial statements at December 31, 2013 of FIAT and the interim balance sheet at April 1, 2014 of FCA.

Una copia di tale bilancio e della situazione patrimoniale è allegata al presente Progetto Comune di Fusione Transfrontaliera rispettivamente quale Allegato 6 e Allegato 7.	A copy of those merger accounts is attached hereto as Schedule 6 and Schedule 7, respectively.

14. AVVIAMENTO E RISERVE DISTRIBUIBILI DI FCA	14. GOODWILL AND DISTRIBUTABLE RESERVES OF FCA

14.1       Poiché la Fusione viene effettuata a valore di bilancio, non vi saranno impatti sull’avviamento salvo il fatto che il valore dell’avviamento rappresentato alla data odierna nel bilancio di FIAT sarà rappresentato allo stesso modo nel bilancio di FCA.

14.2       Per effetto della Fusione, le riserve liberamente distribuibili (vrij uitkeerbare reserves) di FCA saranno incrementate per un ammontare pari alla differenza tra il valore di: (A) le attività, passività e gli altri rapporti giuridici di FIAT (sulla base del bilancio di esercizio di FIAT al 31 dicembre 2013) nelle quali FCA subentrerà in conseguenza della Fusione e (B) la somma del valore nominale di tutte le Azioni Ordinarie FCA, pari a Euro 0,01 ciascuna, da assegnare per effetto della Fusione, e le riserve che FCA deve istituire e mantenere ai sensi della legge olandese e dello statuto, nella versione in vigore alla Data di Efficacia della Fusione.

14.1       As the Merger takes place on the basis of the book value, there will be no goodwill impact; the amount of goodwill currently recorded in the books of FIAT will be equally recorded on the same basis in the books of FCA.

14.2       As a result of the Merger, the freely distributable reserves (vrij uitkeerbare reserves) of FCA shall increase with the difference between the value of: (A) the assets, liabilities and other legal relationships of FIAT (based on FIAT’s statutory financial statements at December 31, 2013) to which FCA will succeed on the occasion of the Merger and (B) the sum of the nominal value of all FCA Common Shares, with a nominal value of Euro 0.01 each, being allotted on the occasion of the Merger becoming effective, and the reserves FCA must maintain as a matter of Dutch law and its articles of association as they will read as of the Merger Effective Date.

15. DIRITTO DI RECESSO DEGLI AZIONISTI DI FIAT	15. CASH EXIT RIGHTS FOR FIAT SHAREHOLDERS

15.1       Gli azionisti di FIAT che non votino a favore del presente Progetto Comune di Fusione Transfrontaliera (gli Azionisti Legittimati) saranno legittimati ad esercitare il loro diritto di recesso ai sensi:

15.1 FIAT shareholders who do not vote in favour of these Common Cross-Border Merger Terms (the Qualifying Shareholders) will be entitled to exercise their cash exit rights pursuant to:
(i) dell’Articolo 2437, comma 1, lettera (c) del Codice Civile, in quanto la sede legale di FIAT sarà trasferita fuori dall’Italia;	(i) Article 2437, paragraph 1, letter (c) of the ICC, given that FIAT’s registered office is to be transferred outside Italy;
(ii) dell’Articolo 2437-quinquies del Codice Civile, in quanto le azioni di FIAT saranno escluse dalla quotazione sul Mercato Telematico Azionario; e	(ii) Article 2437-quinquies of the ICC, given that FIAT’s shares will be delisted from the Mercato Telematico Azionario; and
(iii) dell’Articolo 5 del Decreto Legislativo 108, in quanto FCA è soggetta al diritto di un paese diverso dall’Italia (i.e., Olanda).	(iii) Article 5 of Legislative Decree 108, given that FCA is organized and managed under the laws of a country other than Italy (i.e., the Netherlands).

Alla luce del fatto che i suddetti eventi avranno luogo per effetto del perfezionamento della Fusione, l’efficacia dell’esercizio del diritto di recesso da parte degli azionisti di FIAT è sospensivamente condizionata al fatto che la Fusione diventi efficace.

Given that those events will only occur upon the completion of the Merger, any exercise of the cash exit rights by FIAT shareholders is conditional upon the Merger being completed.

15.2       Ai sensi dell’Articolo 2437-bis del Codice Civile, gli Azionisti Legittimati potranno esercitare il loro diritto di recesso, in relazione a parte o a tutta la partecipazione detenuta, inviando una comunicazione a mezzo raccomandata A/R alla sede legale di FIAT non oltre 15 giorni successivi all’iscrizione presso il Registro delle Imprese di Torino della delibera dell’Assemblea Straordinaria di FIAT. La notizia dell’avvenuta iscrizione sarà pubblicata sul quotidiano La Stampa e sul sito internet di FIAT.

15.2       In accordance with Article 2437-bis of the ICC, Qualifying Shareholders may exercise their cash exit rights, in relation to some or all of their shares, by sending notice via registered mail to the registered offices of FIAT no later than 15 days following registration with the Companies’ Register of Turin of the minutes of the FIAT Extraordinary Meeting of Shareholders. Notice of the registration will be published in the daily newspaper La Stampa and on the FIAT corporate website.

15.3       Ai sensi dell’Articolo 2437-ter del Codice Civile, il prezzo di liquidazione da riconoscere agli azionisti di FIAT che abbiano esercitato il diritto di recesso sarà equivalente alla media aritmetica del prezzo di chiusura delle azioni ordinarie di FIAT (come calcolato da Borsa Italiana S.p.A.) nei 6 mesi che precedono la pubblicazione dell’avviso di convocazione dell’Assemblea Straordinaria di FIAT. FIAT informerà gli azionisti circa il prezzo di liquidazione ai sensi delle applicabili disposizioni legislative e regolamentari.

15.3       In accordance with Article 2437-ter of the ICC, the redemption price payable to FIAT shareholders exercising cash exit rights will be equivalent to the arithmetic average of the daily closing price (as calculated by Borsa Italiana S.p.A.) of FIAT ordinary shares for the six-month period prior to the date of publication of the notice calling the FIAT Extraordinary Meeting of Shareholders. FIAT will provide shareholders with information relating to the redemption price in accordance with the applicable laws and regulations.

15.4       Una volta scaduto il periodo di 15 giorni e prima che la Fusione diventi efficace, le azioni in relazione alle quali sia stato esercitato il diritto di recesso saranno offerte agli altri azionisti. Successivamente le azioni invendute potranno essere offerte sul mercato per non meno di un giorno di negoziazione ai sensi della normativa applicabile. La suddetta procedura di offerta e vendita, nonché il pagamento di ogni corrispettivo dovuto ai sensi della normativa applicabile a fronte del recesso, saranno condizionati al perfezionamento della Fusione.

15.4       Once the 15-day exercise period has expired, the shares with respect to which exit rights have been exercised will be offered by FIAT before the Merger becomes effective to its then existing shareholders. Subsequently, if any such shares remain unsold, they may be offered on the market for no less than one trading day in accordance with applicable laws and regulations. Completion of the above offer and sale procedure, as well as payment of any cash exit right due pursuant to applicable law will be conditional on the closing of the Merger.

15.5       Contestualmente alla Data di Efficacia della Fusione ovvero in un momento poco successivo, gli azionisti che abbiano esercitato il diritto di recesso riceveranno il valore di liquidazione delle loro azioni tramite i rispettivi intermediari depositari.

15.5 On the Merger Effective Date or shortly thereafter, the shareholders who have exercised cash exit rights shall receive the cash exit price through the relevant depositaries.

15.6       Se la Fusione non fosse perfezionata, le azioni ordinarie FIAT in relazione alle quali sia stato esercitato il diritto di recesso continueranno ad essere di proprietà degli azionisti che abbiano esercitato il recesso, senza che nessun pagamento sia effettuato in favore dei suddetti azionisti e le azioni ordinarie FIAT non saranno revocate dalla quotazione sul Mercato Telematico Azionario.

15.6       If the Merger will not be completed, the FIAT ordinary shares in relation to which cash exit rights have been exercised will continue to be held by the shareholders who exercised such rights, no payment will be made to such shareholders and FIAT’s ordinary shares will not be delisted from the Mercato Telematico Azionario.

15.7 La Fusione non legittimerà l’esercizio di alcun diritto di recesso secondo quanto previsto dal presente Paragrafo 15 per quanto riguarda l’azionariato di FCA.	15.7 The Merger will not trigger any cash exit rights as described in this Section 15 for the shareholders of FCA.
16. APPROVAZIONE DELLA DELIBERA RELATIVA ALLA FUSIONE	16. APPROVAL OF THE RESOLUTIONS TO ENTER INTO THE MERGER

16.1       Ai sensi dell’Articolo 2502 del Codice Civile, il presente Progetto Comune di Fusione Transfrontaliera, approvato del Consiglio di Amministrazione di FIAT, richiede l’approvazione dell’Assemblea Straordinaria di FIAT.

16.1       In accordance with Article 2502 of the ICC, the resolution of the Board of FIAT approving these Common Cross Border Merger Terms requires the approval of the FIAT Extraordinary Meeting of Shareholders.

16.2       L’assemblea degli azionisti di FCA dovrà approvare la Fusione ai sensi del presente Progetto Comune di Fusione Transfrontaliera prima che il Consiglio di Amministrazione di FCA sia autorizzato a stipulare l’atto di Fusione.

16.2       The general meeting of shareholders of FCA will need to resolve upon the Merger on the basis of these Common Cross-Border Merger Terms before the Board of FCA is authorised to have the notarial deed in relation to the establishment of the Merger executed.

16.3 La delibera di procedere alla Fusione non richiede la preventiva approvazione da parte di terzi.	16.3 The resolution to enter into the Merger does not require the prior approval by a third party.
17. FORMALITÀ PRELIMINARI ALLA FUSIONE, APPROVAZIONI E CONDIZIONI	17. PRE-MERGER FORMALITIES, REQUIRED APPROVALS AND CONDITIONS

17.1       Il perfezionamento della Fusione è condizionato all’avveramento o alla rinuncia (per iscritto) ad opera delle Società, ove consentito dalle applicabili disposizioni, prima della Data del Closing delle seguenti condizioni:

17.1       The completion of the Merger is subject to the satisfaction or, to the extent permitted by applicable law, the waiver (in writing) by both Companies prior to the Closing Date of the following conditions:

(i)           le Azioni Ordinarie FCA, che dovranno essere emesse e assegnate ai titolari di azioni ordinarie di FIAT per effetto della Fusione, siano state ammesse a quotazione sul NYSE con provvedimento subordinato all’emissione delle azioni stesse;

(i) FCA Common Shares which are to be allotted to FIAT shareholders in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance;

(ii)         nessuna entità governativa di una giurisdizione competente abbia approvato, emesso, promulgato, attuato o presentato qualsivoglia provvedimento o atto in corso di validità che vieti l’esecuzione della Fusione secondo quanto ivi previsto e nessun provvedimento sia stato approvato, promulgato o

(ii)         no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order or act which is in effect and prohibits consummation of the Merger in accordance with the terms set forth herein and no order shall have been enacted, entered, promulgated or

attuato da alcuna entità governativa di una giurisdizione competente che abbia l’effetto di proibire o rendere invalida l’esecuzione della Fusione;	enforced by any governmental entity of competent jurisdiction which prohibits or makes illegal the consummation of the Merger;

(iii)        l’ammontare in denaro eventualmente da pagarsi (a) ai sensi dell’Articolo 2437-quater del Codice Civile agli azionisti di FIAT che abbiano esercitato il diritto di recesso in relazione alla Fusione e/o (b) ai creditori che abbiano proposto opposizione alla Fusione ai sensi di legge, non ecceda complessivamente l’importo di Euro 500 milioni; e

(iii)        the amount of cash, if any, required to be paid to (a) FIAT shareholders exercising cash exit rights under Article 2437-quater of the ICC, and/or (b) creditors exercising their creditor opposition rights, shall not exceed in the aggregate Euro 500 million; and

(iv) l’approvazione della Fusione da parte dell’Assemblea Straordinaria di FIAT.	(iv) the approval of the Merger by the FIAT Extraordinary Meeting of Shareholders.

17.2       Le Società comunicheranno al mercato le informazioni rilevanti relative al soddisfacimento o al mancato avveramento delle condizioni sospensive di cui sopra in conformità alle disposizioni legislative e regolamentari applicabili.

17.2 The Companies will communicate information regarding the satisfaction of or failure to satisfy the above conditions precedent to the market in accordance with the applicable laws and regulations.
17.3 La Fusione non sarà efficace se non successivamente:	17.3 The Merger shall not be established other than after:

(i)           al ricevimento di una dichiarazione del Tribunale di Amsterdam, Olanda, che affermi che nessun creditore ha proposto opposizione alla Fusione ai sensi della Sezione 2:316 del Codice Olandese o, nel caso in cui sia stata proposta opposizione ai sensi della Sezione 2:316 del Codice Olandese, una dichiarazione relativa all’estinzione o abbandono di tale opposizione;

(i)           a declaration shall have been received from the local district court in Amsterdam, the Netherlands that no creditor has opposed to the Merger pursuant to Section 2:316 of the DCC or, in case of any opposition pursuant to Section 2:316 of the DCC, a declaration that such opposition was withdrawn or discharged;

(ii)         sia decorso il termine di 60 giorni dalla data di iscrizione della deliberazione dell’Assemblea Straordinaria di FIAT presso il Registro delle Imprese di Torino senza che nessun creditore di FIAT abbia proposto opposizione ai sensi della legge applicabile ovvero tale termine sia spirato anticipatamente ai sensi della legge applicabile ovvero qualora, in caso sia proposta opposizione, tale opposizione sia stata rinunciata o respinta o altrimenti sia stato emesso un provvedimento che consenta di effettuare la Fusione ai sensi dell’articolo 2445 del Codice Civile; e

(ii)         the 60 day-period following the date upon which the resolution of the FIAT Extraordinary Meeting of Shareholders has been registered with the Companies’ Register of Turin shall have expired without any FIAT creditors having opposed to the Merger pursuant to applicable law or such period have been earlier terminated pursuant to applicable law or, where an opposition is filed, this opposition has been withdrawn or discharged or an order allowing the Merger has been issued pursuant to article 2445 of the ICC; and

(iii)        alla consegna al notaio olandese da parte del notaio italiano scelto da FIAT del certificato preliminare di conformità della fusione; tale certificato rappresenta il certificato preliminare alla fusione ai sensi della Direttiva Europea 2005/56/CE del Parlamento Europeo e del Consiglio del 26 ottobre 2005 sulle fusioni transfrontaliere delle società di capitali.

(iii)        delivery by the Italian public notary selected by FIAT of the pre-merger compliance certificate to the Dutch civil law notary, such certificate being the pre-merger scrutiny certificate pursuant to the EU Directive 2005/56/EC of the European Parliament and Council of October 26, 2005 on cross-border mergers of limited liability companies.

18. FORMALITÀ PER LA FIRMA, LEGGE APPLICABILE		18. SIGNING FORMALITIES, GOVERNING LAW

18.1       Ai sensi della Sezione 2:312, commi 3 e 4, del Codice Olandese, il presente Progetto Comune di Fusione Transfrontaliera dovrà essere sottoscritto da ciascun membro dei Consigli di Amministrazione sia di FIAT sia di FCA. Il presente Progetto Comune di Fusione Transfrontaliera sarà efficace non appena sottoscritto da tutti i soggetti obbligati.

18.1       Pursuant to Section 2:312, paragraph 3 and 4, of the DCC, these Common Cross-Border Merger Terms will have to be signed by each member of the Boards of each of FCA and FIAT. These Common Cross-Border Merger Terms will come into effect, when legally signed by all signatories.

18.2       Per ogni questione che non sia obbligatoriamente soggetta al diritto applicabile a FIAT (ossia la legge italiana), il presente Progetto Comune di Fusione Transfrontaliera sarà regolato e interpretato in conformità alle leggi olandesi.

18.2       For all matters that are not mandatorily subject to the laws applicable to FIAT (i.e. Italian law), these Common Cross-Border Merger Terms shall be governed by, and interpreted in accordance with, the laws of the Netherlands.

Ogni controversia fra le Società circa la validità, l’interpretazione o l’attuazione del presente Progetto Comune di Fusione Transfrontaliera sarà soggetta alla competenza esclusiva delle corti olandesi, salvo diverse disposizioni inderogabili di legge.

Any dispute between the Companies as to the validity, interpretation or performance of these Common Cross-Border Merger Terms shall be submitted to the exclusive jurisdiction of the Dutch courts, unless otherwise provided for by mandatory provisions of law.

Data: 15 giugno 2014		Dated: June 15, 2014

Allegato 1:	Relazione illustrativa di FIAT (Italiano) Relazione illustrativa di FIAT (Inglese)	Schedule 1:	FIAT board report (Italian) FIAT board report (English)

Allegato 2:	Relazione illustrativa di FCA (Italiano) Relazione illustrativa di FCA (Inglese)	Schedule 2:	FCA board report (Italian) FCA board report (English)

Allegato 3:	Versione attuale dello statuto di FCA (Italiano) Versione attuale dello statuto di FCA (Inglese) Versione attuale dello statuto di FCA (Olandese)	Schedule 3:	Current Articles of Association of FCA (Italian) Current Articles of Association of FCA (English) Current Articles of Association of FCA (Dutch)

Allegato 4:	Versione proposta dello statuto di FCA (Italiano) Versione proposta dello statuto di FCA (Inglese) Versione proposta dello statuto di FCA (Olandese)	Schedule 4:	Proposed Articles of Association of FCA (Italian) Proposed Articles of Association of FCA (English) Proposed Articles of Association of FCA (Dutch)
Allegato 5:	Termini e condizioni delle azioni a voto speciale (Italiano) Termini e condizioni delle azioni a voto speciale (Inglese)	Schedule 5:	Terms and conditions of the special voting shares (Italian) Terms and conditions of the special voting shares (English)

Allegato 6:	Bilancio di esercizio FIAT al 31 dicembre 2013 (Italiano) Bilancio di esercizio di FIAT al 31 dicembre 2013 (Inglese)	Schedule 6:	FIAT statutory financial statements at 31 December 2013 (Italian) FIAT statutory financial statements at 31 December 2013 (English)

Allegato 7:	Situazione patrimoniale intermedia di FCA al 1° aprile 2014 (Italiano) Situazione patrimoniale intermedia di FCA al 1° aprile 2014 (Inglese)	Schedule 7:	FCA interim balance sheet at April 1, 2014 (Italian) FCA interim balance sheet at April 1, 2014 (English)

PROGETTO COMUNE DI FUSIONE TRANSFRONTALIERA / COMMON CROSS-BORDER MERGER TERMS

Fiat Investments N.V.

Consiglio di Amministrazione / Board of Directors

Sergio Marchionne	Richard K. Palmer	Derek J. Neilson
Executive member and CEO	Executive member	Non-executive member

Fiat S.p.A.

Consiglio di Amministrazione / Board of Directors

Sergio Marchionne	Tiberto Brandolini d’Adda

John Elkann	René Carron

Andrea Agnelli	Luca Cordero di Montezemolo

Joyce Victoria Bigio	Gian Maria Gros-Pietro

Patience Wheatcroft

APPENDIX B—FCA ARTICLES OF ASSOCIATION

ARTICLES OF ASSOCIATION

1.	Definitions
1.1	In these Articles of Association the following words shall have the following meanings:

accountant: a chartered accountant (registeraccountant) or other accountant referred to in Section 2:393 of the Dutch Civil Code, or an organisation in which such accountants work together;

Affiliate: with respect to any specified person, any other person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing;

board of directors: the board of directors of the company;

Change of Control: in respect of any shareholder that is not an individual, any direct or indirect transfer in one or a series of related transactions as a result of which (i) a majority of the voting rights of such shareholder, (ii) the de facto ability to direct the casting of a majority of the votes exercisable at general meetings of shareholders of such shareholder and/or (iii) the ability to appoint or remove a majority of the directors, executive directors or board members or executive officers of such shareholder or to direct the casting of a majority or more of the voting rights at meetings of the board of directors, governing body or executive committee of such shareholder has been transferred to a new owner, provided that no change of control shall be deemed to have occurred if (a) the transfer of ownership and/or control is an intragroup transfer under the same parent company, (b) the transfer of ownership and /or control is the result of the succession or the liquidation of assets between spouses or the inheritance, inter vivo donation or other transfer to a spouse or a relative up to and including the fourth degree or (c) the fair market value of the Qualifying Common Shares held by such shareholder represents less than twenty percent (20%) of the total assets of the Transferred Group at the time of the transfer and the Qualifying Common Shares held by such shareholder, in the sole judgment of the company, are not otherwise material to the Transferred Group or the Change of Control transaction;

common share: a common share in the share capital of the company;

director: a member of the board of directors;

electing common shares: common shares registered in the Loyalty Register for the purpose of becoming Qualifying Common Shares;

general meeting of shareholders: the body of the company consisting of shareholders entitled to vote, together with usufructuaries and pledgees to whom voting rights attributable to shares accrue or a meeting of shareholders and other persons entitled to attend meetings of shareholders (as the case may be);

in writing: by letter, by telecopier, by e-mail, or by a legible and reproducible message otherwise sent (including electronically), provided that the identity of the sender can be reasonably established;

Initial Allocation Procedures: the procedures pursuant to which former shareholders of Fiat have been given the opportunity to opt for an initial allocation of special voting shares upon completion of the Merger, as described in the relevant Merger documentation;

Fiat: Fiat S.p.A.;

group company: a group company as referred to in Section 2:24b of the Dutch Civil Code;

Loyalty Register: the register kept by or on behalf of the company for the registration of any Qualifying Common Shares and any electing common shares;

Loyalty Transferee: (i) with respect to any shareholder that is not an individual, any Affiliate of such shareholder (including any successor of such shareholder) that is beneficially owned in substantially the same manner (including percentage) as the beneficial ownership of the transferring shareholder or the beneficiary company as part of a statutory demerger (splitsing) of such shareholder and (ii) with respect to any shareholder that is an individual, any transferee of common shares following succession or the liquidation of assets between spouses or the inheritance, inter vivo donation or other transfer to a spouse or a relative up to and including the fourth degree;

Merger: the cross-border statutory merger (grensoverschrijdende fusie) pursuant to which Fiat (as disappearing entity) has merged into the company (as surviving entity);

person: any individual (natuurlijk persoon), firm, legal entity (in whatever form and wherever formed or incorporated), governmental entity, joint venture, association or partnership;

Qualifying Common Shares: with respect to any shareholder, (i) the number of common shares that has, pursuant to the Initial Allocation Procedures, been allocated to such shareholder and registered in the Loyalty Register on the occasion of the Merger and continue to be so registered in the name of such shareholder or its Loyalty Transferee(s) and (ii) the number of electing common shares that has for an uninterrupted period of at least three (3) years, been registered in the Loyalty Register in the name of such shareholder or its Loyalty Transferee(s) and continue to be so registered. For the avoidance of doubt, it is not necessary that specific common shares satisfy the requirements as referred to under (i) and (ii) in order for a number of common shares to qualify as Qualifying Common Shares; accordingly, it is permissible for common shares to be substituted into the Loyalty Register for different common shares without affecting the total number of Qualifying Common Shares or the total number of common shares that would become Qualifying Common Shares after an uninterrupted period of at least three (3) years after registration in the Loyalty Register, held by the shareholder or its Loyalty Transferee(s);

Qualifying Shareholder: a holder of one or more Qualifying Common Shares;

Record Date: has the meaning assigned thereto in Article 19.12;

share: a share in the share capital of the company; unless the contrary is apparent, this shall include each common share and each special voting share;

shareholder: a holder of one or more shares; unless the contrary is apparent, this shall include each holder of common shares and/or special voting shares;

special voting share: a special voting share in the share capital of the company;

subsidiary: a subsidiary of the company as referred to in Section 2:24a of the Dutch Civil Code;

Transferred Group: the relevant shareholder together with its Affiliates, if any, over which control was transferred as part of the same change of control transaction within the meaning of the definition of Change of Control.

1.2	References to Articles shall be deemed to refer to articles of these Articles of Association, unless the contrary is apparent.
2.	Name and corporate seat
2.1	The name of the company is: Fiat Chrysler Automobiles N.V.
2.2	The company may also be referred to as FCA.
2.3	The company has its corporate seat in Amsterdam, the Netherlands.
2.4

The place of effective management of the company shall be in the United Kingdom, unless another place outside the United Kingdom is designated as the place of effective management by resolution of the board of directors adopted in a meeting in which all directors are present or represented.

3.	Objects
3.1

The objects for which the company is established are to carry on, either directly or through wholly or partially-owned companies and entities, activities relating in whole or in any part to passenger and commercial vehicles, transport, mechanical engineering, energy, engines, capital machinery and equipment and related goods and propulsion, as well as any other manufacturing, commercial, financial or service activity.

3.2	Within the scope and for the achievement of the purposes mentioned in Article 3.1, the company may:
(a)

operate in, among other areas, the mechanical, electrical, electro mechanical, thermo mechanical, electronic, nuclear, chemical, mining, steel and metallurgical industries, as well as in telecommunications, civil, industrial and agricultural engineering, publishing, information services, tourism and other service industries;

(b)

acquire shareholdings and interests in companies and enterprises of any kind or form and purchase, sell or place shares, debentures, bonds, promissory notes or other securities or evidence of indebtedness;

(c)	provide financing to companies and entities it wholly or partially owns and carry on the technical, commercial, financial and administrative coordination of their activities;
(d)

provide or arrange for the provision (including through partially owned entities) of financing for distributors, dealers, retail customers, vendors and other business partners and carry on the technical, commercial, financial and administrative coordination of their activities;

(e)

purchase or otherwise acquire, on its own behalf or on behalf of companies and entities it wholly or partially owns, the ownership or right of use of intangible assets providing them for use by those companies and entities;

(f)	promote and ensure the performance of research and development activities, as well as the use and exploitation of the results thereof;
(g)

undertake, on its own behalf or on behalf of companies and entities it wholly or partially owns, any investment, real estate, financial, commercial, or partnership transaction whatsoever, including the assumption of loans and financing in general and the granting to third parties of endorsements, surety ships and other guarantees, including real security; and

(h)	undertake and perform any management or support services or any other activity ancillary, preparatory or complementary to any of the above.
4.	Share capital and shares
4.1

The authorized share capital of the company amounts to forty million euro (EUR 40,000,000), divided into two billion (2,000,000,000) common shares and two billion (2,000,000,000) special voting shares with a nominal value of one eurocent (EUR 0.01) each.

4.2

When shares are subscribed for, the par value thereof and, if the shares are subscribed at a higher amount, the difference between such amounts, shall be paid-up, without prejudice to the provision of Section 2:80 paragraph 2 of the Dutch Civil Code. Where shares of a particular class are subscribed at a higher amount than the nominal value, the difference between such amounts shall be carried to the share premium reserve of that class of shares.

4.3

Upon the establishment of a right of pledge on a common share or the creation or transfer of a right of usufruct on a common share, the right to vote may be vested in the pledgee or the usufructuary, with due observance of the relevant provisions of Dutch law.

4.4

Both the holder of one or more common shares without voting right and the pledgee or usufructuary of one or more common shares with voting right shall have the rights conferred by law upon holders of depositary receipts issued with a company’s cooperation for shares in its share capital.

4.5	No right of pledge may be established on a special voting share.
4.6	The voting rights attributable to a special voting share may not be assigned to the usufructuary.
4.7

The usufructuary of one or more special voting shares shall not have the rights conferred by law upon holders of depositary receipts issued with a company’s cooperation for shares in its share capital.

4.8

The company may cooperate in the issuance of registered depositary receipts for common shares, but only pursuant to a resolution to that effect of the board of directors. Each holder of such depositary receipts shall have the rights conferred by law or by the applicable depositary agreement upon holders of depositary receipts issued with a company’s cooperation for shares in its share capital.

5.	Holding requirement in respect of special voting shares
5.1

Special voting shares may only be held by a Qualifying Shareholder and the company itself. A Qualifying Shareholder may hold no more than one (1) special voting share for each Qualifying Common Share held by such shareholder. Other than as provided in the Articles 8.8 and 8.9, there shall be no limit on the number of special voting shares that may be held by the company.

5.2

Subject to a prior resolution of the board of directors, which may set certain terms and conditions, the holder of one (1) or more Qualifying Common Shares will be eligible to hold one (1) special voting share for each such Qualifying Common Share.

5.3

In the event of a Change of Control in respect of a Qualifying Shareholder or in the event that a Qualifying Shareholder requests that some or all of its Qualifying Common Shares be de-registered from the Loyalty Register in accordance with Article 11.5, or transfers some or all of its Qualifying Common Shares to any other party (other than a Loyalty Transferee):

(a)

a corresponding number of Qualifying Common Shares of such shareholder shall be de-registered from the Loyalty Register with immediate effect and as a consequence shall no longer qualify as Qualifying Common Shares;

(b)

such shareholder shall be obliged to immediately offer and transfer a number of special voting shares equal to the number of Qualifying Common Shares referred to in Article 5.3 (a) to the company and any and all voting rights attached to such special voting shares will be suspended with immediate effect.

5.4

In the event of a Change of Control in respect of a shareholder who is registered in the Loyalty Register but is not yet a Qualifying Shareholder with respect to one or more of its common shares, a corresponding number of common shares of such shareholder shall be de-registered from the Loyalty Register with immediate effect.

5.5

In respect of special voting shares offered to the company pursuant to Article 5.3, the offering shareholder and the company shall determine the purchase price by mutual agreement. If they do not reach agreement on the purchase price, the purchase price shall be determined by one or more accountants appointed jointly by them. If they do not reach agreement on the accountant or accountants, as the case may be, the price shall be determined by three accountants, one to be appointed by the offering shareholder, one to be appointed by the company and the third one to be appointed jointly by the accountants thus appointed. The appointed accountants shall be authorized to inspect all books and records of the company and to obtain all such information as will be useful to them determining the price.

6.	Issuance of shares
6.1

The general meeting of shareholders or alternatively the board of directors, if it has previously been designated to do so by the general meeting of shareholders, shall have authority to resolve on any issuance of shares. The general meeting of shareholders shall, for as long as any such designation of the board of directors for this purpose is in force, no longer have authority to decide on the issuance of shares. For a period of five (5) years from — two thousand fourteen [date on which these Articles of Association become effective], the board of directors shall irrevocably be authorized to issue shares up to the maximum aggregate amount of shares as provided for in the company’s authorized share capital as set out in Article 4.1, as amended from time to time.

6.2

The general meeting of shareholders or the board of directors if so designated in accordance with Article 6.1, shall decide on the price and the further terms and conditions of issuance, with due observance of what is required in relation thereto in the law and in these Articles of Association.

6.3

If the board of directors is designated to have authority to decide on the issuance of shares by the general meeting of shareholders, such designation shall specify the class of shares and the maximum number of shares that can be issued under such designation. When making such designation the duration thereof, which shall not be for more than five (5) years, shall be resolved upon at the same time. The designation may be extended from time to time for periods not exceeding five (5) years from the date of such extension. The designation may not be withdrawn unless otherwise provided in the resolution in which the designation is made.

6.4

Within eight (8) days after the passing of a resolution of the general meeting of shareholders to issue shares or to designate the board of directors as provided in Article 6.1, the company shall deposit the complete text of such resolution at the office of the Dutch trade register. Within eight (8) days after the end of each quarter of the financial year, the company shall notify the Dutch trade register of each issuance of shares which occurred during such quarter. Such notification shall state the number of shares issued and their class. Failure to duly make such notification shall neither affect the authority of the general meeting of shareholders or the board of directors to issue shares nor the validity of the shares issued.

6.5

What has been provided in the Articles 6.1 up to and including 6.4 shall mutatis mutandis be applicable to the granting of rights to subscribe for shares, but shall not be applicable to the issuance of shares to persons exercising a previously granted right to subscribe for shares.

6.6

Payment for shares shall be made in cash unless another form of contribution has been agreed. Payment in a currency other than euro may only be made with the consent of the company. Payment in a currency other than euro will discharge the obligation to pay up the nominal value to the extent that the amount paid can be freely exchanged into an amount in euro equal to the nominal value of the relevant shares. The rate of exchange on the day of payment will be decisive, unless the company requires payment against the rate of exchange on a specified date which is not more than two (2) months before the last day on which payment for such shares is required to be made, provided that such shares will be admitted to trading on a regulated market or multilateral trading facility as referred to in Section 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht) or a regulated market or multilateral trading facility of a state, which is not a European Union member state, which is comparable thereto.

6.7	The board of directors is expressly authorized to enter into the legal acts referred to in Section 2:94 of the Dutch Civil Code, without the prior consent of the general meeting of shareholders.
7.	Right of pre-emption
7.1

Subject to Article 7.9 and the remainder of this Article 7, in the event of an issuance of common shares, every holder of common shares shall have a right of pre-emption with regard to the common shares to be issued in proportion to the aggregate nominal value of his common shares, provided however that no such right of pre-emption shall exist in respect of shares to be issued to employees of the company or of a group company pursuant to any option plan of the company.

7.2	A shareholder shall have no right of pre-emption for shares that are issued against a non-cash contribution.
7.3	In the event of an issuance of special voting shares to Qualifying Shareholders, shareholders shall not have any right of pre-emption.
7.4

The general meeting of shareholders or the board of directors, as the case may be, shall decide when passing the resolution to issue shares in which manner the shares shall be issued and, to the extent that rights of pre-emption apply, within what period those rights may be exercised.

7.5

The company shall give notice of an issuance of shares that is subject to a right of pre-emption and of the period during which such right may be exercised by announcement in the Dutch State Gazette and in a nationally distributed newspaper.

7.6	The right of pre-emption may be exercised during a period of at least two (2) weeks after the announcement in the Dutch State Gazette.
7.7

Subject to Article 7.9, the right of pre-emption may be limited or excluded by a resolution of the general meeting of shareholders or a resolution of the board of directors if the board of directors has been designated to do so by the general meeting of shareholders and provided the board of directors has also been authorized to resolve on the issuance of shares. In the proposal to the general meeting of shareholders to limit or exclude pre-emption rights the reasons for the proposal and a substantiation of the proposed issuance price shall be explained in writing. With respect to designation of the board of directors the provisions of the last three sentences of Article 6.3 shall apply mutatis mutandis.

7.8

For a resolution of the general meeting of shareholders to limit or exclude the right of pre-emption or to designate the board of directors as authorized to do so, a simple majority of the votes cast is required to approve such resolution, provided, however, that if less than one half of the issued share capital is represented at the meeting, then a majority of at least two thirds of the votes cast is required to adopt such resolution. Within eight (8) days from the resolution the company shall deposit a complete text thereof at the office of the Dutch trade register.

7.9

For a period of five (5) years from — two thousand fourteen [date on which these Articles of Association become effective], the board of directors shall irrevocably be authorized to limit or exclude the right of pre-emption as set out in this Article 7 (including Article 7.10).

7.10

When rights are granted to subscribe for common shares the shareholders shall also have a right of pre-emption with respect to such rights; what has been provided hereinbefore in this Article 7 shall apply mutatis mutandis. Shareholders shall have no right of pre-emption in respect of shares that are issued to anyone who exercises a previously acquired right.

8.	Acquisition by the company of shares in its own share capital
8.1	The company shall at all times have the authority to acquire fully paid-up shares in its own share capital, provided that such acquisition is made for no consideration (om niet).

8.2	The company shall also have authority to acquire fully paid-up shares in its own share capital or depositary receipts thereof for consideration, if:
(a)

the general meeting of shareholders has authorized the board of directors to make such acquisition – which authorization shall be valid for no more than eighteen (18) months and has specified the number of shares which may be acquired, the manner in which they may be acquired and the (criteria to establish the) limits within which the price must be set;

(b)

the company’s equity, after deduction of the acquisition price of the relevant shares, is not less than the sum of the paid-in and called up portions of the share capital and the reserves that have to be maintained pursuant to Dutch law and these Articles of Association; and

(c)

the aggregate nominal value of the shares to be acquired and the shares in its share capital the company already holds, holds as pledgee or are held by a subsidiary, does not amount to more than one half of the issued share capital.

8.3

The company’s equity as shown in the last confirmed and adopted balance sheet, after deduction of the acquisition price for shares in the share capital of the company, the amount of the loans as referred to in Section 2:98c of the Dutch Civil Code and distributions from profits or reserves to any other persons that became due by the company and its subsidiaries after the date of the balance sheet, shall be decisive for purposes of Article 8.2 subs (b) and (c). If more than six (6) months have elapsed since the end of a financial year without the annual accounts having been adopted, an acquisition in accordance with Article 8.2 shall not be allowed until such time as the annual accounts shall be adopted.

8.4

No authorization shall be required if the company acquires its own shares for the purpose of transferring the same to employees of the company or a group company under a scheme applicable to such employees. Such own shares must be officially listed on a price list of a stock exchange.

8.5	The Articles 8.1 and 8.2 shall not apply to shares which the company acquires under universal title of succession (algemene titel).
8.6	Any acquisition by the company of shares that have not been fully paid up shall be void.
8.7	Any disposal of shares held by the company will require a resolution of the board of directors. Such resolution shall also stipulate any conditions of the disposal.
8.8

The company may, jointly with its subsidiaries, hold shares in its own capital exceeding one-tenth of its issued capital for no more than three years after acquisition of shares for no consideration or under universal title of succession. Any shares held by the company in excess of the amount permitted shall transfer to the directors jointly at the end of the last day of such three year period. Each director shall be jointly and severally liable to compensate the company for the value of the shares at such time, with interest at the statutory rate thereon from such time. For the purpose of this Article 8.8 the term shares shall include depositary receipts for shares and shares in respect of which the company holds a right of pledge.

8.9

Article 8.8 shall apply correspondingly to shares and depositary receipt for shares acquired by the company in accordance with Article 8.4 without the authorization of the general meeting and held by the company for more than one year after acquisition thereof.

9.	Reduction of the issued share capital
9.1

The general meeting of shareholders shall have the authority to pass a resolution to reduce the issued share capital (i) by the cancellation of shares and/or (ii) by reducing the nominal value of the shares by means of an amendment to these Articles of Association. The shares to which such resolution relates shall be stated in the resolution and it shall also be stated therein how the resolution shall be implemented.

9.2	A resolution to cancel shares may only relate to shares held by the company itself in its own share capital.
9.3	Any reduction of the nominal value of the shares without repayment must be made pro rata on all shares of the same class.
9.4

A partial repayment on shares shall only be allowed in implementation of a resolution to reduce the nominal value of the shares. Such a repayment must be made in respect of all shares of the same class on a pro rata basis, or in respect of the special voting shares only. The pro rata requirement may be waived with the consent of all the shareholders of the affected class.

9.5

A resolution to reduce the share capital shall require a simple majority of the votes cast in a general meeting of shareholders, provided, however, that such resolution shall require a majority of at least two-thirds of the votes cast in a general meeting of shareholders if less than one half of the issued capital is represented at the meeting.

9.6

The notice convening a general meeting of shareholders at which a resolution to reduce the share capital is to be passed shall state the purpose of the reduction of the share capital and the manner in which effect is to be given thereto. Section 2:123 paragraphs 1 and 2 of the Dutch Civil Code shall apply mutatis mutandis.

9.7

The company shall deposit the resolutions referred to in Article 9.1 at the office of the Dutch trade register and shall publish a notice of such deposit in a nationally distributed daily newspaper; what has been provided in Section 2:100 paragraphs 2 up to and including 6 of the Dutch Civil Code shall be applicable to the company.

10.	Shares and share certificates
10.1	The shares shall be registered shares and they shall for each class be numbered as the board of directors shall determine.
10.2

The board of directors may resolve that, at the request of the shareholder, share certificates shall be issued in respect of shares in such denominations as the board of directors shall determine, which certificates are exchangeable at the request of the shareholder.

10.3	Share certificates shall not be provided with dividend coupons or a talon.
10.4	Each share certificate carries the number(s), if any, of the share(s) in respect of which they were issued.
10.5	The exchange referred to in Article 10.2 shall be free of charge.
10.6	Share certificates shall be signed by a director. The board of directors may resolve that the signature shall be replaced by a facsimile signature.
10.7

The board of directors may determine that for the purpose of trading and transfer of shares at a foreign stock exchange, share certificates shall be issued in such form as shall comply with the requirements of such foreign stock exchange.

10.8

On a request in writing by the party concerned and upon provision of satisfactory evidence as to title, replacement share certificates may be issued in respect of share certificates which have been mislaid, stolen or damaged, on such conditions, including, without limitation, the provision of indemnity to the company as the board of directors shall determine.

10.9

The costs of the issuance of replacement share certificates may be charged to the applicant. As a result of the issuance of replacement share certificates the original share certificates will become void and the company will have no further obligation with respect to such original share certificates. Replacement share certificates will bear the numbers of the documents they replace.

11.	Register of shareholders and Loyalty Register
11.1

The board of directors shall appoint a registrar who shall keep a register of shareholders in which the name and address of each shareholder shall be entered, the number and class of shares held by each of them, and, in so far as applicable, the further particulars referred to in Section 2:85 of the Dutch Civil Code.

11.2

The registrar shall be authorized to keep the register of shareholders in an electronic form and to keep a part of the register of shareholders outside the Netherlands if required to comply with applicable foreign legislation or the rules of a stock exchange where the shares are listed.

11.3	The board of directors shall determine the form and contents of the register of shareholders with due observance of the provisions of Articles 11.1 and 11.2 and Section 2:85 of the Dutch Civil Code.
11.4

The registrar shall separately administer a Loyalty Register which does not form part of the company’s register of shareholders. The registrar shall enter in the Loyalty Register the name and address of shareholders who have requested the board of directors to be registered in such register in order to become eligible to acquire special voting shares, recording the entry date and number and amount of common shares in respect of which the relevant request was made.

11.5	A holder of common shares that are included in the Loyalty Register may at any time request to de-register from the Loyalty Register some or all of its common shares included therein.
11.6	The register of shareholders and Loyalty Register shall be kept up to date regularly.

11.7

Upon request and free of charge, the registrar shall provide shareholders and those who have a right of usufruct or pledge in respect of such shares with an extract from the register of shareholders and Loyalty Register in respect of their registration.

11.8

The registrar shall be authorized to disclose information and data contained in the register of shareholders and Loyalty Register and/or have the same inspected to the extent that this is requested to comply with applicable legislation or rules of a stock exchange where the shares are listed from time to time.

12.	Transfer of shares
12.1

The transfer of shares or of a restricted right thereto shall require an instrument intended for such purpose and, save when the company itself is a party to such legal act, the written acknowledgement by the company of the transfer. The acknowledgement shall be made in the instrument or by a dated statement on the instrument or on a copy or extract thereof mentioning the acknowledgement signed as a true copy by the notary or the transferor, or in the manner referred to in Article 12.2. Service of such instrument or such copy or extract on the company shall be considered to have the same effect as an acknowledgement.

12.2	If a share certificate has been issued for a share the surrender to the company of the share certificate shall also be required for such transfer.

The company may acknowledge the transfer by making an annotation on such share certificate as proof of the acknowledgement or by replacing the surrendered certificate by a new share certificate registered in the name of the transferee.

13.	Blocking Clause in respect of special voting shares
13.1	Common shares are freely transferable. A transfer of special voting shares other than pursuant to Article 5.3 may only be effected with due observance of Articles 5.1 and 13.
13.2	A shareholder who wishes to transfer one or more special voting shares shall require the approval of the board of directors.
13.3

If the board of directors grants the approval, or if approval is deemed to have been granted as provided for in Article 13.4, the transfer must be effected within three (3) months of the date of such approval or deemed approval.

13.4

If the board of directors does not grant the approval, then the board of directors should at the same time provide the requesting shareholder with the names of one or more prospective purchasers who are prepared to purchase all the special voting shares referred to in the request for approval, against payment in cash. If the board of directors does not grant the approval but at the same time fails to designate prospective purchasers, then approval shall be deemed to have been granted. The approval shall likewise be deemed granted if the board of directors has not made a decision in respect of the request for approval within six (6) weeks upon receipt of such request.

13.5

The requesting shareholder and the prospective purchaser accepted by him shall determine the purchase price referred to in Article 13.4 by mutual agreement. If they do not reach agreement on the purchase price, Article 5.5 shall apply mutatis mutandis.

14.	Board of directors
14.1

The company shall have a board of directors, consisting of three (3) or more directors, comprising both directors having responsibility for the day-to-day management of the company (executive directors) and directors not having such day-to-day responsibility (non-executive directors). The board of directors as a whole will be responsible for the strategy of the company. The majority of the directors shall consist of non-executive directors.

14.2	Subject to Article 14.1, the board of directors shall determine the number of directors.
14.3

The general meeting of shareholders shall appoint the directors and shall at all times have power to suspend or to dismiss any director. Upon appointment the general meeting of shareholders shall determine whether a director is an executive director or a non-executive director. The term of office of directors will be for a period of approximately one year after appointment, such period expiring on the day the first annual general meeting of shareholders is held in the following calendar year at the end of the relevant meeting. If as a result of resignations or other reasons the majority of the directors elected by shareholders is no longer in office, a general meeting of shareholders will be convened on an urgent basis by the directors still in office for the purpose of electing a new board of directors. In such case, the term of office of all directors in office that are not reappointed at that general meeting of shareholders will be deemed to have expired at the end of the relevant meeting. Each director may be reappointed for an unlimited number of terms.

14.4

The company shall have a policy in respect of the remuneration of the directors. Such remuneration policy shall be adopted by the general meeting of shareholders. The remuneration policy shall at a minimum address the matters referred to in Section 2:383 (c) to (e) of the Dutch Civil Code, to the extent they relate to the board of directors.

14.5

With due observation of the remuneration policy referred to in Article 14.4 and the provisions of law, including those in respect of allocation of responsibilities between executive and non-executive directors, the board of directors may determine the remuneration for the directors in respect of the performance of their duties, provided that nothing herein contained shall preclude any directors from serving the company or any subsidiary or related company thereof in any other capacity and receiving compensation therefor and provided further that the executive directors may not participate in the decision-making regarding the determination of the remuneration for the executive directors.

14.6

The board of directors shall submit to the general meeting of shareholders for its approval plans to award shares or the right to subscribe for shares. The plans shall at least set out the number of shares and rights to subscribe for shares that may be awarded to the board of directors and the criteria that shall apply to the award or any change thereto.

14.7	Failure to obtain the approval of the general meeting of shareholders required under Article 14.6 shall not affect the powers of representation of the board of directors.
14.8

The company shall not grant its directors any personal loans, guarantees or the like other than in the normal course of business, as regards executive directors on terms applicable to the personnel as a whole, and after approval of the board of directors.

15.	Management, regulations and decision-making
15.1	The board of directors shall exercise its duties, including the oversight of the company, subject to the limitations contained in these Articles of Association.
15.2

The chairman of the board of directors as referred to by law shall be a non-executive director and shall have the title Chairman. The board of directors may grant other titles to the directors. The board of directors may furthermore appoint or delegate the appointment of a Secretary, who need not be selected from among its members.

The board of directors shall draw up board regulations to deal with matters that concern the board of directors internally.

15.3	The regulations shall include an allocation of tasks amongst the executive directors and non-executive directors and may provide for general or specific delegation of powers.

The regulations shall contain provisions concerning the manner in which meetings of the board of directors are called and held, including the decision-making process. Subject to Article 2.4, these regulations may provide that meetings may be held by telephone conference or video conference, provided that all participating directors can follow the proceedings and participate in real time discussion of the items on the agenda.

15.4	The board of directors can only adopt valid resolutions when the majority of the directors in office shall be present or represented at the meeting of the board of directors.
15.5	A director may be represented by a co-director if authorized in writing; provided that a director may not act as proxy for more than one co-director.
15.6

All resolutions shall be adopted by the favorable vote of the majority of the directors present or represented at the meeting, provided that the regulations may contain specific provisions in this respect. Each director shall have one (1) vote.

15.7

The board of directors shall be authorized to adopt resolutions without convening a meeting if all directors shall have expressed their opinions in writing, unless one or more directors shall object in writing to the resolution being adopted in this way prior to the adoption of the resolution.

15.8	The board of directors shall require the approval of the general meeting of shareholders for resolutions concerning an important change in the company’s identity or character, including in any case:
(a)	the transfer to a third party of the business of the company or practically the entire business of the company;
(b)

the entry into or breaking off of any long-term cooperation of the company or a subsidiary with another legal entity or company or as a fully liable partner of a general partnership or limited partnership, where such entry or breaking off is of far-reaching importance to the company;

(c)

the acquisition or disposal by the company or a subsidiary of an interest in the share capital of a company with a value of at least one/third of the company’s assets according to the consolidated balance sheet with explanatory notes included in the last adopted annual accounts of the company.

15.9	Failure to obtain the approval required under Article 15.8 shall not affect the powers of representation of the board of directors.
15.10

In the event of receipt by the board of directors of a third party offer to acquire a business or one or more subsidiaries for an amount in excess of the threshold referred to in Article 15.8 sub (c), the board of directors shall, if and when such bid is made public, at its earliest convenience or otherwise in compliance with applicable law issue a public position statement in respect of such offer.

15.11

If the office(s) of one or more directors be vacated or if one or more directors be otherwise unavailable, the remaining directors or the remaining director shall have the full power of the board of directors without interruption, provided however that in such event the board of directors shall have power to designate one or more persons to temporarily assist the remaining director(s) to manage the company. If the offices of all directors be vacated or if all directors be otherwise unable to act, the management shall temporarily be vested in the person or persons whom the general meeting of shareholders shall appoint for that purpose.

15.12

A director shall not participate in deliberations and the decision-making process in the event of a direct or indirect personal conflict of interest between that director and the company and the enterprise connected with it. If there is such personal conflict of interest in respect of all directors, the preceding sentence does not apply and the board of directors shall maintain its authority, subject to the approval of the general meeting of shareholders.

16.	Committees
16.1	The board of directors shall have power to appoint any committees, composed of directors and officers of the company and of group companies.
16.2

The board of directors shall determine the specific functions, tasks and procedures, as well as the duration of any of the committees referred to in this Article 16. For the avoidance of doubt, as such committees act on the basis of delegation of certain responsibilities of the board of directors, the board of directors shall remain fully responsible for the actions undertaken by such committees and may withdraw the delegation of powers to such committees in its discretion.

17.	Representation
17.1	The general authority to represent the company shall be vested in the board of directors and the Chief Executive Officer.
17.2

The board of directors or the Chief Executive Officer may also confer authority to represent the company, jointly or severally, to one or more individuals (procuratiehouders) who would thereby be granted powers of representation with respect to such acts or categories of acts as the board of directors or the Chief Executive Officer may determine and shall notify to the Dutch trade register. Such authority may be revoked provided that any authority conferred by the board of directors may be revoked only by the board of directors.

18.	Indemnity
18.1

The company shall indemnify any and all of its directors, officers, former directors, former officers and any person who may have served at its request as a director or officer of another company in which it owns shares or of which it is a creditor, who were or are made a party or are threatened to be made a party to or are involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (each a Proceeding), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, against any and all liabilities, damages, reasonable and documented expenses (including reasonably incurred and substantiated attorneys’ fees), financial effects of judgments, fines, penalties (including excise and similar taxes and punitive damages) and amounts paid in settlement in connection with such Proceeding by any of them. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled otherwise.

18.2

Indemnification under this Article 18 shall continue as to any person who has ceased to serve in the capacity which initially entitled such person to indemnity under Article 18.1 related to and arising from such person’s activities while acting in such capacity. No amendment, modification or repeal of this Article 18 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal.

18.3

Notwithstanding Article 18.1 hereof, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall be adjudged to be liable for gross negligence or wilful misconduct in the performance of such person’s duty to the company.

18.4

The right to indemnification conferred in this Article 18 shall include a right to be paid or reimbursed by the company for any and all reasonable and documented expenses incurred by any person entitled to be indemnified under this Article 18 who was, or is threatened, to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to such person’s ultimate entitlement to indemnification; provided, however, that such person shall undertake to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified under this Article 18.

19.	General meeting of shareholders
19.1	At least one (1) general meeting of shareholders shall be held every year, which meeting shall be held within six (6) months after the close of the financial year.
19.2

Furthermore, general meetings of shareholders shall be held in the case referred to in Section 2:108a of the Dutch Civil Code and as often as the board of directors, the Chairman or Chief Executive Officer deems it necessary to hold them, without prejudice to what has been provided in Article 19.3.

19.3

Shareholders solely or jointly representing at least ten percent (10%) of the issued share capital may request the board of directors, in writing, to call a general meeting of shareholders, stating the matters to be dealt with.

If the board of directors fails to call a meeting, then such shareholders may, on their application, be authorized by the interim provisions judge of the court (voorzieningenrechter van de rechtbank) to convene a general meeting of shareholders. The interim provisions judge shall reject the application if he is not satisfied that the applicants have previously requested the board of directors in writing, stating the exact subjects to be discussed, to convene a general meeting of shareholders.

19.4

General meetings of shareholders shall be held in Amsterdam or Haarlemmermeer (Schiphol Airport), the Netherlands, and shall be called by the board of directors, the Chairman or Chief Executive Officer of the board of directors, in such manner as is required to comply with the law and the applicable stock exchange regulations, no later than on the forty-second (42nd) day before the day of the meeting.

19.5

All convocations of general meetings of shareholders and all announcements, notifications and communications to shareholders and other persons entitled to attend the meeting shall be made by means of an announcement on the company’s corporate website and such announcement shall remain accessible until the relevant general meeting of shareholders. Any communication to be addressed to the general meeting of shareholders by virtue of law or these Articles of Association, may be either included in the notice, referred to in the preceding sentence or, to the extent provided for in such notice, on the company’s corporate website and/or in a document made available for inspection at the office of the company and such other place(s) as the board of directors shall determine.

19.6

In addition to Article 19.5, convocations of general meetings of shareholders may be sent to shareholders and other persons entitled to attend the meeting through the use of an electronic means of communication to the address provided by such shareholders and other persons to the company for this purpose.

19.7	The notice shall state the place, date and hour of the meeting and the agenda of the meeting as well as the other data required by law.

19.8

An item proposed in writing by such number of shareholders and other persons entitled to attend the meeting who, by law, are entitled to make such proposal, shall be included in the notice or shall be announced in a manner similar to the announcement of the notice, provided that the company has received the relevant request or a proposed resolution, including the reasons for putting the relevant item on the agenda, no later than on the sixtieth (60th) day before the day of the meeting.

19.9	The agenda of the annual general meeting of shareholders shall contain, inter alia, the following items:
(a)	the implementation of the remuneration policy;
(b)	adoption of the annual accounts;
(c)	granting of discharge to the directors in respect of the performance of their duties in the relevant financial year;
(d)	the appointment of directors;
(e)	the policy of the company on additions to reserves and on dividends, if any;
(f)	if, applicable, the proposal to pay a dividend;
(g)	if applicable, discussion of any substantial change in the corporate governance structure of the company; and
(h)	any matters decided upon by the person(s) convening the meeting and any matters placed on the agenda with due observance of Article 19.8.
19.10

The board of directors shall provide the general meeting of shareholders with all requested information, unless this would be contrary to an overriding interest of the company. If the board of directors invokes an overriding interest, it must give reasons.

19.11

If a right of approval is granted to the general meeting of shareholders by law or these Articles of Association (for instance as referred to in Article 14.6 and Article 15.8) or the board of directors requests a delegation of powers or authorization (for instance as referred to in Article 6), the board of directors shall inform the general meeting of shareholders by means of a circular or explanatory notes to the agenda of all facts and circumstances relevant to the approval, delegation or authorization to be granted.

19.12

For the purpose of Articles 19 and 20, persons with the right to vote or attend meetings shall be considered those persons who have these rights at the twenty-eighth day prior to the day of the meeting (Record Date) and are registered as such in a register to be designated by the board of directors for such purpose, irrespective whether they will have these rights at the date of the meeting. In addition to the Record Date, the notice of the meeting shall further state the manner in which shareholders and other persons entitled to attend the meeting may have themselves registered and the manner in which those rights can be exercised.

19.13

If a proposal to amend these Articles of Association is to be dealt with, a copy of that proposal, in which the proposed amendments are stated verbatim, shall be made available for inspection to the shareholders and other persons entitled to attend the meeting, at the office of the company and on the website of the company, as from the day the general meeting of shareholders is called until after the close of that meeting. Upon request, each of them shall be entitled to obtain a copy thereof, without charge.

20.	Chairman, minutes, rights, admittance and voting
20.1	The general meeting of shareholders shall be presided over by the Chairman or, in his absence, by the person chosen by the board of directors to act as chairman for such meeting.
20.2

One of the persons present designated for that purpose by the chairman of the meeting shall act as secretary of the meeting and take minutes of the business transacted. The minutes shall be adopted by the chairman of the meeting and the secretary of the meeting and signed by them in witness thereof.

20.3

The minutes of the general meeting of shareholders shall be made available, on request, to the shareholders no later than three (3) months after the end of the meeting, after which the shareholders shall have the opportunity to react to the minutes in the following three (3) months. The minutes shall then be adopted in the manner as described in Article 20.2.

20.4	If an official notarial record is made of the business transacted at the meeting then minutes need not be drawn up and it shall suffice that the official notarial record be signed by the notary.
20.5

As a prerequisite to attending the meeting and, to the extent applicable, exercising voting rights, the shareholders and other persons entitled to attend the meeting shall be obliged to inform the board of directors in writing within the time frame mentioned in the convening notice. At the latest this notice must be received by the board of directors on the day mentioned in the convening notice.
20.6

Shareholders and other persons entitled to attend the meetings may procure to be represented at any meeting by a proxy duly authorized in writing, provided they shall notify the company in writing of their wish to be represented at such time and place as shall be stated in the notice of the meetings. For the avoidance of doubt, such attorney is also authorized in writing if the proxy is documented electronically. The board of directors may determine further rules concerning the deposit of the powers of attorney; these shall be mentioned in the notice of the meeting.

20.7	The chairman of the meeting shall decide on the admittance to the meeting of persons other than those who are entitled to attend.
20.8

For each general meeting of shareholders, the board of directors may decide that shareholders and other persons entitled to attend the meeting shall be entitled to attend, address and exercise voting rights at such meeting through the use of electronic means of communication, provided that shareholders and other persons who participate in the meeting are capable of being identified through the electronic means of communication and have direct cognizance of the discussions at the meeting and the exercising of voting rights (if applicable). The board of directors may set requirements for the use of electronic means of communication and state these in the convening notice. Furthermore, the board of directors may for each general meeting of shareholders decide that votes cast by the use of electronic means of communication prior to the meeting and received by the board of directors shall be considered to be votes cast at the meeting. Such votes may not be cast prior to the Record Date. Whether the provision of the foregoing two sentences applies and the procedure for exercising the rights referred to in that sentence shall be stated in the notice.

20.9

Prior to being allowed admittance to a meeting, a shareholder and each other person entitled to attend the meeting, or their attorney, shall sign an attendance list, while stating his name and, to the extent applicable, the number of votes to which he is entitled. Each shareholder and other person attending a meeting by the use of electronic means of communication and identified in accordance with Article 20.8 shall be registered on the attendance list by the board of directors. In the event that it concerns an attorney of a shareholder or another person entitled to attend the meeting, the name(s) of the person(s) on whose behalf the attorney is acting, shall also be stated. The chairman of the meeting may decide that the attendance list must also be signed by other persons present at the meeting.

20.10

The chairman of the meeting may determine the time for which shareholders and others entitled to attend the general meeting of shareholders may speak if he considers this desirable with a view to the order by conduct of the meeting as well as other procedures that the chairman considers desirable for the efficient and orderly conduct of the business of the meeting.

20.11	Every share (whether common or special voting) shall confer the right to cast one (1) vote.

Shares in respect of which the law determines that no votes may be cast shall be disregarded for the purposes of determining the proportion of shareholders voting, present or represented or the proportion of the share capital present or represented.

20.12	All resolutions shall be passed with an absolute majority of the votes validly cast unless otherwise specified herein.

Blank votes shall not be counted as votes cast.

20.13	All votes shall be cast in writing or electronically. The chairman of the meeting may, however, determine that voting by raising hands or in another manner shall be permitted.
20.14	Voting by acclamation shall be permitted if none of the shareholders present or represented objects.
20.15

No voting rights shall be exercised in the general meeting of shareholders for shares or depositary receipts thereof owned by the company or by a subsidiary. Pledgees and usufructuaries of shares owned by the company and its subsidiaries shall however not be excluded from exercising their voting rights, if the right of pledge or usufruct was created before the shares were owned by the company or a subsidiary. Neither the company nor any of its subsidiaries may exercise voting rights for shares in respect of which it holds a right of pledge or usufruct.

20.16	Without prejudice to the other provisions of this Article 20, the company shall determine for each resolution passed:
(a)	the number of shares on which valid votes have been cast;
(b)	the percentage that the number of shares as referred to under (a) represents in the issued share capital;
(c)	the aggregate number of votes validly cast; and
(d)	the aggregate number of votes cast in favour of and against a resolution, as well as the number of abstentions.
21.	Audit
21.1

The general meeting of shareholders shall appoint an accountant to examine the annual accounts drawn up by the board of directors, to report thereon to the board of directors, and to express an opinion with regard thereto.

21.2	If the general meeting of shareholders fails to appoint the accountant as referred to in Article 21.1, this appointment shall be made by the board of directors.
21.3

To the extent permitted by law, the appointment provided for in Article 21.1 may be cancelled by the general meeting of shareholders and if the appointment has been made by the board of directors, by the board of directors.

21.4

The accountant may be questioned by the general meeting of shareholders in relation to the accountant’s statement on the fairness of the annual accounts. The accountant shall therefore be invited to attend the general meeting of shareholders convened for the adoption of the annual accounts.

21.5	The accountant shall, in any event, attend the meeting of the board of directors at which the report of the accountant is discussed, and at which the annual accounts are to be approved.
22.	Financial year, annual accounts and distribution of profits
22.1	The financial year of the company shall coincide with the calendar year.
22.2

The board of directors shall annually close the books of the company as at the last day of every financial year and shall within four (4) months thereafter draw up annual accounts consisting of a balance sheet, a profit and loss account and explanatory notes. Within such four (4) month period the board of directors shall publish the annual accounts, including the accountant’s certificate, the annual report and any other information that would need to be made public in accordance with the applicable provisions of law and the requirements of any stock exchange on which common shares are listed.

22.3

The company shall publish its annual accounts and annual report and the other documents referred to in Section 2:392 of the Dutch Civil Code in the English language and in accordance with Section 2:394 of the Dutch Civil Code.

22.4

If the activity of the company or the international structure of its group justifies the same as determined by the board of directors, its annual accounts or its consolidated accounts may be prepared in a foreign currency.

22.5

The broad outline of the corporate governance structure of the company shall be explained in a separate chapter of the annual report. In the explanatory notes to the annual accounts the company shall state, in addition to the information to be included pursuant to Section 2:383d of the Dutch Civil Code, the value of the options granted to the executive directors and employees and shall indicate how this value is determined.

22.6	The annual accounts shall be signed by all the directors; should any signature be missing, then this shall be mentioned in the annual accounts, stating the reason.
22.7

The company shall ensure that the annual accounts, the annual report and the other data referred to in Article 22.2 and the statements are available at its office as from the date on which the general meeting of shareholders at which they are intended to be dealt with is called, as well as on the website of the company. The shareholders and those entitled to attend general meetings of shareholders shall be permitted to inspect these documents at the company’s office and to obtain copies thereof free of charge.

22.8	The general meeting of shareholders shall adopt the annual accounts.
22.9

At the general meeting of shareholders at which it is resolved to adopt the annual accounts, a proposal concerning release of the directors from liability for their respective duties, insofar as the exercise of such duties is reflected in the annual accounts or otherwise disclosed to the general meeting of shareholders prior to the adoption of the annual accounts, shall be brought up separately for discussion. The scope of any such release from liability shall be subject to limitations by virtue of the law.

23.	Reserves and profits
23.1

The company shall maintain a special capital reserve to be credited against the share premium exclusively for the purpose of facilitating any issuance or cancellation of special voting shares. The special voting shares shall not carry any entitlement to the balance of the special capital reserve. The board of directors shall be authorized to resolve upon (i) any distribution out of the special capital reserve to pay up special voting shares or (ii) re-allocation of amounts to credit or debit the special capital reserve against or in favour of the share premium reserve.

23.2

The company shall maintain a separate dividend reserve for the special voting shares. The special voting shares shall not carry any entitlement to any other reserve of the company. Any distribution out of the special voting rights dividend reserve or the partial or full release of such reserve will require a prior proposal from the board of directors and a subsequent resolution of the meeting of holders of special voting shares.

23.3	From the profits, shown in the annual accounts, as adopted, such amounts shall be reserved as the board of directors may determine.
23.4

The profits remaining thereafter shall first be applied to allocate and add to the special voting shares dividend reserve an amount equal to one percent (1%) of the aggregate nominal value of all outstanding special voting shares. The calculation of the amount to be allocated and added to the special voting shares dividend reserve shall occur on a time-proportionate basis. If special voting shares are issued during the financial year to which the allocation and addition pertains, then the amount to be allocated and added to the special voting shares dividend reserve in respect of these newly issued special voting shares shall be calculated as from the date on which such special voting shares were issued until the last day of the financial year concerned. The special voting shares shall not carry any other entitlement to the profits.

23.5	Any profits remaining thereafter shall be at the disposal of the general meeting of shareholders for distribution of profits on the common shares only, subject to the provision of Article 23.8.
23.6

Subject to a prior proposal of the board of directors, the general meeting of shareholders may declare and pay distributions of profits and other distributions in United States Dollars. Furthermore, subject to the approval of the general meeting of shareholders and the board of directors having been designated as the body competent to pass a resolution for the issuance of shares in accordance with Article 6, the board of directors may decide that a distribution shall be made in the form of shares or that shareholders shall be given the option to receive a distribution either in cash or in the form of shares.

23.7

The company shall only have power to make distributions to shareholders and other persons entitled to distributable profits to the extent the company’s equity exceeds the sum of the paid in and called up part of the share capital and the reserves that must be maintained pursuant to Dutch law and these Articles of Association. No distribution of profits or other distributions may be made to the company itself for shares that the company holds in its own share capital.

23.8	The distribution of profits shall be made after the adoption of the annual accounts, from which it appears that the same is permitted.
23.9

The board of directors shall have power to declare one or more interim distributions of profits, provided that the requirements of Article 23.7 are duly observed as evidenced by an interim statement of assets and liabilities as referred to in Section 2:105 paragraph 4 of the Dutch Civil Code and provided further that the policy of the company on additions to reserves and distributions of profits is duly observed. The provisions of Articles 23.2 and 23.3 shall apply mutatis mutandis.

23.10

The board of directors may determine that distributions are made from the company’s share premium reserve or from any other reserve, provided that payments from reserves may only be made to the shareholders that are entitled to the relevant reserve upon the dissolution of the company.

23.11

Distributions of profits and other distributions shall be made payable in the manner and at such date(s) - within four (4) weeks after declaration thereof - and notice thereof shall be given, as the general meeting of shareholders, or in the case of interim distributions of profits, the board of directors shall determine.

23.12	Distributions of profits and other distributions, which have not been collected within five (5) years and one (1) day after the same have become payable, shall become the property of the company.
24.	Amendment of the Articles of Association

A resolution to amend these Articles of Association can only be passed by a general meeting of shareholders pursuant to a prior proposal of the board of directors. A majority of at least two-thirds of the votes cast shall be required if less than one half of the issued share capital is present or represented at the meeting.

25.	Dissolution and winding-up
25.1

A resolution to dissolve the company can only be passed by a general meeting of shareholders pursuant to a prior proposal of the board of directors. A majority of at least two-thirds of the votes cast shall be required if less than one half of the issued share capital is present or represented at the meeting. In the event a resolution is passed to dissolve the company, the directors shall become liquidators (vereffenaars) of the dissolved company’s property, unless the general meeting of shareholders resolves otherwise.

25.2	The general meeting of shareholders shall appoint and decide on the remuneration of the liquidators.
25.3	Until the winding-up of the company has been completed, these Articles of Association shall to the extent possible, remain in full force and effect.
25.4	Whatever remains of the company’s equity after all its debts have been discharged:
(a)

shall first be applied to distribute the aggregate balance of share premium reserves and other reserves than the special voting shares dividend reserve of the company to the holders of common shares in proportion to the aggregate nominal value of the common shares held by each of them;

(b)

secondly, from any balance remaining, an amount equal to the aggregate amount of the nominal value of the common shares will be distributed to the holders of common shares in proportion to the aggregate nominal value of common shares held by each of them;

(c)

thirdly, from any balance remaining, an amount equal to the aggregate amount of the special voting shares dividend reserve will be distributed to the holders of special voting shares in proportion to the aggregate nominal value of the special voting shares held by each of them;

(d)

fourthly, from any balance remaining, the aggregate amount of the nominal value of the special voting shares will be distributed to the holders of special voting shares in proportion to the aggregate nominal value of the special voting shares held by each of them; and

(e)	lastly, the balance remaining will be distributed to the holders of the common shares in proportion to the aggregate nominal value of common shares held by each of them.
25.5	After the company has ceased to exist the books and records of the company shall remain in the custody of the person designated for that purpose by the liquidators for the period provided by law.
25.6	In addition, the liquidation shall be subject to the relevant provisions of Book 2, Title 1, of the Dutch Civil Code.

NOTE ABOUT TRANSLATION

This is a fair English translation of the Articles of Association of:

Fiat Chrysler Automobiles N.V., having its corporate seat in Amsterdam, the Netherlands (company).

The company is a public company (naamloze vennootschap) under the laws of the Netherlands. The company has its principal place of business at 240 Bath Road, Fiat House, SL1 4 DX Slough, the United Kingdom, and is registered with the Dutch trade register of the Chamber of Commerce under file number 60372958.

In preparing the English translation of the Articles of Association of the company, an attempt has been made to translate as literally as possible without jeopardizing the overall continuity of the text. Inevitably, however, differences may occur in translation, and if they do, the official Dutch text will by law govern, provided that the definitions in Article 1 are in their alphabetical order in English, while the Dutch documents will show these definitions in their alphabetical order in Dutch. In this translation, Dutch legal concepts are expressed in English terms and not in their original Dutch terms; the concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

Loyens & Loeff N.V.

APPENDIX C—FCA TERMS AND CONDITIONS OF SPECIAL VOTING SHARES

FIAT CHRYSLER AUTOMOBILES N.V.

SPECIAL VOTING SHARES – TERMS AND CONDITIONS

These terms and conditions will apply to the issuance, allocation, acquisition, holding, repurchase and transfer of special voting and common shares in the share capital of Fiat Chrysler Automobiles N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands, and its principal office address at 240 Bath Road, SL1 4DX, Slough, United Kingdom.

1.	DEFINITIONS AND INTERPRETATION

1.1	In these terms and conditions the following words and expressions shall have the following meanings, except if the context requires otherwise:

Affiliate	with respect to any specified person, any other person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing;

Agent	the bank, depositary or trust appointed by the Board from time to time and in relation to the relevant jurisdiction in which Company’s shares are listed for trading. — and — have each been appointed as the first Agent;

Articles of Association	the articles of association of the Company as in effect from time to time;

Board	the board of directors of the Company;

Broker	the financial institution or broker at which the relevant Shareholder operates his securities account;

Business Day	a calendar day which is not a Saturday or a Sunday or a public holiday in the State of New York, United Kingdom, the Netherlands or any jurisdiction in which the Company’s shares are listed for trading;

Change of Control	has the meaning set out in the Articles of Association;

Change of Control Notification	a notification to be made by a Qualifying Shareholder in respect of whom a Change of Control has occurred, in accordance with the form annexed hereto as Exhibit G;

Common Shares	common shares in the share capital of the Company;

Company	Fiat Chrysler Automobiles N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands, and its principal office address at 240 Bath Road, SL1 4DX, Slough, United Kingdom;

Compensation Amount	has the meaning set out in clause 10;

Deed of Allocation	a private deed of allocation (onderhandse akte van toekenning) of Special Voting Shares, substantially in the form as annexed hereto as Exhibit B;

Deed of Withdrawal	a private deed of repurchase and transfer (onderhandse akte van inkoop en overdracht) of Special Voting Shares, substantially in the form as annexed hereto as Exhibit D;

De-Registration Form	a form to be completed by a Shareholder requesting to de-register some or all of his Common Shares from the Loyalty Register, substantially in the form as annexed hereto as Exhibit C;

De-Registration Request	has the meaning set out in clause 7.1;

DTC	The Depository Trust Company;

Electing Common Shares	Common Shares registered in the Loyalty Register for the purpose of becoming Qualifying Common Shares in accordance with the Articles of Association;

Election Forms	a form to be completed by a Shareholder requesting the Company to register some or all of his Common Shares in the Loyalty Register, substantially in the form as annexed hereto as Exhibit A;

Fiat	Fiat S.p.A.;

Fiat EGM	the extraordinary general meeting of shareholders of Fiat at which such shareholders approved the Fiat Merger;

Fiat EGM Date	the date on which the Fiat EGM took place;

Fiat Merger	the cross-border statutory merger pursuant to which Fiat (as disappearing entity) has merged into the Company (as surviving entity);

Initial Allocation Procedures	means the procedures pursuant to which the former shareholders of Fiat (including those persons who, through a bank, broker or custodian, were the beneficial owner of ordinary shares in Fiat), have been given the opportunity to opt for an initial allocation of Special Voting Shares upon completion of the Fiat Merger, as such procedures have been described in the merger documentation;

Initial Broker Confirmation Statement	a written statement from a Broker confirming with respect to a Shareholder that such Shareholder has uninterruptedly held one or more common shares in the share capital of Fiat from the record date preceding the Fiat EGM Date up to and including the Merger Execution Date;

Initial Deed of Allocation	a private deed of allocation (onderhandse akte van toekenning) of Special Voting Shares between the Company and an Initial Qualifying Shareholder, substantially in the form as annexed hereto as Exhibit F;

Initial Election Form	a form to be completed by a shareholder of Fiat (including any person who, through a bank, broker or custodian, is the beneficial owner of ordinary shares in Fiat), requesting the Company to register some or all of the Common Shares to be acquired by such person on the occasion and as a result of the Fiat Merger in the Loyalty Register and applying for a corresponding number of Special Voting Shares, substantially in the form as annexed hereto as Exhibit E;

Initial Qualifying Shareholders	has the meaning set out in clause 6.1;

Loyalty Intermediary Account	any securities account designated by the Company for the purpose of keeping in custody the Common Shares registered in the Loyalty Register;

Loyalty Register	has the meaning set out in the Articles of Association;

Loyalty Transferee	has the meaning set out in the Articles of Association;

Merger Execution Date	the date on which the notarial deed in respect of the Fiat Merger was executed;

MT	Monte Titoli S.p.A., the Italian central securities depositary;

Power of Attorney	a power of attorney pursuant to which a Shareholder irrevocably authorizes and instructs the Agent to represent such Shareholder and act on such Shareholder’s behalf in connection with any issuance, allocation, acquisition, transfer and/or repurchase of any Special Voting Shares and/or Common Shares in accordance with and pursuant to these Terms and Conditions, as referred to in clauses 4.3 and 6.1.

Qualifying Common Shares	with respect to any Shareholder, (i) the number of Common Shares that has pursuant to the Initial Allocation Procedures, been allocated to such Shareholder and registered in the Loyalty Register on the occasion of the Fiat Merger and continue to be so registered in the name of such Shareholder or its Loyalty Transferee(s) and (ii) the number of Electing Common Shares that has for an uninterrupted period of at least three (3) years, been registered in the Loyalty Register in the name of such Shareholder or its Loyalty Transferee(s) and continue to be so registered. For the avoidance of doubt, it is not necessary that specific Common Shares satisfy the requirements as referred to under (i) and (ii) in order for a number of Common Shares to qualify as Qualifying Common Shares; accordingly, it is permissible for Common Shares to be substituted into the Loyalty Register for different Common Shares without affecting the total number of Qualifying Common Shares or the total number of Common Shares that would become Qualifying Common Shares after an uninterrupted period of at least three (3) years after registration in the Loyalty Register, held by the Shareholder or its Loyalty Transferee(s);

Qualification Date	has the meaning as set out in clause 5.1;

Qualifying Shareholder	a holder of one or more Qualifying Common Shares;

Reference Price	the average closing price of a Common Share on the New York Stock Exchange calculated on the basis of the period of 20 trading days prior to the day of the breach as referred to in clause 10 or, if such day is not a Business Day, the preceding Business Day;

Regular Trading System	the system maintained and operated by DTC or the direct registration system maintained by the Agent, as applicable;

Request	has the meaning as set out in clause 4.1;

Shareholder	a holder of one or more Common Shares;

Special Voting Shares	special voting shares in the share capital of the Company;

Terms and Conditions	the terms and conditions established by this deed as they currently read and may be amended from time to time.

1.2	In these Terms and Conditions, unless the context requires otherwise:

(a)	references to a person shall be construed so as to include any individual, firm, legal entity (wherever formed or incorporated), governmental entity, joint venture, association or partnership;

(b)	the headings are inserted for convenience only and shall not affect the construction of this agreement;

(c)	the singular shall include the plural and vice versa;

(d)	references to one gender include all genders; and

(e)	references to times of the day are to local time in the relevant jurisdiction unless otherwise stated.

2.	PURPOSE OF SPECIAL VOTING SHARES

The purpose of the Special Voting Shares is to reward long-term ownership of Common Shares and to promote stability of the Company’s shareholder base.

3.	ROLE OF AGENT

3.1	The Agent shall on behalf of the Company manage, organize and administer the Loyalty Register and process the issuance, allocation, acquisition, sale, repurchase and transfer of Special Voting Shares and the transfer of Common Shares in accordance with these Terms and Conditions. In this respect, the Agent will represent the Company and process and sign on behalf of the Company all relevant documentation in respect of the Loyalty Intermediary Account, the Loyalty Register, the Special Voting Shares and the Common Shares, including - without limitation - deeds, confirmations, acknowledgements, transfer forms and entries in the Company’s register of shareholders.

3.2	In accordance with the Power of Attorney (as referred to in clause 4.3), the Agent shall accept instructions from Shareholders to act on their behalf in connection with the issuance, allocation, acquisition, sale, repurchase and transfer of Special Voting Shares and the transfer of Common Shares in accordance with these Terms and Conditions.

3.3	The Board shall ensure that up-to-date contact details of the Agent will be published on the Company’s corporate website.

4.	APPLICATION FOR SPECIAL VOTING SHARES - LOYALTY REGISTER

4.1	A Shareholder may at any time opt to become eligible for Special Voting Shares by requesting the Agent, acting on behalf of the Company, to register all or some of his Common Shares in the Loyalty Register. Such a request (a Request) will need to be made by the relevant Shareholder through its Broker, by submitting (i) a duly completed Election Form and (ii) a confirmation from the relevant Shareholder’s Broker that such Shareholder holds title to the number of Common Shares included in the Request.

4.2	In respect of any number of Common Shares which are registered in the direct registration system maintained by the Agent, a Request may also be made by a Shareholder directly to the Agent, acting on behalf of the Company (i.e. not through the intermediary services of a Broker), provided, however, that the Agent may in such case set additional rules and procedures to validate any such Request, including - without limitation - the verification of the identity of the relevant Shareholder, the evidence with respect to such Shareholder’s title to the number of Common Shares, included in the Request and the authenticity of such Shareholder’s submission.

4.3	Together with the Election Form, the relevant Shareholder must submit a duly signed Power of Attorney, irrevocably instructing and authorizing the Agent to act on his behalf and to represent him in connection with the issuance, allocation, acquisition, sale, transfer and repurchase of Special Voting Shares and the transfer of a designated number of Common Shares from the Regular Trading System or to the Loyalty Intermediary Account (as applicable), and vice versa, in accordance with and pursuant to these Terms and Conditions, and to sign on behalf of the relevant Shareholder all relevant documentation in respect of the Loyalty Intermediary Account, the Loyalty Register, the Special Voting Shares and the Common Shares, including - without limitation - deeds, confirmations, acknowledgements, transfer forms and entries in the Company’s register of shareholders.

4.4	The Company and the Agent may establish an electronic registration system in order to allow for the submission of Requests by email or other electronic means of communication. The Company will publish the procedure and details of any such electronic facility, including registration instructions, on its corporate website.

4.5	Upon receipt of the Election Form, the Broker confirmation, if applicable, as referred to in clause 4.1 and the Power of Attorney, the Agent will examine the same and use its reasonable efforts to inform the relevant Shareholder, through his Broker, as to whether the Request is accepted or rejected (and, if rejected, the reasons why) within ten Business Days of receipt of the above-mentioned documents. The Agent may reject a Request for reasons of incompleteness or incorrectness of the Election Form, the Power of Attorney or the Broker confirmation, if applicable, as referred to in clause 4.1 or in case of serious doubts with respect to the validity or authenticity of such documents. If the Agent requires further information from the relevant Shareholder in order to process the Request, then such Shareholder shall provide all necessary information and assistance required by the Agent in connection therewith.

4.6	If the Request is accepted, then the designated number of Common Shares will be taken out of the Regular Trading System or transferred to the Loyalty Intermediary Account (as applicable) and will be registered in the Loyalty Register in the name of the requesting Shareholder (and not in the name of any custodian, Broker, bank or nominee).

4.7	Without prejudice to clause 4.8, the transfer of Common Shares from the Regular Trading System or to the Loyalty Intermediary Account (as applicable) and the registration of Common Shares in the Loyalty Register will not affect the nature of such shares, nor any of the rights attached thereto. All Common Shares will continue to be part of the class of common shares in which they were issued, and any stock exchange listing or registration with the U.S. Securities and Exchange Commission shall continue to apply to such shares. All Common Shares shall be identical in all respects.

4.8	Once any number of Common Shares is included in the Loyalty Register by a Shareholder:

(a)	such Shareholder shall not, directly or indirectly, sell, dispose of, trade or transfer such number of Common Shares, or otherwise grant any right or interest therein (other than to a Loyalty Transferee of such Shareholder);

(b)	such Shareholder may create or permit to exist any pledge, lien, fixed or floating charge or other encumbrance over such Common Shares or any interest in any such Common Shares, provided that the voting rights in respect of such Common Shares remain with such Shareholder at all times; and

(c)	such Shareholder wanting to, directly or indirectly, sell, dispose of, trade or transfer such number of Common Shares (other than to a Loyalty Transferee), or create or permit to exist any pledge, lien, fixed or floating charge or other encumbrance over such Common Shares or any interest in any such Common Shares without maintaining the voting rights in respect of such Common Shares, will need, either directly or through such Shareholder’s Broker pursuant to a power of attorney, to submit a De-Registration Request as referred to in clause 7.1.

4.9	In addition to the procedures referred to in clauses 3.1 and 4.3, the Company and the Agent will establish a procedure with DTC and MT to facilitate the transfer of Common Shares in accordance with these Terms and Conditions.

5.	ALLOCATION OF SPECIAL VOTING SHARES

5.1	As per the date on which a number of Common Shares has been registered in the Loyalty Register in the name of one and the same Shareholder or a Loyalty Transferee of such Shareholder for an uninterrupted period of three years (the Qualification Date), such number of Common Shares will become Qualifying Common Shares and the holder thereof will be entitled to receive one Special Voting Share in respect of each of such Qualifying Common Shares and therefore any transfer of such number of Common Shares between such Shareholder and any Loyalty Transferee shall not be deemed to interrupt the three year period referred to in this clause 5.1.

5.2	On the Qualification Date, the Agent will, on behalf of both the Company and the relevant Qualifying Shareholder, process the execution of a Deed of Allocation pursuant to which such number of Special Voting Shares will be allocated to the Qualifying Shareholder as will correspond to the number of newly Qualifying Common Shares.

5.3	Any allocation of Special Voting Shares to a Qualifying Shareholder will be effectuated for no consideration (om niet) and be subject to these Terms and Conditions. The par value of newly issued Special Voting Shares will be funded out of, and debited to, the part of the reserves of the Company that is labelled “Special Capital Reserve”.

6.	INITIAL ALLOCATION PROCEDURES

6.1	In addition to the registration and allocation procedures set out in clauses 4 and 5, Special Voting Shares will be allocated on the occasion of the Fiat Merger to former shareholders of Fiat (including those persons who, through a bank, broker or custodian, were the beneficial owner of ordinary shares in any such entity) who have complied with the requirements of the Initial Allocation Procedures (Initial Qualifying Shareholders), including (i) the requirement to hold the relevant ordinary shares in the share capital of Fiat from the record date for the Fiat EGM up to the Merger Execution Date, (ii) the requirement to have been present or represented (by proxy) at the Fiat EGM (without regard to how such former shareholders of Fiat voted their shares at the Fiat EGM), (iii) the requirement to submit a duly completed Initial Election Form no later than 15 Business Days after the Fiat EGM, which contains a Power of Attorney and not to have withdrawn such election and (iv) the requirement to submit an Initial Broker Confirmation Statement on or prior to the Merger Execution Date.

6.2	The Common Shares to be acquired by Initial Qualifying Shareholders on the occasion and as a result of the Fiat Merger will be held in the Loyalty Intermediary Account and registered in the Loyalty Register immediately after completion of the Fiat Merger, in accordance with the Initial Allocation Procedures. Following such registration, each Initial Qualifying Shareholder shall be entitled to such number of Special Voting Shares as correspond to the number of Common Shares registered in the name of such Initial Qualifying Shareholder in the Loyalty Register.

6.3	The allocation of Special Voting Shares to Initial Qualifying Shareholders will be carried out by the Agent on behalf of and as hereby authorized by both the Company and the Initial Qualifying Shareholders, by execution of an Initial Deed of Allocation. For the avoidance of doubt, any allocation of Special Voting Shares to Initial Qualifying Shareholders will be carried out for no consideration (om niet) and will be subject to these Terms and Conditions. The nominal value of newly issued Special Voting Shares will be funded out of, and debited to, the part of the reserves of the Company that is labelled “Special Capital Reserve”.

7.	DE-REGISTRATION – WITHDRAWAL OF SPECIAL VOTING SHARES

7.1	A Shareholder with Common Shares registered in the Loyalty Register may at any time request the Agent acting on behalf of the Company to de-register some or all of such Common Shares registered in the Loyalty Register and, to the extent that the relevant Common Shares are held outside the Regular Trading System, to transfer such Common Shares back to the Regular Trading Register. Such a request (a De-Registration Request) must be made by the relevant Shareholder through its Broker, by submitting a duly completed De- Registration Form.

7.2	A De-Registration Request may also be made by a Shareholder directly to the Agent acting on behalf of the Company (i.e. not through the intermediary services of a Broker); provided, however, that the Agent may in such case set additional rules and procedures to validate any such De-Registration Request, including - without limitation - the verification of the identity of the relevant Shareholder and the authenticity of such Shareholder’s submission.

7.3	By means of and immediately upon a Shareholder submitting the De-Registration Form, such Shareholder shall have waived all rights to cast any votes that accrue to the Special Voting Shares concerned in the De-Registration Form.

7.4	Upon receipt of the duly completed De-Registration Form, the Agent will examine the same and procure that such number of Common Shares as specified in the De-Registration Form will be transferred from the Loyalty Intermediary Account, or, if the relevant Common Shares are held outside the Regular Trading System, to the Regular Trading System, as promptly as practible, but in any event within three Business Days of receipt of the De-Registration Form.

7.5	Upon de-registration from the Loyalty Register, such Common Shares will no longer qualify as Electing Common Shares or Qualifying Common Shares, as the case may be, and the holder of the relevant shares will no longer be entitled to hold a corresponding number of Special Voting Shares allocated in respect of any such Common Shares which qualify as Qualifying Common Shares and will be bound to offer and transfer such number of Special Voting Shares to the Company, and the Company will accept and acquire such number of Special Voting Shares, for no consideration (om niet).

7.6	The offering and transfer of the Special Voting Shares referred to in clause 7.5 by the relevant Shareholder to the Company and the repurchase and acquisition of such shares by the Company will be processed by the Agent on behalf of both the Company and the relevant Shareholder, by execution of a Deed of Withdrawal.

7.7	Upon completion of the repurchase of Special Voting Shares as referred to in clauses 7.5 and 7.6, the Company may proceed with the withdrawal and cancellation of such shares or, alternatively, continue to hold such shares as treasury stock until their disposal in accordance with the Articles of Association and these Terms and Conditions.

7.8

If the Company determines (in its discretion) that a Shareholder has taken any action a principal purpose of which is to avoid the application of clause 4.8 under (a) or (b) regarding transfer restrictions, clause 8 regarding transfer restrictions or clause 9 regarding a Change of Control of such Shareholder, the Company may instruct the Agent to transfer such Shareholder’s number of Common Shares registered in the Loyalty Register from the Loyalty Intermediary Account, or, if the relevant Common Shares are held outside the Regular Trading System, to the Regular Trading System and such Shareholder shall immediately be deemed to have (i) waived all rights to cast any votes that accrue to any Special Voting Shares allocated in respect of such number of Common Shares and (ii) transferred such Special Voting Shares allocated in respect thereof to the Company for no consideration (om niet).

7.9	For the avoidance of doubt, no Shareholder required to transfer Special Voting Shares pursuant to clause 7.5 or clause 7.8 shall be entitled to any purchase price referred to in the articles 5.5 or 13.5 of the Articles of Association for such Special Voting Shares and each Shareholder waives its rights in that respect, which waiver the Company hereby accepts and authorizes the Agent to take any and all actions in respect of the Common Shares and Special Voting Shares to give effect to the Terms and Conditions.

8.	TRANSFER RESTRICTIONS

8.1	In view of the purpose of the Special Voting Shares (as set out in clause 2) and the obligation of a Shareholder to re-transfer his Special Voting Shares to the Company as referred to in clauses 7.5, 7.8 and 9, no Shareholder shall, directly or indirectly:

(a)	sell, dispose of or transfer any Special Voting Share or otherwise grant any right or interest therein; or

(b)	create or permit to exist any pledge, lien, fixed or floating charge or other encumbrance over any Special Voting Share or any interest in any Special Voting Share.

Notwithstanding the foregoing, upon any transfer of Qualifying Common Shares to a Loyalty Transferee in accordance with the terms hereof, the associated Special Voting Shares shall also be transferred to such Loyalty Transferee.

9.	CHANGE OF CONTROL

9.1	Upon the occurrence of a Change of Control in respect of a Qualifying Shareholder or a Shareholder with Common Shares registered in the Loyalty Register, such Shareholder must promptly notify the Agent and the Company thereof, by submitting a Change of Control Notification, and must make a De-Registration Request as referred to in clauses 7.1 and 7.2.

9.2	The procedures described in clauses, 7.3, 7.4, 7.5, 7.6, 7.7 and 7.9 will apply accordingly to the De-Registration Request submitted pursuant to clause 9.1.

9.3	Notwithstanding that the Agent and the Company have not received a Change of Control Notification, upon the Company becoming aware that a Change of Control has occurred, the Company may provide the Agent with notice thereof and instruct the Agent to transfer such Shareholder’s shares registered in the Loyalty Register from the Loyalty Intermediary Account, or, if the relevant Common Shares are held outside the Regular Trading System, to the Regular Trading System, in which case the procedures of clauses 7.8 and 7.9 will apply mutatis mutandis.

10.	BREACH, COMPENSATION PAYMENT

In the event of a breach of any of the covenants set out in clauses 4.8, 7.3, 7.5, 8.1 and 9.1, the relevant Shareholder shall without prejudice to the Company’s right to request specific performance, be bound to pay to the Company an amount equal to the Reference Price multiplied by the number of Special Voting Shares that are affected by the relevant breach (the Compensation Amount).

The above-mentioned obligation to pay the Compensation Amount shall constitute a penalty clause (boetebeding) as referred to in article 6:91 of the Dutch Civil Code. The Compensation Amount payment shall be deemed to be in lieu of, and not in addition to, any liability (schadevergoedingsplicht) of the relevant Shareholder towards the Company in respect of the relevant breach - so that the provisions of this clause 10 shall be deemed to be a “liquidated damages” clause (schadevergoedingsbeding) and not a “punitive damages” clause (strafbeding).

The provisions of article 6:92, paragraphs 1 and 3 of the Dutch Civil Code shall, to the maximum extent possible, not apply.

11.	LOYALTY REGISTER

The Agent, acting on behalf of the Company, shall keep the Loyalty Register up to date.

12.	AMENDMENT OF THESE TERMS AND CONDITIONS

12.1	These Terms and Conditions have been established by the Board on — 2014 and have been approved by the general meeting of shareholders of the Company on — 2014.

12.2	These Terms and Conditions may be amended pursuant to a resolution by the Board, provided, however, that any amendment that is not merely technical and is material to Shareholders that are registered in the Loyalty Register, will be subject to the approval of the general meeting of shareholders of the Company unless such amendment is required to ensure compliance with applicable law or regulations or the listing rules of any securities exchange on which the Common Shares are listed.

12.3	Any amendment of the Terms and Conditions shall require a private deed to that effect.

12.4	The Company shall publish any amendment of these Terms and Conditions on the Company’s corporate website and notify the Qualifying Shareholders of any such amendment through their Brokers.

13.	COSTS

All costs of the Agent in connection with these Terms and Conditions, any Power of Attorney and any Initial Deed of Allocation, Deed of Allocation and Deed of Withdrawal, shall be for the account of the Company. Any other costs shall be for the account of the relevant Shareholder.

14.	GOVERNING LAW, DISPUTES

14.1	These Terms and Conditions are governed by and construed in accordance with the laws of the Netherlands.

14.2	Any dispute in connection with these Terms and Conditions and/or the Special Voting Shares and/or Common Shares and/or Qualifying Common Shares will be brought before the courts of Amsterdam, the Netherlands.

EXHIBIT A

ELECTION FORM

- Election Form with regard to Common Share traded on New York Stock Exchange (NYSE)

- Election Form with regard to Common Share traded on Mercato Telematico Azionario (MTA)

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PO BOX —

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Date:

Company:                             Fiat Chrysler Automobiles N.V.

Registration:

Holder Account:

Number:

Document I.D.:

Our Reference:

Dear Shareholder:

Please read, complete and sign this Election Form in accordance with the instructions contained herein, to elect to receive special voting shares in the capital of Fiat Chrysler Automobiles N.V. (the Company).

This Election Form should be read in conjunction with the Special Voting Shares Terms and Conditions, which documentation is available on the investor relations page on the corporate website of the Company www.—.com.

Please send the completed Election Form to:

Computershare

PO Box —

—

By submitting this Election Form you are hereby requesting to obtain special voting shares in the share capital of the Company.

If you do not correctly complete this Election Form or if this Election Form is not received by Computershare, the common shares in the share capital of the Company for which you elect registration will not be registered in the loyalty register of the Company.

Questions can be directed to toll free within the US: [855-807-3164] or outside the US: [732-491-0514]. Our telephone representatives are available on business days between the hours of 8:30 a.m. and 5:00 p.m. EST. Our automated phone system is available 24 hours a day, 7 days a week, but it is only appropriate for getting routine information.

Sincerely,

Service Representative

Enclosure: Election form (Form code)

ELECTION FORM

FOR THE REGISTRATION OF COMMON SHARES IN THE SHARE CAPITAL OF

FIAT CHRYSLER AUTOMOBILES N.V. (THE ‘COMPANY’)

ON THE UNITED STATES LOYALTY REGISTER

Return this completed Election Form accompanied by your DRS Statement to:

Computershare

P.O. Box —

—

Registered Owner:

Registered Owner Address:

Account Number:

Issue ID:

NUMBER OF COMMON SHARES IN THE SHARE CAPITAL OF THE COMPANY FOR WHICH YOU ELECT TO RECEIVE SPECIAL VOTING SHARES IN THE SHARE CAPITAL OF THE COMPANY

Please print the number of common shares in the share capital of the Company held in your name as to which you elect to be registered in the loyalty register (the Loyalty Register) of the Company.

Number of common shares: ....................................................................... (the Electing Common Shares).

If this form is completed improperly, then such holder(s) will not be considered to have made a proper election.

If the Electing Common Shares are currently held with a broker in DTC the broker must first withdraw the Electing Common Shares from DTC and register the Electing Common Shares in the shareholder’s name. The shareholder will be sent a DRS statement. The shareholder must then send the DRS statement and this completed election form to Computershare Inc.

If the number of Electing Common Shares is less than the number of common shares in the share capital of the Company in your account a new DRS statement will be generated reflecting the transaction.

DECLARATION AND POWER OF ATTORNEY

By returning this Election Form, duly completed, you irrevocably and unconditionally:

(a)	agree to be bound by the Special Voting Shares Terms and Conditions, as published on the Company’s website; and
(b)	authorize and instruct Computershare Inc. to represent you and act on your behalf in connection with any issuance, allocation, acquisition, transfer and/or repurchase of any special voting share in the capital of the Company and the registration in the Loyalty Register and the Company’s shareholders’ register of the Electing Common Shares in the name of the shareholder in accordance with and pursuant to the Special Voting Shares Terms and Conditions.

GOVERNING LAW, DISPUTES

This Election Form is governed by and construed in accordance with the laws of the Netherlands. Any dispute in connection with this Election Form will be brought before the courts of Amsterdam, the Netherlands.

DIRECTION TO DIRECTLY REGISTER COMMON SHARES IN THE SHARE CAPITAL OF THE COMPANY UPON ELECTION

The Electing Common Shares as to which registration in the Loyalty Register is requested and the special voting shares in the share capital of the Company WILL NOT be DTC eligible. All such Electing Common Shares and special voting shares in the share capital of the Company will be uncertificated and registered only in the books of the Company in accordance with the instructions below. A statement of holdings will be sent to the Loyalty Register shareholder.

Signature of holder(s)	Capacity if applicable

Name of holder(s)	Date

This form must be signed by the registered holder(s) exactly as such name(s) appear on the Company’s shareholder register. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, please provide the necessary documentation and information above, including full title.

Return this completed Election Form accompanied by your DRS Statement to:

Computershare

P.O. Box —

—

ELECTION FORM

FOR THE REGISTRATION OF COMMON SHARES IN THE SHARE CAPITAL OF

FIAT CHRYSLER AUTOMOBILES N.V. (THE ‘COMPANY’)

IN THE LOYALTY REGISTER (ITALIAN BRANCH)

To: Computershare S.p.A., [Via Nizza 262/73, Torino, Italy,] as Agent for the Company.

To be advanced by fax: — or by e-mail to “—”.

Disclaimer

This Election Form shall be completed and signed in accordance with the instructions contained herein, to elect to receive special voting shares (the Special Voting Shares) in the share capital of the Company.

This Election Form should be read in conjunction with the Special Voting Shares - Terms and Conditions, which documentation is available on the corporate website of the Company (www.—.com).

By submitting this Election Form duly completed and signed to the Agent above, you are hereby electing to obtain Special Voting Shares and the common shares (the Common Shares) in the share capital of the Company for which you elect registration will be registered in the loyalty register (the Loyalty Register) of the Company.

1.	Data of electing shareholder who requests registration of his Common Shares in the Loyalty Register (Italian Branch) in order to receive Special Voting Shares

Name and surname or Corporate name …………………………………………………………………………

Date of birth … /…/…… Place of birth ………………………………… Tax code ……………………………

Address or registered seat ………………………………………………………………………………

Tel. ………………………… E-mail ……………………………………………(the Electing Shareholder).

(if the signing party acts on behalf of the Electing Shareholder, please fill in the following table including data relating to the signing party)

Name and surname ………………………………………… In the quality of ……………………………

Date of birth …/…/…… Place of birth ……………………………………………………………………

Tel. ………………………… E-mail ……………………………………………

2.	Number of Common Shares in relation to which the registration in the Loyalty Register is requested in order to receive Special Voting Shares

No. of Common Shares ……………… Average book value (for Italian residents tax purpose) …………

Depositary intermediary ……………………………………Security Account no. ………………………

Reference for payment of dividends (bank) ………………………………………………………………

IBAN …………………………………………… BIC/SWIFT Code ……………………………………

3.	Declaration and power of attorney

The Electing Shareholder, through the transmission of this Election Form, duly completed, irrevocably and unconditionally:

a) agrees to be bound by the Special Voting Shares Terms and Conditions, published on the Company’s website;

b) authorizes and irrevocably instructs Computershare S.p.A. as Agent who acts also on behalf of the Company, to represent the Electing Shareholder and acts on his/her/its behalf in connection with any issuance, allocation, acquisition, transfer and/or repurchase of any Special Voting Share, the transfer of the Common Shares to the Loyalty Intermediary Account (as defined in the Special Voting Shares Terms and Conditions) and the registration in the Loyalty Register in the name of the Electing Shareholder of the Common Shares as to which such registration is requested in accordance with and pursuant to the Special Voting Shares Terms and Conditions;

c) accepts that the Special Voting Shares will be uncertificated and registered only in the books of the Company.

4.	Governing law and disputes

This Election Form is governed by and construed in accordance with the laws of the Netherlands. Any dispute in connection with this Election Form will be brought before the courts of Amsterdam, the Netherlands, as provided by Special Voting Shares Terms and Conditions.

The Electing Shareholder                                        (signature)                     _____________________

5.	Depositary intermediary

The depositary intermediary:

a) confirms the number of Common Shares owned by the Electing Shareholder at the date of this Election Form;

b) accepts that the Common Shares will be registered in the Loyalty Intermediary Account managed by the Company and the Special Voting Shares will be uncertificated and registered only on the books of the Company.

Tel. ………………… e-mail ……………………………………………………………………

The Depositary Intermediary	(Stamp and signature)

EXHIBIT B

DEED OF ALLOCATION

[insert date]

PRIVATE DEED OF ALLOCATION

relating to the allocation of special voting shares in the capital of

FIAT CHRYSLER

AUTOMOBILES N.V.

PRIVATE DEED OF ALLOCATION OF SPECIAL VOTING SHARES IN THE

CAPITAL OF FIAT CHRYSLER AUTOMOBILES N.V. ON ACCOUNT OF THE

SPECIAL CAPITAL RESERVE

dated [*]

PARTIES:

(1)	[[insert name], a company [organised/incorporated] under the laws of [*], having its office address [*] (the Shareholder)] [OR] [[insert first name, last name], born in [city, country] on [date], residing at [address] (the Shareholder)]; and

(2)	Fiat Chrysler Automobiles N.V., a company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands having its official seat in Amsterdam, the Netherlands, and its office address at —, United Kingdom, (the Company).

WHEREAS:

(A)       This deed concerns an issue of Special Voting Shares in the share capital of the Company as described in clause 5 of the terms and conditions with respect to the special voting shares published on the website of the Company (www.—.com) (the Special Voting Shares Terms and Conditions). Capitalized terms used but not defined in this deed will have the meaning as set out in the Special Voting Shares Terms and Conditions.

(B)      [*] [(*)] of the Shareholder’s Common Shares have been registered in the Loyalty Register for an uninterrupted period of three (3) years in accordance with clause 5.1 of the Special Voting Shares Terms and Conditions and therefore such Common Shares have become Qualifying Common Shares as per this date.

(C)      Pursuant to this deed, the Company now wishes to issue [*] ([*]) Special Voting Shares to the Shareholder (the Shareholder Special Voting Shares) in respect of such Shareholder’s Qualifying Common Shares.

(D)      On [*], the board of directors of the Company resolved in a resolution (the Resolution) to issue [*] ([*]) Special Voting Shares in the capital of the Company, with a nominal value of one euro cent (€ 0.01) each for the purposes of the allocation of Special Voting Shares.

(E)      The Company and the Shareholder will hereby effect the issue of the Shareholder Special Voting Shares on the terms set out below.

IT IS AGREED:

1.     ISSUE

1.1       The Company hereby issues the Shareholder Special Voting Shares to the Shareholder on the terms set out in the Special Voting Shares Terms and Conditions, the Resolution and in this deed. The Shareholder hereby accepts the Shareholder Special Voting Shares from the Company.

1.2       The Company shall register the Shareholder Special Voting Shares in its shareholders’ register. No share certificates shall be issued for the Shareholder Special Voting Shares.

1.3       The Company shall make note of this issuance in the Loyalty Register.

2.     OBLIGATION TO PAY

The Shareholder Special Voting Shares are issued at par and therefore against an obligation to pay in the aggregate of [€0.01 x the Shareholder Special Voting Shares] euro (€ [*]) and will be fully paid up in cash on account of the special capital reserve of the Company.

3.     RESCISSION

The Company and the Shareholder waive their right to rescind the agreement contained in this deed or to demand rescission thereof in accordance with Section 6:265 of the Dutch Civil Code.

4.     GOVERNING LAW

This deed shall be governed by, and interpreted in accordance with, the laws of the Netherlands.

SIGNATURE

This deed is signed by duly authorised representatives of the parties:

SIGNED by [insert name Agent]	)	SIGNATURE:
for and on behalf of	)
[*]	)
)
)
)
	)	NAME:

SIGNED	)	SIGNATURE:
for and on behalf of	)
Fiat Chrysler Automobiles N.V.	)
)
)
)
	)	NAME:

EXHIBIT C

DE-REGISTRATION FORM

- De-Registration Form with regard to Common Shares registered through Computershare Trust Company N.A.

- De-Registration Form with regard to Common Shares registered through Computershare S.p.A. (previously named Servizio Titoli S.p.A.)

—

PO BOX —

—

Date:

Company:                         Fiat Chrysler Automobiles N.V.

Registration:

Holder Account:

Number:

Document I.D.:

Our Reference:

Dear Shareholder:

Please read, complete and sign this De-Registration Form in accordance with the instructions contained herein, to request de-registration of your common shares in the share capital of Fiat Chrysler Automobiles N.V. (the Company) registered in the loyalty register of the Company.

This De-Registration Form should be read in conjunction with the Special Voting Shares Terms and Conditions, which documentation is available on the investor relations page on the corporate website of the Company www.—.com.

Please send the completed De-Registration Form to:

Computershare

PO Box —

—

Questions can be directed to toll free within the US: [855-807-3164] or outside the US: [732-491-0514]. Our telephone representatives are available on business days between the hours of 8:30 a.m. and 5:00 p.m. EST. Our automated phone system is available 24 hours a day, 7 days a week, but it is only appropriate for getting routine information.

Sincerely,

Service Representative

Enclosure: De-Registration form (Form code)

DE-REGISTRATION FORM

RELATING TO A REQUEST FOR DE-REGISTRATION OF

COMMON SHARES IN THE SHARE CAPITAL OF

FIAT CHRYSLER AUTOMOBILES N.V. (THE ‘COMPANY’)

FROM THE LOYALTY REGISTER

Return this completed De-Registration Form to:

Computershare

P.O. Box —

—

Registered Owner:

Registered Owner Address:

Account Number:

Issue ID:

NUMBER OF COMMON SHARES IN THE SHARE CAPITAL OF THE COMPANY THAT YOU REQUEST TO BE DE-REGISTERED FROM THE LOYALTY REGISTER OF THE COMPANY

Please print the number of common shares in the share capital of the Company that you request to be de-registered from the loyalty register (the Loyalty Register) of the Company.

Number of common shares to be de-registered:	(the De-Registration Common Shares).

The name(s) of holder(s) must be exactly as the registered name(s) that appear(s) on the Loyalty Register.

If this form is completed improperly, then such holder(s) will not be considered to have made a proper de-registration.

DECLARATION AND POWER OF ATTORNEY

By returning this De-Registration Form, duly completed, you irrevocably and unconditionally instruct and authorize Computershare Inc., acting on behalf of the Company, to transfer the De-Registration Common Shares registered in the Loyalty Register back to the system maintained and operated by the Depository Trust Company or the direct registration system maintained by the bank, depositary or trust appointed by the board of directors of the Company from time to time and in relation to the relevant jurisdiction in which Company’s shares are listed for trading, as applicable, and to sign any documentation required to effect such transfer.

ACKNOWLEDGEMENT

By returning this De-Registration Form, duly signed, you acknowledge that pursuant to the Special Voting Shares Terms and Conditions:

(a)	as from the date hereof, your De-Registration Common Shares included in this De-Registration Form will no longer be registered in the Loyalty Register;
(b)	you are no longer entitled to hold or acquire the special voting shares in the share capital of the Company in respect of your De-Registration Common Shares included in this De-Registration Form;
(c)	Computershare Inc. shall transfer to the Company such number of special voting shares in the share capital of the Company as equals the number of De-Registration Common Shares included in this De-Registration Form for no consideration; and
(d)	as from the date hereof, to the extent you hold special voting shares in the share capital of the Company, you are considered to have waived the voting rights attached to these special voting shares, effected by this De-Registration Form.

GOVERNING LAW, DISPUTES

This De-Registration Form is governed by and construed in accordance with the laws of the Netherlands. Any dispute in connection with this De-Registration Form will be brought before the courts of Amsterdam, the Netherlands.

Signature of holder(s)	Capacity if applicable

Name of holder(s)	Date

This form must be signed by the registered holder(s) exactly as such name(s) appear on the Company’s Loyalty Register. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, please provide the necessary documentation and information above, including full title.

Return this completed De-Registration Form to:

Computershare

P.O. Box —

—

DE-REGISTRATION FORM

FOR DE-REGISTRATION OF COMMON SHARES IN THE SHARE CAPITAL OF

FIAT CHRYSLER AUTOMOBILES N.V. (THE ‘COMPANY’)

FROM THE LOYALTY REGISTER (ITALIAN BRANCH)

To: Computershare S.p.A., [Via Nizza 262/73, Torino, Italy,] as Agent for the Company

To be advanced by fax: — or by e-mail to “—”.

Disclaimer

This De-Registration Form shall be completed and signed in accordance with the instructions contained herein, to request deregistration of the common shares (the Common Shares) in the share capital of the Company registered in the loyalty register (the Loyalty Register) of the Company.

This De-Registration Form should be read in conjunction with the Special Voting Shares - Terms and Conditions, which documentation is available on the corporate website of the Company (www.—.com).

Send the De-Registration Form duly completed and signed to the Agent above.

1.	Data of registered shareholder in the Loyalty Register (Italian Branch)

Name and surname or Corporate name..................................................................................................................

Date of birth ..../..../...... Place of birth .................................................................Tax code..................................

Address or registered seat ....................................................................................................................................

Tel......................................... E-mail ..................................................................... (the Registered Shareholder).

(if the signing party acts on behalf of the Registered Shareholder, please fill in the following table including data relating to the signing party)

Name and surname ...................................................................... In the quality of ...............................................

Date of birth .../..../...... Place of birth .....................................................Tax code ..................................................

Tel. ................................... E-mail ............................................................................

2.	Number of Common Shares in relation to which the De-Registration from the Loyalty Register is requested

No. of Common Shares .................................. Average book value (for Italian residents tax purpose) .................

Depositary intermediary to whom crediting the shares ............................................................................................

ABI ................... CAB ...................... Shareholder Security Account ........................... MT Account ......................

3.	Acknowledgment, representations and undertakings

The Registered Shareholder, through the submission of this De-Registration Form duly completed, irrevocably and unconditionally instructs and authorizes the Agent Computershare S.p.A., who acts also on behalf of the Company, to transfer from the Loyalty Intermediary Account (as defined in the Special Voting Shares Terms and Conditions) to and credit the above indicated intermediary with the Common Shares to be de-registered, and pursuant the Special Voting Shares Terms and Conditions, acknowledges:

a) as from the date hereof, the Common Shares included in this De-Registration Form will no longer be registered in the Loyalty Register;

b) to be no longer entitled to hold or acquire the special voting shares in the share capital of the Company in respect of the Common Shares included in this De- Registration Form;

c) the Agent, who acts also on behalf of the Company, shall transfer to the Company such number of special voting shares in the share capital of the Company as equals the number of Common Shares included in this De-Registration Form for no consideration; and

d) as from the date hereof, to the extent you hold special voting shares in the share capital of the Company, you are considered to have waived the voting rights attached to these special voting shares, effected by this De-Registration Form.

4.	Governing law and disputes

This Election Form is governed by and construed in accordance with the laws of the Netherlands. Any dispute in connection with this Election Form will be brought before the courts of Amsterdam, the Netherlands, as provided by Special Voting Shares Terms and Conditions.

The Registered Shareholder                                     (signature)

The Depositary Intermediary                                   (stamp and signature)

EXHIBIT D

DEED OF WITHDRAWAL

[insert date]

PRIVATE DEED OF REPURCHASE AND TRANSFER

relating to the repurchase and transfer of Special Voting Shares in the capital of Fiat Chrysler Automobiles N.V.

PRIVATE DEED OF REPURCHASE AND TRANSFER OF SPECIAL VOTING SHARES IN THE CAPITAL OF FIAT CHRYSLER AUTOMOBILES N.V.

dated [*]

PARTIES:

(1)	[[insert name], a company [organised/incorporated] under the laws of [*], having its office address [*] (the Shareholder)] [OR] [[insert first name, last name], born in [city, country] on [date], residing at [address] (the Shareholder)]; and

(2)	Fiat Chrysler Automobiles N.V., a company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands having its official seat in Amsterdam, the Netherlands, and its office address at —, United Kingdom, (the Company).

WHEREAS:

(A)       The Shareholder has acquired [*] [(*)] Special Voting Shares by private deed on [insert date], pursuant to and in accordance with the terms and conditions with respect to the special voting shares published on the website of the Company (www.—.com) (the Special Voting Shares Terms and Conditions). Capitalized terms used but not defined in this deed will have the meaning as set out in the Special Voting Shares Terms and Conditions.

(B)       On this day, [insert name Agent] acting on behalf of the Company, received a duly completed De-Registration Form with regard to [*] of the Special Voting Shares of the Shareholder, registered in the Loyalty Register. Pursuant to this deed, the Company and the Shareholder now wish to act upon this request and transfer the corresponding number of Special Voting Shares in the capital of the Company (the Repurchased Shares) by means of repurchase for no consideration (om niet).

(C)       On [*], the board of directors of the Company approved and authorised the repurchase of the Repurchased Shares by the Company (the Resolution).

(D)       The Company and the Shareholder will hereby effect the repurchase and transfer of the Repurchased Shares for no consideration (om niet) in accordance with Section 2:98 and Section 2:86c of the Dutch Civil Code (DCC) on the terms set out below.

IT IS AGREED:

1.     REPURCHASE AND TRANSFER

The Company hereby repurchases the Repurchased Shares from the Shareholder on the terms set out in the Special Voting Shares Terms and Conditions, the Resolution and in this deed and the Shareholder accepts the same. The Shareholder hereby transfers the Repurchased Shares to the Company for no consideration (om niet) and the Company accepts the same.

2.     SHARE TRANSFER RESTRICTIONS

In order to comply with the blocking clause as set out in Article 13 of the articles of association of the Company, the board of directors of the Company has resolved to approve the transfer of the Repurchased Shares from the Shareholder to the Company pursuant to the Resolution.

3.     WARRANTY

3.1         The Shareholder warrants to the Company that it is the sole owner of the Repurchased Shares, that the Repurchased Shares are unencumbered, and that it has full power, right and authority to transfer the Repurchased Shares to the Company.

3.2         The Company accepts the warranty given in the previous paragraph.

4.     NACHGRÜNDUNG

Section 2:94c of the DCC does not apply to subject transfer.

5.     RESCISSION

The Company and the Shareholder waive their right to rescind the agreement contained in this deed or to demand rescission thereof in accordance with Section 6:265 of the DCC.

6.     ACKNOWLEDGEMENT

The Company acknowledges the transfer of the Repurchased Shares and shall register the transfer in its shareholders’ register.

7.     GOVERNING LAW

This deed shall be governed by, and interpreted in accordance with, the laws of the Netherlands.

SIGNATURE

This deed is signed by duly authorised representatives of the parties:

SIGNED by [insert name Agent]	)	SIGNATURE:
for and on behalf of	)
[*]	)
)
)
)
	)	NAME:

SIGNED by [insert name Agent]	)	SIGNATURE:
for and on behalf of	)
Fiat Chrysler Automobiles N.V.
)
)
)
)
	)	NAME:

SIGNATURE

This deed is signed by duly authorised representatives of the parties:

SIGNED by [insert name Agent]	)	SIGNATURE:
for and on behalf of	)
[*]	)
)
)
)
	)	NAME:

SIGNED by [insert name Agent]	)	SIGNATURE:
for and on behalf of	)
DTC
)
)
)
)
	)	NAME:

SIGNED by [insert name Agent]	)	SIGNATURE:
for and on behalf of	)
Fiat Chrysler Automobiles N.V.
)
)
)
)
	)	NAME:

EXHIBIT E

INITIAL ELECTION FORM

- Initial Election Form former Fiat shareholders

[See Annex D to this Prospectus for a copy of the Initial Election Form]

EXHIBIT F

INITIAL DEED OF ALLOCATION

- Initial Deed of Allocation former Fiat shareholders

[insert date]

PRIVATE DEED OF INITIAL ALLOCATION

relating to the initial allocation of Special Voting Shares in the capital of Fiat Chrysler Automobiles N.V.

PRIVATE DEED OF INITIAL ALLOCATION OF SPECIAL VOTING SHARES

IN THE CAPITAL OF FIAT CHRYSLER AUTOMOBILES N.V. ON ACCOUNT OF

THE SPECIAL CAPITAL RESERVE

dated [*]

PARTIES:

(1)	All Initial Qualifying Shareholders listed in Annex A (the Shareholders and each Initial Qualifying Shareholder a Shareholder); and

(2)	Fiat Chrysler Automobiles N.V., a company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands having its official seat in Amsterdam, the Netherlands, and its office address at —, United Kingdom, (the Company).

WHEREAS:

(A)       On this day, [*] a cross-border statutory merger (grensoverschrijdende fusie) became effective pursuant to which Fiat S.p.A. (Fiat) has ceased to exist as a standalone entity and the Company acquired all Fiat’s assets and assumed all Fiat’s liabilities under universal title of succession (algemene titel) against the allotment of common shares in the share capital of the Company to the shareholders of Fiat at the time of effectiveness of the statutory merger (the Merger).

(B)       This deed concerns an issue of Special Voting Shares in the share capital of the Company as described in clause 6 of the terms and conditions with respect to the special voting shares published on the website of Fiat (www.—.com) (the Special Voting Shares Terms and Conditions). Defined terms in this deed will have the meaning as set out in the Special Voting Shares Terms and Conditions, unless otherwise defined herein.

(C)       Each of the Shareholders has complied with the requirements set out below and is therefore Initial Qualifying Shareholder in the meaning of clause 6 of the Special Voting Shares Terms and Conditions:

(i)	Each of the Shareholders has uninterruptedly held Common Shares in Fiat from the record date preceding the Fiat EGM up to the Merger Execution Date, as appears from the Initial Broker Confirmation Statement;

(ii)	Each of the Shareholders was present or represented by proxy at the Fiat EGM, as appears from the attendance list;

(iii)	Each of the Shareholders timely submitted a duly completed Initial Election Form, each of which contains a Power of Attorney; and

(iv)	Each of the Shareholders has timely submitted an Initial Broker Confirmation Statement.

(D)       Pursuant to this deed, the Company now wishes to act upon the initial election and will therefore hereby issue in aggregate [*] ([*]) Special Voting Shares (the New Special Voting Shares) and as such, more specifically, to each Shareholder such number of Special Voting Shares as is specified in Annex A in relation to such relevant Shareholder.

(E)         On [*] 2014 the board of directors of the Company resolved in a resolution (the Resolution) to issue, amongst other, the New Special Voting Shares in the capital of the Company, with a nominal value of one euro cent (€ 0.01) each for the purposes of the initial allocation.

(F)         The Company and each of the Shareholders will hereby effect the issue of the New Shareholders Special Voting Shares on the terms set out below.

IT IS AGREED:

1.     ISSUE

1.1         The Company hereby issues to each Shareholder such number of New Special Voting Shares as is specified in Annex A in relation to such relevant Shareholder on the terms set out in the Special Voting Shares Terms and Conditions, the Resolution and in this deed and each of the Shareholders hereby accepts the same from the Company.

1.2         The Company shall register the New Special Voting Shares in its shareholders’ register with the entry of the corresponding Common Shares in the Loyalty Intermediary Account. No share certificates shall be issued for the New Special Voting Shares.

2.     OBLIGATION TO PAY

The New Special Voting Shares are issued at par and therefore against an obligation to pay one euro cent (€ 0.01) per New Special Voting Share, which will be fully paid up in cash on account of the special capital reserve of the Company.

3.     RESCISSION

The Company and each of the Shareholders waive their right to rescind the agreement contained in this deed or to demand rescission thereof in accordance with Section 6:265 of the Dutch Civil Code.

4.     GOVERNING LAW

This deed shall be governed by, and interpreted in accordance with, the laws of the Netherlands.

SIGNATURE

This deed is signed by duly authorised representatives of the parties:

SIGNED by                                                                      )         SIGNATURE

                                                                                           )

for and on behalf of                                                           )

each of the Shareholders listed in Annex A                     )         NAME:

SIGNED by

                                                                                            )         SIGNATURE:

                                                                                            )

for and on behalf of

Fiat Chrysler Automobiles N.V.                                      )

                                                                                            )         NAME:

EXHIBIT G

CHANGE OF CONTROL NOTIFICATION

CHANGE OF CONTROL NOTIFICATION

TO NOTIFY FIAT CHRYSLER AUTOMOBILES N.V. OF THE

OCCURRENCE OF A CHANGE OF CONTROL RELATING TO THE HOLDER OF

COMMON SHARES REGISTERED IN THE LOYALTY REGISTER

Please read, complete and sign this Change of Control Notification in accordance with the instructions contained herein.

This Change of Control Notification should be read in conjunction with the Special Voting Shares Terms and Conditions, which are available on the corporate website of Fiat Chrysler Automobiles N.V. (the Company), www.—.com. Capitalized terms used but not defined in this notification will have the same meaning as set out in the Special Voting Shares Terms and Conditions.

Please send the duly completed Change of Control Notification together with a duly completed De-Registration Form, which is available on the corporate website of the Company,www.—.com, to [insert name Agent].

1.	DECLARATION OF CHANGE OF CONTROL

I hereby declare that a Change of Control has occurred in relation to the undersigned, as holder of Common Shares registered in the Loyalty Register of the Company. This Change of Control Notification is accompanied by the attached duly completed De-Registration Form in relation to all Common Shares as stated under Paragraph 4 of this Change of Control Notification.

2.	DATE AND CAUSE OF CHANGE OF CONTROL

Date on which the Change of Control occurred.
Date:

Cause of Change of Control.

3.	PERSONAL DETAILS OF HOLDER

Name(s) of Holder(s):

Address:

City:	Zip Code:

Country:

Capacity, if applicable (full title):

Phone Number:

E-mail address:

(This change of control notification must be signed by the registered holder(s) exactly as such name(s) appear(s) in the Loyalty Register of the Company).

If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, please provide the necessary information above, including full title.

4.	NUMBER OF COMMON SHARES REGISTERED IN THE LOYALTY REGISTER

Aggregate number of Common Shares registered in the Loyalty Register of the Company in your name.
Common Shares

5.	GOVERNING LAW, DISPUTES

This Change of Control Notification is governed by and construed in accordance with the laws of the Netherlands. Any dispute in connection with this Change of Control Notification will be brought before the courts of Amsterdam, the Netherlands.

SIGNATURE

Shareholder’s signature

Name of shareholder

Date:

PLEASE RETURN THIS CHANGE OF CONTROL NOTIFICATION TO                              [insert name of Agent] AT THE BELOW MENTIONED ADDRESS

[INSERT ADDRESS [AND FACSIMILE NUMBER] FOR AGENT]

APPENDIX D—SPECIAL VOTING SHARE ELECTION FORM

ELECTION FORM

—

PO BOX —

—

Date:

Company:                    Fiat Chrysler Automobiles N.V.

Registration:

Holder Account:

Number:

Document I.D.:

Our Reference:

Dear Shareholder:

Please read, complete and sign this Election Form in accordance with the instructions contained herein, to elect to receive special voting shares in the capital of Fiat Chrysler Automobiles N.V. (the Company).

This Election Form should be read in conjunction with the Special Voting Shares Terms and Conditions, which documentation is available on the investor relations page on the corporate website of the Company www.—.com.

Please send the completed Election Form to:

Computershare

PO Box —

—

By submitting this Election Form you are hereby requesting to obtain special voting shares in the share capital of the Company.

If you do not correctly complete this Election Form or if this Election Form is not received by Computershare, the common shares in the share capital of the Company for which you elect registration will not be registered in the loyalty register of the Company.

Questions can be directed to toll free within the US: [855-807-3164] or outside the US: [732-491-0514]. Our telephone representatives are available on business days between the hours of 8:30 a.m. and 5:00 p.m. EST. Our automated phone system is available 24 hours a day, 7 days a week, but it is only appropriate for getting routine information.

Sincerely,

Service Representative

Enclosure: Election form (Form code)

ELECTION FORM

FOR THE REGISTRATION OF COMMON SHARES IN THE SHARE CAPITAL OF

FIAT CHRYSLER AUTOMOBILES N.V. (THE ‘COMPANY’)

ON THE UNITED STATES LOYALTY REGISTER

Return this completed Election Form accompanied by your DRS Statement to:

Computershare

P.O. Box —

—

Registered Owner:

Registered Owner Address:

Account Number:

Issue ID:

NUMBER OF COMMON SHARES IN THE SHARE CAPITAL OF THE COMPANY FOR WHICH YOU ELECT TO RECEIVE SPECIAL VOTING SHARES IN THE SHARE CAPITAL OF THE COMPANY

Please print the number of common shares in the share capital of the Company held in your name as to which you elect to be registered in the loyalty register (the Loyalty Register) of the Company.

Number of common shares: ……………………………………………(the Electing Common Shares).

If this form is completed improperly, then such holder(s) will not be considered to have made a proper election.

If the Electing Common Shares are currently held with a broker in DTC the broker must first withdraw the Electing Common Shares from DTC and register the Electing Common Shares in the shareholder’s name. The shareholder will be sent a DRS statement. The shareholder must then send the DRS statement and this completed election form to Computershare Inc.

If the number of Electing Common Shares is less than the number of common shares in the share capital of the Company in your account a new DRS statement will be generated reflecting the transaction.

DECLARATION AND POWER OF ATTORNEY

By returning this Election Form, duly completed, you irrevocably and unconditionally:

(a)	agree to be bound by the Special Voting Shares Terms and Conditions, as published on the Company’s website; and
(b)	authorize and instruct Computershare Inc. to represent you and act on your behalf in connection with any issuance, allocation, acquisition, transfer and/or repurchase of any special voting share in the capital of the Company and the registration in the Loyalty Register and the Company’s shareholders’ register of the Electing Common Shares in the name of the shareholder in accordance with and pursuant to the Special Voting Shares Terms and Conditions.

GOVERNING LAW, DISPUTES

This Election Form is governed by and construed in accordance with the laws of the Netherlands. Any dispute in connection with this Election Form will be brought before the courts of Amsterdam, the Netherlands.

DIRECTION TO DIRECTLY REGISTER COMMON SHARES IN THE SHARE CAPITAL OF THE COMPANY UPON ELECTION

The Electing Common Shares as to which registration in the Loyalty Register is requested and the special voting shares in the share capital of the Company WILL NOT be DTC eligible. All such Electing Common Shares and special voting shares in the share capital of the Company will be uncertificated and registered only in the books of the Company in accordance with the instructions below. A statement of holdings will be sent to the Loyalty Register shareholder.

Signature of holders(s)	Capacity if applicable

Name of holders(s)	Date

This form must be signed by the registered holder(s) exactly as such name(s) appear on the Company’s shareholder register. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, please provide the necessary documentation and information above, including full title.

Return this completed Election Form accompanied by your DRS Statement to:

Computershare

P.O. Box —

—

ELECTION FORM

FOR THE REGISTRATION OF COMMON SHARES IN THE SHARE CAPITAL OF

FIAT CHRYSLER AUTOMOBILES N.V. (THE ‘COMPANY’)

IN THE LOYALTY REGISTER (ITALIAN BRANCH)

To: Computershare S.p.A., [Via Nizza 262/73, Torino, Italy,] as Agent for the Company.

To be advanced by fax: — or by e-mail to “—”.

Disclaimer

This Election Form shall be completed and signed in accordance with the instructions contained herein, to elect to receive special voting shares (the Special Voting Shares) in the share capital of the Company.

This Election Form should be read in conjunction with the Special Voting Shares - Terms and Conditions, which documentation is available on the corporate website of the Company (www.—.com).

By submitting this Election Form duly completed and signed to the Agent above, you are hereby electing to obtain Special Voting Shares and the common shares (the Common Shares) in the share capital of the Company for which you elect registration will be registered in the loyalty register (the Loyalty Register) of the Company.

1.	Data of electing shareholder who requests registration of his Common Shares in the Loyalty Register (Italian Branch) in order to receive Special Voting Shares

Name and surname or Corporate name …………………………………………………………………………

Date of birth … /…/…… Place of birth ………………………………… Tax code ……………………………

Address or registered seat ………………………………………………………………………………

Tel. ………………………… E-mail ……………………………………………(the Electing Shareholder).

(if the signing party acts on behalf of the Electing Shareholder, please fill in the following table including data relating to the signing party)

Name and surname ………………………………………… In the quality of ……………………………

Date of birth …/…/…… Place of birth ……………………………………………………………………

Tel. ………………………… E-mail ……………………………………………

2.	Number of Common Shares in relation to which the registration in the Loyalty Register is requested in order to receive Special Voting Shares

No. of Common Shares ……………… Average book value (for Italian residents tax purpose) …………

Depositary intermediary ……………………………………Security Account no. ………………………

Reference for payment of dividends (bank) ………………………………………………………………

IBAN …………………………………………… BIC/SWIFT Code ……………………………………

3.	Declaration and power of attorney

The Electing Shareholder, through the transmission of this Election Form, duly completed, irrevocably and unconditionally:

a) agrees to be bound by the Special Voting Shares Terms and Conditions, published on the Company’s website;

b) authorizes and irrevocably instructs Computershare S.p.A. as Agent who acts also on behalf of the Company, to represent the Electing Shareholder and acts on his/her/its behalf in connection with any issuance, allocation, acquisition, transfer and/or repurchase of any Special Voting Share, the transfer of the Common Shares to the Loyalty Intermediary Account (as defined in the Special Voting Shares Terms and Conditions) and the registration in the Loyalty Register in the name of the Electing Shareholder of the Common Shares as to which such registration is requested in accordance with and pursuant to the Special Voting Shares Terms and Conditions;

c) accepts that the Special Voting Shares will be uncertificated and registered only in the books of the Company.

4.	Governing law and disputes

This Election Form is governed by and construed in accordance with the laws of the Netherlands. Any dispute in connection with this Election Form will be brought before the courts of Amsterdam, the Netherlands, as provided by Special Voting Shares Terms and Conditions.

The Electing Shareholder                                       (signature)

5.	Depositary intermediary

The depositary intermediary:

a) confirms the number of Common Shares owned by the Electing Shareholder at the date of this Election Form;

b) accepts that the Common Shares will be registered in the Loyalty Intermediary Account managed by the Company and the Special Voting Shares will be uncertificated and registered only on the books of the Company.

Tel. ………………… e-mail ……………………………………………………………………

The Depositary Intermediary	(Stamp and signature)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Pursuant to Dutch law, FCA’s directors and officers may be liable to FCA for improper or negligent performance of their duties. They may also be liable to third parties for damages in the event of bankruptcy, default on tax or social security payments, improper performance of duties, or tort. In certain circumstances, directors or officers may also incur criminal liability.

Under the FCA Articles of Association, FCA is required to indemnify its directors, officers, former directors, former officers and any person who may have served at FCA’s request as a director or officer of another company in which FCA owns shares or of which FCA is a creditor who were or are made a party or are threatened to be made a party or are involved in, any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative or investigative (each a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, against any and all liabilities, damages, reasonable and documented expenses (including reasonably incurred and substantiated attorney’s fees), financial effects of judgments, fines, penalties (including excise and similar taxes and punitive damages) and amounts paid in settlement in connection with such Proceeding by any of them. Notwithstanding the above, no indemnification shall be made in respect of any claim, issue or matter as to which any of the above-mentioned indemnified persons shall be adjudged to be liable for gross negligence or wilful misconduct in the performance of such person’s duty to FCA. This indemnification by FCA is not exclusive of any other rights to which those indemnified may be entitled otherwise.

The provisions of Dutch law governing the liability of directors and officers are mandatory in nature. Although Dutch law does not provide for any provisions with respect to the indemnification of directors and officers, the concept of indemnification of directors and officers of a company for liabilities arising from actions undertaken because of their position in the company is, in principle, accepted in the Netherlands.

The Group has purchased and will maintain insurance for the benefit of its directors and officers which, subject to policy terms and limitations, includes coverage to reimburse directors and officers of FCA and its subsidiaries for all costs that are incurred in the defense of any action, suit or proceeding to which such directors or officers are made party in their capacity as such or as director or officer of a company in which FCA owns shares.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

The following exhibits are filed as part of this registration statement, unless otherwise indicated.

2.1	Merger Plan between Fiat S.p.A. and Fiat Investments N.V. (to be renamed Fiat Chrysler Automobiles N.V.), dated as of June 15, 2014
3.1	English translation of the Articles of Association of Fiat Investments N.V. (to be renamed Fiat Chrysler Automobiles N.V.)
3.2	English translation of the Deed of Incorporation of Fiat Investments N.V. (to be renamed Fiat Chrysler Automobiles N.V.)

4.1	Terms and Conditions of the Global Medium Term Notes
4.2	Deed of Guarantee, dated as of March 19, 2013, by Fiat S.p.A. in favour of the Relevant Account Holders and the holders for the time being of the Notes and the interest coupons appertaining to the Notes
5.1	Opinion of Loyens & Loeff N.V. as to the legality of the securities being registered
8.1	Opinion of Loyens & Loeff N.V. with respect to material Dutch tax consequences of the transaction
8.2	Opinion of Maisto e Associati with respect to material Italian tax consequences of the transaction
8.3	Opinion of Sullivan & Cromwell LLP with respect to material U.K. tax consequences of the transaction
8.4	Opinion of Sullivan & Cromwell LLP with respect to material U.S. tax consequences of the transaction
11.1	Statement regarding computation of per share earnings (incorporated by reference to Note 12 of the Fiat Consolidated Annual Financial Statements included in the prospectus that forms a part of this Registration Statement)
21.1	Subsidiaries
23.1	Consent of Reconta Ernst & Young S.p.A.
23.2	Consent of Deloitte & Touche S.p.A.
23.3	Consent of Loyens & Loeff N.V. (included in Exhibit 5.1)
23.4	Consent of Loyens & Loeff N.V. (included in Exhibit 8.1)
23.5	Consent of Maisto e Associati (included in Exhibit 8.2)
23.6	Consent of Sullivan & Cromwell LLP (included in Exhibits 8.3 and 8.4)
24.1	Power of Attorney (included in the Signature Pages hereto)
99.1	English translation of Fiat exchange ratio report provided by Reconta Ernst & Young S.p.A.
99.2	Consent of Reconta Ernst & Young S.p.A.

Item 22. Undertakings

(a)	The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(b)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable, In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, United Kingdom on this third day of July, 2014.

FIAT INVESTMENTS N.V.

By: /s/ Richard K. Palmer
Name: Richard K. Palmer
Title: Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below severally constitutes and appoints each of Richard K. Palmer and Giorgio Fossati (with full power to each of them to act alone), his or her true and lawful attorney-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act of 1933 (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of the Securities and any Blue Sky laws or other securities laws of any of the states of the United States of America in order to effect the registration or qualification (or exemption therefrom) of the said securities for issue, offer, sale or trade under the Blue Sky laws or other securities laws of any of such states and in connection therewith to execute, acknowledge, verify, deliver, file and cause to be published applications, reports, consents to service of process, appointments of attorneys to receive service of process and other papers and instruments which may be required under such laws, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her capacity as an attorney-in-fact or in any other capacity with respect to this Registration Statement and any registration statement in respect of the Securities that is to be effective upon filing pursuant to Rule 462(b) (collectively, the “Registration Statement”) and/or such other form or forms as may be appropriate to be filed with the Commission or under or in connection with any Blue Sky laws or other securities laws of any state of the United States of America or with such other regulatory bodies and agencies as any of them may deem appropriate in respect of the Securities, and with respect to any and all amendments, including post-effective amendments, to this Registration Statement and to any and all instruments and documents filed as part of or in connection with this Registration Statement.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 3, 2014:

Signature	Title

/s/ Sergio Marchionne Sergio Marchionne	Principal Executive Officer and Director

/s/ Richard K. Palmer Richard K. Palmer	Principal Financial Officer, Principal Accounting Officer and Director

/s/ Derek Neilson Derek Neilson	Director

/s/ Richard K. Palmer Richard K. Palmer	Authorized Representative in the United States